FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207677-05

PROSPECTUS

$826,272,000 (Approximate)

GS Mortgage Securities Trust 2017-GS6

(Central Index Key Number 0001704459)

as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

as Sponsor and Mortgage Loan Seller

Commercial Mortgage Pass-Through Certificates, Series 2017-GS6

GS Mortgage Securities Corporation II is offering certain classes of the Commercial Mortgage Pass-Through Certificates, 2017-GS6 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class D, Class X-D, Class E, Class F, Class G and Class R certificates and the retained interest) represent the ownership interests in the issuing entity, which will be a New York common law trust named GS Mortgage Securities Trust 2017-GS6. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payment on the certificates and the retained interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the retained interest will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 6th day of each month (or if the 6th day is not a business day, the next business day), commencing in June 2017. The rated final distribution date for the offered certificates is May 2050.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$15,431,000		1.945%	Fixed	May 2022
Class A-2	$250,000,000		3.164%	Fixed	March 2027
Class A-3	$359,651,000		3.433%	Fixed	April 2027
Class A-AB	$29,390,000		3.230%	Fixed	September 2026
Class X-A	$738,619,000	(3)	1.199%	Variable IO(4)	May 2027
Class X-B	$87,653,000	(3)	0.439%	Variable IO(4)	May 2027
Class A-S	$84,147,000		3.638%	Fixed	May 2027
Class B	$45,579,000		3.869%	Fixed	May 2027
Class C	$42,074,000		4.322%	Fixed(5)	May 2027

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 51 of this prospectus.

      None of the certificates, the retained interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

      The certificates and the retained interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsor, depositor, any of their affiliates or any other entity.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND STATE REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. GS MORTGAGE SECURITIES CORPORATION II WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ON ANY AUTOMATED QUOTATION SYSTEM OF ANY SECURITIES ASSOCIATION.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Goldman Sachs & Co. LLC, Academy Securities, Inc. and Drexel Hamilton, LLC, will purchase the offered certificates from GS Mortgage Securities Corporation II and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Goldman Sachs & Co. LLC is acting as lead manager and sole bookrunner. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about May 31, 2017. We expect to receive from this offering approximately 110.3% of the initial aggregate principal balance of the offered certificates, plus accrued interest from May 1, 2017, before deducting expenses payable by us.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$826,272,000	100%	$826,272,000	$95,764.93

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Goldman Sachs & Co. LLC
Lead Manager and Sole Bookrunner

Academy Securities	Drexel Hamilton

Co-Managers

May 22, 2017

GS MORTGAGE SECURITIES TRUST 2017-GS6

Commercial Mortgage Pass-Through Certificates, Series 2017-GS6

Idaho
1 property
$15,331,953
1.6% of total
Missouri
1 property
$741,581
0.1% of total
Minnesota
1 property
$1,508,733
0.2% of total
Illinois
6 properties
$10,254,268
1.1% of total
Indiana
2 properties
$13,142,126
1.4% of total
Michigan
4 properties
$5,973,558
0.6% of total
Pennsylvania
1 property
$7,500,000
0.8% of total
New York
3 properties
$52,033,161
5.4% of total
Massachusetts
1 property
$5,900,000
0.6% of total
New Jersey
4 properties
$50,976,300
5.3% of total
Ohio
5 properties
$20,642,596
2.2% of total
Maryland
1 property
$65,500,000
6.8% of total
Nevada
1 property
$37,000,000
3.9% of total
District of Columbia
1 property
$80,250,000
8.4% of total
Virginia
1 property
$80,000,000
8.3% of total
North Carolina
2 properties
$8,665,248
0.9% of total
California
11 properties
$247,907,030
25.8% of total
South Carolina
3 properties
$20,576,490
2.1% of total
Arizona
1 property
$5,063,205
0.5% of total
Georgia
5 properties
$32,413,655
3.4% of total
Colorado
3 properties
$77,562,787
8.1% of total
Texas
5 properties
$58,819,024
6.1% of total
Tennessee
1 property
$12,000,000
1.3% of total
Kentucky
2 properties
$2,638,151
0.3% of total
Florida
5 properties
$15,155,105
1.6% of total
Louisiana
1 property
$18,681,450
1.9% of total
Alabama
1 property
$12,895,000
1.3% of total
Percent of Initial Pool Balance
>10.0% – 25.8%
>5.0% – 10.0%
>1.0% – 5.0%
0.1% – 1.0%

Mortgaged Properties by Property Type

Multifamily 1.2%
Hospitality 3.4%
Self Storage 0.8%
Industrial 10.6%
Office 48.3%
Retail 17.0%
Mixed Use 18.7%

Summary of Certificates and Retained Interest

Certificate Summary

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(6)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Years)(7)	Principal Window(7)
Offered Certificates
Class A-1	$15,431,000		30.000	%(6)	1.945%	Fixed	May 2022	3.00	06/17 – 05/22
Class A-2	$250,000,000		30.000	%(6)	3.164%	Fixed	March 2027	9.57	09/26 – 03/27
Class A-3	$359,651,000		30.000	%(6)	3.433%	Fixed	April 2027	9.83	03/27 – 04/27
Class A-AB	$29,390,000		30.000	%(6)	3.230%	Fixed	September 2026	7.18	05/22 – 09/26
Class X-A	$738,619,000	(3)	NAP		1.199%	Variable IO(4)	May 2027	NAP	NAP
Class X-B	$87,653,000	(3)	NAP		0.439%	Variable IO(4)	May 2027	NAP	NAP
Class A-S	$84,147,000		21.000	%(6)	3.638%	Fixed	May 2027	9.93	04/27 – 05/27
Class B	$45,579,000		16.125	%(6)	3.869%	Fixed	May 2027	9.94	05/27 – 05/27
Class C	$42,074,000		11.625	%(6)	4.322%	Fixed(5)	May 2027	9.94	05/27 – 05/27

Non-Offered Certificates
Class D	$46,748,000		6.625	%(6)	3.243%	Fixed	May 2027	9.94	05/27 – 05/27
Class X-D	$46,748,000	(3)	NAP		1.282%	Variable IO(4)	May 2027	NAP	NAP
Class E	$17,530,000		4.750	%(6)	4.525%	Variable(8)	May 2027	9.94	05/27 – 05/27
Class F	$10,518,000		3.625	%(6)	4.525%	Variable(8)	May 2027	9.94	05/27 – 05/27
Class G	$33,893,308		0.000	%(6)	4.525%	Variable(8)	May 2027	9.94	05/27 – 05/27
Class R(9)	NAP		NAP		NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The Class X-A, Class X-B and Class X-D certificates, sometimes collectively referred to as the “Class X certificates”, will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on the Class X-A, Class X-B and Class X-D certificates at their respective pass-through rates based upon their respective notional amounts. The notional amount of each Class X certificate will be equal to the aggregate certificate balance of the related class(es) of certificates (the “related Class X class”) indicated below:

Class	Related Class X Class
Class X-A	Class A-1, Class A-2, Class, A-3, Class A-AB and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D certificates

(4)	The pass-through rate of each Class X certificate for any distribution date will equal the excess, if any, of (i) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (ii) the pass-through rate (or the weighted average of the pass-through rates, if applicable) of the related class X class(es) for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(5)	The pass-through rate of the Class C certificates for each distribution date will be a per annum rate equal to the lesser of (x) a fixed rate (described in the table as “Fixed”) at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

(6)	The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, are represented in the aggregate.

(7)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(8)	The pass-through rates of the Class E, Class F and Class G certificates for each distribution date will, in the case of each such class, be a per annum rate (described in the table as “Variable”) equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

(9)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

Retained Interest Summary

Non-Offered Eligible Vertical Interest	Approximate Initial Retained Interest Balance	Approximate Initial Retained Interest Rate	Retained Interest Rate Description	Assumed Final Distribution Date(1)	Weighted Average Life (Years)(2)	Principal Window(2)
Retained Interest	$24,170,112	4.525%	(3)	May 2027	9.60	06/17 – 05/27

(1)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(2)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to the retained interest are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(3)	Although it does not have a specified pass-through rate, the effective retained interest rate will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

The Class D, Class X-D, Class E, Class F, Class G and Class R certificates and the retained interest are not offered by this prospectus. Any information in this prospectus concerning such non-offered certificates or the retained interest is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates and Retained Interest	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	21
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	52
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	53
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
Office Properties Have Special Risks	58
Mixed Use Properties Have Special Risks	59
Retail Properties Have Special Risks	59
Industrial Properties Have Special Risks	61
Hospitality Properties Have Special Risks	62
Risks Relating to Affiliation with a Franchise or Hotel Management Company	64
Multifamily Properties Have Special Risks	65
Self-Storage Properties Have Special Risks	67
Condominium Ownership May Limit Use and Improvements	68
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	69
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	70
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	71
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	72
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	73
Risks Related to Zoning Non-Compliance and Use Restrictions	75
Risks Relating to Inspections of Properties	75
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	76
Insurance May Not Be Available or Adequate	76
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	78
Terrorism Insurance May Not Be Available for All Mortgaged Properties	79
Risks Associated with Blanket Insurance Policies or Self-Insurance	80
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	80
Limited Information Causes Uncertainty	80
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	81
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	82
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With

Another Originator’s Underwriting Criteria	83
Static Pool Data Would Not Be Indicative of the Performance of this Pool	83
Appraisals May Not Reflect Current or Future Market Value of Each Property	84
Seasoned Mortgage Loans Present Additional Risk of Repayment	85
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	85
The Borrower’s Form of Entity May Cause Special Risks	86
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	88
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	88
Other Financings or Ability To Incur Other Indebtedness Entails Risk	89
Tenancies-in-Common May Hinder Recovery	90
Risks Relating to Enforceability of Cross-Collateralization	91
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	91
Risks Associated with One Action Rules	91
State Law Limitations on Assignments of Leases and Rents May Entail Risks	92
Various Other Laws Could Affect the Exercise of Lender’s Rights	92
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	92
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	92
Increases in Real Estate Taxes May Reduce Available Funds	94
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of
Foreclosure and Reduce Net Proceeds	94
Risks Related to Conflicts of Interest	94
Interests and Incentives of the Originators, the Sponsor and Their Affiliates May Not Be Aligned With Your Interests	94
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	96
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	97
Potential Conflicts of Interest of the Operating Advisor	99
Potential Conflicts of Interest of the Asset Representations Reviewer	100
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	100
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	102
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	104
Other Potential Conflicts of Interest May Affect Your Investment	104
Other Risks Relating to the Certificates	105
The Certificates Are Limited Obligations	105
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	105
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	106
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	108
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	110
Subordination of the Subordinated Certificates Will Affect the

Timing of Distributions and the Application of Losses on the Subordinated Certificates	114
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	114
Payments Allocated to the Retained Interest or the Certificates Will Not Be Available to the Retained Interest or the Certificates, Respectively	114
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	114
Risks Relating to Modifications of the Mortgage Loans	119
The Sponsor May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	120
Risks Relating to Interest on Advances and Special Servicing Compensation	120
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	120
Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA	121
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	122
Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan	122
Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates	123
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	123
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	123
Tax Considerations Relating to Foreclosure	123
Description of the Mortgage Pool	125
General	125
Certain Calculations and Definitions	126
Definitions	126
Mortgage Pool Characteristics	133
Overview	133
Property Types	134
Mortgage Loan Concentrations	139
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	139
Geographic Concentrations	140
Mortgaged Properties With Limited Prior Operating History	141
Tenancies-in-Common	142
Condominium Interests	142
Fee Estates	142
Environmental Considerations	142
Redevelopment, Renovation and Expansion	144
Assessments of Property Value and Condition	145
Appraisals	145
Engineering Reports	145
Zoning and Building Code Compliance and Condemnation	145
Litigation and Other Considerations	146
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	146
Loan Purpose	146
Default History, Bankruptcy Issues and Other Proceedings	147
Tenant Issues	148
Tenant Concentrations	148
Lease Expirations and Terminations	149
Purchase Options and Rights of First Refusal	156
Affiliated Leases	156
Insurance Considerations	157
Use Restrictions	158
Appraised Value	158
Non-Recourse Carveout Limitations	158
Real Estate and Other Tax Considerations	159
Delinquency Information	160
Certain Terms of the Mortgage Loans	160
Amortization of Principal	160
Due Dates; Mortgage Rates; Calculations of Interest	160

Prepayment Protections and Certain Involuntary Prepayments	161
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	162
Defeasance; Collateral Substitution	163
Partial Releases	163
Escrows	164
Mortgaged Property Accounts	165
Exceptions to Underwriting Guidelines	165
Additional Indebtedness	166
General	166
Whole Loans	166
Mezzanine Indebtedness	166
Preferred Equity	168
Other Unsecured Indebtedness	168
The Whole Loans	169
General	169
1999 Avenue of the Stars Whole Loan	171
Lafayette Centre Whole Loan	179
Pentagon Center Whole Loan	183
U.S. Industrial Portfolio Whole Loan	187
GSK R&D Centre Whole Loan	192
CH2M Global Headquarters Whole Loan	196
Mack-Cali Short Hills Office Portfolio Whole Loan	200
Ericsson North American HQ Whole Loan	204
One West 34th Street Whole Loan	208
Additional Information	212
Transaction Parties	214
The Sponsor and Mortgage Loan Seller	214
Goldman Sachs Mortgage Company	214
Compensation of the Sponsor	217
The Originators	217
Overview	217
Origination and Underwriting Process	218
The Depositor	223
The Issuing Entity	224
The Trustee and Certificate Administrator	224
The Master Servicer and the Special Servicer	227
The Non-Serviced Whole Loans Special Servicer	230
General	233
The Operating Advisor and Asset Representations Reviewer	233
Credit Risk Retention	236
General	236
Qualifying CRE Loans	236
Retained Interest	236
Retained Interest Available Funds	236
Priority of Distributions on the Retained Interest	237
Allocation of Retained Interest Realized Loss	238
HRR Certificates	238
General	238
Retaining Third-Party Purchaser	239
Hedging, Transfer and Financing Restrictions	239
Operating Advisor	240
Representations and Warranties	240
Description of the Certificates	241
General	241
Distributions	242
Method, Timing and Amount	242
Available Funds	243
Priority of Distributions	245
Pass-Through Rates	247
Interest Distribution Amount	249
Principal Distribution Amount	249
Certain Calculations with Respect to Individual Mortgage Loans	251
Application Priority of Mortgage Loan Collections or Whole Loan Collections	252
Allocation of Yield Maintenance Charges and Prepayment Premiums	254
Assumed Final Distribution Date; Rated Final Distribution Date	255
Prepayment Interest Shortfalls	256
Subordination; Allocation of Realized Losses	257
Reports to Certificateholders and the Retained Interest Owner; Certain Available Information	259
Certificate Administrator Reports	259
Information Available Electronically	265
Voting Rights	269
Delivery, Form, Transfer and Denomination	270
Book-Entry Registration	270
Definitive Certificates	273
Certificateholder Communication	273
Access to Certificateholders’ Names and Addresses	273
Requests to Communicate	273
List of Certificateholders	274
Description of the Mortgage Loan Purchase Agreement	275
General	275
Dispute Resolution Provisions	283
Asset Review Obligations	283
Pooling and Servicing Agreement	284
General	284
Assignment of the Mortgage Loans	284
Servicing Standard	285

Subservicing	286
Advances	287
P&I Advances	287
Property Protection Advances	288
Nonrecoverable Advances	289
Recovery of Advances	290
Accounts	291
Withdrawals from the Collection Account	293
Servicing and Other Compensation and Payment of Expenses	295
General	295
Master Servicing Compensation	300
Special Servicing Compensation	302
Disclosable Special Servicer Fees	306
Certificate Administrator and Trustee Compensation	307
Operating Advisor Compensation	307
Asset Representations Reviewer Compensation	308
CREFC® Intellectual Property Royalty License Fee	308
Appraisal Reduction Amounts	309
Maintenance of Insurance	315
Modifications, Waivers and Amendments	318
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	322
Inspections	323
Collection of Operating Information	324
Special Servicing Transfer Event	324
Asset Status Report	326
Realization Upon Mortgage Loans	329
Sale of Defaulted Loans and REO Properties	331
The Directing Holder	334
General	334
Major Decisions	336
Asset Status Report	339
Replacement of Special Servicer	339
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	339
Servicing Override	343
Rights of Holders of Companion Loans	343
Limitation on Liability of Directing Holder	344
The Operating Advisor	345
General	345
Duties of Operating Advisor In General	345
Annual Report	347
Additional Duties of the Operating Advisor While an Operating
Advisor Consultation Event Has Occurred and is Continuing	348
Recommendation of the Replacement of the Special Servicer	348
Eligibility of Operating Advisor	348
Other Obligations of Operating Advisor	349
Delegation of Operating Advisor’s Duties	350
Termination of the Operating Advisor With Cause	350
Rights Upon Operating Advisor Termination Event	351
Waiver of Operating Advisor Termination Event	351
Termination of the Operating Advisor Without Cause	352
Resignation of the Operating Advisor	352
Operating Advisor Compensation	352
The Asset Representations Reviewer	353
Asset Review	353
Eligibility of Asset Representations Reviewer	357
Other Obligations of Asset Representations Reviewer	358
Delegation of Asset Representations Reviewer’s Duties	358
Assignment of Asset Representations Reviewer’s Rights and Obligations	358
Asset Representations Reviewer Termination Events	359
Rights Upon Asset Representations Reviewer Termination Event	360
Termination of the Asset Representations Reviewer Without Cause	360
Resignation of Asset Representations Reviewer	360
Asset Representations Reviewer Compensation	361
Limitation on Liability of Risk Retention Consultation Party	361
Replacement of the Special Servicer Without Cause	361
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	364
Termination of Master Servicer and Special Servicer for Cause	365
Servicer Termination Events	365
Rights Upon Servicer Termination Event	366

Waiver of Servicer Termination Event	368
Resignation of a Master Servicer or Special Servicer	368
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	368
Limitation on Liability; Indemnification	369
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	371
Dispute Resolution Provisions	372
Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder	372
Repurchase Request Delivered by a Party to the PSA	372
Resolution of a Repurchase Request	373
Mediation and Arbitration Provisions	375
Servicing of the Non-Serviced Mortgage Loans	376
Servicing of the U.S. Industrial Portfolio Whole Loan	378
Rating Agency Confirmations	384
Evidence as to Compliance	386
Limitation on Rights of Certificateholders to Institute a Proceeding	387
Termination; Retirement of Certificates	387
Amendment	388
Resignation and Removal of the Trustee and the Certificate Administrator	390
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	392
Certain Legal Aspects of Mortgage Loans	392
California	392
General	393
Types of Mortgage Instruments	393
Leases and Rents	393
Personalty	394
Foreclosure	394
General	394
Foreclosure Procedures Vary from State to State	394
Judicial Foreclosure	394
Equitable and Other Limitations on Enforceability of Certain Provisions	394
Nonjudicial Foreclosure/Power of Sale	395
Public Sale	395
Rights of Redemption	396
Anti-Deficiency Legislation	397
Leasehold Considerations	397
Cooperative Shares	397
Bankruptcy Laws	398
Environmental Considerations	403
General	403
Superlien Laws	403
CERCLA	403
Certain Other Federal and State Laws	404
Additional Considerations	404
Due-on-Sale and Due-on-Encumbrance Provisions	405
Subordinate Financing	405
Default Interest and Limitations on Prepayments	405
Applicability of Usury Laws	405
Americans with Disabilities Act	406
Servicemembers Civil Relief Act	406
Anti-Money Laundering, Economic Sanctions and Bribery	406
Potential Forfeiture of Assets	407
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	407
Pending Legal Proceedings Involving Transaction Parties	408
Use of Proceeds	408
Yield, Prepayment and Maturity Considerations	408
Yield Considerations	408
General	408
Rate and Timing of Principal Payments	409
Losses and Shortfalls	410
Certain Relevant Factors Affecting Loan Payments and Defaults	410
Delay in Payment of Distributions	411
Yield on the Certificates with Notional Amounts	411
Weighted Average Life	412
Pre-Tax Yield to Maturity Tables	416
Material Federal Income Tax Considerations	420
General	420
Qualification as a REMIC	420
Status of Offered Certificates	422
Taxation of Regular Interests	422
General	422
Original Issue Discount	423
Acquisition Premium	424
Market Discount	425
Premium	426
Election To Treat All Interest Under the Constant Yield Method	426
Treatment of Losses	426

Yield Maintenance Charge and Prepayment Premiums	427
Sale or Exchange of Regular Interests	427
Taxes That May Be Imposed on a REMIC	428
Prohibited Transactions	428
Contributions to a REMIC After the Startup Day	428
Net Income from Foreclosure Property	428
Bipartisan Budget Act of 2015	429
Taxation of Certain Foreign Investors	429
FATCA	430
Backup Withholding	430
Information Reporting	431
3.8% Medicare Tax on “Net Investment Income”	431
Reporting Requirements	431
Certain State and Local Tax Considerations	432
Method of Distribution (Underwriter)	432
Incorporation of Certain Information by Reference	433
Where You Can Find More Information	434
Financial Information	434
Certain ERISA Considerations	435
General	435
Plan Asset Regulations	435
Administrative Exemptions	436
Insurance Company General Accounts	437
Legal Investment	438
Legal Matters	439
Ratings	439
Index of Defined Terms	442

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	MORTGAGE POOL INFORMATION
ANNEX A-3	DESCRIPTION OF THE TOP 15 MORTGAGE LOANS
ANNEX B	FORM OF DISTRIBUTION DATE STATEMENT
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES
ANNEX E	CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSOR, THE MORTGAGE LOAN SELLER, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES— THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates and Retained Interest, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 21 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 51 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 442 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to GS Mortgage Securities Corporation II.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)       TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)       TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)       IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS” ); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA” ) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	GS Mortgage Securities Corporation II, a Delaware corporation. The depositor’s address is 200 West Street, New York, New York 10282 and its telephone number is (212) 902-1000. See “Transaction Parties—The Depositor”.

Issuing Entity	GS Mortgage Securities Trust 2017-GS6, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsor	The sponsor of this transaction is Goldman Sachs Mortgage Company, a New York limited partnership.

The sponsor is sometimes also referred to in this prospectus as the “mortgage loan seller”.

The sponsor originated, co-originated or acquired and will transfer to the depositor all of the mortgage loans.

See “Transaction Parties—The Sponsor and Mortgage Loan Seller”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association is expected to act as the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below that is part of a whole loan and serviced under the servicing agreement indicated in that table). The principal servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as special servicer with respect to all of the mortgage loans (other than any excluded special servicer loan) and any related companion loans other than with respect to any non-serviced whole loan set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and all special servicer non-major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The primary servicing office of Midland Loan Services, a Division of PNC Bank, National Association is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253- 9000. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan, referred to in this prospectus as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan and will be replaced as discussed under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed as the special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate, which is expected to purchase the Class E, Class F and Class G certificates and, on the closing date, is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan and the 1999 Avenue of the Stars whole loan). See “Pooling and Servicing Agreement—The Directing Holder” and “Credit Risk Retention”.

The special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.

Trustee	Wells Fargo Bank, National Association, a national banking association will act as trustee. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and its telephone number is (410) 884-2000. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and any related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders and the retained interest owner that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and receipt of notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	Subject to the rights of the holders of the serviced subordinate companion loan described under “The Mortgage Pool—The Whole Loans”, the directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan), as further described in this prospectus. The directing holder (other than with respect to, for so long as no 1999 Avenue of the Stars control appraisal period is continuing, the 1999 Avenue of the Stars whole loan) will generally be the controlling class certificateholder (or its representative) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). With respect to the controlling class representative, an “excluded loan” is a mortgage loan or whole loan with respect to which the controlling class representative or the holder of the majority of the controlling class certificates (by certificate balance) is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan (subject to certain exceptions), or any borrower party affiliate thereof. See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E, Class F and Class G certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reductions allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a controlling class representative or to exercise any of the rights of the holder of the majority of the controlling class certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a controlling class representative.

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate will purchase the Class E, Class F and Class G certificates and, on the closing date, is expected to be the initial directing holder with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan and the 1999 Avenue of the Stars mortgage loan) and serviced whole loans (other than the 1999 Avenue of the Stars whole loan).

With respect to the 1999 Avenue of the Stars whole loan, the initial directing holder will be the holder of the related subordinate companion loan, who will be entitled to exercise the rights of the holder of the subordinate companion loan under the related co-lender agreement. During the continuation of a 1999 Avenue of the Stars control appraisal period with respect to the 1999 Avenue of the Stars whole loan, the controlling class representative will be the directing holder for the 1999 Avenue of the Stars whole loan and will generally have the same consent and consultation rights with respect to the related whole loan as it does for the other mortgage loans (other than any non-serviced mortgage loan) in the pool. See “Description of the Mortgage Pool—The Whole Loans—1999 Avenue of the Stars Whole Loan”.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below is the initial directing holder (or the equivalent) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention
Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any non-serviced mortgage loan, any applicable excluded loan and, for so long as no 1999 Avenue of the Stars control appraisal period is continuing, the 1999 Avenue of the Stars mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan and, for so long as no 1999 Avenue of the Stars control appraisal period is continuing, the 1999 Avenue of the Stars mortgage loan), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the retained interest owner. Goldman Sachs Mortgage Company, the sponsor, is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the retained interest owner is a borrower, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations and Relationships	The originators, the sponsor, the underwriters, and the parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan and whole loan, the due date in May 2017 for that mortgage loan or whole loan (or, in the case of any mortgage loan or whole loan that has its first due date in June 2017, the date that would have been its due date in

May 2017 under the terms of that mortgage loan or whole loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about May 31, 2017.

Distribution Date	The fourth (4th) business day following each determination date. The first distribution date will be in June 2017.

Determination Date	The sixth (6th) day of each month or, if the sixth (6th) day is not a business day, then the business day immediately following such sixth (6th) day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates— Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	May 2022
Class A-2	March 2027
Class A-3	April 2027
Class A-AB	September 2026
Class X-A	May 2027
Class X-B	May 2027
Class A-S	May 2027
Class B	May 2027
Class C	May 2027

The rated final distribution date for the offered certificates will be the distribution date in May 2050.

Transaction Overview

On the closing date, the sponsor will sell the mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsor to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-GS6:

	●	Class A-1
	●	Class A-2
	●	Class A-3
	●	Class A-AB
	●	Class X-A
	●	Class X-B
	●	Class A-S
	●	Class B
	●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class D, Class X-D, Class E, Class F, Class G and Class R. In addition, the retained interest is not being offered by this prospectus.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class A-1	$15,431,000
Class A-2	$250,000,000
Class A-3	$359,651,000
Class A-AB	$29,390,000	(1)
Class X-A	$738,619,000	(2)
Class X-B	$87,653,000	(2)
Class A-S	$84,147,000
Class B	$45,579,000
Class C	$42,074,000

(1) The Class A-AB certificates have a certain priority with respect to reducing the certificate balance of those certificates to their scheduled principal balance, as described in this prospectus.

(2) Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class A-1	1.945%(1)
Class A-2	3.164%(1)
Class A-3	3.433%(1)
Class A-AB	3.230%(1)
Class X-A	1.199%(2)
Class X-B	0.439%(2)
Class A-S	3.638%(1)
Class B	3.869%(1)
Class C	4.322%(3)

(1) The pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S and Class B certificates for each distribution date will each be a per annum rate equal a fixed rate at the pass-through rate set forth opposite each such class in the table above.

(2) The pass-through rate of the Class X-A certificates for each distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate of the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

(3) The pass-through rate of the Class C certificates for each distribution date will be a per annum rate equal to the lesser of (x) a fixed rate at the pass-through rate set forth opposite such class in the table and (y) the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of offered certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and the special servicer are entitled to a servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00500% to 0.05250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans as to which a special servicing transfer event has occurred (including any related REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (other than a non-serviced whole loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection (other than penalty charges) of interest and principal (including scheduled payments, prepayments, balloon payments and payments at maturity) received on the related corrected loan for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal (or such higher rate as would result in a workout fee equal to $25,000) and (2) such lower rate as would result in a workout fee of $1,000,000.

A liquidation fee will generally be payable with respect to each specially serviced loan and any related REO property as to which the special servicer obtains a full, partial or discounted payoff from the related borrower and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds or insurance and condemnation proceeds. The liquidation fee for each specially serviced loan and any related REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) such lower rate as would result in a liquidation fee of $1,000,000; provided, however, that, except as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, no liquidation fee will be less than $25,000.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans will be paid by the master servicer out of the servicing fee described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator/trustee fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan, REO loan (including any non-serviced mortgage loan) at a per annum rate equal to 0.00704%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00261%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00022%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the retained interest owner.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to Commercial Real Estate Finance Council® as a license fee for use of their names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the retained interest owner.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the retained interest owner. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer and/or sub-servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any subservicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate
Lafayette Centre	0.00250%	0.25%
U.S. Industrial Portfolio	0.00250%	0.25%
GSK R&D Centre	0.00250%	0.25%
Mack-Cali Short Hills Office Portfolio	0.00250%	0.25%
Ericsson North American HQ	0.00250%	0.25%
One West 34th Street	0.00250%	0.25%

Distributions

A. Allocation Between
the Certificates and the
Retained Interest	The aggregate amount available for distributions to holders of the certificates and the retained interest owner on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated to (a) the retained interest, in an amount equal to the product of such amount multiplied by 2.52% and (b) the certificates, in an amount equal to the product of such amount multiplied by the difference between 100% and the percentage referenced in clause (a), in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.
B. Amount and Order of
Distributions on the Certificates	On each distribution date, funds available for distribution to the certificates, net of any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class X-B certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, to the extent of funds available for distribution of principal, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

	(A)	to the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex E to this prospectus for the relevant distribution date;

(B)	to the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above; and

(E)	to the Class A-AB certificates until their certificate balance has been reduced to zero, without regard to the Class A-AB scheduled principal balance, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above.

However, if the certificate balances of each class of certificates other than the Class A-1, Class A-2, Class A-3 and Class A-AB certificates have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third, to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed losses on the mortgage loans previously allocated to each such class, plus interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-AB certificates), to the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-S certificates), to the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds available for distributions of principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-AB, Class A-S and Class B certificates), to the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest;

Seventh, to the non-offered certificates, in the amounts and order of priority described in “Description of the Certificates— Distributions—Priority of Distributions”.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions— Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) and the retained interest can be found in “Description of the Certificates— Distributions—Interest Distribution Amount” and “Credit Risk Retention—Retained Interest”, respectively. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal and the retained interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—Retained Interest”, respectively.

D. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the retained interest, on the one hand, and the certificates, on the other hand, in accordance with their respective percentage allocation entitlement. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of
Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the allocation between the retained interest and the certificates and the corresponding entitlement to receive principal and interest on any distribution date in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class X-B certificates). Among the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class X-B certificates, payment rights of certain classes will be as more particularly described in “Description of the Certificates—Distributions” in this prospectus. It also shows the manner in which mortgage loan losses are allocated between the retained interest and the certificates and the manner in which the certificate allocations are further allocated in ascending order (beginning with certain Series 2017-GS6 certificates that are not being offered by this prospectus). Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. Principal losses on the mortgage losses allocated to the retained interest will reduce the retained interest balance. Although no principal payments or mortgage loan losses will be allocated to the Class R, Class X-A, Class X-B or Class X-D certificates, principal payments or mortgage loan losses will reduce the notional amount of the Class X-A certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class B or Class C certificates), the Class X-D certificates (to the extent such principal payments or mortgage loan losses are allocated to the Class D certificates), and, therefore, the amount of interest they accrue.

* Class X-A and Class X-B certificates are interest only.
** Other than the Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B or Class X-D certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the retained interest will reduce the retained interest balance.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-AB or Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B or Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—Retained Interest” for more detailed information regarding the subordination provisions applicable to the certificates and retained interest and the allocation of losses to the certificates and the retained interest.

F. Shortfalls in Available Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the retained interest and the certificates. The reduction in amounts available for distribution to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities:

	●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

	●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

	●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

	●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

	●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

	●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the retained interest, on the one hand, and the certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the certificates are required to be further allocated among the classes of certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—1999 Avenue of the Stars Whole Loan—Application of Payments,” “—Lafayette Centre Whole Loan—Application of Payments,” “—Pentagon Center Whole Loan—Application of Payments,” “—U.S. Industrial Portfolio Whole Loan—Application of Payments,” “—GSK R&D

Centre Whole Loan—Application of Payments,” “—CH2M Global Headquarters Whole Loan—Application of Payments,” “—Mack-Cali Short Hills Office Portfolio Whole Loan—Application of Payments,” “—Ericsson North American HQ Whole Loan— Application of Payments,” “—One West 34th Street Whole Loan—Application of Payments,” and “Yield, Prepayment and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of a REO loan related to a companion loan), unless the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

● protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

● maintain the lien on the related mortgaged property; and/or

● enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although they may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the retained interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 33 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee estate of the related borrower in 73 commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $959,131,421.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 33 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the table below is part of a larger whole loan, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and together with the pari passu companion loans, the “companion loans”). The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
1999 Avenue of the Stars	$95,500,000	9.96%	$137,260,000	$192,240,000	27.1%	49.4%	3.84x	2.12x
Lafayette Centre	$80,250,000	8.4%	$162,750,000	—	60.1%	60.1%	2.27x	2.27x
Pentagon Center	$80,000,000	8.3%	$130,000,000	—	55.3%	55.3%	2.72x	2.72x
U.S. Industrial Portfolio	$72,403,880	7.5%	$234,236,120	—	67.2%	67.2%	2.14x	2.14x
GSK R&D Centre	$65,500,000	6.8%	$72,500,000	—	39.9%	39.9%	4.74x	4.74x
CH2M Global Headquarters	$60,000,000	6.3%	$20,000,000	—	65.5%	65.5%	1.36x	1.36x
Mack-Cali Short Hills Office Portfolio	$49,800,000	5.2%	$74,700,000	—	45.1%	45.1%	3.28x	3.28x
Ericsson North American HQ	$45,600,000	4.8%	$58,000,000	—	69.1%	69.1%	1.98x	1.98x
One West 34th Street	$40,000,000	4.2%	$110,000,000	—	53.6%	53.6%	1.24x	1.24x

(1)	Calculated including the related pari passu companion loans but excluding the related subordinate companion loan(s).
(2)	Calculated including the related pari passu companion loans and the related subordinate companion loan(s).

The 1999 Avenue of the Stars whole loan, the Pentagon Center whole loan and the CH2M Global Headquarters whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, any related companion loan is referred to in this prospectus as a “serviced companion loan”, any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”, and any related subordinate companion loan is referred to in this prospectus as a “serviced subordinate companion loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate servicing agreement identified below relating to a related companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively as the “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Certificate-holder	Operating Advisor	Asset Representations Reviewer
Lafayette Centre	GSMS 2017-GS5	8.4%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	RREF III-D AIV RR, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
U.S. Industrial Portfolio	GSMS 2016-GS3	7.5%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	RREF III Debt AIV, LP	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
GSK R&D Centre	GSMS 2017-GS5	6.8%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	RREF III-D AIV RR, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Mack-Cali Short Hills Office Portfolio	CGCMT 2017-P7	5.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Deutsche Bank Trust Company Americas	Citibank, N.A.	RREF III-D AIV RR, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Ericsson North American HQ	GSMS 2017-GS5	4.8%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	RREF III-D AIV RR, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
One West 34th Street	BANK 2017-BNK4	4.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	RREF III Debt AIV, LP	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity). However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a due date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$959,131,421
Number of mortgage loans	33
Number of Mortgaged Properties	73
Range of Cut-off Date Balances	$5,687,500 to $95,500,000
Average Cut-off Date Balance	$29,064,589
Range of Mortgage Rates(2)	3.8300% to 5.2570%
Weighted Average Mortgage Rate(2)	4.4013%
Range of original terms to maturity	120 months to 121 months
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	112 months to 120 months
Weighted average remaining term to maturity	118 months
Range of original amortization terms(3)(4)	360 months to 360 months
Weighted average original amortization term(3)(4)	360 months
Range of remaining amortization terms(3)(4)	358 months to 360 months
Weighted average remaining amortization term(3)(4)	360 months
Range of Cut-off Date LTV Ratios (2)(5)	23.7% to 75.0%
Weighted average Cut-Off Date LTV Ratio (2)(5)	57.1%
Range of Maturity Date LTV Ratios(2)(6)	23.7% to 68.2%
Weighted average Maturity Date LTV Ratio(2)(6)	52.7%
Range of UW NCF DSCR(2)(7)	1.24 to 4.97
Weighted average UW NCF DSCR(2)(7)	2.38
Range of UW NOI Debt Yield(2)	5.8% to 23.3%
Weighted average UW NOI Debt Yield(2)	11.9%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon	53.8%
Partial Interest-Only Balloon	28.8%
Full-Term Amortizing Balloon(3)(8)	17.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each mortgage loan that is part of a whole loan, the related pari passu companion loan (but not any related subordinate companion loan) are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates.

(4)	Does not include one mortgage loan, representing approximately 7.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, which whole loan requires monthly principal payments of $125,000.

(5)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to one mortgage loan, representing approximately 1.0% of the initial pool balance, the Cut-off Date LTV Ratio was calculated using an “as-is” hypothetical appraised value assuming certain reserves were pre-funded. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 57.2%.

(6)	With respect to six mortgage loans, representing approximately 26.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date LTV Ratios were calculated using an “as stabilized” or “prospective as stabilized” Appraised Value assuming certain reserves were pre-funded instead of the related “as-is” Appraised Value. The weighted average Maturity Date LTV Ratio for the mortgage pool without making such adjustments is 53.5%.

(7)	With respect to one mortgage loan, representing approximately 7.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the UW NCF DSCR was calculated based on a monthly principal payment of $125,000 plus the amount of interest accrued on the outstanding principal balance of the whole loan during the related accrual period for the first 12 months following the closing date.

(8)	Includes one mortgage loan, representing 7.5% of the initial pool balance, which whole loan requires monthly debt service payments of (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the whole loan during the related interest accrual period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Two (2) of the mortgaged properties were part of a portfolio that secured a prior loan which was modified and extended by the previous lender, as described below.

With respect to the mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as Lafayette Centre and Pentagon Center, representing approximately 8.4% and 8.3%, respectively, of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, proceeds of the related mortgage loans provided acquisition financing for each borrower’s purchase of the related mortgaged properties. The mortgaged properties were previously financed as part of a 20 property office portfolio financing which was modified and extended in December 2010 by the previous lender.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on

Projections of Future Income	With respect to eight of the mortgaged properties, representing approximately 21.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed within 12 calendar months prior to the cut-off date, in a lease-up period or the subject of a major renovation that was completed and, therefore, the related mortgaged property has no prior operating history or the mortgage loan seller did not take the limited operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the borrower or any affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	One (1) mortgage loan, representing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, varies from the underwriting guidelines described under “Transaction Parties—The Sponsor and Mortgage Loan Seller”. See “Transaction Parties—The Originators—Origination and Underwriting Process—Exceptions to GSMC’s Disclosed Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which Goldman Sachs Mortgage Company, as sponsor, intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules, see “Credit Risk Retention”.

Information Available to

Certificateholders and the

Retained Interest Owner	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record and the retained interest owner, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the retained interest owner may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and the Retained Interest Owner; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) and the retained interest for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and the retained interest.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related REO property or the interests of any certificateholders or the retained interest owner in the mortgage loan or REO property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreement”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or defaulted serviced whole loans and/or related REO property and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (or defaulted serviced whole loan) and/or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the retained interest owner and any related companion loan holders (as a collective whole as if such certificateholders, retained interest owner and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs (the “lower-tier REMIC” and the “upper-tier REMIC” and each a “trust REMIC”) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●

It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In addition, certain non-recourse carveout guarantors may not be United States citizens. We cannot assure you that the lender will be able to collect on a guaranty from non-US citizens as such individuals or entities may be beyond the jurisdiction of United States courts. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsor make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. No mortgage loan will be insured or guaranteed by any government, governmental instrumentality, private insurer or (except as described above) other person or entity.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial and multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national, regional or local economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the quality of an office building’s tenants;

●	an economic decline in the business operated by the tenant;

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the physical attributes of the building with respect to the technological needs of the tenants, including the adaptability of the building to changes in the technological needs of the tenants;

●	the diversity of an office building’s tenants (or reliance on a single or dominant tenant);

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	the desirability of the area as a business location;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees; and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks,” “—Industrial Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”. See Annex A-2 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in
“—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	if the anchor tenant or shadow anchor tenant decides to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans (or related whole loans) that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Another issue for retail properties is that additional competing retail properties may be built in the areas where a retail mortgaged property is located and consumers may choose to shop at the newer retail property. These and other issues may cause affected retail stores to close, which may include anchor stores or shadow anchors for a mortgaged property.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use;

●	the location of the property; and

●	the property may be leased pursuant to a master lease with the related borrower.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	the quality of hospitality property management;

●	the presence or construction of competing hotels or resorts;

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	the lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	whether management contracts or franchise agreements are renewed or extended upon expiration;

●	desirability of particular locations;

●	location, quality and management company or franchise affiliation, each of which affects the economic performance of a hospitality property; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the physical attributes of the apartment building such as its age, condition, design, appearance, access to transportation and construction quality;

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the presence of competing properties and residential developments in the local market;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	outstanding building code violations or tenant complaints at the property;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain of the mortgage loans are secured by multifamily properties that have been the site of criminal activities. Perceptions by prospective tenants of the safety and reputation of the mortgaged real property may influence the cash flow produced by these mortgaged properties, particularly in the case of student housing facilities or properties leased primarily to students. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under the building are owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; and

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the retained interest owner to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. In many cases, the property manager will be an affiliate of the borrower and many not manage properties for non-affiliates. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, mixed use, retail and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, District of Columbia, Virginia, Colorado, Maryland, Texas, New York and New Jersey. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the retained interest owner.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See also representation number (40) in “Annex D-1—Mortgage Loan Seller Representations and Warranties” and any exceptions to that representation in “Annex D-2—Exceptions to Mortgage Loan Seller Representations and Warranties”.

See “Transaction Parties—The Originators—Origination and Underwriting Process” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the mortgaged properties are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for any additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, lab space, gas stations, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements.

However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies

In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides, sinkholes and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against

Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained

We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in (a) or (b) of the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). For example, with respect to 11 mortgaged properties, collectively representing approximately 25.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, all of the mortgaged properties are located in an area with a high degree of seismic activity. Seismic reports were prepared for each of the mortgaged properties and no mortgaged property has a seismic expected loss (SEL) greater than 20.0%. Material damage to the mortgaged properties as a result of an earthquake could adversely affect the operations and revenues at the mortgaged properties, as well as the borrowers’ ability make payments with respect to the related mortgage loan. The borrowers have not obtained a separate earthquake insurance policy covering the mortgaged properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the retained interest owner.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation number 16 in “Annex D-1—Mortgage Loan Seller Representations and Warranties” and any exceptions to that representation in “Annex D-2—Exceptions to Mortgage Loan Seller Representations and Warranties”.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 83% in 2017 (subject to annual decreases of 1% beginning in 2018 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual increases of $20 million beginning in 2018 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of the Top 15 Mortgage Loans” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsor’s access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the Retained Interest Owner; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections use in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the retained interest owner until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or property protection advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the retained interest owner. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the retained interest owner. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsor has conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreement” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Originators—Origination and Underwriting Process”.

A description of the review conducted by the sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsor and Mortgage Loan Seller—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”.

The representations and warranties made by the sponsor may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—The Sponsor May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreement”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by the sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-stabilized”, “prospective as stabilized” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Originators—Origination and Underwriting

Process” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Certain of the mortgage loans are seasoned mortgage loans. For example, with respect to the mortgage loans identified on Annex A-1 to this prospectus as U.S. Industrial Portfolio, GSK R&D Centre and Ericsson North American HQ, collectively representing approximately 19.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related mortgage loans were originated 8, 4 and 5 months prior to the cut-off date, respectively. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination; origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since the mortgage loans were originated.

In addition, any seasoned mortgage loan may not satisfy all of the sponsor’s underwriting standards. See “Transaction Parties—The Sponsor and Mortgage Loan Seller”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the retained interest owner if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans may have previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability To Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the retained interest owner as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders and the retained interest owner. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not presently require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its stated maturity date, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loans.

None of the sponsor, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or the special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loans or sell the mortgaged property on the stated maturity date. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsor and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsor and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsor originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsor will sell the mortgage loans to the depositor (an affiliate of Goldman Sachs Mortgage Company, the sponsor, one of the originators, and the initial risk retention consultation party, and of Goldman Sachs & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsor and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsor and its affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsor and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsor and/or its affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsor and its affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsor and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsor or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsor and its affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsor and its affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsor may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsor, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsor, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Goldman Sachs Mortgage Company, the sponsor, or its MOA is expected to hold the retained interest as the retained interest owner, and Goldman Sachs Mortgage Company is expected to be appointed as the initial risk retention consultation party by the retained interest owner. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the retained interest owner by whom it is appointed may have interests that are in conflict with those of certain certificateholders, in particular if the risk retention consultation party or the retained interest owner holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the retained interest owner by whom the risk retention consultation party was appointed (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan.

Further, various originators, sponsor and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsor prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan in this securitization. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of any certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GS Mortgage Securities Corporation II, the depositor, Goldman Sachs Bank USA, an originator, and Goldman Sachs Mortgage Company, the sponsor, an originator and the current holder of the 1999 Avenue of the Stars pari passu companion loans, a Lafayette Centre pari passu companion loan, the CH2M Global Headquarters pari passu companion loan and a One West 34th Street pari passu companion loan. In addition, Goldman Sachs Mortgage Company (or a “majority-owned affiliate” of Goldman Sachs Mortgage Company) is expected to be the retained interest owner and Goldman Sachs Mortgage Company is expected to be the initial risk retention consultation party. See “Transaction Parties—The Sponsor and Mortgage Loan Seller”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, master servicer, sub-servicer, the special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the GSMS 2017-GS6 non-offered certificates, the retained interest owner, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan seller will determine who will service mortgage loans that the mortgage loan seller originates in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or the special servicer enforces breaches of representations and warranties against the mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related co-lender agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and, for so long as no 1999 Avenue of the Stars control appraisal period is continuing, the 1999 Avenue of the Stars mortgage loan) and the retaining third-party purchaser of the HRR Certificates and has engaged Midland Loan Services, a Division of PNC Bank, National Association, as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loan). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsor, the mortgage loan seller, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation party, collateral property owners or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the retained interest owner if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower, a borrower sponsor or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsor, the mortgage loan seller, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation party or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the retained interest owner if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower, a borrower sponsor or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate will be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and, for so long as no 1999 Avenue of the Stars control appraisal period is continuing, the 1999 Avenue of the Stars mortgage loan) and the retaining third-party purchaser of the HRR Certificates. The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced loans under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The controlling class representative will be controlled by the majority of the controlling class certificateholders. Similarly, the special servicer may, at the direction of the holder of the subordinate companion loan, while such holder is the 1999 Avenue of the Stars directing holder, take actions with respect to the 1999 Avenue of the Stars whole loan that could adversely affect the holders of some or all of the classes of certificates.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders and the retained interest owner. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) or the directing holder (or equivalent entity) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the retained interest owner. Set forth below is the identity of the initial directing holder (or equivalent entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the servicing agreement under which it is expected to be serviced.

Whole Loan	Transaction / Servicing Agreement	Controlling Noteholder	Initial Controlling Class Representative / Directing Holder
1999 Avenue of the Stars	GSMS 2017-GS6	(1)	(1)
Lafayette Centre	GSMS 2017-GS5	GSMS 2017-GS5	RREF III-D AIV RR, LLC
Pentagon Center	GSMS 2017-GS6	GSMS 2017-GS6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(2)
U.S. Industrial Portfolio	GSMS 2016-GS3	GSMS 2016-GS3	RREF III Debt AIV, LP
GSK R&D Centre	GSMS 2017-GS5	GSMS 2017-GS5	RREF III-D AIV RR, LLC
CH2M Global Headquarters	GSMS 2017-GS6	GSMS 2017-GS6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.(2)
Mack-Cali Short Hills Office Portfolio	CGCMT 2017-P7	CGCMT 2017-P7	RREF III-D AIV RR, LLC
Ericsson North American HQ	GSMS 2017-GS5	GSMS 2017-GS5	RREF III-D AIV RR, LLC
One West 34th Street	BANK 2017-BNK4	BANK 2017-BNK4	RREF III-D AIV RR, LLC

(1)

The initial directing holder for the 1999 Avenue of the Stars is expected to be American General Life Insurance Company, as junior operating advisor, on behalf of the holders of the 1999 Avenue of the Stars subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—1999 Avenue of the Stars Whole Loan” in this prospectus.

(2)	Or an affiliate of KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

The special servicer, upon non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the retained interest, and they may have interests in conflict with those of the certificateholders and the retained interest owner. As a result, it is possible that such non-binding consultation with a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to any non-serviced mortgage loan under the pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement governing the servicing of any non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the retained interest owner, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the controlling class representative or the holder of the majority of the controlling class certificates (by certificate balance) (any such loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to the applicable excluded loan or otherwise seek to exert its influence over the special servicer in the event an applicable excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the Retained Interest Owner; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and, for so long as no 1999 Avenue of the Stars control appraisal period is continuing, the 1999 Avenue of the Stars mortgage loan). Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and it or an affiliate assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate with its due diligence on the mortgage loans prior to the closing date.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates or the retained interest, and it may have interests in conflict with those of the certificateholders and the retained interest owner. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F and Class G certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsor to perform due diligence on the mortgage loans originally identified by the sponsor for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsor was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsor as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer, or an affiliate, will constitute the initial directing holder with respect to the mortgage loans (other than any non-serviced mortgage loan, any applicable excluded loan and the 1999 Avenue of the Stars whole loan) and serviced whole loans (other than the 1999 Avenue of the Stars whole loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related co-lender agreement. See “Pooling and Servicing Agreement—The Directing Holder”, “Description of the Mortgage Pool—The Whole Loans—Lafayette Centre Whole Loan—Control and Consultation”, “—U.S. Industrial Portfolio Whole Loan—Consultation and Control”, “—GSK R&D Centre Whole Loan —Consultation and Control”, “—Mack-Cali Short Hills Office Portfolio Whole Loan —Consultation and Control”, “—Ericsson North American HQ Whole Loan—Consultation and Control” and “—One West 34th Street Whole Loan—Consultation and Control”.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and, for so long as no 1999 Avenue of the Stars control appraisal period is continuing, the 1999 Avenue of the Stars mortgage loan). Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and it or an affiliate assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate, with its due diligence on the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the B-piece buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement governing the servicing of any non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The special servicer (whether the special servicer or a successor) may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a companion loan holder, the retained interest owner, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties;

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including properties that compete with the mortgaged property for tenants and/or customers; and

●	tenants at the mortgaged property may have signed leases or letters of intent at a competing property controlled by the borrower sponsor.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsor, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates and the retained interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the retained interest, on one hand, and the certificates, on the other hand. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the retained interest owner will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you than an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

●	On September 30, 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of the European Union (the “Council”) has also published compromise proposals concerning the Securitization Regulation. On the December 8, 2016, The Economic and Monetary Affairs Committee of the European Parliament (“ECON”) agreed a number of compromise amendments to the Securitization Regulation (the “ECON Amendments”) which were adopted by the European Parliament on December 19, 2016. The current step in the legislative process is the trilogue discussions among the European Commission, the Council and representatives of the European Parliament which are taking place on a periodic basis, with sessions scheduled to be held until at least mid-June 2017. It is unclear at this time when the Securitization Regulation will become effective and which, if any, of the ECON Amendments will be included in the final regulation. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements, the European Commission’s proposal for the Securitization Regulation and the ECON Amendments. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsor, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset -backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the Certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the sponsor or the retaining third-party purchaser will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the sponsor or the retaining third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder or retained interest owner may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization, engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or if you buy the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or holders of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount other than a Class X certificate and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine loan lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the retained interest owner. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if the sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-D certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreement” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class or classes of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificate(s).

Interest-Only Class of Certificates	Related Class X Class
Class X-A	Class A-1, Class A-2, Class A-3, Class A-AB and Class A-S certificates
Class X-B	Class B and Class C certificates
Class X-D	Class D certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B and/or Class X-D certificates. Investors in the Class X-A, Class X-B and Class X-D certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A, Class X-B and Class X-D certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows are required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See “Description of the Mortgage Pool—Certain Calculations and Definitions”. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of any non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates and the retained interest balance of the retained interest, pro rata based on their respective percentage allocation entitlement as described in the prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates and the retained interest, pro rata based on their respective percentage allocation entitlement as described in the prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the certificates, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class X-D, Class E, Class F and Class G certificates to receive payments of principal and interest otherwise payable on their certificates will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class X-B certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class X-D, Class E, Class F and Class G certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class X-D, Class E, Class F and Class G certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class X-D, Class E, Class F and Class G certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to one (1) mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 1999 Avenue of the Stars, representing approximately 9.96% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, prior to the occurrence and continuance of a material mortgage loan event of default, any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan and any related subordinate companion loans on a pro rata basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—1999 Avenue of the Stars Whole Loan”.

Payments Allocated to the Retained Interest or the Certificates Will Not Be Available to the Retained Interest or the Certificates, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the certificates and the retained interest owner, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the certificates will not be available to satisfy any amounts due and payable to the retained interest. Likewise, amounts received and allocated to the retained interest will not be available to satisfy any amounts due and payable to the certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the certificates and the retained interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention—Retained Interest”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders and the retained interest owner generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related co-lender agreement and/or intercreditor agreement. With respect to any non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect any non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and any related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates or the retained interest owner in connection with any such vote. In all cases certificateholder voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of any non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the Retained Interest Owner; Certain Available Information” in this prospectus.

The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan, any applicable excluded loan and, for so long as no 1999 Avenue of the Stars control appraisal period is continuing, the 1999 Avenue of the Stars mortgage loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling note) will have limited consultation rights with respect to major decisions relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation party and the directing holder (or equivalent entity) under the pooling and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)      may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)     may act solely in the interests of the holders of the controlling class or the retained interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class or the retained interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)    may take actions that favor the interests of the holders of the controlling class or the retained interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)     will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the risk retention consultation party or the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the retained interest owner and, with respect to any serviced whole loan, for the benefit of the holders of any related companion loan (as a collective whole as if the certificateholders, retained interest owner and companion loan holders constituted a single lender taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing holder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loan as described in this prospectus. After the occurrence and during the continuance of a control termination event that relates to any Mortgage Loan, the special servicer may also be removed in certain circumstances (x) if a request is made by holders of voting rights evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances and the retained interest balance) and (y) upon receipt of approval by (i) holders of voting rights holding at least 75% of a quorum, (which, for this purpose, is the holders of voting rights evidencing at least 75% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances and the retained interest balance)) or (ii) evidencing more than 50% of each class of “non-reduced interests” (each class of certificates (other than the Class X-A, Class X-B and Class X-D certificates) and the retained interest outstanding that has not been reduced to less than 25% of its initial certificate balance or retained interest balance, as applicable, through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders and the retained interest owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the retained interest evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances and retained interest balance) of all principal balance certificates and the retained interest on an aggregate basis, and (ii) consist of at least three certificateholders, certificate owners or the retained interest owner that are not “risk retention affiliated” with each other).

The certificateholders and the retained interest owner will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of voting rights may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the voting rights will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the voting rights. The certificateholders and the retained interest owner will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to any non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment

The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related co-lender agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement or co-lender agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement or co-lender agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of any non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Servicing Mortgage Loan”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates or the retained interest;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder or retained interest owner may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the retained interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as property protection advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the retained interest.

The Sponsor May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

The sponsor is the sole warranting party in respect of the mortgage loans. Neither we nor any of our affiliates (except Goldman Sachs Mortgage Company in its capacity as the sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsor will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsor may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause the Trust REMICs to fail to qualify as REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreement”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the retained interest owner to receive distributions on the offered certificates and the retained interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Risks Relating to a Bankruptcy of an Originator, a Sponsor or the Depositor, or a Receivership or Conservatorship of Goldman Sachs Bank USA

In the event of the bankruptcy or insolvency of an originator, the sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GSBI”), an originator and the parent of Goldman Sachs Mortgage Company, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Goldman Sachs Mortgage Company, the sponsor and an originator, is an indirect, wholly-owned subsidiary of GSBI a New York State chartered bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GSBI were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GSBI were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship.

The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfer of the applicable mortgage loans by Goldman Sachs Mortgage Company to the depositor, will not qualify for the FDIC Safe Harbor. However, this transfer is not a transfer by a bank, and in any event, even if the FDIC Safe Harbor were applicable to this transfer, the FDIC Safe Harbor is non-exclusive. Additionally, an opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by Goldman Sachs Mortgage Company to the depositor, would generally be respected as a sale in the event of a bankruptcy or insolvency of Goldman Sachs Mortgage Company.

A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, the FDIC, a creditor, bankruptcy trustee or another interested party, including an entity transferring a mortgage loan, as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan by the sponsor was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful payments on the offered certificates would be delayed while a court resolves the claim.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to the sponsor. In January 2011, the former acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Opinion”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the former acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Opinion, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the retained interest continuing to hold the full non-notionally reduced amount of such certificates or the retained interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Realization on the Mortgage Loans That Are Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Holder of the Related Serviced Companion Loan

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced companion loan(s) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted serviced whole loan would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, given that, pursuant to the co-lender agreements for the serviced whole loans, the related serviced companion loan holders will not be the related whole loan controlling noteholder, and the trust as holder of the related mortgage loan will be the controlling noteholder (with the right to consent to material servicing decisions and replace the special servicer, as described in this prospectus), with respect to each serviced whole loan, the related serviced companion loan(s) may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to a defaulted mortgage loan and the related serviced companion loans, then the net proceeds realized by the certificateholders and the retained interest owner in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates

If a trust or trust fund issues certificates in book-entry form, you may experience delays in receipt of your payments and/or reports, since payments and reports will initially be made to the book-entry depository or its nominee. In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market, since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates. Additionally, your ability to pledge certificates to persons or entities that do not participate in The Depository Trust Company system, or otherwise to take action in respect of the certificates, may be limited due to lack of a physical security representing the certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for The Depository Trust Company, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates. See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration” in this prospectus and “Risk Factors—Book-Entry Securities May Delay Receipt of Payment and Reports and Limit Liquidity and Your Ability to Pledge Certificates” in this prospectus for a discussion of important considerations relating to not being a certificateholder of record.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the retained interest owner. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates, the retained interest owner and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the retained interest owner.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 33 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of approximately $959,131,421 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in May 2017, or with respect to any Mortgage Loan that has its first Due Date in June 2017, the date that would otherwise have been the related Due Date in May 2017.

Nine (9) of the Mortgage Loans, representing approximately 61.4% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus. Each Mortgage Loan and any related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

Of the Mortgage Loans to be included in the issuing entity:

●	Thirty-two (32) Mortgage Loans (together with the GSBI Mortgage Loan, the “GSMC Mortgage Loans”), representing approximately 98.8% of the Initial Pool Balance, were originated or co-originated by Goldman Sachs Mortgage Company, a New York limited partnership (“GSMC”); provided, however, that the Pentagon Center Whole Loan, which includes a Mortgage Loan representing approximately 8.3% of the Initial Pool Balance, was co-originated by GSMC and Morgan Stanley Bank, N.A. (“MSBNA”), the Mack-Cali Short Hills Office Portfolio Whole Loan, which includes a Mortgage Loan representing approximately 5.2% of the Initial Pool Balance, was co-originated by GSMC and Citi Real Estate Funding Inc. (“Citi”) and the One West 34th Street Whole Loan, which includes a Mortgage Loan representing approximately 4.2% of the Initial Pool Balance, was co-originated by GSMC and Wells Fargo Bank, National Association (“WFBNA”); and

●	One (1) Mortgage Loan (the “GSBI Mortgage Loan”), representing approximately 1.2% of the Initial Pool Balance, was originated by Goldman Sachs Bank USA, a New York State chartered bank (“GSBI”).

The GSBI Mortgage Loan was originated for sale to GSMC. GSMC has acquired or will acquire the GSBI Mortgage Loan on or prior to the Closing Date.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan seller and the mortgage loan seller will sell the Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity.

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pentagon Center, representing approximately 8.3% of the Initial Pool Balance, and as to which GSMC will act as mortgage loan seller, is part of a whole loan that was co-originated by GSMC and MSBNA. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 5.2% of the Initial Pool Balance, and as to which GSMC will act as mortgage loan seller, is part of a whole loan that was co-originated by GSMC and Citi. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One West 34th Street, representing approximately 4.2% of the Initial Pool Balance, and as to which GSMC will act as mortgage loan seller, is part of a whole loan that was co-originated by GSMC and WFBNA.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans and Whole Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan or Whole Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan or Whole Loan, and not against the related borrower’s other assets. The Mortgage Loans and Whole Loans are not insured or guaranteed by the sponsor, the mortgage loan seller or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans and Whole Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan or Whole Loans.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 and Annex A-3 may not equal the indicated total due to rounding. The information on Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on the May 31, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics on Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by the sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with one or more Subordinate Companion Loans is calculated without regard to such Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of May 2017 (or, in the case of any Mortgage Loan or Companion Loan that has its first due date in June 2017, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of May 2017); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan or Companion Loan during the amortization period. With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U.S. Industrial Portfolio, representing approximately 7.5% of the Initial Pool Balance, the Annual Debt Service reflects the aggregate monthly debt service payments during the initial 12 months following the Closing Date of (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the Mortgage Loan during the related interest accrual period. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan unless expressly stated otherwise).

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with Member of the Appraisal Institute (“MAI”) standards. With respect to each Mortgaged Property, the Appraised Value set forth on Annex A-1 to this prospectus is the “as-is” appraised value unless otherwise specified under “Description of the Mortgage Pool—Appraised Value” in this prospectus, and is in each case as determined by an appraisal made not more than 10 months prior to the origination date of the related Mortgage Loan or Whole Loan as described under “Appraisal Date” on Annex A-1 to this prospectus. The appraisals for certain of the Mortgaged Properties may state an “as stabilized,” “as complete,” “as repaired,” “hypothetical,” “prospective as-is,” “prospective as stabilized,” “value upon completion”, or “as renovated” value as well as an “as-is” value for such Mortgaged Properties that assumes that certain events will occur with respect to the re-tenanting, construction, renovation or repairs or other repositioning of the Mortgaged Property, and such “as stabilized” or other similar values may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1 to this prospectus. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 of this prospectus and the related footnotes. With respect to a Mortgage Loan secured by the portfolio of Mortgaged Properties, the Appraised Value represents the “as-is”, “as complete” or “as stabilized” value for the portfolio of Mortgaged Properties as a collective whole, which may be higher than the aggregate of the “as-is,” “as complete” or as stabilized” appraised value of the individual Mortgaged Properties. In addition, for certain Mortgage Loans, the LTV Ratio at Maturity was calculated based on the “as stabilized” appraised value for the related Mortgaged Property. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. We make no representation that any Appraised Value presented in this prospectus would approximate either the value of that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of Mortgaged Property as described under the definition of “LTV Ratio at Maturity”.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U.S. Industrial Portfolio, representing approximately 7.5% of the Initial Pool Balance, unless otherwise indicated, the Appraised Value, inclusive of an approximately 8% portfolio premium, of $456,000,000 represents the “as-is” value for the portfolio of Mortgaged Properties as a collective whole. The aggregate of the “as-is” appraised values of the individual Mortgaged Properties is $422,640,000.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1 to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” identifies each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other. There are no Crossed Groups in the Mortgage Pool.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 to this prospectus divided by (2) the Appraised Value (which in certain cases, may reflect a portfolio premium valuation) of the related Mortgaged Property or Mortgaged Properties set forth on Annex A-1 to this prospectus, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise; and

●	with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Spruce Street, representing approximately 1.0% of the Initial Pool Balance, the Cut-off Date LTV Ratio is calculated based on the “as-is” hypothetical appraised value of $13,000,000 which assumes remaining contractual obligations and costs of approximately $926,916 are expended, all of which was reserved in connection with the origination of the Mortgage Loan. The Cut-off Date LTV Ratio calculated using solely the “as-is” appraised value of the Mortgaged Property of $12,100,000 is 78.5%.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.

“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.

“DSCR”, “Debt Service Coverage Ratio”, “Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the DSCR is based on the aggregate Annual Debt Service that is due in connection with such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality, multifamily and manufactured housing community properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“LTV Ratio at Maturity”, “Maturity Date Loan-to-Value Ratio” or “Maturity Date LTV Ratio” with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of such Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or Mortgaged Properties shown on Annex A-1 to this prospectus, except as set forth below:

●	with respect to each Mortgage Loan that is part of a Whole Loan, the calculation of the LTV Ratio at Maturity is based on the aggregate Balloon Balance at maturity of such Mortgage Loan and the related Pari Passu Companion Loan(s), but not any related Subordinate Companion Loan(s) unless expressly stated otherwise;

●	with respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective LTV Ratio at Maturity was calculated using the related “as stabilized” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Maturity Date LTV Ratio (“As Stabilized”)	“As Stabilized” Appraised Value	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
1999 Avenue of the Stars	9.96%	24.0%	$970,000,000	27.1%	$860,000,000
Lafayette Centre	8.4%	56.5%	$430,000,000	60.1%	$404,000,000
Redlands Town Center	4.8%	62.0%	$75,000,000	62.8%	$74,000,000
Northern Trust Plaza	1.3%	53.3%	$20,500,000	58.1%	$18,800,000
2 Corporate Parkway	1.1%	60.4%	$15,750,000	62.6%	$15,200,000
Spruce Street	1.0%	59.7%	$13,700,000	67.6%	$12,100,000

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A-1 to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily, rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, rooms, beds or pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use (to the extent the related Mortgaged Property includes retail or office space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1 to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default or one or more specified trigger events under the loan documents, at which time the lockbox account converts to a Hard Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

The “Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the mortgage loan seller has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” in this prospectus.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the mortgage loan seller, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the mortgage loan seller and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 13 months past the Cut-off Date, in certain cases an appraiser’s estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the mortgage loan seller; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the mortgage loan seller included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment or (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$959,131,421
Number of Mortgage Loans	33
Number of Mortgaged Properties	73
Range of Cut-off Date Balances	$5,687,500 to $95,500,000
Average Cut-off Date Balance	$29,064,589
Range of Mortgage Rates(2)	3.8300% to 5.2570%
Weighted Average Mortgage Rate(2)	4.4013%
Range of original terms to maturity	120 months to 121 months
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	112 months to 120 months
Weighted average remaining term to maturity	118 months
Range of original amortization terms(3)(4)	360 months to 360 months
Weighted average original amortization term(3)(4)	360 months
Range of remaining amortization terms(3)(4)	358 months to 360 months
Weighted average remaining amortization term(3)(4)	360 months
Range of Cut-off Date LTV Ratios(2)(5)	23.7% to 75.0%
Weighted average Cut-off Date LTV Ratio(2)(5)	57.1%
Range of Maturity Date LTV Ratios (2)(6)	23.7% to 68.2%
Weighted average Maturity Date LTV Ratio(2)(6)	52.7%
Range of UW NCF DSCR(2)(7)	1.24 to 4.97
Weighted average UW NCF DSCR(2)(7)	2.38
Range of UW NOI Debt Yield(2)	5.8% to 23.3%
Weighted average UW NOI Debt Yield(2)	11.9%
Percentage of Initial Pool Balance consisting of:
Interest-Only Balloon	53.8%
Partial Interest-Only Balloon	28.8%
Full-Term Amortizing Balloon(3)(8)	17.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each Mortgage Loan that is part of a Whole Loan, the related Pari Passu Companion Loan (but not any related Subordinate Companion Loan) are included for the purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield unless otherwise expressly stated. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

(3)	Does not include Mortgage Loans that pay interest-only until their maturity dates.

(4)	Does not include one Mortgage Loan, representing approximately 7.5% of the Initial Pool Balance, which Whole Loan requires monthly principal payments of $125,000.

(5)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” Appraised Value. With respect to one Mortgage Loan, representing approximately 1.0% of the Initial Pool Balance, the Cut-off Date LTV Ratio was calculated using an “as-is hypothetical” Appraised Value assuming certain reserves were pre-funded. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any adjustments is 57.2%.

(6)	With respect to six Mortgage Loans, representing approximately 26.6% of the Initial Pool Balance, the respective Maturity Date LTV Ratios were calculated using an “as stabilized” or “prospective as stabilized” Appraised Value assuming certain reserves were pre-funded instead of the related “as-is” Appraised Value. The weighted average Maturity Date LTV Ratio for the mortgage pool without making such adjustments is 53.5%.

(7)	With respect to one Mortgage Loan, representing approximately 7.5% of the Initial Pool Balance, the UW NCF DSCR was calculated based on a monthly principal payment of $125,000 plus the amount of interest accrued on the outstanding principal balance of the Whole Loan during the related accrual period for the first 12 months following the Closing Date.

(8)	Includes one Mortgage Loan, representing 7.5% of the initial pool balance, which whole loan requires monthly debt service payments of (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the Whole Loan during the related interest accrual period.

The issuing entity will include nine (9) Mortgage Loans, representing approximately 23.4% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	11	$463,415,000	48.3%
General Suburban	7	244,900,000	25.5
CBD	4	218,515,000	22.8
Mixed Use	6	$179,174,451	18.7%
Office/Retail	3	82,993,001	8.7
Office/R&D	1	65,500,000	6.8
Retail/Multifamily	1	18,681,450	1.9
Office/Industrial	1	12,000,000	1.3
Retail	10	$162,907,500	17.0%
Anchored	7	130,957,500	13.7
Shadow Anchored	1	15,500,000	1.6
Unanchored	1	10,550,000	1.1
Single Tenant Retail	1	5,900,000	0.6
Industrial	42	$102,075,322	10.6%
Flex	14	33,659,546	3.5
Manufacturing	17	32,464,177	3.4
Warehouse/Distribution	8	29,538,152	3.1
Warehouse	3	6,413,446	0.7
Hospitality	2	$32,809,148	3.4%
Full Service	1	17,477,195	1.8
Select Service	1	15,331,953	1.6
Multifamily Garden	1	$11,250,000	1.2%
Self Storage	1	$7,500,00	0.8%
Total	73	$959,131,421	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pentagon Center, representing approximately 8.3% of the Initial Pool Balance, the General Services Administration of the United States (the “GSA”) leases the entire Mortgaged Property, which is occupied by the Department of Defense. If the Mortgaged Property is transferred, the lease requires the GSA and the transferee to enter into a novation agreement; however, if the GSA determines that recognizing the transferee as landlord is not in its interest, it may continue to hold the transferor liable for performance of obligations under the lease. The GSA’s obligation to pay rent to the transferee would be suspended until government transfer procedures are completed, and the GSA has determined that recognizing the transferee is in its interest. Such determination by the GSA is required to be prompt and not unreasonably withheld. In addition, the lease provides that upon a foreclosure sale or deed-in-lieu the GSA will be deemed to have attorned to any purchaser or transferee of the Mortgaged Property so as to establish direct privity of estate between the government and such purchaser or transferee; provided, further that the GSA and such purchaser or transferee must with reasonable promptness execute all lease revisions necessary to document the foregoing relationship. The foregoing provisions may delay or impede the ability of the lender to sell the Mortgaged Property following a foreclosure.

In connection with the acquisition of the Mortgaged Property by the borrower, the borrower is in the process of seeking the required novation agreement from the GSA; however, such novation agreement has not yet been entered into. The borrower is subject to certain requirements regarding management of the Mortgaged Property and the borrower that were required by certain United States agencies in connection with the acquisition of the Mortgaged Property by the borrower.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pentagon Center, representing approximately 8.3% of the Initial Pool Balance, if the GSA elects to vacate all or a portion of the Mortgaged Property prior to the termination of the lease term, a portion of its annual rents relating to operating costs may be reduced by a maximum of approximately $2,222,858.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Property

With respect to the mixed-use property set forth in the above chart:

●	The mixed use Mortgaged Property has one or more retail, office, R&D, multifamily and/or industrial components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks,” “—Retail Properties Have Special Risks,” “—Industrial Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Gramercy, representing approximately 3.9% of the Initial Pool Balance, the Mortgaged Property is a part of a 3.56-acre master planned community consisting of a four story, mid-rise, multifamily development with 160 residences. Borrowers owning Mortgaged Properties in such communities may be limited in their ability to redevelop and lease the property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as River Ranch, representing approximately 1.9% of the Initial Pool Balance, the Mortgaged Property is a part of a 321-acre master planned community consisting of over 500 residential houses, 550 townhomes, apartments and condominiums, and over 800,000 square feet of retail/office development. Borrowers owning Mortgaged Properties in such communities may be limited in their ability to redevelop and lease the property.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One West 34th Street, representing approximately 4.2% of the Initial Pool Balance, on April 18, 2017, Bebe Stores, Inc. (“Bebe”) filed a form 8-K announcing its plans to close all physical store locations by the end of May 2017. As of May 1, 2017, Bebe is in occupancy at the Mortgaged Property but excluded from underwritten occupancy and underwritten net cash flow. In addition, with respect to the second largest tenant, Duane Reade, which occupies a total of 11,075 square feet at one of the constituent buildings (358 Fifth Avenue) comprising the Mortgaged Property, including 7,596 square feet of lower level space and 3,479 square feet of mezzanine level space, at a total annual rent of $1,950,000, while the lower level space is fully permitted, the tenant has not obtained permanent certificates of occupancy for the mezzanine space despite having filed plans, completing the related work, and subsequently occupying the space in 2002. The mezzanine space represents approximately 1.7% of the gross leasable area, and the related appraiser-estimated market rent represents approximately 1.4% of the underwritten revenue for the Mortgaged Property. Actual occupancy is 93.9%, and the stabilized underwritten occupancy is 95.0%. The building architect has advised that the remaining requirements to obtain a temporary certificate of occupancy (“TCO”) would include reinstatement of the related application to permit the applicable use, and final inspection and approval from the New York City Department of Buildings (“DOB”) upon completion of any additional work required by the permit. The architect estimated approximately $30,000 (for payment to an expeditor) and up to 9 months to obtain a TCO, and then up to 6 additional months after obtaining the TCO to obtain a permanent certificate of occupancy (“PCO”). It is the tenant’s obligation to obtain the TCO and PCO pursuant to the terms of its lease, and its failing to obtain such approvals does not give rise to any tenant remedies. While there has been no enforcement action by the DOB to date, it does have the authority to issue administrative fines until the necessary approvals are obtained. The Mortgage Loan documents include a borrower covenant to use commercially reasonable efforts to obtain and thereafter maintain a TCO and PCO, including enforcing the terms of the lease with Duane Reade, and further provide that the SPE borrower only is personally liable for losses related to the Mortgaged Property’s failure to have a valid and unexpired TCO or PCO.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

With respect to the industrial properties or mixed use properties with industrial components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Hospitality Properties

With respect to the hospitality properties set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement. If terminated, securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements.

Mortgaged Property Name	Allocated Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of Related License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Holiday Inn Charleston	$17,477,195	1.8%	January 2023	April 2027
Courtyard Boise Meridian	$15,331,953	1.6%	March 2027	April 2027

In each case described above, we cannot assure you the related franchise or management agreement will be renewed or will not be terminated.

●	In certain cases, Mortgage Loans secured by hospitality properties may derive a significant percentage of their underwritten revenue from food and beverage sales. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Charleston, representing approximately 1.8% of the Initial Pool Balance, approximately 6.8% of the underwritten revenue is attributed to food and beverage sales.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Courtyard Boise Meridian, representing approximately 1.6% of the Initial Pool Balance, approximately 16.2% of the underwritten revenue is attributed to food and beverage sales.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Charleston, representing approximately 1.8% of the Initial Pool Balance, the borrower sponsors are developing a 162-room Homewood Suites hotel in close proximity to the Mortgaged Property. According to the appraisal, such hotel is expected to be 50% competitive with the Mortgaged Property and is expected to open for business in November 2017. In addition, a 170-room Aloft hotel is being developed in close proximity to the Mortgaged Property. According to the appraisal, such hotel is expected to be 90% competitive with the Mortgaged Property and is expected to open for business in May 2018.

Renovations, replacements and other work is ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Renovation and Expansion” below.

Certain of the hospitality Mortgaged Properties may have a parking garage or include restaurants (either as part of the hotel or as tenants). These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Self-Storage Property

With respect to the self-storage property set forth in the above chart:

The self-storage Mortgaged Property also derives a portion of the Underwritten Revenue from one or more of (a) rent derived from retail operations and/or (b) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle, and/or boat storage.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	9	18.4%
Research and Development Center	1	6.8%
Gym, fitness center or health club	2	4.2%
Medical, Dental	2	2.4%
Auto Servicing Center	2	2.2%
School	2	2.1%
Bank	2	1.9%
Church	1	1.3%
Dry Cleaners	1	1.1%

Certain of the Mortgaged Properties have one or more parking garages as part of the collateral. Taking into account Mortgaged Properties as to which parking garages account for at least 5.0% of the Underwritten Revenues at the related Mortgaged Property, the Mortgaged Property identified on Annex A-1 to this prospectus as 1999 Avenue of the Stars, representing approximately 9.96% of the Initial Pool Balance, has one or more parking garages as part of the collateral and such parking garages account for approximately 8.3% of Underwritten Revenues at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top 10 Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Cut-off Date Balance per SF (1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
1999 Avenue of the Stars(2)	$95,500,000	9.96%	$283.38	3.84x	27.1%	Office
Lafayette Centre	$80,250,000	8.4%	$306.22	2.27x	60.1%	Office
Pentagon Center	$80,000,000	8.3%	$230.31	2.72x	55.3%	Office
U.S. Industrial Portfolio	$72,403,880	7.5%	$48.68	2.14x	67.2%	Industrial
GSK R&D Centre	$65,500,000	6.8%	$217.30	4.74x	39.9%	Mixed Use
CH2M Global Headquarters	$60,000,000	6.3%	$215.93	1.36x	65.5%	Office
Mack-Cali Short Hills Office Portfolio	$49,800,000	5.2%	$217.59	3.28x	45.1%	Office
Redlands Town Center	$46,500,000	4.8%	$184.80	1.92x	62.8%	Retail
Ericsson North American HQ	$45,600,000	4.8%	$210.62	1.98x	69.1%	Office
One West 34th Street	$40,000,000	4.2%	$713.07	1.24x	53.6%	Mixed Use
Top 5 Total/Weighted Average	$393,653,880	41.0%		3.13x	49.1%
Top 10 Total/Weighted Average	$635,553,880	66.3%		2.68x	53.0%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Cut-off Date Balance Per SF, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan.

(2)	Does not include any related Subordinate Companion Loan(s).

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 10 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of the Top 15 Mortgage Loans” in Annex A-3. Other than with respect to the top 10 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include two (2) Mortgage Loans, set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 12.7% of the Initial Pool Balance, which are each secured by two or more properties.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Cut-off Date Balance	Approx. % of Initial Pool Balance
U.S. Industrial Portfolio	$72,403,880	7.5%
Mack-Cali Short Hills Office Portfolio	49,800,000	5.2
Total	$122,203,880	12.7%

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 19.3% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 16.7% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Lafayette Centre	$ 80,250,000	8.4%
Pentagon Center	80,000,000	8.3
Total for Group 1:	$ 160,250,000	16.7%
Group 2:
Shoppes at Albertville	$ 12,895,000	1.3%
Shoppes at Northgate	12,000,000	1.3
Total for Group 2:	$ 24,895,000	2.6%

Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The following table shows the states and the District of Columbia that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	11	$247,907,030	25.8%
District of Columbia	1	$80,250,000	8.4%
Virginia	1	$80,000,000	8.3%
Colorado	3	$77,562,787	8.1%
Maryland	1	$65,500,000	6.8%
Texas	5	$58,819,024	6.1%
New York	3	$52,033,161	5.4%
New Jersey	4	$50,976,300	5.3%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout 19 other states, with no more than 3.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in Texas, Colorado, California, Tennessee, Georgia and Arizona are more susceptible to certain hazards (such as earthquakes and/or wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states, which include Mortgaged Properties located in, for example, New York, Texas, Maryland, California, Virginia, New Jersey, Illinois, North Carolina, Florida, Georgia, Alabama, Ohio and South Carolina, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic States and in the Gulf Coast region, have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in an area covering the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

●	Eleven (11) Mortgaged Properties collectively securing approximately 25.8% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 20%.

Mortgaged Properties With Limited Prior Operating History

With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as CH2M Global Headquarters, Ericsson North American HQ, The Gramercy, Lakeview Boulevard, Shoppes at Albertville, Shoppes at Northgate, 2 Corporate Parkway and 200 Livingston Street, securing approximately 21.1% of the Initial Pool Balance, by allocated loan amount, each has a limited operating history (i.e., less than 2 full years of historical financials), as follows:

●	Five (5) of the Mortgaged Properties identified on Annex A-1 to this prospectus as CH2M Global Headquarters, Ericsson North American HQ, The Gramercy, Lakeview Boulevard and 200 Livingston Street, collectively securing approximately 17.3% of the Initial Pool Balance by allocated loan amount, were each acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the mortgage loan seller with historical financial information (or provided limited financial information) for such acquired Mortgaged Property.

●	Three (3) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Shoppes at Albertville, Shoppes at Northgate and 2 Corporate Parkway, collectively securing approximately 3.7% of the Initial Pool Balance, were each constructed in a lease-up period or was the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Six (6) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 634 Second Street, Northern Trust Plaza, Mission Gorge Square, Camino Vida Roble, 200 Livingston Street and Best Buy Danvers, collectively securing 8.7% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Two (2) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 51 JFK Parkway and 200 Livingston Street representing approximately 4.0% of the Initial Pool Balance by allocated loan amount, are secured, in part, by the related borrower’s interest in one or more units in a condominium.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 200 Livingston Street, representing approximately 1.1% of the Initial Pool Balance, the borrower has a 6.4773% interest in the condominium and does not control the condominium board. In the event that more than 75% of such Mortgaged Property is destroyed or taken in a casualty or condemnation, 75% of all unit interests are required to approve rebuilding. Therefore, the borrower will not control the decision to rebuild. In a casualty where the condominium board does not choose to rebuild, the borrower would be entitled to its share of the proceeds from a sale of the Mortgaged Property and its share of the insurance proceeds.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee Estates

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	73	$959,131,421	100.0%
Total	73	$959,131,421	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 18 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, and such ESAs may have recommended continuing implementation of an operations and maintenance plan and, in some cases, minor cost abatements depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Charleston, securing approximately 1.8% of the Initial Pool Balance, the related ESA noted a REC at the Mortgaged Property related to the prior existence of underground storage tanks (“USTs”) that were removed in 1996 and 2010 prior to the development of the Mortgaged Property as a hotel. The applicable governmental authority has identified the responsible party (i.e., Everready Cap Company), which previously operated at the Mortgaged Property. The governmental authority, referring to the State Underground Petroleum Environmental Response Fund, has acknowledged it has responsibility to cover the ongoing assessment and any future rehabilitation activities at the Mortgaged Property up to an amount not to exceed $1,000,000.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Victoria Villa, securing approximately 1.2% of the Initial Pool Balance, the related ESA identified an industrial compressor manufacturing facility previously operated adjacent to the Mortgaged Property.  Based on the length of industrial use at the adjacent property, potential upgradient location of the facility relative to the Mortgaged Property, and the presence of an observed monitoring well, the adjacent property is a REC to the Mortgaged Property.  Because, the ESA concluded that the potential exposure pathway for contamination from this adjacent facility is vapor, a vapor intrusion study was recommended. Such study concluded that the Mortgaged Property is not impacted with vapor associated from any of the adjacent properties and recommended no further investigation.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Pride Center, securing approximately 1.0% of the Initial Pool Balance, the related Phase I ESA recommended a Phase II at the Mortgaged Property in order to determine the presence or absence of soil and/or groundwater contamination due to the current and historical uses of the Mortgaged Property as an auto repair shop. The Phase II noted that the on-site auto repair shop did not pose a concern but noted a release of hydraulic fluid may have occurred in the vicinity of a hydraulic lift. The Phase II recommended that the Pep Boys tenant be obligated to evaluate and undertake reasonable investigations and corrective actions to ensure that any suspected release condition in the area of the hydraulic lifts is addressed. Pursuant to the Mortgage Loan documents, the borrower is required to use commercially reasonable efforts to enforce the covenants under the Pep Boys lease to complete the recommendations of the Phase II and provide the lender with evidence of such completion.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Hannibal, securing approximately 1.0% of the Initial Pool Balance by allocated loan amount, the related ESA reported that two USTs are present at the Mortgaged Property. The ESA noted the possibility that the integrity of these USTs may have been compromised over time and may have subsequently impacted the underlying soil. No subsurface sampling documentation associated with these noted features was noted in available information reviewed during this assessment. Moreover, historical industrial activities at the Mortgaged Property included a former foundry at the 3851 Santa Fe Avenue parcel and a former gas station/carwash. Documentation regarding the assessment of the potential for residual impact to remain in place and for vapor intrusion to present a concern has not been identified. Based on these activities, the ESA noted that a limited subsurface investigation may be warranted to determine the presence or absence of soil and/or groundwater contamination in the vicinity of the existing on-site USTs, noted drainage features, and the former gas station/foundry in the northeastern portion of the Mortgaged Property. The related borrower obtained environmental insurance against claims for pollution and remediation legal liability. We cannot assure you that any investigation will be completed within the estimated cost or that the results of such an investigation will not warrant further actions.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Northwest Mailing Service, securing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the related ESA reported that prior metal processing and manufacturing had occurred onsite. The ESA also observed leaking drums at an adjacent third-party property, although no related staining was observed at the Mortgaged Property. The ESA recommended subsurface sampling to investigate any potential impacts from the onsite and offsite conditions, at an estimated cost range of $15,000 to $25,000. The related borrower obtained environmental insurance against claims for pollution and remediation legal liability. We cannot assure you that any investigation will be completed within the estimated cost or that the results of such an investigation will not warrant further actions.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Lyons, securing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the related ESA reported that an onsite metal washing station for the light industrial activities is served by a trench drain that flows to a waste water clarifier before discharge to the municipal sewer system. The ESA reported that the discharge from the trench and clarifier is periodically checked pursuant to a permit. Based on the duration of these activities, the ESA recommended performing a subsurface investigation to identify any related impacts, at an estimated cost range of $8,000 to $10,000. The related borrower obtained environmental insurance against claims for pollution and remediation legal liability. We cannot assure you that any investigation will be completed within the estimated cost or that the results of such an investigation will not warrant further actions.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Angstrom Graphics, securing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the related ESA reported that previous sampling had detected residual impacts from prior industrial activities at concentrations below action levels. However, the ESA recommended additional limited investigation within the footprint of the building to determine whether there are any other residual impacts, at an estimated cost of $9,000. The related borrower obtained environmental insurance against claims for pollution and remediation legal liability. We cannot assure you that any investigation will be completed within the estimated cost or that the results of such an investigation will not warrant further actions.

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as SITEL, securing approximately 0.05% of the Initial Pool Balance by allocated loan amount, the related ESA reported that previous operation of a third-party adjacent petroleum storage facility had impacted groundwater at the Mortgaged Property. The release was approved for state-funded assessment and cleanup with governmental oversight. The ESA recommended no further action by the owner of the Mortgaged Property other than monitoring the progress of remedial activities.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as GSK R&D Centre, representing approximately 6.8% of the Initial Pool Balance, the Mortgaged Property is currently undergoing renovations totaling approximately $22 million. Renovations include improvements to common areas, lab space, HVAC reconfiguration and various audio/video upgrades, and are expected to be completed by the end of 2018.

With respect to the Mortgage Loan secured in part by the Mortgaged Property identified on Annex A-1 to this prospectus as Northern Trust Plaza, representing approximately 1.3% of the Initial Pool Balance, certain parcels adjacent to the Mortgage Property, and part of the same tax parcel, are part of a planned development by affiliates of the related borrower. At origination of the Mortgage Loan, the borrower was required to make an application to create separate tax parcels. Such parcels include (i) a 5,655 SF at-grade parcel which will potentially be redeveloped as non-collateral retail/restaurant use and (ii) an unentitled condominium right above the existing 288-space structured parking garage in order to allow for the potential future development of an 87-unit residential tower. In connection with any development, the borrower is required to submit to the lender for approval certain documents, including, but not limited to any necessary governmental permits, any development agreements or reciprocal easement agreements, a guaranty of completion of work and evidence of a builder’s risk insurance policy. In addition, the borrower is required to demonstrate that such development will not have a material adverse effect on the access and enjoyments of the tenants, licensees or invitees of the Mortgaged Property, and the borrower is not permitted to incur any debt in connection with the development. Nonetheless, we cannot assure you that the development of parcels adjacent to the Mortgaged Property will not have a negative effect on the operation of the Mortgaged Property, or on the borrower’s ability to fulfill its obligations under the Mortgage Loan.

With respect to the Mortgage Loan secured in part by the Mortgaged Property identified on Annex A-1 to this prospectus as Plaid - Decatur, representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, there is an approximately $6.37 million expansion taking place at the Mortgaged Property (for which the related borrower has reserved approximately $5.8 million).

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the mortgage loan seller or other originator obtained a current (within 10 months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Originators—Origination and Underwriting Process”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within 18 months of the Cut-off Date. See “Transaction Parties—The Originators—Origination and Underwriting Process”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. “Transaction Parties—The Originators—Origination and Underwriting Process”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation number 26 in “Annex D-1—Mortgage Loan Seller Representations and Warranties” and any exceptions to that representation in “Annex D-2—Exceptions to Mortgage Loan Seller Representations and Warranties”.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present criminal or adverse regulatory circumstances experienced by, the borrowers, the borrower sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Courtyard Boise Meridian, representing approximately 1.6% of the Initial Pool Balance, one of the borrower sponsors is currently subject to ligation regarding a prior defaulted mortgage loan. The borrower sponsor held an interest in the borrowing entity that defaulted on a $47,142,500 mortgage loan in 2009 and that filed for bankruptcy in 2011. The Chapter 7 trustee named the borrower sponsor in a suit filed in 2013, which seeks to set aside a modification of guaranty, which released the guarantors under the defaulted mortgage loan. The borrower sponsor guaranteed $11 million of the mortgage loan. The Chapter 7 trustee alleges that the modification of guaranty was ineffective. This matter is still pending.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Best Buy Danvers, representing approximately 0.6% of the Initial Pool Balance, the related borrower sponsor was a co-defendant along with other affiliates of the related borrower in a breach of fiduciary duty lawsuit filed by shareholders relating to the issuance of backdated stock options between 2000 and 2004. The lawsuit alleged that the borrower sponsor approved and reviewed backdated stock options and concluded with the other defendants to cover up the backdating. The class action shareholder litigation was settled on September 26, 2007. The company paid the $900,000 settlement on behalf of the defendants, and a related SEC action was dismissed on February 15, 2008. The borrower sponsor was not a defendant in the SEC action.

We cannot assure you that any such proceeding would not have an adverse effect on, or provide any indication of the future performance of the borrowers, borrower sponsors and managers related to, the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Thirteen (13) of the Mortgage Loans, representing approximately 53.8% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Seventeen (17) of the Mortgage Loans, representing approximately 27.6% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan secured by the Mortgaged Property.

Three (3) of the Mortgage Loans, representing approximately 18.6% of the Initial Pool Balance, was, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

Two (2) of the Mortgaged Properties were part of a portfolio that secured a prior loan which was modified and extended by the previous lender, as described below:

●

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Lafayette Centre and Pentagon Center, representing approximately 8.4% and 8.3%, respectively, of the Initial Pool Balance, proceeds of the related Mortgage Loans provided acquisition financing for each borrower’s purchase of the related Mortgaged Properties. The Mortgaged Properties were previously financed as part of a 20 property office portfolio financing which was modified and extended in December 2010 by the previous lender.

With respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed in lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed in lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized and cross-defaulted Mortgage Loans:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U.S. Industrial Portfolio, representing approximately 7.5% of the Initial Pool Balance, affiliates of the borrower sponsor have been involved in two foreclosures in 2013 and 2014, two discounted payoffs in 2009 and 2011, and are currently negotiating a loan modification concerning a property unrelated to the Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 5.2% of the Initial Pool Balance, the borrower sponsor was involved in 7 deed-in-lieu of foreclosures and 2 foreclosures between December 2008 and August 2016.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have single tenants as set forth below:

●	Forty-six (46) of the Mortgaged Properties, securing, in whole or in part, eight Mortgage Loans, representing in the aggregate approximately 36.6% of the Initial Pool Balance by allocated loan amount are leased to a single tenant.

●	Excluding Mortgaged Properties that are part of a portfolio of Mortgaged Properties, no Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 8.3% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate the lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

The Mortgaged Properties have certain tenant concentrations (among the five largest tenants (based on net rentable area)) across multiple Mortgaged Properties securing 3.0% or more of the Initial Pool Balance, as set forth below:

●	Bonefish Grill is a tenant at each of two (2) Mortgaged Properties, and such Mortgaged Properties secure approximately 4.5%, in the aggregate, of the Initial Pool Balance based on allocated loan amount.

●	Best Buy is a tenant at each of three (3) Mortgaged Properties, and such Mortgaged Properties secure approximately 3.2%, in the aggregate, of the Initial Pool Balance based on allocated loan amount.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to the prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property, as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Mortgage Loan Maturity Date
Pentagon Center(1)	8.3%	Various	3/6/2027
U.S. Industrial Portfolio(2)	7.5%	Various	9/4/2026
GSK R&D Centre	6.8%	5/31/2026	1/6/2027
103 JFK Parkway(3)	2.3%	3/31/2023	4/1/2027
Best Buy Danvers	0.6%	1/31/2020	2/6/2027

(1)	The Mortgaged Property is occupied by a single tenant leasing multiple spaces. Both leases expire prior to the maturity of the Mortgage Loan. See Annex A-1 for the tenants and their related expiration dates.

(2)	The Mortgage Loan is a portfolio of 39 single tenant Mortgaged Properties. Eighteen of the 39 leases expire prior to, or in the same year of, the maturity of the Mortgage Loan. See Annex A-1 for the tenants and their related expiration dates.

(3)	The Initial Pool Balance, by allocated loan amount, of the 103 JFK Parkway Mortgaged Property also includes the 101 JFK Parkway Mortgaged Property.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leased SF Expiring	Calendar Year of Expiration	Mortgage Loan Maturity Date
634 Second Street	3.1%	96.3%	2024	3/6/2027
The Plaza	2.6%	57.2%	2022	5/6/2027
Shiloh Crossing	1.3%	81.9%	2022	5/6/2027
2 Corporate Parkway	1.1%	61.0%	2023	3/6/2027
Spruce Street	1.0%	60.1%	2021	5/6/2027

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores. For example:

●	In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Redlands Town Center, representing approximately 4.8% of the Initial Pool Balance, JC Penney is an anchor at the related Mortgaged Property. On February 24, 2017, J.C. Penny Company, Inc., announced that it will close 130 to 140 stores over the next few months. While the Redlands Town Center Mortgaged Property was not on the list of stores to close, we cannot assure you that the related Mortgaged Property will remain open in the future. Certain of the tenant leases at the related Mortgaged Property may permit tenants to terminate their leases and/or abate or reduce rent if JC Penney terminates its lease or goes dark. We cannot assure you that JC Penney will not continue to report earnings losses or otherwise exhibit signs of financial distress or that its stores will remain open for business. We further cannot assure you that the closing of any other JC Penney stores will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On February 25, 2016, Best Buy Co., Inc. (“Best Buy”) announced a specific cost reduction and gross profit optimization program called Renew Blue Phase 2, with a goal of $400 million by the end of fiscal 2018. On October 26, 2016, Best Buy announced the closure of twelve stores in the U.S. as of the third quarter of its fiscal year ended 2017. In the case of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Shiloh Crossing, Mission Gorge Square and Best Buy Danvers, collectively representing approximately 3.2% of the Initial Pool Balance, the Mortgaged Properties have a Best Buy store as a tenant. We cannot assure you that Best Buy will remain open for business or that the closing of any Best Buy store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including (i) if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases, (ii) if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions, (iii) if the related borrower fails to provide a designated number of parking spaces, (iv) if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease, (v) upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time, (vi) if a tenant’s use is not permitted by zoning or applicable law, (vii) if the tenant is unable to exercise an expansion right, (viii) if the landlord defaults on its obligations under the lease, (ix) if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor, (x) if the tenant fails to meet certain sales targets or other business objectives for a specified period of time, (xi) if certain anchor or significant tenants at the subject property go dark or terminate their leases, (xii) if the landlord violates the tenant’s exclusive use rights for a specified period of time, or (xiii) based upon contingencies other than those set forth in this “—Lease Expirations and Terminations” section. In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable Mortgaged Property are permitted, an unaffiliated or affiliated third party. We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain termination rights or situations in which the tenant may no longer occupy its leased space rights or pay full rent.

In addition, certain of the tenant leases permit the related tenant to unilaterally terminate its lease or otherwise reduce its leased space upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 10 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1999 Avenue of the Stars, representing approximately 9.96% of the Initial Pool Balance, the largest tenant, O’Melveny & Meyers, has a one-time right to terminate any portion of its space on the seventh or ninth floor on November 30, 2022 with notice no later than March 1, 2022 and payment of a termination fee. The second largest tenant, Akin Gump Strauss Hauer & Feld LLP, has a one-time right to terminate its lease on October 31, 2024 with 12 months’ notice and payment of a termination fee. The third largest tenant, Morgan Stanley & Co., has a one-time right to terminate its lease on June 30, 2023 with 12 months’ notice and payment of a termination fee. The fourth largest tenant, Hogan Lovells US LLP, has a one-time option to terminate a portion of its space on December 31, 2022 with notice no later than April 1, 2022 and payment of a termination fee. The fifth largest tenant, AECOM Technology Corporation, has a one-time right to terminate its lease on June 30, 2019 with 12 months’ notice and payment of a termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Lafayette Centre, representing approximately 8.4% of the Initial Pool Balance, the second largest tenant, MedStar Health, has a one-time right to terminate its lease in September 2026 with 20 months’ notice and payment of a termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as CH2M Global Headquarters, representing approximately 6.3% of the Initial Pool Balance, the single tenant, CH2M Hill, Inc., can terminate its lease with respect to 107,638 square feet (or either the North or South building at the Mortgaged Property) effective October 1, 2028 at any time until October 1, 2027 with payment of a termination fee.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 5.2% of the Initial Pool Balance, the largest tenant at the 51 JFK Parkway Mortgaged Property, KPMG, occupying approximately 25.7% of the net rentable area at the Mortgaged Property, has the right to reduce its space by up to 20% any time after September 30, 2018 with 12 months’ written notice and payment of a termination fee. The third largest tenant at the 51 JFK Parkway Mortgaged Property, Wells Fargo Advisors, occupying approximately 12.4% of the net rentable area at the Mortgaged Property, has the right to terminate its lease on July 31, 2023 with 12 months’ written notice and payment of a termination fee. Wells Fargo Advisors also has the right to reduce its space by 5,450 net rentable square feet any time after July 31, 2019 with 12 months’ written notice and payment of a termination fee. The fourth largest tenant at the 51 JFK Parkway Mortgaged Property, DLA Piper, occupying approximately 8.2% of the net rentable area at such Mortgaged Property, has the right to terminate its lease on September 30, 2020 with 12 months’ written notice and payment of a termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Gramercy, representing approximately 3.9% of the Initial Pool Balance, the largest tenant, HMS Holdings Corp, representing 34.0% of the net rentable area at the Mortgaged Property, has the one-time right to terminate its lease in November 2020 or November 2022 with 9 months’ notice and payment of a termination fee.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Northern Trust Plaza, representing approximately 1.3% of the Initial Pool Balance, the largest tenant, Northern Trust Bank of FL, NA, representing 29.4% of the net rentable area at the Mortgaged Property, has the one-time right to terminate its lease in April 2021 with 12 months’ notice and payment of a termination fee.

Certain of the tenant leases may permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Redlands Town Center, representing approximately 4.8% of the Initial Pool Balance, the third largest tenant, Tuesday Morning, representing approximately 5.2% of the net rentable area at the Mortgaged Property, has the right to terminate its lease upon 30 days’ notice and payment of a termination fee in the event that gross sales for the 5th lease year do not exceed $1,450,000.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Plaza, representing approximately 2.6% of the Initial Pool Balance, the third largest tenant, Dxl Men’s Apparel, representing approximately 6.8% of the net rentable area at the Mortgaged Property, has the right to terminate its lease upon 120 days’ notice in the event that gross sales for the 4th lease year do not exceed $1,750,000. The tenant must give notice within 60 days of year end.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Lafayette Centre, representing approximately 8.4% of the Initial Pool Balance, the fourth largest tenant at the Mortgaged Property, Jackson & Campbell, sublets 7,325 square feet of its space on the 2nd floor to Sanametrix, Inc. and 3,396 square feet of its space on the 4th floor to the Association of Farmworker Opportunity Programs.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U.S. Industrial Portfolio, representing approximately 7.5% of the Initial Pool Balance, each of the single tenants at five of the 39 Mortgaged Properties, has subleased a portion space to the following subtenants: (i) the Hannibal Mortgaged Property – LexWest, LLC, (ii) the Jade Sterling-IL Mortgaged Property – M. Block & Sons, Inc., (iii) the Jade Sterling-OH Mortgaged Property – (a) Soft-Lite, LLC, (b) Godfrey & Wing and (c) Automation Plastics, (iv) the MVP Charleston Mortgaged Property – CLT Air Freight Carrier, (v) the Kraco Mortgaged Property – (a) Compton Steel Co., Inc. and (b) Morrell’s Electroplating, Inc., and (vi) the World’s Finest Chocolates Mortgaged Property – Barry Callebaut U.S.A. LLC.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as GSK R&D Centre, representing approximately 6.8% of the Initial Pool Balance, the sole tenant, Human Genome Sciences, Inc., leases 100.0% of the property and plans to consolidate approximately 400-450 employees to the location, but does not yet physically occupy all of its leased space and subleases a portion of its space. Employees and equipment are currently being moved to the facility in phases.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as CH2M Global Headquarters, representing approximately 6.3% of the Initial Pool Balance, the single tenant at the Mortgaged Property, CH2M Hill, Inc., subleases 56,853 square feet to two tenants, XTO Energy, Inc. (53,820 square feet) and First Technology Federal Credit Union (3,033 square feet).

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Gramercy, representing approximately 3.9% of the Initial Pool Balance, the largest tenant at the Mortgaged Property, HMS Holdings Corp, subleases 5,842 square feet to three tenants, The Harford (3,384 square feet), TNG Models (1,474 square feet) and SKR Real Estate Services (984 square feet).

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants by net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Redlands Town Center, representing approximately 4.8% of the Initial Pool Balance, the fifth largest tenant, Aaron Brothers, representing approximately 2.4% of the net rentable area at the Mortgaged Property, has the right to go dark in the event that occupancy is less than 50% of the net rentable area for 12 consecutive months.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Plaza, representing approximately 2.6% of the Initial Pool Balance, the third largest tenant, Dxl Men’s Apparel, representing approximately 6.8% of the net rentable area at the Mortgaged Property, has the right to go dark or pay reduced rent in the event that occupancy is less than 60% of the net rentable area (excluding LA Fitness). If the co-tenancy continues for 12 months, the tenant has the right within 30 days of year end to terminate the lease upon 30 days’ notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as River Ranch, representing approximately 1.9% of the Initial Pool Balance, the third largest tenant, Backpacker, representing approximately 5.2% of the net rentable area at the Mortgaged Property, has the right to pay reduced rent in the event that (i) The Fresh Market and (ii) 2 of the following: Bonefish Grill, CC’s Coffee House, Ann Taylor, or Jos A. Bank, and (iii) 80% of SF, and (iv) 70% of Mainstreet Residential are vacant. If the co-tenancy continues for 120 days, the tenant has the right to terminate its lease. In addition, the fourth largest tenant, Ann Taylor, representing approximately 4.3% of the net rentable area at the Mortgaged Property has the right to go dark in the event that less than 90% of other tenants are in occupancy. Such tenant has the right to pay 3% of gross sales and terminate after 12 months of active ongoing co-tenancy if (i) The Fresh Market, or (ii) 2 of 4 co-tenants or suitable replacements, or (iii) 80% of gross leasable area is vacant.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Plaza, representing approximately 2.6% of the Initial Pool Balance, three of the five largest tenants, representing approximately 58.4% of the aggregate net rentable area, have the right to go dark at any time.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as River Ranch, representing approximately 1.9% of the Initial Pool Balance, two of the five largest tenants, representing approximately 19.4% of the aggregate net rentable area, have the right to go dark at any time.

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 200 Livingston Street, representing approximately 1.1% of the Initial Pool Balance, Brooklyn Friends School is the second largest tenant, representing approximately 32.4% of the net rentable area of the Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Spruce Street, representing approximately 1.0% of the Initial Pool Balance, National University is the second largest tenant, representing approximately 18.6% of the net rentable area of the Mortgaged Property.

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. For example, set forth below are certain government leases that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks.

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of Base Rent
Lafayette Centre	8.4%	CFTC(1)	36.5%	48.1%
Spruce Street	1.0%	Work Force Development (The County of Riverside)(2)	48.6%	55.5%

(1)	CFTC is permitted to terminate its lease (with payment of a termination fee equal to the then-unamortized transaction cost) if Congress makes no funds available to the CFTC from which payments for the purposes of leasing space can be made. The lease can also be terminated by CFTC upon 180 days prior written notice for the convenience of the Federal Government if the statutory mission of the CFTC is no longer performed by the CFTC.

(2)	Work Force Development (The County of Riverside) is permitted to terminate its lease (with payment of a termination fee equal to the then-unamortized portion of the tenant improvements that remain on the balance of the lease) upon 60 days’ notice if (a) funding is reduced or otherwise becomes unavailable, (b) any law, rule or regulation prohibits the County’s ability to use the premises, or (c) if the County determines the premises are no longer suitable for its use for any reason or cause.

Furthermore, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pentagon Center, representing approximately 8.3% of the Initial Pool Balance, the Mortgaged Property is 100% leased to government sponsored tenants, GSA (DoD) Pentagon II (Taylor) and GSA (DoD) Pentagon I (Polk), whose leases do not contain any termination options.

Certain other tenants may have the right to terminate the related lease or abate or reduce the related rent if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

Certain of the tenant leases may permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Terminations” section.

See “Description of the Top 15 Mortgage Loans” on Annex A-3 to this prospectus for more information on material termination options relating to the largest 15 Mortgage Loans.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants, by net rentable area, at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent as set forth below with respect to the largest 15 Mortgage Loans by aggregate Cut-off Date Balance:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as GSK R&D Centre, representing approximately 6.8% of the Initial Pool Balance, the sole tenant, Human Genome Sciences, Inc., does not yet physically occupy all of its leased space. Employees and equipment are currently being moved to the facility in phases and the Mortgaged Property is expected to reach full physical occupancy by the end of 2018.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 200 Livingston Street, representing approximately 1.1% of the Initial Pool Balance, the largest tenant, Century Medical and Dental, occupying approximately 37.4% of the net rentable area at the Mortgaged Property, the third largest tenant, Bridge Cleaners, occupying approximately 16.6% of the net rentable area at the Mortgaged Property and the fourth largest tenant, Mileah Inc. Pharmacy, occupying approximately 13.6% of the net rentable area at the Mortgaged Property have each signed their respective lease but have not yet taken occupancy. It is anticipated that Century Medical and Dental will take occupancy in May 2017, Bridge Cleaners will take occupancy in June 2017 and Mileah Inc. Pharmacy will take occupancy in June 2017. At origination, the lender reserved amounts relating to free rent for such tenants ($137,450 for Century Medical and Dental, $77,108 for Bridge Cleaners and $63,333 for Mileah Inc. Pharmacy).

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Ericsson North American HQ, The Plaza, Pride Center, Worlds Finest Chocolates, Plaid – Decatur, Plaid – Norcross, MVP Mayfield, Builders FirstSource and Banner, securing in whole or in part four Mortgage Loans representing approximately 9.4% of the Initial Pool Balance by allocated loan amount, certain tenants, sellers, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or its leased premises. The related right generally does not apply in the context of a foreclosure, deed-in-lieu or other exercise of remedies under the Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Village at Oakhurst, representing approximately 0.6% of the Initial Pool Balance, the largest tenant, 131 Main Restaurant, representing approximately 14.1% of the net rentable area at the related Mortgaged Property, is an affiliate of the borrower.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Certain of the Mortgaged Properties may be leased in whole or in part by relevant transaction parties or their affiliates.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Eleven (11) of the Mortgaged Properties, securing 25.8% of the Initial Pool Balance, by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include all or parts of the state of California. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 20.0%.

In the case of 64 Mortgaged Properties which secure in whole or in part 24 Mortgage Loans, representing approximately 77.2% of the Initial Pool Balance by allocated loan amount, the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager, as described below:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Best Buy Danvers representing approximately 0.6% of the Initial Pool Balance, the related borrower may rely on the single tenant’s insurance or self-insurance, so long as the single tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related loan documents. If the single tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the loan documents.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation number 26 in “Annex D-1—Mortgage Loan Seller Representations and Warranties” and any exceptions to that representation in “Annex D-2—Exceptions to Mortgage Loan Seller Representations and Warranties”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 634 Second Street, representing approximately 3.1% of the Initial Pool Balance, the Mortgaged Property is located in a historic district and is subject to certain use restrictions and other special restrictions pursuant to a declaration and per the city planning code.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as stabilized”, “hypothetical as-is” or “as complete” value that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value which may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances, free or abated rent periods or increased tenant occupancies other than as set forth below.

With respect to the loan-to-value ratios at maturity of six Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as identified in the definition of “Maturity Date LTV Ratio”, the related LTV Ratio at Maturity, reflected in this prospectus, is calculated using an “as stabilized”, “hypothetical as-is” or “as complete” appraised value.

Appraised Values are further calculated based on certain other assumptions and considerations set forth in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2 for additional information.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Lafayette Centre and Pentagon Center, representing approximately 8.4% and 8.3%, respectively of the Initial Pool Balance, there is no separate nonrecourse carveout guarantor or environmental indemnitor other than the related borrower.

●

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U.S. Industrial Portfolio, representing approximately 7.5% of the Initial Pool Balance, the recourse carveouts under the Mortgage Loan agreement do not include misappropriation of condemnation proceeds.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately

5.2% of the Initial Pool Balance, the liability of the guarantor of the Mortgage Loan is limited to the following: (i) execution of an environmental indemnity and (ii) until such time as the borrowers deliver an agreement addressing the distribution of insurance proceeds in the event a casualty or condemnation affecting both a specific parcel of the Mortgaged Property and a general common element, any losses incurred by the lender in the event any portion of the casualty or condemnation proceeds applicable to the borrower’s interest in such parcel of the Mortgaged Property are applied for any purpose other than payment of the Mortgage Loan or restoration of the borrowers’ interest in the Mortgaged Property.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Ericsson North American HQ, representing approximately 4.8% of the Initial Pool Balance, the Mortgaged Property is currently the beneficiary of an abatement equal to 50% of the taxable value of the Mortgaged Property for each tax year from January 1, 2014 through December 31, 2023. Following the expiration of the abatement, the Mortgaged Property will be assessed for its full market value.

●

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 2 Corporate Parkway, representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is currently subject to a 25%, five-year real estate tax abatement that runs through December 2020 (payable in 2021). In 2020, the real estate tax abatement will burn off and the Mortgaged Property will be assessed for its full market value.

●

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 200 Livingston Street, representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is currently subject to a new development tax abatement, which commenced in the 2009/2010 tax year. The Mortgaged Property is fully exempt from real estate taxes for 12 years and then such taxes will be phased in at 20% increments every year from year 13 through year 15 when the exemption ends in the 2024/2025 tax year. All retail tenants have modified gross leases. When the abatement expires, the increase in real estate taxes will be passed through to commercial tenants such as the tenants at the Mortgaged Property which would allow the landlord to recover the incremental real estate tax expense upon reset in 2025.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirteen (13) Mortgage Loans, representing approximately 53.8% of the Initial Pool Balance, are interest-only until the maturity date.

Twelve (12) Mortgage Loans, representing approximately 28.8% of the Initial Pool Balance, provide for payments of interest only for the first 12 to 60 months following the cut-off date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Eight (8) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans), representing approximately 17.4% of the Initial Pool Balance, provide for payments of interest and principal until the maturity date and then have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period (Days)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	31	93.8%
1	5	1	5.2
6	5(1)	1	1.0
Total		33	100.0%

(1)	One Mortgage Loan allows for a 5 day grace period one time per calendar year, other than the payment due on the maturity date.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 4 to 8 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the Mortgage Loans.

Voluntary Prepayments

As of the Cut-off Date, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Five (5) Mortgage Loans, representing approximately 12.1% of the Initial Pool Balance, permit the related borrower, after a lockout period of 23 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 634 Second Street representing approximately 3.1% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of two years from the Closing Date and prior to the open prepayment period, and (ii) prepay the Mortgage Loan in whole with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount, during a prepayment period beginning January 2025 and prior to the open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	24	60.8%
5	6	27.9
7	2	4.5
8	1	6.8
Total	33	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the Retained Interest Owner); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 27 of the Mortgage Loans (the “Defeasance Loans”), representing approximately 84.8% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

Partial Releases

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U.S. Industrial Portfolio, representing approximately 7.5% of the Initial Pool Balance, provided no event of default under the Mortgage Loan has occurred and is continuing, the borrowers have the right after the second anniversary of the Closing Date to obtain release of one or more of the Mortgaged Properties in conjunction with a transfer of such building to an unaffiliated third party, subject to the satisfaction of certain conditions, including, among others: (i) delivery of defeasance collateral in an amount equal to 115% of the allocated loan amount for each Mortgaged Property being released, (ii) after giving effect to such release, the debt service coverage ratio (calculated in accordance with the related loan documents) for the trailing 12-month period, recalculated to include only income and expense attributable to the portion of the Mortgaged Properties remaining after the contemplated release and to exclude the interest expense on the aggregate amount defeased in connection with such release, is equal to or greater than the greater of (x) 2.20x and (y) the lesser of (i) 2.55x and (ii) debt service coverage ratio immediately prior to such release, and (iii) compliance with REMIC requirements.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 5.2% of the Initial Pool Balance, provided no event of default under the Mortgage Loan has occurred and is continuing, the borrowers have the right after the second anniversary of the Closing Date to obtain release of one or more of the Mortgaged Properties in conjunction with a transfer of such building to an unaffiliated third party, subject to the satisfaction of certain conditions, including, among others: (i) the Mortgaged Property identified on Annex A-1 to this prospectus as 51 JFK Parkway cannot be released prior to the renewal of Dun & Bradstreet’s lease for an additional term that expires no less than five years after the maturity date of the Mortgage Loan; (ii) the Mortgaged Properties identified on Annex A-1 to this prospectus as 101 JFK Parkway and 103 JFK Parkway are required to be released together, (iii) delivery of defeasance collateral in an amount equal to 115% of the allocated loan amount of the individual Mortgaged Properties so released, (iv) after giving effect to such release, the debt yield (calculated in accordance with the Mortgage Loan documents) for portion of the Mortgaged Properties remaining after the contemplated release is greater than the greater of (x) the debt yield immediately prior to such release and (y) 13.50%, (v) after giving effect to such release, the debt service coverage ratio (calculated in accordance with the Mortgage Loan documents) for the portion of the Mortgaged Properties remaining after the contemplated release is equal greater than the greater of (x) the debt service coverage ratio immediately prior to such release and (y) 3.39x, (vi) after giving effect to such release, the loan-to-value ratio (calculated in accordance with the Mortgage Loan documents) for the portion of the Mortgaged Properties remaining after the contemplated release is no greater than the lesser of (x) 45.1% and (y) the loan-to-value ratio immediately prior to such release, (vii) receipt of a Rating Agency Confirmation and (viii) delivery of a REMIC opinion.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-two (22) of the Mortgage Loans, representing approximately 46.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-one (21) of the Mortgage Loans, representing approximately 38.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Sixteen (16) of the Mortgage Loans, representing approximately 40.2% of the portion of Initial Pool Balance secured by office, retail, industrial or mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Seven (7) of the Mortgage Loans, representing approximately 12.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Two (2) of the Mortgage Loans, representing approximately 12.7% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Hard Lockbox	17	$765,330,833	79.8%
Springing Lockbox	11	145,135,587	15.1
None	4	35,900,000	3.7
Soft Springing	1	12,765,000	1.3
Total	33	$959,131,421	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Originators—Origination and Underwriting Process—Exceptions to GSMC’s Disclosed Underwriting Guidelines”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, the sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio	Cut-off Date Mortgage Loan Underwritten NCF DSCR		Cut-off Date Total Debt Underwritten NCF DSCR
1999 Avenue of the Stars(1)	$95,500,000	$137,260,000	$192,240,000	$75,000,000	$500,000,000	4.2445%	27.1%	58.1%	3.84	x	1.74	x

(1)	In addition to the mezzanine loan noted above, there is an existing subordinate mezzanine loan held by certain limited liability companies owned by certain individuals who also own an indirect interest in the borrower with an outstanding principal balance of $71,120,923 made to the direct parent of the mezzanine borrower. The lenders of the subordinate mezzanine loan, the Mortgage Loan and the mezzanine loan entered into an intercreditor, subordination and standstill agreement that prohibits the enforcement of remedies by the lender of the subordinate mezzanine loan until repayment in full of the Mortgage Loan and the mezzanine loan.

The mezzanine indebtedness is coterminous with the related Mortgage Loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans”, “—Due-On-Sale” and “Due-On-Encumbrance Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name(1)	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Intercreditor Agreement Required
CH2M Global Headquarters	$60,000,000	65%	1.45x	Yes
The Gramercy	$37,000,000	60%	1.97x	Yes
634 Second Street	$30,000,000	80%	1.15x	Yes
Shoppes at Albertville	$12,895,000	75%	1.25x	Yes
Shoppes at Northgate	$12,000,000	75%	1.25x	Yes

(1)	Future mezzanine debt permitted in connection with the sale of the related Mortgaged Property and assumption of the related Mortgage Loan.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U.S. Industrial Portfolio, representing approximately 7.5% of the Initial Pool Balance, Lower Terra JV, LLC, the indirect parent of the related borrowers, has issued preferred equity in the initial amount of approximately $98,386,245 with a preferred annual rate of return, compounded monthly, equal to: (i) for the period from and including September 1, 2016 to but excluding September 1, 2017, 12.6%; (ii) for the period from and including September 1, 2017 to but excluding September 1, 2018, 13.1%; (iii) for the period from and including September 1, 2018 to but excluding September 1, 2019, 13.6%; and (iv) thereafter, 14.1%. The final, mandatory redemption date is required to be one year and a day after the last maturity date of any mortgage loan or mezzanine loan directly or indirectly, as applicable, secured by the related Mortgaged Properties. Upon certain bad boy acts and similar defaults under the preferred equity documents, the preferred investor has the right to replace the managing member, increase the preferred rate of return by 3% and, in some cases, cause a sale of the assets of the subsidiaries and/or hyperamortize the preferred equity amount. Additionally the parents of the borrower are permitted to issue additional preferred equity in any upper tier parent of the borrower so long as after giving effect to such issuance of such preferred equity a change of control of the borrower under the Mortgage Loan documents would not occur as a result of such issuance or upon the exercise of any remedy by the holder of any such preferred equity.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 5.2% of the Initial Pool Balance, the Mortgage Loan documents permit pledges of indirect ownership interests in the borrowers provided that (A)(i) such pledge is to secure a loan or line of credit secured by all or substantially all of the assets of the pledgor in addition to the indirect interest held by the pledgor in the borrowers, (ii) the repayment of such loan or line of credit is not specifically tied solely to the cash flow of the Mortgaged Properties, and (iii) the pledgor’s direct or indirect interest in the borrowers at the time of the pledge is less than 10% of the value of the assets pledged by the pledgor in connection with the pledge, or (B) the pledge is of non-controlling limited partnership interests in the related guarantor, provided that the pledge does not encumber more than 20% of the direct or indirect non-controlling limited partnership interests of the guarantor.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 1999 Avenue of the Stars, Lafayette Centre, Pentagon Center, U.S. Industrial Portfolio, GSK R&D Centre, CH2M Global Headquarters, Mack-Cali Short Hills Office Portfolio, Ericsson North American HQ and One West 34th Street is part of a related Whole Loan consisting of such Mortgage Loan and the related Pari Passu Companion Loan(s) and/or in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holders of the related Companion Loan(s) (the “Companion Loan Holder”) are generally governed by a co-lender agreement (each, a “Co-Lender Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loan(s) are cross-collateralized and cross-defaulted.

“AB Whole Loan” means the 1999 Avenue of the Stars Whole Loan.

“Whole Loan” means each of the 1999 Avenue of the Stars Whole Loan, the Lafayette Centre Whole Loan, the Pentagon Center Whole Loan, the U.S. Industrial Portfolio Whole Loan, the GSK R&D Centre Whole Loan, the CH2M Global Headquarters Whole Loan, the Mack-Cali Short Hills Office Portfolio Whole Loan, the Ericsson North American HQ Whole Loan and the One West 34th Street Whole Loan as the context may require and as applicable.

“Non-Serviced Certificate Administrator” means the GSMS 2017-GS5 Certificate Administrator, the GSMS 2016-GS3 Certificate Administrator, the BANK 2017-BNK4 Certificate Administrator and the CGCMT 2017-P7 Certificate Administrator, as applicable.

“Non-Serviced Co-Lender Agreement” means the Lafayette Centre Co-Lender Agreement, the U.S. Industrial Portfolio Co-Lender Agreement, the GSK R&D Centre Co-Lender Agreement, the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement, the Ericsson North American HQ Co-Lender Agreement and the One West 34th Street Co-Lender Agreement.

“Non-Serviced Companion Loan” means Lafayette Centre Pari Passu Companion Loans, the U.S. Industrial Portfolio Pari Passu Companion Loans, the GSK R&D Centre Pari Passu Companion Loan, the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans, the Ericsson North American HQ Companion Loan and the One West 34th Street Pari Passu Companion Loans.

“Non-Serviced Controlling Class Representative” means the GSMS 2017-GS5 Controlling Class Representative, the GSMS 2016-GS3 Controlling Class Representative, the BANK 2017-BNK4 Controlling Class Representative and the CGCMT 2017-P7 Controlling Class Representative, as applicable.

“Non-Serviced Master Servicer” means the GSMS 2017-GS5 Master Servicer, the GSMS 2016-GS3 Master Servicer, the BANK 2017-BNK4 Master Servicer and CGCMT 2017-P7 Master Servicer, as applicable.

“Non-Serviced Mortgage Loan” means the Lafayette Centre Mortgage Loan, the U.S. Industrial Portfolio Mortgage Loan, the GSK R&D Centre Mortgage Loan, the Mack-Cali Short Hills Office Portfolio Mortgage Loan, the Ericsson North American HQ Mortgage Loan and the One West 34th Street Mortgage Loan.

“Non-Serviced PSA” means the GSMS 2017-GS5 PSA, GSMS 2016-GS3 PSA, BANK 2017-BNK4 PSA and the CGCMT 2017-P7 PSA, as applicable.

“Non-Serviced Special Servicer” means the GSMS 2017-GS5 Special Servicer, the GSMS 2016-GS3 Special Servicer, the BANK 2017-BNK4 Special Servicer and the CGCMT 2017-P7 Special Servicer, as applicable.

“Non-Serviced Trustee” means the GSMS 2017-GS5 Trustee, the GSMS 2016-GS3 Trustee, the BANK 2017-BNK4 Trustee and the CGCMT 2017-P7 Trustee, as applicable.

“Non-Serviced Whole Loan” means the Lafayette Centre Whole Loan, the U.S. Industrial Portfolio Whole Loan, the GSK R&D Centre Whole Loan, the Mack-Cali Short Hills Office Portfolio Whole Loan, the Ericsson North American HQ Whole Loan and the One West 34th Street Whole Loan.

“Pari Passu Companion Loan” means each of the 1999 Avenue of the Stars Pari Passu Companion Loans, the Lafayette Centre Pari Passu Companion Loans, the Pentagon Center Pari Passu Companion Loans, the U.S. Industrial Portfolio Pari Passu Companion Loans, the GSK R&D Centre Pari Passu Companion Loan, the CH2M Global Headquarters Pari Passu Companion Loan, the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans, the Ericsson North American HQ Pari Passu Companion Loan and the One West 34th Street Pari Passu Companion Loans.

“Serviced AB Whole Loan” means the 1999 Avenue of the Stars Whole Loan.

“Serviced Companion Loan” means each of the 1999 Avenue of the Stars Pari Passu Companion Loans, the 1999 Avenue of the Stars Subordinate Companion Loan, the Pentagon Center Pari Passu Companion Loans and the CH2M Global Headquarters Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan” means each of the 1999 Avenue of the Stars Pari Passu Companion Loans, the Pentagon Center Pari Passu Companion Loans and the CH2M Global Headquarters Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan” means each of the 1999 Avenue of the Stars Mortgage Loan, the Pentagon Center Mortgage Loan and the CH2M Global Headquarters Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of the 1999 Avenue of the Stars Whole Loan, the Pentagon Center Whole Loan and the CH2M Global Headquarters Whole Loan.

“Serviced Subordinate Companion Loan” means the 1999 Avenue of the Stars Subordinate Companion Loan.

“Serviced Whole Loan” means each of the 1999 Avenue of the Stars Whole Loan, the Pentagon Center Whole Loan and the CH2M Global Headquarters Whole Loan.

“Subordinate Companion Loan” means the 1999 Avenue of the Stars Subordinate Companion Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
1999 Avenue of the Stars	$95,500,000	9.96%	$137,260,000	$192,240,000	27.1%	49.4%	3.84x	2.12x
Lafayette Centre	$80,250,000	8.4%	$162,750,000	—	60.1%	60.1%	2.27x	2.27x
Pentagon Center	$80,000,000	8.3%	$130,000,000	—	55.3%	55.3%	2.72x	2.72x
U.S. Industrial Portfolio	$72,403,880	7.5%	$234,236,120	—	67.2%	67.2%	2.14x	2.14x
GSK R&D Centre	$65,500,000	6.8%	$72,500,000	—	39.9%	39.9%	4.74x	4.74x
CH2M Global Headquarters	$60,000,000	6.3%	$20,000,000	—	65.5%	65.5%	1.36x	1.36x
Mack-Cali Short Hills Office Portfolio	$49,800,000	5.2%	$74,700,000	—	45.1%	45.1%	3.28x	3.28x
Ericsson North American HQ	$45,600,000	4.8%	$58,000,000	—	69.1%	69.1%	1.98x	1.98x
One West 34th Street	$40,000,000	4.2%	$110,000,000	—	53.6%	53.6%	1.24x	1.24x

(1)	Calculated including the related Pari Passu Companion Loans but excluding the related Subordinate Companion Loan(s).

(2)	Calculated including the related Pari Passu Companion Loans and the related Subordinate Companion Loan(s).

1999 Avenue of the Stars Whole Loan

General

The Mortgage Loan, identified as 1999 Avenue of the Stars (the “1999 Avenue of the Stars Mortgage Loan”) on Annex A-1, representing approximately 9.96% of the Initial Pool Balance, is part of a split loan structure comprised of seven mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 1999 Avenue of the Stars Mortgage Loan is evidenced by one (1) senior pari passu promissory note A-1 with a Cut-off Date Balance of $95,500,000. The related Senior Pari Passu Companion Loans (the “1999 Avenue of the Stars Senior Pari Passu Companion Loans” and together with the 1999 Avenue of the Stars Mortgage Loan, the “1999 Avenue of the Stars Senior Loans”) are evidenced by two (2) senior pari passu promissory notes with an aggregate Cut-off Date Balance of $137,260,000, both of which are currently held by GSMC and expected to be transferred to one or more future securitizations or otherwise transferred. The related Subordinate Companion Loan (the “1999 Avenue of the Stars Subordinate Companion Loan”) is evidenced by four subordinate pari passu promissory notes with an aggregate Cut-off Date Balance of $192,240,000, which is held by American General Life Insurance Company, The Variable Annuity Life Insurance Company, the United States Life Insurance Company in the City of New York and National Union Fire Insurance Company of Pittsburgh, Pa. (collectively, the “1999 Avenue of the Stars Subordinate Companion Loan Holder”). The rights of the “controlling noteholder” will be exercised, prior to a 1999 Avenue of the Stars Control Appraisal Period, by the 1999 Avenue of the Stars Whole Loan Directing Holder (defined below) appointed by 1999 Avenue of the Stars Subordinate Companion Loan Holder. The initial 1999 Avenue of the Stars Whole Loan Directing Holder is expected to be American General Life Insurance Company, as junior operating advisor on behalf of the 1999 Avenue of the Stars Subordinate Companion Loan Holder. The 1999 Avenue of the Stars Subordinate Companion Loan and the 1999 Avenue of the Stars Senior Pari Passu Companion Loans are collectively referred to in this prospectus as the “1999 Avenue of the Stars Companion Loans”. The 1999 Avenue of the Stars Mortgage Loan, together with the 1999 Avenue of the Stars Companion Loans, are referred to in this prospectus as the “1999 Avenue of the Stars Whole Loan”. The 1999 Avenue of the Stars Companion Loans will not be included in the issuing entity. Only the 1999 Avenue of the Stars Mortgage Loan will be included in the issuing entity. The 1999 Avenue of the Stars Mortgage Loan and the 1999 Avenue of the Stars Senior Pari Passu Companion Loans are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the 1999 Avenue of the Stars Mortgage Loan, the rights of the 1999 Avenue of the Stars Subordinate Companion Loan Holder and the rights of GSMC and any future securitization trust holding the 1999 Avenue of the Stars Senior Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “1999 Avenue of the Stars Co-Lender Agreement”).

Servicing

The 1999 Avenue of the Stars Whole Loan and any related REO Property will be serviced and administered by the master servicer and, if necessary, the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the 1999 Avenue of the Stars Co-Lender Agreement. In servicing the 1999 Avenue of the Stars Whole Loan, the Servicing Standard will require the master servicer and the special servicer to take into account the interests of the Certificateholders and the holders of the 1999 Avenue of the Stars Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the 1999 Avenue of the Stars Mortgage Loan pursuant to the 1999 Avenue of the Stars Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the 1999 Avenue of the Stars Senior Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the 1999 Avenue of the Stars Senior Pari Passu Companion Loans as set forth in the 1999 Avenue of the Stars Co-Lender Agreement.

Application of Payments

The 1999 Avenue of the Stars Co-Lender Agreement sets forth the respective rights of the holder of the 1999 Avenue of the Stars Mortgage Loan and the holders of the 1999 Avenue of the Stars Companion Loans with respect to distributions of funds received in respect of the 1999 Avenue of the Stars Whole Loan, and provides, in general, that:

●	the 1999 Avenue of the Stars Subordinate Companions Loan is, at all times, junior, subject and subordinate to the 1999 Avenue of the Stars Senior Loans, and the right of the 1999 Avenue of the Stars Subordinate Companion Loan Holder to receive payments with respect to the 1999 Avenue of the Stars Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the 1999 Avenue of the Stars Senior Loans to receive payments with respect to the 1999 Avenue of the Stars Whole Loan;

●	the 1999 Avenue of the Stars Mortgage Loan and the 1999 Avenue of the Stars Senior Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	all expenses and losses relating to the 1999 Avenue of the Stars Whole Loan will, to the extent not paid by the related borrower, be allocated first to the 1999 Avenue of the Stars Subordinate Companion Loan and second to the issuing entity, as holder of the 1999 Avenue of the Stars Mortgage Loan, and the holders of the 1999 Avenue of the Stars Senior Pari Passu Companion Loans on a pro rata and pari passu basis, provided that (i) P&I advances with respect to any note are reimbursable solely out of collections allocable to such note in accordance with the 1999 Avenue of the Stars Co-Lender Agreement and will not be reimbursed or paid, as the case may be, out of collections allocable to any other loan, and (ii) if any cost or expense is paid out of amounts otherwise payable to the issuing entity, as holder of the 1999 Avenue of the Stars Mortgage Loan, or the holders of the 1999 Avenue of the Stars Senior Pari Passu Companion Loans, because of insufficient collection on a 1999 Avenue of the Stars Subordinate Companion Loan from which such cost or expense would have been paid had it remained outstanding, then the issuing entity and holders of the 1999 Avenue of the Stars Senior Pari Passu Companion Loans, as applicable, will be entitled to reimbursement of such cost or expense pursuant to the 1999 Avenue of the Stars Co-Lender Agreement;

●	expenses and losses allocated to a particular note will be applied, first, to reduce principal distributions otherwise payable thereon, second, to reduce interest distributions otherwise payable thereon and, third, to reduce any other distributions otherwise payable thereon;

●	if no 1999 Avenue of the Stars Sequential Pay Event (as defined below) has occurred and is continuing with respect to the 1999 Avenue of the Stars Whole Loan, all amounts tendered by the related borrower or otherwise available for payment on the 1999 Avenue of the Stars Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(a)       first, to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the 1999 Avenue of the Stars Senior Loans at the applicable note interest rate;

(b)       second, to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, in an amount equal to the 1999 Avenue of the Stars Senior Loan Percentage Interest, of principal payments received, if any, with respect to such Due Date with respect to the 1999 Avenue of the Stars Whole Loan, until the balance of the 1999 Avenue of the Stars Senior Loans have been reduced to zero;

(c)       third, to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, up to the amount of any unreimbursed costs and expenses paid by the holders of the 1999 Avenue of the Stars Senior Loans including any recovered costs not previously reimbursed to the issuing entity, as the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, (or paid or advanced by any master servicer or special servicer on its behalf and not previously paid or reimbursed) with respect to the 1999 Avenue of the Stars Whole Loan pursuant to the 1999 Avenue of the Stars Co-Lender Agreement or the PSA;

(d)       fourth, to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, in an amount equal to the product of (i) the 1999 Avenue of the Stars Senior Loan Percentage Interest, multiplied by (ii) the ratio of the 1999 Avenue of the Stars Senior Loan Interest Rate to the interest rate of the 1999 Avenue of the Stars Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(e)       fifth, if the proceeds of any foreclosure sale or any liquidation of the 1999 Avenue of the Stars Whole Loan or 1999 Avenue of the Stars Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a workout the principal balance of the 1999 Avenue of the Stars Senior Loans has been reduced, such excess amount is required to be paid to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, in an amount up to the reduction, if any, of the principal balance of the 1999 Avenue of the Stars Senior Loans as a result of such workout, plus interest on such amount at the related interest rate;

(f)       sixth, to the 1999 Avenue of the Stars Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan at the related interest rate;

(g)       seventh, to the 1999 Avenue of the Stars Subordinate Companion Loan Holder, pro rata and pari passu, in an amount equal to the 1999 Avenue of the Stars Subordinate Companion Loan Percentage Interest of principal payments received, if any, with respect to such Due Date with respect to the 1999 Avenue of the Stars Whole Loan, until the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan has been reduced to zero; provided, that with respect to any Insurance Proceeds or Condemnation Proceeds allocated as principal on the 1999 Avenue of the Stars Mortgage Loan and payable to the 1999 Avenue of the Stars Noteholders pursuant to the 1999 Avenue of the Stars Co-Lender Agreement, the portion of such Insurance Proceeds and Condemnation Proceeds remaining after distribution to the holders of the 1999 Avenue of the Stars Senior Loans pursuant to the 1999 Avenue of the Stars Co-Lender Agreement will be distributed to the 1999 Avenue of the Stars Subordinate Companion Loan Holder until the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan has been reduced to zero;

(h)       eighth, to the 1999 Avenue of the Stars Subordinate Companion Loan Holder, pro rata and pari passu, in an amount equal to the product of (i) the 1999 Avenue of the Stars Subordinate Companion Loan Percentage Interest, multiplied by (ii) the ratio of the 1999 Avenue of the Stars Subordinate Companion Loan Interest Rate to the interest rate of the 1999 Avenue of the Stars Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(i)       ninth, to the extent the 1999 Avenue of the Stars Subordinate Companion Loan Holder have made any payments or advances to cure defaults pursuant to the 1999 Avenue of the Stars Co-Lender Agreement, to reimburse the 1999 Avenue of the Stars Subordinate Companion Loan Holder for all such cure payments;

(j)       tenth, if the proceeds of any foreclosure sale or any liquidation of the 1999 Avenue of the Stars Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a workout the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the 1999 Avenue of the Stars Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

(k)       eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or the special servicer, as applicable, (in each case provided that such reimbursements or payments relate to the 1999 Avenue of the Stars Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, and the 1999 Avenue of the Stars Subordinate Companion Loan Holder, pro rata and pari passu, based on their respective percentage interests; and

(l)       twelth, if any excess amount is available to be distributed in respect of the 1999 Avenue of the Stars Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount is required to be paid pro rata to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, and the 1999 Avenue of the Stars Subordinate Companion Loan Holder, pro rata and pari passu, in accordance with their respective initial percentage interests.

“1999 Avenue of the Stars Subordinate Companion Loan Percentage Interest” means 45.23%.

“1999 Avenue of the Stars Senior Loan Percentage Interest” means 54.77%.

“1999 Avenue of the Stars Senior Loan Interest Rate” means 4.136512631036260%.

“1999 Avenue of the Stars Subordinate Companion Loan Interest Rate” means 4.080500000000000%.

●	Upon the occurrence and continuance of (i) a monetary event of default with respect to the 1999 Avenue of the Stars Whole Loan or (ii) a non-monetary event of default as to which the 1999 Avenue of the Stars Whole Loan becomes a Specially Serviced Loan, in each case provided the 1999 Avenue of the Stars Subordinate Companion Loan Holder (or the 1999 Avenue of the Stars Whole Loan Directing Holder acting on their behalf) has not exercised its cure rights (a “1999 Avenue of the Stars Sequential Pay Event”), amounts tendered by the related borrower or otherwise available for payment on the 1999 Avenue of the Stars Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(a)       first, to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, in an amount equal to the accrued and unpaid interest on the balance of the 1999 Avenue of the Stars Senior Loans at the applicable note interest rate;

(b)       second, to the holders of the 1999 Avenue of the Stars Senior Loans in an amount equal to all amounts allocated as principal on the 1999 Avenue of the Stars Whole Loan, pro rata and pari passu, in an amount equal to the balance of the 1999 Avenue of the Stars Senior Loans, until the principal balance of the 1999 Avenue of the Stars Senior Loans has been reduced to zero; provided, that with respect to any Insurance Proceeds or Condemnation Proceeds allocated as principal on the 1999 Avenue of the Stars Mortgage Loan and payable to the 1999 Avenue of the Stars Noteholders pursuant to the 1999 Avenue of the Stars Co-Lender Agreement, 100% of such Insurance Proceeds and Condemnation Proceeds are required to be distributed to the holders of the 1999 Avenue of the Stars Senior Loans on a pro rata and pari passu basis until the principal balance of the 1999 Avenue of the Stars Senior Loans has been reduced to zero;

(c)       third, to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, up to the amount of any unreimbursed costs and expenses paid by the holders of the 1999 Avenue of the Stars Senior Loans, including any recovered costs not previously reimbursed to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, (or paid or advanced by the master servicer or the special servicer, as applicable, on their behalf and not previously paid or reimbursed) with respect to the 1999 Avenue of the Stars Whole Loan pursuant to the 1999 Avenue of the Stars Co-Lender Agreement or the PSA;

(d)       fourth, to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, in an amount equal to the product of (i) the 1999 Avenue of the Stars Senior Loan Percentage Interest, multiplied by (ii) the ratio of the 1999 Avenue of the Stars Senior Loan Interest Rate to the interest rate of the 1999 Avenue of the Stars Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(e)       fifth, if the proceeds of any foreclosure sale or any liquidation of the 1999 Avenue of the Stars Whole Loan or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(d) and, as a result of a workout the principal balance of the 1999 Avenue of the Stars Senior Loans has been reduced, such excess amount is required to be paid to the holders of the 1999 Avenue of the Stars Senior Loans, pro rata and pari passu, in an amount up to the reduction, if any, of the principal balance of the 1999 Avenue of the Stars Senior Loans as a result of such workout, plus interest on such amount at the related interest rate;

(f)       sixth, to the extent the 1999 Avenue of the Stars Subordinate Companion Loan Holder have made any payments or advances to cure defaults pursuant to the 1999 Avenue of the Stars Co-Lender Agreement, to reimburse the 1999 Avenue of the Stars Subordinate Companion Loan Holder for all such cure payments;

(g)       seventh, to the 1999 Avenue of the Stars Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan at the related interest rate;

(h)       eighth, to the 1999 Avenue of the Stars Subordinate Companion Loan Holder in an amount equal to all amounts allocated as principal on the 1999 Avenue of the Stars Whole Loan, with respect to such Due Date, until the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan has been reduced to zero; provided, that with respect to any Insurance Proceeds or Condemnation Proceeds allocated as principal on the 1999 Avenue of the Stars Mortgage Loan and payable to the holders of the 1999 Avenue of the Stars Senior Loans and the 1999 Avenue of the Stars Subordinate Companion Loan Holder pursuant to the 1999 Avenue of the Stars Co-Lender Agreement, the portion of such Insurance Proceeds and Condemnation Proceeds remaining after distribution to the holders of the 1999 Avenue of the Stars Senior Loans pursuant to the 1999 Avenue of the Stars Co-Lender Agreement will be distributed to the 1999 Avenue of the Stars Subordinate Companion Loan Holder until the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan has been reduced to zero;

(i)       ninth, to the 1999 Avenue of the Stars Subordinate Companion Loan Holder, pro rata and pari passu, in an amount equal to the product of (i) the 1999 Avenue of the Stars Subordinate Companion Loan Percentage Interest, multiplied by (ii) the ratio of the 1999 Avenue of the Stars Subordinate Companion Loan Interest Rate to the interest rate of the 1999 Avenue of the Stars Whole Loan, and (iii) any prepayment premium to the extent paid by the related borrower;

(j)       tenth, if the proceeds of any foreclosure sale or any liquidation of the 1999 Avenue of the Stars Whole Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a workout the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the 1999 Avenue of the Stars Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related interest rate;

(k)       eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or the special servicer, as applicable, (in each case provided that such reimbursements or payments relate to the 1999 Avenue of the Stars Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the issuing entity, as the holder of the 1999 Avenue of the Stars Mortgage Loan, and the holder of the 1999 Avenue of the Stars Senior Pari Passu Companion Loan, pro rata and pari passu, and the 1999 Avenue of the Stars Subordinate Companion Loan Holder, pro rata and pari passu, based on their respective percentage interests; and

(l)       twelfth, if any excess amount is available to be distributed in respect of the 1999 Avenue of the Stars Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount is required to be paid pro rata to the issuing entity, as the holder of the 1999 Avenue of the Stars Mortgage Loan, and the holders of the 1999 Avenue of the Stars Senior Pari Passu Companion Loans, pro rata and pari passu, and the 1999 Avenue of the Stars Subordinate Companion Loan Holder, pro rata and pari passu, in accordance with their respective initial percentage interests.

(m)       To the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the 1999 Avenue of the Stars Mortgage Loan and the 1999 Avenue of the Stars Companion Loans (as determined in accordance with the applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value), are required to be allocated to reduce the principal balances of the 1999 Avenue of the Stars Mortgage Loan and the 1999 Avenue of the Stars Companion Loans in the manner permitted by the REMIC provisions.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 1999 Avenue of the Stars Mortgage Loan, then that P&I Advance may only be reimbursed out of future payments and collections on the 1999 Avenue of the Stars Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on any 1999 Avenue of the Stars Companion Loans. Similarly, P&I advances on the 1999 Avenue of the Stars Companion Loans are not reimbursable out of payments or other collections on the 1999 Avenue of the Stars Mortgage Loan. Interest on P&I Advances made with respect to the 1999 Avenue of the Stars Mortgage Loan may only be reimbursed out of future payments and collections on the 1999 Avenue of the Stars Subordinate Companion Loan (as and to the extent provided in the PSA) and the 1999 Avenue of the Stars Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 1999 Avenue of the Stars Senior Pari Passu Companion Loans.

Control and Consultation

Pursuant to the 1999 Avenue of the Stars Co-Lender Agreement, the directing holder with respect to the 1999 Avenue of the Stars Whole Loan (the “1999 Avenue of the Stars Whole Loan Directing Holder”), as of any date of determination, will be (i) the 1999 Avenue of the Stars Subordinate Companion Loan Holder (or the 1999 Avenue of the Stars Whole Loan Directing Holder acting on its behalf, unless a 1999 Avenue of the Stars Control Appraisal Event has occurred and is continuing, or (ii) for so long as a 1999 Avenue of the Stars Control Appraisal Event has occurred and is continuing, the Controlling Class Representative. Neither the 1999 Avenue of the Stars Subordinate Companion Loan Holder nor the Controlling Class Representative is permitted to exercise the rights of the 1999 Avenue of the Stars Directing Holder if it is the related borrower or a Borrower Party Affiliate. The 1999 Avenue of the Stars Whole Loan Directing Holder will be entitled to exercise consent and/or consultation rights as set forth under “Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the 1999 Avenue of the Stars Whole Loan, and the implementation of any recommended actions outlined in an Asset Status Report with respect to the 1999 Avenue of the Stars Whole Loan will require the approval of the 1999 Avenue of the Stars Whole Loan Directing Holder as described under “Pooling and Servicing Agreement—Directing Holder” and “—Asset Status Report”.

A “1999 Avenue of the Stars Control Appraisal Event” will exist with respect to the 1999 Avenue of the Stars Whole Loan, if and for so long as: (a)(1) the initial principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 1999 Avenue of the Stars Subordinate Companion Loan after the date of creation of the 1999 Avenue of the Stars Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the 1999 Avenue of the Stars Whole Loan that is allocated to the 1999 Avenue of the Stars Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the 1999 Avenue of the Stars Whole Loan that are allocated to the 1999 Avenue of the Stars Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the 1999 Avenue of the Stars Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the 1999 Avenue of the Stars Subordinate Companion Loan Holder on the 1999 Avenue of the Stars Subordinate Companion Loan after the date of creation of the 1999 Avenue of the Stars Subordinate Companion Loan.

Pursuant to the terms of the 1999 Avenue of the Stars Co-Lender Agreement, each holder of a 1999 Avenue of the Stars Companion Loan (or its representative), for so long as such holder is not the 1999 Avenue of the Stars Whole Loan Directing Holder, will (i) have a right to receive copies of all notices, information and reports that the master servicer or the special servicer, as applicable, is required to provide to the Directing Holder pursuant to the PSA (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the PSA without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to 1999 Avenue of the Stars Whole Loan or the implementation of any recommended action outlined in an Asset Status Report relating to the 1999 Avenue of the Stars Whole Loan and (ii) has the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the 1999 Avenue of the Stars Whole Loan or the implementation of any recommended action outlined in an Asset Status Report relating to the 1999 Avenue of the Stars Whole Loan. The consultation right of the issuing entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports required to be provided to the Controlling Class Representative; provided that if the master servicer (or the special servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the master servicer or the special servicer, as applicable, is permitted to take any material action or any action set forth in the Asset Status Report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 1999 Avenue of the Stars Whole Loan (as a collective whole). Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative) or any holder of a 1999 Avenue of the Stars Companion Loan not held by the trust.

Neither the master servicer nor the special servicer may follow any advice, direction or objection by the issuing entity (or its representative) or any holder of a 1999 Avenue of the Stars Companion Loan not held by the issuing entity or the Controlling Class Representative that would (i) require or cause the master servicer or the special servicer, as applicable, to violate applicable law, the terms of the 1999 Avenue of the Stars Whole Loan, the 1999 Avenue of the Stars Co-Lender Agreement, the related mezzanine intercreditor agreement, the PSA, including the Servicing Standard, (ii) result in the imposition of federal income tax on the issuing entity or cause it to fail to qualify as a REMIC; (iii) expose the Certificateholders, the issuing entity, any holder of a 1999 Avenue of the Stars Companion Loan not held by the issuing entity, the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or any of their respective affiliates, members, managers, officers, directors, employees or agents, to any material claim, suit or liability, or (iv) materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA or the scope of the trustee’s or certificate administrator’s responsibilities under the PSA.

In addition to the control and consultation rights of the holders of the 1999 Avenue of the Stars Companion Loans described above, pursuant to the terms of the 1999 Avenue of the Stars Co-Lender

Agreement, each holder of a 1999 Avenue of the Stars Companion Loan not held by the issuing entity will have the right to annual meetings (which may be held telephonically) with the master servicer or the special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the 1999 Avenue of the Stars Whole Loan are discussed.

Sale of Defaulted Whole Loan

Upon the 1999 Avenue of the Stars Whole Loan becoming a Defaulted Loan, if the special servicer decides to sell the 1999 Avenue of the Stars Mortgage Loan, such special servicer will be required to sell the 1999 Avenue of the Stars Mortgage Loan together with the 1999 Avenue of the Stars Senior Pari Passu Companion Loans (but not the 1999 Avenue of the Stars Subordinate Companion Loan) as a single whole loan. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Cure Rights

Prior to a 1999 Avenue of the Stars Control Appraisal Event, in the event that there is (a) a monetary event of default beyond applicable notice and grace periods with respect to the 1999 Avenue of the Stars Whole Loan or (b) a non-monetary event of default beyond applicable notice and grace periods with respect to the 1999 Avenue of the Stars Whole Loan, then the 1999 Avenue of the Stars Subordinate Companion Loan Holder will have the right, but not the obligation, to: (A) cure such monetary event of default within 5 business days following the receipt of notice of such default and (B) cure such non-monetary event of default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary event of default may be extended by up to 90 days. If the 1999 Avenue of the Stars Subordinate Companion Loan Holder elect to cure a default by way of a payment of money (a “Cure Payment”), the 1999 Avenue of the Stars Subordinate Companion Loan Holder will be required to make such Cure Payment as directed by the master servicer or the special servicer and such Cure Payment is required to include reimbursement for all advances, fees or interest paid by the master servicer or the special servicer or the holders of the 1999 Avenue of the Stars Senior Pari Passu Companion Loans. So long as an event of default exists that is being cured by the 1999 Avenue of the Stars Subordinate Companion Loan Holder and the applicable cure period has not expired, the default will not be treated as a 1999 Avenue of the Stars Sequential Pay Event (i) for purposes of “—Application of Payments” above, (ii) for purposes of triggering an acceleration of the 1999 Avenue of the Stars Whole Loan or commencing foreclosure proceedings or similar legal proceedings with respect to the related Mortgaged Properties, or (iii) for purposes of treating the 1999 Avenue of the Stars Whole Loan as a Specially Serviced Loan. Notwithstanding anything to the contrary, the right of the 1999 Avenue of the Stars Subordinate Companion Loan Holder to cure a default will be limited to 6 Cure Events (except with the consent of the holders of the 1999 Avenue of the Stars Senior Loans) over the life of the 1999 Avenue of the Stars Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the 1999 Avenue of the Stars Subordinate Companion Loan Holder exercise of their cure rights, whether for 1 month or for consecutive months in the aggregate.

Purchase Option

After the occurrence and delivery of an event of default under the 1999 Avenue of the Stars Whole Loan, the 1999 Avenue of the Stars Subordinate Companion Loan Holder will have the right, by written notice to the issuing entity, as holder of the 1999 Avenue of the Stars Mortgage Loan and the holders of the 1999 Avenue of the Stars Senior Pari Passu Companion Loans (an “1999 Avenue of the Stars Purchase Notice”), to purchase in immediately available funds, the 1999 Avenue of the Stars Senior Loans in whole but not in part at the applicable defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses. Upon delivery of the 1999 Avenue of the Stars Purchase Notice to the holders of the 1999 Avenue of the Stars Senior Loans, the holders of the 1999 Avenue of the Stars Senior Loans will be required to sell (and the 1999 Avenue of the Stars Subordinate Companion Loan Holder will be required to purchase) the 1999 Avenue of the Stars Senior Loans at the applicable defaulted mortgage loan purchase price, on a date (the “Defaulted 1999 Avenue of the Stars Purchase Date”) not more than 60 days after the date of the 1999 Avenue of the Stars Purchase Notice. The failure of the 1999 Avenue of the Stars Subordinate Companion Loan Holder to purchase the 1999 Avenue of the Stars Senior Loans on the

Defaulted 1999 Avenue of the Stars Purchase Date will result in the termination of such right. The 1999 Avenue of the Stars Subordinate Companion Loan Holder have agreed that the sale of the 1999 Avenue of the Stars Senior Loans will comply with all requirements of the PSA and that all costs and expenses related thereto will be paid by the 1999 Avenue of the Stars Subordinate Companion Loan Holder. The defaulted mortgage loan purchase price will be calculated by master servicer or the special servicer 3 business days prior to the Defaulted 1999 Avenue of the Stars Purchase Date and absent manifest error, will be binding upon the 1999 Avenue of the Stars Subordinate Companion Loan Holder.

The right of the 1999 Avenue of the Stars Subordinate Companion Loan Holder to purchase the 1999 Avenue of the Stars Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property. Notwithstanding the foregoing sentence, the special servicer is required to give the 1999 Avenue of the Stars Subordinate Companion Loan Holder (or the 1999 Avenue of the Stars Whole Loan Directing Holder acting on their behalf) 5, or with respect to deed in lieu of foreclosure 10, business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the special servicer intends to accept a deed in lieu of foreclosure, it is required to deliver a Notice of Foreclosure/DIL stating its intent to the 1999 Avenue of the Stars Subordinate Companion Loan Holder who will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver written notice to the special servicer of its intent to purchase the 1999 Avenue of the Stars Senior Loans and to consummate the purchase option on a date to occur no later than 30 days from the day they received the Notice of Foreclosure/DIL.

Special Servicer Appointment Rights

Pursuant to the 1999 Avenue of the Stars Co-Lender Agreement, the 1999 Avenue of the Stars Whole Loan Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the 1999 Avenue of the Stars Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the 1999 Avenue of the Stars Companion Loans (or their representatives). The applicable certificateholders with the requisite percentage of voting rights (during any consultation period and any consultation termination period under the PSA) will have the right, with or without cause, to replace the special servicer then acting with respect to the 1999 Avenue of the Stars Whole Loan and appoint a replacement special servicer in lieu thereof without the holders of the 1999 Avenue of the Stars Companion Loans (or their representatives) in accordance with the PSA. The holders of the 1999 Avenue of the Stars Companion Loans may terminate the special servicer upon a servicer termination event with respect to the special servicer and appoint a replacement special servicer in lieu thereof, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

Lafayette Centre Whole Loan

General

The Mortgage Loan, identified as Lafayette Centre (the “Lafayette Centre Mortgage Loan”) on Annex A-1, representing approximately 8.4% of the Initial Pool Balance, is part of a split loan structure comprised of three mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Lafayette Centre Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $80,250,000. The Lafayette Centre Pari Passu Companion Loans (the “Lafayette Centre Pari Passu Companion Loans” and together with the Lafayette Centre Mortgage Loan, the “Lafayette Centre Whole Loan”) are evidenced by two (2) promissory notes with an aggregate Cut-off Date Balance of $162,750,000, one of which was transferred to the GSMS 2017-GS5 securitization trust (the “Lafayette Centre Controlling Companion Loan”) and one of which is currently held by GSMC and expected to be transferred to one or more future securitizations or otherwise transferred. The Lafayette Centre Pari Passu Companion Loans will not be included in the issuing entity. Only the Lafayette Centre Mortgage Loan will be included in the issuing entity. The Lafayette Centre Mortgage Loan and the Lafayette Centre Pari Passu Companion Loans are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the Lafayette Centre Mortgage Loan and the rights of the holders of the Lafayette Centre Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Lafayette Centre Co-Lender Agreement”).

Servicing

The Lafayette Centre Whole Loan and any related REO Property will be serviced and administered in accordance with the pooling and servicing agreement (the “GSMS 2017-GS5 PSA”), dated as of March 1, 2017, among GS Mortgage Securities Corporation II, as depositor (the “GSMS 2017-GS5 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “GSMS 2017-GS5 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “GSMS 2017-GS5 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “GSMS 2017-GS5 Certificate Administrator”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “GSMS 2017-GS5 Trustee”), and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “GSMS 2017-GS5 Operating Advisor”) and asset representations reviewer (in such capacity, the “GSMS 2017-GS5 Asset Representations Reviewer”), which is separate from the PSA under which your certificates are issued, by the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Special Servicer, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the Lafayette Centre Co-Lender Agreement. In servicing the Lafayette Centre Whole Loan, the servicing standard under the GSMS 2017-GS5 PSA will require the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Special Servicer to take into account the interests of both the Certificateholders and the holders of the Lafayette Centre Pari Passu Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the Lafayette Centre Mortgage Loan pursuant to the Lafayette Centre Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Lafayette Centre Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Lafayette Centre Pari Passu Companion Loans as set forth in the Lafayette Centre Co-Lender Agreement.

Application of Payments

The Lafayette Centre Co-Lender Agreement sets forth the respective rights of the holder of the Lafayette Centre Mortgage Loan and the holders of the Lafayette Centre Pari Passu Companion Loans with respect to distributions of funds received in respect of the Lafayette Centre Whole Loan, and provides, in general, that:

●	the Lafayette Centre Mortgage Loan and the Lafayette Centre Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Lafayette Centre Whole Loan or the Lafayette Centre Mortgaged Property will be applied to the Lafayette Centre Mortgage Loan and the Lafayette Centre Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Special Servicer, the GSMS 2017-GS5 Operating Advisor, the GSMS 2017-GS5 Asset Representations Reviewer, the GSMS 2017-GS5 Certificate Administrator and the GSMS 2017-GS5 Trustee) in accordance with the terms of the Lafayette Centre Co-Lender Agreement and the GSMS 2017-GS5 PSA; and

●	expenses, losses and shortfalls relating to the Lafayette Centre Whole Loan will be allocated, on a pro rata and pari passu basis, to the Lafayette Centre Mortgage Loan and the Lafayette Centre Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Lafayette Centre Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Lafayette Centre Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Lafayette Centre Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Protection Advance) allocable to the Lafayette Centre Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the GSMS 2017-GS5 securitization, subject to the GSMS 2017-GS5 issuing entity’s right to reimbursement from future payments and other collections on the Lafayette Centre Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the GSMS 2017-GS5 certificateholders.

Consultation and Control

Pursuant to the Lafayette Centre Co-Lender Agreement, the directing holder with respect to the Lafayette Centre Whole Loan, as of any date of determination, will be the GSMS 2017-GS5 Trustee on behalf of the GSMS 2017-GS5 issuing entity, as holder of the controlling Lafayette Centre Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the GSMS 2017-GS5 PSA or the Lafayette Centre Whole Loan is an excluded loan under the GSMS 2017-GS5 PSA, the GSMS 2017-GS5 Controlling Class Representative (the “GSMS 2017-GS5 Controlling Class Representative”) will be entitled to exercise the rights of the directing holder with respect to the Lafayette Centre Whole Loan. In its capacity as representative of the directing holder under the Lafayette Centre Co-Lender Agreement, the GSMS 2017-GS5 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—The Directing Holder” in this prospectus) with respect to the Lafayette Centre Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Lafayette Centre Whole Loan will require the approval of the GSMS 2017-GS5 Controlling Class Representative (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Holder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the GSMS 2017-GS5 PSA, the GSMS 2017-GS5 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Lafayette Centre Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the GSMS 2017-GS5 issuing entity (exclusive of any “non-serviced mortgage loan” and any “excluded loan” under the GSMS 2017-GS5 PSA) included in the GSMS 2017-GS5 issuing entity.

In addition, pursuant to the terms of the Lafayette Centre Co-Lender Agreement, the issuing entity, as the holder of the Lafayette Centre Mortgage Loan (or its representative which, unless the Lafayette Centre Whole Loan is an Excluded Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, is required to provide to the GSMS 2017-GS5 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the GSMS 2017-GS5 Controlling Class Representative under the GSMS 2017-GS5 PSA without regard to the occurrence of a control termination event or consultation termination event under the GSMS 2017-GS5 PSA) with respect to any “major decisions” (as defined in the Lafayette Centre Co-Lender Agreement) to be taken with respect to the Lafayette Centre Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Lafayette Centre Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined in the Lafayette Centre Co-Lender Agreement) to be taken with respect to the Lafayette Centre Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Lafayette Centre Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the issuing entity (or its representative) has responded within such period; provided, that if the GSMS 2017-GS5 Master Servicer (or the GSMS 2017-GS5 Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the issuing entity (or its representative) described above, the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Lafayette Centre Whole Loan. Neither the GSMS 2017-GS5 Master Servicer nor the GSMS 2017-GS5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the GSMS 2017-GS5 Master Servicer nor the GSMS 2017-GS5 Special Servicer may take or refrain from taking any action based on advice or consultation provided by the issuing entity (or its representative) that would cause the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, to violate applicable law, the terms of the Lafayette Centre Whole Loan, the Lafayette Centre Co-Lender Agreement, the GSMS 2017-GS5 PSA, including the servicing standard under the GSMS 2017-GS5 PSA, or the REMIC provisions or that would (i) expose the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Special Servicer, the GSMS 2017-GS5 Depositor, the mortgage loan seller with respect to the GSMS 2017-GS5 securitization transaction, the GSMS 2017-GS5 issuing entity, the GSMS 2017-GS5 Trustee, the GSMS 2017-GS5 Operating Advisor, the GSMS 2017-GS5 Asset Representations Reviewer, the GSMS 2017-GS5 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the GSMS 2017-GS5 Master Servicer’s or the GSMS 2017-GS5 Special Servicer’s responsibilities, or (iii) cause the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the GSMS 2017-GS5 certificateholders or the servicing standard under the GSMS 2017-GS5 PSA.

In addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the Lafayette Centre Co-Lender Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonic) annual meetings with the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Lafayette Centre Whole Loan.

Application of Penalty Charges

The Lafayette Centre Co-Lender Agreement provides that penalty charges paid on the Lafayette Centre Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Lafayette Centre Mortgage Loan and the Lafayette Centre Pari Passu Companion Loans by the amount necessary to reimburse the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Trustee or the GSMS 2017-GS5 Special Servicer for any interest accrued on any Property Protection Advances and reimbursement of any Property Protection Advances in accordance with the terms of the GSMS 2017-GS5 PSA, second, be used to reduce the respective amounts payable on each of the Lafayette Centre Mortgage Loan and the Lafayette Centre Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the GSMS 2017-GS5 PSA) made with respect to such Mortgage Loan or Companion Loan by such party (if and as specified in the PSA or the GSMS 2017-GS5 PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Lafayette Centre Mortgage Loan and the Lafayette Centre Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the GSMS 2017-GS5 PSA) incurred with respect to the Lafayette Centre Whole Loan (as specified in the GSMS 2017-GS5 PSA) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Lafayette Centre Mortgage Loan and the Lafayette Centre Pari Passu Companion Loans, be paid to the GSMS 2017-GS5 Master Servicer and/or the GSMS 2017-GS5 Special Servicer as additional servicing compensation as provided in the GSMS 2017-GS5 PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Lafayette Centre Co-Lender Agreement, if the Lafayette Centre Whole Loan becomes a defaulted mortgage loan under the GSMS 2017-GS5 PSA, and if the GSMS 2017-GS5 Special Servicer determines to sell the controlling Lafayette Centre Pari Passu Companion Loan in accordance with the GSMS 2017-GS5 PSA, then the GSMS 2017-GS5 Special Servicer will be required to sell the Lafayette Centre Pari Passu Companion Loans together with the Lafayette Centre Mortgage Loan as one whole loan in accordance with the procedures generally similar to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the GSMS 2017-GS5 Special Servicer will not be permitted to sell the Lafayette Centre Whole Loan if it becomes a defaulted mortgage loan under the GSMS 2017-GS5 PSA without the written consent of the issuing entity (or its representative) unless the GSMS 2017-GS5 Special Servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Lafayette Centre Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the GSMS 2017-GS5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Lafayette Centre Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Lafayette Centre Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the GSMS 2017-GS5 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) will be permitted to submit an offer at any sale of the Lafayette Centre Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Lafayette Centre Co-Lender Agreement and the GSMS 2017-GS5 PSA, the directing holder with respect to the Lafayette Centre Whole Loan (which, as of any date of determination, will be the GSMS 2017-GS5 Trustee on behalf of the GSMS 2017-GS5 issuing entity as holder of the Lafayette Centre Controlling Companion Loan, or its representative) will have the right, with or without cause, to replace the GSMS 2017-GS5 Special Servicer then acting with respect to the Lafayette Centre Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative). The GSMS 2017-GS5 Controlling Class Representative, as representative of the majority of the GSMS 2017-GS5 controlling class certificateholders (prior to a “control termination event” under the GSMS 2017-GS5 PSA and unless the Lafayette Centre Whole Loan is an “excluded loan” under the GSMS 2017-GS5 PSA), and the applicable GSMS 2017-GS5 certificateholders with the requisite percentage of voting rights (after a “control termination event” under the GSMS 2017-GS5 PSA), will have the right, with or without cause, to replace the GSMS 2017-GS5 Special Servicer then acting with respect to the Lafayette Centre Whole Loan and appoint a replacement special servicer in lieu thereof, in accordance with procedures generally similar to those set forth under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

Pentagon Center Whole Loan

General

The Mortgage Loan, identified as Pentagon Center (the “Pentagon Center Mortgage Loan”) on Annex A-1, representing approximately 8.3% of the Initial Pool Balance, is part of a split loan structure comprised of six mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Pentagon Center Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $80,000,000. The Pentagon Center Pari Passu Companion Loans (the “Pentagon Center Pari Passu Companion Loans” and together with the Pentagon Center Mortgage Loan, the “Pentagon Center Whole Loan”) are evidenced by five (5) promissory notes with an aggregate Cut-off Date Balance of $130,000,000, one of which was transferred to the GSMS 2017-GS5 securitization trust, three of which were transferred to the BANK 2017-BNK4 securitization trust (the “BANK 2017-BNK4 Securitization Trust”) and one of which was transferred to the MSBAM 2017-C33 securitization trust. The Pentagon Center Pari Passu Companion Loans will not be included in the issuing entity. Only the Pentagon Center Mortgage Loan will be included in the issuing entity. The Pentagon Center Mortgage Loan and the Pentagon Center Pari Passu Companion Loans are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the Pentagon Center Mortgage Loan and the rights of holders of the Pentagon Center Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Pentagon Center Co-Lender Agreement”).

Servicing

The Pentagon Center Whole Loan and any related REO Property will be serviced and administered by the master servicer and, if necessary, the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the Pentagon Center Co-Lender Agreement. In servicing the Pentagon Center Whole Loan, the Servicing Standard will require the master servicer and the special servicer to take into account the interests of both the Certificateholders and the holders of the Pentagon Center Pari Passu Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the Pentagon Center Mortgage Loan pursuant to the Pentagon Center Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Pentagon Center Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Pentagon Center Pari Passu Companion Loans as set forth in the Pentagon Center Co-Lender Agreement.

Application of Payments

The Pentagon Center Co-Lender Agreement sets forth the respective rights of the holder of the Pentagon Center Mortgage Loan and the holders of the Pentagon Center Pari Passu Companion Loans with respect to distributions of funds received in respect of the Pentagon Center Whole Loan, and provides, in general, that:

●	the Pentagon Center Mortgage Loan and the Pentagon Center Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Pentagon Center Whole Loan or the Pentagon Center Mortgaged Property will be applied to the Pentagon Center Mortgage Loan and the Pentagon Center Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the certificate administrator and the trustee) in accordance with the terms of the Pentagon Center Co-Lender Agreement and the PSA; and

●	expenses, losses and shortfalls relating to the Pentagon Center Whole Loan will be allocated, on a pro rata and pari passu basis, to the Pentagon Center Mortgage Loan and the Pentagon Center Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Pentagon Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Pentagon Center Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Pentagon Center Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Protection Advance) allocable to the Pentagon Center Pari Passu Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the Pentagon Center Pari Passu Companion Loans or from general collections with respect to the securitization of the Pentagon Center Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the Pentagon Center Co-Lender Agreement, the directing holder with respect to the Pentagon Center Whole Loan, as of any date of determination, will be the trustee on behalf of the issuing entity, as holder of the Pentagon Center Mortgage Loan; provided, that, unless a Consultation Termination Event exists or the Pentagon Center Whole Loan is an Excluded Loan, the Controlling Class Representative will be entitled to exercise the rights of the directing holder with respect to the Pentagon Center Whole Loan. In its capacity as representative of the directing holder under the Pentagon Center Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the Pentagon Center Whole Loan, and the implementation of any recommended actions outlined in an Asset Status Report with respect to the Pentagon Center Whole Loan will require the approval of the Controlling Class Representative as and to the extent described under “Pooling and Servicing Agreement—Directing Holder” and “—Asset Status Report” in this prospectus. Pursuant to the terms of the PSA, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the Pentagon Center Whole Loan as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of any Non-Serviced Mortgage Loan and any Excluded Loan) included in the issuing entity.

In addition, pursuant to the terms of the Pentagon Center Co-Lender Agreement, each holder of the Pentagon Center Pari Passu Companion Loans (or its representative which, at any time the Pentagon Center Pari Passu Companion Loans are included in a securitization, may be the controlling class representative for that securitization or any other party assigned the rights to exercise the rights of the holders of the Pentagon Center Pari Passu Companion Loans, as and to the extent provided in the related pooling and servicing agreement) will (i) have a right to receive copies of all notices, information and reports that the master servicer or the special servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the PSA without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the Pentagon Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Pentagon Center Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the Pentagon Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Pentagon Center Whole Loan. The consultation right of each holder of the Pentagon Center Pari Passu Companion Loans (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not each holder of the Pentagon Center Pari Passu Companion Loans (or its representative) has responded within such period; provided, that if the master servicer (or the special servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of each holder of the Pentagon Center Pari Passu Companion Loans (or its representative) described above, the master servicer or the special servicer, as applicable, is permitted to take any material action or any action set forth in the Asset Status Report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Pentagon Center Whole Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by any holder of a Pentagon

Center Pari Passu Companion Loan (or its representative, including, if any Pentagon Center Pari Passu Companion Loan has been contributed to a securitization, the related controlling class representative).

Neither the master servicer nor the special servicer may take or refrain from taking any action based on advice or consultation provided by each holder of the Pentagon Center Pari Passu Companion Loans (or its representative) that would cause the master servicer or the special servicer, as applicable, to violate applicable law, the terms of the Pentagon Center Whole Loan, the Pentagon Center Co-Lender Agreement, the PSA, including the Servicing Standard, or the REMIC provisions or that would (i) expose the master servicer, the special servicer, the depositor, the mortgage loan seller, the issuing entity, the trustee, the operating advisor, the certificate administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the master servicer’s or the special servicer’s responsibilities, or (iii) cause the master servicer or the special servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders or the Servicing Standard.

In addition to the consultation rights of each holder of the Pentagon Center Pari Passu Companion Loans (or its representative) described above, pursuant to the terms of the Pentagon Center Co-Lender Agreement, each holder of the Pentagon Center Pari Passu Companion Loans (or its representative) will have the right to attend (in-person or telephonic) annual meetings with the master servicer or the special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, for the purpose of discussing servicing issues related to the Pentagon Center Whole Loan.

Application of Penalty Charges

The Pentagon Center Co-Lender Agreement provides that penalty charges paid on the Pentagon Center Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Pentagon Center Mortgage Loan and the Pentagon Center Pari Passu Companion Loans by the amount necessary to reimburse the master servicer, the trustee or the special servicer for any interest accrued on any Property Protection Advances and reimbursement of any Property Protection Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the Pentagon Center Mortgage Loan and the Pentagon Center Pari Passu Companion Loans by the amount necessary to pay the master servicer and the trustee (and the master servicer and the trustee for the securitization of the Pentagon Center Pari Passu Companion Loans) for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing the securitization of the Pentagon Center Pari Passu Companion Loans) made with respect to such Mortgage Loan or Companion Loans by such party (if and as specified in the PSA or the document governing the servicing of the Pentagon Center Pari Passu Companion Loans, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Pentagon Center Mortgage Loan and the Pentagon Center Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Pentagon Center Whole Loan (as specified in the PSA) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Pentagon Center Mortgage Loan and the Pentagon Center Pari Passu Companion Loans, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA and (ii) in the case of the remaining amount of penalty charges allocable to the Pentagon Center Pari Passu Companion Loans, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Pentagon Center Co-Lender Agreement, if the Pentagon Center Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the Pentagon Center Mortgage Loan in accordance with the PSA, then the special servicer will be required to sell the Pentagon Center Pari Passu Companion Loans together with the Pentagon Center Mortgage Loan as one whole loan in accordance with the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Pentagon Center Whole Loan if it becomes a Defaulted Loan without the written consent of the holders of the Pentagon Center Pari Passu Companion Loans (provided that such consent is not required if the holder of each Pentagon Center Pari Passu Companion Loans is the borrower or an affiliate of the borrower) unless the special servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Pentagon Center Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Pentagon Center Whole Loan, and any documents in the servicing file reasonably requested by the holders of the Pentagon Center Pari Passu Companion Loans that are material to the price of the Pentagon Center Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the holders of the Pentagon Center Pari Passu Companion Loans (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. Any holder of a Pentagon Center Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of the Pentagon Center Whole Loan unless it is the borrower or an agent or affiliate of the borrower.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the Pentagon Center Co-Lender Agreement and the PSA, the directing holder with respect to the Pentagon Center Whole Loan (which, as of any date of determination, will be the trustee on behalf of the issuing entity as holder of the Pentagon Center Mortgage Loan, or its representative) will have the right, with or without cause, to replace the special servicer then acting with respect to the Pentagon Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of each holder of the Pentagon Center Pari Passu Companion Loans (or its representative). The Controlling Class Representative, as representative of the majority of the Controlling Class Certificateholders (prior to a Control Termination Event and unless the Pentagon Center Whole Loan is an Excluded Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event), will have the right, with or without cause, to replace the special servicer then acting with respect to the Pentagon Center Whole Loan and appoint a replacement special servicer in lieu thereof, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

U.S. Industrial Portfolio Whole Loan

General

The Mortgage Loan, identified as U.S. Industrial Portfolio (the “U.S. Industrial Portfolio Mortgage Loan”) on Annex A-1, representing approximately 7.5% of the Initial Pool Balance, is part of a split loan structure comprised of four mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The U.S. Industrial Portfolio Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $72,403,880. The U.S. Industrial Portfolio Pari Passu Companion Loans (the “U.S. Industrial Portfolio Pari Passu Companion Loans” and together with the U.S. Industrial Portfolio Mortgage Loan, the “U.S. Industrial Portfolio Whole Loan”) are evidenced by three (3) promissory notes with an aggregate Cut-off Date Balance of $234,236,120 one of which was transferred to the GSMS 2016-GS3 securitization trust (the “U.S. Industrial Portfolio Controlling Companion Loan”), one of which was transferred to the GSMS 2016-GS4 securitization trust and one of which was transferred to the GSMS 2017-GS5 securitization trust. The U.S. Industrial Portfolio Pari Passu Companion Loans will not be included in the issuing entity. Only the U.S. Industrial Portfolio Mortgage Loan will be included in the issuing entity. The

U.S. Industrial Portfolio Mortgage Loan and the U.S. Industrial Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the U.S. Industrial Portfolio Mortgage Loan and the rights of the securitization trusts holding the U.S. Industrial Portfolio Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “U.S. Industrial Portfolio Co-Lender Agreement”).

Servicing

The U.S. Industrial Portfolio Whole Loan and any related REO Property will be serviced and administered in accordance with the pooling and servicing agreement (the “GSMS 2016-GS3 PSA”), dated as of September 1, 2016, among GS Mortgage Securities Corporation II, as depositor (the “GSMS 2016-GS3 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “GSMS 2016-GS3 Master Servicer”), Rialto Capital Advisors, LLC, as general special servicer (the “GSMS 2016-GS3 Special Servicer”), Trimont Real Estate Advisors, LLC, as the 540 West Madison special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “GSMS 2016-GS3 Certificate Administrator”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “GSMS 2016-GS3 Trustee”), and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “GSMS 2016-GS3 Operating Advisor”) and asset representations reviewer (in such capacity, the “GSMS 2016-GS3 Asset Representations Reviewer”), which is separate from the PSA under which your certificates are issued, by the GSMS 2016-GS3 Master Servicer and the GSMS 2016-GS3 Special Servicer, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the U.S. Industrial Portfolio Co-Lender Agreement. In servicing the U.S. Industrial Portfolio Whole Loan, the servicing standard under the GSMS 2016-GS3 PSA will require the GSMS 2016-GS3 Master Servicer and the GSMS 2016-GS3 Special Servicer to take into account the interests of the Certificateholders and the holders of the U.S. Industrial Portfolio Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the U.S. Industrial Portfolio Mortgage Loan pursuant to the U.S. Industrial Portfolio Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the U.S. Industrial Portfolio Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the U.S. Industrial Portfolio Pari Passu Companion Loans as set forth in the U.S. Industrial Portfolio Co-Lender Agreement.

Application of Payments

The U.S. Industrial Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the U.S. Industrial Portfolio Mortgage Loan and the holders of the U.S. Industrial Portfolio Pari Passu Companion Loans with respect to distributions of funds received in respect of the U.S. Industrial Portfolio Whole Loan, and provides, in general, that:

●	the U.S. Industrial Portfolio Mortgage Loan and the U.S. Industrial Portfolio Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the U.S. Industrial Portfolio Whole Loan or the U.S. Industrial Portfolio Mortgaged Property will be applied to the U.S. Industrial Portfolio Mortgage Loan and the U.S. Industrial Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the GSMS 2016-GS3 Master Servicer, the GSMS 2016-GS3 Special Servicer, the GSMS 2016-GS3 Operating Advisor, the GSMS 2016-GS3 Asset Representations Reviewer, the GSMS 2016-GS3 Certificate Administrator and the GSMS 2016-GS3 Trustee) in accordance with the terms of the U.S. Industrial Portfolio Co-Lender Agreement and the GSMS 2016-GS3 PSA; and

●	expenses, losses and shortfalls relating to the U.S. Industrial Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the U.S. Industrial Portfolio Mortgage Loan and the U.S. Industrial Portfolio Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the U.S. Industrial Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the U.S. Industrial Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the U.S. Industrial Portfolio Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Protection Advance) allocable to the U.S. Industrial Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the GSMS 2016-GS3 securitization, subject to the GSMS 2016-GS3 issuing entity’s right to reimbursement from future payments and other collections on the U.S. Industrial Portfolio Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the GSMS 2016-GS3 certificateholders.

Consultation and Control

Pursuant to the U.S. Industrial Portfolio Co-Lender Agreement, the directing holder with respect to the U.S. Industrial Portfolio Whole Loan, as of any date of determination, will be the GSMS 2016-GS3 Trustee on behalf of the GSMS 2016-GS3 issuing entity, as holder of the controlling U.S. Industrial Portfolio Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the GSMS 2016-GS3 PSA or the U.S. Industrial Portfolio Whole Loan is an excluded loan under the GSMS 2016-GS3 PSA, the GSMS 2016-GS3 Controlling Class Representative will be entitled to exercise the rights of the directing holder with respect to the U.S. Industrial Portfolio Whole Loan. In its capacity as representative of the directing holder under the U.S. Industrial Portfolio Co-Lender Agreement, the GSMS 2016-GS3 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—The Directing Holder” in this prospectus) with respect to the U.S. Industrial Portfolio Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the U.S. Industrial Portfolio Whole Loan will require the approval of the GSMS 2016-GS3 Controlling Class Representative (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Holder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the GSMS 2016-GS3 PSA, the GSMS 2016-GS3 Controlling Class Representative will have the same consent and/or consultation rights with respect to the U.S. Industrial Portfolio Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the GSMS 2016-GS3 issuing entity (exclusive of any “non-serviced mortgage loan” and any “excluded loan” under the GSMS 2016-GS3 PSA) included in the GSMS 2016-GS3 issuing entity.

In addition, pursuant to the terms of the U.S. Industrial Portfolio Co-Lender Agreement, the issuing entity, as the holder of the U.S. Industrial Portfolio Mortgage Loan (or its representative which, unless the U.S. Industrial Portfolio Whole Loan is an Excluded Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the GSMS 2016-GS3 Master Servicer or the GSMS 2016-GS3 Special Servicer, as applicable, is required to provide to the GSMS 2016-GS3 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the GSMS 2016-GS3 Controlling Class Representative under the GSMS 2016-GS3 PSA without regard to the occurrence of a control termination event or consultation termination event under the GSMS 2016-GS3 PSA) with respect to any “major decisions” (as defined in the U.S. Industrial Portfolio Co-Lender Agreement) to be taken with respect to the U.S. Industrial Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the U.S. Industrial Portfolio Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined in the U.S. Industrial Portfolio Co-Lender Agreement) to be taken with respect to the U.S. Industrial Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the U.S. Industrial

Portfolio Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the issuing entity (or its representative) has responded within such period; provided, that if the GSMS 2016-GS3 Master Servicer (or the GSMS 2016-GS3 Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the issuing entity (or its representative) described above, the GSMS 2016-GS3 Master Servicer or the GSMS 2016-GS3 Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the U.S. Industrial Portfolio Whole Loan. Neither the GSMS 2016-GS3 Master Servicer nor the GSMS 2016-GS3 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the GSMS 2016-GS3 Master Servicer nor the GSMS 2016-GS3 Special Servicer may take or refrain from taking any action based on advice or consultation provided by the issuing entity (or its representative) that would cause the GSMS 2016-GS3 Master Servicer or the GSMS 2016-GS3 Special Servicer, as applicable, to violate applicable law, the terms of the U.S. Industrial Portfolio Whole Loan, the U.S. Industrial Portfolio Co-Lender Agreement, the GSMS 2016-GS3 PSA, including the servicing standard under the GSMS 2016-GS3 PSA, or the REMIC provisions or that would (i) expose the GSMS 2016-GS3 Master Servicer, the GSMS 2016-GS3 Special Servicer, the GSMS 2016-GS3 Depositor, the mortgage loan seller with respect to the GSMS 2016-GS3 securitization transaction, the GSMS 2016-GS3 issuing entity, the GSMS 2016-GS3 Trustee, the GSMS 2016-GS3 Operating Advisor, the GSMS 2016-GS3 Asset Representations Reviewer, the GSMS 2016-GS3 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the GSMS 2016-GS3 Master Servicer’s or the GSMS 2016-GS3 Special Servicer’s responsibilities, or (iii) cause the GSMS 2016-GS3 Master Servicer or the GSMS 2016-GS3 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the GSMS 2016-GS3 certificateholders or the servicing standard under the GSMS 2016-GS3 PSA.

In addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the U.S. Industrial Portfolio Co-Lender Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonic) annual meetings with the GSMS 2016-GS3 Master Servicer or the GSMS 2016-GS3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the GSMS 2016-GS3 Master Servicer or the GSMS 2016-GS3 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the U.S. Industrial Portfolio Whole Loan.

Application of Penalty Charges

The U.S. Industrial Portfolio Co-Lender Agreement provides that penalty charges paid on the U.S. Industrial Portfolio Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the U.S. Industrial Portfolio Mortgage Loan and the U.S. Industrial Portfolio Pari Passu Companion Loans by the amount necessary to reimburse the GSMS 2016-GS3 Master Servicer, the GSMS 2016-GS3 Trustee or the GSMS 2016-GS3 Special Servicer for any interest accrued on any Property Protection Advances and reimbursement of any Property Protection Advances in accordance with the terms of the GSMS 2016-GS3 PSA, second, be used to reduce the respective amounts payable on each of the U.S. Industrial Portfolio Mortgage Loan and the U.S. Industrial Portfolio Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the GSMS 2016-GS3 Master Servicer and the GSMS 2016-GS3 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the GSMS 2016-GS3 PSA) made with respect to such Mortgage Loan or Companion Loan by such party (if and as specified in the PSA or the GSMS 2016-GS3 PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the U.S. Industrial Portfolio Mortgage Loan and the U.S. Industrial Portfolio Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the GSMS 2016-GS3 PSA) incurred with respect to the U.S. Industrial Portfolio Whole Loan

(as specified in the GSMS 2016-GS3 PSA) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the U.S. Industrial Portfolio Mortgage Loan and the U.S. Industrial Portfolio Pari Passu Companion Loans, be paid to the GSMS 2016-GS3 Master Servicer and/or the GSMS 2016-GS3 Special Servicer as additional servicing compensation as provided in the GSMS 2016-GS3 PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the U.S. Industrial Portfolio Co-Lender Agreement, if the U.S. Industrial Portfolio Whole Loan becomes a defaulted mortgage loan under the GSMS 2016-GS3 PSA, and if the GSMS 2016-GS3 Special Servicer determines to sell the controlling U.S. Industrial Portfolio Pari Passu Companion Loan in accordance with the GSMS 2016-GS3 PSA, then the GSMS 2016-GS3 Special Servicer will be required to sell the U.S. Industrial Portfolio Pari Passu Companion Loans together with the U.S. Industrial Portfolio Mortgage Loan as one whole loan in accordance with the procedures generally similar to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the GSMS 2016-GS3 Special Servicer will not be permitted to sell the U.S. Industrial Portfolio Whole Loan if it becomes a defaulted mortgage loan under the GSMS 2016-GS3 PSA without the written consent of the issuing entity (or its representative) unless the GSMS 2016-GS3 Special Servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the U.S. Industrial Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the GSMS 2016-GS3 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the U.S. Industrial Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the U.S. Industrial Portfolio Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the GSMS 2016-GS3 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the GSMS 2016-GS3 Master Servicer or the GSMS 2016-GS3 Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) will be permitted to submit an offer at any sale of the U.S. Industrial Portfolio Whole Loan.

Special Servicer Appointment Rights

Pursuant to the U.S. Industrial Portfolio Co-Lender Agreement and the GSMS 2016-GS3 PSA, the directing holder with respect to the U.S. Industrial Portfolio Whole Loan (which, as of any date of determination, will be the GSMS 2016-GS3 Trustee on behalf of the GSMS 2016-GS3 issuing entity as holder of the U.S. Industrial Portfolio Controlling Companion Loan, or its representative) will have the right, with or without cause, to replace the GSMS 2016-GS3 Special Servicer then acting with respect to the U.S. Industrial Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative). The GSMS 2016-GS3 Controlling Class Representative, as representative of the majority of the GSMS 2016-GS3 controlling class certificateholders (prior to a “control termination event” under the GSMS 2016-GS3 PSA and unless the U.S. Industrial Portfolio Whole Loan is an “excluded loan” under the GSMS 2016-GS3 PSA), and the applicable GSMS 2016-GS3 certificateholders with the requisite percentage of voting rights (after a “control termination event” under the GSMS 2016-GS3 PSA), will have the right, with or without cause, to replace the GSMS 2016-GS3 Special Servicer then acting with respect to the U.S. Industrial Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof, in accordance with procedures generally similar to those set forth under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

GSK R&D Centre Whole Loan

General

The Mortgage Loan, identified as GSK R&D Centre (the “GSK R&D Centre Mortgage Loan”) on Annex A-1, representing approximately 6.8% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The GSK R&D Centre Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $65,500,000. The GSK R&D Centre Pari Passu Companion Loan (the “GSK R&D Centre Pari Passu Companion Loan” and together with the GSK R&D Centre Mortgage Loan, the “GSK R&D Centre Whole Loan”) is evidenced by one (1) promissory note with a Cut-off Date Balance of $72,500,000, which was transferred to the GSMS 2017-GS5 securitization trust (the “GSK R&D Centre Controlling Companion Loan”). The GSK R&D Centre Pari Passu Companion Loan will not be included in the issuing entity. Only the GSK R&D Centre Mortgage Loan will be included in the issuing entity. The GSK R&D Centre Mortgage Loan and the GSK R&D Centre Pari Passu Companion Loan are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the GSK R&D Centre Mortgage Loan and the rights of holder of the GSK R&D Centre Pari Passu Companion Loan are subject to the terms of a co-lender agreement (the “GSK R&D Centre Co-Lender Agreement”).

Servicing

The GSK R&D Centre Whole Loan and any related REO Property will be serviced and administered in accordance with the GSMS 2017-GS5 PSA, which is separate from the PSA under which your certificates are issued, by the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Special Servicer, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the GSK R&D Centre Co-Lender Agreement. In servicing the GSK R&D Centre Whole Loan, the servicing standard under the GSMS 2017-GS5 PSA will require the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Special Servicer to take into account the interests of both the Certificateholders and the holder of the GSK R&D Centre Pari Passu Companion Loan as a collective whole.

Amounts payable to the issuing entity as holder of the GSK R&D Centre Mortgage Loan pursuant to the GSK R&D Centre Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holder of the GSK R&D Centre Pari Passu Companion Loan will be distributed to such holders net of certain fees and expenses on the GSK R&D Centre Pari Passu Companion Loan as set forth in the GSK R&D Centre Co-Lender Agreement.

Application of Payments

The GSK R&D Centre Co-Lender Agreement sets forth the respective rights of the holder of the GSK R&D Centre Mortgage Loan and the holder of the GSK R&D Centre Pari Passu Companion Loan with respect to distributions of funds received in respect of the GSK R&D Centre Whole Loan, and provides, in general, that:

●	the GSK R&D Centre Mortgage Loan and the GSK R&D Centre Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the GSK R&D Centre Whole Loan or the GSK R&D Centre Mortgaged Property will be applied to the GSK R&D Centre Mortgage Loan and the GSK R&D Centre Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Special Servicer, the GSMS 2017-GS5 Operating Advisor, the GSMS 2017-GS5 Asset Representations

Reviewer, the GSMS 2017-GS5 Certificate Administrator and the GSMS 2017-GS5 Trustee) in accordance with the terms of the GSK R&D Centre Co-Lender Agreement and the GSMS 2017-GS5 PSA; and

●	expenses, losses and shortfalls relating to the GSK R&D Centre Whole Loan will be allocated, on a pro rata and pari passu basis, to the GSK R&D Centre Mortgage Loan and the GSK R&D Centre Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the GSK R&D Centre Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the GSK R&D Centre Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the GSK R&D Centre Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a Property Protection Advance) allocable to the GSK R&D Centre Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the GSMS 2017-GS5 securitization, subject to the GSMS 2017-GS5 issuing entity’s right to reimbursement from future payments and other collections on the GSK R&D Centre Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the GSMS 2017-GS5 certificateholders.

Consultation and Control

Pursuant to the GSK R&D Centre Co-Lender Agreement, the directing holder with respect to the GSK R&D Centre Whole Loan, as of any date of determination, will be the GSMS 2017-GS5 Trustee on behalf of the GSMS 2017-GS5 issuing entity, as holder of the controlling GSK R&D Centre Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the GSMS 2017-GS5 PSA or the GSK R&D Centre Whole Loan is an excluded loan under the GSMS 2017-GS5 PSA, the GSMS 2017-GS5 Controlling Class Representative will be entitled to exercise the rights of the directing holder with respect to the GSK R&D Centre Whole Loan. In its capacity as representative of the directing holder under the GSK R&D Centre Co-Lender Agreement, the GSMS 2017-GS5 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—The Directing Holder” in this prospectus) with respect to the GSK R&D Centre Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the GSK R&D Centre Whole Loan will require the approval of the GSMS 2017-GS5 Controlling Class Representative (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Holder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the GSMS 2017-GS5 PSA, the GSMS 2017-GS5 Controlling Class Representative will have the same consent and/or consultation rights with respect to the GSK R&D Centre Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the GSMS 2017-GS5 issuing entity (exclusive of any “non-serviced mortgage loan” and any “excluded loan” under the GSMS 2017-GS5 PSA) included in the GSMS 2017-GS5 issuing entity.

In addition, pursuant to the terms of the GSK R&D Centre Co-Lender Agreement, the issuing entity, as the holder of the GSK R&D Centre Mortgage Loan (or its representative which, unless the GSK R&D Centre Whole Loan is an Excluded Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, is required to provide to the GSMS 2017-GS5 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the GSMS 2017-GS5 Controlling Class Representative under the GSMS 2017-GS5 PSA without regard to the occurrence of a control termination event or consultation termination event under the GSMS 2017-GS5 PSA) with respect to any “major decisions” (as defined in the GSK R&D Centre Co-Lender Agreement) to be taken with respect to the GSK R&D Centre Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the GSK R&D Centre Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any

“major decisions” (as defined in the GSK R&D Centre Co-Lender Agreement) to be taken with respect to the GSK R&D Centre Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the GSK R&D Centre Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the issuing entity (or its representative) has responded within such period; provided, that if the GSMS 2017-GS5 Master Servicer (or the GSMS 2017-GS5 Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the issuing entity (or its representative) described above, the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the GSK R&D Centre Whole Loan. Neither the GSMS 2017-GS5 Master Servicer nor the GSMS 2017-GS5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the GSMS 2017-GS5 Master Servicer nor the GSMS 2017-GS5 Special Servicer may take or refrain from taking any action based on advice or consultation provided by the issuing entity (or its representative) that would cause the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, to violate applicable law, the terms of the GSK R&D Centre Whole Loan, the GSK R&D Centre Co-Lender Agreement, the GSMS 2017-GS5 PSA, including the servicing standard under the GSMS 2017-GS5 PSA, or the REMIC provisions or that would (i) expose the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Special Servicer, the GSMS 2017-GS5 Depositor, the mortgage loan seller with respect to the GSMS 2017-GS5 securitization transaction, the GSMS 2017-GS5 issuing entity, the GSMS 2017-GS5 Trustee, the GSMS 2017-GS5 Operating Advisor, the GSMS 2017-GS5 Asset Representations Reviewer, the GSMS 2017-GS5 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the GSMS 2017-GS5 Master Servicer’s or the GSMS 2017-GS5 Special Servicer’s responsibilities, or (iii) cause the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the GSMS 2017-GS5 certificateholders or the servicing standard under the GSMS 2017-GS5 PSA.

In addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the GSK R&D Centre Co-Lender Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonic) annual meetings with the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the GSK R&D Centre Whole Loan.

Application of Penalty Charges

The GSK R&D Centre Co-Lender Agreement provides that penalty charges paid on the GSK R&D Centre Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the GSK R&D Centre Mortgage Loan and the GSK R&D Centre Pari Passu Companion Loan by the amount necessary to reimburse the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Trustee or the GSMS 2017-GS5 Special Servicer for any interest accrued on any Property Protection Advances and reimbursement of any Property Protection Advances in accordance with the terms of the GSMS 2017-GS5 PSA, second, be used to reduce the respective amounts payable on each of the GSK R&D Centre Mortgage Loan and the GSK R&D Centre Pari Passu Companion Loan by the amount necessary to pay the master servicer, the trustee, the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the GSMS 2017-GS5 PSA) made with respect to such Mortgage Loan or Companion Loan by such party (if and as specified in the PSA or the GSMS 2017-GS5 PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the GSK R&D Centre Mortgage Loan and the GSK R&D Centre Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the GSMS 2017-GS5 PSA) incurred with respect to the GSK R&D Centre Whole Loan (as specified in the GSMS 2017-GS5 PSA) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the GSK R&D Centre Mortgage Loan and the GSK R&D Centre Pari Passu Companion Loan, be paid to the GSMS 2017-GS5 Master Servicer and/or the GSMS 2017-GS5 Special Servicer as additional servicing compensation as provided in the GSMS 2017-GS5 PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the GSK R&D Centre Co-Lender Agreement, if the GSK R&D Centre Whole Loan becomes a defaulted mortgage loan under the GSMS 2017-GS5 PSA, and if the GSMS 2017-GS5 Special Servicer determines to sell the controlling GSK R&D Centre Pari Passu Companion Loan in accordance with the GSMS 2017-GS5 PSA, then the GSMS 2017-GS5 Special Servicer will be required to sell the GSK R&D Centre Pari Passu Companion Loan together with the GSK R&D Centre Mortgage Loan as one whole loan in accordance with the procedures generally similar to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the GSMS 2017-GS5 Special Servicer will not be permitted to sell the GSK R&D Centre Whole Loan if it becomes a defaulted mortgage loan under the GSMS 2017-GS5 PSA without the written consent of the issuing entity (or its representative) unless the GSMS 2017-GS5 Special Servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the GSK R&D Centre Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the GSMS 2017-GS5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the GSK R&D Centre Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the GSK R&D Centre Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the GSMS 2017-GS5 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) will be permitted to submit an offer at any sale of the GSK R&D Centre Whole Loan.

Special Servicer Appointment Rights

Pursuant to the GSK R&D Centre Co-Lender Agreement and the GSMS 2017-GS5 PSA, the directing holder with respect to the GSK R&D Centre Whole Loan (which, as of any date of determination, will be the GSMS 2017-GS5 Trustee on behalf of the GSMS 2017-GS5 issuing entity as holder of the GSK R&D Centre Controlling Companion Loan, or its representative) will have the right, with or without cause, to replace the GSMS 2017-GS5 Special Servicer then acting with respect to the GSK R&D Centre Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative). The GSMS 2017-GS5 Controlling Class Representative, as representative of the majority of the GSMS 2017-GS5 controlling class certificateholders (prior to a “control termination event” under the GSMS 2017-GS5 PSA and unless the GSK R&D Centre Whole Loan is an “excluded loan” under the GSMS 2017-GS5 PSA), and the applicable GSMS 2017-GS5 certificateholders with the requisite percentage of voting rights (after a “control termination event” under the GSMS 2017-GS5 PSA), will have the right, with or without cause, to replace the GSMS 2017-GS5 Special Servicer then acting with respect to the GSK R&D Centre Whole Loan and appoint a replacement special servicer in lieu thereof, in accordance with procedures generally similar to those set forth under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

CH2M Global Headquarters Whole Loan

General

The Mortgage Loan, identified as CH2M Global Headquarters (the “CH2M Global Headquarters Mortgage Loan”) on Annex A-1, representing approximately 6.3% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The CH2M Global Headquarters Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $60,000,000. The CH2M Global Headquarters Pari Passu Companion Loan (the “CH2M Global Headquarters Pari Passu Companion Loan” and together with the CH2M Global Headquarters Mortgage Loan, the “CH2M Global Headquarters Whole Loan”) is evidenced by one (1) promissory note with a Cut-off Date Balance of $20,000,000, which is currently held by GSMC and expected to be transferred to one or more future securitizations or otherwise transferred. The CH2M Global Headquarters Pari Passu Companion Loan will not be included in the issuing entity. Only the CH2M Global Headquarters Mortgage Loan will be included in the issuing entity. The CH2M Global Headquarters Mortgage Loan and the CH2M Global Headquarters Pari Passu Companion Loan are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the CH2M Global Headquarters Mortgage Loan and the rights of GSMC or any future securitization trust holding the CH2M Global Headquarters Pari Passu Companion Loan are subject to the terms of a co-lender agreement (the “CH2M Global Headquarters Co-Lender Agreement”).

Servicing

The CH2M Global Headquarters Whole Loan and any related REO Property will be serviced and administered by the master servicer and, if necessary, the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the CH2M Global Headquarters Co-Lender Agreement. In servicing the CH2M Global Headquarters Whole Loan, the Servicing Standard will require the master servicer and the special servicer to take into account the interests of both the Certificateholders and the holder of the CH2M Global Headquarters Pari Passu Companion Loan as a collective whole.

Amounts payable to the issuing entity as holder of the CH2M Global Headquarters Mortgage Loan pursuant to the CH2M Global Headquarters Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holder of the CH2M Global Headquarters Pari Passu Companion Loan will be distributed to such holders net of certain fees and expenses on the CH2M Global Headquarters Pari Passu Companion Loan as set forth in the CH2M Global Headquarters Co-Lender Agreement.

Application of Payments

The CH2M Global Headquarters Co-Lender Agreement sets forth the respective rights of the holder of the CH2M Global Headquarters Mortgage Loan and the holder of the CH2M Global Headquarters Pari Passu Companion Loan with respect to distributions of funds received in respect of the CH2M Global Headquarters Whole Loan, and provides, in general, that:

●	the CH2M Global Headquarters Mortgage Loan and the CH2M Global Headquarters Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the CH2M Global Headquarters Whole Loan or the CH2M Global Headquarters Mortgaged Property will be applied to the CH2M Global Headquarters Mortgage Loan and the CH2M Global Headquarters Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the certificate administrator and the trustee) in accordance with the terms of the CH2M Global Headquarters Co-Lender Agreement and the PSA; and

●	expenses, losses and shortfalls relating to the CH2M Global Headquarters Whole Loan will be allocated, on a pro rata and pari passu basis, to the CH2M Global Headquarters Mortgage Loan and the CH2M Global Headquarters Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the CH2M Global Headquarters Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the CH2M Global Headquarters Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the CH2M Global Headquarters Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a Property Protection Advance) allocable to the CH2M Global Headquarters Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the CH2M Global Headquarters Pari Passu Companion Loan or from general collections with respect to the securitization of the CH2M Global Headquarters Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the CH2M Global Headquarters Co-Lender Agreement, the directing holder with respect to the CH2M Global Headquarters Whole Loan, as of any date of determination, will be the trustee on behalf of the issuing entity, as holder of the CH2M Global Headquarters Mortgage Loan; provided, that, unless a Consultation Termination Event exists or the CH2M Global Headquarters Whole Loan is an Excluded Loan, the Controlling Class Representative will be entitled to exercise the rights of the directing holder with respect to the CH2M Global Headquarters Whole Loan. In its capacity as representative of the directing holder under the CH2M Global Headquarters Co-Lender Agreement, the Controlling Class Representative will be entitled to exercise all of the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—Directing Holder” in this prospectus with respect to the CH2M Global Headquarters Whole Loan, and the implementation of any recommended actions outlined in an Asset Status Report with respect to the CH2M Global Headquarters Whole Loan will require the approval of the Controlling Class Representative as and to the extent described under “Pooling and Servicing Agreement—Directing Holder” and “—Asset Status Report” in this prospectus. Pursuant to the terms of the PSA, the Controlling Class Representative will have the same consent and/or consultation rights with respect to the CH2M Global Headquarters Whole Loan as it does, and for so long as it does, with respect to the other Mortgage Loans (exclusive of any Non-Serviced Mortgage Loan and any applicable Excluded Loan) included in the issuing entity.

In addition, pursuant to the terms of the CH2M Global Headquarters Co-Lender Agreement, the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative which, at any time the CH2M Global Headquarters Pari Passu Companion Loan is included in a securitization, may be the controlling class representative for that securitization or any other party assigned the rights to exercise the rights of the holder of the CH2M Global Headquarters Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement) will (i) have a right to receive copies of all notices, information and reports that the master servicer or the special servicer, as applicable, is required to provide to the Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the Controlling Class Representative under the PSA without regard to the occurrence of a Control Termination Event or Consultation Termination Event) with respect to any Major Decisions to be taken with respect to the CH2M Global Headquarters Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the CH2M Global Headquarters Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any Major Decisions to be taken with respect to the CH2M Global Headquarters Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the CH2M Global Headquarters Whole Loan. The consultation right of the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative) has responded within such period; provided, that if the master servicer (or the special servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative) described above, the master servicer or the special servicer, as applicable, is permitted to take any material action or any action set forth in the Asset Status Report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the CH2M Global Headquarters Whole Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative, including, if the CH2M Global Headquarters Pari Passu Companion Loan has been contributed to a securitization, the related controlling class representative).

Neither the master servicer nor the special servicer may take or refrain from taking any action based on advice or consultation provided by the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative) that would cause the master servicer or the special servicer, as applicable, to violate applicable law, the terms of the CH2M Global Headquarters Whole Loan, the CH2M Global Headquarters Co-Lender Agreement, the PSA, including the Servicing Standard, or the REMIC provisions or that would (i) expose the master servicer, the special servicer, the depositor, the mortgage loan seller, the issuing entity, the trustee, the operating advisor, the certificate administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the master servicer’s or the special servicer’s responsibilities, or (iii) cause the master servicer or the special servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders or the Servicing Standard.

In addition to the consultation rights of the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative) described above, pursuant to the terms of the CH2M Global Headquarters Co-Lender Agreement, the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative) will have the right to attend (in-person or telephonic) annual meetings with the master servicer or the special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, for the purpose of discussing servicing issues related to the CH2M Global Headquarters Whole Loan.

Application of Penalty Charges

The CH2M Global Headquarters Co-Lender Agreement provides that penalty charges paid on the CH2M Global Headquarters Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the CH2M Global Headquarters Mortgage Loan and the CH2M Global Headquarters Pari Passu Companion Loan by the amount necessary to reimburse the master servicer, the trustee or the special servicer for any interest accrued on any Property Protection Advances and reimbursement of any Property Protection Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the CH2M Global Headquarters Mortgage Loan and the CH2M Global Headquarters Pari Passu Companion Loan by the amount necessary to pay the master servicer and the trustee (and the master servicer and the trustee for the securitization of the CH2M Global Headquarters Pari Passu Companion Loan) for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the document governing the securitization of the CH2M Global Headquarters Pari Passu Companion Loan) made with respect to such Mortgage Loan or Companion Loan by such party (if and as specified in the PSA or the document governing the servicing of the CH2M Global Headquarters Pari Passu Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the CH2M Global Headquarters Mortgage Loan and the CH2M Global Headquarters Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than Special

Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the CH2M Global Headquarters Whole Loan (as specified in the PSA) and, finally, in the case of the remaining amount of penalty charges allocable to the CH2M Global Headquarters Mortgage Loan and the CH2M Global Headquarters Pari Passu Companion Loan, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the CH2M Global Headquarters Co-Lender Agreement, if the CH2M Global Headquarters Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the CH2M Global Headquarters Mortgage Loan in accordance with the PSA, then the special servicer will be required to sell the CH2M Global Headquarters Pari Passu Companion Loan together with the CH2M Global Headquarters Mortgage Loan as one whole loan in accordance with the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the CH2M Global Headquarters Whole Loan if it becomes a Defaulted Loan without the written consent of the holder of the CH2M Global Headquarters Pari Passu Companion Loan (provided that such consent is not required if the holder of the CH2M Global Headquarters Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the CH2M Global Headquarters Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the CH2M Global Headquarters Whole Loan, and any documents in the servicing file reasonably requested by the holder of the CH2M Global Headquarters Pari Passu Companion Loan that are material to the price of the CH2M Global Headquarters Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of the CH2M Global Headquarters Whole Loan unless it is the borrower or an agent or affiliate of the borrower.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the CH2M Global Headquarters Co-Lender Agreement and the PSA, the directing holder with respect to the CH2M Global Headquarters Whole Loan (which, as of any date of determination, will be the trustee on behalf of the issuing entity as holder of the CH2M Global Headquarters Mortgage Loan, or its representative) will have the right, with or without cause, to replace the special servicer then acting with respect to the CH2M Global Headquarters Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the CH2M Global Headquarters Pari Passu Companion Loan (or its representative). The Controlling Class Representative, as representative of the majority of the Controlling Class Certificateholders (prior to a Control Termination Event and unless the CH2M Global Headquarters Whole Loan is an Excluded Loan), and the applicable Certificateholders with the requisite percentage of voting rights (after a Control Termination Event), will have the right, with or without cause, to replace the special servicer then acting with respect to the CH2M Global Headquarters Whole Loan and appoint a replacement special servicer in lieu thereof, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

Mack-Cali Short Hills Office Portfolio Whole Loan

General

The Mortgage Loan, identified as Mack-Cali Short Hills Office Portfolio (the “Mack-Cali Short Hills Office Portfolio Mortgage Loan”) on Annex A-1, representing approximately 5.2% of the Initial Pool Balance, is part of a split loan structure comprised of four mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Mack-Cali Short Hills Office Portfolio Mortgage Loan is evidenced by two (2) promissory notes with an aggregate Cut-off Date Balance of $49,800.000. The Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans (the “Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans” and together with the Mack-Cali Short Hills Office Portfolio Mortgage Loan, the “Mack-Cali Short Hills Office Portfolio Whole Loan”) are evidenced by two (2) promissory notes with an aggregate Cut-off Date Balance of $74,700,000, which were transferred to the CGCMT 2017-P7 securitization trust (the “CGCMT 2017-P7 Securitization Trust”). The Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans will not be included in the issuing entity. Only the Mack-Cali Short Hills Office Portfolio Mortgage Loan will be included in the issuing entity. The Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the rights of the holders of the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Mack-Cali Short Hills Office Portfolio Co-Lender Agreement”).

Servicing

The Mack-Cali Short Hills Office Portfolio Whole Loan and any related REO Property will be serviced and administered in accordance with the pooling and servicing agreement (the “CGCMT 2017-P7 PSA”), dated as of April 1, 2017, among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “CGCMT 2017-P7 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “CGCMT 2017-P7 Special Servicer”), Citibank, N.A., as certificate administrator (the “CGCMT 2017-P7 Certificate Administrator”), Deutsche Bank Trust Company Americas, as trustee (the “CGCMT 2017-P7 Trustee”), and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “CGCMT 2017-P7 Operating Advisor”) and asset representations reviewer (in such capacity, the “CGCMT 2017-P7 Asset Representations Reviewer”), which is separate from the PSA under which your certificates are issued, by the CGCMT 2017-P7 Master Servicer and the CGCMT 2017-P7 Special Servicer, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement. In servicing the Mack-Cali Short Hills Office Portfolio Whole Loan, the servicing standard under the CGCMT 2017-P7 PSA will require the CGCMT 2017-P7 Master Servicer and the CGCMT 2017-P7 Special Servicer to take into account the interests of both the Certificateholders and the holders of the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the Mack-Cali Short Hills Office Portfolio Mortgage Loan pursuant to the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans as set forth in the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement.

Application of Payments

The Mack-Cali Short Hills Office Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the holders of the Mack-Cali Short

Hills Office Portfolio Pari Passu Companion Loans with respect to distributions of funds received in respect of the Mack-Cali Short Hills Office Portfolio Whole Loan, and provides, in general, that:

●	the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Mack-Cali Short Hills Office Portfolio Whole Loan or the Mack-Cali Short Hills Office Portfolio Mortgaged Property will be applied to the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2017-P7 Master Servicer, the CGCMT 2017-P7 Special Servicer, the CGCMT 2017-P7 Operating Advisor, the CGCMT 2017-P7 Asset Representations Reviewer, the CGCMT 2017-P7 Certificate Administrator and the CGCMT 2017-P7 Trustee) in accordance with the terms of the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement and the CGCMT 2017-P7 PSA; and

●	expenses, losses and shortfalls relating to the Mack-Cali Short Hills Office Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Mack-Cali Short Hills Office Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Mack-Cali Short Hills Office Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Protection Advance) allocable to the Mack-Cali Short Hills Office Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2017-P7 securitization, subject to the CGCMT 2017-P7 issuing entity’s right to reimbursement from future payments and other collections on the Mack-Cali Short Hills Office Portfolio Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the CGCMT 2017-P7 certificateholders.

Consultation and Control

Pursuant to the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement, the directing holder with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan, as of any date of determination, will be the CGCMT 2017-P7 Trustee on behalf of the CGCMT 2017-P7 issuing entity, as holder of the controlling Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans; provided, that, unless a consultation termination event exists under the CGCMT 2017-P7 PSA or the Mack-Cali Short Hills Office Portfolio Whole Loan is an excluded loan under the CGCMT 2017-P7 PSA, the CGCMT 2017-P7 Controlling Class Representative (the “CGCMT 2017-P7 Controlling Class Representative” ) will be entitled to exercise the rights of the directing holder with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan. In its capacity as representative of the directing holder under the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement, the CGCMT 2017-P7 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—The Directing Holder” in this prospectus) with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan will require the approval of the CGCMT 2017-P7 Controlling Class Representative (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Holder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the CGCMT 2017-P7 PSA, the CGCMT 2017-P7 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the CGCMT 2017-P7 issuing entity (exclusive of any “non-serviced mortgage loan” and any “excluded loan” CGCMT 2017-P7) included in the CGCMT 2017-P7 issuing entity.

In addition, pursuant to the terms of the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement, the issuing entity, as the holder of the Mack-Cali Short Hills Office Portfolio Mortgage Loan (or its representative which, unless the Mack-Cali Short Hills Office Portfolio Whole Loan is an Excluded Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2017-P7 Master Servicer or the CGCMT 2017-P7 Special Servicer, as applicable, is required to provide to the CGCMT 2017-P7 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the CGCMT 2017-P7 Controlling Class Representative under the CGCMT 2017-P7 PSA without regard to the occurrence of a control termination event or consultation termination event under the CGCMT 2017-P7 PSA) with respect to any “major decisions” (as defined in the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement) to be taken with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Mack-Cali Short Hills Office Portfolio Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined in the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement) to be taken with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Mack-Cali Short Hills Office Portfolio Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the issuing entity (or its representative) has responded within such period; provided, that if the CGCMT 2017-P7 Master Servicer (or the CGCMT 2017-P7 Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the issuing entity (or its representative) described above, the CGCMT 2017-P7 Master Servicer or the CGCMT 2017-P7 Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Mack-Cali Short Hills Office Portfolio Whole Loan. Neither the CGCMT 2017-P7 Master Servicer nor the CGCMT 2017-P7 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the CGCMT 2017-P7 Master Servicer nor the CGCMT 2017-P7 Special Servicer may take or refrain from taking any action based on advice or consultation provided by the issuing entity (or its representative) that would cause the CGCMT 2017-P7 Master Servicer or the CGCMT 2017-P7 Special Servicer, as applicable, to violate applicable law, the terms of the Mack-Cali Short Hills Office Portfolio Whole Loan, the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement, the CGCMT 2017-P7 PSA, including the servicing standard under the CGCMT 2017-P7 PSA, or the REMIC provisions or that would (i) expose the CGCMT 2017-P7 Master Servicer, the CGCMT 2017-P7 Special Servicer, the CGCMT 2017-P7 depositor, the mortgage loan seller with respect to the CGCMT 2017-P7 securitization transaction, the CGCMT 2017-P7 issuing entity, the CGCMT 2017-P7 Trustee, the CGCMT 2017-P7 Operating Advisor, the CGCMT 2017-P7 Asset Representations Reviewer, the CGCMT 2017-P7 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the CGCMT 2017-P7 Master Servicer’s or the CGCMT 2017-P7 Special Servicer’s responsibilities, or (iii) cause the CGCMT 2017-P7 Master Servicer or the CGCMT 2017-P7 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the CGCMT 2017-P7 certificateholders or the servicing standard under the CGCMT 2017-P7 PSA.

In addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonic) annual meetings with the CGCMT 2017-P7 Master Servicer or the CGCMT 2017-P7 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2017-P7 Master Servicer or the

CGCMT 2017-P7 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Mack-Cali Short Hills Office Portfolio Whole Loan.

Application of Penalty Charges

The Mack-Cali Short Hills Office Portfolio Co-Lender Agreement provides that penalty charges paid on the Mack-Cali Short Hills Office Portfolio Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans by the amount necessary to reimburse the CGCMT 2017-P7 Master Servicer, the CGCMT 2017-P7 Trustee or the CGCMT 2017-P7 Special Servicer for any interest accrued on any Property Protection Advances and reimbursement of any Property Protection Advances in accordance with the terms of the CGCMT 2017-P7 PSA, second, be used to reduce the respective amounts payable on each of the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the CGCMT 2017-P7 Master Servicer and the CGCMT 2017-P7 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2017-P7 PSA) made with respect to such Mortgage Loan or Companion Loan by such party (if and as specified in the PSA or the CGCMT 2017-P7 PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the CGCMT 2017-P7 PSA) incurred with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan (as specified in the CGCMT 2017-P7 PSA) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Mack-Cali Short Hills Office Portfolio Mortgage Loan and the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans, be paid to the CGCMT 2017-P7 Master Servicer and/or the CGCMT 2017-P7 Special Servicer as additional servicing compensation as provided in the CGCMT 2017-P7 PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement, if the Mack-Cali Short Hills Office Portfolio Whole Loan becomes a defaulted mortgage loan under the CGCMT 2017-P7 PSA, and if the CGCMT 2017-P7 Special Servicer determines to sell the controlling Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans in accordance with the CGCMT 2017-P7 PSA, then the CGCMT 2017-P7 Special Servicer will be required to sell the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans together with the Mack-Cali Short Hills Office Portfolio Mortgage Loan as one whole loan in accordance with the procedures generally similar to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2017-P7 Special Servicer will not be permitted to sell the Mack-Cali Short Hills Office Portfolio Whole Loan if it becomes a defaulted mortgage loan under the CGCMT 2017-P7 PSA without the written consent of the issuing entity (or its representative) unless the CGCMT 2017-P7 Special Servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Mack-Cali Short Hills Office Portfolio Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CGCMT 2017-P7 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Mack-Cali Short Hills Office Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Mack-Cali Short Hills Office Portfolio Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2017-P7 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2017-P7 Master Servicer or the CGCMT 2017-P7 Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) will be permitted to submit an offer at any sale of the Mack-Cali Short Hills Office Portfolio Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement and the CGCMT 2017-P7 PSA, the directing holder with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan (which, as of any date of determination, will be the CGCMT 2017-P7 Trustee on behalf of the CGCMT 2017-P7 issuing entity as holder of the controlling Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans, or its representative) will have the right, with or without cause, to replace the CGCMT 2017-P7 Special Servicer then acting with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative). The CGCMT 2017-P7 Controlling Class Representative, as representative of the majority of the CGCMT 2017-P7 controlling class certificateholders (prior to a “control termination event” under the CGCMT 2017-P7 PSA and unless the Mack-Cali Short Hills Office Portfolio Whole Loan is an “excluded loan” under the CGCMT 2017-P7 PSA), and the applicable CGCMT 2017-P7 certificateholders with the requisite percentage of voting rights (after a “control termination event” under the CGCMT 2017-P7 PSA), will have the right, with or without cause, to replace the CGCMT 2017-P7 Special Servicer then acting with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof, in accordance with procedures generally similar to those set forth under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

Ericsson North American HQ Whole Loan

General

The Mortgage Loan, identified as Ericsson North American HQ (the “Ericsson North American HQ Mortgage Loan”) on Annex A-1, representing approximately 4.8% of the Initial Pool Balance, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Ericsson North American HQ Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $45,600,000. The Ericsson North American HQ Pari Passu Companion Loan (the “Ericsson North American HQ Pari Passu Companion Loan” and together with the Ericsson North American HQ Mortgage Loan, the “Ericsson North American HQ Whole Loan”) is evidenced by one (1) promissory note with a Cut-off Date Balance of $58,000,000, which was transferred to the GSMS 2017-GS5 securitization trust (the “Ericsson North American HQ Controlling Companion Loan”). The Ericsson North American HQ Pari Passu Companion Loan will not be included in the issuing entity. Only the Ericsson North American HQ Mortgage Loan will be included in the issuing entity. The Ericsson North American HQ Mortgage Loan and the Ericsson North American HQ Pari Passu Companion Loan are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the Ericsson North American HQ Mortgage Loan and the rights of holder of the Ericsson North American HQ Pari Passu Companion Loan are subject to the terms of a co-lender agreement (the “Ericsson North American HQ Co-Lender Agreement”).

Servicing

The Ericsson North American HQ Whole Loan and any related REO Property will be serviced and administered in accordance with the GSMS 2017-GS5 PSA, which is separate from the PSA under which your certificates are issued, by the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Special Servicer, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the Ericsson North American HQ Co-Lender Agreement. In servicing the Ericsson North American HQ Whole Loan, the servicing standard under the GSMS 2017-GS5 PSA will require the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Special Servicer to take into account the interests of both the Certificateholders and the holder of the Ericsson North American HQ Pari Passu Companion Loan as a collective whole.

Amounts payable to the issuing entity as holder of the Ericsson North American HQ Mortgage Loan pursuant to the Ericsson North American HQ Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holder of the Ericsson North American HQ Pari Passu Companion Loan will be distributed to such holders net of certain fees and expenses on the Ericsson North American HQ Pari Passu Companion Loan as set forth in the Ericsson North American HQ Co-Lender Agreement.

Application of Payments

The Ericsson North American HQ Co-Lender Agreement sets forth the respective rights of the holder of the Ericsson North American HQ Mortgage Loan and the holder of the Ericsson North American HQ Pari Passu Companion Loan with respect to distributions of funds received in respect of the Ericsson North American HQ Whole Loan, and provides, in general, that:

●	the Ericsson North American HQ Mortgage Loan and the Ericsson North American HQ Pari Passu Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Ericsson North American HQ Whole Loan or the Ericsson North American HQ Mortgaged Property will be applied to the Ericsson North American HQ Mortgage Loan and the Ericsson North American HQ Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Special Servicer, the GSMS 2017-GS5 Operating Advisor, the GSMS 2017-GS5 Asset Representations Reviewer, the GSMS 2017-GS5 Certificate Administrator and the GSMS 2017-GS5 Trustee) in accordance with the terms of the Ericsson North American HQ Co-Lender Agreement and the GSMS 2017-GS5 PSA; and

●	expenses, losses and shortfalls relating to the Ericsson North American HQ Whole Loan will be allocated, on a pro rata and pari passu basis, to the Ericsson North American HQ Mortgage Loan and the Ericsson North American HQ Pari Passu Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Ericsson North American HQ Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Ericsson North American HQ Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Ericsson North American HQ Pari Passu Companion Loan.

Certain costs and expenses (such as a pro rata share of a Property Protection Advance) allocable to the Ericsson North American HQ Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the GSMS 2017-GS5 securitization, subject to the GSMS 2017-GS5 issuing entity’s right to reimbursement from future payments and other collections on the Ericsson North American HQ Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the GSMS 2017-GS5 certificateholders.

Consultation and Control

Pursuant to the Ericsson North American HQ Co-Lender Agreement, the directing holder with respect to the Ericsson North American HQ Whole Loan, as of any date of determination, will be the GSMS 2017-GS5 Trustee on behalf of the GSMS 2017-GS5 issuing entity, as holder of the controlling Ericsson North American HQ Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the GSMS 2017-GS5 PSA or the Ericsson North American HQ Whole Loan is an excluded loan under the GSMS 2017-GS5 PSA, the GSMS 2017-GS5 Controlling Class Representative will be entitled to exercise the rights of the directing holder with respect to the Ericsson North American HQ Whole Loan. In its capacity as representative of the directing holder under the Ericsson North American HQ Co-Lender Agreement, the GSMS 2017-GS5 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—The Directing Holder” in this prospectus) with respect to the Ericsson North American HQ Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Ericsson North American HQ Whole Loan will require the approval of the GSMS 2017-GS5 Controlling Class Representative (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Holder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the GSMS 2017-GS5 PSA, the GSMS 2017-GS5 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Ericsson North American HQ Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the GSMS 2017-GS5 issuing entity (exclusive of any “non-serviced mortgage loan” and any “excluded loan” under the GSMS 2017-GS5 PSA) included in the GSMS 2017-GS5 issuing entity.

In addition, pursuant to the terms of the Ericsson North American HQ Co-Lender Agreement, the issuing entity, as the holder of the Ericsson North American HQ Mortgage Loan (or its representative which, unless the Ericsson North American HQ Whole Loan is an Excluded Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, is required to provide to the GSMS 2017-GS5 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the GSMS 2017-GS5 Controlling Class Representative under the GSMS 2017-GS5 PSA without regard to the occurrence of a control termination event or consultation termination event under the GSMS 2017-GS5 PSA) with respect to any “major decisions” (as defined in the Ericsson North American HQ Co-Lender Agreement) to be taken with respect to the Ericsson North American HQ Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Ericsson North American HQ Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined in the Ericsson North American HQ Co-Lender Agreement) to be taken with respect to the Ericsson North American HQ Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Ericsson North American HQ Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the issuing entity (or its representative) has responded within such period; provided, that if the GSMS 2017-GS5 Master Servicer (or the GSMS 2017-GS5 Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the issuing entity (or its representative) described above, the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Ericsson North American HQ Whole Loan. Neither the GSMS 2017-GS5 Master Servicer nor the GSMS 2017-GS5 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the GSMS 2017-GS5 Master Servicer nor the GSMS 2017-GS5 Special Servicer may take or refrain from taking any action based on advice or consultation provided by the issuing entity (or its representative) that would cause the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, to violate applicable law, the terms of the Ericsson North American HQ Whole Loan, the Ericsson North American HQ Co-Lender Agreement, the GSMS 2017-GS5 PSA, including the servicing standard under the GSMS 2017-GS5 PSA, or the REMIC provisions or that would (i) expose the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Special Servicer, the GSMS 2017-GS5 Depositor, the mortgage loan seller with respect to the GSMS 2017-GS5 securitization transaction, the GSMS 2017-GS5 issuing entity, the GSMS 2017-GS5 Trustee, the GSMS 2017-GS5 Operating Advisor, the GSMS 2017-GS5 Asset Representations Reviewer, the GSMS 2017-GS5 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the GSMS 2017-GS5 Master Servicer’s or the GSMS 2017-GS5 Special Servicer’s responsibilities, or (iii) cause the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special

Servicer to act, or fail to act, in a manner that is not in the best interests of the GSMS 2017-GS5 certificateholders or the servicing standard under the GSMS 2017-GS5 PSA.

In addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the Ericsson North American HQ Co-Lender Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonic) annual meetings with the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Ericsson North American HQ Whole Loan.

Application of Penalty Charges

The Ericsson North American HQ Co-Lender Agreement provides that penalty charges paid on the Ericsson North American HQ Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Ericsson North American HQ Mortgage Loan and the Ericsson North American HQ Pari Passu Companion Loan by the amount necessary to reimburse the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Trustee or the GSMS 2017-GS5 Special Servicer for any interest accrued on any Property Protection Advances and reimbursement of any Property Protection Advances in accordance with the terms of the GSMS 2017-GS5 PSA, second, be used to reduce the respective amounts payable on each of the Ericsson North American HQ Mortgage Loan and the Ericsson North American HQ Pari Passu Companion Loan by the amount necessary to pay the master servicer, the trustee, the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the GSMS 2017-GS5 PSA) made with respect to such Mortgage Loan or Companion Loan by such party (if and as specified in the PSA or the GSMS 2017-GS5 PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Ericsson North American HQ Mortgage Loan and the Ericsson North American HQ Pari Passu Companion Loan by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the GSMS 2017-GS5 PSA) incurred with respect to the Ericsson North American HQ Whole Loan (as specified in the GSMS 2017-GS5 PSA) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Ericsson North American HQ Mortgage Loan and the Ericsson North American HQ Pari Passu Companion Loan, be paid to the GSMS 2017-GS5 Master Servicer and/or the GSMS 2017-GS5 Special Servicer as additional servicing compensation as provided in the GSMS 2017-GS5 PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Ericsson North American HQ Co-Lender Agreement, if the Ericsson North American HQ Whole Loan becomes a defaulted mortgage loan under the GSMS 2017-GS5 PSA, and if the GSMS 2017-GS5 Special Servicer determines to sell the controlling Ericsson North American HQ Pari Passu Companion Loan in accordance with the GSMS 2017-GS5 PSA, then the GSMS 2017-GS5 Special Servicer will be required to sell the Ericsson North American HQ Pari Passu Companion Loan together with the Ericsson North American HQ Mortgage Loan as one whole loan in accordance with the procedures generally similar to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the GSMS 2017-GS5 Special Servicer will not be permitted to sell the Ericsson North American HQ Whole Loan if it becomes a defaulted mortgage loan under the GSMS 2017-GS5 PSA without the written consent of the issuing entity (or its representative) unless the GSMS 2017-GS5 Special Servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Ericsson North American HQ Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the GSMS 2017-GS5 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Ericsson North American HQ Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Ericsson North American HQ Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the GSMS 2017-GS5 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the GSMS 2017-GS5 Master Servicer or the GSMS 2017-GS5 Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) will be permitted to submit an offer at any sale of the Ericsson North American HQ Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Ericsson North American HQ Co-Lender Agreement and the GSMS 2017-GS5 PSA, the directing holder with respect to the Ericsson North American HQ Whole Loan (which, as of any date of determination, will be the GSMS 2017-GS5 Trustee on behalf of the GSMS 2017-GS5 issuing entity as holder of the Ericsson North American HQ Controlling Companion Loan, or its representative) will have the right, with or without cause, to replace the GSMS 2017-GS5 Special Servicer then acting with respect to the Ericsson North American HQ Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative). The GSMS 2017-GS5 Controlling Class Representative, as representative of the majority of the GSMS 2017-GS5 controlling class certificateholders (prior to a “control termination event” under the GSMS 2017-GS5 PSA and unless the Ericsson North American HQ Whole Loan is an “excluded loan” under the GSMS 2017-GS5 PSA), and the applicable GSMS 2017-GS5 certificateholders with the requisite percentage of voting rights (after a “control termination event” under the GSMS 2017-GS5 PSA), will have the right, with or without cause, to replace the GSMS 2017-GS5 Special Servicer then acting with respect to the Ericsson North American HQ Whole Loan and appoint a replacement special servicer in lieu thereof, in accordance with procedures generally similar to those set forth under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

One West 34th Street Whole Loan

General

The Mortgage Loan, identified as One West 34th Street (the “One West 34th Street Mortgage Loan”) on Annex A-1, representing approximately 4.2% of the Initial Pool Balance, is part of a split loan structure comprised of four mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The One West 34th Street Mortgage Loan is evidenced by one (1) promissory note with a Cut-off Date Balance of $40,000,000. The One West 34th Street Pari Passu Companion Loans (the “One West 34th Street Pari Passu Companion Loans” and together with the One West 34th Street Mortgage Loan, the “One West 34th Street Whole Loan”) are evidenced by three (3) promissory notes with an aggregate Cut-off Date Balance of $110,000,000, one of which was transferred to the BANK 2017-BNK4 Securitization Trust (the “One West 34th Street Controlling Companion Loan”), one of which is currently held by WFBNA and one of which is currently held by GSMC, both of which are expected to be transferred to one or more future securitizations or otherwise transferred. The One West 34th Street Pari Passu Companion Loans will not be included in the issuing entity. Only the One West 34th Street Mortgage Loan will be included in the issuing entity. The One West 34th Street Mortgage Loan and the One West 34th Street Pari Passu Companion Loans are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the One West 34th Street Mortgage Loan and the rights of the holders of the One West 34th Street Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “One West 34th Street Co-Lender Agreement”).

Servicing

The One West 34th Street Whole Loan and any related REO Property will be serviced and administered in accordance with the pooling and servicing agreement (the “BANK 2017-BNK4 PSA”), dated as of April 1, 2017, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “BANK 2017-BNK4

Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “BANK 2017-BNK4 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “BANK 2017-BNK4 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BANK 2017-BNK4 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “BANK 2017-BNK4 Trustee”), and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “BANK 2017-BNK4 Operating Advisor”) and asset representations reviewer (in such capacity, the “BANK 2017-BNK4 Asset Representations Reviewer”), which is separate from the PSA under which your certificates are issued, by the BANK 2017-BNK4 Master Servicer and the BANK 2017-BNK4 Special Servicer, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the One West 34th Street Co-Lender Agreement. In servicing the One West 34th Street Whole Loan, the servicing standard under the BANK 2017-BNK4 PSA will require the BANK 2017-BNK4 Master Servicer and the BANK 2017-BNK4 Special Servicer to take into account the interests of both the Certificateholders and the holders of the One West 34th Street Pari Passu Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the One West 34th Street Mortgage Loan pursuant to the One West 34th Street Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the One West 34th Street Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the One West 34th Street Pari Passu Companion Loans as set forth in the One West 34th Street Co-Lender Agreement.

Application of Payments

The One West 34th Street Co-Lender Agreement sets forth the respective rights of the holder of the One West 34th Street Mortgage Loan and the holders of the One West 34th Street Pari Passu Companion Loans with respect to distributions of funds received in respect of the One West 34th Street Whole Loan, and provides, in general, that:

●	the One West 34th Street Mortgage Loan and the One West 34th Street Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the One West 34th Street Whole Loan or the One West 34th Street Mortgaged Property will be applied to the One West 34th Street Mortgage Loan and the One West 34th Street Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the BANK 2017-BNK4 Master Servicer, the BANK 2017-BNK4 Special Servicer, the BANK 2017-BNK4 Operating Advisor, the BANK 2017-BNK4 Asset Representations Reviewer, the BANK 2017-BNK4 Certificate Administrator and the BANK 2017-BNK4 Trustee) in accordance with the terms of the One West 34th Street Co-Lender Agreement and the BANK 2017-BNK4 PSA; and

●	expenses, losses and shortfalls relating to the One West 34th Street Whole Loan will be allocated, on a pro rata and pari passu basis, to the One West 34th Street Mortgage Loan and the One West 34th Street Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the One West 34th Street Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the One West 34th Street Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the One West 34th Street Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of a Property Protection Advance) allocable to the One West 34th Street Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the BANK 2017-BNK4 securitization, subject to the BANK 2017-BNK4 issuing entity’s right to reimbursement from future payments and other collections on the One West 34th Street

Mortgage Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the BANK 2017-BNK4 certificateholders.

Consultation and Control

Pursuant to the One West 34th Street Co-Lender Agreement, the directing holder with respect to the One West 34th Street Whole Loan, as of any date of determination, will be the BANK 2017-BNK4 Trustee on behalf of the BANK 2017-BNK4 issuing entity, as holder of the controlling One West 34th Street Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the BANK 2017-BNK4 PSA or the One West 34th Street Whole Loan is an excluded loan under the BANK 2017-BNK4 PSA, the BANK 2017-BNK4 Controlling Class Representative (the “BANK 2017-BNK4 Controlling Class Representative”) will be entitled to exercise the rights of the directing holder with respect to the One West 34th Street Whole Loan. In its capacity as representative of the directing holder under the One West 34th Street Co-Lender Agreement, the BANK 2017-BNK4 Controlling Class Representative will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—The Directing Holder” in this prospectus) with respect to the One West 34th Street Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the One West 34th Street Whole Loan will require the approval of the BANK 2017-BNK4 Controlling Class Representative (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—The Directing Holder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the BANK 2017-BNK4 PSA, the BANK 2017-BNK4 Controlling Class Representative will have the same consent and/or consultation rights with respect to the One West 34th Street Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the BANK 2017-BNK4 issuing entity (exclusive of any “non-serviced mortgage loan” and any “excluded loan” under the BANK 2017-BNK4 PSA) included in the BANK 2017-BNK4 issuing entity.

In addition, pursuant to the terms of the One West 34th Street Co-Lender Agreement, the issuing entity, as the holder of the One West 34th Street Mortgage Loan (or its representative which, unless the One West 34th Street Whole Loan is an Excluded Loan, will be the Controlling Class Representative) will (i) have a right to receive copies of all notices, information and reports that the BANK 2017-BNK4 Master Servicer or the BANK 2017-BNK4 Special Servicer, as applicable, is required to provide to the BANK 2017-BNK4 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the BANK 2017-BNK4 Controlling Class Representative under the BANK 2017-BNK4 PSA without regard to the occurrence of a control termination event or consultation termination event under the BANK 2017-BNK4 PSA) with respect to any “major decisions” (as defined in the One West 34th Street Co-Lender Agreement) to be taken with respect to the One West 34th Street Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the One West 34th Street Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined in the One West 34th Street Co-Lender Agreement) to be taken with respect to the One West 34th Street Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the One West 34th Street Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of notice and information relating to the matter subject to consultation whether or not the issuing entity (or its representative) has responded within such period; provided, that if the BANK 2017-BNK4 Master Servicer (or the BANK 2017-BNK4 Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights of the issuing entity (or its representative) described above, the BANK 2017-BNK4 Master Servicer or the BANK 2017-BNK4 Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the One West 34th Street Whole Loan. Neither the BANK 2017-BNK4 Master Servicer nor the BANK 2017-BNK4 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the BANK 2017-BNK4 Master Servicer nor the BANK 2017-BNK4 Special Servicer may take or refrain from taking any action based on advice or consultation provided by the issuing entity (or its representative) that would cause the BANK 2017-BNK4 Master Servicer or the BANK 2017-BNK4 Special Servicer, as applicable, to violate applicable law, the terms of the One West 34th Street Whole Loan, the One West 34th Street Co-Lender Agreement, the BANK 2017-BNK4 PSA, including the servicing standard under the BANK 2017-BNK4 PSA, or the REMIC provisions or that would (i) expose the BANK 2017-BNK4 Master Servicer, the BANK 2017-BNK4 Special Servicer, the BANK 2017-BNK4 Depositor, the mortgage loan seller with respect to the BANK 2017-BNK4 securitization transaction, the BANK 2017-BNK4 issuing entity, the BANK 2017-BNK4 Trustee, the BANK 2017-BNK4 Operating Advisor, the BANK 2017-BNK4 Asset Representations Reviewer, the BANK 2017-BNK4 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the BANK 2017-BNK4 Master Servicer’s or the BANK 2017-BNK4 Special Servicer’s responsibilities, or (iii) cause the BANK 2017-BNK4 Master Servicer or the BANK 2017-BNK4 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the BANK 2017-BNK4 certificateholders or the servicing standard under the BANK 2017-BNK4 PSA.

In addition to the consultation rights of the issuing entity (or its representative) described above, pursuant to the terms of the One West 34th Street Co-Lender Agreement, the issuing entity (or its representative) will have the right to attend (in-person or telephonic) annual meetings with the BANK 2017-BNK4 Master Servicer or the BANK 2017-BNK4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BANK 2017-BNK4 Master Servicer or the BANK 2017-BNK4 Special Servicer, as applicable, for the purpose of discussing servicing issues related to the One West 34th Street Whole Loan.

Application of Penalty Charges

The One West 34th Street Co-Lender Agreement provides that penalty charges paid on the One West 34th Street Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the One West 34th Street Mortgage Loan and the One West 34th Street Pari Passu Companion Loans by the amount necessary to reimburse the BANK 2017-BNK4 Master Servicer, the BANK 2017-BNK4 Trustee or the BANK 2017-BNK4 Special Servicer for any interest accrued on any Property Protection Advances and reimbursement of any Property Protection Advances in accordance with the terms of the BANK 2017-BNK4 PSA, second, be used to reduce the respective amounts payable on each of the One West 34th Street Mortgage Loan and the One West 34th Street Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the BANK 2017-BNK4 Master Servicer and the BANK 2017-BNK4 Trustee for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the BANK 2017-BNK4 PSA) made with respect to such Mortgage Loan or Companion Loan by such party (if and as specified in the PSA or the BANK 2017-BNK4 PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the One West 34th Street Mortgage Loan and the One West 34th Street Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the BANK 2017-BNK4 PSA) incurred with respect to the One West 34th Street Whole Loan (as specified in the BANK 2017-BNK4 PSA) and, finally, (i) in the case of the remaining amount of penalty charges allocable to the One West 34th Street Mortgage Loan and the One West 34th Street Pari Passu Companion Loans, be paid to the BANK 2017-BNK4 Master Servicer and/or the BANK 2017-BNK4 Special Servicer as additional servicing compensation as provided in the BANK 2017-BNK4 PSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One West 34th Street Co-Lender Agreement, if the One West 34th Street Whole Loan becomes a defaulted mortgage loan under the BANK 2017-BNK4 PSA, and if the BANK 2017-BNK4 Special Servicer determines to sell the controlling One West 34th Street Pari Passu Companion Loans in accordance with the BANK 2017-BNK4 PSA, then the BANK 2017-BNK4 Special Servicer will be required to sell the One West 34th Street Pari Passu Companion Loans together with the One West 34th Street Mortgage Loan as one whole loan in accordance with the procedures generally similar to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the BANK 2017-BNK4 Special Servicer will not be permitted to sell the One West 34th Street Whole Loan if it becomes a defaulted mortgage loan under the BANK 2017-BNK4 PSA without the written consent of the issuing entity (or its representative) unless the BANK 2017-BNK4 Special Servicer has delivered to such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the One West 34th Street Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BANK 2017-BNK4 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the One West 34th Street Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the One West 34th Street Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the BANK 2017-BNK4 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BANK 2017-BNK4 Master Servicer or the BANK 2017-BNK4 Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) may waive any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) will be permitted to submit an offer at any sale of the One West 34th Street Whole Loan.

Special Servicer Appointment Rights

Pursuant to the One West 34th Street Co-Lender Agreement and the BANK 2017-BNK4 PSA, the directing holder with respect to the One West 34th Street Whole Loan (which, as of any date of determination, will be the BANK 2017-BNK4 Trustee on behalf of the BANK 2017-BNK4 issuing entity as holder of the One West 34th Street Controlling Companion Loan, or its representative) will have the right, with or without cause, to replace the BANK 2017-BNK4 Special Servicer then acting with respect to the One West 34th Street Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative). The BANK 2017-BNK4 Controlling Class Representative, as representative of the majority of the BANK 2017-BNK4 controlling class certificateholders (prior to a “control termination event” under the BANK 2017-BNK4 PSA and unless the One West 34th Street Whole Loan is an “excluded loan” under the BANK 2017-BNK4 PSA), and the applicable BANK 2017-BNK4 certificateholders with the requisite percentage of voting rights (after a “control termination event” under the BANK 2017-BNK4 PSA), will have the right, with or without cause, to replace the BANK 2017-BNK4 Special Servicer then acting with respect to the One West 34th Street Whole Loan and appoint a replacement special servicer in lieu thereof, in accordance with procedures generally similar to those set forth under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” in this prospectus.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in April 2017 and ending on the hypothetical Determination Date in May 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the offered certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsor and Mortgage Loan Seller

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership. GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA. GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is the initial Risk Retention Consultation Party and an affiliate of Goldman Sachs & Co. LLC, an underwriter, and of the depositor.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Commercial Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2016, GSMC originated or acquired approximately 2,653 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $96.1 billion. As of December 31, 2016, GSMC had acted as a sponsor and mortgage loan seller on approximately 135 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion and $6.972 billion of commercial loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015 and 2016, respectively.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originators during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of GSMC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries set forth under “Top 15 Mortgage Loans and Additional Information,” “—1999 Avenue of the Stars,” “—Lafayette Centre,” “—Pentagon Center,” “—U.S. Industrial Portfolio,” “—GSK R&D Centre,” “—CH2M Global Headquarters,” “—Mack-Cali Short Hills Office Portfolio,” “—Redlands Town Center,” “—Ericsson North American HQ,” “—One West 34th Street,” “—The Gramercy,” “—634 Second Street,” “—The Plaza,” “—River Ranch,” and “—Holiday Inn Charleston” in Annex A-3 to this prospectus, based on their respective reviews of pertinent sections of the related Mortgage Loan documents. The applicable borrowers and borrowers’ counsel reviewed these Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a

GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originators to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—The Originators—Origination and Underwriting Process”, as well as to identify any material deviations from those origination and underwriting criteria. See “—The Originators—Origination and Underwriting Process—Exceptions to GSMC’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria, except as described under “—The Originators—Origination and Underwriting Process—Exceptions to GSMC’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 15, 2017. GSMC’s Central Index Key is 0001541502. With respect to the period from and including April 1, 2014 to and including March 31, 2017, GSMC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2014-GC24 (CIK 0001617957)	X	Cantor Commercial Real Estate Lending, L.P.	14	177,606,169	16.53	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	25	397,577,416	37.01	0	0	0.00%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Goldman Sachs Mortgage Company	14	294,635,235	27.42	1	12,590,055	1.17	0	0	0.00	0	0	0.00	1	12,590,055	1.17	1	12,590,055	1.17	0	0	0.00
		Starwood Mortgage Capital LLC	22	204,532,050	19.04	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			75	1,074,350,869	100%	1	12,590,055	1.17	0	0	0.00	0	0	0.00	1	12,590,055	1.17	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that GSMC (or its MOA) will retain the Retained Interest. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates at any time. GSMC will be required to retain the Retained Interest as described under “Credit Risk Retention”.

Compensation of the Sponsor

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsor (including affiliates of the sponsor) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Originators

Overview

Each of GSMC and GSBI, each an originator, are affiliated with each other and with Goldman Sachs & Co. LLC, one of the underwriters, and the depositor. GSMC and GSBI are referred to as the “Goldman Originators” in this prospectus. In addition, the Pentagon Center Whole Loan was co-originated by GSMC and MSBNA, the Mack-Cali Short Hills Office Portfolio Whole Loan was co-originated by GSMC and Citi and the One West 34th Street Whole Loan was co-originated by GSMC and WFBNA.

The primary business of each Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by each Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GSBI are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for all Goldman Originators and affiliates of Goldman Originators originating commercial mortgage loans.

Origination and Underwriting Process

Each Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the applicable Goldman Originator. Therefore, this general description of the Goldman Originators’ origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to GSMC’s Disclosed Underwriting Guidelines” below and “Annex D-2—Exceptions to Mortgage Loan Seller Representations and Warranties” in this prospectus.

The underwriting process for each mortgage loan originated by a Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the applicable Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The applicable Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the applicable Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Each Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the applicable Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that a Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Each Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, each Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originators.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1 to this prospectus.

Each Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and each Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, each Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating their respective GSMC Mortgage Loans, the Goldman Originators generally considered the results of third party reports as described below:

●	Appraisal—Each Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the applicable Goldman Originator’s internal documented appraisal policy. Each Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report—Each Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the applicable Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. Each Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—Each Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the applicable Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. Each Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—Each Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, GSMC originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect GSMC as the payee. GSMC has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pentagon Center, representing approximately 8.3% of the Initial Pool Balance, was (together with any related Companion Loans) co-originated with MSBNA. The Pentagon Center Mortgage Loan and its related Companion Loans were co-originated in accordance with the underwriting guidelines described above. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mack-Cali Short Hills Office Portfolio, representing approximately 5.2% of the Initial Pool Balance, was (together with any related Companion Loans) co-originated with Citi. The Mack-Cali Short Hills Office Portfolio Mortgage Loan and its related Companion Loans were co-originated in accordance with the underwriting guidelines described above. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One West 34th Street, representing approximately 4.2% of the Initial Pool Balance, was (together with any related Companion Loans) co-originated with WFBNA. The One West 34th Street Mortgage Loan and its related Companion Loans were co-originated in accordance with the underwriting guidelines described above.

Exceptions to GSMC’s Disclosed Underwriting Guidelines

GSMC has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of GSMC’s Mortgage Loans may vary from the specific GSMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, GSMC may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, GSMC may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

Except as described below, none of the GSMC Mortgage Loans have exceptions to the related disclosed underwriting criteria.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One West 34th Street, representing approximately 4.2% of the Initial Pool Balance, the UW NCF DSCR is 1.24x, which is lower than the minimum UW NCF DSCR of 1.25x generally required by GSMC’s underwriting standards. Based on GSMC’s evaluation and determination that such exception to GSMC’s underwriting standards was not material, GSMC approved the inclusion of the Mortgage Loan into this securitization transaction.

Certain characteristics of the Mortgage Loans can be found on Annex A-1.

The Depositor

GS Mortgage Securities Corporation II, the depositor, is a Delaware corporation and was formed in 1995 for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage assets in trusts in exchange for certificates evidencing interests in the trusts and selling or otherwise distributing the certificates. The sole shareholder of the depositor is The Goldman Sachs Group, Inc. (NYSE:GS). The depositor’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. The depositor will not have any material assets. The depositor is an affiliate of GSMC, the sponsor, mortgage loan seller and initial Risk Retention Consultation Party, and Goldman Sachs & Co. LLC, an underwriter.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the removal of the trustee or certificate administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the mortgage file or servicing file for any mortgage loan, (iv) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders and the Retained Interest Owner, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC administration, (vi) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from the mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the Retained Interest Owner.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the Retained Interest Owner upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, GS Mortgage Securities Trust 2017-GS6, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property (which includes, with respect to any Non-Serviced Whole Loan, the Trust’s interest in any REO Property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement, but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property), disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to certificateholders and the Retained Interest Owner and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term high-quality investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make advances of delinquent monthly debt service payments to the issuing entity, and the master servicer, the special servicer and the trustee may make property protection advances to the issuing entity, but in each case only to the extent it deems such advances to be recoverable from the related mortgage loan; such advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment” in this prospectus. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties (which includes, with respect to any Non-Serviced Whole Loan, the Trust’s interest in any REO property acquired with respect to such Non-Serviced Whole Loan pursuant to the applicable pooling and servicing agreement but does not include the Serviced Companion Loan’s pro rata interest in any such REO Property) are the Distribution Accounts and other accounts maintained pursuant to the PSA and the short term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties, including, with respect to the Non-Serviced Whole Loans, the Trust’s interest in any REO Property acquired pursuant to the applicable pooling and servicing agreement and the other activities described in this prospectus, and indemnity obligations to the depositor, the trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor and various related persons. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan seller, as described under “Description of the Mortgage Loan Purchase Agreement”.

Since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 269,000 employees as of September 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of September 30, 2016, Wells Fargo Bank was acting as trustee on approximately 364 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $133 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC trust tax returns on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $410 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2016, Wells Fargo Bank was acting as custodian of more than 202,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank, in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint, the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). Motions to dismiss all of the actions are pending except for the recently filed State Court Complaint. There can be no assurances as to the outcome of the litigations, or the possible impact of the litigations on the trustee or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors, and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland“), is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the mortgage loan seller.

Midland is also expected to be appointed to act as an initial special servicer under the PSA and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and generally, will review, evaluate and provide or withhold consent as to certain Major Decisions and all Special Servicer Non-Major Decisions and, in certain circumstances, will process Major Decisions and Special Servicer Non-Major Decisions, and will perform certain enforcement actions relating to the Mortgage Loans (other than any Excluded Special Servicer Loan or Non-Serviced Mortgage Loan) and Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business.

Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2017, Midland was master and/or primary servicing approximately 29,801 commercial and multifamily mortgage loans with a principal balance of approximately $409 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,485 of such loans, with a total principal balance of approximately $148 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of March 31, 2017, Midland was named the special servicer in approximately 253 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $125 billion. With respect to such transactions as of such date, Midland was administering approximately 84 assets with an outstanding principal balance of approximately $572 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2014 to 2016.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Midland may enter into one or more arrangements with the Controlling Class Representative, a Controlling Class Certificateholder, any directing holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and the related Co-Lender Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment” in this prospectus.

Midland is also the master servicer under the GSMS 2017-GS5 PSA with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan.

Midland is also the master servicer under the GSMS 2016-GS3 PSA with respect to the U.S. Industrial Portfolio Whole Loan.

Pursuant to a servicing agreement between Midland Loan Services, a Division of PNC Bank, National Association, the special servicer, and Goldman Sachs Mortgage Company, the mortgage loan seller, and/or certain of its affiliates, Midland acts as servicer with respect to certain mortgage loans unrelated to the Mortgage Loans.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates is expected to serve as the initial Controlling Class Representative, and has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

The foregoing information regarding Midland under this section entitled “—The Master Servicer and the Special Servicer” has been provided by Midland. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any non-serviced mortgage loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Non-Serviced Whole Loans Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), was appointed to act as (i) the GSMS 2017-GS5 special servicer (the “GSMS 2017-GS5 Special Servicer“) and in such capacity will initially be responsible for the servicing and administration of the Lafayette Centre Whole Loan, GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan and any associated REO Properties pursuant to the GSMS 2017-GS5 PSA, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and special servicer decisions and other transactions relating to the Lafayette Centre Whole Loan, GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan, (ii) the GSMS 2016-GS3 special servicer (the “GSMS 2016-GS3 Special Servicer“) and in such capacity will initially be responsible for the servicing and administration of the U.S. Industrial Portfolio Whole Loan and any associated REO Properties pursuant to the GSMS 2016-GS3 PSA, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and special servicer decisions and other transactions relating to the .S. Industrial Portfolio Whole Loan, (iii) the BANK 2017-BNK4 special servicer (the “BANK 2017-BNK4 Special Servicer“) and in such capacity will initially be responsible for the servicing and administration of the 1 West 34th Street Whole Loan and any associated REO Properties pursuant to the BANK 2017-BNK4 PSA, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and special servicer decisions and other transactions relating to the 1 West 34th Street Whole Loan and (iv) the CGCMT 2017-P7 special servicer (the “CGCMT 2017-P7 Special Servicer“) and in such capacity will initially be responsible for the servicing and administration of the Short Hills Office Portfolio Whole Loan and any associated REO Properties pursuant to the CGCMT 2017-P7 PSA, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and special servicer decisions and other transactions relating to the Short Hills Office Portfolio Whole Loan. Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder with over 8,000 employees across the country’s largest real estate markets. As of March 31, 2017, RCM was the sponsor of, and certain of its affiliates were investors in, eleven private equity funds (collectively, the “RCM Funds”), and RCM also advised four separately managed accounts, having over $5.2 billion of regulatory assets under management in the aggregate. Four of such RCM Funds are focused on distressed and value-add real estate related investments and/or commercial mortgage backed securities, five of such RCM Funds are focused on investments in commercial mortgage-backed securities and the other two RCM Funds and the separately managed accounts are focused on mezzanine debt and credit investments. Through March 31, 2017, RCM has acquired and/or is managing over $7.3 billion of non- and sub-performing real estate assets, representing approximately 10,789 loans.

In addition, RCM has underwritten and purchased, primarily for the RCM Funds, over $4.9 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in approximately 73 different securitizations totaling approximately $78.3 billion in overall transaction size. RCM (or its affiliate) has the right to appoint the special servicer for each of these transactions.

RCM has over 350 employees as of March 31, 2017 and is headquartered in Miami with two other main offices located in New York City and Atlanta. RCM’s commercial real estate platform has ten additional offices across the United States and four offices in Europe.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders and the retained interest owner. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of March 31, 2017, Rialto and its affiliates were actively special servicing approximately 690 portfolio loans with a principal balance of approximately $241 million and were responsible for approximately 577 portfolio REO assets with a principal balance of approximately $687 million.

Rialto is also currently performing special servicing for 77 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 5,405 assets with an original principal balance at securitization of approximately $80 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 3/31/2017
Number of CMBS Pools Named Special Servicer	27	45	59	75	77
Approximate Aggregate Unpaid Principal Balance(1)	$32.4 billion	$49.2 billion	$63.6 billion	$79 billion	$80 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	27	28	17	37	36
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$101 million	$126.9 million	$141.9 million	$320 million	$344 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as (i) the GSMS 2017-GS5 Special Servicer, (ii) the GSMS 2016-GS3 Special Servicer, (iii) the BANK 2017-BNK4 Special Servicer and (iv) the CGCMT 2017-P7 Special Servicer, Rialto will not have primary responsibility for custody services of original documents evidencing, (i) the Lafayette Centre Whole Loan, GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan, (ii) the U.S.

Industrial Portfolio Whole Loan, (iii) the 1 West 34th Street Whole Loan and (iv) the Short Hills Office Portfolio Whole Loan (collectively, the “Rialto Outside Serviced Whole Loans“) respectively. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving certain of the Rialto Outside Serviced Whole Loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard as applicable under the GSMS 2017-GS5 PSA, the GSMS 2016-GS3 PSA, the BANK 2017-BNK4 PSA and the CGCMT 2017-P7 PSA respectively.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the Rialto Outside Serviced Whole Loans, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform as applicable under the GSMS 2017-GS5 PSA, the GSMS 2016-GS3 PSA, the BANK 2017-BNK4 PSA and the CGCMT 2017-P7 PSA respectively for assets of the same type included in the GSMS 2017-GS5 Securitization, the GSMS 2016-GS3 Securitization, the BANK 2017-BNK4 Securitization and the CGCMT 2017-P7 Securitization, including with respect to the Rialto Outside Serviced Whole Loans.

No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer.

Rialto does not believe that its financial condition will have any adverse effect on the performance as applicable of its duties under the GSMS 2017-GS5 PSA, the GSMS 2016-GS3 PSA, the BANK 2017-BNK4 PSA and the CGCMT 2017-P7 PSA respectively and, accordingly, Rialto believes that its financial condition will not have any material impact on the Rialto Outside Serviced Whole Loans performance or the performance of the Certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Rialto Outside Serviced Whole Loans as applicable pursuant to the GSMS 2017-GS5 PSA, the GSMS 2016-GS3 PSA, the BANK 2017-BNK4 PSA and the CGCMT 2017-P7 PSA respectively. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, that are material to the Certificateholders or the Retained Interest Owner.

Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto is an affiliate of the entities that are the initial controlling class certificateholders and the initial controlling class representatives under the GSMS 2017-GS5 PSA, the GSMS 2016-GS3 PSA, the BANK 2017-BNK4 PSA and the CGCMT 2017-P7 PSA.

From time to time, Rialto and/or its affiliates may purchase securities, including CMBS certificates. Rialto and/or its affiliates may review this prospectus and purchase certificates issued in this offering, including in the secondary market.

The information set forth under this section “—The Non-Serviced Whole Loans Special Servicer” regarding Rialto has been provided by Rialto.

General

The special servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Companion Loans. The special servicer may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Companion Loans or otherwise. To the extent that the special servicer has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

The special servicer will not have any material advancing rights or any advancing obligations. In certain instances, the special servicer may have the right to make property related property protection advances in emergency situations.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and any related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as operating advisor and asset representations reviewer under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan). The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of voting rights have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of March 31, 2017, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 103 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $109 billion since October 2010. As of March 31, 2017, Pentalpha Surveillance has acted as asset representations reviewer in 22 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $19 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the SEC in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsor, the mortgage loan seller, the trustee, the certificate administrator, the master servicer, either special servicer, the directing holder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

Pentalpha Surveillance does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

As a result of the foregoing information with respect to Pentalpha Surveillance’s experience and independence, the representations and warranties being given by Pentalpha Surveillance under the PSA, and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the PSA.

Neither Pentalpha Surveillance nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The foregoing information set forth under this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

Credit Risk Retention

General

This transaction is required to comply with the Credit Risk Retention Rules. GSMC will act as the “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules) and intends to satisfy the credit risk retention requirements of the Credit Risk Retention Rules as follows:

●	GSMC (or its MOA) is expected to retain an uncertificated interest (the “Retained Interest”) in the issuing entity representing the right to receive 2.52% (the “Retained Interest Percentage”) of all amounts collected on the Mortgage Loans, net of all expenses of the issuing entity, and distributed on the certificates (other than the Class R certificates) and on the Retained Interest (i.e., representing the right to receive the Risk Retention Allocation Percentage of all amounts distributed on the Regular Certificates on each Distribution Date). The Retained Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules). The owner of the Retained Interest is referred to in this prospectus as the “Retained Interest Owner”.

●	KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate (the “Retaining Third-Party Purchaser”) is expected to purchase the Class E, Class F and Class G certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $61,941,308, representing approximately 2.51% of the aggregate fair value of the certificates (other than the Class R certificates) and the Retained Interest. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans

The sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Retained Interest

Retained Interest Available Funds

The amount available for distribution to the Retained Interest Owner on each distribution date will, in general, equal the sum of (i) the Retained Interest Percentage of the Available Funds for such Distribution Date and (ii) the Retained Interest Gain-on-Sale Remittance Amount (collectively, the “Retained Interest Available Funds”).

The “Retained Interest Gain-on-Sale Remittance Amount” for each Distribution Date will equal the lesser of, (i) the amount on deposit in the Retained Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the amount distributable from the Retained Interest Gain-on-Sale Reserve Account.

Priority of Distributions on the Retained Interest

On each Distribution Date, for so long as the Retained Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Retained Interest Available Funds, in the following order of priority:

First, to the Retained Interest Owner, in respect of interest, up to an amount equal to the Retained Interest Distribution Amount for such Distribution Date;

Second, to the Retained Interest Owner, in reduction of the Retained Interest Balance, up to an amount equal to the Retained Interest Principal Distribution Amount for such Distribution Date until the outstanding Retained Interest Balance has been reduced to zero;

Third, to the Retained Interest Owner, up to an amount equal to the unreimbursed Retained Interest Realized Losses previously allocated to the Retained Interest, plus interest on that amount equal to the Retained Interest Realized Loss Interest Distribution Amount on such Distribution Date;

provided, however, that, to the extent any Retained Interest Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations.

The effective interest rate on the Retained Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Reimbursement of previously allocated Retained Interest Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Retained Interest Balance of the Retained Interest in respect of which a reimbursement is made. In the event that the amount of any subsequent recovery of Nonrecoverable Advances is added to the Aggregate Principal Distribution Amount and the Certificate Balance of any class of certificates, the amount of any unreimbursed Realized Losses allocated to such class will be reduced by the amount of such recovery that was added to the Certificate Balance of such class.

“Retained Interest Balance” means, with respect to the Retained Interest (i) on or prior to the first Distribution Date, an amount equal to the Original Retained Interest Balance and (ii) as of any date of determination after the first Distribution Date, the Retained Interest Balance on the Distribution Date immediately prior to such date of determination after giving effect to (a) any distributions made on such Distribution Date as described in clauses First, Second and Third above in this “—Priority of Distributions on the Retained Interest”, (b) any Retained Interest Realized Losses allocated to the Retained Interest on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the Retained Interest Principal Distribution Amount, which recoveries are allocated to the Retained Interest and added to the Retained Interest Balance.

The “Retained Interest Distribution Amount” with respect to any Distribution Date and the Retained Interest, will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount distributed to the Certificateholders according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Retained Interest Principal Distribution Amount” with respect to any Distribution Date and the Retained Interest, will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount distributed to the Certificateholders according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Retained Interest Realized Loss Interest Distribution Amount” with respect to any Distribution Date and the Retained Interest, will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest on reimbursed Realized Losses distributed to the Certificateholders according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will be a fraction, expressed as a percentage, equal the Retained Interest Percentage divided by the Non-Retained Interest Percentage.

“Non-Retained Interest Percentage” means an amount, expressed as a percentage, equal to 100% minus the Retained Interest Percentage.

Allocation of Retained Interest Realized Loss

The certificate administrator will be required to allocate any Retained Interest Realized Loss to the Retained Interest.

The “Retained Interest Realized Loss” with respect to any Distribution Date, the amount, if any, by which (i) the product of (A) the Retained Interest Percentage and (B) the aggregate Stated Principal Balance (for purposes of this definition only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the Retained Interest Balance after giving effect to distributions of principal on such Distribution Date.

HRR Certificates

General

The aggregate purchase price and fair value of the HRR Certificates is equal to approximately $25,197,303 (excluding accrued interest), representing approximately 2.51% of the aggregate fair value of all of the Regular Certificates and the Retained Interest. The aggregate fair value of all of the Regular Certificates and the Retained Interest is approximately $1,003,629,275, excluding accrued interest.

The sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $50,181,464 representing 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates) and the Retained Interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and the Retained Interest and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders and the Retained Interest Owner the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention” tab.

Retaining Third-Party Purchaser

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, (i) to purchase the HRR Certificates and (ii) to act as the Retaining Third-Party Purchaser. KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities“). The HRR Certificates will represent KKR Opportunity Partners’ third purchase of CMBS B-Piece Securities. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR“). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 20 years of CMBS experience as of March 31, 2017. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2017, funds advised by KKR own 26 separate real estate credit investments and have participated in 6 purchases of CMBS B-Piece Securities. As of March 31, 2017, KKR is responsible for approximately $137.6 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended. For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third-Party Purchaser and another party to this securitization, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer,” “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and” Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans.”

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate is expected to be the initial Directing Holder (other than with respect to any Non-Serviced Mortgage Loan, any Excluded Special Servicer Loan or so long as no 1999 Avenue of the Stars Control Appraisal Period is continuing, the 1999 Avenue of the Stars Mortgage Loan). Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each Mortgage Loan (other than with respect to any Non-Serviced Mortgage loan and any Excluded Special Servicer Loan) and it or an affiliate assisted KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or its affiliate, with its due diligence on the Mortgage Loans prior to the Closing Date.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the date that is 5 years following the Closing Date or such earlier or later date that such transfer is first permitted under the Credit Risk Retention Rules then in effect, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (iii) two years after the Closing Date; provided such restrictions relating to the Retaining

Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the Credit Risk Retention Rules.

In the event that any restriction or limitation under the Credit Risk Retention Rules applicable to the Retaining Third-Party Purchaser (including those restrictions and limitations described in this prospectus) is withdrawn, repealed or modified to be less restrictive, the parties to the underlying risk retention agreement have agreed to modify any corresponding terms of such agreement to reflect any such withdrawal, repeal or modification.

In addition, the Retained Interest Owner does not intend to transfer the Retained Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the Retained Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Operating Advisor

The operating advisor for this securitization transaction will be Pentalpha Surveillance LLC, a Delaware limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

The sponsor will make the representations and warranties identified on Annex D-1 to this prospectus with respect to the Mortgage Loans, subject to certain exceptions to such representations and warranties set forth on Annex D-2 to this prospectus.

The sponsor prepared the exceptions set forth on Annex D-2 as described above under “Transaction Parties—The Sponsor and Mortgage Loan Seller—Goldman Sachs Mortgage Corporation”. The sponsor has re-reviewed such exceptions with its securitization counsel in light of the underwriting criteria underwriting criteria discussed under “Transaction Parties—The Originators—Origination and Underwriting Process” and has determined that each such exception does not constitute an exception to such underwriting criteria. Accordingly, the factors that were used to make the determination to include each affected Mortgage Loan in the Mortgage Pool, notwithstanding the related exceptions, include the overall legal and credit characteristics of each affected Mortgage Loan, the related Mortgaged Property (or Mortgaged Properties) and the related borrower(s), and each such exception did not have a material adverse impact on the overall credit and legal characteristics of the related Mortgage Loan. The foregoing information in this paragraph was provided by the sponsor.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2017-GS6 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class X-B certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class X-D, Class E, Class F and Class G certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates
“Class X Certificates”	The Class X-A, Class X-B and Class X-D certificates
“HRR Certificates”	The Class E, Class F and Class G certificates
“Regular Certificates”	All of the certificates (other than the Class R certificates)
“Residual Certificates”	The Class R certificates

The certificates and the Retained Interest will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (5) certain rights of the depositor under the MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of the mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

As further described in this prospectus, the primary source for payments of principal and interest on the certificates and the Retained Interest will be amounts received by the issuing entity in respect of the Mortgage Loans.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Class A-1	$15,431,000
Class A-2	$250,000,000
Class A-3	$359,651,000
Class A-AB	$29,390,000
Class X-A	$738,619,000
Class X-B	$87,653,000
Class A-S	$84,147,000
Class B	$45,579,000
Class C	$42,074,000
Class D	$46,748,000
Class X-D	$46,748,000
Class E	$17,530,000
Class F	$10,518,000
Class G	$33,893,308

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date and increased by the amount of any subsequent recovery of Nonrecoverable Advances that was added to the Certificate Balance of such class for such Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates, in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amounts of the Class X Certificates will be equal to the aggregate certificate balances of the related class(es) of certificates (the “Related Class X Class”) indicated below:

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class
Class X-A	$738,619,000	Class A-1, Class A-2, Class A-3, Class A-AB and Class A-S certificates
Class X-B	$87,653,000	Class B and Class C certificates
Class X-D	$46,748,000	Class D certificates

The Mortgage Loans will be held by the Lower-Tier REMIC. The certificates and the Retained Interest will be issued by the Upper-Tier REMIC.

Distributions

Method, Timing and Amount

Distributions on the certificates and the Retained Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 6th day of each calendar month (or, if the 6th calendar day of that month is not a business day, then the next business day) commencing in June 2017.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the Retained Interest Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates and the Retained Interest Owner on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)    the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans to the extent those funds are on deposit in the Collection Account;

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)    if and to the extent not already included in clause (a), the aggregate amount transferred from the applicable REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)    all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)    with respect to each Mortgage Loan that is an Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the Withheld Amounts related to the Mortgage Loans as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

“Certificate Available Funds” means, as to any Distribution Date, an amount equal to the sum of (i) the Non-Retained Interest Percentage of the Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount withdrawn from the Gain-on-Sale Reserve Account for distribution on such Distribution Date.

The “Gain-on-Sale Remittance Amount” for each Distribution Date, is the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the amount distributable from the Gain-on-Sale Reserve Account.

The “Collection Period” for each Distribution Date and any Mortgage Loan or Whole Loan will be the period commencing on the day immediately following the Due Date for such Mortgage Loan or Whole Loan in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Whole Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Whole Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans or Whole Loans relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan or Whole Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

“Periodic Payment” means, with respect to any Mortgage Loan or the related Companion Loan, the scheduled monthly payment of principal and/or interest on such Mortgage Loan or Companion Loan, including any balloon payment, which is payable by a borrower from time to time under the related

Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of a default.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Certificate Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class X-B certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)   prior to the Cross-Over Date,

(a)       to the Class A-AB certificates, in an amount equal of the Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-AB certificates is reduced to the scheduled principal balance set forth on Annex E to this prospectus with respect to the Class A-AB certificates (the “Class A-AB Scheduled Principal Balance”) for such Distribution Date;

(b) to the Class A-1 certificates, in an amount equal to the Certificate Principal Distribution Amount (or the portion of it remaining after the distributions specified in clause (a) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)       to the Class A-2 certificates, in an amount equal to the Certificate Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a) and (b) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)       to the Class A-3 certificates, in an amount equal to the Certificate Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b) and (c) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero; and

(e)       to the Class A-AB certificates, in an amount equal to the Certificate Principal Distribution Amount (or the portion of it remaining after the distributions specified in clauses (a), (b), (c) and (d) above) for such Distribution Date, until the Certificate Balance of the Class A-AB certificates, without regard to the Class A-AB Scheduled Principal Balance, is reduced to zero.

(ii)  on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, pro rata (based upon their respective Certificate Balance), in an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-AB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-AB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, less the portion of such Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-S certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, less the portion of such Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S and Class B certificates have been reduced to zero, to the Class C Certificates, in reduction of their Certificate Balance, up to an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, less the portion of such Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those classes;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, less the portion of such Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to, the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Certificate Principal

Distribution Amount for such Distribution Date, less the portion of such Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to, the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, less the portion of such Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to, the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, less the portion of such Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such class is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of all the Subordinate Certificates are (or are expected to be) reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates is a per annum rate equal to 1.945%.

The Pass-Through Rate on the Class A-2 certificates is a per annum rate equal to 3.164%.

The Pass-Through Rate on the Class A-3 certificates is a per annum rate equal to 3.433%.

The Pass-Through Rate on the Class A-AB certificates is a per annum rate equal to 3.230%.

The Pass-Through Rate on the Class A-S certificates is a per annum rate equal to 3.638%.

The Pass-Through Rate on the Class B certificates is a per annum rate equal to 3.869%.

The Pass-Through Rate on the Class C certificates is a per annum rate equal to the lesser of 4.322% and the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class D certificates is a per annum rate equal to 3.243%.

The Pass-Through Rate on the Class E certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class F certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate on the Class G certificates is a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate for each Class of Class X Certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Related Class X Class (or the Pass-Through Rate on the Related Class X Class, if only one) for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) as of their respective Due Dates in the month preceding the month in which such Distribution Date occurs, weighted on the basis of their respective Stated Principal Balances immediately following the Distribution Date (or, if applicable, the Closing Date) in such preceding month.

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that accrue interest on an Actual/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan, Companion Loan or Serviced Whole Loan, is the annual rate at which interest accrues on such Mortgage Loan, REO Loan, Companion Loan or Serviced Whole Loan during such period (in the absence of a default), as stated in the related Mortgage Note, promissory note or componentization notice evidencing such Mortgage Loan (including any Non-Serviced Mortgage Loan), REO Loan or Companion Loan without giving effect to any default rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Certificate Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

“Certificate Excess Prepayment Interest Shortfall” means, for any Distribution Date, the Non-Retained Interest Percentage of the Excess Prepayment Interest Shortfall for such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the Class X Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Aggregate Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any property protection advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the

Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Certificate Principal Distribution Amount” for any Distribution Date and the Principal Balance Certificates, an amount equal to the Non-Retained Interest Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans on or prior to the related Determination Date; and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds and, if applicable, income, rents, and profits from REO Property or otherwise, received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to “Pooling and Servicing Agreement—Advances” in respect of a preceding Distribution Date; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the issuing entity incurred in connection with the related Mortgage Loan.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Aggregate Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Aggregate Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Aggregate Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Retained Interest Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the Retained Interest Owner or to reimburse the issuing entity, other than in the limited circumstances related to Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Property Protection Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Co-Lender Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of any related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of any related Companion Loan(s), as applicable, pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through and including the end of the applicable Mortgage Loan interest accrual period in which such collections are received by or on behalf of the issuing entity, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” above on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected as of the related Determination Date are required to be distributed to Retained Interest Owner and the holders of the classes of certificates as described below.

On each Distribution Date, the Retained Interest Percentage of any yield maintenance charge collected on the Mortgage Loans during the one-month period ending on the related Determination Date is required to be distributed to the Retained Interest Owner, and the Non-Retained Interest Percentage of any yield maintenance charge will be distributed as follows: (a) pro rata, between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A and Class A-S certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective classes of Principal Balance Certificates in each YM Group in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date the portion of such yield maintenance charge in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such class of certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (ii) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable Class(es) of Principal Balance Certificates, will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Principal Balance Certificates in either YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such classes, the aggregate amount of such yield maintenance charges will be allocated among all such classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the first sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-D, Class E, Class F, Class G or Class R certificates. Instead, after the Notional Amounts of the Class X-A and Class X-B certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed to holders of the Class X-B certificates.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	May 2022
Class A-2	March 2027
Class A-3	April 2027
Class A-AB	September 2026
Class X-A	May 2027
Class X-B	May 2027
Class A-S	May 2027
Class B	May 2027
Class C	May 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPY prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in May 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Co-Lender Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any non-serviced mortgage loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be made to the holder of such Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)  the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or if the special servicer allowed a prepayment on such Mortgage Loan or Serviced Pari Passu Companion Loan on a date other than the applicable Due Date) for the related Distribution Date, and

(ii) the aggregate of (A) a portion of the master servicer’s Servicing Fees to be paid under the PSA for the related Distribution Date calculated at a rate of 0.0025% per annum on each Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan), (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Whole Loan), as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the Retained Interest Owner to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred and is continuing, and only with respect to the Mortgage Loans other than an applicable Excluded Loan, the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards, unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan, the related Serviced Pari Passu Companion Loan and the related Subordinate Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on such Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class X-D, Class E, Class F and Class G certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class X-D, Class E, Class F and Class G certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class X-D, Class E, Class F and Class G certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class X-D, Class E, Class F and Class G certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates, as described above, no other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal allocable to the certificates on any Distribution Date will be made first, to the Class A-AB certificates, until their Certificate Balance has been reduced to the Class A-AB Scheduled Principal Balance for the related Distribution Date, and second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, and third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, and fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, and fifth, to the Class A-AB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates that are still outstanding, pro rata, without regard to the Class A-AB Scheduled Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, for so long as they are outstanding, of the entire Certificate Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3 and Class A-AB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3 and Class A-AB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3 and Class A-AB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3 and Class A-AB certificates, the successive allocation on each Distribution Date of the remaining Certificate Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders and the Retained Interest Owner on that date, the certificate administrator is required to calculate the Realized Loss and the Retained Interest Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the Non-Retained Interest Percentage of the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the end of the last day of the related Collection Period, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates;

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Retained Interest or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if any Related Class X Class is reduced by such Realized Losses. Retained Interest Realized Losses will be allocated to the Retained Interest.

In general, Realized Losses and Retained Interest Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator” or “—The Operating Advisor and Asset Representations Reviewer”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates or the Retained Interest will be considered outstanding until its Certificate Balance, Notional Amount or Retained Interest Balance, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance or Retained Interest Balance to zero, reimbursements of any previously allocated Realized Losses and Retained Interest Realized Losses are required thereafter to be made to a class of Principal Balance Certificates and the Retained Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—Retained Interest—Priority of Distributions on the Retained Interest”.

Reports to Certificateholders and the Retained Interest Owner; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and Retained Interest Owner of record a Distribution Date Statement based in part on the information delivered to it by the master servicer in the form of Annex B (the “Distribution Date Statement”) and providing all information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or the Retained Interest Owner, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, Retained Interest Owner or Certificate Owner reasonably requests, to enable Certificateholders and the Retained Interest Owner to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports, and including substantially the following information:

(1)   a report as of the close of business on the immediately preceding Determination Date, containing some categories of information regarding the Mortgage Loans provided in Annex A-2, calculated, where applicable, on the basis of the most recent relevant information provided by the borrowers to the master servicer and by the master servicer to the certificate administrator, and presented in a loan-by-loan and tabular format substantially similar to the formats utilized in Annex B;

(2)   a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)   a CREFC® historical loan modification and corrected loan report;

(4)   a CREFC® advance recovery report;

(5)   a CREFC® total loan report;

(6)   a CREFC® operating statement analysis report;

(7)   a CREFC® comparative financial status report;

(8)   a CREFC® net operating income adjustment worksheet;

(9)   a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file; and

(15)   a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Retained Interest Owner by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means, as required under the PSA:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file; and

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending September 30, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. The special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the sponsor, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder, the Controlling Class Representative, the Risk Retention Consultation Party and any Retained Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer may not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary in this prospectus, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be the party selected by the Retained Interest Owner from time to time. The depositor will promptly provide the name and contact information for the initial Risk Retention Consultation Party upon request and any such requesting party may conclusively rely on the name and contact information provided by the depositor. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of Risk Retention Consultation Party from the Retained Interest Owner (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be Goldman Sachs Mortgage Company.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a manager of a Mortgaged Property, a Restricted Mezzanine Holder or a Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, manager or Restricted Mezzanine Holder, as applicable, or (b) any other person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in such borrower, manager or Restricted Mezzanine Holder, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Controlling Class Representative or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than any such information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® Special Servicer Loan File for the related Excluded Controlling Class Loan).

“Excluded Loan” means with respect to (a) the Controlling Class Representative, any Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party or (b) the Risk Retention Consultation Party, any Mortgage Loan or Whole Loan if, as of any date of determination, the Risk Retention Consultation Party or the Retained Interest Owner is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Retained Interest Owner, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party (other than the Risk Retention Consultation Party), in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be, and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller, a mortgagor, a Borrower Party or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, the mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or the mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or any special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, CMBS.com, Inc., BlackRock Financial Management, Inc., Markit Group Limited and Thomson Reuters, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or the Retained Interest Owner that is a Privileged Person identified to the master servicer’s reasonable satisfaction, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or the Retained Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided, that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder, the Retained Interest Owner or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the Retained Interest Owner may have under the PSA. Certificateholders and the Retained Interest Owner will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPA and the SEC EDGAR filings referred to below:

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPA and any amendments and exhibits to those agreements;

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator);

○	the CREFC® Appraisal Reduction Amount Template;

○	the annual reports prepared by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan or Whole Loan;

○	notice of final payment on the certificates or the Retained Interest;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or the Retained Interest Owner of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or the special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Voting Rights for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders or the Retained Interest Owner of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event or of an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	the “Investor Q&A Forum”;

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

○	the “Risk Retention” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an applicable Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

To the extent the Directing Holder or a Controlling Class Certificateholder receives access pursuant to the PSA to any Excluded Information on the certificate administrator’s website or otherwise receives access to such Excluded Information, such Directing Holder or Controlling Class Certificateholder will be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Holder or Controlling Class Certificateholder or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan seller, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the Retained Interest Owner and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity, the Certificateholders and/or the Retained Interest Owner, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided, that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, the Retained Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the Retained Interest Owner and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, the Retained Interest Owner or beneficial owner that has also registered, provided, that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or the Retained Interest Owner only those persons in whose names the certificates or the Retained Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the ABS Interest (the “Voting Rights”) will be allocated among the respective classes of Certificateholders and the Retained Interest as follows:

(1)   0.97% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination,

(2)   2.52% in the case of the Retained Interest (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Retained Interest Balance for Appraisal Reduction Amounts allocated to the Retained Interest), and

(3)   96.51% in the case of the Principal Balance Certificates, allocated among the holders of the respective Classes of Principal Balance Certificates in proportion to the Certificate Balances of their certificates (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the Principal Balance Certificates).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders and the Retained Interest Owner; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The HRR Certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA. Any request for release of an HRR Certificate must be consented to by the sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Administration Group – GSMS 2017-GS6
with a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreement

General

On the Closing Date, the depositor will acquire the Mortgage Loans from the mortgage loan seller pursuant to a mortgage loan purchase agreement (the “MLPA”), between the mortgage loan seller and the depositor.

Under the MLPA, the depositor will require the mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)      the original executed Mortgage Note for such Mortgage Loan, endorsed (without recourse, representation or warranty, express or implied) to the order of the trustee for the benefit of the registered Certificateholders and the Retained Interest Owner or in blank, and further showing a complete, unbroken chain of endorsement from the originator (if such originator is not the mortgage loan seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note), and in the case of a Serviced Whole Loan, a copy of the executed Mortgage Note for any related Companion Loan;

(ii)     an original or copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)     an original or copy of any related assignment of leases (if such item is a document separate from the Mortgage), together with originals or copies of any intervening assignments thereof, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)     an original executed assignment, in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related assignment of leases (if such item is a document separate from the Mortgage), in favor of the trustee, for the benefit of the registered Certificateholders and the Retained Interest Owner and the holder of any related Companion Loan, as their interests may appear or a copy of such assignment (if the mortgage loan seller or its designee, rather than the trustee or certificate administrator, is responsible for the recording thereof);

(v)      an original or copy of the assignment of all unrecorded documents relating to the Mortgage Loan, in favor of the trustee, for the benefit of the registered holders of the certificates, the Retained Interest Owner and the holder of any related Companion Loan, as their interests may appear;

(vi)     originals or copies of final written modification, consolidation, assumption, written assurance and substitution agreements in those instances where the terms or provisions of the Mortgage Note for such Mortgage Loan (or, if applicable, any Mortgage Note of a Whole Loan) or the related Mortgage have been modified or the Mortgage Loan has been assumed or consolidated, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(vii)    the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan or the related Serviced Whole Loan (or, if such policy has not been issued, a “marked up” pro forma title policy marked as binding and countersigned by the title insurer or its authorized agent, or an irrevocable, binding commitment to issue such title insurance policy);

(viii)   an original or copy of the related ground lease relating to such Mortgage Loan (or the related Serviced Whole Loan, if applicable), if any, and any ground lessor estoppel;

(ix)    an original or copy of the related Mortgage Loan agreement, if any;

(x)     an original of any guaranty under such Mortgage Loan or the related Whole Loan, if any;

(xi)    an original or copy of the environmental indemnity from the related mortgagor, if any;

(xii)   an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof;

(xiii)   an original assignment of the related security agreement (if such item is a document separate from the Mortgage and if such item is not included in the assignment described in clause (v)), in favor of the trustee for the benefit of the Certificateholders, the Retained Interest Owner and the holder of the related Companion Loan, as their interests may appear;

(xiv)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan or the related Whole Loan or in favor of any assignee prior to the trustee, and an original UCC-3 assignment thereof, in form suitable for filing, in favor of the trustee (or, in each case, a copy thereof, certified to be the copy of such assignment submitted or to be submitted for filing);

(xv)    an original or copy of the lock box agreement or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvi)   in the case of any Mortgage Loan or the related Whole Loan as to which there exists a related mezzanine loan, an original or a copy of any related mezzanine intercreditor agreement;

(xvii)  an original or copy of any related environmental insurance policy or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xviii) a copy of any letter of credit relating to such Mortgage Loan or the related Whole Loan and any related assignment thereof (with the original to be delivered to the master servicer);

(xix)   copies of any franchise agreement, property management agreement or hotel management agreement and related comfort letters (together with (i) copies of any notices of transfer that are necessary to transfer or assign to the issuing entity or the trustee the benefits of such comfort letter or (ii) if the related comfort letter contemplates that a request be made of the related franchisor to issue a replacement comfort letter for the benefit of the issuing entity or trustee, a copy of the notice requesting the issuance of such replacement comfort letter (the copy of such notice is required to be delivered by the mortgage loan seller to the custodian for inclusion in the Mortgage File within the time period set forth in the PSA and/or estoppel letters relating to such Mortgage Loan or the related Serviced Whole Loan and any related assignment thereof)); and

(xx)   in the case of a Whole Loan, an original or a copy of the related Co-Lender Agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, the mortgage loan seller will be required to deliver or cause to be delivered an electronic copy of the Diligence File for each Mortgage Loan within 60 days after the Closing Date to the depositor and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)     A copy of each of the following documents:

(i)      (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the mortgage loan seller or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)     the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the mortgage loan seller);

(iii)    any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the mortgage loan seller);

(iv)    final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)     the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     the related ground lease, if any, and any ground lessor estoppel;

(vii)    the related loan agreement, if any;

(viii)   the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)     the related lockbox agreement or cash management agreement, if any;

(x)     the environmental indemnity from the related borrower, if any;

(xi)     the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)    in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the trustee and UCC-3 assignment financing statements in favor of the trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the mortgage loan seller;

(xiv)   any mezzanine loan intercreditor agreement;

(xv)    any related environmental insurance policy;

(xvi)   any related letter of credit and any related assignment thereof; and

(xvii)  any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the mortgage loan seller’s asset summary;

(j)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  a copy of all zoning reports;

(l)   a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  a copy of all UCC searches;

(o)  a copy of all litigation searches;

(p)  a copy of all bankruptcy searches;

(q)  a copy of origination settlement statement;

(r)   a copy of insurance summary report;

(s)  a copy of organizational documents of the related mortgagor and any guarantor;

(t)   a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)  the original or a copy of all related environmental reports that were received by the mortgage loan seller;

(v)   unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)  unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the mortgage loan seller received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the mortgage loan seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that the mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents or information are clearly labeled and identified.

The MLPA will contain certain representations and warranties of the mortgage loan seller with respect to each Mortgage Loan sold by the mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) discovers or receives notice alleging that any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, then such party is required to give notice of such omission, breach or defect to each other party to the PSA and the mortgage loan seller. The master servicer (with respect to a non-Specially Serviced Loan) or special servicer (with respect to a Specially Serviced Loan), as applicable, will be required to determine whether such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related REO Property or the interests of any Certificateholders or the Retained Interest Owner in the Mortgage Loan or REO Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”). The master servicer or the special servicer may (but will not be obligated to) consult with the master servicer or the special servicer regarding any determination of a Material Defect for a non-Specially Serviced Loan. The Enforcing Servicer will be required to give notice of any such Material Defect to the other parties to the PSA, the mortgage loan seller and (for so long as no Consultation Termination Event is continuing), the Directing Holder.

The mortgage loan seller will be required to, no later than 90 days following:

(x)     the earlier of (i) the mortgage loan seller’s discovery of the Material Defect and (ii) the mortgage loan seller’s receipt of notice of the Material Defect from any party listed above and receipt of a demand to take action with respect to such Material Defect, except in the case of the following clause (y); or

(y)     in the case of such Material Defect relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations

Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of such Material Defect,

(1)     cure such Material Defect in all material respects, at its own expense,

(2)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)     substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution; provided, that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator, the trustee and the operating advisor, an officer’s certificate that describes the reasons such Material Defect was not cured within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide prompt notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause each Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon each Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and special servicer (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Holder in respect of any Mortgage Loan that is not an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (including, for such purpose, any related Companion Loan)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (including, for such purpose, any related Companion Loan)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Property Protection Advances (including any Property Protection Advances and advance interest amounts that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), (4) all accrued and unpaid advance interest amounts in respect of related Advances (or, in the case of any Non-Serviced Mortgage Loan, all comparable amounts with respect to P&I Advances related to such Non-Serviced Mortgage Loan and, with respect to outstanding Property Protection Advances, the pro rata portion of any comparable amounts payable with respect thereto pursuant to the related Co-Lender Agreement), (5) any unpaid Special Servicing Fees and any other unpaid additional trust fund expenses outstanding (which, for the avoidance of doubt, include any unpaid Workout Fees and Liquidation Fees) or previously incurred in respect of the related Mortgage Loan (or, in the case of any Non-Serviced Mortgage Loan, the pro rata portion of any comparable amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement), and if such Mortgage Loan is being purchased by a mortgage loan seller pursuant to the MLPA, all expenses incurred or to be incurred by the master servicer, the special servicer, the asset representations reviewer, the depositor, the certificate administrator and the trustee in respect of the breach or document Defect giving rise to the repurchase or substitution obligation (to the extent not otherwise included in the amount described in clause (3) above), (6) if the mortgage loan seller repurchases or substitutes for such Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the mortgage loan seller, and (7) if the mortgage loan seller repurchases or substitutes for such Mortgage Loan more than 90 days following the earlier of the responsible party’s discovery or receipt of notice of the subject material breach or material document defect, as the case may be, a Liquidation Fee.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)     have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)     have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)     have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)     accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)     have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)      have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by an appraiser who is an MAI prepared in accordance with the requirements of the FIRREA;

(g)     comply (except in a manner that would not be adverse to the interests of the Certificateholders and the Retained Interest Owner) as of the date of substitution in all material respects with all of the representations and warranties set forth in the MLPA;

(h)     have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)      have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)      constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the mortgage loan seller’s expense);

(k)     not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)     not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the mortgage loan seller);

(n)     have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an applicable Excluded Loan, by the Directing Holder;

(o)     prohibit defeasance within two years of the Closing Date;

(p)     not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)     have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The cure, repurchase and substitution obligations or the obligation to pay the Loss of Value Payment described above will constitute the sole remedy available to the Certificateholders and the Retained Interest Owner in connection with a material breach of any representation or warranty or a material document defect with respect to any Mortgage Loan. None of the depositor, the underwriters, the master servicer, the special servicer, the trustee, the certificate administrator or any other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any of the representations and warranties or a document defect if the mortgage loan seller defaults on its obligations to do so. We cannot assure you that the mortgage loan seller will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Co-Lender Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Co-Lender Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of any related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Co-Lender Agreement are described under “Description of the Mortgage Pool—The Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Co-Lender Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder or the Retained Interest Owner with respect to its rights and protections relative to the issuing entity.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from the mortgage loan seller pursuant to the MLPA. See “Transaction Parties—The Sponsor and Mortgage Loan Seller” and “Description of the Mortgage Loan Purchase Agreement”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan seller under the MLPA, to the trustee for the benefit of the holders of the certificates and the Retained Interest Owner. On or prior to the Closing Date, the depositor will require the mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in issuing entity for the benefit of the holders of the certificates and the Retained Interest Owner. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred and other than in respect of an applicable Excluded Loan) and the mortgage loan seller.

In addition, pursuant to the related MLPA, the mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each Mortgage Loan within 60 days after the

Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the Retained Interest Owner the representations and warranties made by the mortgage loan seller to the depositor in the MLPA and any rights and remedies that the depositor has against the mortgage loan seller under the MLPA with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreement”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Co-Lender Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)    the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)    the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments or principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders and the Retained Interest Owner (as a collective whole as if such Certificateholders and the Retained Interest Owner constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the Retained Interest Owner and the holder of any related Companion Loan (as a collective whole as if such Certificateholders, the Retained Interest Owner and the holder or holders of any related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of any related Companion Loan) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)    any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsor, the mortgage loan seller, the originators, any party to the PSA or any affiliate of the foregoing;

(B)    the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)    the obligation, if any, of the master servicer to make Advances;

(D)    the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)    the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)    any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)   any option to purchase any Mortgage Loan or any related Companion Loan the master servicer or special servicer, as the case may be, or any of their affiliates, may have; and

(H)   any obligation of the master servicer, the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of the related borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan to one or more third-party sub-servicers provided that the master servicer will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer.

Each sub-servicing agreement between the master servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. The master servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of the mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders and the Retained Interest Owner. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)    all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

Property Protection Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Property Protection Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Property Protection Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Property Protection Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Property Protection Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Co-Lender Agreement or the PSA.

The special servicer will have no obligation to make any Property Protection Advances. However, in an urgent or emergency situation requiring the making of a Property Protection Advance, the special servicer may make such Property Protection Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Property Protection Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Property Protection Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Property Protection Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the Retained Interest Owner and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any related Companion Loan.

The master servicer will also be obligated to make Property Protection Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Property Protection Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Whole Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be binding upon the master servicer and the trustee. No special servicer will have any obligation to make an affirmative determination that any P&I Advance or Property Protection Advance is, or would be, recoverable; however, if the special servicer makes any such determination, such determination will not be binding upon the master servicer or the trustee. In the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Property Protection Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Property Protection Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain, promptly upon request, from the special servicer at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders and the Retained Interest Owner, and will be binding upon, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders and the Retained Interest Owner.

With respect to any Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan; provided, however, the master servicer and the trustee may rely on the non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise); provided, however, the other master servicer and other trustee under the related Non-Serviced PSA may rely on the non-recoverability determination of the master servicer or the trustee.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Property Protection Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Co-Lender Agreement, a Serviced Whole Loan) or REO Loan as to which such Property Protection Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan or REO Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Co-Lender Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan. However, amounts payable in respect of each Serviced Companion Loan will be available, in accordance with the PSA and related Co-Lender Agreement, for the reimbursement of any Property Protection Advances with respect to the related Serviced Whole Loan. Notwithstanding the above, with respect to a Property Protection Advance on a Serviced Whole Loan the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Property Protection Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of any related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Co-Lender Agreement to obtain reimbursement for a pro rata portion of such amount allocable to any related Pari Passu Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an applicable Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of property protection advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the Retained Interest Owner. The master servicer is required to deposit in the Collection Account (and in no event later than the 2nd business day following receipt of properly identified and available funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans deposited into the Collection Account will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Co-Lender Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the Retained Interest Owner.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any related P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Certificate Available Funds to the holders of the Regular Certificates and to make distributions of interest and principal from Retained Interest Available Funds to the Retained Interest Owner, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—Retained Interest”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the Retained Interest Owner. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain accounts (the “Gain-on-Sale Reserve Account” and the “Retained Interest Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the Retained Interest Owner, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Co-Lender Agreement), such gains will be deposited (i) into the Gain-on-Sale Reserve Account in an amount equal to the Non-Retained Interest Percentage multiplied by such gains and (ii) into the Retained Interest Gain-on-Sale Reserve Account in an amount equal to Retained Interest Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on each Distribution Date to reimburse the Regular Certificates up to an amount equal to all Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Certificate Available Funds for such Distribution Date, and amounts in the Retained Interest Gain-on-Sale Reserve Account will be applied on each Distribution Date to reimburse the Retained Interest Owner up to an amount equal to all Retained Interest Realized Losses, if any, previously deemed allocated to the Retained Interest and unreimbursed after application of the Retained Interest Available Funds for such Distribution Date. To the extent not so applied, such gains will be held and applied to offset future Realized Losses or Retained Interest Realized Losses, if any (as determined by the special servicer). Upon termination of the issuing entity, any remaining amounts in the Gain-on-Sale Reserve Account and the Retained Interest Gain-on-Sale Reserve Account will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders and the Retained Interest Owner.

The Collection Account, the Serviced Whole Loan Custodial Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Retained Interest Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as the case may be, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Co-Lender Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)     to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided, that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Co-Lender Agreement);

(iii)    to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)     to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)    to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)  to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the mortgage loan seller’s obligations under the applicable section of the MLPA;

(ix)   to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)    to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Serviced Whole Loan Custodial Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)   to recoup any amounts deposited in the Collection Account in error;

(xii)  to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiii)  to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)  to pay any applicable federal, state or local taxes imposed on each Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)   to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)  to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii) to pay the mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii) to remit to the companion paying agent for deposit into the Serviced Whole Loan Custodial Account the amounts required to be deposited pursuant to the PSA; and

(xix)  to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to any related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Property Protection Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on any related Companion Loan or from general collections with respect to the securitization of any related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Property Protection Advance or interest on such Property Protection Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Co-Lender Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the Retained Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Fees

Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Additional Servicing	All modification fees,	Related payments made by	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Compensation / Master Servicer and/or Special Servicer(3)	assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loans.	borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.

Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Asset Representations Reviewer Asset Review Fee	(i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.	By the mortgage loan seller; provided, however, that if the mortgage loan seller is insolvent, such fee will become an expense of the issuing entity.	Upon the completion of each Asset Review with respect to a Delinquent Loan.

Property Protection Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Property Protection Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections on deposit in the Collection Account, subject to certain limitations.	Time to time

Interest on Property Protection Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

P&I Advances on the Mortgage Loans / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Interest on P&I Advances on the Mortgage Loans/ Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections, in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to any Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and property protection advances with respect to the related Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Co-Lender Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to any related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Co-Lender Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Co-Lender Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00500% to 0.05250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Co-Lender Agreement, from amounts payable in respect of any related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Co-Lender Agreement and that do not involve a Major Decision or Special Servicer Non-Major Decision and 50% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans that are not Specially Serviced Loans to the extent not prohibited by the related Co-Lender Agreement and that involve one or more Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer);

●	100% of all assumption application fees received on any Mortgage Loans, only for which the master servicer is processing the underlying assumption related transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Co-Lender Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees, review fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) which do not involve a Major Decision or a Special Servicer Non-Major Decision;

●	50% of all assumption, waiver, consent and earnout fees, review fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreement) which involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid;

●	50% of all fees (other than assumption applicable fees) related to Major Decisions and Special Servicer Non-Major Decisions with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Loans (and, solely with respect to clause (xiv) of the definition of “Major Decision”, Specially Serviced Loans) regardless of whether the master servicer or the special servicer processes such Major Decision or Special Servicer Non-Major Decision; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced

Companion Loan (to the extent not prohibited by the related Co-Lender Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Co-Lender Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan after giving affect to such transaction and (ii) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, to the extent provided for in the related Co-Lender Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the

Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan and pursuant to the terms of the related Non-Serviced PSA, the primary servicer of such Non-Serviced Mortgage Loan will be entitled to a primary servicing fee accruing at a rate equal to 0.00250% per annum for the Lafayette Centre Mortgage Loan, 0.00250% per annum for the U.S. Industrial Portfolio Mortgage Loan, 0.00250% per annum for the GSK R&D Centre Mortgage Loan, 0.00250% per annum for the Mack-Cali Short Hills Office Portfolio Mortgage Loan, 0.00250% per annum for the Ericsson North American HQ Mortgage Loan and 0.00250% per annum for the One West 34th Street Mortgage Loan.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Whole Loan) that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be the higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (other than a Non-Serviced Whole Loan) and will be calculated by application of a “Workout Fee Rate” equal to the lesser of (a) 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) such lower rate as would result in a Workout Fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, from the date such Mortgage Loan (or Whole Loan, if applicable) becomes a Corrected Loan through and including the related maturity date (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on the related Mortgage Loan (or Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date); provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (5) or clause (7) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan is modified by the special servicer in accordance with the terms of the PSA; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final pay-off or refinancing of the related Mortgage Loan or Serviced Whole Loan, the special servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Mortgage Loan or Serviced Whole Loan as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 18 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to any related Companion Loan, if applicable) or REO Property, and (ii) except as otherwise described below, any Mortgage Loan for which the special servicer is the Enforcing Servicer and either (A) such Mortgage Loan is repurchased or substituted for by the mortgage loan seller or (B) a Loss of Value Payment has been made with respect to such Mortgage Loan. The Liquidation Fee for each such repurchased or substituted Mortgage Loan, Specially Serviced Loan or REO Property will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided that the Liquidation Fee with respect to any Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO

Property as described in the definition of “Excess Modification Fees”, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000.

The “Liquidation Fee Rate” will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0% with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) repurchased, substituted or for which a Loss of Value Payment has been made, each Specially Serviced Loan and each REO Property.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)     (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the initial 90 day time period (as may be extended) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect within the initial 90-day time period (as may be extended) provided for the Loss of Value Payment, if such Loss of Value Payment occurs prior to the termination of such extended period,

(ii)     the purchase of (A) any Specially Serviced Loan that is an AB Whole Loan or related REO Property by the holders of a Subordinate Companion Loan or (B) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case described in clause (ii)(A) or (B) above, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)     the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)    if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans”.

The special servicer will also be entitled to additional servicing compensation with respect to each Mortgage Loan for which it acts as special servicer (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

(i)     100% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)     100% of all assumption application fees received on any Mortgage Loans and any related Serviced Companion Loan (to the extent not prohibited by the related Co-Lender Agreement), only for which the special servicer is processing the underlying assumption related transaction,

(iii)    100% of all assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans,

(iv)    100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(v)     50% of all Excess Modification Fees and assumption fees, consent fees, earnout fees, review fees and similar fees received with respect to all Mortgage Loans (including any Serviced Companion Loan, to the extent not prohibited by the related Co-Lender Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans that involve one or more Major Decisions or Special Servicer Non-Major Decisions, and

(vi)    (A) 50% of all fees (other than assumption applicable fees) related to Major Decisions and Special Servicer Non-Major Decisions with respect to Mortgage Loans and Serviced Companion Loans that are not Specially Serviced Loans (and, solely with respect to clause (xiv) of the definition of “Major Decision”, Specially Serviced Loans) regardless of whether the master servicer or the special servicer processes such Major Decision or Special Servicer Non-Major Decision and (B) 100% of all fees related to Major Decisions and Special Servicer Non-Major Decisions with respect to Specially Serviced Loans, except only 50% of such fees solely with respect to clause (xiv) of the definition of “Major Decision”.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including any related Serviced Companion Loan, if applicable, and to the extent not prohibited by the related Co-Lender Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including any related Serviced Companion Loan, if applicable, to the extent not prohibited by the related Co-Lender Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the applicable REO Account or Loss of Value Payment reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

“Excess Modification Fees” means, with respect to any Mortgage Loan or Serviced Whole Loan, if applicable (but not with respect to any Non-Serviced Mortgage Loan), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of the related Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the issuing entity (including, without limitation, interest on Advances to the extent not otherwise paid or reimbursed by or on behalf of the borrower (including indirect reimbursement from penalty charges or otherwise) with respect to such Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) borrower delayed reimbursements) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as penalty charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the special servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Mortgage Loan (or Whole Loan) or REO Property; provided that if the related Mortgage Loan (or Serviced Whole Loan) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the special servicer prior to such Mortgage Loan (or Serviced Whole Loan) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Mortgage Loan (or Serviced Whole Loan) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or Serviced Whole Loan). If such Mortgage Loan (or Serviced Whole Loan) ceases to be a Corrected Loan, the special servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the special servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the master servicer or the special servicer (after taking into account any offset described above applied during such prior 12-month period) with respect to any Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction, and (ii) $25,000.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® investor reporting package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates) received or retained by the special servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the issuing entity, any borrower, any property manager, any guarantor or indemnitor in respect of the related Mortgage Loan or Serviced Whole Loan and any purchaser of the related Mortgage Loan, Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of the related Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of the related REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA other than (1) any compensation which is payable to the special servicer under the PSA or (2) to the extent included in a CREFC® Report for the applicable period, any Permitted Special Servicer/Affiliate Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees, and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property, in each case, in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount.”

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans will be equal to the product of a rate equal to 0.00704% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (including any Non-Serviced Mortgage Loan but not any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00261%, and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan) (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that the master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction).

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision, to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related Mortgage Loan documents.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00022% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. Upon the completion of any Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee of (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the mortgage loan seller; provided, however, that if the mortgage loan seller is insolvent, such fee will become an expense of the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as the case may be, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the mortgage loan seller and the master servicer or the special servicer will be required to pursue remedies against the mortgage loan seller in accordance with the servicing standard in order to seek recovery of such amounts from the mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the mortgage loan seller to the extent such fee was not already paid by the mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is

a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Retained Interest Owner, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)   the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan, as applicable, by the special servicer;

(2)   the 60th day after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(3)   solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in clause B below) or (B) if the related borrower has delivered to the master servicer (and the master servicer will be required to promptly deliver a copy thereof to the special servicer), a refinancing commitment acceptable to the special servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

(4)   the date on which the related Mortgaged Property became an REO Property;

(5)   the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

(6)   the 60th day after the date the related borrower or the tenant at a single tenant property is subject to a bankruptcy, insolvency or similar proceedings (if not dismissed within those 60 days); and

(7)   the date on which the Mortgage Loan (or Serviced Whole Loan) remains outstanding 5 years following any extension of its maturity date pursuant to the PSA.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, with respect to any Mortgage Loan or Serviced Whole Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal or conducts a valuation described below equal to the excess of

(a)   the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.     the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan),

b)	all P&I Advances on the related Mortgage Loan and all Property Protection Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan,

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable); and

d)	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s), as applicable,

that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The “Allocated Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount equal to the Non-Retained Interest Percentage of the related Appraisal Reduction Amount.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from such master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 120 days after the event described in the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount and Allocated Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts or Allocated Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of the end of each 9-month period following the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such 9-month period or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Property Protection Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount or Allocated Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount or Allocated Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount or an Allocated Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount or Allocated Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the Retained Interest Owner. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to the related Non-Serviced Whole Loan will generally be allocated first to any Subordinate Companion Loan and then to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount or an Allocated Appraisal Reduction Amount becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, then such Mortgage Loan or Serviced Whole Loan will no longer be subject to an Appraisal Reduction Amount or an Allocated Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance with respect to the related Mortgage Loan will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G certificates, then, to the Class F certificates; then, to the Class E certificates; then, pro rata based on interest entitlements, to the Class D and Class X-D certificates; then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the Retained Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the Retained Interest on the one hand and the certificates, on the other hand, based on the Retained Interest Percentage and the Non-Retained Interest Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Non-Serviced Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Non-Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s)), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator, the operating advisor and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Mortgage Loans (other than any Non-Serviced Mortgage Loan). The certificate administrator, the operating advisor and the special servicer will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

For purposes of determining the Non-Reduced Interests, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates and the Retained Interest. The Allocated Appraisal Reduction Amounts will be allocated in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G certificates, then, to the Class F certificates, then, to the Class E certificates, then, to the Class D certificates, then, to the Class C certificates; then, to the Class B certificates; then, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). The Retained Interest Percentage of the Appraisal Reduction Amounts will be allocated to the Retained Interest. In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G certificates, second, to the Class F certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

The appraised value of any applicable Mortgaged Property is required to be determined on an “as-is” basis for purposes of determining all Appraisal Reduction Amounts. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the special servicer or the master servicer, as applicable, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Collateral Deficiency Amount calculation for a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any related Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced

Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Co-Lender Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for Mortgage Loans other than Non-Serviced Mortgage Loans) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or the special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class, until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a related Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (i) with (in respect of any Mortgage Loan other than an applicable Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Holder and (ii) (other than an applicable Excluded Loan) after consultation by the master servicer with the Risk Retention Consultation Party. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to notify the special servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder and/or the consultation rights of the Risk Retention Consultation Party or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the master servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder or to consult with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder— Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (with the consent of the Directing Holder (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any applicable Excluded Loan), in consultation with the Risk Retention Consultation Party (other than in respect of any applicable Excluded Loan) and in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or the special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the related Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the Retained Interest Owner. Any cost incurred by the master servicer or the special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a

Property Protection Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Property Protection Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Property Protection Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Property Protection Advance to the extent that such Property Protection Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the immediately succeeding paragraph, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Loan and (b) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which the matter involves a Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”, which the master servicer will process with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA) or a Special Servicer Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan and does not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA); provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the issuing entity. Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus, if applicable, any time provided to the Directing Holder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related Co-Lender Agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Special Servicer Major Decision (or making a determination not to take action with respect to a Special Servicer Major Decision) and prior to taking any action with respect to any Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer

Non-Major Decision”) (or making a determination not to take action with respect to the Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”)), will be required to refer any request with respect to such Special Servicer Major Decision or Special Servicer Non-Major Decision to the special servicer, which will process the request directly, or if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request, and if the master servicer processes such request and is recommending approval of such request, the master servicer will be required to prepare and submit its written analysis and recommendation to the special servicer with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Holder” below) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Special Servicer Major Decision or a Special Servicer Non-Major Decision. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where all or any portion of the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (w) the restrictions and limitations described below, (x) with respect to any Major Decision, with respect to any Mortgage Loan other than any applicable Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Controlling Class Representative), and consultation with the Risk Retention Consultation Party, as provided in the PSA and described in this prospectus, (y) with respect to a Serviced AB Whole Loan, subject to any rights of the related holder of the Subordinate Companion Loan to consent to such modification, waiver or amendment and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Serviced Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Co-Lender Agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender, if any, to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the related Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)    extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (A) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder and (B) to the extent such modification, waiver or amendment constitutes a Major Decision, after consultation with the Risk Retention Consultation Party (in each case, other than with respect to a Mortgage Loan that is an applicable Excluded Loan as to such party), ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)    provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than any Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the certificate administrator, the trustee, the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the Risk Retention Consultation Party (other than with respect to an applicable Excluded Loan), the operating advisor and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, trustee, the special servicer (and, the special servicer will, forward such notice to the Directing Holder (other than following the occurrence of a Consultation Termination Event and with respect to an applicable Excluded Loan), the Risk Retention Consultation Party (other than with respect to an applicable Excluded Loan), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and the Retained Interest Owner; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability To Incur Other Indebtedness Entails Risk”.

“Special Servicer Non-Major Decision” means each of the following:

(i)   approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(ii)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted, or (C) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non- Major Decision;

(iii)     any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held, as “performance”, “earn-out”, “holdback” or similar escrows or reserves with respect to any Mortgage Loan or Serviced Whole Loan, but excluding (subject to clause (vi) below) as to Mortgage Loans or Serviced Whole Loan which are non-Specially Serviced Loans, (A) any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related loan documents, (B) any request with respect to a Mortgage Loan or Serviced Whole Loan that is a non-Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the loan documents or (C) any other funding or disbursement as mutually agreed upon by the master servicer and special servicer;

(iv)     any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit in the case of certain Mortgage Loans whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate (but excluding tax and insurance escrows), at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans are identified on a schedule to the PSA), except for the routine funding of tax payments and insurance premiums when due and payable (provided the Mortgage Loan is not a Specially Serviced Loan; provided that the foregoing is not otherwise a Major Decision);

(v)      in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents;

(vi)     in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan; provided that, in any case, Special Servicer Non-Major Decisions will not include (i) the release, substitution or addition of collateral securing any Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (ii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not otherwise a Major Decision;

(vii)    agreeing to any modification or amendment to any ground lease or any subordination, non-disturbance and attornment agreement relating to any ground lease or any entry into a new ground lease with respect to a Mortgaged Property or determining whether to cure any default by a borrower under a ground lease; and

(viii)    approving easements or rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan.

provided, however, that with respect to clauses (i), (ii)(A), (ii)(B) and (iv) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process any of the foregoing matters with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent. If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the Master Servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Special Servicer Non-Major Decision.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” which items the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or to (b) waive its right to exercise such rights; provided, however, that (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 5.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $35,000,000, or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The special servicer will be required to determine (with respect to a Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”), any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause) and the master servicer will be required to determine (with respect to any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” which items the master servicer will be required to determine)), in each case, in a manner consistent with the Servicing Standard, whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Companion Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided, however, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an applicable Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an applicable Excluded Loan, upon consultation with the

Directing Holder), and (ii) with respect to any Mortgage Loan that (A) represents at least 2.0% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (C) has a Stated Principal Balance that is more than $20,000,000, (D) has a loan-to-value ratio that is equal to or greater than 85% (including any existing and proposed debt) and has a Stated Principal Balance of at least $10,000,000, (E) has a debt service coverage ratio that is less than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Mortgage Loan (or Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and has a Stated Principal Balance of at least $10,000,000, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization, or if no timely response is received, permitted to rely upon the most recent CREFC® Reports from such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to any matter described in the preceding two paragraphs, with respect to any non-Specially Serviced Loan as to which such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer and the master servicer may mutually agree that the master servicer will process such action in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent and subject to the rights of the Directing Holder discussed under “—The Directing Holder”; provided, however, that with respect to clauses (i), (ii)(A), (ii)(B) and (iv) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Any modification, extension, waiver or amendment of the payment terms of any Non-Serviced Whole Loan will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Co-Lender Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Co-Lender Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Co-Lender Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu

Companion Loan, pro rata and pari passu, to the extent provided in the related Co-Lender Agreement. With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan to the extent provided in the related Co-Lender Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and the Retained Interest Owner; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2017 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan) any related Serviced Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Serviced Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Serviced Companion Loan) for which the master servicer is responsible for servicing:

(1)    as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (and the master servicer will promptly forward a copy of such document to the special servicer), within 60 days after the related maturity date, with a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement reasonably satisfactory in form and substance to the master servicer (and the master servicer will promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to such other party), which provides that such refinancing or purchase will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan will become a Specially Serviced Loan immediately if the related borrower fails to diligently pursue such financing or to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, such Mortgage Loan and any related Companion Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related balloon payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates);

(2)    as to which any Periodic Payment is more than 60 days delinquent;

(3)    as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, (ii) the borrower has become the subject of a decree or order for that proceeding and it has not been stayed or discharged or dismissed within 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer, with the consent of the Controlling Class Representative, unless a Control Termination Event has occurred and is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing), or (iii) the related borrower has admitted in writing its inability to pay its debts generally as they become due, makes an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations;

(4)    as to which the master servicer or special servicer has received notice of the commencement of foreclosure or foreclosure or proposed foreclosure or similar proceedings of any lien other than the Mortgage on the Mortgaged Property;

(5)    as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 30 days;

(6)    as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders and the Retained Interest Owner (and, with respect to any Whole Loan, the holders of any related Companion Loan, as a collective whole (taking into account the subordinate or pari passu or subordinate nature of any Companion Loan, as applicable)), has occurred and remains unremediated for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 30 days); or

(7)    as to which the master servicer determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and Retained Interest Owner (and, with respect to a Whole Loan, the holders of any related Companion Loan as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Serviced Companion Loan, as applicable; provided that, any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the master servicer (and with respect to any Mortgage Loan other than an applicable Excluded Loan, prior to the occurrence and continuance of any Control Termination Event, with the consent of the Directing Holder)) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the Retained Interest Owner with respect to the Mortgage Loans and any related Serviced Companion Loan.

Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Consultation Termination Event has occurred and is continuing);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an applicable Excluded Loan);

●	with respect to the 1999 Avenue of the Stars Whole Loan, the 1999 Avenue of the Stars Whole Loan Directing Holder for so long as no 1999 Avenue of the Stars Control Appraisal Period has occurred and is continuing;

●	with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an applicable Excluded Loan, only after the occurrence and continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders and the Retained Interest Owner (taken as a collective whole), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the Retained Interest Owner (taken as a collective whole); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process.

While an Operating Advisor Consultation Event has occurred and is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such asset status report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders and the Retained Interest Owner (including any Certificateholders that are holders of the Controlling Class Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any asset status report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the asset status report as it deems necessary to take into account any input and/or comments from the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the Retained Interest Owner, as a collective whole. Promptly upon determining whether or not to revise any asset status report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to deliver to the operating advisor and the Directing Holder the revised asset status report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor, will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

Notwithstanding the foregoing, with respect to the 1999 Avenue of the Stars Whole Loan, prior to the occurrence and continuance of a 1999 Avenue of the Stars Control Appraisal Period, the 1999 Avenue of the Stars Whole Loan Directing Holder, rather than the Controlling Class Representative, will have certain approval rights over any related Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—1999 Avenue of the Stars Whole Loan”.

With respect to each Non-Serviced Mortgage Loan, the related directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the Retained Interest Owner, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)    such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the Retained Interest Owner (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders, the Retained Interest Owner and, if applicable, Serviced Companion Loan holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)    there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the Retained Interest Owner (and with respect to any Serviced Whole Loan, the holder of each related Serviced Companion Loan), as a collective whole as if such Certificateholders, the Retained Interest Owner and, if applicable, the Serviced Companion Loan holders constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) an extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the Retained Interest Owner is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Retained Interest Owner to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the Retained Interest Owner. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the Retained Interest Owner and with respect to a Serviced Whole Loan, the holder of each related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Property Protection Advance, unless it determines such Property Protection Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided, that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders and the Retained Interest Owner or, in the case of a Serviced Pari Passu Whole Loan, Certificateholders, the Retained Interest Owner and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the Retained Interest Owner and Serviced Companion Loan holder constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the Retained Interest Owner and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Co-Lender Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an applicable Excluded Loan, (i) with the consent of the Directing Holder, if no Control Termination Event has occurred and is continuing and (ii) after consulting with the Risk Retention Consultation Party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the Retained Interest Owner. The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is generally required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days after the related maturity date if the related borrower has provided the master servicer, within 60 days after the related maturity date, a written and fully executed (subject only to customary final closing conditions) commitment, letter of intent, or otherwise binding application for refinancing or similar document that is, in each case, binding upon an acceptable lender or signed purchase agreement reasonably satisfactory in form and substance to the master servicer (and the master servicer will promptly forward a copy of such document to the special servicer, if it is not evident that a copy has been delivered to such other party), which provides that such refinancing or purchase will occur within 120 days of such related maturity date; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee, subject to any additional conditions in an applicable Co-Lender Agreement, will be required to determine whether the cash offer constitutes a fair price; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Property Protection Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the Retained Interest Owner and any related Serviced Pari Passu

Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an applicable Excluded Loan, in consultation with the Directing Holder (unless a Consultation Termination Event exists), the Risk Retention Consultation Party and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and the Retained Interest Owner and, in the case of a sale of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders, the Retained Interest Owner and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the Retained Interest Owner and, in the case of a Serviced Pari Passu Whole Loan or an REO Property related to a Serviced Pari Passu Whole Loan, any related Companion Loan Holder(s) (as a collective whole as if such Certificateholders, Retained Interest Owner and, if applicable, any related Companion Loan Holder(s) constituted a single lender, taking into account the pari passu or subordinate nature of any related Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party, any borrower sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Co-Lender Agreement(s), if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell any related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Pari Passu Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans.”

Notwithstanding the foregoing, with respect to a Serviced AB Whole Loan, the holder of the Serviced Subordinate Companion Loan will have the right to purchase the related Mortgage Loan or the related REO Property, as applicable. Such right of such Serviced Subordinate Companion Loan will be given priority over any provision described above as and to the extent set forth in the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—1999 Avenue of the Stars Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with any related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Co-Lender Agreement. The Controlling Class Representative will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Protection Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the Retained Interest Owner, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder (a) will be entitled to advise (1) the special servicer, with respect to the applicable Specially Serviced Loans other than any applicable Excluded Loan, (2) the special servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan, as to all Special Servicer Major Decisions and (3) the master servicer, with respect to the applicable non-Specially Serviced Loans other than any applicable Excluded Loan, as to all Master Servicer Major Decisions and (b) will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan or Serviced Whole Loan other than an applicable Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Controlling Class Representative” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)    absent that selection, or

(2)    until a Controlling Class Representative is so selected, or

(3)    upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (with evidence of ownership), or its representative, will be the Controlling Class Representative;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Controlling Class Representative until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Controlling Class Representative from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Controlling Class Representative.

The initial Controlling Class Representative is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., or its affiliate.

The initial Controlling Class Representative, and any subsequent Controlling Class Representative, is hereby deemed to have agreed and acknowledged by virtue of its purchase of a Control Eligible Certificate (or beneficial ownership interest in such certificate) that its identity will be reported monthly by the certificate administrator in the Distribution Date Statement.

The “Directing Holder” means:

(a)    with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan and the 1999 Avenue of the Stars Mortgage Loan) or Serviced Whole Loan (other than the 1999 Avenue of the Stars Whole Loan), the Controlling Class Representative; and

(b)    with respect to the 1999 Avenue of the Stars Whole Loan, (i) for so long as no 1999 Avenue of the Stars Control Appraisal Period has occurred and is continuing, the 1999 Avenue of the Stars Whole Loan Directing Holder and (ii) for so long as a 1999 Avenue of the Stars Control Appraisal Period has occurred and is continuing, the Controlling Class Representative.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most senior Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class. The Controlling Class as of the Closing Date will be the Class G certificates.

The “Control Eligible Certificates” will be the Class E, Class F and Class G certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any Certificateholder may request that the certificate registrar determine which class of Control Eligible Certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Holder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder, as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Co-Lender Agreement as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or thirty (30) days with respect to clause (xiv) of the definition of “Major Decision” below) after receipt of the related Major Decision Reporting Package (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such ten-business-day (or 30-day) period, the Directing Holder will be deemed to have approved such action) (each of the following, a “Major Decision”):

(i)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loan as come into and continue in default;

(ii)     any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)     any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates” in this prospectus) for less than the applicable Purchase Price (excluding the amount described in clause (6) and (7) of the definition of “Purchase Price”);

(iv)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)      any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)     releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(viii)    any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a

Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)     following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(x)     approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (1) 20,000 square feet or (2) 20% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes;

(xi)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xii)    any property management company changes or franchise changes (to the extent the lender is required to consent or approve under the Mortgage Loan documents);

(xiii)   any modification, waiver or amendment of a Co-Lender Agreement, intercreditor agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(xiv)   any determination of an Acceptable Insurance Default;

(xv)    any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xvi)   any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents;

(xvii)   approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan);

(xviii)  with respect to the 1999 Avenue of the Stars Whole Loan for so long as no 1999 Avenue of the Stars Control Appraisal Period is continuing, any incurrence of additional debt by the related borrower or any mezzanine financing by any direct or indirect beneficial owner of the related borrower (to the extent that the Lender has consent rights pursuant to the related Mortgage Loan documents);

(xix)   with respect to the 1999 Avenue of the Stars Whole Loan for so long as no 1999 Avenue of the Stars Control Appraisal Period is continuing, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xx)    with respect to the 1999 Avenue of the Stars Whole Loan for so long as no 1999 Avenue of the Stars Control Appraisal Period is continuing, any determination by the master servicer to transfer the Mortgage Loan to the special servicer under the circumstances described in clause (7) of the definition of Specially Serviced Loans;

(xxi)   with respect to the 1999 Avenue of the Stars Whole Loan for so long as no 1999 Avenue of the Stars Control Appraisal Period is continuing, approval of any operating budget in respect of the Mortgage Loan to the extent the lender’s consent is required under the Mortgage Loan agreement; and

(xxii)  with respect to the 1999 Avenue of the Stars Whole Loan for so long as no 1999 Avenue of the Stars Control Appraisal Period is continuing, approval of any replacement special servicer, other than in accordance with the PSA.

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a Major Decision with respect to any Specially Serviced Loan (except for clause (xiv) of the definition of “Major Decision” which will be processed by the master servicer), (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and with respect to Specially Serviced Loans solely with respect to clause (xiv) of the definition of “Major Decision” and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent. For the avoidance of doubt, the master servicer and the special servicer have mutually agreed that the master servicer will process the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA.

Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer, any Directing Holder or the operating advisor.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the master servicer or the special servicer, as applicable, receives the Directing Certificateholder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and

Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the master servicer or the special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or the special servicer, as applicable, and (ii) the proposed course of action recommended.

“Master Servicer Major Decision” means any Major Decision under clauses (xii) through (xvii) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (i) through (xi) and clauses (xviii) through (xxii) of the definition of “Major Decision”.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Controlling Class Representative will have no right to consult with the special servicer with respect to the Asset Status Reports.

With respect to the 1999 Avenue of the Stars Whole Loan, prior to the occurrence and continuance of a 1999 Avenue of the Stars Control Appraisal Period, the 1999 Avenue of the Stars Whole Loan Directing Holder, rather than the Controlling Class Representative, will have certain approval rights over any related Asset Status Report.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the applicable Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause, ” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable, receives no response from the Directing Holder or the Risk Retention Consultation Party within 10 days following the master servicer’s or the special servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder or the

Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Holder or the Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the Directing Holder or the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor that is in possession of the master servicer or the special servicer, as applicable, related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), the master servicer or the special servicer will also be required to consult with the Risk Retention Consultation Party in connection with any Major Decision it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the special servicer will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Controlling Class Representative will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class Representative under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with the operating advisor in connection with Major Decisions that it is processing, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur

(a)   with respect to any Mortgage Loan (other than the 1999 Avenue of the Stars Mortgage Loan) or Serviced Whole Loan (other than the 1999 Avenue of the Stars Whole Loan) (i) when the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class, (ii) when a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Control Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, or (iii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan; and

(b)   with respect to the 1999 Avenue of the Stars Whole Loan, when a 1999 Avenue of the Stars Control Appraisal Period has occurred and is continuing and (i) when the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class, (ii) when a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Control Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, or (iii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided that, if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Control Termination Event will be deemed to occur.

A “Consultation Termination Event” will occur

(a) with respect to any Mortgage Loan (other than the 1999 Avenue of the Stars Mortgage Loan) or Serviced Whole Loan (other than the 1999 Avenue of the Stars Whole Loan) (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts, (ii) when a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder or (iii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan; and

(b) with respect to the 1999 Avenue of the Stars Whole Loan, when a 1999 Avenue of the Stars Control Appraisal Period has occurred and is continuing and (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate

Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts, (ii) when a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder or (iii) when such Mortgage Loan or Whole Loan is an applicable Excluded Loan;

provided that, if at any time, the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then no Consultation Termination Event will be deemed to occur.

With respect to any applicable Excluded Loan, the Controlling Class Representative or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

At any time when the Class E Certificates are the Controlling Class Certificates, the holder of more than 50% of the Controlling Class Certificates (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the PSA, by irrevocable written notice delivered to the depositor, the certificate administrator, the trustee, the master servicer, the special servicer and the operating advisor. Any such waiver will remain effective with respect to such holder and the Class E Certificates until such time as that Certificateholder has (i) sold a majority of the Class E Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the depositor, the certificate administrator, the trustee, the master servicer, the special servicer and the operating advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class E Certificates that it does not own, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class E Certificates. Following any such transfer, the successor holder of more than 50% of the Class E Certificateholders (by Certificate Balance), if Class E Certificates are the Controlling Class Certificates, will again have the rights of the Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. Such successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No such successor Certificateholder described above in this paragraph will have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class E Certificates that had not also become a Corrected Loan prior to such acquisition until such Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Consultation Termination Event will be deemed to have occurred and continue; and

●	the rights of the holder of more than 50% of the Class E Certificates (by Certificate Balance), if they are the Controlling Class Certificates, to act as or appoint a Controlling Class Representative and the rights of the Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder with respect to any Mortgage Loan or Serviced Whole Loan other than an applicable Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders and the Retained Interest Owner (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the Retained Interest Owner and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu or subordinate nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

Similarly, with respect to a Serviced AB Whole Loan, following the occurrence of an extraordinary event with respect to any related Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the special servicer, as applicable, may take actions with respect to such Mortgaged Property before obtaining the consent of the Directing Holder if the master servicer or the special servicer, as applicable, reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Certificateholders and the holders of any related Serviced Companion Loan, as a collective whole (taking into account the subordinate nature of each Serviced Subordinate Companion Loan, and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or Controlling Class Representative or (ii) may follow any advice or consultation provided by the Directing Holder or Controlling Class Representative or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the Retained Interest Owner (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of any related Companion Loan, as described under “Description of the Mortgage Pool—The Whole Loans”).

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loan, the Controlling Class Representative will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related directing holder under the related Non-Serviced PSA. The issuing entity, as the holder of each Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan and, other than in respect of an applicable Excluded Loan, so long as a Consultation Termination Event has not occurred and is not continuing, the Controlling Class Representative will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Co-Lender Agreement. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and certain rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan, as provided in the applicable Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a 1999 Avenue of the Stars Control Appraisal Period with respect to the related Serviced Subordinate Companion Loan, the Controlling Class Representative will not be entitled to exercise the above described rights, and those rights will be held by such Serviced Subordinate Companion Loan holder in accordance with the PSA and the related Co-Lender Agreement. Prior to the occurrence and continuance of a 1999 Avenue of the Stars Control Appraisal Period, the consent of such Serviced Subordinate Companion Loan holder is required to be obtained by the special servicer for any Major Decision. However, during a 1999 Avenue of the Stars Control Appraisal Period with respect to a Serviced AB Whole Loan, the Controlling Class Representative will have the same rights (including the rights described above) with respect to a Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders or the Retained Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder or Retained Interest Owner will acknowledge and agree, by its acceptance of its certificates or Retained Interest, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the Retained Interest;

(b)   may act solely in the interests of the Controlling Class Certificateholders;

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the Controlling Class Certificateholders over the interests of the holders of one or more other classes of certificates; and

(e)     will have no liability whatsoever (other than to a Controlling Class Certificateholder, to the extent the Controlling Class Representative is the Directing Holder) for having so acted as set forth in (a) through (d) above, and no Certificateholder or Retained Interest Owner may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Loan-Specific Directing Holder and the holders of the related Non-Serviced Companion Loan or their respective designees (e.g. the related directing holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Co-Lender

Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder, the Retained Interest or the Retained Interest Owner. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional oversight with respect to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder and the Retained Interest Owner. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.

In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. However, Pentalpha is also the operating advisor under the GSMS 2016-GS3 PSA, the GSMS 2017-GS5 PSA and the BANK 2017-BNK4 PSA and, in those capacities, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the GSMS 2016-GS3 PSA, the GSMS 2017-GS5 PSA and the BANK 2017-BNK4 PSA that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor In General

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing (i) the actions of the special servicer with respect to a Mortgage Loan when it is a Specially Serviced Loan and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan, as described in “—The Directing Holder—Major Decisions” above;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)   promptly recalculating the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Mortgage Loan when it is a Specially Serviced Loan; and

(d)   preparing an annual report (if, at any time during the prior calendar year (i) a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan or (ii) an Operating Advisor Consultation Event occurred) generally in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the Rating Agencies and the certificate administrator (and made available through the certificate administrator’s website) in accordance with the Operating Advisor Standard, as described in “—Annual Report”;

In connection with the performance of the duties described in clause (c) above:

(i)    after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)  if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor review will be limited to an after-the-action review of the reports and material described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and the Retained Interest Owner and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders, the Retained Interest Owner and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates.

Annual Report

Based on the operating advisor’s review of any Assessment of Compliance Report, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report (in each case, after the occurrence and during the continuance of an Operating Advisor Consultation Event), any Final Asset Status Report and other reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year) (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with respect to any Major Decision) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the Retained Interest Owner (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on a platform-level basis, and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial. Only as used in connection with the Operating Advisor Annual Report, the term “platform-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package, Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of any asset status reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable, (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder”.

To facilitate the consultation described above, the master servicer or the special servicer, as applicable, will be required to send to the operating advisor an asset status report or Major Decision Reporting Package, as applicable, before the action is implemented.

An “Operating Advisor Consultation Event” will occur when either (i) the aggregate Certificate Balance of the HRR Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of any Class of HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the Retained Interest Owner as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)   that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)  that is not (and is not Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, the sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective Risk Retention Affiliates;

(iv)   that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)   that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)   that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than with respect to any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has appropriately labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative and the Retained Interest Owner), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is

Privileged Information may not without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole loan and any applicable Excluded Loan) and the Controlling Class Representative, disclose such Privileged Information to any person other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, any experience or knowledge gained by the operating advisor from such other engagements may not be imputed to the operating advisor or its employees for this transaction; provided, however, the operating advisor may consider such experience or knowledge as pertinent information for discussion with the special servicer during its periodic meetings.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to an applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)      any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of Voting Rights having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)      any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)      any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)      the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the Retained Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of holders of Voting Rights representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates and the Retained Interest Balance of the Retained Interest), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided, that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Controlling Class Representative (for any Mortgage Loan other than any applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders, the Risk Retention Consultation Party, the Retained Interest Owner and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of Voting Rights representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating

Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Interests evidencing not less than 15% of the Voting Rights of the Non-Reduced Interests requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide written notice to all Certificateholders, the Retained Interest Owner and the operating advisor of such request by posting such notice on its internet website, and by mailing such notice to all Certificateholders, the Retained Interest Owner and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the Non-Reduced Interests that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the Non-Reduced Interests exercise their right to vote), the trustee will terminate all of the rights and obligations of the operating advisor under the PSA (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the operating advisor, and the proposed successor operating advisor will be appointed.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder, Retained Interest Owner and beneficial owner may access such notices on the certificate administrator’s website and each Certificateholder, Retained Interest Owner and beneficial owner may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders or the Retained Interest Owner for the reasonable expenses of posting notices of such requests.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Controlling Class Representative and the Risk Retention Consultation Party, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred.  If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Controlling Class Representative, all Certificateholders and the Retained Interest Owner in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders and the Retained Interest Owner, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days of such determination to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.  An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity) as of the end of the applicable Collection Period are Delinquent Loans as of the end of the related Collection Period or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the related Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Date Statement on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 41 prior pools of commercial mortgage loans for which GSMC (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after April 1, 2007, the highest percentage of a particular pool of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and March 31, 2017 was approximately 14.12%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool.  For example, the 3 largest Mortgage Loans in the pool represent approximately 26.7% of the Initial Pool Balance.  Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 2 largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20% of aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in the mortgage loan seller’s Mortgage Loans that could be the basis for claims against the mortgage loan seller based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If holders of Voting Rights evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and all Certificateholders and the Retained Interest Owner, and to conduct a solicitation of votes to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review evidencing at least a majority of the votes cast but in any event at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan seller, the Controlling Class Representative, the Risk Retention Consultation Party, the Retained Interest Owner and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder or Retained Interest Owner may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder or Retained Interest Owner may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Voting Rights evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) through (v) below for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) below for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide, or make available, the following materials for each Delinquent Loan (in electronic format) to the asset representations reviewer (collectively, with the Diligence Files, any notice of a breach of a representation or warranty relating to any Delinquent Loan received by the asset representations reviewer from any other party to the PSA, a copy of the prospectus, a copy of the MLPA and a copy of the PSA, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

In addition, in the event that, as part of an Asset Review of any Delinquent Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Delinquent Loan are missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any Test in connection with such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the mortgage loan seller. The mortgage loan seller will be required under the MLPA to deliver such additional documents only to the extent such documents are in the possession of the mortgage loan seller.

In addition, with respect to any Delinquent Loan that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the mortgage loan seller with respect to such Delinquent Loan, provided, however, the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or Retained Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days upon request as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test (the “Preliminary Asset Review Report”). The asset representations reviewer will be required to provide such Preliminary Asset Review Report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the mortgage loan seller to the asset representations reviewer. For avoidance of doubt, the asset representations reviewer will not be required to prepare a Preliminary Asset Review Report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files posted to the secure data room is provided to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the mortgage loan seller, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In no event may the asset representations reviewer determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the mortgage loan seller, which, in each such case, will be the responsibility of master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Date Statement on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator, the Controlling Class Representative and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is a special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not Risk Retention Affiliated with) the sponsor, the mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Retaining Third-Party Purchaser, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Party or any of their respective Risk Retention Affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of the sponsor, the mortgage loan seller, any underwriter, any party to the PSA, the Controlling Class Representative, the Risk Retention Consultation Party or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the Retained Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or the sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders or the Retained Interest Owner), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents received by the asset representations reviewer in connection with an Asset Review that are provided by the mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the Retained Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that:

(i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of Voting Rights evidencing at least 25% of the Voting Rights;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the Retained Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of holders of Voting Rights evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of Voting Rights evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders, the Retained Interest Owner and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the Retained Interest Owner and the asset representations reviewer. Upon the written direction of holders of Voting Rights evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will be required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the Voting Rights evidencing at least 75% of a Quorum (without regard to the application of any Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be required to be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses of each other party to the PSA and each Rating Agency in connection with its resignation and the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the Retained Interest Owner that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Retained Interest Owner.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)     may act solely in the interests of the Retained Interest Owner;

(c)     does not have any liability or duties to the holders of any class of certificates;

(d)     may take actions that favor the interests of the Retained Interest over the interests of the holders of one or more classes of certificates; and

(e)     will have no liability whatsoever (other than to the Retained Interest Owner) for having so acted as set forth in (a) through (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Co-Lender Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of holder of any related Companion Loan under the related Co-Lender Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Holder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Voting Rights evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances and Retained Interest Balance of the Principal Balance Certificates and the Retained Interest, as applicable) requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating

Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Voting Rights in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Voting Rights evidencing at least 75% of a Quorum of Voting Rights or (ii) holders of Principal Balance Certificates and the Retained Interest Owner evidencing more than 50% of the aggregate Voting Rights of each ABS Interest of Non-Reduced Interests on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such holders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder or Retained Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder or Retained Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

A “Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer described above, the holders of Voting Rights evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and Retained Interest Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates or the Retained Interest Balance of the Retained Interest, as applicable) of all Principal Balance Certificates and the Retained Interest on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, the Directing Holder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan, unless such Excluded Special Servicer Loan is also an applicable Excluded Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer (as so long as, on the date of the appointment, such appointment of such Excluded Special Servicer meets the criteria of the PSA). It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, for so long as a Control Termination Event is not continuing, the related Excluded Special Servicer will not be required to resign if the Directing Holder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

“Non-Reduced Interests” means any ABS Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates or Original Retained Interest Balance for the Retained Interest, as applicable, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates or the Retained Interest Owner, as applicable, (y) any Appraisal Reduction Amounts allocated to such class of certificates or Retained Interest, as applicable and (z) any Realized Losses previously allocated to such class of certificates or the Retained Interest Realized Losses previously allocated to the Retained Interest, as applicable, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class or the initial Retained Interest Balance of the Retained Interest, as applicable less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates or the Retained interest Owner, as applicable.

“ABS Interest” means, any class of certificates or the Retained Interest, as applicable.

“Original Retained Interest Balance” means, with respect to the Retained Interest, an amount equal to the Retained Interest Percentage multiplied by the aggregate Cut-off Date Principal Balance of the Mortgage Loans.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become a special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the Retained Interest Owner, (vi) (a) has been appointed and currently serves as a special servicer on a “transaction level” basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement special servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the Retained Interest Owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (provided, that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Co-Lender Agreement) (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to promptly notify each Certificateholder and the Retained Interest Owner of the recommendation and post such notice and report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Voting Rights evidencing at least a majority of a quorum (which, for this purpose is the holders that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances and the Retained Interest Balance) of all Principal Balance Certificates and the Retained Interest on an aggregate basis, and (ii) consist of at least 3 Certificateholders, Certificate Owners or Retained Interest Owner that are not Risk Retention Affiliated with each other).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives such a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders and the Retained Interest Owner, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to a Serviced AB Whole Loan unless a 1999 Avenue of the Stars Control Appraisal Period has occurred and is continuing with respect to a Serviced AB Whole Loan under the related Co-Lender Agreement. The Serviced Subordinate Companion Loan holder, will have the right, prior to the occurrence and continuance of an 1999 Avenue of the Stars Control Appraisal Period, to replace the special servicer solely with respect to a Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Co-Lender Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)     (i) any failure by the master servicer to make a required deposit to the Collection Account, to the companion paying agent for deposit into the related Serviced Whole Loan Custodial Account or to a holder of a Companion Loan, on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)     any failure by the special servicer to deposit into the applicable REO Account within two business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)     any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) 5 business days in the case of certain of the master servicer’s or special servicer’s, as applicable, obligations regarding the Exchange Act reporting required under the PSA (except as otherwise provided under clause (i) of this definition of “Servicer Termination Event”), (ii) 10 days in the case of the master servicer’s failure to make a Property Protection Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by the holders of Voting Rights evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)     any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan or the Retained Interest Owner and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the holders of Voting Rights evidencing not less than 25% of the Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)     certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)      either of Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)     the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)     any failure by the master servicer or the special servicer to deliver (a) any Exchange Act reporting items required to be delivered by the master servicer or the special servicer to the trustee or the certificate administrator under the PSA (other than items to be delivered by a sub-servicer retained by the mortgage loan seller) by the time required under the PSA after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant retained by the master servicer is required to deliver (any such primary servicer, sub-servicer or servicing function participant will be terminated if it defaults in accordance with the provision of this clause (i)), which failure (other than in the case of Form 8-K reporting requirements) is not remedied within 3 business days.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) the holders of Voting Rights evidencing at least 25% of the Voting Rights, or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to an applicable Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written direction of the holders of Voting Rights evidencing at least 25% of the Voting Rights, or for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an applicable Excluded Loan, the Directing Holder will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing, that has been approved by the Controlling Class Representative which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Controlling Class Representative; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Controlling Class Representative) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

In addition, the depositor may terminate each of the master servicer and the special servicer upon five business days’ notice if the master servicer or the special servicer, as the case may be, fails to comply with certain of its reporting obligations under the PSA.

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the holders of Voting Rights evidencing not less than (a) 66 2/3% of the aggregate Voting Rights of the certificates (and, if such Servicer Termination Event is on the part of the special servicer with respect to a Serviced Whole Loan only, by the related Serviced Companion Loan holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected classes, the Retained Interest Owner and any Serviced Companion Loan holder affected by such Servicer Termination Event, and (2) a Servicer Termination Event under clause (c) or clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the depositor and any Serviced Companion Loan holder affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event by Certificateholders and the Retained Interest Owner, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with an enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of a Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or the special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of any related Companion Loan or the Retained Interest Owner, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable non-serviced securitization trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the Retained Interest Owner (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the Retained Interest Owner and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu or subordinate nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Co-Lender Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or the special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or the special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Voting Rights entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan seller under the MLPA pursuant to the terms of the PSA and the MLPA. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreement—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of the mortgage loan seller under the MLPA will be deemed to be Property Protection Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreement—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder

In the event an Initial Requesting Holder delivers a written request to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the certificate registrar, the operating advisor (solely in its capacity as the operating advisor) or the custodian that a Mortgage Loan be repurchased by the mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Owner Repurchase Request”), the receiving party will be required to promptly forward that Owner Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Owner Repurchase Request to the mortgage loan seller and each other party to the PSA. An “Initial Requesting Holder” is the first Certificateholder, Certificate Owner or Retained Interest Owner to deliver an Owner Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Holder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Owner Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of an Owner Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure

occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered by a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the MLPA, (iv) the mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the mortgage loan seller that settles the mortgage loan seller’s obligations under the MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder relating to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer without undue burden or expense, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Holder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Holder, if any, to the address specified in the Initial Requesting Holder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Retained Interest Owner (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”).

Such notice will be required to include (a) a request to Certificateholders and the Retained Interest Owner to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder or the Retained Interest Owner disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder or the Retained Interest Owner is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority, by Certificate Principal Balance and Retained Interest Balance of the responding Certificateholders and, if applicable, the Retained Interest Owner that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders and, if applicable, the Retained Interest Owner will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders and, if applicable, the Retained Interest Owner to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and the Retained Interest Owner and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the applicable Certificateholder or Retained Interest Owner agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders or the Retained Interest Owner regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder or the Retained Interest Owner responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority, by Certificate Principal Balance and Retained Interest Balance of the responding Certificateholders and Retained Interest Owner.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Holder, if any, or any other Certificateholder, Certificate Owner or Retained Interest Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Holder, if any, or any other Certificateholder, Certificate Owner or Retained Interest Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Holder, if any, or such other Certificateholder, Certificate Owner or Retained Interest Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder, Certificate Owner or the Retained Interest Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders, Certificate Owners or the Retained Interest Owner supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority, by Certificate Principal Balance and Retained Interest Balance, of Certificateholders and the Retained Interest Owner.

If neither the Initial Requesting Holder, if any, nor any other Certificateholder, Certificate Owner or the Retained Interest Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder, Certificate Owner or the Retained Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Holder, if any, or (ii) any other Certificateholder, Certificate Owner or the Retained Interest Owner (each of clauses (i) or (ii), a “Requesting Holder”), the Enforcing Servicer will be required to consult with each Requesting Holder regarding such Requesting Holder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or the Retained Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Holder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or the Retained Interest Owner will have any further right to elect to refer the matter to mediation or arbitration; (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Holder, any other Certificateholder, Certificate Owner or the Retained Interest Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party; and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Retained Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan seller and any of their respective affiliates will not be entitled to be an Initial Requesting Holder or a Requesting Holder.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Holder is the Enforcing Party, the Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing and an applicable Excluded Loan is not involved, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Holder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or the mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders, Certificate Owners and the Retained Interest Owner will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Holder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

Servicing of the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan

Each of the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan and any related REO Properties are being serviced under the GSMS 2017-GS5 PSA. The servicing arrangements under the GSMS 2017-GS5 PSA are expected to generally be similar to those under the PSA. In that regard, in the case of the GSMS 2017-GS5 PSA, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between the GSMS 2017-GS5 PSA and the PSA:

●	The GSMS 2017-GS5 Master Servicer (or primary servicer) will earn a primary servicing fee with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan that is to be calculated at 0.0025% per annum.

●	Special servicing fees, workout fees and liquidation fees payable under the GSMS 2017-GS5 PSA are generally calculated in a manner and at rates similar, but not necessarily identical, to the corresponding fees under the PSA, subject to similar caps and offsets.

●	The master servicer or the trustee, as applicable, will be required to make P&I Advances with respect to the Lafayette Centre Mortgage Loan, the GSK R&D Centre Mortgage Loan and the Ericsson North American HQ Mortgage Loan, as applicable, unless the master servicer or the trustee, as applicable, or the special servicer, has determined that such advance would not be recoverable from collections on the Lafayette Centre Mortgage Loan, the GSK R&D Centre Mortgage Loan and the Ericsson North American HQ Mortgage Loan, as applicable. The special servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee.

●	The GSMS 2017-GS5 Master Servicer is obligated to make property protection advances with respect to each of the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan. If the GSMS 2017-GS5 Master Servicer determines that a property protection advance it made with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan or the Ericsson North American HQ Whole Loan, as applicable, or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed from collections on, and proceeds of the Lafayette Centre Pari Passu Companion Loan, the GSK R&D Centre Companion Loan and the Ericsson North American HQ Pari Passu Companion Loan, as applicable, on a pro rata basis (based on each such loan’s outstanding principal balance).

●	Items with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the GSMS 2017-GS5 Master Servicer and the GSMS 2017-GS5 Special Servicer in proportions that are different than the proportions allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

●	The GSMS 2017-GS5 Special Servicer will be required to take actions with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan or the Ericsson North American HQ Whole Loan, as applicable, if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The requirement of the GSMS 2017-GS5 Master Servicer to make compensating interest payments in respect of the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the serviced Mortgage Loans under the PSA.

●	The GSMS 2017-GS5 Master Servicer and GSMS 2017-GS5 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar to those in the PSA, as well as the rights related thereto.

●	No items with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan that are the equivalent of ancillary fees, assumption fees and/or Modification Fees will be allocated to the master servicer or the special servicer as additional servicing compensation or otherwise applied in accordance with the PSA except to the extent that such items are received by the issuing entity with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan.

●	The rating agencies rating the securities issued under the GSMS 2017-GS5 PSA vary from the Rating Agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the GSMS 2017-GS5 PSA than under the PSA.

●	The specific types of actions constituting major decisions under the GSMS 2017-GS5 PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the related other controlling class representative will be permitted to consent will correspondingly differ.

●	The liability of the parties to the GSMS 2017-GS5 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan will be maintained under the GSMS 2017-GS5 PSA in a manner similar, but not necessarily identical, to collections on the Serviced Whole Loans under the PSA, provided that rating requirements for accounts and permitted investments may vary under the PSA and the GSMS 2017-GS5 PSA.

●	The provisions of the GSMS 2017-GS5 PSA may also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The GSMS 2017-GS5 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—Lafayette Centre Whole Loan”, “—GSK R&D Centre Whole Loan” and “—Ericsson North American HQ Whole Loan” in this prospectus.

The GSMS 2017-GS5 Depositor, the GSMS 2017-GS5 Master Servicer, the GSMS 2017-GS5 Special Servicer, the GSMS 2017-GS5 Certificate Administrator and the GSMS 2017-GS5 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the Lafayette Centre Co-Lender Agreement, the GSK R&D Centre Co-Lender Agreement and the Ericsson North American HQ Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—Lafayette Centre Whole Loan”, “—GSK R&D Centre Whole Loan” and “—Ericsson North American HQ Whole Loan” in this prospectus.

Servicing of the U.S. Industrial Portfolio Whole Loan

The U.S. Industrial Portfolio Whole Loan and any related REO Properties is being serviced under the GSMS 2016-GS3 PSA. The servicing arrangements under the GSMS 2016-GS3 PSA are expected to generally be similar to those under the PSA. In that regard, in the case of the GSMS 2016-GS3 PSA, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between the GSMS 2016-GS3 PSA and the PSA:

●	The GSMS 2016-GS3 Master Servicer (or primary servicer) will earn a primary servicing fee with respect to the U.S. Industrial Portfolio Whole Loan that is to be calculated at 0.0025% per annum.

●	Special servicing fees, workout fees and liquidation fees payable under the GSMS 2016-GS3 PSA are generally calculated in a manner and at rates similar, but not necessarily identical, to the corresponding fees under the PSA, subject to similar caps and offsets.

●	The master servicer or the trustee, as applicable, will be required to make P&I Advances with respect to the U.S. Industrial Portfolio Mortgage Loan, unless the master servicer or the trustee, as applicable, or the special servicer, has determined that such advance would not be recoverable from collections on the U.S. Industrial Portfolio Mortgage Loan. The special servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee.

●	The GSMS 2016-GS3 Master Servicer is obligated to make property protection advances with respect to the U.S. Industrial Portfolio Whole Loan. If the GSMS 2016-GS3 Master Servicer determines that a property protection advance it made with respect to the U.S. Industrial Portfolio Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed from collections on, and proceeds of the U.S. Industrial Portfolio Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance).

●	Items with respect to the U.S. Industrial Portfolio Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the GSMS 2016-GS3 Master Servicer and the GSMS 2016-GS3 Special Servicer in proportions that are different than the proportions allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

●	The GSMS 2016-GS3 Special Servicer will be required to take actions with respect to the U.S. Industrial Portfolio Whole Loan, if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the U.S. Industrial Portfolio Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The requirement of the GSMS 2016-GS3 Master Servicer to make compensating interest payments in respect of the U.S. Industrial Portfolio Whole Loan is similar to the requirement of the master Servicer to make Compensating Interest Payments in respect of the serviced Mortgage Loans under the PSA.

●	The GSMS 2016-GS3 Master Servicer and GSMS 2016-GS3 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar to those in the PSA, as well as the rights related thereto.

●	No items with respect to the U.S. Industrial Portfolio Whole Loan that are the equivalent of ancillary fees, assumption fees and/or Modification Fees will be allocated to the master servicer or the special servicer as additional servicing compensation or otherwise applied in accordance with the PSA except to the extent that such items are received by the issuing entity with respect to the U.S. Industrial Portfolio Whole Loan.

●	The rating agencies rating the securities issued under the GSMS 2016-GS3 PSA vary from the Rating Agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the GSMS 2016-GS3 PSA than under the PSA.

●	The specific types of actions constituting major decisions under the GSMS 2016-GS3 PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the related other controlling class representative will be permitted to consent will correspondingly differ.

●	The liability of the parties to the GSMS 2016-GS3 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the U.S. Industrial Portfolio Whole Loan will be maintained under the GSMS 2016-GS3 PSA in a manner similar, but not necessarily identical, to collections on the Serviced Whole Loans under the PSA, provided that rating requirements for accounts and permitted investments may vary under the PSA and the GSMS 2016-GS3 PSA.

●	The provisions of the GSMS 2016-GS3 PSA may also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The GSMS 2016-GS3 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—U.S. Industrial Portfolio Whole Loan” in this prospectus.

The GSMS 2016-GS3 Depositor, the GSMS 2016-GS3 Master Servicer, the GSMS 2016-GS3 Special Servicer, the GSMS 2016-GS3 Certificate Administrator and the GSMS 2016-GS3 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the U.S. Industrial Portfolio Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—U.S. Industrial Portfolio Whole Loan” in this prospectus.

Servicing of the Mack-Cali Short Hills Office Portfolio Whole Loan

The Mack-Cali Short Hills Office Portfolio Whole Loan and any related REO Properties are being serviced under the CGCMT 2017-P7 PSA. The servicing arrangements under the CGCMT 2017-P7 PSA are expected to generally be similar to those under the PSA. In that regard, in the case of the CGCMT 2017-P7 PSA, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between the CGCMT 2017-P7 PSA and the PSA:

●	The CGCMT 2017-P7 Master Servicer (or primary servicer) will earn a primary servicing fee with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan that is to be calculated at 0.00250% per annum.

●	Special servicing fees, workout fees and liquidation fees payable under the CGCMT 2017-P7 PSA are generally calculated in a manner and at rates similar, but not necessarily identical, to the corresponding fees under the PSA, subject to similar caps and offsets.

●	The master servicer or the trustee, as applicable, will be required to make P&I Advances with respect to the Mack-Cali Short Hills Office Portfolio Mortgage Loan, unless the master servicer or the trustee, as applicable, or the special servicer, has determined that such advance would not be recoverable from collections on the Mack-Cali Short Hills Office Portfolio Mortgage Loan. The special servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee.

●	The CGCMT 2017-P7 Master Servicer is obligated to make property protection advances with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan. If the CGCMT 2017-P7 Master Servicer determines that a property protection advance it made with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed from collections on, and proceeds of the Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance).

●	Items with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the CGCMT 2017-P7 Master Servicer and the CGCMT 2017-P7 Special Servicer in proportions that are different than the proportions allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

●	The CGCMT 2017-P7 Special Servicer will be required to take actions with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan, if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the Mack-Cali Short Hills Office Portfolio Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The requirement of the CGCMT 2017-P7 Master Servicer to make compensating interest payments in respect of the Mack-Cali Short Hills Office Portfolio Whole Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the serviced Mortgage Loans under the PSA.

●	The CGCMT 2017-P7 Master Servicer and CGCMT 2017-P7 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar to those in the PSA, as well as the rights related thereto.

●	No items with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan that are the equivalent of ancillary fees, assumption fees and/or Modification Fees will be allocated to the master servicer or the special servicer as additional servicing compensation or otherwise applied in accordance with the PSA except to the extent that such items are received by the issuing entity with respect to the Mack-Cali Short Hills Office Portfolio Whole Loan.

●	The rating agencies rating the securities issued under the CGCMT 2017-P7 PSA vary from the Rating Agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the CGCMT 2017-P7 PSA than under the PSA.

●	The specific types of actions constituting major decisions under the CGCMT 2017-P7 PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the related other controlling class representative will be permitted to consent will correspondingly differ.

●	The liability of the parties to the CGCMT 2017-P7 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Mack-Cali Short Hills Office Portfolio Whole Loan will be maintained under the CGCMT 2017-P7 PSA in a manner similar, but not necessarily identical, to collections on the Serviced Whole Loans under the PSA, provided that rating requirements for accounts and permitted investments may vary under the PSA and the CGCMT 2017-P7 PSA.

●	The provisions of the CGCMT 2017-P7 PSA may also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2017-P7 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—Mack-Cali Short Hills Office Portfolio Whole Loan” in this prospectus.

The CGCMT 2017-P7 Depositor, the CGCMT 2017-P7 Master Servicer, the CGCMT 2017-P7 Special Servicer, the CGCMT 2017-P7 Certificate Administrator and the CGCMT 2017-P7 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the Mack-Cali Short Hills Office Portfolio Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—Mack-Cali Short Hills Office Portfolio Whole Loan” in this prospectus.

Servicing of the One West 34th Street Whole Loan

The One West 34th Street Whole Loan and any related REO Properties are being serviced under the BANK 2017-BNK4 PSA. The servicing arrangements under the BANK 2017-BNK4 PSA are expected to generally be similar to those under the PSA. In that regard, in the case of the BANK 2017-BNK4 PSA, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between the BANK 2017-BNK4 PSA and the PSA:

●	The BANK 2017-BNK4 Master Servicer (or primary servicer) will earn a primary servicing fee with respect to the One West 34th Street Whole Loan that is to be calculated at 0.00250% per annum.

●	Special servicing fees, workout fees and liquidation fees payable under the BANK 2017-BNK4 PSA are generally calculated in a manner and at rates similar, but not necessarily identical, to the corresponding fees under the PSA, subject to similar caps and offsets.

●	The master servicer or the trustee, as applicable, will be required to make P&I Advances with respect to the One West 34th Street Mortgage Loan, unless the master servicer or the trustee, as applicable, or the special servicer, has determined that such advance would not be recoverable from collections on the One West 34th Street Mortgage Loan. The special servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee.

●	The BANK 2017-BNK4 Master Servicer is obligated to make property protection advances with respect to the One West 34th Street Whole Loan. If the BANK 2017-BNK4 Master Servicer determines that a property protection advance it made with respect to the One West 34th Street Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed from collections on, and proceeds of the One West 34th Street Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance).

●	Items with respect to the One West 34th Street Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the BANK 2017-BNK4 Master Servicer and the BANK 2017-BNK4 Special Servicer in proportions that are different than the proportions allocated between the master servicer and the special servicer in the case of Mortgage Loans serviced under the PSA.

●	The BANK 2017-BNK4 Special Servicer will be required to take actions with respect to the One West 34th Street Whole Loan, if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the One West 34th Street Whole Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The requirement of the BANK 2017-BNK4 Master Servicer to make compensating interest payments in respect of the One West 34th Street Whole Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the serviced Mortgage Loans under the PSA.

●	The BANK 2017-BNK4 Master Servicer and BANK 2017-BNK4 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar to those in the PSA, as well as the rights related thereto.

●	No items with respect to the One West 34th Street Whole Loan that are the equivalent of ancillary fees, assumption fees and/or Modification Fees will be allocated to the master servicer or the special servicer as additional servicing compensation or otherwise applied in accordance with the PSA except to the extent that such items are received by the issuing entity with respect to the One West 34th Street Whole Loan.

●	The rating agencies rating the securities issued under the BANK 2017-BNK4 PSA vary from the Rating Agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the BANK 2017-BNK4 PSA than under the PSA.

●	The specific types of actions constituting major decisions under the BANK 2017-BNK4 PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the related other controlling class representative will be permitted to consent will correspondingly differ.

●	The liability of the parties to the BANK 2017-BNK4 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the One West 34th Street Whole Loan will be maintained under the BANK 2017-BNK4 PSA in a manner similar, but not necessarily identical, to collections on the Serviced Whole Loans under the PSA, provided that rating requirements for accounts and permitted investments may vary under the PSA and the BANK 2017-BNK4 PSA.

●	The provisions of the BANK 2017-BNK4 PSA may also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The BANK 2017-BNK4 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—One West 34th Street Whole Loan” in this prospectus.

The BANK 2017-BNK4 Depositor, the BANK 2017-BNK4 Master Servicer, the BANK 2017-BNK4 Special Servicer, the BANK 2017-BNK4 Certificate Administrator and the BANK 2017-BNK4 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the One West 34th Street Co-Lender Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—One West 34th Street Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or the special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) (a) it has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and (b) it is not a master servicer or special servicer, as applicable, that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii)  the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or the special servicer will be required to provide electronic written notice to the 17g-5 Information

Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Co-Lender Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or Retained Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer (required to provide such officer’s certificate under Regulation AB) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer (required to provide such officer’s certificate under Regulation AB) that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver an Owner Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or Retained Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the Retained Interest, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of Voting Rights evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee indemnity reasonably satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates, the Retained Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or the Retained Interest Owner, unless the Certificateholders or the Retained Interest Owner have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the Retained Interest Owner of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) and the Retained Interest for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and the Retained Interest and (c) the master servicer is paid a fee equal to (i) the product of (x) the prime rate, (y) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) as of the date of the exchange and (z) three, divided by (ii) 360) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, the Loan-Specific Directing Holder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates representing greater than 50% of the Percentage Interest of such class (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out of pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the Retained Interest Owner, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders, the Retained Interest Owner or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA in order to address any manifest error in any provision of the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the Retained Interest, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the Retained Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, the Retained Interest Owner or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder, the Retained Interest Owner or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or the Retained Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)       to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel, in the case of clause (i) and clause (ii), with the consent of the Retained Interest Owner; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Retaining Third-Party Purchaser under the PSA or the related risk retention agreement without the consent of the Retaining Third-Party Purchaser.

The PSA may also be amended by the parties to the PSA with the consent of the Retained Interest Owner (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in the case of Certificateholders, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the Retained Interest Owner, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class, or the Retained Interest without the consent of the holder of such certificate or the Retained Interest Owner or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of any related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates or the Retained Interest, without the consent of the holders of all certificates of that class then-outstanding or the Retained Interest Owner, (4) change in any manner any defined term used in the MLPA or the obligations or rights of the mortgage loan seller under the MLPA without the consent of the mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates and the Retained Interest Owner or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of the mortgage loan seller under the MLPA or the rights of the mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Non-Serviced Co-Lender Agreement without the consent of the holder of the related Non-Serviced Companion Loan. Further, no amendment to the PSA may be made that materially and adversely affects the Retained Interest Owner without the Retained Interest Owner’s consent.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 30 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the Retained Interest Owner, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator. If no successor trustee or certificate administrator has accepted an appointment within 120 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator reasonably acceptable to the master servicer.

In addition, holders of Voting Rights entitled to at least 50% of the Voting Rights may at any time upon 30 days written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of Voting Rights entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The trustee or certificate administrator will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA and each Rating Agency in connection with any removal for cause or resignation of such trustee or certificate administrator as and to the extent required under the PSA.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Eleven (11) Mortgaged Properties, securing 9 mortgage loans in whole or in part representing approximately 25.8% of the Initial Pool Balance by allocated loan amount are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or co-lender agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or

(iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy

Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GSMC and its affiliates are playing several roles in this transaction. GS Mortgage Securities Corporation II is the depositor and a wholly-owned subsidiary of GSMC. GSMC originated, co-originated or acquired the mortgage loans and will be selling them to the depositor as the sponsor. GSMC and GSBI are affiliated with each other and with Goldman Sachs & Co. LLC, an underwriter for the offering of the certificates. GSMC (or its MOA) is expected to be the Retained Interest Owner and GSMC is expected to be the initial Risk Retention Consultation Party.

GSMC currently holds the 1999 Avenue of the Stars Pari Passu Companion Loans, a Lafayette Centre Pari Passu Companion Loan, the CH2M Global Headquarters Pari Passu Companion Loan and a One West 34th Street Pari Passu Companion Loan. However, GSMC intends to sell such Companion Loans in connection with future securitizations.

Wells Fargo, the certificate administrator and trustee, is also (i) the certificate administrator, custodian, trustee under the GSMS 2016-GS3 PSA with respect to the U.S. Industrial Portfolio Whole Loan, (ii) the certificate administrator, custodian, trustee under the GSMS 2017-GS5 PSA with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan, (iii) the master servicer, certificate administrator and custodian under the BANK 2017-BNK4 PSA with respect to the One West 34th Street Whole Loan and (iv) the master servicer under the CGCMT 2017-P7 PSA with respect to the Mack-Cali Short Hiulss Office Portfolio Whole Loan.

Pursuant to certain interim servicing agreements between Wells Fargo and GSMC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to 23 of the Mortgage Loans, with an aggregate principal balance of approximately $502,225,895 as of the Cut-off Date.

Midland is also (i) the master servicer under the GSMS 2016-GS3 PSA with respect to the U.S. Industrial Portfolio Whole Loan and (ii) the master servicer under the GSMS 2017-GS5 PSA with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan.

Pentalpha, the operating advisor and the asset representations reviewer, is also (i) the operating advisor and the asset representations reviewer under the GSMS 2016-GS3 PSA with respect to the U.S. Industrial Portfolio Whole Loan, (ii) the operating advisor and the asset representations reviewer under the GSMS 2017-GS5 PSA with respect to the Lafayette Centre Whole Loan, the GSK R&D Centre Whole Loan and the Ericsson North American HQ Whole Loan and (iii) the operating advisor and the asset representations reviewer under the BANK 2017-BNK4 PSA with respect to the One West 34th Street Whole Loan.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P., the entity that is expected to purchase the Class E, Class F and Class G certificates, is expected to appoint itself or an affiliate as the initial Directing Holder.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsor has been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsor that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan seller and to pay certain expenses in connection with the issuance of the certificates.

Yield, Prepayment and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsor due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreement”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a Subordinate Companion Loan or mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-AB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-AB certificates to principal prepayments of the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-3 certificates remain outstanding. As such, the Class A-AB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2 and Class A-3 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium and certificates with Notional Amounts, the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance or Notional Amount of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders and the Retained Interest Owner in reduction of the Certificate Balances of the certificates and the Retained Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the class or classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class
Class X-A	$738,619,000	Class A-1, Class A-2, Class A-3, Class A-AB and Class A-S certificates
Class X-B	$87,653,000	Class B and Class C certificates
Class X-D	$46,748,000	Class D certificates

Certificateholders and the Retained Interest Owner are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related class or classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Related Class X Class
Class X-A	$738,619,000	Class A-1, Class A-2, Class A-3, Class A-AB and Class A-S certificates
Class X-B	$87,653,000	Class B and Class C certificates
Class X-D	$46,748,000	Class D certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the

Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates and the Retained Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—Retained Interest—Priority of Distributions on the Retained Interest”.

Prepayments may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans and AB Whole Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period has expired. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans and AB Whole Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume prepayments on the Mortgage Loans and AB Whole Loans at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans and AB Whole Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans and AB Whole Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates that are also Principal Balance Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 10th day (each assumed to be a business day) of the related month, beginning in June 2017;

●	the Mortgage Rate in effect for each Mortgage Loan, AB Whole Loan and Component as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted, if necessary, as required pursuant to the definition of Mortgage Rate;

●	there are no delinquencies;

●	the mortgage loan seller will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the Retained Interest Owner, the special servicer or the master servicer will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan pursuant to the related Co-Lender Agreement;

●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on May 31, 2017;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan or AB Whole Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or yield maintenance charge or other prepayment premium or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans and AB Whole Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that is also a Principal Balance Certificate may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans and AB Whole Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans and AB Whole Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans and AB Whole Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans and AB Whole Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans and AB Whole Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of each class of Offered Certificates that is also a Principal Balance Certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
May 10, 2018	89%	89%	89%	89%	89%
May 10, 2019	75%	75%	75%	75%	75%
May 10, 2020	56%	56%	56%	56%	56%
May 10, 2021	29%	29%	29%	29%	29%
May 10, 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	3.00	3.00	3.00	3.00	3.00
First Principal Payment Date	Jun 2017	Jun 2017	Jun 2017	Jun 2017	Jun 2017
Last Principal Payment Date	May 2022	May 2022	May 2022	May 2022	May 2022

Percentages of the Initial Certificate Balance of
the Class A-2 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
May 10, 2018	100%	100%	100%	100%	100%
May 10, 2019	100%	100%	100%	100%	100%
May 10, 2020	100%	100%	100%	100%	100%
May 10, 2021	100%	100%	100%	100%	100%
May 10, 2022	100%	100%	100%	100%	100%
May 10, 2023	100%	100%	100%	100%	100%
May 10, 2024	100%	100%	100%	100%	100%
May 10, 2025	100%	100%	100%	100%	100%
May 10, 2026	100%	100%	100%	100%	100%
May 10, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.57	9.52	9.47	9.41	9.19
First Principal Payment Date	Sep 2026	Jun 2026	Jun 2026	Jun 2026	Jun 2026
Last Principal Payment Date	Mar 2027	Mar 2027	Feb 2027	Jan 2027	Nov 2026

Percentages of the Initial Certificate Balance of
the Class A-3 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
May 10, 2018	100%	100%	100%	100%	100%
May 10, 2019	100%	100%	100%	100%	100%
May 10, 2020	100%	100%	100%	100%	100%
May 10, 2021	100%	100%	100%	100%	100%
May 10, 2022	100%	100%	100%	100%	100%
May 10, 2023	100%	100%	100%	100%	100%
May 10, 2024	100%	100%	100%	100%	100%
May 10, 2025	100%	100%	100%	100%	100%
May 10, 2026	100%	100%	100%	100%	100%
May 10, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.83	9.82	9.81	9.77	9.53
First Principal Payment Date	Mar 2027	Mar 2027	Feb 2027	Jan 2027	Nov 2026
Last Principal Payment Date	Apr 2027	Apr 2027	Apr 2027	Apr 2027	Jan 2027

Percentages of the Initial Certificate Balance of
the Class A-AB certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
May 10, 2018	100%	100%	100%	100%	100%
May 10, 2019	100%	100%	100%	100%	100%
May 10, 2020	100%	100%	100%	100%	100%
May 10, 2021	100%	100%	100%	100%	100%
May 10, 2022	100%	100%	100%	100%	100%
May 10, 2023	78%	78%	78%	78%	78%
May 10, 2024	55%	55%	55%	55%	55%
May 10, 2025	31%	31%	31%	31%	31%
May 10, 2026	6%	6%	6%	6%	6%
May 10, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.18	7.18	7.18	7.18	7.18
First Principal Payment Date	May 2022	May 2022	May 2022	May 2022	May 2022
Last Principal Payment Date	Sep 2026	Sep 2026	Sep 2026	Sep 2026	Sep 2026

Percentages of the Initial Certificate Balance of
the Class A-S certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
May 10, 2018	100%	100%	100%	100%	100%
May 10, 2019	100%	100%	100%	100%	100%
May 10, 2020	100%	100%	100%	100%	100%
May 10, 2021	100%	100%	100%	100%	100%
May 10, 2022	100%	100%	100%	100%	100%
May 10, 2023	100%	100%	100%	100%	100%
May 10, 2024	100%	100%	100%	100%	100%
May 10, 2025	100%	100%	100%	100%	100%
May 10, 2026	100%	100%	100%	100%	100%
May 10, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.93	9.91	9.89	9.86	9.65
First Principal Payment Date	Apr 2027	Apr 2027	Apr 2027	Apr 2027	Jan 2027
Last Principal Payment Date	May 2027	May 2027	May 2027	Apr 2027	Feb 2027

Percentages of the Initial Certificate Balance of
the Class B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
May 10, 2018	100%	100%	100%	100%	100%
May 10, 2019	100%	100%	100%	100%	100%
May 10, 2020	100%	100%	100%	100%	100%
May 10, 2021	100%	100%	100%	100%	100%
May 10, 2022	100%	100%	100%	100%	100%
May 10, 2023	100%	100%	100%	100%	100%
May 10, 2024	100%	100%	100%	100%	100%
May 10, 2025	100%	100%	100%	100%	100%
May 10, 2026	100%	100%	100%	100%	100%
May 10, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.94	9.94	9.94	9.93	9.69
First Principal Payment Date	May 2027	May 2027	May 2027	Apr 2027	Feb 2027
Last Principal Payment Date	May 2027	May 2027	May 2027	May 2027	Feb 2027

Percentages of the Initial Certificate Balance of
the Class C certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
May 10, 2018	100%	100%	100%	100%	100%
May 10, 2019	100%	100%	100%	100%	100%
May 10, 2020	100%	100%	100%	100%	100%
May 10, 2021	100%	100%	100%	100%	100%
May 10, 2022	100%	100%	100%	100%	100%
May 10, 2023	100%	100%	100%	100%	100%
May 10, 2024	100%	100%	100%	100%	100%
May 10, 2025	100%	100%	100%	100%	100%
May 10, 2026	100%	100%	100%	100%	100%
May 10, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.94	9.94	9.94	9.94	9.69
First Principal Payment Date	May 2027	May 2027	May 2027	May 2027	Feb 2027
Last Principal Payment Date	May 2027	May 2027	May 2027	May 2027	Feb 2027

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from May 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans and AB Whole Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans and AB Whole Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans and AB Whole Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans and AB Whole Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans and AB Whole Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95-00	3.736%	3.736%	3.736%	3.736%	3.736%
96-00	3.365%	3.365%	3.365%	3.365%	3.365%
97-00	2.999%	2.999%	2.999%	2.999%	2.999%
98-00	2.639%	2.639%	2.639%	2.639%	2.639%
99-00	2.284%	2.284%	2.284%	2.284%	2.284%
100-00	1.934%	1.934%	1.934%	1.934%	1.934%
101-00	1.589%	1.589%	1.589%	1.589%	1.589%
102-00	1.248%	1.248%	1.248%	1.248%	1.248%
103-00	0.913%	0.913%	0.913%	0.913%	0.913%
104-00	0.581%	0.581%	0.581%	0.581%	0.581%
105-00	0.254%	0.254%	0.254%	0.254%	0.254%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95-00	3.806%	3.809%	3.812%	3.815%	3.828%
96-00	3.677%	3.679%	3.681%	3.684%	3.694%
97-00	3.549%	3.550%	3.552%	3.554%	3.562%
98-00	3.423%	3.424%	3.425%	3.426%	3.431%
99-00	3.298%	3.298%	3.299%	3.299%	3.302%
100-00	3.174%	3.174%	3.174%	3.174%	3.174%
101-00	3.052%	3.052%	3.051%	3.050%	3.047%
102-00	2.931%	2.930%	2.929%	2.928%	2.922%
103-00	2.812%	2.811%	2.809%	2.807%	2.799%
104-00	2.694%	2.692%	2.690%	2.687%	2.677%
105-00	2.578%	2.575%	2.572%	2.569%	2.556%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95-00	4.073%	4.073%	4.074%	4.076%	4.089%
96-00	3.944%	3.945%	3.945%	3.947%	3.957%
97-00	3.817%	3.818%	3.818%	3.819%	3.827%
98-00	3.692%	3.692%	3.693%	3.693%	3.698%
99-00	3.568%	3.568%	3.569%	3.569%	3.571%
100-00	3.446%	3.446%	3.446%	3.446%	3.446%
101-00	3.325%	3.325%	3.325%	3.324%	3.322%
102-00	3.206%	3.205%	3.205%	3.204%	3.199%
103-00	3.087%	3.087%	3.087%	3.086%	3.078%
104-00	2.971%	2.970%	2.970%	2.968%	2.958%
105-00	2.855%	2.855%	2.854%	2.852%	2.839%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95-00	4.055%	4.055%	4.055%	4.055%	4.055%
96-00	3.887%	3.887%	3.887%	3.887%	3.887%
97-00	3.722%	3.722%	3.722%	3.722%	3.722%
98-00	3.559%	3.559%	3.559%	3.559%	3.559%
99-00	3.397%	3.397%	3.397%	3.397%	3.397%
100-00	3.238%	3.238%	3.238%	3.238%	3.238%
101-00	3.080%	3.080%	3.080%	3.080%	3.080%
102-00	2.924%	2.924%	2.924%	2.924%	2.924%
103-00	2.770%	2.770%	2.770%	2.770%	2.770%
104-00	2.618%	2.618%	2.618%	2.618%	2.618%
105-00	2.467%	2.467%	2.467%	2.467%	2.467%

Pre-Tax Yield to Maturity (CBE) for the Class X-A certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
8-11	4.640%	4.598%	4.544%	4.468%	4.058%
8-12	4.555%	4.512%	4.458%	4.382%	3.971%
8-13	4.470%	4.427%	4.373%	4.297%	3.885%
8-14	4.386%	4.343%	4.289%	4.212%	3.799%
8-15	4.302%	4.259%	4.204%	4.128%	3.714%
8-16	4.218%	4.175%	4.121%	4.044%	3.629%
8-17	4.135%	4.092%	4.037%	3.960%	3.544%
8-18	4.053%	4.009%	3.954%	3.877%	3.460%
8-19	3.970%	3.927%	3.872%	3.795%	3.377%
8-20	3.889%	3.845%	3.790%	3.712%	3.294%
8-21	3.807%	3.764%	3.709%	3.631%	3.211%

Pre-Tax Yield to Maturity (CBE) for the Class X-B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
2-27	4.369%	4.380%	4.395%	4.399%	4.164%
2-28	4.131%	4.142%	4.156%	4.160%	3.924%
2-29	3.896%	3.907%	3.922%	3.926%	3.687%
2-30	3.665%	3.676%	3.690%	3.695%	3.454%
2-31	3.437%	3.448%	3.463%	3.467%	3.225%
3-00	3.213%	3.224%	3.239%	3.243%	2.999%
3-01	2.992%	3.003%	3.018%	3.023%	2.777%
3-02	2.775%	2.786%	2.801%	2.805%	2.558%
3-03	2.560%	2.572%	2.587%	2.591%	2.342%
3-04	2.349%	2.361%	2.376%	2.380%	2.130%
3-05	2.141%	2.153%	2.168%	2.172%	1.920%

Pre-Tax Yield to Maturity (CBE) for the Class A-S certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95-00	4.281%	4.282%	4.283%	4.285%	4.296%
96-00	4.152%	4.153%	4.154%	4.155%	4.164%
97-00	4.025%	4.026%	4.027%	4.028%	4.034%
98-00	3.900%	3.900%	3.901%	3.901%	3.906%
99-00	3.776%	3.776%	3.776%	3.777%	3.779%
100-00	3.653%	3.653%	3.653%	3.653%	3.653%
101-00	3.532%	3.532%	3.532%	3.531%	3.529%
102-00	3.413%	3.412%	3.412%	3.411%	3.406%
103-00	3.294%	3.294%	3.293%	3.292%	3.285%
104-00	3.177%	3.177%	3.176%	3.174%	3.165%
105-00	3.062%	3.061%	3.059%	3.058%	3.047%

Pre-Tax Yield to Maturity (CBE) for the Class B certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95-00	4.522%	4.522%	4.522%	4.522%	4.535%
96-00	4.392%	4.392%	4.392%	4.392%	4.402%
97-00	4.263%	4.263%	4.263%	4.264%	4.271%
98-00	4.136%	4.136%	4.136%	4.137%	4.141%
99-00	4.011%	4.011%	4.011%	4.011%	4.013%
100-00	3.887%	3.887%	3.887%	3.887%	3.887%
101-00	3.765%	3.765%	3.765%	3.765%	3.762%
102-00	3.644%	3.644%	3.644%	3.643%	3.638%
103-00	3.524%	3.524%	3.524%	3.524%	3.516%
104-00	3.406%	3.406%	3.406%	3.405%	3.395%
105-00	3.289%	3.289%	3.289%	3.288%	3.276%

Pre-Tax Yield to Maturity (CBE) for the Class C certificates at the Respective CPYs Set Forth Below:

	Prepayment Assumption (CPY)
Assumed Price (32nds)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95-00	4.995%	4.995%	4.995%	4.995%	5.008%
96-00	4.862%	4.862%	4.862%	4.862%	4.873%
97-00	4.731%	4.731%	4.731%	4.731%	4.738%
98-00	4.601%	4.601%	4.601%	4.601%	4.606%
99-00	4.473%	4.473%	4.473%	4.473%	4.475%
100-00	4.346%	4.346%	4.346%	4.346%	4.346%
101-00	4.221%	4.221%	4.221%	4.221%	4.218%
102-00	4.097%	4.097%	4.097%	4.097%	4.092%
103-00	3.975%	3.975%	3.975%	3.975%	3.967%
104-00	3.854%	3.854%	3.854%	3.854%	3.843%
105-00	3.734%	3.734%	3.734%	3.734%	3.721%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class X-D, Class E, Class F and Class G certificates and the Retained Interest (collectively, the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Co-Lender Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under each Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each Class of Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan seller had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Regular Interests qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the applicable loans are secured by residential real property. As of the Cut-off Date, two of the Mortgaged Properties securing two Mortgage Loans representing 3.1% of the Initial Pool Balance, are, in whole or in part, multifamily properties. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular

Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat each class of Class X Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0% (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charge and Prepayment Premiums

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to the holder of an Offered Certificate, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to the holder of an Offered Certificate prior to the master servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as paid upon the retirement or partial retirement of a Certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale or exchange of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by each Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of residual holders, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, as applicable, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders and the Retained Interest Owner.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of Class R certificates, to the fullest extent possible, rather than each Trust REMIC itself, will be liable for any taxes arising from audit adjustments to each Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “Non-U.S. Tax Person” is a person other than a U.S. Tax Person.

A “U.S. Tax Person” is a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury regulations) or other entity created or organized in, or under the laws of, the United States, any state of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax

Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsor, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the Retained Interest Owner to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Goldman Sachs & Co. LLC	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$ 15,431,000	$0	$0
Class A-2	$ 250,000,000	$0	$0
Class A-3	$ 359,651,000	$0	$0
Class A-AB	$ 29,390,000	$0	$0
Class X-A	$ 738,619,000	$0	$0
Class X-B	$ 87,653,000	$0	$0
Class A-S	$ 84,147,000	$0	$0
Class B	$ 45,579,000	$0	$0
Class C	$ 42,074,000	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 110.3% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from May 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $7,100,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the Retained Interest Owner; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of GSMC (the sponsor, an originator, the initial Risk Retention Consultation Party and the initial holder of the 1999 Avenue of the Stars Pari Passu Companion Loans, a Lafayette Centre Pari Passu Companion Loan, the CH2M Global Headquarters Pari Passu Companion Loan and a One West 34th Street Pari Passu Companion Loan).

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to an affiliate of Goldman Sachs & Co. LLC, one of the underwriters and the lead manager and sole bookrunner for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor of the purchase price for the Offered Certificates and the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the GSMC Mortgage Loans. See “Transaction Parties—The Sponsor and Mortgage Loan Seller”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Goldman Sachs & Co. LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-207677-04) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 200 West Street, New York, New York 10282, Attention: Leah Nivison, or by telephone at (212) 902-1000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207677) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an offered certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any offered certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in offered certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of offered certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Goldman Sachs & Co. LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption 89-88 (October 17, 1989) as amended by PTE 2013-08 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Goldman Sachs & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by an Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of offered certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the offered certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Prospective investors should note that the California State Teachers’ Retirement System (“CalSTRS”), which is a governmental plan, owns an indirect equity interest in the borrower with respect to the GSK R&D Centre Mortgage Loan. Persons who have an ongoing relationship with CalSTRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the Retained Interest Owner of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and, except in the case of the Class X-A and Class X-B certificates, the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date for the Offered Certificates will be the distribution date in May 2050. See “Yield, Prepayment and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder or the Retained Interest Owner might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired three of the NRSROs to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for those classes of certificates. If the depositor had selected those NRSROs to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

INDEX OF DEFINED TERMS

1

17g-5 Information Provider	269
1986 Act	422
1996 Act	403
1999 Avenue of the Stars Co-Lender Agreement	171
1999 Avenue of the Stars Companion Loans	171
1999 Avenue of the Stars Control Appraisal Event	177
1999 Avenue of the Stars Mortgage Loan	171
1999 Avenue of the Stars Purchase Notice	178
1999 Avenue of the Stars Senior Loan Interest Rate	174
1999 Avenue of the Stars Senior Loan Percentage Interest	174
1999 Avenue of the Stars Senior Loans	171
1999 Avenue of the Stars Senior Pari Passu Companion Loan	171
1999 Avenue of the Stars Sequential Pay Event	174
1999 Avenue of the Stars Subordinate Companion Loan	171
1999 Avenue of the Stars Subordinate Companion Loan Holder	171
1999 Avenue of the Stars Subordinate Companion Loan Interest Rate	174
1999 Avenue of the Stars Subordinate Companion Loan Percentage Interest	174
1999 Avenue of the Stars Whole Loan	171
1999 Avenue of the Stars Whole Loan Directing Holder	176

2

2015 Budget Act	429

3

30/360 Basis	301

4

401(c) Regulations	438
A

AB Modified Loan	313
AB Whole Loan	169
ABS Interest	363
Acceptable Insurance Default	317
Accrued AB Loan Interest	253
Acting General Counsel’s Opinion	122
Actual/360 Basis	161
Actual/360 Loans	292
ADA	406
Additional Exclusions	316
Administrative Cost Rate	249
ADR	126
Advances	288
Affirmative Asset Review Vote	354
Aggregate Principal Distribution Amount	249
Aggregate Principal Shortfall	251
Allocated Appraisal Reduction Amount	311
Allocated Cut-off Date Loan Amount	126
Annual Debt Service	127
Appraisal Reduction Amount	310
Appraisal Reduction Event	309
Appraised Value	127
Appraised-Out Class	314
ASR Consultation Process	328
Assessment of Compliance	386
Asset Representations Reviewer Asset Review Fee	308
Asset Representations Reviewer Fee	308
Asset Representations Reviewer Fee Rate	308
Asset Representations Reviewer Termination Event	359
Asset Review	356
Asset Review Notice	354
Asset Review Quorum	354
Asset Review Report	357
Asset Review Report Summary	357
Asset Review Standard	356
Asset Review Trigger	353
Asset Review Vote Election	354
Asset Status Report	326
Assumed Final Distribution Date	255
Assumed Scheduled Payment	250
Attestation Report	386
Available Funds	243

B

Balloon Balance	128
BANK 2017-BNK4 Asset Representations Reviewer	209
BANK 2017-BNK4 Certificate Administrator	209
BANK 2017-BNK4 Controlling Class Representative	210
BANK 2017-BNK4 Depositor	209
BANK 2017-BNK4 Master Servicer	209
BANK 2017-BNK4 Operating Advisor	209
BANK 2017-BNK4 PSA	208
BANK 2017-BNK4 Securitization Trust	184
BANK 2017-BNK4 Special Servicer	209, 230
BANK 2017-BNK4 Trustee	209
Bankruptcy Code	398
Base Interest Fraction	254
Borrower Party	263
Borrower Party Affiliate	263
B-piece buyer	102

C

C(WUMP)O	17
CalSTRS	438
CERCLA	403
Certificate Administrator/Trustee Fee	307
Certificate Administrator/Trustee Fee Rate	307
Certificate Available Funds	244
Certificate Balance	242
Certificate Excess Prepayment Interest Shortfall	249
Certificate Owners	271
Certificate Principal Distribution Amount	250
Certificateholder	264
Certifying Certificateholder	273
CGCMT 2017-P7 Asset Representations Reviewer	200
CGCMT 2017-P7 Certificate Administrator	200
CGCMT 2017-P7 Controlling Class Representative	201
CGCMT 2017-P7 Master Servicer	200
CGCMT 2017-P7 Operating Advisor	200
CGCMT 2017-P7 PSA	200
CGCMT 2017-P7 Securitization Trust	200
CGCMT 2017-P7 Special Servicer	200, 230
CGCMT 2017-P7 Trustee	200
CH2M Global Headquarters Co-Lender Agreement	196
CH2M Global Headquarters Mortgage Loan	196
CH2M Global Headquarters Pari Passu Companion Loan	196
CH2M Global Headquarters Whole Loan	196
Citi	125
Class A-AB Scheduled Principal Balance	245
Class X Certificates	241
Clearstream	270
Clearstream Participants	272
Closing Date	126
CMBS	51
CMBS B-Piece Securities	239
CMMBS	227
Code	124, 420
Co-Lender Agreement	169
Collateral Deficiency Amount	313
Collection Account	291
Collection Period	244
Communication Request	274
Companion Loan Holder	169
Companion Loans	41, 125
Compensating Interest Payment	256
Constant Prepayment Rate	412
Consultation Termination Event	341
Control Eligible Certificates	335
Control Termination Event	341
Controlling Class	335
Controlling Class Certificateholder	335
Controlling Class Representative	334
Corrected Loan	326
Council	106
CPR	412
CPY	412
Credit Risk Retention Rules	236
CREFC®	260
CREFC® Intellectual Property Royalty License Fee	308
CREFC® Intellectual Property Royalty License Fee Rate	309
CREFC® Investor Reporting Package	295
CREFC® Reports	260
Crossed Group	128
Cross-Over Date	247
Cumulative Appraisal Reduction Amount	313
Cure Payment	178
Cure/Contest Period	356
Cut-off Date	125
Cut-off Date Balance	128
Cut-off Date DSCR	128

Cut-off Date Loan-to-Value Ratio	128
Cut-off Date LTV Ratio	128

D

Debt Service Coverage Ratio	128
Debt Yield on Underwritten NCF	128
Debt Yield on Underwritten Net Cash Flow	128
Debt Yield on Underwritten Net Operating Income	128
Debt Yield on Underwritten NOI	128
Defaulted 1999 Avenue of the Stars Purchase Date	178
Defaulted Loan	332
Defeasance Deposit	163
Defeasance Loans	163
Defeasance Lock-Out Period	163
Defeasance Option	163
Definitive Certificate	270
Delinquent Loan	354
Depositaries	270
Determination Date	243
Diligence File	277
Directing Holder	335
Directing Holder Approval Process	328
Disclosable Special Servicer Fees	306
Dispute Resolution Consultation	374
Dispute Resolution Cut-off Date	374
Distribution Accounts	292
Distribution Date	243
Distribution Date Statement	259
District Court	226
Dodd-Frank Act	107
DOL	435
Draft CRR Amendment Regulation	106
DSCR	128
DTC	270
DTC Participants	270
DTC Rules	271
Due Date	160, 244

E

ECON	106
ECON Amendments	106
EDGAR	434
Eligible Asset Representations Reviewer	357
Eligible Operating Advisor	348
Enforcing Party	372
Enforcing Servicer	372
Ericsson North American HQ Co-Lender Agreement	204
Ericsson North American HQ Controlling Companion Loan	204
Ericsson North American HQ Mortgage Loan	204
Ericsson North American HQ Pari Passu Companion Loan	204
Ericsson North American HQ Whole Loan	204
ERISA	435
ESA	142
EU Risk Retention and Due Diligence Requirements	106
Euroclear	270
Euroclear Operator	272
Euroclear Participants	272
Excess Modification Fees	306
Excess Prepayment Interest Shortfall	257
Exchange Act	213
Excluded Controlling Class Holder	267
Excluded Controlling Class Loan	263
Excluded Information	263
Excluded Loan	263
Excluded Special Servicer	362
Excluded Special Servicer Loan	362
Exemption	436
Exemption Rating Agency	436

F

FATCA	430
FDIA	120
FDIC	121
FDIC Safe Harbor	121
Federal Court Complaint	226
FETL	18
FIEL	19
Final Asset Status Report	328
Final Dispute Resolution Election Notice	375
Financial Promotion Order	15
FIRREA	122, 145
Fitch	385
FPO Persons	15
FSCMA	18
FSMA	16

G

Gain-on-Sale Remittance Amount	244
Gain-on-Sale Reserve Account	292
Garn Act	405
Goldman Originators	217
GSA	134
GSBI	121, 125
GSBI Mortgage Loan	125
GSK R&D Centre Co-Lender Agreement	192

GSK R&D Centre Controlling Companion Loan	192
GSK R&D Centre Mortgage Loan	192
GSK R&D Centre Pari Passu Companion Loan	192
GSK R&D Centre Whole Loan	192
GSMC	125, 214
GSMC Data Tape	215
GSMC Deal Team	214
GSMC Mortgage Loans	125
GSMS 2016-GS3 Asset Representations Reviewer	188
GSMS 2016-GS3 Certificate Administrator	188
GSMS 2016-GS3 Master Servicer	188
GSMS 2016-GS3 Operating Advisor	188
GSMS 2016-GS3 PSA	188
GSMS 2016-GS3 Special Servicer	188, 230
GSMS 2016-GS3 Trustee	188
GSMS 2017-GS5 Asset Representations Reviewer	180
GSMS 2017-GS5 Certificate Administrator	180
GSMS 2017-GS5 Controlling Class Representative	181
GSMS 2017-GS5 Depositor	180
GSMS 2017-GS5 Master Servicer	180
GSMS 2017-GS5 Operating Advisor	180
GSMS 2017-GS5 PSA	180
GSMS 2017-GS5 Special Servicer	180, 230
GSMS 2017-GS5 Trustee	180

H

Hard Lockbox	129
High Net Worth Companies, Unincorporated Associations, etc.	15
HRR Certificates	236, 241

I

Impermissible Asset Representations Reviewer Affiliate	369
Impermissible Operating Advisor Affiliate	369
Impermissible Risk Retention Affiliate	369
Impermissible TPP Affiliate	369
Indirect Participants	271
Initial Delivery Date	326
Initial Pool Balance	125
Initial Requesting Holder	372
In-Place Cash Management	129
Insurance and Condemnation Proceeds	291
Interest Accrual Amount	249
Interest Accrual Period	249
Interest Distribution Amount	249
Interest Reserve Account	292
Interest Shortfall	249
Interested Person	333
Investor Certification	263

K

KBRA	385
KKR	239
KKR Opportunity Partners	239

L

Lafayette Centre Co-Lender Agreement	180
Lafayette Centre Controlling Companion Loan	179
Lafayette Centre Mortgage Loan	179
Lafayette Centre Pari Passu Companion Loans	179
Lafayette Centre Whole Loan	179
Largest Tenant	129
Largest Tenant Lease Expiration	129
Lennar	230
Liquidation Fee	303
Liquidation Fee Rate	304
Liquidation Proceeds	291
Loan Per Unit	129
Loss of Value Payment	280
Lower-Tier Regular Interests	420
Lower-Tier REMIC	48, 420
Lower-Tier REMIC Distribution Account	292
LTV Ratio at Maturity	129

M

Mack-Cali Short Hills Office Portfolio Co-Lender Agreement	200
Mack-Cali Short Hills Office Portfolio Mortgage Loan	200
Mack-Cali Short Hills Office Portfolio Pari Passu Companion Loans	200
Mack-Cali Short Hills Office Portfolio Whole Loan	200
MAI	127
Major Decision	336
Major Decision Reporting Package	339
MAS	17
Master Servicer Major Decision	339

Master Servicer Proposed Course of Action Notice	373
Master Servicer Remittance Date	287
Material Defect	279
Maturity Date Loan-to-Value Ratio	129
Maturity Date LTV Ratio	129
Midland	227
MLPA	275
MOA	236
Modeling Assumptions	412
Modification Fees	301
Moody’s	385
Mortgage	126
Mortgage File	275
mortgage loan seller	21
Mortgage Loans	125
Mortgage Note	126
Mortgage Pool	125
Mortgage Rate	249
Mortgaged Property	126
mortgages	393
Most Recent NOI	129
MSBNA	125

N

Net Cash Flow	131
Net Mortgage Rate	248
NI 33-105	19
Nonrecoverable Advance	289
Non-Reduced Interests	363
Non-Retained Interest Percentage	238
Non-Serviced Certificate Administrator	169
Non-Serviced Co-Lender Agreement	169
Non-Serviced Companion Loan	169
Non-Serviced Controlling Class Representative	169
Non-Serviced Master Servicer	169
Non-Serviced Mortgage Loan	169
Non-Serviced PSA	169
Non-Serviced Special Servicer	169
Non-Serviced Trustee	170
Non-Serviced Whole Loan	170
Non-U.S. Tax Person	430
Notice of Foreclosure/DIL	179
Notional Amount	242
NRSRO	262, 438
NRSRO Certification	264

O

Occupancy	130
Occupancy Date	130
Offered Certificates	241
OID Regulations	423
OLA	122
One West 34th Street Co-Lender Agreement	208
One West 34th Street Controlling Companion Loan	208
One West 34th Street Mortgage Loan	208
One West 34th Street Pari Passu Companion Loans	208
One West 34th Street Whole Loan	208
Operating Advisor Annual Report	347
Operating Advisor Consultation Event	348
Operating Advisor Consulting Fee	307
Operating Advisor Expenses	308
Operating Advisor Fee	307
Operating Advisor Fee Rate	307
Operating Advisor Standard	346
Operating Advisor Termination Event	350
Original Balance	130
Original Retained Interest Balance	363
Owner Repurchase Request	372

P

P&I Advance	287
pari passu companion loan	41
Pari Passu Companion Loan	170
Pari Passu Companion Loans	125
Participants	270
Parties in Interest	435
Pass-Through Rate	247
Patriot Act	407
PCIS Persons	15
PCR	222
Pentagon Center Co-Lender Agreement	184
Pentagon Center Mortgage Loan	183
Pentagon Center Pari Passu Companion Loans	184
Pentagon Center Whole Loan	184
Pentalpha Surveillance	233
Percentage Interest	243
Periodic Payment	244
Permitted Investments	243, 293
Permitted Special Servicer/Affiliate Fees	307
PIPs	72, 144
Plans	435
PML	222
PRC	16
Preliminary Asset Review Report	356
Preliminary Dispute Resolution Election Notice	374

Prepayment Assumption	424
Prepayment Interest Excess	256
Prepayment Interest Shortfall	256
Prepayment Penalty Description	130
Prepayment Provision	130
Prime Rate	40, 291
Principal Balance Certificates	241
Privileged Information	349
Privileged Information Exception	350
Privileged Person	262
Professional Investors	17
Prohibited Prepayment	257
Promotion Of Collective Investment Schemes Exemptions Order	15
Property Protection Advances	288
Proposed Course of Action	373
Proposed Course of Action Notice	373
Prospectus Directive	14
PSA	241
PSA Party Repurchase Request	372
PTCE	437
Purchase Price	281

Q

Qualified Investors	14
Qualified Replacement Special Servicer	363
Qualified Substitute Mortgage Loan	282
Qualifying CRE Loan Percentage	236
Quorum	362

R

RAC No-Response Scenario	384
Rated Final Distribution Date	256
Rating Agencies	385
Rating Agency Confirmation	385
RCM	230
RCM Funds	230
REA	59
Realized Loss	258
REC	143
Record Date	243
Registration Statement	434
Regular Certificates	241
Regular Interestholder	422
Regular Interests	420
Regulation AB	387
Reimbursement Rate	291
Related Class X Class	242
Related Group	130
Related Proceeds	290
Release Date	163
Relevant Member State	13
Relevant Persons	15
Relief Act	406
REMIC	420
REMIC Regulations	420
REO Account	292
REO Loan	251
REO Property	326
Repurchase Request	372
Requesting Holder	374
Requesting Holders	314
Requesting Investor	274
Requesting Party	384
Required Risk Retention Percentage	236
Requirements	406
Residual Certificates	241
Resolution Failure	373
Resolved	373
Restricted Group	436
Restricted Mezzanine Holder	264
Restricted Party	350
Retained Interest	236
Retained Interest Available Funds	236
Retained Interest Balance	237
Retained Interest Distribution Amount	237
Retained Interest Gain-on-Sale Remittance Amount	236
Retained Interest Gain-on-Sale Reserve Account	292
Retained Interest Owner	236
Retained Interest Percentage	236
Retained Interest Principal Distribution Amount	237
Retained Interest Realized Loss	238
Retained Interest Realized Loss Interest Distribution Amount	238
Retaining Third-Party Purchaser	236
Review Materials	355
RevPAR	130
Rialto	230
Rialto Outside Serviced Whole Loans	232
Risk Retention Affiliate	349
Risk Retention Affiliated	349
Risk Retention Allocation Percentage	238
Risk Retention Consultation Party	262
RMBS	226
Rooms	132
Rule 17g-5	264

S

Scheduled Principal Distribution Amount	250
SEC	213

Securities Act	386
Securitization Accounts	241, 293
Securitization Framework	106
Securitization Regulation	106
SEL	222
Senior Certificates	241
Serviced AB Whole Loan	170
Serviced Companion Loan	170
Serviced Pari Passu Companion Loan	170
Serviced Pari Passu Mortgage Loan	170
Serviced Pari Passu Whole Loan	170
Serviced Subordinate Companion Loan	170
Serviced Whole Loan	170
Serviced Whole Loan Custodial Account	291
Servicer Termination Event	365
Servicing Fee	300
Servicing Fee Rate	300
Servicing Standard	286
SF	130
SFA	17
SFO	17
Similar Law	435
SMMEA	438
Soft Lockbox	130
Soft Springing Lockbox	130
Special Servicer Major Decision	339
Special Servicer Non-Major Decision	320
Special Servicing Fee	302
Special Servicing Fee Rate	302
Specially Serviced Loans	324
Springing Cash Management	131
Springing Lockbox	131
Sq. Ft.	130
Square Feet	130
Startup Day	420
State Court Complaint	226
Stated Principal Balance	251
static pool data	83
Structured Product	17
Subordinate Certificates	241
Subordinate Companion Loan	41, 125, 170
Subsequent Asset Status Report	326
Sub-Servicing Agreement	286

T

Terms and Conditions	272
Tests	356
Title V	405
Trailing 12 NOI	129
TRIPRA	79
Trust REMICs	48, 420

U

U.S. Industrial Portfolio Co-Lender Agreement	188
U.S. Industrial Portfolio Mortgage Loan	187
U.S. Industrial Portfolio Pari Passu Companion Loans	187
U.S. Industrial Portfolio Whole Loan	187
U.S. Tax Person	430
UCC	393
Underwriter Entities	96
Underwriting Agreement	432
Underwritten EGI	132
Underwritten Expenses	131
Underwritten NCF	131
Underwritten Net Cash Flow	131
Underwritten Net Operating Income	131
Underwritten NOI	131
Underwritten Revenues	132
Units	132
Unscheduled Principal Distribution Amount	250
Unsolicited Information	355
Upper-Tier REMIC	48, 420
Upper-Tier REMIC Distribution Account	292
USTs	143
UW NCF DSCR	128
UW NOI Debt Yield	128

V

Volcker Rule	107
Voting Rights	269

W

WAC Rate	248
Weighted Average Mortgage Loan Rate	132
Wells Fargo Bank	224
WFBNA	125
Whole Loan	41, 125, 169
Withheld Amounts	292
Workout Fee	302
Workout Fee Rate	302
Workout-Delayed Reimbursement Amount	291

Y

YM Group A	254
YM Group B	254
YM Groups	254

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Related Group	Crossed Group	Address
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	NAP	NAP	1999 Avenue of the Stars
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	Group 1	NAP	1120 20th Street Northwest and 1133 & 1155 21st Street Northwest
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	Group 1	NAP	2521 South Clark Street and 2530 Crystal Drive
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	NAP	NAP
4.01	Property				Hannibal			3851 and 3855 Santa Fe Avenue and 2226, 2230, 2240, 2250 and 2332 East 38th Street
4.02	Property				Kraco			2411 and 2415 North Santa Fe Avenue, 419, 439, 505, 507, 514, 520, 531 and 537 East Euclid Avenue and 430 East Carlin Avenue
4.03	Property				New WinCup - Phoenix			7980 West Buckeye Road
4.04	Property				Worlds Finest Chocolates			4825 South Lawndale Avenue
4.05	Property				SET - MI			36211 South Huron Road
4.06	Property				Plaid - Decatur			2331 Mellon Court
4.07	Property				Oracle Packaging			220 Polo Road
4.08	Property				TestAmerica - West SAC			880 Riverside Parkway
4.09	Property				TestAmerica - Arvada			4955 Yarrow Street
4.10	Property				Northwest Mailing Service			5401-5501 West Grand Avenue
4.11	Property				Lyons			11301-11401 Electron Drive
4.12	Property				Wilbert Plastics			2930 Greenville Highway
4.13	Property				Angstrom Graphics			4437 East 49th Street
4.14	Property				New WinCup - Stone Mountain			4600-4680 Lewis Road
4.15	Property				Universal Pool - Armory			300 West Armory Drive
4.16	Property				Jade-Sterling - IL			5100 West 73rd Street and 7201 South Leamington Avenue
4.17	Property				Plaid - Norcross			3225 Westech Drive
4.18	Property				Phillips and Temro			9700 West 74th Street
4.19	Property				TestAmerica - Savannah			5102 LaRoche Avenue
4.20	Property				Hover-Davis			100 Paragon Drive
4.21	Property				Jade-Sterling - OH			200 Francis D Kenneth Drive and 2300 East Aurora Road
4.22	Property				Fitz Aerospace			6625 Iron Horse Boulevard
4.23	Property				MVP Charleston			1031 LeGrand Boulevard
4.24	Property				Paragon Tech			5775 East Ten Mile Road
4.25	Property				Aramsco and Bulls Eye			1480 Grandview Avenue
4.26	Property				Shale-Inland			9500, 9521, 9545-9555 Ainslie Street and 9550 Kelvin Lane
4.27	Property				M.P. Pumps			34800 Bennett Drive
4.28	Property				TestAmerica - Pensacola			3355 McLemore Drive
4.29	Property				Microfinish			4001 Gratiot Avenue and 3981 Sarpy Avenue
4.30	Property				MVP Mayfield			112 Industrial Road
4.31	Property				Builders FirstSource			1602 Industrial Park Drive
4.32	Property				Banner			17382 Foltz Parkway
4.33	Property				SET - IN			1 Steel Way
4.34	Property				Progressive Metal			1200, 1300 & 1460 Channing Avenue
4.35	Property				Universal Pool - 166th			2 West 166th Street
4.36	Property				SITEL			1417 North Magnolia Avenue
4.37	Property				TestAmerica - Tallahassee			2846 Industrial Plaza Drive
4.38	Property				Texas Die Casting			600 South Loop 485
4.39	Property				TestAmerica - Corpus Christi			1733 North Padre Island Drive
5	Loan	20	GSMC	GSMC	GSK R&D Centre	NAP	NAP	14200 Shady Grove Road
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	NAP	NAP	9189, 9191 and 9193 South Jamaica Street
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	NAP	NAP
7.01	Property				51 JFK Parkway			51 John F. Kennedy Parkway
7.02	Property				101 JFK Parkway			101 John F. Kennedy Parkway
7.03	Property				103 JFK Parkway			103 John F. Kennedy Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	NAP	NAP	9900-10080 Alabama Street
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	NAP	NAP	6300 Legacy Drive
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	NAP	NAP	1 West 34th Street
11	Loan	12	GSMC	GSMC	The Gramercy	NAP	NAP	9205 and 9275 West Russell Road
12	Loan		GSMC	GSMC	634 Second Street	NAP	NAP	634 Second Street
13	Loan		GSMC	GSMC	The Plaza	NAP	NAP	3410-3420 Buford Drive

 A-1-1

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Related Group	Crossed Group	Address
14	Loan	27	GSMC	GSMC	River Ranch	NAP	NAP	1810 Kaliste Saloom Road
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	NAP	NAP	425 Meeting Street
16	Loan		GSMC	GSMC	Boulevard Center II	NAP	NAP	1545-1595 South Colorado Boulevard
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	NAP	NAP	1789 South Eagle Road
18	Loan		GSMC	GSMC	Lakeview Boulevard	NAP	NAP	46703 Lakeview Boulevard
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Group 2	NAP	7360 and 7460 US Highway 431
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	NAP	NAP	1515 Ringling Boulevard
21	Loan		GSMC	GSMC	Shiloh Crossing	NAP	NAP	10346, 10348, 10350 and 10352 East US Highway 36
22	Loan		GSMC	GSMC	Mission Gorge Square	NAP	NAP	9640-9760 Mission Gorge Road
23	Loan		GSMC	GSMC	Camino Vida Roble	NAP	NAP	2310 and 2320 Camino Vida Roble
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Group 2	NAP	143 Wendelwood Drive
25	Loan		GSBI	GSMC	Victoria Villa	NAP	NAP	5710 and 5720 Glenmont Drive
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	NAP	NAP	8794 Independence Parkway
27	Loan		GSMC	GSMC	200 Livingston Street	NAP	NAP	200 Livingston Street
28	Loan		GSMC	GSMC	Pride Center	NAP	NAP	22800, 22940, 22968 and 22816 Victory Boulevard
29	Loan	11, 33	GSMC	GSMC	Spruce Street	NAP	NAP	1325 Spruce Street
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	NAP	NAP	60 West Ridge Pike
31	Loan		GSMC	GSMC	Village at Oakhurst	NAP	NAP	9606 Bailey Road
32	Loan		GSMC	GSMC	Best Buy Danvers	NAP	NAP	230 Independence Way
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	NAP	NAP	1076 Pittsburgh Drive

 A-1-2

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	Los Angeles	California	90067	Office	CBD	1990
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	Washington	District of Columbia	20036	Office	CBD	1980-1986
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	Arlington	Virginia	22202	Office	General Suburban	1970, 1971
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio
4.01	Property				Hannibal	Vernon	California	90058	Industrial	Manufacturing	1927-1980
4.02	Property				Kraco	Compton	California	90222	Industrial	Warehouse/Distribution	1947-1988
4.03	Property				New WinCup - Phoenix	Tolleson	Arizona	85353	Industrial	Flex	1989
4.04	Property				Worlds Finest Chocolates	Chicago	Illinois	60632	Industrial	Manufacturing	1953
4.05	Property				SET - MI	Huron Township	Michigan	48164	Industrial	Manufacturing	1988
4.06	Property				Plaid - Decatur	Decatur	Georgia	30035	Industrial	Warehouse	1983
4.07	Property				Oracle Packaging	Winston-Salem	North Carolina	27105	Industrial	Manufacturing	1962
4.08	Property				TestAmerica - West SAC	West Sacramento	California	95605	Industrial	Flex	1994
4.09	Property				TestAmerica - Arvada	Arvada	Colorado	80002	Industrial	Flex	1984
4.10	Property				Northwest Mailing Service	Chicago	Illinois	60639	Industrial	Manufacturing	1957
4.11	Property				Lyons	Louisville	Kentucky	40299	Industrial	Manufacturing	1981, 1987
4.12	Property				Wilbert Plastics	Easley	South Carolina	29640	Industrial	Warehouse/Distribution	1990
4.13	Property				Angstrom Graphics	Cuyahoga Heights	Ohio	44125	Industrial	Flex	1938-1998
4.14	Property				New WinCup - Stone Mountain	Stone Mountain	Georgia	30083	Industrial	Warehouse	1966
4.15	Property				Universal Pool - Armory	South Holland	Illinois	60473	Industrial	Warehouse/Distribution	1971
4.16	Property				Jade-Sterling - IL	Bedford Park	Illinois	60638	Industrial	Warehouse/Distribution	1954
4.17	Property				Plaid - Norcross	Norcross	Georgia	30092	Industrial	Warehouse	2000
4.18	Property				Phillips and Temro	Eden Prairie	Minnesota	55344	Industrial	Manufacturing	1974
4.19	Property				TestAmerica - Savannah	Savannah	Georgia	31404	Industrial	Flex	1988
4.20	Property				Hover-Davis	Rochester	New York	14624	Industrial	Flex	2000
4.21	Property				Jade-Sterling - OH	Twinsburg and Aurora	Ohio	44087 and 44202	Industrial	Flex	1975-1997
4.22	Property				Fitz Aerospace	North Richland Hills	Texas	76180	Industrial	Manufacturing	1976
4.23	Property				MVP Charleston	Charleston	South Carolina	29492	Industrial	Flex	2000
4.24	Property				Paragon Tech	Warren	Michigan	48091	Industrial	Manufacturing	1956
4.25	Property				Aramsco and Bulls Eye	West Deptford Township	New Jersey	08066	Industrial	Flex	1970
4.26	Property				Shale-Inland	Schiller Park	Illinois	60176	Industrial	Manufacturing	1959, 1962, 1968, 1996
4.27	Property				M.P. Pumps	Fraser	Michigan	48026	Industrial	Manufacturing	1983
4.28	Property				TestAmerica - Pensacola	Pensacola	Florida	32514	Industrial	Flex	1995
4.29	Property				Microfinish	St. Louis	Missouri	63110	Industrial	Manufacturing	1976
4.30	Property				MVP Mayfield	Mayfield	Kentucky	42066	Industrial	Manufacturing	1994
4.31	Property				Builders FirstSource	Plant City	Florida	33566	Industrial	Manufacturing	1985
4.32	Property				Banner	Strongsville	Ohio	44149	Industrial	Flex	1989
4.33	Property				SET - IN	North Vernon	Indiana	47265	Industrial	Manufacturing	1955
4.34	Property				Progressive Metal	Ferndale	Michigan	48220	Industrial	Manufacturing	1950
4.35	Property				Universal Pool - 166th	South Holland	Illinois	60473	Industrial	Warehouse/Distribution	1969
4.36	Property				SITEL	Ocala	Florida	34475	Industrial	Flex	1960
4.37	Property				TestAmerica - Tallahassee	Tallahassee	Florida	32301	Industrial	Flex	1989
4.38	Property				Texas Die Casting	Gladewater	Texas	75647	Industrial	Manufacturing	1982, 1984-1998
4.39	Property				TestAmerica - Corpus Christi	Corpus Christi	Texas	78408	Industrial	Warehouse/Distribution	1986
5	Loan	20	GSMC	GSMC	GSK R&D Centre	Rockville	Maryland	20850	Mixed Use	Office/R&D	2003
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	Englewood	Colorado	80112	Office	General Suburban	2002
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio
7.01	Property				51 JFK Parkway	Short Hills	New Jersey	07078	Office	General Suburban	1988
7.02	Property				101 JFK Parkway	Short Hills	New Jersey	07078	Office	General Suburban	1980
7.03	Property				103 JFK Parkway	Short Hills	New Jersey	07078	Office	General Suburban	1980
8	Loan	11	GSMC	GSMC	Redlands Town Center	Redlands	California	92374	Retail	Anchored	2007
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	Plano	Texas	75024	Office	General Suburban	2001
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	New York	New York	10001	Mixed Use	Office/Retail	1906, 1920
11	Loan	12	GSMC	GSMC	The Gramercy	Las Vegas	Nevada	89148	Mixed Use	Office/Retail	2008
12	Loan		GSMC	GSMC	634 Second Street	San Francisco	California	94107	Office	CBD	1927
13	Loan		GSMC	GSMC	The Plaza	Buford	Georgia	30519	Retail	Anchored	2006

 A-1-3

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	City	State	Zip Code	General Property Type	Detailed Property Type	Year Built
14	Loan	27	GSMC	GSMC	River Ranch	Lafayette	Louisiana	70508	Mixed Use	Retail/Multifamily	2001-2006
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	Charleston	South Carolina	29403	Hospitality	Full Service	2013
16	Loan		GSMC	GSMC	Boulevard Center II	Denver	Colorado	80222	Retail	Shadow Anchored	1964
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	Meridian	Idaho	83642	Hospitality	Select Service	2007
18	Loan		GSMC	GSMC	Lakeview Boulevard	Fremont	California	94538	Industrial	Flex	1993
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Albertville	Alabama	35950	Retail	Anchored	2016
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	Sarasota	Florida	34236	Office	CBD	1982
21	Loan		GSMC	GSMC	Shiloh Crossing	Avon	Indiana	46123	Retail	Anchored	2001
22	Loan		GSMC	GSMC	Mission Gorge Square	Santee	California	92071	Retail	Anchored	1979
23	Loan		GSMC	GSMC	Camino Vida Roble	Carlsbad	California	92011	Mixed Use	Office/Industrial	1982
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Murfreesboro	Tennessee	37129	Retail	Anchored	2016
25	Loan		GSBI	GSMC	Victoria Villa	Houston	Texas	77081	Multifamily	Garden	1970
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	Twinsburg	Ohio	44087	Industrial	Warehouse/Distribution	2015
27	Loan		GSMC	GSMC	200 Livingston Street	Brooklyn	New York	11201	Retail	Unanchored	2007
28	Loan		GSMC	GSMC	Pride Center	Woodland Hills	California	91367	Retail	Anchored	1964, 1972
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Riverside	California	92507	Office	General Suburban	2007
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	Royersford	Pennsylvania	19468	Self Storage	Self Storage	2008
31	Loan		GSMC	GSMC	Village at Oakhurst	Cornelius	North Carolina	28031	Mixed Use	Office/Retail	2004
32	Loan		GSMC	GSMC	Best Buy Danvers	Danvers	Massachusetts	01923	Retail	Single Tenant Retail	1999
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	Delaware	Ohio	43015	Industrial	Warehouse/Distribution	1996

 A-1-4

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Year Renovated	Rooms, Sq Ft	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	2014	821,357	SF	283.38	Fee Simple	95,500,000
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	2016	793,553	SF	306.22	Fee Simple	80,250,000
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	2002	911,818	SF	230.31	Fee Simple	80,000,000
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio		6,298,728	SF	48.68		72,640,000
4.01	Property				Hannibal	NAP	429,122	SF		Fee Simple
4.02	Property				Kraco	1988	364,440	SF		Fee Simple
4.03	Property				New WinCup - Phoenix	2010	322,070	SF		Fee Simple
4.04	Property				Worlds Finest Chocolates	NAP	434,252	SF		Fee Simple
4.05	Property				SET - MI	2015	284,351	SF		Fee Simple
4.06	Property				Plaid - Decatur	NAP	282,514	SF		Fee Simple
4.07	Property				Oracle Packaging	1975, 1976, 1980, 1991, 1999	437,911	SF		Fee Simple
4.08	Property				TestAmerica - West SAC	NAP	66,203	SF		Fee Simple
4.09	Property				TestAmerica - Arvada	1985, 1986	57,966	SF		Fee Simple
4.10	Property				Northwest Mailing Service	1996, 2006	228,032	SF		Fee Simple
4.11	Property				Lyons	NAP	172,758	SF		Fee Simple
4.12	Property				Wilbert Plastics	NAP	257,086	SF		Fee Simple
4.13	Property				Angstrom Graphics	NAP	231,505	SF		Fee Simple
4.14	Property				New WinCup - Stone Mountain	1974	220,380	SF		Fee Simple
4.15	Property				Universal Pool - Armory	NAP	240,255	SF		Fee Simple
4.16	Property				Jade-Sterling - IL	1970-1989	215,389	SF		Fee Simple
4.17	Property				Plaid - Norcross	NAP	71,620	SF		Fee Simple
4.18	Property				Phillips and Temro	2012	101,680	SF		Fee Simple
4.19	Property				TestAmerica - Savannah	NAP	54,284	SF		Fee Simple
4.20	Property				Hover-Davis	NAP	66,100	SF		Fee Simple
4.21	Property				Jade-Sterling - OH	NAP	174,511	SF		Fee Simple
4.22	Property				Fitz Aerospace	NAP	129,000	SF		Fee Simple
4.23	Property				MVP Charleston	NAP	108,000	SF		Fee Simple
4.24	Property				Paragon Tech	1996	88,857	SF		Fee Simple
4.25	Property				Aramsco and Bulls Eye	1988	99,783	SF		Fee Simple
4.26	Property				Shale-Inland	NAP	193,789	SF		Fee Simple
4.27	Property				M.P. Pumps	NAP	81,769	SF		Fee Simple
4.28	Property				TestAmerica - Pensacola	NAP	21,911	SF		Fee Simple
4.29	Property				Microfinish	NAP	144,786	SF		Fee Simple
4.30	Property				MVP Mayfield	NAP	101,244	SF		Fee Simple
4.31	Property				Builders FirstSource	2012	116,897	SF		Fee Simple
4.32	Property				Banner	NAP	58,450	SF		Fee Simple
4.33	Property				SET - IN	1998	117,376	SF		Fee Simple
4.34	Property				Progressive Metal	1960	58,250	SF		Fee Simple
4.35	Property				Universal Pool - 166th	2006	109,814	SF		Fee Simple
4.36	Property				SITEL	2012	46,812	SF		Fee Simple
4.37	Property				TestAmerica - Tallahassee	NAP	16,500	SF		Fee Simple
4.38	Property				Texas Die Casting	NAP	78,177	SF		Fee Simple
4.39	Property				TestAmerica - Corpus Christi	NAP	14,884	SF		Fee Simple
5	Loan	20	GSMC	GSMC	GSK R&D Centre	2016	635,058	SF	217.30	Fee Simple	65,500,000
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	2010-2013, 2015-2017	370,485	SF	215.93	Fee Simple	60,000,000
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio		572,168	SF	217.59		49,800,000
7.01	Property				51 JFK Parkway	NAP	259,096	SF		Fee Simple
7.02	Property				101 JFK Parkway	2003	190,071	SF		Fee Simple
7.03	Property				103 JFK Parkway	2003	123,001	SF		Fee Simple
8	Loan	11	GSMC	GSMC	Redlands Town Center	NAP	251,621	SF	184.80	Fee Simple	46,500,000
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	NAP	491,891	SF	210.62	Fee Simple	45,600,000
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	NAP	210,358	SF	713.07	Fee Simple	40,000,000
11	Loan	12	GSMC	GSMC	The Gramercy	2014	187,008	SF	197.85	Fee Simple	37,000,000
12	Loan		GSMC	GSMC	634 Second Street	2008	46,752	SF	641.68	Fee Simple	30,000,000
13	Loan		GSMC	GSMC	The Plaza	NAP	96,960	SF	252.68	Fee Simple	24,500,000

 A-1-5

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Year Renovated	Rooms, Sq Ft	Unit Description	Loan Per Unit ($)	Ownership Interest	Original Balance ($)
14	Loan	27	GSMC	GSMC	River Ranch	NAP	140,701	SF	132.77	Fee Simple	18,725,000
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	NAP	120	Rooms	145,643.29	Fee Simple	17,500,000
16	Loan		GSMC	GSMC	Boulevard Center II	2000	61,085	SF	253.74	Fee Simple	15,500,000
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	2015	145	Rooms	105,737.61	Fee Simple	15,350,000
18	Loan		GSMC	GSMC	Lakeview Boulevard	2015	86,118	SF	150.77	Fee Simple	13,000,000
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	NAP	134,535	SF	95.85	Fee Simple	12,895,000
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	2014-2016	109,927	SF	116.12	Fee Simple	12,765,000
21	Loan		GSMC	GSMC	Shiloh Crossing	NAP	99,916	SF	125.73	Fee Simple	12,562,500
22	Loan		GSMC	GSMC	Mission Gorge Square	2006	95,035	SF	131.53	Fee Simple	12,500,000
23	Loan		GSMC	GSMC	Camino Vida Roble	2014	86,896	SF	138.10	Fee Simple	12,000,000
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	NAP	53,276	SF	225.24	Fee Simple	12,000,000
25	Loan		GSBI	GSMC	Victoria Villa	2010-2015	376	Units	29,920.21	Fee Simple	11,250,000
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	NAP	207,360	SF	53.05	Fee Simple	11,000,000
27	Loan		GSMC	GSMC	200 Livingston Street	NAP	14,685	SF	718.42	Fee Simple	10,550,000
28	Loan		GSMC	GSMC	Pride Center	NAP	184,270	SF	54.27	Fee Simple	10,000,000
29	Loan	11, 33	GSMC	GSMC	Spruce Street	NAP	74,862	SF	126.90	Fee Simple	9,500,000
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	NAP	78,875	SF	95.09	Fee Simple	7,500,000
31	Loan		GSMC	GSMC	Village at Oakhurst	NAP	42,743	SF	140.21	Fee Simple	6,000,000
32	Loan		GSMC	GSMC	Best Buy Danvers	2005	45,500	SF	129.67	Fee Simple	5,900,000
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	NAP	362,260	SF	15.70	Fee Simple	5,687,500

 A-1-6

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Cost Rate (%) (1)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	95,500,000	95,500,000	9.96%	95,500,000	4.13651263103626%	0.01537%
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	80,250,000	80,250,000	8.4%	80,250,000	4.24600%	0.01537%
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	80,000,000	80,000,000	8.3%	80,000,000	4.32600%	0.01537%
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	72,403,880	72,403,880	7.5%	69,098,198	3.97400%	0.01537%
4.01	Property				Hannibal		9,461,544
4.02	Property				Kraco		6,989,609
4.03	Property				New WinCup - Phoenix		5,063,205
4.04	Property				Worlds Finest Chocolates		3,409,565
4.05	Property				SET - MI		3,307,279
4.06	Property				Plaid - Decatur		3,046,500
4.07	Property				Oracle Packaging		2,672,247
4.08	Property				TestAmerica - West SAC		2,471,935
4.09	Property				TestAmerica - Arvada		2,062,787
4.10	Property				Northwest Mailing Service		1,977,548
4.11	Property				Lyons		1,900,833
4.12	Property				Wilbert Plastics		1,854,804
4.13	Property				Angstrom Graphics		1,841,165
4.14	Property				New WinCup - Stone Mountain		1,832,641
4.15	Property				Universal Pool - Armory		1,721,831
4.16	Property				Jade-Sterling - IL		1,534,304
4.17	Property				Plaid - Norcross		1,534,304
4.18	Property				Phillips and Temro		1,508,733
4.19	Property				TestAmerica - Savannah		1,500,209
4.20	Property				Hover-Davis		1,483,161
4.21	Property				Jade-Sterling - OH		1,474,637
4.22	Property				Fitz Aerospace		1,363,826
4.23	Property				MVP Charleston		1,244,491
4.24	Property				Paragon Tech		1,227,443
4.25	Property				Aramsco and Bulls Eye		1,176,300
4.26	Property				Shale-Inland		1,108,109
4.27	Property				M.P. Pumps		915,468
4.28	Property				TestAmerica - Pensacola		886,487
4.29	Property				Microfinish		741,581
4.30	Property				MVP Mayfield		737,319
4.31	Property				Builders FirstSource		671,684
4.32	Property				Banner		639,294
4.33	Property				SET - IN		579,626
4.34	Property				Progressive Metal		523,368
4.35	Property				Universal Pool - 166th		502,911
4.36	Property				SITEL		465,406
4.37	Property				TestAmerica - Tallahassee		366,528
4.38	Property				Texas Die Casting		358,004
4.39	Property				TestAmerica - Corpus Christi		247,193
5	Loan	20	GSMC	GSMC	GSK R&D Centre	65,500,000	65,500,000	6.8%	65,500,000	3.94500%	0.01537%
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	60,000,000	60,000,000	6.3%	55,205,937	4.84600%	0.02537%
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	49,800,000	49,800,000	5.2%	49,800,000	4.06000%	0.01537%
7.01	Property				51 JFK Parkway		28,000,000
7.02	Property				101 JFK Parkway		21,800,000
7.03	Property				103 JFK Parkway		Included in 101 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	46,500,000	46,500,000	4.8%	46,500,000	4.65000%	0.03287%
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	45,600,000	45,600,000	4.8%	39,877,794	4.45800%	0.01537%
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	40,000,000	40,000,000	4.2%	40,000,000	4.31000%	0.01537%
11	Loan	12	GSMC	GSMC	The Gramercy	37,000,000	37,000,000	3.9%	33,674,891	4.16700%	0.01537%
12	Loan		GSMC	GSMC	634 Second Street	30,000,000	30,000,000	3.1%	27,630,730	4.90950%	0.01537%
13	Loan		GSMC	GSMC	The Plaza	24,500,000	24,500,000	2.6%	21,395,112	4.40000%	0.05287%

 A-1-7

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Cost Rate (%) (1)
14	Loan	27	GSMC	GSMC	River Ranch	18,681,450	18,681,450	1.9%	15,334,979	4.88000%	0.05287%
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	17,477,195	17,477,195	1.8%	14,176,089	4.55750%	0.05287%
16	Loan		GSMC	GSMC	Boulevard Center II	15,500,000	15,500,000	1.6%	13,627,582	4.69450%	0.01537%
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	15,331,953	15,331,953	1.6%	12,667,975	5.11750%	0.04537%
18	Loan		GSMC	GSMC	Lakeview Boulevard	12,983,942	12,983,942	1.4%	10,635,060	4.85000%	0.01537%
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	12,895,000	12,895,000	1.3%	10,833,572	4.83000%	0.05537%
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	12,765,000	12,765,000	1.3%	10,931,607	4.59850%	0.01537%
21	Loan		GSMC	GSMC	Shiloh Crossing	12,562,500	12,562,500	1.3%	10,251,750	4.77400%	0.01537%
22	Loan		GSMC	GSMC	Mission Gorge Square	12,500,000	12,500,000	1.3%	12,500,000	3.83000%	0.01537%
23	Loan		GSMC	GSMC	Camino Vida Roble	12,000,000	12,000,000	1.3%	12,000,000	4.84000%	0.05537%
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	12,000,000	12,000,000	1.3%	10,051,791	4.73000%	0.05537%
25	Loan		GSBI	GSMC	Victoria Villa	11,250,000	11,250,000	1.2%	9,130,327	4.61100%	0.01537%
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	11,000,000	11,000,000	1.1%	9,507,963	4.95350%	0.01537%
27	Loan		GSMC	GSMC	200 Livingston Street	10,550,000	10,550,000	1.1%	10,550,000	4.90825%	0.01537%
28	Loan		GSMC	GSMC	Pride Center	10,000,000	10,000,000	1.0%	10,000,000	4.25200%	0.01537%
29	Loan	11, 33	GSMC	GSMC	Spruce Street	9,500,000	9,500,000	1.0%	8,178,973	4.80000%	0.01537%
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	7,500,000	7,500,000	0.8%	7,500,000	5.25700%	0.01537%
31	Loan		GSMC	GSMC	Village at Oakhurst	5,993,001	5,993,001	0.6%	4,958,435	5.16000%	0.06287%
32	Loan		GSMC	GSMC	Best Buy Danvers	5,900,000	5,900,000	0.6%	5,900,000	4.85000%	0.05537%
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	5,687,500	5,687,500	0.6%	4,973,896	4.46200%	0.01537%

 A-1-8

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Passu Companion Loan Monthly Debt Service ($)	Pari Passu Companion Loan Annual Debt Service ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	4.12114263103626%	333,769.65	4,005,235.80	479,719.60	5,756,635.20
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	4.23063%	287,895.02	3,454,740.24	583,861.86	7,006,342.32
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	4.31063%	292,405.56	3,508,866.72	475,159.03	5,701,908.36
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	3.95863%	272,080.57	3,264,966.84	880,216.60	10,562,599.20
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	3.92963%	218,321.96	2,619,863.52	241,654.08	2,899,848.96
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	4.82063%	316,469.64	3,797,635.68	105,489.88	1,265,878.56
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	4.04463%	170,830.14	2,049,961.68	256,245.21	3,074,942.52
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	4.61713%	182,690.10	2,192,281.20
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	4.44263%	229,911.93	2,758,943.16	292,431.84	3,509,182.08
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	4.29463%	145,662.04	1,747,944.48	400,570.60	4,806,847.20
11	Loan	12	GSMC	GSMC	The Gramercy	4.15163%	180,224.42	2,162,693.04
12	Loan		GSMC	GSMC	634 Second Street	4.89413%	159,391.29	1,912,695.48
13	Loan		GSMC	GSMC	The Plaza	4.34713%	122,686.42	1,472,237.04

 A-1-9

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Passu Companion Loan Monthly Debt Service ($)	Pari Passu Companion Loan Annual Debt Service ($)
14	Loan	27	GSMC	GSMC	River Ranch	4.82713%	99,151.08	1,189,812.96
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	4.50463%	89,268.82	1,071,225.84
16	Loan		GSMC	GSMC	Boulevard Center II	4.67913%	80,337.63	964,051.56
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	5.07213%	83,507.93	1,002,095.16
18	Loan		GSMC	GSMC	Lakeview Boulevard	4.83463%	68,599.94	823,199.28
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	4.77463%	67,889.63	814,675.56
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	4.58313%	65,427.61	785,131.32
21	Loan		GSMC	GSMC	Shiloh Crossing	4.75863%	65,713.80	788,565.60
22	Loan		GSMC	GSMC	Mission Gorge Square	3.81463%	40,449.94	485,399.28
23	Loan		GSMC	GSMC	Camino Vida Roble	4.78463%	49,072.22	588,866.64
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	4.67463%	62,453.10	749,437.20
25	Loan		GSBI	GSMC	Victoria Villa	4.59563%	57,746.47	692,957.64
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	4.93813%	58,738.17	704,858.04
27	Loan		GSMC	GSMC	200 Livingston Street	4.89288%	43,751.03	525,012.36
28	Loan		GSMC	GSMC	Pride Center	4.23663%	35,925.46	431,105.52
29	Loan	11, 33	GSMC	GSMC	Spruce Street	4.78463%	49,843.21	598,118.52
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	5.24163%	33,312.59	399,751.08
31	Loan		GSMC	GSMC	Village at Oakhurst	5.09713%	32,798.55	393,582.60
32	Loan		GSMC	GSMC	Best Buy Danvers	4.79463%	24,177.03	290,124.36
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	4.44663%	28,689.45	344,273.40

 A-1-10

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Amortization Type	Interest Accrual Method	Seasoning	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity (Mos.)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	Interest Only	Actual/360	0	120	120	120
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	Interest Only	Actual/360	3	121	118	121
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	Interest Only	Actual/360	3	121	118	121
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	Amortizing	Actual/360	8	0	0	120
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	Interest Only	Actual/360	4	120	116	120
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	Interest Only, Then Amortizing	Actual/360	1	60	59	120
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	Interest Only	Actual/360	1	120	119	120
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	Interest Only	Actual/360	0	120	120	120
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	Interest Only, Then Amortizing	Actual/360	4	36	32	120
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	Interest Only	Actual/360	1	120	119	120
11	Loan	12	GSMC	GSMC	The Gramercy	Interest Only, Then Amortizing	Actual/360	0	60	60	120
12	Loan		GSMC	GSMC	634 Second Street	Interest Only, Then Amortizing	Actual/360	2	60	58	120
13	Loan		GSMC	GSMC	The Plaza	Interest Only, Then Amortizing	Actual/360	0	36	36	120

 A-1-11

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Amortization Type	Interest Accrual Method	Seasoning	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity (Mos.)
14	Loan	27	GSMC	GSMC	River Ranch	Amortizing	Actual/360	2	0	0	120
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	Amortizing	Actual/360	1	0	0	120
16	Loan		GSMC	GSMC	Boulevard Center II	Interest Only, Then Amortizing	Actual/360	0	36	36	120
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	Amortizing	Actual/360	1	0	0	120
18	Loan		GSMC	GSMC	Lakeview Boulevard	Amortizing	Actual/360	1	0	0	120
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Interest Only, Then Amortizing	Actual/360	0	12	12	120
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	Interest Only, Then Amortizing	Actual/360	1	24	23	120
21	Loan		GSMC	GSMC	Shiloh Crossing	Amortizing	Actual/360	0	0	0	120
22	Loan		GSMC	GSMC	Mission Gorge Square	Interest Only	Actual/360	0	120	120	120
23	Loan		GSMC	GSMC	Camino Vida Roble	Interest Only	Actual/360	1	120	119	120
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Interest Only, Then Amortizing	Actual/360	0	12	12	120
25	Loan		GSBI	GSMC	Victoria Villa	Amortizing	Actual/360	0	0	0	120
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	Interest Only, Then Amortizing	Actual/360	2	24	22	120
27	Loan		GSMC	GSMC	200 Livingston Street	Interest Only	Actual/360	2	120	118	120
28	Loan		GSMC	GSMC	Pride Center	Interest Only	Actual/360	1	120	119	120
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Interest Only, Then Amortizing	Actual/360	0	24	24	120
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	Interest Only	Actual/360	1	120	119	120
31	Loan		GSMC	GSMC	Village at Oakhurst	Amortizing	Actual/360	1	0	0	120
32	Loan		GSMC	GSMC	Best Buy Danvers	Interest Only	Actual/360	3	120	117	120
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	Interest Only, Then Amortizing	Actual/360	0	36	36	120

 A-1-12

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Remaining Term To Maturity (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	120	0	0	4/10/2017	6	6/6/2017	5/6/2027
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	118	0	0	2/21/2017	6	3/6/2017	3/6/2027
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	118	0	0	2/21/2017	6	3/6/2017	3/6/2027
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	112	NAP	NAP	9/1/2016	6	10/6/2016		10/6/2016
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	116	0	0	12/29/2016	6	2/6/2017	1/6/2027
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	119	360	360	3/16/2017	6	5/6/2017	4/6/2022	5/6/2022
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	119	0	0	3/6/2017	1	5/1/2017	4/1/2027
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	120	0	0	4/28/2017	6	6/6/2017	5/6/2027
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	116	360	360	12/16/2016	6	2/6/2017	1/6/2020	2/6/2020
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	119	0	0	3/15/2017	6	5/6/2017	4/6/2027
11	Loan	12	GSMC	GSMC	The Gramercy	120	360	360	4/21/2017	6	6/6/2017	5/6/2022	6/6/2022
12	Loan		GSMC	GSMC	634 Second Street	118	360	360	2/14/2017	6	4/6/2017	3/6/2022	4/6/2022
13	Loan		GSMC	GSMC	The Plaza	120	360	360	4/26/2017	6	6/6/2017	5/6/2020	6/6/2020

 A-1-13

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Remaining Term To Maturity (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date	First Due Date	Last IO Due Date	First P&I Due Date
14	Loan	27	GSMC	GSMC	River Ranch	118	360	358	3/1/2017	6	4/6/2017		4/6/2017
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	119	360	359	4/6/2017	6	5/6/2017		5/6/2017
16	Loan		GSMC	GSMC	Boulevard Center II	120	360	360	5/1/2017	6	6/6/2017	5/6/2020	6/6/2020
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	119	360	359	3/24/2017	6	5/6/2017		5/6/2017
18	Loan		GSMC	GSMC	Lakeview Boulevard	119	360	359	3/31/2017	6	5/6/2017		5/6/2017
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	120	360	360	4/13/2017	6	6/6/2017	5/6/2018	6/6/2018
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	119	360	360	3/24/2017	6	5/6/2017	4/6/2019	5/6/2019
21	Loan		GSMC	GSMC	Shiloh Crossing	120	360	360	4/27/2017	6	6/6/2017		6/6/2017
22	Loan		GSMC	GSMC	Mission Gorge Square	120	0	0	4/28/2017	6	6/6/2017	5/6/2027
23	Loan		GSMC	GSMC	Camino Vida Roble	119	0	0	3/27/2017	6	5/6/2017	4/6/2027
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	120	360	360	4/13/2017	6	6/6/2017	5/6/2018	6/6/2018
25	Loan		GSBI	GSMC	Victoria Villa	120	360	360	5/4/2017	6	6/6/2017		6/6/2017
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	118	360	360	2/23/2017	6	4/6/2017	3/6/2019	4/6/2019
27	Loan		GSMC	GSMC	200 Livingston Street	118	0	0	2/17/2017	6	4/6/2017	3/6/2027
28	Loan		GSMC	GSMC	Pride Center	119	0	0	3/20/2017	6	5/6/2017	4/6/2027
29	Loan	11, 33	GSMC	GSMC	Spruce Street	120	360	360	4/28/2017	6	6/6/2017	5/6/2019	6/6/2019
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	119	0	0	3/13/2017	6	5/6/2017	4/6/2027
31	Loan		GSMC	GSMC	Village at Oakhurst	119	360	359	3/22/2017	6	5/6/2017		5/6/2017
32	Loan		GSMC	GSMC	Best Buy Danvers	117	0	0	2/1/2017	6	3/6/2017	2/6/2027
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	120	360	360	4/12/2017	6	6/6/2017	5/6/2020	6/6/2020

 A-1-14

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Maturity Date	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	5/6/2027	No		0	0
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	3/6/2027	No		0	0
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	3/6/2027	No		0	0
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	9/4/2026	No		3	0
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	1/6/2027	No		0	0
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	4/6/2027	No		0	0
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	4/1/2027	No		0	5
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	5/6/2027	No		0	0
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	1/6/2027	No		0	0
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	4/6/2027	No		5	0
11	Loan	12	GSMC	GSMC	The Gramercy	5/6/2027	No		0	0
12	Loan		GSMC	GSMC	634 Second Street	3/6/2027	No		0	0
13	Loan		GSMC	GSMC	The Plaza	5/6/2027	No		0	0

 A-1-15

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Maturity Date	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default
14	Loan	27	GSMC	GSMC	River Ranch	3/6/2027	No		0	0
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	4/6/2027	No		15	0
16	Loan		GSMC	GSMC	Boulevard Center II	5/6/2027	No		0	0
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	4/6/2027	No		0	0
18	Loan		GSMC	GSMC	Lakeview Boulevard	4/6/2027	No		0	0
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	5/6/2027	No		0	0
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	4/6/2027	No		0	0
21	Loan		GSMC	GSMC	Shiloh Crossing	5/6/2027	No		0	0
22	Loan		GSMC	GSMC	Mission Gorge Square	5/6/2027	No		0	0
23	Loan		GSMC	GSMC	Camino Vida Roble	4/6/2027	No		0	0
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	5/6/2027	No		0	0
25	Loan		GSBI	GSMC	Victoria Villa	5/6/2027	No		0	0
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	3/6/2027	No		0	0
27	Loan		GSMC	GSMC	200 Livingston Street	3/6/2027	No		0	0
28	Loan		GSMC	GSMC	Pride Center	4/6/2027	No		0	5 days grace, one time per calendar year, other than the payment due on the Maturity Date
29	Loan	11, 33	GSMC	GSMC	Spruce Street	5/6/2027	No		0	0
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	4/6/2027	No		0	0
31	Loan		GSMC	GSMC	Village at Oakhurst	4/6/2027	No		0	0
32	Loan		GSMC	GSMC	Best Buy Danvers	2/6/2027	No		0	0
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	5/6/2027	No		0	0

 A-1-16

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Prepayment Provision (3)	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	Lockout/24_Defeasance/92_0%/4	38,264,710	15,049,823	23,214,887
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	Lockout/27_Defeasance/89_0%/5	33,387,018	14,929,437	18,457,581
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	Lockout/27_Defeasance/89_0%/5	34,159,542	10,296,987	23,862,555
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	Lockout/32_Defeasance/84_0%/4	37,707,754	7,034,743	30,673,011
4.01	Property				Hannibal		N/A	N/A	N/A
4.02	Property				Kraco		N/A	N/A	N/A
4.03	Property				New WinCup - Phoenix		N/A	N/A	N/A
4.04	Property				Worlds Finest Chocolates		N/A	N/A	N/A
4.05	Property				SET - MI		N/A	N/A	N/A
4.06	Property				Plaid - Decatur		N/A	N/A	N/A
4.07	Property				Oracle Packaging		N/A	N/A	N/A
4.08	Property				TestAmerica - West SAC		N/A	N/A	N/A
4.09	Property				TestAmerica - Arvada		N/A	N/A	N/A
4.10	Property				Northwest Mailing Service		N/A	N/A	N/A
4.11	Property				Lyons		N/A	N/A	N/A
4.12	Property				Wilbert Plastics		N/A	N/A	N/A
4.13	Property				Angstrom Graphics		N/A	N/A	N/A
4.14	Property				New WinCup - Stone Mountain		N/A	N/A	N/A
4.15	Property				Universal Pool - Armory		N/A	N/A	N/A
4.16	Property				Jade-Sterling - IL		N/A	N/A	N/A
4.17	Property				Plaid - Norcross		N/A	N/A	N/A
4.18	Property				Phillips and Temro		N/A	N/A	N/A
4.19	Property				TestAmerica - Savannah		N/A	N/A	N/A
4.20	Property				Hover-Davis		N/A	N/A	N/A
4.21	Property				Jade-Sterling - OH		N/A	N/A	N/A
4.22	Property				Fitz Aerospace		N/A	N/A	N/A
4.23	Property				MVP Charleston		N/A	N/A	N/A
4.24	Property				Paragon Tech		N/A	N/A	N/A
4.25	Property				Aramsco and Bulls Eye		N/A	N/A	N/A
4.26	Property				Shale-Inland		N/A	N/A	N/A
4.27	Property				M.P. Pumps		N/A	N/A	N/A
4.28	Property				TestAmerica - Pensacola		N/A	N/A	N/A
4.29	Property				Microfinish		N/A	N/A	N/A
4.30	Property				MVP Mayfield		N/A	N/A	N/A
4.31	Property				Builders FirstSource		N/A	N/A	N/A
4.32	Property				Banner		N/A	N/A	N/A
4.33	Property				SET - IN		N/A	N/A	N/A
4.34	Property				Progressive Metal		N/A	N/A	N/A
4.35	Property				Universal Pool - 166th		N/A	N/A	N/A
4.36	Property				SITEL		N/A	N/A	N/A
4.37	Property				TestAmerica - Tallahassee		N/A	N/A	N/A
4.38	Property				Texas Die Casting		N/A	N/A	N/A
4.39	Property				TestAmerica - Corpus Christi		N/A	N/A	N/A
5	Loan	20	GSMC	GSMC	GSK R&D Centre	Lockout/28_Defeasance/84_0%/8	24,861,522	1,910,304	22,951,218
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	Lockout/25_>YM or 1%/90_0%/5	N/A	N/A	N/A
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	Lockout/25_Defeasance/91_0%/4	21,742,031	7,732,085	14,009,946
7.01	Property				51 JFK Parkway		10,504,623	4,094,257	6,410,366
7.02	Property				101 JFK Parkway		7,332,748	2,518,519	4,814,229
7.03	Property				103 JFK Parkway		3,904,660	1,119,309	2,785,351
8	Loan	11	GSMC	GSMC	Redlands Town Center	Lockout/24_Defeasance/92_0%/4	5,691,049	1,322,533	4,368,515
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	Lockout/28_Defeasance/88_0%/4	N/A	N/A	N/A
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	Lockout/25_Defeasance/91_0%/4	15,458,741	6,368,441	9,090,300
11	Loan	12	GSMC	GSMC	The Gramercy	Lockout/24_>YM or 1%/92_0%/4	N/A	N/A	N/A
12	Loan		GSMC	GSMC	634 Second Street	Lockout/26_Defeasance/67_Defeasance or >YM or 1%/20_0%/7	2,474,516	692,434	1,782,083
13	Loan		GSMC	GSMC	The Plaza	Lockout/24_Defeasance/91_0%/5	2,750,699	521,274	2,229,426

 A-1-17

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Prepayment Provision (3)	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)
14	Loan	27	GSMC	GSMC	River Ranch	Lockout/26_Defeasance/90_0%/4	2,662,328	768,539	1,893,789
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	Lockout/25_Defeasance/91_0%/4	6,559,069	4,078,793	2,480,276
16	Loan		GSMC	GSMC	Boulevard Center II	Lockout/24_Defeasance/92_0%/4	1,618,990	441,791	1,177,199
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	Lockout/25_Defeasance/91_0%/4	4,486,815	3,157,451	1,329,364
18	Loan		GSMC	GSMC	Lakeview Boulevard	Lockout/25_Defeasance/88_0%/7	N/A	N/A	N/A
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	Lockout/25_Defeasance/91_0%/4	2,629,441	1,354,272	1,275,170
21	Loan		GSMC	GSMC	Shiloh Crossing	Lockout/24_Defeasance/92_0%/4	1,485,348	393,317	1,092,031
22	Loan		GSMC	GSMC	Mission Gorge Square	Lockout/24_Defeasance/91_0%/5	1,878,944	481,229	1,397,714
23	Loan		GSMC	GSMC	Camino Vida Roble	Lockout/25_Defeasance/91_0%/4	1,343,241	244,522	1,098,718
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Lockout/24_Defeasance/92_0%/4	N/A	N/A	N/A
25	Loan		GSBI	GSMC	Victoria Villa	Lockout/24_Defeasance/92_0%/4	2,429,545	1,592,256	837,288
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A
27	Loan		GSMC	GSMC	200 Livingston Street	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A
28	Loan		GSMC	GSMC	Pride Center	Lockout/25_Defeasance/90_0%/5	2,636,790	619,189	2,017,602
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Lockout/24_Defeasance/92_0%/4	1,901,358	680,204	1,221,154
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	Lockout/25_>YM or 1%/91_0%/4	785,666	296,804	488,862
31	Loan		GSMC	GSMC	Village at Oakhurst	Lockout/25_Defeasance/91_0%/4	780,931	198,540	582,390
32	Loan		GSMC	GSMC	Best Buy Danvers	Lockout/23_>YM or 1%/93_0%/4	640,725	30,534	610,191
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	Lockout/24_>YM or 1%/92_0%/4	1,186,269	414,573	771,696

 A-1-18

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	2016 EGI ($)	2016 Expenses ($)	2016 NOI ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	38,084,135	15,182,152	22,901,983	39,086,088	15,078,913	24,007,175
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	33,933,759	15,733,382	18,200,377	34,490,647	16,580,147	17,910,500
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	36,729,753	11,212,486	25,517,267	41,598,178	16,063,352	25,534,826
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	38,104,595	6,570,958	31,533,638	38,944,923	6,599,736	32,345,187
4.01	Property				Hannibal	N/A	N/A	N/A	N/A	N/A	N/A
4.02	Property				Kraco	N/A	N/A	N/A	N/A	N/A	N/A
4.03	Property				New WinCup - Phoenix	N/A	N/A	N/A	N/A	N/A	N/A
4.04	Property				Worlds Finest Chocolates	N/A	N/A	N/A	N/A	N/A	N/A
4.05	Property				SET - MI	N/A	N/A	N/A	N/A	N/A	N/A
4.06	Property				Plaid - Decatur	N/A	N/A	N/A	N/A	N/A	N/A
4.07	Property				Oracle Packaging	N/A	N/A	N/A	N/A	N/A	N/A
4.08	Property				TestAmerica - West SAC	N/A	N/A	N/A	N/A	N/A	N/A
4.09	Property				TestAmerica - Arvada	N/A	N/A	N/A	N/A	N/A	N/A
4.10	Property				Northwest Mailing Service	N/A	N/A	N/A	N/A	N/A	N/A
4.11	Property				Lyons	N/A	N/A	N/A	N/A	N/A	N/A
4.12	Property				Wilbert Plastics	N/A	N/A	N/A	N/A	N/A	N/A
4.13	Property				Angstrom Graphics	N/A	N/A	N/A	N/A	N/A	N/A
4.14	Property				New WinCup - Stone Mountain	N/A	N/A	N/A	N/A	N/A	N/A
4.15	Property				Universal Pool - Armory	N/A	N/A	N/A	N/A	N/A	N/A
4.16	Property				Jade-Sterling - IL	N/A	N/A	N/A	N/A	N/A	N/A
4.17	Property				Plaid - Norcross	N/A	N/A	N/A	N/A	N/A	N/A
4.18	Property				Phillips and Temro	N/A	N/A	N/A	N/A	N/A	N/A
4.19	Property				TestAmerica - Savannah	N/A	N/A	N/A	N/A	N/A	N/A
4.20	Property				Hover-Davis	N/A	N/A	N/A	N/A	N/A	N/A
4.21	Property				Jade-Sterling - OH	N/A	N/A	N/A	N/A	N/A	N/A
4.22	Property				Fitz Aerospace	N/A	N/A	N/A	N/A	N/A	N/A
4.23	Property				MVP Charleston	N/A	N/A	N/A	N/A	N/A	N/A
4.24	Property				Paragon Tech	N/A	N/A	N/A	N/A	N/A	N/A
4.25	Property				Aramsco and Bulls Eye	N/A	N/A	N/A	N/A	N/A	N/A
4.26	Property				Shale-Inland	N/A	N/A	N/A	N/A	N/A	N/A
4.27	Property				M.P. Pumps	N/A	N/A	N/A	N/A	N/A	N/A
4.28	Property				TestAmerica - Pensacola	N/A	N/A	N/A	N/A	N/A	N/A
4.29	Property				Microfinish	N/A	N/A	N/A	N/A	N/A	N/A
4.30	Property				MVP Mayfield	N/A	N/A	N/A	N/A	N/A	N/A
4.31	Property				Builders FirstSource	N/A	N/A	N/A	N/A	N/A	N/A
4.32	Property				Banner	N/A	N/A	N/A	N/A	N/A	N/A
4.33	Property				SET - IN	N/A	N/A	N/A	N/A	N/A	N/A
4.34	Property				Progressive Metal	N/A	N/A	N/A	N/A	N/A	N/A
4.35	Property				Universal Pool - 166th	N/A	N/A	N/A	N/A	N/A	N/A
4.36	Property				SITEL	N/A	N/A	N/A	N/A	N/A	N/A
4.37	Property				TestAmerica - Tallahassee	N/A	N/A	N/A	N/A	N/A	N/A
4.38	Property				Texas Die Casting	N/A	N/A	N/A	N/A	N/A	N/A
4.39	Property				TestAmerica - Corpus Christi	N/A	N/A	N/A	N/A	N/A	N/A
5	Loan	20	GSMC	GSMC	GSK R&D Centre	25,369,697	1,959,455	23,410,243	25,976,513	2,103,344	23,873,169
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	N/A	N/A	N/A	N/A	N/A	N/A
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	23,018,857	7,940,125	15,078,732	24,268,522	7,727,841	16,540,681
7.01	Property				51 JFK Parkway	12,450,290	4,227,670	8,222,620	12,860,527	4,081,784	8,778,742
7.02	Property				101 JFK Parkway	6,506,749	2,573,686	3,933,063	6,973,468	2,486,861	4,486,607
7.03	Property				103 JFK Parkway	4,061,818	1,138,769	2,923,049	4,434,528	1,159,196	3,275,332
8	Loan	11	GSMC	GSMC	Redlands Town Center	5,839,067	1,372,805	4,466,263	5,725,644	1,358,290	4,367,354
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	N/A	N/A	N/A	N/A	N/A	N/A
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	14,959,560	7,137,535	7,822,025	18,065,217	7,217,026	10,848,191
11	Loan	12	GSMC	GSMC	The Gramercy	N/A	N/A	N/A	N/A	N/A	N/A
12	Loan		GSMC	GSMC	634 Second Street	1,589,684	693,262	896,423	3,265,224	693,279	2,571,944
13	Loan		GSMC	GSMC	The Plaza	2,873,909	520,966	2,352,943	2,872,300	526,796	2,345,504

 A-1-19

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	2016 EGI ($)	2016 Expenses ($)	2016 NOI ($)
14	Loan	27	GSMC	GSMC	River Ranch	2,634,939	778,933	1,856,007	2,628,784	785,865	1,842,919
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	6,769,272	4,028,769	2,740,504	6,646,652	3,999,782	2,646,871
16	Loan		GSMC	GSMC	Boulevard Center II	1,626,806	446,571	1,180,235	1,875,286	470,365	1,404,921
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	4,876,080	3,112,768	1,763,312	5,387,400	3,378,976	2,008,424
18	Loan		GSMC	GSMC	Lakeview Boulevard	N/A	N/A	N/A	N/A	N/A	N/A
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	N/A	N/A	N/A	N/A	N/A	N/A
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	2,287,255	1,318,784	968,472	2,073,659	1,161,542	912,117
21	Loan		GSMC	GSMC	Shiloh Crossing	1,504,903	371,159	1,133,744	1,466,446	357,864	1,108,582
22	Loan		GSMC	GSMC	Mission Gorge Square	1,995,896	433,776	1,562,119	2,083,097	446,202	1,636,895
23	Loan		GSMC	GSMC	Camino Vida Roble	1,206,168	243,851	962,317	1,390,800	268,982	1,121,818
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	N/A	N/A	N/A	N/A	N/A	N/A
25	Loan		GSBI	GSMC	Victoria Villa	2,614,141	1,715,927	898,213	2,733,600	1,613,157	1,120,443
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	N/A	N/A	N/A	N/A	N/A	N/A
27	Loan		GSMC	GSMC	200 Livingston Street	N/A	N/A	N/A	N/A	N/A	N/A
28	Loan		GSMC	GSMC	Pride Center	2,636,179	538,092	2,098,087	3,028,818	589,364	2,439,454
29	Loan	11, 33	GSMC	GSMC	Spruce Street	1,903,573	685,811	1,217,762	1,442,428	638,545	803,883
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	964,302	416,210	548,092	1,066,767	433,647	633,121
31	Loan		GSMC	GSMC	Village at Oakhurst	801,991	172,571	629,420	838,495	182,052	656,443
32	Loan		GSMC	GSMC	Best Buy Danvers	634,792	24,594	610,199	640,725	30,503	610,222
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	716,168	324,590	391,578	657,750	378,213	279,537

 A-1-20

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Most Recent EGI (if past 2016) ($)	Most Recent Expenses (if past 2016) ($)	Most Recent NOI (if past 2016) ($)	Most Recent NOI Date (if past 2016)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	40,126,778	15,178,639	24,948,139	2/28/2017	12	Trailing 12	53,318,136
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	36,760,458	17,380,210	19,380,248	3/31/2017	12	Trailing 12	42,919,381
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	40,959,591	15,379,997	25,579,594	3/31/2017	12	Trailing 12	36,292,787
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	N/A	N/A	N/A	N/A	N/A	Not Available	38,890,017
4.01	Property				Hannibal	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.02	Property				Kraco	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.03	Property				New WinCup - Phoenix	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.04	Property				Worlds Finest Chocolates	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.05	Property				SET - MI	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.06	Property				Plaid - Decatur	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.07	Property				Oracle Packaging	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.08	Property				TestAmerica - West SAC	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.09	Property				TestAmerica - Arvada	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.10	Property				Northwest Mailing Service	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.11	Property				Lyons	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.12	Property				Wilbert Plastics	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.13	Property				Angstrom Graphics	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.14	Property				New WinCup - Stone Mountain	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.15	Property				Universal Pool - Armory	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.16	Property				Jade-Sterling - IL	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.17	Property				Plaid - Norcross	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.18	Property				Phillips and Temro	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.19	Property				TestAmerica - Savannah	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.20	Property				Hover-Davis	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.21	Property				Jade-Sterling - OH	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.22	Property				Fitz Aerospace	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.23	Property				MVP Charleston	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.24	Property				Paragon Tech	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.25	Property				Aramsco and Bulls Eye	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.26	Property				Shale-Inland	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.27	Property				M.P. Pumps	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.28	Property				TestAmerica - Pensacola	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.29	Property				Microfinish	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.30	Property				MVP Mayfield	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.31	Property				Builders FirstSource	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.32	Property				Banner	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.33	Property				SET - IN	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.34	Property				Progressive Metal	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.35	Property				Universal Pool - 166th	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.36	Property				SITEL	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.37	Property				TestAmerica - Tallahassee	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.38	Property				Texas Die Casting	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
4.39	Property				TestAmerica - Corpus Christi	N/A	N/A	N/A	N/A	N/A	Not Available	N/A
5	Loan	20	GSMC	GSMC	GSK R&D Centre	N/A	N/A	N/A	N/A	N/A	Not Available	28,855,012
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	N/A	N/A	N/A	N/A	N/A	Not Available	7,517,376
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	N/A	N/A	N/A	N/A	N/A	Not Available	25,918,065
7.01	Property				51 JFK Parkway	N/A	N/A	N/A	N/A	N/A	Not Available	13,780,140
7.02	Property				101 JFK Parkway	N/A	N/A	N/A	N/A	N/A	Not Available	7,438,114
7.03	Property				103 JFK Parkway	N/A	N/A	N/A	N/A	N/A	Not Available	4,699,811
8	Loan	11	GSMC	GSMC	Redlands Town Center	5,661,908	1,435,196	4,226,712	2/28/2017	12	Trailing 12	5,752,794
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	N/A	N/A	N/A	N/A	N/A	Not Available	13,067,185
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	N/A	N/A	N/A	N/A	N/A	Not Available	16,051,512
11	Loan	12	GSMC	GSMC	The Gramercy	N/A	N/A	N/A	N/A	N/A	Not Available	5,200,521
12	Loan		GSMC	GSMC	634 Second Street	N/A	N/A	N/A	N/A	N/A	Not Available	3,552,055
13	Loan		GSMC	GSMC	The Plaza	N/A	N/A	N/A	N/A	N/A	Not Available	2,960,303

 A-1-21

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Most Recent EGI (if past 2016) ($)	Most Recent Expenses (if past 2016) ($)	Most Recent NOI (if past 2016) ($)	Most Recent NOI Date (if past 2016)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)
14	Loan	27	GSMC	GSMC	River Ranch	N/A	N/A	N/A	N/A	N/A	Not Available	2,716,636
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	6,778,944	4,034,669	2,744,275	2/28/2017	12	Trailing 12	6,760,423
16	Loan		GSMC	GSMC	Boulevard Center II	1,871,809	475,897	1,395,912	2/28/2017	12	Trailing 12	1,861,724
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	5,408,484	3,387,767	2,020,717	1/31/2017	12	Trailing 12	5,393,665
18	Loan		GSMC	GSMC	Lakeview Boulevard	N/A	N/A	N/A	N/A	N/A	Not Available	1,664,408
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	N/A	N/A	N/A	N/A	N/A	Not Available	1,507,364
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	N/A	N/A	N/A	N/A	N/A	Not Available	2,456,873
21	Loan		GSMC	GSMC	Shiloh Crossing	N/A	N/A	N/A	N/A	N/A	Not Available	1,549,612
22	Loan		GSMC	GSMC	Mission Gorge Square	2,036,084	468,143	1,567,941	2/28/2017	12	Trailing 12	2,151,349
23	Loan		GSMC	GSMC	Camino Vida Roble	N/A	N/A	N/A	N/A	N/A	Not Available	1,646,349
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	N/A	N/A	N/A	N/A	N/A	Not Available	1,242,823
25	Loan		GSBI	GSMC	Victoria Villa	2,770,286	1,596,725	1,173,561	2/28/2017	12	Trailing 12	2,776,096
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	N/A	N/A	N/A	N/A	N/A	Not Available	1,233,603
27	Loan		GSMC	GSMC	200 Livingston Street	N/A	N/A	N/A	N/A	N/A	Not Available	981,867
28	Loan		GSMC	GSMC	Pride Center	N/A	N/A	N/A	N/A	N/A	Not Available	2,909,375
29	Loan	11, 33	GSMC	GSMC	Spruce Street	1,413,006	606,968	806,038	2/28/2017	12	Trailing 12	1,543,165
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	1,072,026	423,965	648,061	1/31/2017	12	Trailing 12	1,081,845
31	Loan		GSMC	GSMC	Village at Oakhurst	N/A	N/A	N/A	N/A	N/A	Not Available	868,919
32	Loan		GSMC	GSMC	Best Buy Danvers	N/A	N/A	N/A	N/A	N/A	Not Available	613,494
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	N/A	N/A	N/A	N/A	N/A	Not Available	1,297,497

 A-1-22

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	14,921,987	38,396,149	16.5%	32,854	895,160	37,468,135
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	18,370,764	24,548,617	10.1%	33,583	762,180	23,752,854
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	11,175,784	25,117,003	12.0%	59,084	0	25,057,919
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	6,894,339	31,995,677	10.4%	629,873	1,783,576	29,582,229
4.01	Property				Hannibal	N/A	4,450,262		N/A	0	4,114,576
4.02	Property				Kraco	N/A	3,073,803		N/A	0	2,841,945
4.03	Property				New WinCup - Phoenix	N/A	1,727,267		N/A	0	1,596,979
4.04	Property				Worlds Finest Chocolates	N/A	1,416,017		N/A	0	1,309,206
4.05	Property				SET - MI	N/A	1,474,309		N/A	0	1,363,101
4.06	Property				Plaid - Decatur	N/A	1,327,248		N/A	0	1,227,133
4.07	Property				Oracle Packaging	N/A	1,043,406		N/A	0	964,701
4.08	Property				TestAmerica - West SAC	N/A	1,146,921		N/A	0	1,060,409
4.09	Property				TestAmerica - Arvada	N/A	815,123		N/A	0	753,638
4.10	Property				Northwest Mailing Service	N/A	1,009,018		N/A	0	932,907
4.11	Property				Lyons	N/A	790,116		N/A	0	730,517
4.12	Property				Wilbert Plastics	N/A	758,943		N/A	0	701,696
4.13	Property				Angstrom Graphics	N/A	752,480		N/A	0	695,720
4.14	Property				New WinCup - Stone Mountain	N/A	781,691		N/A	0	722,727
4.15	Property				Universal Pool - Armory	N/A	707,268		N/A	0	653,918
4.16	Property				Jade-Sterling - IL	N/A	902,650		N/A	0	834,563
4.17	Property				Plaid - Norcross	N/A	733,230		N/A	0	677,922
4.18	Property				Phillips and Temro	N/A	571,841		N/A	0	528,707
4.19	Property				TestAmerica - Savannah	N/A	616,661		N/A	0	570,146
4.20	Property				Hover-Davis	N/A	845,603		N/A	0	781,819
4.21	Property				Jade-Sterling - OH	N/A	746,287		N/A	0	689,994
4.22	Property				Fitz Aerospace	N/A	589,324		N/A	0	544,871
4.23	Property				MVP Charleston	N/A	614,211		N/A	0	567,881
4.24	Property				Paragon Tech	N/A	681,425		N/A	0	630,024
4.25	Property				Aramsco and Bulls Eye	N/A	470,342		N/A	0	434,864
4.26	Property				Shale-Inland	N/A	502,420		N/A	0	464,522
4.27	Property				M.P. Pumps	N/A	408,593		N/A	0	377,772
4.28	Property				TestAmerica - Pensacola	N/A	435,213		N/A	0	402,385
4.29	Property				Microfinish	N/A	272,877		N/A	0	252,294
4.30	Property				MVP Mayfield	N/A	342,517		N/A	0	316,681
4.31	Property				Builders FirstSource	N/A	263,258		N/A	0	243,400
4.32	Property				Banner	N/A	346,647		N/A	0	320,499
4.33	Property				SET - IN	N/A	287,561		N/A	0	265,870
4.34	Property				Progressive Metal	N/A	264,681		N/A	0	244,716
4.35	Property				Universal Pool - 166th	N/A	190,813		N/A	0	176,420
4.36	Property				SITEL	N/A	208,701		N/A	0	192,959
4.37	Property				TestAmerica - Tallahassee	N/A	178,671		N/A	0	165,194
4.38	Property				Texas Die Casting	N/A	150,653		N/A	0	139,289
4.39	Property				TestAmerica - Corpus Christi	N/A	97,628		N/A	0	90,264
5	Loan	20	GSMC	GSMC	GSK R&D Centre	2,256,434	26,598,577	19.3%	127,012	309,591	26,161,975
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	225,521	7,291,855	9.1%	74,097	351,961	6,865,797
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	7,994,593	17,923,472	14.4%	114,434	999,568	16,809,470
7.01	Property				51 JFK Parkway	4,284,000	9,496,141		51,819	479,660	8,964,662
7.02	Property				101 JFK Parkway	2,525,992	4,912,122		38,014	314,260	4,559,847
7.03	Property				103 JFK Parkway	1,184,601	3,515,210		24,600	205,648	3,284,961
8	Loan	11	GSMC	GSMC	Redlands Town Center	1,392,040	4,360,754	9.4%	41,424	105,362	4,213,968
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	261,344	12,805,841	12.4%	122,973	273,907	12,408,961
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	7,421,269	8,630,243	5.8%	88,350	430,291	8,111,601
11	Loan	12	GSMC	GSMC	The Gramercy	915,716	4,284,805	11.6%	37,402	175,154	4,072,250
12	Loan		GSMC	GSMC	634 Second Street	1,072,817	2,479,238	8.3%	9,350	44,414	2,425,473
13	Loan		GSMC	GSMC	The Plaza	570,317	2,389,986	9.8%	19,392	92,112	2,278,482

 A-1-23

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)
14	Loan	27	GSMC	GSMC	River Ranch	816,806	1,899,830	10.2%	23,919	68,799	1,807,112
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	4,003,421	2,757,002	15.8%	270,417	0	2,486,585
16	Loan		GSMC	GSMC	Boulevard Center II	477,731	1,383,993	8.9%	12,217	45,831	1,325,946
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	3,421,359	1,972,306	12.9%	215,747	0	1,756,559
18	Loan		GSMC	GSMC	Lakeview Boulevard	320,593	1,343,815	10.3%	17,224	24,466	1,302,126
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	344,931	1,162,433	9.0%	20,180	70,927	1,071,326
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	1,261,905	1,194,968	9.4%	32,978	38,274	1,123,716
21	Loan		GSMC	GSMC	Shiloh Crossing	407,242	1,142,370	9.1%	29,975	40,558	1,071,837
22	Loan		GSMC	GSMC	Mission Gorge Square	413,657	1,737,692	13.9%	19,007	81,813	1,636,872
23	Loan		GSMC	GSMC	Camino Vida Roble	333,197	1,313,152	10.9%	14,772	77,759	1,220,620
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	244,473	998,350	8.3%	7,991	36,421	953,937
25	Loan		GSBI	GSMC	Victoria Villa	1,555,089	1,221,007	10.9%	97,800	0	1,123,207
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	251,634	981,969	8.9%	31,104	47,371	903,494
27	Loan		GSMC	GSMC	200 Livingston Street	154,232	827,635	7.8%	2,937	37,750	786,948
28	Loan		GSMC	GSMC	Pride Center	579,479	2,329,896	23.3%	39,766	146,103	2,144,027
29	Loan	11, 33	GSMC	GSMC	Spruce Street	579,666	963,499	10.1%	14,972	59,461	889,066
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	425,509	656,336	8.8%	11,365	0	644,972
31	Loan		GSMC	GSMC	Village at Oakhurst	210,086	658,833	11.0%	10,686	14,324	633,823
32	Loan		GSMC	GSMC	Best Buy Danvers	19,108	594,386	10.1%	N/A	9,258	585,128
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	473,308	824,189	14.5%	36,226	11,847	776,116

 A-1-24

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	As Stabilized Appraised Value ($)	As Stabilized Appraisal Date
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	3.84	16.1%	860,000,000	3/15/2017	970,000,000	5/1/2019
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	2.27	9.8%	404,000,000	12/14/2016	430,000,000	12/14/2018
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	2.72	11.9%	379,800,000	12/22/2016	NAP	NAP
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	2.14	9.6%	456,000,000	12/31/2015	NAP	NAP
4.01	Property				Hannibal			55,500,000	11/10/2015	NAP	NAP
4.02	Property				Kraco			41,000,000	11/10/2015	NAP	NAP
4.03	Property				New WinCup - Phoenix			29,700,000	11/11/2015	NAP	NAP
4.04	Property				Worlds Finest Chocolates			20,000,000	11/10/2015	NAP	NAP
4.05	Property				SET - MI			19,400,000	11/13/2015	NAP	NAP
4.06	Property				Plaid - Decatur			15,800,000	8/18/2016	21,000,000	11/1/2017
4.07	Property				Oracle Packaging			15,675,000	11/11/2015	NAP	NAP
4.08	Property				TestAmerica - West SAC			14,500,000	11/15/2015	NAP	NAP
4.09	Property				TestAmerica - Arvada			12,100,000	11/10/2015	NAP	NAP
4.10	Property				Northwest Mailing Service			11,600,000	11/10/2015	NAP	NAP
4.11	Property				Lyons			11,150,000	11/13/2015	NAP	NAP
4.12	Property				Wilbert Plastics			10,880,000	11/11/2015	NAP	NAP
4.13	Property				Angstrom Graphics			10,800,000	11/12/2015	NAP	NAP
4.14	Property				New WinCup - Stone Mountain			10,750,000	11/11/2015	NAP	NAP
4.15	Property				Universal Pool - Armory			10,100,000	11/10/2015	NAP	NAP
4.16	Property				Jade-Sterling - IL			9,000,000	11/10/2015	NAP	NAP
4.17	Property				Plaid - Norcross			9,000,000	11/11/2015	NAP	NAP
4.18	Property				Phillips and Temro			8,850,000	11/12/2015	NAP	NAP
4.19	Property				TestAmerica - Savannah			8,800,000	11/12/2015	NAP	NAP
4.20	Property				Hover-Davis			8,700,000	11/15/2015	NAP	NAP
4.21	Property				Jade-Sterling - OH			8,650,000	11/12/2015	NAP	NAP
4.22	Property				Fitz Aerospace			8,000,000	11/10/2015	NAP	NAP
4.23	Property				MVP Charleston			7,300,000	11/15/2015	NAP	NAP
4.24	Property				Paragon Tech			7,200,000	11/11/2015	NAP	NAP
4.25	Property				Aramsco and Bulls Eye			6,900,000	11/11/2015	NAP	NAP
4.26	Property				Shale-Inland			6,500,000	11/10/2015	NAP	NAP
4.27	Property				M.P. Pumps			5,370,000	11/11/2015	NAP	NAP
4.28	Property				TestAmerica - Pensacola			5,200,000	11/10/2015	NAP	NAP
4.29	Property				Microfinish			4,350,000	11/13/2015	NAP	NAP
4.30	Property				MVP Mayfield			4,325,000	11/13/2015	NAP	NAP
4.31	Property				Builders FirstSource			3,940,000	11/10/2015	NAP	NAP
4.32	Property				Banner			3,750,000	11/12/2015	NAP	NAP
4.33	Property				SET - IN			3,400,000	11/13/2015	NAP	NAP
4.34	Property				Progressive Metal			3,070,000	11/13/2015	NAP	NAP
4.35	Property				Universal Pool - 166th			2,950,000	11/10/2015	NAP	NAP
4.36	Property				SITEL			2,730,000	11/10/2015	NAP	NAP
4.37	Property				TestAmerica - Tallahassee			2,150,000	11/10/2015	NAP	NAP
4.38	Property				Texas Die Casting			2,100,000	11/10/2015	NAP	NAP
4.39	Property				TestAmerica - Corpus Christi			1,450,000	11/11/2015	NAP	NAP
5	Loan	20	GSMC	GSMC	GSK R&D Centre	4.74	19.0%	345,500,000	12/1/2016	NAP	NAP
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	1.36	8.6%	122,200,000	3/2/2017	NAP	NAP
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	3.28	13.5%	276,000,000	2/2/2017	NAP	NAP
7.01	Property				51 JFK Parkway			150,000,000	2/2/2017	NAP	NAP
7.02	Property				101 JFK Parkway			76,000,000	2/2/2017	NAP	NAP
7.03	Property				103 JFK Parkway			50,000,000	2/2/2017	NAP	NAP
8	Loan	11	GSMC	GSMC	Redlands Town Center	1.92	9.1%	74,000,000	3/16/2017	75,000,000	7/1/2017
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	1.98	12.0%	150,000,000	12/2/2016	NAP	NAP
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	1.24	5.4%	280,000,000	1/5/2017	NAP	NAP
11	Loan	12	GSMC	GSMC	The Gramercy	1.88	11.0%	61,750,000	3/9/2017	NAP	NAP
12	Loan		GSMC	GSMC	634 Second Street	1.27	8.1%	40,500,000	8/19/2016	NAP	NAP
13	Loan		GSMC	GSMC	The Plaza	1.55	9.3%	34,400,000	3/27/2017	NAP	NAP

 A-1-25

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Underwritten NCF DSCR (x) (4)	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	As Stabilized Appraised Value ($)	As Stabilized Appraisal Date
14	Loan	27	GSMC	GSMC	River Ranch	1.52	9.7%	26,550,000	1/20/2017	NAP	NAP
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	2.32	14.2%	30,100,000	3/14/2017	NAP	NAP
16	Loan		GSMC	GSMC	Boulevard Center II	1.38	8.6%	21,570,000	3/13/2017	NAP	NAP
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	1.75	11.5%	25,000,000	2/15/2017	NAP	NAP
18	Loan		GSMC	GSMC	Lakeview Boulevard	1.58	10.0%	19,250,000	2/28/2017	NAP	NAP
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	1.32	8.3%	17,400,000	2/3/2017	NAP	NAP
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	1.43	8.8%	18,800,000	3/2/2017	20,500,000	3/1/2018
21	Loan		GSMC	GSMC	Shiloh Crossing	1.36	8.5%	16,750,000	3/7/2017	NAP	NAP
22	Loan		GSMC	GSMC	Mission Gorge Square	3.37	13.1%	26,500,000	3/23/2017	NAP	NAP
23	Loan		GSMC	GSMC	Camino Vida Roble	2.07	10.2%	20,000,000	2/1/2017	NAP	NAP
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	1.27	7.9%	16,400,000	2/3/2017	NAP	NAP
25	Loan		GSBI	GSMC	Victoria Villa	1.62	10.0%	16,260,000	3/7/2017	NAP	NAP
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	1.28	8.2%	15,200,000	1/5/2017	15,750,000	7/5/2017
27	Loan		GSMC	GSMC	200 Livingston Street	1.50	7.5%	18,000,000	1/18/2017	NAP	NAP
28	Loan		GSMC	GSMC	Pride Center	4.97	21.4%	42,270,000	8/5/2016	NAP	NAP
29	Loan	11, 33	GSMC	GSMC	Spruce Street	1.49	9.4%	12,100,000	3/23/2017	13,700,000	1/1/2018
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	1.61	8.6%	11,600,000	2/3/2017	NAP	NAP
31	Loan		GSMC	GSMC	Village at Oakhurst	1.61	10.6%	9,050,000	1/27/2017	NAP	NAP
32	Loan		GSMC	GSMC	Best Buy Danvers	2.02	9.9%	11,600,000	12/23/2016	NAP	NAP
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	2.25	13.6%	8,700,000	3/8/2017	NAP	NAP

 A-1-26

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	27.1%	24.0%	83.4%	3/31/2017	NAP	NAP
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	60.1%	56.5%	86.3%	2/1/2017	NAP	NAP
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	55.3%	55.3%	100.0%	5/1/2017	NAP	NAP
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	67.2%	64.2%	100.0%		NAP	NAP
4.01	Property				Hannibal			100.0%	9/1/2016	NAP	NAP
4.02	Property				Kraco			100.0%	9/1/2016	NAP	NAP
4.03	Property				New WinCup - Phoenix			100.0%	9/1/2016	NAP	NAP
4.04	Property				Worlds Finest Chocolates			100.0%	9/1/2016	NAP	NAP
4.05	Property				SET - MI			100.0%	9/1/2016	NAP	NAP
4.06	Property				Plaid - Decatur			100.0%	9/1/2016	NAP	NAP
4.07	Property				Oracle Packaging			100.0%	9/1/2016	NAP	NAP
4.08	Property				TestAmerica - West SAC			100.0%	9/1/2016	NAP	NAP
4.09	Property				TestAmerica - Arvada			100.0%	9/1/2016	NAP	NAP
4.10	Property				Northwest Mailing Service			100.0%	9/1/2016	NAP	NAP
4.11	Property				Lyons			100.0%	9/1/2016	NAP	NAP
4.12	Property				Wilbert Plastics			100.0%	9/1/2016	NAP	NAP
4.13	Property				Angstrom Graphics			100.0%	9/1/2016	NAP	NAP
4.14	Property				New WinCup - Stone Mountain			100.0%	9/1/2016	NAP	NAP
4.15	Property				Universal Pool - Armory			100.0%	9/1/2016	NAP	NAP
4.16	Property				Jade-Sterling - IL			100.0%	9/1/2016	NAP	NAP
4.17	Property				Plaid - Norcross			100.0%	9/1/2016	NAP	NAP
4.18	Property				Phillips and Temro			100.0%	9/1/2016	NAP	NAP
4.19	Property				TestAmerica - Savannah			100.0%	9/1/2016	NAP	NAP
4.20	Property				Hover-Davis			100.0%	9/1/2016	NAP	NAP
4.21	Property				Jade-Sterling - OH			100.0%	9/1/2016	NAP	NAP
4.22	Property				Fitz Aerospace			100.0%	9/1/2016	NAP	NAP
4.23	Property				MVP Charleston			100.0%	9/1/2016	NAP	NAP
4.24	Property				Paragon Tech			100.0%	9/1/2016	NAP	NAP
4.25	Property				Aramsco and Bulls Eye			100.0%	9/1/2016	NAP	NAP
4.26	Property				Shale-Inland			100.0%	9/1/2016	NAP	NAP
4.27	Property				M.P. Pumps			100.0%	9/1/2016	NAP	NAP
4.28	Property				TestAmerica - Pensacola			100.0%	9/1/2016	NAP	NAP
4.29	Property				Microfinish			100.0%	9/1/2016	NAP	NAP
4.30	Property				MVP Mayfield			100.0%	9/1/2016	NAP	NAP
4.31	Property				Builders FirstSource			100.0%	9/1/2016	NAP	NAP
4.32	Property				Banner			100.0%	9/1/2016	NAP	NAP
4.33	Property				SET - IN			100.0%	9/1/2016	NAP	NAP
4.34	Property				Progressive Metal			100.0%	9/1/2016	NAP	NAP
4.35	Property				Universal Pool - 166th			100.0%	9/1/2016	NAP	NAP
4.36	Property				SITEL			100.0%	9/1/2016	NAP	NAP
4.37	Property				TestAmerica - Tallahassee			100.0%	9/1/2016	NAP	NAP
4.38	Property				Texas Die Casting			100.0%	9/1/2016	NAP	NAP
4.39	Property				TestAmerica - Corpus Christi			100.0%	9/1/2016	NAP	NAP
5	Loan	20	GSMC	GSMC	GSK R&D Centre	39.9%	39.9%	100.0%	5/1/2017	NAP	NAP
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	65.5%	60.2%	100.0%	5/1/2017	NAP	NAP
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	45.1%	45.1%	100.0%		NAP	NAP
7.01	Property				51 JFK Parkway			100.0%	10/27/2016	NAP	NAP
7.02	Property				101 JFK Parkway			100.0%	10/27/2016	NAP	NAP
7.03	Property				103 JFK Parkway			100.0%	10/27/2016	NAP	NAP
8	Loan	11	GSMC	GSMC	Redlands Town Center	62.8%	62.0%	99.7%	4/17/2017	NAP	NAP
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	69.1%	60.4%	100.0%	5/1/2017	NAP	NAP
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	53.6%	53.6%	93.9%	5/1/2017	NAP	NAP
11	Loan	12	GSMC	GSMC	The Gramercy	59.9%	54.5%	96.0%	1/31/2017	NAP	NAP
12	Loan		GSMC	GSMC	634 Second Street	74.1%	68.2%	100.0%	7/1/2016	NAP	NAP
13	Loan		GSMC	GSMC	The Plaza	71.2%	62.2%	100.0%	2/1/2017	NAP	NAP

 A-1-27

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)
14	Loan	27	GSMC	GSMC	River Ranch	70.4%	57.8%	93.3%	1/1/2017	NAP	NAP
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	58.1%	47.1%	80.1%	2/28/2017	168.18	134.76
16	Loan		GSMC	GSMC	Boulevard Center II	71.9%	63.2%	97.1%	4/28/2017	NAP	NAP
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	61.3%	50.7%	66.7%	1/31/2017	126.20	84.19
18	Loan		GSMC	GSMC	Lakeview Boulevard	67.4%	55.2%	100.0%	3/31/2017	NAP	NAP
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	74.1%	62.3%	96.4%	1/1/2017	NAP	NAP
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	67.9%	53.3%	81.5%	3/1/2017	NAP	NAP
21	Loan		GSMC	GSMC	Shiloh Crossing	75.0%	61.2%	100.0%	3/31/2017	NAP	NAP
22	Loan		GSMC	GSMC	Mission Gorge Square	47.2%	47.2%	98.3%	3/31/2017	NAP	NAP
23	Loan		GSMC	GSMC	Camino Vida Roble	60.0%	60.0%	87.6%	2/1/2017	NAP	NAP
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	73.2%	61.3%	97.0%	1/1/2017	NAP	NAP
25	Loan		GSBI	GSMC	Victoria Villa	69.2%	56.2%	99.5%	3/15/2017	NAP	NAP
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	72.4%	60.4%	83.2%	3/6/2017	NAP	NAP
27	Loan		GSMC	GSMC	200 Livingston Street	58.6%	58.6%	100.0%	2/1/2017	NAP	NAP
28	Loan		GSMC	GSMC	Pride Center	23.7%	23.7%	100.0%	12/31/2016	NAP	NAP
29	Loan	11, 33	GSMC	GSMC	Spruce Street	73.1%	59.7%	87.3%	3/20/2017	NAP	NAP
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	64.7%	64.7%	92.7%	3/1/2017	NAP	NAP
31	Loan		GSMC	GSMC	Village at Oakhurst	66.2%	54.8%	96.8%	2/28/2017	NAP	NAP
32	Loan		GSMC	GSMC	Best Buy Danvers	50.9%	50.9%	100.0%	10/17/2016	NAP	NAP
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	65.4%	57.2%	100.0%	4/1/2017	NAP	NAP

 A-1-28

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	O’Melveny & Myers	65,270	11/30/2025	Akin Gump Strauss Hauer & Feld LLP
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	CFTC	289,295	9/30/2025	MedStar Health
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	GSA (DoD) Pentagon II (Taylor)	558,187	4/30/2023	GSA (DoD) Pentagon I (Polk)
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio
4.01	Property				Hannibal	Hannibal Industries, Inc	429,122	3/31/2028	NAP
4.02	Property				Kraco	Kraco Enterprises, LLC	364,440	8/31/2028	NAP
4.03	Property				New WinCup - Phoenix	New WinCup Holdings, Inc.	322,070	12/31/2026	NAP
4.04	Property				Worlds Finest Chocolates	World’s Finest Chocolate, Inc.	434,252	7/31/2027	NAP
4.05	Property				SET - MI	SET Enterprises, Inc.	284,351	6/30/2031	NAP
4.06	Property				Plaid - Decatur	Plaid Enterprises, Inc.	282,514	10/31/2024	NAP
4.07	Property				Oracle Packaging	Oracle Flexible Packaging, Inc.	437,911	7/31/2030	NAP
4.08	Property				TestAmerica - West SAC	TestAmerica Laboratories, Inc.	66,203	6/30/2027	NAP
4.09	Property				TestAmerica - Arvada	TestAmerica Laboratories, Inc.	57,966	6/30/2027	NAP
4.10	Property				Northwest Mailing Service	Precision Dialogue Direct, Inc.	228,032	5/31/2023	NAP
4.11	Property				Lyons	The Lyons Companies, LLC	172,758	10/31/2027	NAP
4.12	Property				Wilbert Plastics	Wilbert, Inc.	257,086	12/31/2031	NAP
4.13	Property				Angstrom Graphics	Angstrom Graphics Inc Midwest	231,505	1/31/2029	NAP
4.14	Property				New WinCup - Stone Mountain	New WinCup Holdings, Inc.	220,380	12/31/2026	NAP
4.15	Property				Universal Pool - Armory	Universal Pool Co., Inc.	240,255	8/31/2027	NAP
4.16	Property				Jade-Sterling - IL	Jade-Sterling Steel Co., Inc.	215,389	4/30/2023	NAP
4.17	Property				Plaid - Norcross	Plaid Enterprises, Inc.	71,620	10/31/2024	NAP
4.18	Property				Phillips and Temro	Phillips & Temro Industries Inc.	101,680	12/31/2024	NAP
4.19	Property				TestAmerica - Savannah	TestAmerica Laboratories, Inc.	54,284	6/30/2027	NAP
4.20	Property				Hover-Davis	Universal Instruments Corporation	66,100	6/30/2023	NAP
4.21	Property				Jade-Sterling - OH	Jade-Sterling Steel Co., Inc.	174,511	4/30/2023	NAP
4.22	Property				Fitz Aerospace	Fitz Aerospace, Inc.	129,000	4/30/2031	NAP
4.23	Property				MVP Charleston	MVP Group International, Inc	108,000	4/30/2022	NAP
4.24	Property				Paragon Tech	Paragon Technologies Incorporated	88,857	12/31/2024	NAP
4.25	Property				Aramsco and Bulls Eye	Aramsco, Inc. & Bulls Eye Environmental, Inc.	99,783	8/31/2024	NAP
4.26	Property				Shale-Inland	Midland Stamping and Fabricating Corporation	193,789	9/30/2023	NAP
4.27	Property				M.P. Pumps	M.P. Pumps, Inc.	81,769	6/30/2023	NAP
4.28	Property				TestAmerica - Pensacola	TestAmerica Laboratories, Inc.	21,911	6/30/2027	NAP
4.29	Property				Microfinish	Microfinish IPC, LLC	144,786	2/28/2031	NAP
4.30	Property				MVP Mayfield	MVP Group International, Inc	101,244	4/30/2022	NAP
4.31	Property				Builders FirstSource	Builder’s FirstSource - Florida, LLC	116,897	11/30/2021	NAP
4.32	Property				Banner	Banner Service Corporation	58,450	7/31/2020	NAP
4.33	Property				SET - IN	SET Enterprises, Inc.	117,376	6/30/2031	NAP
4.34	Property				Progressive Metal	Progressive Metal Manufacturing Company	58,250	6/30/2020	NAP
4.35	Property				Universal Pool - 166th	Universal Pool Co., Inc.	109,814	8/31/2027	NAP
4.36	Property				SITEL	SITEL Operating Corporation	46,812	5/31/2027	NAP
4.37	Property				TestAmerica - Tallahassee	TestAmerica Laboratories, Inc.	16,500	6/30/2027	NAP
4.38	Property				Texas Die Casting	Texas Die Casting LLC	78,177	10/31/2032	NAP
4.39	Property				TestAmerica - Corpus Christi	TestAmerica Laboratories, Inc.	14,884	6/30/2027	NAP
5	Loan	20	GSMC	GSMC	GSK R&D Centre	Human Genome Sciences, Inc.	635,058	5/31/2026	NAP
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	CH2M Hill, Inc.	370,485	9/30/2032	NAP
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio
7.01	Property				51 JFK Parkway	KPMG	66,606	3/31/2024	Merrill Lynch
7.02	Property				101 JFK Parkway	Dun & Bradstreet	69,280	3/31/2023	Investors Bank
7.03	Property				103 JFK Parkway	Dun & Bradstreet	123,001	3/31/2023	NAP
8	Loan	11	GSMC	GSMC	Redlands Town Center	JCPenney	98,840	7/31/2026	Babies/Toys “R” Us
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	Ericsson, Inc.	491,891	12/31/2031	NAP
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	Olivia Miller, Inc.	13,222	7/31/2024	Duane Reade
11	Loan	12	GSMC	GSMC	The Gramercy	HMS Holdings Corp	63,593	9/30/2024	B of I Federal Bank
12	Loan		GSMC	GSMC	634 Second Street	Okta	45,032	9/30/2024	Sajj Mediterranean
13	Loan		GSMC	GSMC	The Plaza	LA Fitness	45,000	9/1/2022	Provina’s Italian Restaurant

 A-1-29

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant
14	Loan	27	GSMC	GSMC	River Ranch	Paul Michael Company	33,130	9/30/2022	The Fresh Market
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	NAP			NAP
16	Loan		GSMC	GSMC	Boulevard Center II	Guitar Center	16,816	1/31/2023	Lamps Plus Retail
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	NAP			NAP
18	Loan		GSMC	GSMC	Lakeview Boulevard	Genmark Automation	86,118	3/31/2029	NAP
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Hobby Lobby	55,000	1/31/2031	TJ Maxx
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	Northern Trust Bank of FL, NA	32,349	9/30/2026	Adams & Reese, LLP
21	Loan		GSMC	GSMC	Shiloh Crossing	Best Buy	30,116	1/31/2022	Bed Bath & Beyond
22	Loan		GSMC	GSMC	Mission Gorge Square	Best Buy	30,000	1/31/2022	Discount Tires
23	Loan		GSMC	GSMC	Camino Vida Roble	Luxtera	33,190	1/31/2021	North Coast Church
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Sprouts	29,876	8/1/2031	PetSense
25	Loan		GSBI	GSMC	Victoria Villa	NAP			NAP
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	Dunkin’ Donuts	80,640	10/31/2023	Berlin Packaging
27	Loan		GSMC	GSMC	200 Livingston Street	Century Medical and Dental	5,498	7/30/2029	Brooklyn Friends School
28	Loan		GSMC	GSMC	Pride Center	Floor & Décor	52,619	10/31/2021	Homegoods
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Work Force Development (The County of Riverside)	36,371	9/30/2021	National University
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	NAP			NAP
31	Loan		GSMC	GSMC	Village at Oakhurst	131 Main Restaurant	6,013	4/1/2032	Peoples Bank
32	Loan		GSMC	GSMC	Best Buy Danvers	Best Buy	45,500	1/31/2020	NAP
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	NEX Transport, Inc.	163,000	12/31/2019	International Paper Co

 A-1-30

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	48,574	8/31/2027	Morgan Stanley & Co.	44,947	11/30/2026	Hogan Lovells US LLP
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	112,363	8/31/2031	AT&T Corp	83,721	3/31/2023	Jackson & Campbell
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	353,631	9/14/2025	NAP			NAP
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio
4.01	Property				Hannibal			NAP			NAP
4.02	Property				Kraco			NAP			NAP
4.03	Property				New WinCup - Phoenix			NAP			NAP
4.04	Property				Worlds Finest Chocolates			NAP			NAP
4.05	Property				SET - MI			NAP			NAP
4.06	Property				Plaid - Decatur			NAP			NAP
4.07	Property				Oracle Packaging			NAP			NAP
4.08	Property				TestAmerica - West SAC			NAP			NAP
4.09	Property				TestAmerica - Arvada			NAP			NAP
4.10	Property				Northwest Mailing Service			NAP			NAP
4.11	Property				Lyons			NAP			NAP
4.12	Property				Wilbert Plastics			NAP			NAP
4.13	Property				Angstrom Graphics			NAP			NAP
4.14	Property				New WinCup - Stone Mountain			NAP			NAP
4.15	Property				Universal Pool - Armory			NAP			NAP
4.16	Property				Jade-Sterling - IL			NAP			NAP
4.17	Property				Plaid - Norcross			NAP			NAP
4.18	Property				Phillips and Temro			NAP			NAP
4.19	Property				TestAmerica - Savannah			NAP			NAP
4.20	Property				Hover-Davis			NAP			NAP
4.21	Property				Jade-Sterling - OH			NAP			NAP
4.22	Property				Fitz Aerospace			NAP			NAP
4.23	Property				MVP Charleston			NAP			NAP
4.24	Property				Paragon Tech			NAP			NAP
4.25	Property				Aramsco and Bulls Eye			NAP			NAP
4.26	Property				Shale-Inland			NAP			NAP
4.27	Property				M.P. Pumps			NAP			NAP
4.28	Property				TestAmerica - Pensacola			NAP			NAP
4.29	Property				Microfinish			NAP			NAP
4.30	Property				MVP Mayfield			NAP			NAP
4.31	Property				Builders FirstSource			NAP			NAP
4.32	Property				Banner			NAP			NAP
4.33	Property				SET - IN			NAP			NAP
4.34	Property				Progressive Metal			NAP			NAP
4.35	Property				Universal Pool - 166th			NAP			NAP
4.36	Property				SITEL			NAP			NAP
4.37	Property				TestAmerica - Tallahassee			NAP			NAP
4.38	Property				Texas Die Casting			NAP			NAP
4.39	Property				TestAmerica - Corpus Christi			NAP			NAP
5	Loan	20	GSMC	GSMC	GSK R&D Centre			NAP			NAP
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters			NAP			NAP
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio
7.01	Property				51 JFK Parkway	33,363	10/31/2021	Wells Fargo Advisors	32,108	7/31/2024	DLA Piper
7.02	Property				101 JFK Parkway	56,360	11/30/2019	Franklin Mutual Advisors	30,202	9/30/2020	Dentons US LLP
7.03	Property				103 JFK Parkway			NAP			NAP
8	Loan	11	GSMC	GSMC	Redlands Town Center	64,000	1/31/2023	Tuesday Morning	13,206	8/31/2027	Chili’s
9	Loan	25	GSMC	GSMC	Ericsson North American HQ			NAP			NAP
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	11,075	11/30/2021	International Inspirations, Ltd	7,754	11/30/2026	L M Cohen & Co. LLP
11	Loan	12	GSMC	GSMC	The Gramercy	24,178	5/31/2023	CalAtlantic	18,273	7/31/2022	Regus
12	Loan		GSMC	GSMC	634 Second Street	1,720	11/13/2023	NAP			NAP
13	Loan		GSMC	GSMC	The Plaza	6,894	10/31/2022	Shogun Japanese Steakhouse	6,600	9/30/2017	Dxl Men’s Apparel

 A-1-31

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant
14	Loan	27	GSMC	GSMC	River Ranch	22,100	11/30/2022	Backpacker	7,304	10/31/2017	Ann Taylor
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston			NAP			NAP
16	Loan		GSMC	GSMC	Boulevard Center II	12,055	1/31/2021	IHOP	5,540	10/31/2028	Farrell’s Extreme Body
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian			NAP			NAP
18	Loan		GSMC	GSMC	Lakeview Boulevard			NAP			NAP
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	22,016	3/31/2026	Ross	22,000	1/31/2027	PetSmart
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	10,719	12/31/2023	Fergeson, Skipper, Keyser, Bar	10,719	7/31/2018	Comcast
21	Loan		GSMC	GSMC	Shiloh Crossing	28,006	1/31/2022	Michaels	23,752	2/28/2022	Office Depot
22	Loan		GSMC	GSMC	Mission Gorge Square	8,310	5/31/2019	Navy Federal Credit	8,052	4/30/2020	Union Bank
23	Loan		GSMC	GSMC	Camino Vida Roble	31,376	12/31/2025	FMT	11,583	2/29/2020	NAP
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	5,500	8/1/2026	Newk’s	4,500	11/1/2026	Xiao’s Hibachi & Sushi
25	Loan		GSBI	GSMC	Victoria Villa			NAP			NAP
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	45,950	5/31/2023	Bridgestone	45,870	11/30/2025	NAP
27	Loan		GSMC	GSMC	200 Livingston Street	4,752	12/28/2026	Bridge Cleaners	2,435	1/30/2027	Mileah Inc Pharmacy
28	Loan		GSMC	GSMC	Pride Center	32,905	8/31/2022	Jo-Ann Fabric and Craft	28,434	1/31/2024	Pep Boys (GL)
29	Loan	11, 33	GSMC	GSMC	Spruce Street	13,907	11/15/2022	Esquire Deposition Solutions, LLC	6,477	5/31/2022	Wagner & Pelayes, LLP
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick			NAP			NAP
31	Loan		GSMC	GSMC	Village at Oakhurst	4,600	3/31/2027	AquaBlue International	3,753	12/31/2018	Allan Mark, PLLC
32	Loan		GSMC	GSMC	Best Buy Danvers			NAP			NAP
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	137,260	4/30/2021	Advanced Auto Parts	62,000	1/31/2020	NAP

 A-1-32

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	43,961	1/31/2028	AECOM Technology Corporation	31,559	4/30/2025
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	49,469	5/31/2020	AON Service Corporation	34,489	2/29/2020
3	Loan	15	GSMC, MS	GSMC	Pentagon Center			NAP
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio
4.01	Property				Hannibal			NAP
4.02	Property				Kraco			NAP
4.03	Property				New WinCup - Phoenix			NAP
4.04	Property				Worlds Finest Chocolates			NAP
4.05	Property				SET - MI			NAP
4.06	Property				Plaid - Decatur			NAP
4.07	Property				Oracle Packaging			NAP
4.08	Property				TestAmerica - West SAC			NAP
4.09	Property				TestAmerica - Arvada			NAP
4.10	Property				Northwest Mailing Service			NAP
4.11	Property				Lyons			NAP
4.12	Property				Wilbert Plastics			NAP
4.13	Property				Angstrom Graphics			NAP
4.14	Property				New WinCup - Stone Mountain			NAP
4.15	Property				Universal Pool - Armory			NAP
4.16	Property				Jade-Sterling - IL			NAP
4.17	Property				Plaid - Norcross			NAP
4.18	Property				Phillips and Temro			NAP
4.19	Property				TestAmerica - Savannah			NAP
4.20	Property				Hover-Davis			NAP
4.21	Property				Jade-Sterling - OH			NAP
4.22	Property				Fitz Aerospace			NAP
4.23	Property				MVP Charleston			NAP
4.24	Property				Paragon Tech			NAP
4.25	Property				Aramsco and Bulls Eye			NAP
4.26	Property				Shale-Inland			NAP
4.27	Property				M.P. Pumps			NAP
4.28	Property				TestAmerica - Pensacola			NAP
4.29	Property				Microfinish			NAP
4.30	Property				MVP Mayfield			NAP
4.31	Property				Builders FirstSource			NAP
4.32	Property				Banner			NAP
4.33	Property				SET - IN			NAP
4.34	Property				Progressive Metal			NAP
4.35	Property				Universal Pool - 166th			NAP
4.36	Property				SITEL			NAP
4.37	Property				TestAmerica - Tallahassee			NAP
4.38	Property				Texas Die Casting			NAP
4.39	Property				TestAmerica - Corpus Christi			NAP
5	Loan	20	GSMC	GSMC	GSK R&D Centre			NAP
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters			NAP
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio
7.01	Property				51 JFK Parkway	21,164	8/31/2024	RGN Short Hills LLC	20,395	8/31/2026
7.02	Property				101 JFK Parkway	18,950	10/31/2020	Citibank	15,279	7/31/2019
7.03	Property				103 JFK Parkway			NAP
8	Loan	11	GSMC	GSMC	Redlands Town Center	6,400	5/31/2022	Aaron Brothers	6,102	6/30/2018
9	Loan	25	GSMC	GSMC	Ericsson North American HQ			NAP
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	7,104	1/31/2024	Hop Lun, U.S.A., Inc	6,441	7/31/2018
11	Loan	12	GSMC	GSMC	The Gramercy	14,872	6/30/2026	Touchstone Living	7,834	1/31/2026
12	Loan		GSMC	GSMC	634 Second Street			NAP
13	Loan		GSMC	GSMC	The Plaza	6,600	12/31/2024	Bonefish Grill	5,000	11/30/2017

 A-1-33

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)
14	Loan	27	GSMC	GSMC	River Ranch	6,000	1/31/2022	Bonefish Grill	5,240	11/30/2020
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston			NAP
16	Loan		GSMC	GSMC	Boulevard Center II	4,800	3/31/2021	Headed West	3,935	11/30/2019
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian			NAP
18	Loan		GSMC	GSMC	Lakeview Boulevard			NAP
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	12,319	3/31/2026	Rack Room Shoes	7,000	7/31/2026
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	8,252	5/31/2023	Christopher Smith, et al	5,486	4/30/2021
21	Loan		GSMC	GSMC	Shiloh Crossing	18,042	12/31/2021	NAP
22	Loan		GSMC	GSMC	Mission Gorge Square	6,500	9/30/2019	IHOP	4,558	6/30/2020
23	Loan		GSMC	GSMC	Camino Vida Roble			NAP
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	3,200	3/31/2021	Pacific Dental	3,000	11/1/2026
25	Loan		GSBI	GSMC	Victoria Villa			NAP
26	Loan	11	GSMC	GSMC	2 Corporate Parkway			NAP
27	Loan		GSMC	GSMC	200 Livingston Street	2,000	1/30/2027	NAP
28	Loan		GSMC	GSMC	Pride Center	19,500	11/30/2026	Harbor Freight Tools	16,356	2/29/2020
29	Loan	11, 33	GSMC	GSMC	Spruce Street	5,571	12/31/2021	The Magnon Companies	3,035	12/31/2021
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick			NAP
31	Loan		GSMC	GSMC	Village at Oakhurst	3,710	11/30/2021	Adam Gray, Attorney	3,036	8/31/2021
32	Loan		GSMC	GSMC	Best Buy Danvers			NAP
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive			NAP

 A-1-34

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Environmental Phase I Report Date	Environmental Phase II	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	3/27/2017	No	NAP	3/27/2017	4/7/2017
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	12/28/2016	No	NAP	12/28/2016	NAP
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	12/29/2016	No	NAP	12/29/2016	NAP
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio
4.01	Property				Hannibal	12/4/2015	No	NAP	12/8/2015	12/4/2015
4.02	Property				Kraco	12/7/2015	No	NAP	12/7/2015	12/4/2015
4.03	Property				New WinCup - Phoenix	12/7/2015	No	NAP	12/8/2015	NAP
4.04	Property				Worlds Finest Chocolates	12/4/2015	No	NAP	12/11/2015	NAP
4.05	Property				SET - MI	12/4/2015	No	NAP	12/7/2015	NAP
4.06	Property				Plaid - Decatur	12/4/2015	No	NAP	12/4/2015	NAP
4.07	Property				Oracle Packaging	12/8/2015	No	NAP	12/4/2015	NAP
4.08	Property				TestAmerica - West SAC	12/2/2015	No	NAP	12/4/2015	12/4/2015
4.09	Property				TestAmerica - Arvada	12/4/2015	No	NAP	12/7/2015	NAP
4.10	Property				Northwest Mailing Service	12/4/2015	No	NAP	12/9/2015	NAP
4.11	Property				Lyons	12/4/2015	No	NAP	12/7/2015	NAP
4.12	Property				Wilbert Plastics	12/4/2015	No	NAP	12/7/2015	NAP
4.13	Property				Angstrom Graphics	12/8/2015	No	NAP	12/7/2015	NAP
4.14	Property				New WinCup - Stone Mountain	12/4/2015	No	NAP	12/4/2015	NAP
4.15	Property				Universal Pool - Armory	12/4/2015	No	NAP	12/14/2015	NAP
4.16	Property				Jade-Sterling - IL	12/4/2015	No	NAP	12/10/2015	NAP
4.17	Property				Plaid - Norcross	12/4/2015	No	NAP	12/4/2015	NAP
4.18	Property				Phillips and Temro	12/4/2015	No	NAP	12/7/2015	NAP
4.19	Property				TestAmerica - Savannah	12/4/2015	No	NAP	12/7/2015	NAP
4.20	Property				Hover-Davis	12/7/2015	No	NAP	12/4/2015	NAP
4.21	Property				Jade-Sterling - OH	12/4/2015, 12/7/2015	No	NAP	12/4/2015, 12/7/2015	NAP
4.22	Property				Fitz Aerospace	12/4/2015	No	NAP	12/4/2015	NAP
4.23	Property				MVP Charleston	12/4/2015	No	NAP	12/9/2015	NAP
4.24	Property				Paragon Tech	12/4/2015	No	NAP	12/7/2015	NAP
4.25	Property				Aramsco and Bulls Eye	12/4/2015	No	NAP	12/4/2015	NAP
4.26	Property				Shale-Inland	12/4/2015	No	NAP	12/10/2015	NAP
4.27	Property				M.P. Pumps	12/4/2015	No	NAP	12/7/2015	NAP
4.28	Property				TestAmerica - Pensacola	12/7/2015	No	NAP	12/7/2015	NAP
4.29	Property				Microfinish	12/4/2015	No	NAP	12/7/2015	NAP
4.30	Property				MVP Mayfield	12/7/2015	No	NAP	12/4/2015	NAP
4.31	Property				Builders FirstSource	12/3/2015	No	NAP	12/7/2015	NAP
4.32	Property				Banner	12/4/2015	No	NAP	12/7/2015	NAP
4.33	Property				SET - IN	12/4/2015	No	NAP	12/7/2015	NAP
4.34	Property				Progressive Metal	12/4/2015	No	NAP	12/7/2015	NAP
4.35	Property				Universal Pool - 166th	12/4/2015	No	NAP	12/9/2015	NAP
4.36	Property				SITEL	12/7/2015	No	NAP	12/3/2015	NAP
4.37	Property				TestAmerica - Tallahassee	12/7/2015	No	NAP	12/7/2015	NAP
4.38	Property				Texas Die Casting	12/7/2015	No	NAP	12/7/2015	NAP
4.39	Property				TestAmerica - Corpus Christi	12/4/2015	No	NAP	12/7/2015	NAP
5	Loan	20	GSMC	GSMC	GSK R&D Centre	12/22/2016	No	NAP	12/22/2016	NAP
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	8/19/2016	No	NAP	8/17/2016	NAP
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio
7.01	Property				51 JFK Parkway	12/29/2016	No	NAP	12/19/2016	NAP
7.02	Property				101 JFK Parkway	12/29/2016	No	NAP	12/19/2016	NAP
7.03	Property				103 JFK Parkway	12/29/2016	No	NAP	12/19/2016	NAP
8	Loan	11	GSMC	GSMC	Redlands Town Center	4/7/2017	No	NAP	4/7/2017	4/7/2017
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	12/5/2016	No	NAP	10/28/2016	NAP
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	12/16/2016	No	NAP	12/16/2016	NAP
11	Loan	12	GSMC	GSMC	The Gramercy	3/14/2017	No	NAP	3/14/2017	NAP
12	Loan		GSMC	GSMC	634 Second Street	8/5/2016	No	NAP	8/5/2016	9/16/2016
13	Loan		GSMC	GSMC	The Plaza	3/30/2017	No	NAP	3/31/2017	NAP

 A-1-35

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Environmental Phase I Report Date	Environmental Phase II	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date
14	Loan	27	GSMC	GSMC	River Ranch	1/24/2017	No	NAP	1/26/2017	NAP
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	3/23/2017	No	NAP	3/16/2017	NAP
16	Loan		GSMC	GSMC	Boulevard Center II	3/22/2017	No	NAP	4/27/2017	NAP
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	2/14/2017	No	NAP	2/14/2017	NAP
18	Loan		GSMC	GSMC	Lakeview Boulevard	3/1/2017	No	NAP	3/1/2017	3/1/2017
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	3/15/2017	No	NAP	3/15/2017	NAP
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	3/10/2017	No	NAP	3/22/2017	NAP
21	Loan		GSMC	GSMC	Shiloh Crossing	3/13/2017	No	NAP	3/13/2017	NAP
22	Loan		GSMC	GSMC	Mission Gorge Square	4/17/2017	No	NAP	3/29/2017	4/3/2017
23	Loan		GSMC	GSMC	Camino Vida Roble	1/31/2017	No	NAP	2/1/2017	2/1/2017
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	3/15/2017	No	NAP	3/15/2017	NAP
25	Loan		GSBI	GSMC	Victoria Villa	3/15/2017	No	NAP	3/15/2017	NAP
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	1/24/2017	No	NAP	1/9/2017	NAP
27	Loan		GSMC	GSMC	200 Livingston Street	1/26/2017	No	NAP	1/26/2017	NAP
28	Loan		GSMC	GSMC	Pride Center	9/1/2016	Yes	3/15/2017	2/8/2017	2/8/2017
29	Loan	11, 33	GSMC	GSMC	Spruce Street	3/29/2017	No	NAP	3/29/2017	3/29/2017
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	2/20/2017	No	NAP	2/20/2017	NAP
31	Loan		GSMC	GSMC	Village at Oakhurst	2/7/2017	No	NAP	2/7/2017	NAP
32	Loan		GSMC	GSMC	Best Buy Danvers	12/28/2016	No	NAP	12/28/2016	NAP
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	3/10/2017	No	NAP	3/10/2017	NAP

 A-1-36

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	PML or SEL (%)	Earthquake Insurance Required	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	11%	No	0	0	0	0	0	0
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	NAP	No	0	0	0	0	0	0
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	NAP	No	0	0	0	0	0	0
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio		No	0	0	0	0	1,259,746	0
4.01	Property				Hannibal	18%	No
4.02	Property				Kraco	18%	No
4.03	Property				New WinCup - Phoenix	NAP	No
4.04	Property				Worlds Finest Chocolates	NAP	No
4.05	Property				SET - MI	NAP	No
4.06	Property				Plaid - Decatur	NAP	No
4.07	Property				Oracle Packaging	NAP	No
4.08	Property				TestAmerica - West SAC	9%	No
4.09	Property				TestAmerica - Arvada	NAP	No
4.10	Property				Northwest Mailing Service	NAP	No
4.11	Property				Lyons	NAP	No
4.12	Property				Wilbert Plastics	NAP	No
4.13	Property				Angstrom Graphics	NAP	No
4.14	Property				New WinCup - Stone Mountain	NAP	No
4.15	Property				Universal Pool - Armory	NAP	No
4.16	Property				Jade-Sterling - IL	NAP	No
4.17	Property				Plaid - Norcross	NAP	No
4.18	Property				Phillips and Temro	NAP	No
4.19	Property				TestAmerica - Savannah	NAP	No
4.20	Property				Hover-Davis	NAP	No
4.21	Property				Jade-Sterling - OH	NAP	No
4.22	Property				Fitz Aerospace	NAP	No
4.23	Property				MVP Charleston	NAP	No
4.24	Property				Paragon Tech	NAP	No
4.25	Property				Aramsco and Bulls Eye	NAP	No
4.26	Property				Shale-Inland	NAP	No
4.27	Property				M.P. Pumps	NAP	No
4.28	Property				TestAmerica - Pensacola	NAP	No
4.29	Property				Microfinish	NAP	No
4.30	Property				MVP Mayfield	NAP	No
4.31	Property				Builders FirstSource	NAP	No
4.32	Property				Banner	NAP	No
4.33	Property				SET - IN	NAP	No
4.34	Property				Progressive Metal	NAP	No
4.35	Property				Universal Pool - 166th	NAP	No
4.36	Property				SITEL	NAP	No
4.37	Property				TestAmerica - Tallahassee	NAP	No
4.38	Property				Texas Die Casting	NAP	No
4.39	Property				TestAmerica - Corpus Christi	NAP	No
5	Loan	20	GSMC	GSMC	GSK R&D Centre	NAP	No	0	0	0	0	0	0
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	NAP	No	0	0	0	0	0	0
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio		No	0	0	0	0	0	0
7.01	Property				51 JFK Parkway	NAP	No
7.02	Property				101 JFK Parkway	NAP	No
7.03	Property				103 JFK Parkway	NAP	No
8	Loan	11	GSMC	GSMC	Redlands Town Center	13%	No	45,333	22,667	0	0	0	3,452
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	NAP	No	0	0	0	0	0	0
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	NAP	No	315,500	315,500	0	0	0	7,390
11	Loan	12	GSMC	GSMC	The Gramercy	NAP	No	28,570	9,523	0	5,296	0	3,136
12	Loan		GSMC	GSMC	634 Second Street	14%	No	0	17,999	0	0	0	779
13	Loan		GSMC	GSMC	The Plaza	NAP	No	99,918	14,274	0	0	0	1,616

 A-1-37

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	PML or SEL (%)	Earthquake Insurance Required	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)
14	Loan	27	GSMC	GSMC	River Ranch	NAP	No	71,272	17,818	77,554	12,926	0	1,993
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	NAP	No	98,800	24,700	0	0	0	22,535
16	Loan		GSMC	GSMC	Boulevard Center II	NAP	No	44,288	22,144	5,619	2,275	0	1,018
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	NAP	No	63,835	10,115	0	0	0	17,979
18	Loan		GSMC	GSMC	Lakeview Boulevard	20%	Yes	19,201	19,201	10,870	5,435	0	1,435
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	NAP	No	6,823	1,137	0	0	0	1,682
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	NAP	No	46,216	23,108	0	0	0	1,832
21	Loan		GSMC	GSMC	Shiloh Crossing	NAP	No	0	0	0	0	0	2,498
22	Loan		GSMC	GSMC	Mission Gorge Square	11%	No	0	0	0	0	0	0
23	Loan		GSMC	GSMC	Camino Vida Roble	11%	No	6,517	6,517	3,058	1,529	0	1,810
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	NAP	No	16,547	4,137	0	0	0	666
25	Loan		GSBI	GSMC	Victoria Villa	NAP	No	81,790	16,358	83,152	9,920	150,000	9,400
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	NAP	No	32,231	10,744	0	0	0	0
27	Loan		GSMC	GSMC	200 Livingston Street	NAP	No	2,520	630	7,144	0	0	245
28	Loan		GSMC	GSMC	Pride Center	11%	No	17,583	17,583	0	0	0	0
29	Loan	11, 33	GSMC	GSMC	Spruce Street	11%	No	14,524	7,262	0	0	0	1,248
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	NAP	No	72,375	7,340	0	0	0	986
31	Loan		GSMC	GSMC	Village at Oakhurst	NAP	No	19,941	4,985	0	0	250,000	0
32	Loan		GSMC	GSMC	Best Buy Danvers	NAP	No	0	0	0	0	0	0
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	NAP	No	0	0	0	0	61,100	0

 A-1-38

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	0	0	0	0	0	0	0
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	0	0	0	0	0	0	0
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	0	0	0	0	0	0	0
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	1,259,746	3,000,000	0	4,500,000	0	0	0
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	0	0	0	0	0	0	0
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	111,146	0	0	0	0	0	0
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	0	0	0	0	0	0	13,405
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	124,272	500,000	20,968	750,000	0	0	0
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	0	0	0	0	0	0	0
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	266,036	0	52,785	1,900,260	0	0	366,740
11	Loan	12	GSMC	GSMC	The Gramercy	0	0	15,584	450,000	0	0	0
12	Loan		GSMC	GSMC	634 Second Street	28,051	0	5,844	0	0	0	32,670
13	Loan		GSMC	GSMC	The Plaza	77,568	0	6,667	320,000	0	0	0

 A-1-39

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)
14	Loan	27	GSMC	GSMC	River Ranch	0	500,000	0	250,000	0	0	21,950
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	0	0	0	0	0	0	0
16	Loan		GSMC	GSMC	Boulevard Center II	0	122,000	0	122,000	0	0	0
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	0	0	0	0	0	0	0
18	Loan		GSMC	GSMC	Lakeview Boulevard	0	0	0	0	0	0	0
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	100,901	0	0	0	0	0	0
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	0	1,000,000	0	250,000	0	0	275
21	Loan		GSMC	GSMC	Shiloh Crossing	0	0	6,250	375,000	0	0	0
22	Loan		GSMC	GSMC	Mission Gorge Square	0	0	0	0	0	0	0
23	Loan		GSMC	GSMC	Camino Vida Roble	0	0	3,621	150,000	0	0	0
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	39,957	0	0	0	0	0	0
25	Loan		GSBI	GSMC	Victoria Villa	0	0	0	0	0	0	141,955
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	0	0	5,833	200,000	0	0	0
27	Loan		GSMC	GSMC	200 Livingston Street	0	0	1,224	44,055	0	0	2,200
28	Loan		GSMC	GSMC	Pride Center	0	0	0	0	0	0	0
29	Loan	11, 33	GSMC	GSMC	Spruce Street	74,862	0	6,239	374,310	0	0	0
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	23,662	0	0	0	0	0	15,400
31	Loan		GSMC	GSMC	Village at Oakhurst	42,000	250,000	0	85,000	0	0	0
32	Loan		GSMC	GSMC	Best Buy Danvers	0	0	0	0	0	0	0
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	0	500,000	0	0	0	0	26,400

 A-1-40

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	0	0	0	18,780,974	0
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	0	0	0	3,572,450	0
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	0	0	0	16,959,724	0
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	0	0	0	5,816,966	0
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	0	0	0	0	0
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	0	0	0	7,945,478	0
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	0	0	0	4,360,517	0
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	0	0	0	504,599	0
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	0	0	0	0	0
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	0	0	0	0	0
11	Loan	12	GSMC	GSMC	The Gramercy	0	0	0	1,129,722	0
12	Loan		GSMC	GSMC	634 Second Street	0	0	0	0	0
13	Loan		GSMC	GSMC	The Plaza	0	0	0	200,181	0

 A-1-41

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)
14	Loan	27	GSMC	GSMC	River Ranch	0	0	0	0	0
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	0	0	0	0	0
16	Loan		GSMC	GSMC	Boulevard Center II	0	0	0	0	0
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	0	0	0	0	40,000
18	Loan		GSMC	GSMC	Lakeview Boulevard	0	0	0	0	0
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	0	0	0	64,000	0
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	0	0	0	2,773	0
21	Loan		GSMC	GSMC	Shiloh Crossing	0	0	0	0	0
22	Loan		GSMC	GSMC	Mission Gorge Square	0	0	0	0	0
23	Loan		GSMC	GSMC	Camino Vida Roble	0	0	0	59,598	0
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	0	0	0	138,333	0
25	Loan		GSBI	GSMC	Victoria Villa	0	0	0	0	0
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	0	0	0	0	0
27	Loan		GSMC	GSMC	200 Livingston Street	0	0	0	2,269,681	0
28	Loan		GSMC	GSMC	Pride Center	0	0	0	0	0
29	Loan	11, 33	GSMC	GSMC	Spruce Street	0	0	0	926,916	0
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	0	0	0	0	0
31	Loan		GSMC	GSMC	Village at Oakhurst	0	0	0	0	0
32	Loan		GSMC	GSMC	Best Buy Danvers	0	0	0	0	0
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	0	0	0	14,881	0

 A-1-42

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Other Reserve Description
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	Unfunded Obligations Reserve
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	Unfunded Obligations Reserve
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	Unfunded Obligations Reserve
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	Plaid Expansion Construction Reserve
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	Unpaid Tenant Improvements ($6,695,091.09), Free Rent ($1,250,386.88)
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	Unfunded Obligations Reserve ($3,520,668), D&B Reserve ($513,838), Garage Reserve ($326,011.20)
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	Unfunded Obligations Reserve
9	Loan	25	GSMC	GSMC	Ericsson North American HQ
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street
11	Loan	12	GSMC	GSMC	The Gramercy	Unfunded Obligations Reserve
12	Loan		GSMC	GSMC	634 Second Street
13	Loan		GSMC	GSMC	The Plaza	Unfunded Obligations Reserve

 A-1-43

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Other Reserve Description
14	Loan	27	GSMC	GSMC	River Ranch
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston
16	Loan		GSMC	GSMC	Boulevard Center II
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	Seasonality Reserve of $40,000 collected during the payment period of May, June, July, and August of each year. Capped at $160,000
18	Loan		GSMC	GSMC	Lakeview Boulevard
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Unfunded Obligations Reserve
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	Unfunded Obligations Reserve
21	Loan		GSMC	GSMC	Shiloh Crossing
22	Loan		GSMC	GSMC	Mission Gorge Square
23	Loan		GSMC	GSMC	Camino Vida Roble	Unfunded Obligations Reserve
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Tenant Improvement Allowance ($102,400.00), Free Rent ($35,933.00)
25	Loan		GSBI	GSMC	Victoria Villa
26	Loan	11	GSMC	GSMC	2 Corporate Parkway
27	Loan		GSMC	GSMC	200 Livingston Street	New Lease Reserve ($1,882,009), Unfunded Obligations Reserve ($387,671.70)
28	Loan		GSMC	GSMC	Pride Center
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Unfunded Obligations Reserve ($711,411.00), Rent Concession Reserve ($215,505.00)
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick
31	Loan		GSMC	GSMC	Village at Oakhurst
32	Loan		GSMC	GSMC	Best Buy Danvers
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	Unfunded Obligations Reserve

 A-1-44

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Borrower Name	Delaware Statutory Trust?
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	1999 Stars, LLC	No
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	LCPC Lafayette Property LLC	No
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	LCPC Pentagon Property LLC	No
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	UB (Hannibal), LLC, UB (TA-Sacramento), LLC, UB (TA-Arvada), LLC, UB (Builders First Source), LLC, UB (TA-Pensacola), LLC, UB (TA-Tallahassee), LLC, UB (TA-Savannah), LLC, UB (Jade-Illinois), LLC, UB (Set-North Vernon), LLC, UB (MVP-Mayfield), LLC, UB (Paragon Tech), LLC, UB (Progressive Metal), LLC, UB (SET-New Boston), LLC, UB (Hover-Davis), LLC, UB (Banner Services), LLC, UB (Jade-Ohio), LLC, UB (Easley Custom Plastics), LLC, UB (MVP-Charleston), LLC, UB (TA-Corpus Christi), LLC, UB (Texas Die Casting), LLC, UB II (New WinCup-AZ), LLC, UB II (Santa Fe), LLC, UB II (Sitel), LLC, UB II (Plaid-Decatur), LLC, UB II (Plaid-Norcross), LLC, UB II (New WinCup-GA), LLC, UB II (Northwest Mailing), LLC, UB II (Ainslie), LLC, UB II (UP-166th St), LLC, UB II (UP-Armory), LLC, UB II (WFC), LLC, UB II (Lyons), LLC, UB II (MP Pumps), LLC, UB II (PTI), LLC, UB II (Microfinish), LLC, UB II (Oracle), LLC, UB II (Aramsco), LLC, UB II (Angstrom), LLC and UB II (Fitz), LLC	No
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	GI DC Rockville LLC	No
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	AGNL Engineering, L.L.C.	No
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	51 JFK Unit L.L.C. and 101-103 JFK Realty L.L.C.	No
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	Redlands Town Center Retail III, LLC	No
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	LCN ERC Plano (TX) LLC	No
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	Jacob’s First, LLC	No
11	Loan	12	GSMC	GSMC	The Gramercy	LV Gramercy Owner, L.P.	No
12	Loan		GSMC	GSMC	634 Second Street	Thor 634 Second Street LLC and Thor 634 LLC	No
13	Loan		GSMC	GSMC	The Plaza	PMGA, LLC	No

 A-1-45

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Borrower Name	Delaware Statutory Trust?
14	Loan	27	GSMC	GSMC	River Ranch	FM Retail, L.L.C., Market Phase III, L.L.C., River Ranch Properties, L.L.C. and CC’s River Ranch, L.L.C.	No
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	Tara of Charleston LLC	No
16	Loan		GSMC	GSMC	Boulevard Center II	CF&I LLC	No
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	El Dorado Hotel Partners LLC	No
18	Loan		GSMC	GSMC	Lakeview Boulevard	46703 Lakeview, LP	No
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Albertville Investment Partners, LLC	No
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	One Thousand-Boulevard, LLC and EDM-Sarasota, LLC	No
21	Loan		GSMC	GSMC	Shiloh Crossing	Shiloh Venture LLC	No
22	Loan		GSMC	GSMC	Mission Gorge Square	Mission Gorge Square LLC and Mission Gorge Square II LLC	No
23	Loan		GSMC	GSMC	Camino Vida Roble	Vida I, LLC and Hanabi Carlsbad, LLC	No
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Northgate Investment Partners, LLC	No
25	Loan		GSBI	GSMC	Victoria Villa	MAI/BH, LLC	No
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	Twinsburg Industrial Properties III, LLC	No
27	Loan		GSMC	GSMC	200 Livingston Street	BH Livingston LLC, BH Livingston Investors LLC, KFIR Capital Livingston JB LLC, Quality BH Livingston LLC, YH Livingston LLC and KFIR Capital Livingston SF LLC	No
28	Loan		GSMC	GSMC	Pride Center	Pride Center Co., LLC	No
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Spruce Street Professional Building, LLC	No
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	Metro Storage Limerick LLC	No
31	Loan		GSMC	GSMC	Village at Oakhurst	Oakhurst Properties, LLC	No
32	Loan		GSMC	GSMC	Best Buy Danvers	Prism Best Buy Danvers, L.P., Squires Best Buy Danvers, LLC, ARW Best Buy Danvers, LLC and EHW Best Buy Danvers, LLC	No
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	Machom IV, LLC	No

 A-1-46

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Carve-out Guarantor
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	JMB Realty Corporation
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	None
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	None
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	Michael W. Brennan, Robert G. Vanecko, Scott D. McKibben, Samuel A. Mandarino, Allen Crosswell, Tod Greenwood and Troy MacMane
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	DataCore Fund L.P.
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	AG Net Lease III (SO) Corp. and AG Net Lease III Corp.
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	Mack-Cali Realty, L.P.
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	Hugo F. Aviles, Gary C. Otto, Aviles Family Trust Dated 11/7/2003 and The Otto Family Inter Vivos Trust Dated 10/24/2002
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	LCN North American Fund II REIT
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	Lloyd Goldman and Stanley Chera
11	Loan	12	GSMC	GSMC	The Gramercy	Estein Holdings, Ltd.
12	Loan		GSMC	GSMC	634 Second Street	Joseph J. Sitt
13	Loan		GSMC	GSMC	The Plaza	Ernest W. Livingston, Jr.

 A-1-47

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Carve-out Guarantor
14	Loan	27	GSMC	GSMC	River Ranch	Rodney L. Savoy and Robert Gagnard
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	Pratapkumar B. Patel, Yogendrakumar H. Patel, Jayshree Patel, Rashmi Patel, Urvashi H. Patel, Urvashi H. Patel, as Trustee of The Hasmukh Patel Revocable Living Trust Dated September 24, 2015, Yogendrakumar H. Patel, as Trustee of The Yogendrakumar Patel Revocable Living Trust Dated December 16, 2015, Jayshree Patel, as Trustee of The Jayshree Patel Revocable Living Trust Dated December 16, 2015, Pratapkumar Patel, as Trustee of The Pratapkumar Patel Revocable Living Trust Dated December 21, 2015, Rashmi Patel, as Trustee of The Rashmi Patel Revocable Living Trust Dated December 21, 2015 and Urvashi H. Patel, as Trustee of The Urvashi Patel Revocable Living Trust Dated October 8, 2015
16	Loan		GSMC	GSMC	Boulevard Center II	Jerry J. Tepper and The Phoenix Limited Partnership
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	Andrew P. Hardy, Wells L. Marvin, William E. Swank, Jr. and David Wani
18	Loan		GSMC	GSMC	Lakeview Boulevard	Jason A. Hammerman
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	George B. Tomlin
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	Charles E. Githler, III, EDM Realty Partners L.P. and Howard Brumer
21	Loan		GSMC	GSMC	Shiloh Crossing	Ronald B. Russ, Jeffrey S. Gould and Bryan Chandler
22	Loan		GSMC	GSMC	Mission Gorge Square	Weiman Commercial LLC, Laskey-Weil Co. LLC, Ruth Weil, Mindy Weiman Geller and Stephanie Laskey
23	Loan		GSMC	GSMC	Camino Vida Roble	Roy Doumani and Jared Doumani
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	George B. Tomlin
25	Loan		GSBI	GSMC	Victoria Villa	Yakov Albaz
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	Robert J. Scannell and Robert J. Scannell, as trustee of The Revocable Trust Agreement of Robert J. Scannell, dated September 9, 2002, as amended by the First Amendment to the Robert J. Scannell Revocable Trust Agreement dated March 7, 2003
27	Loan		GSMC	GSMC	200 Livingston Street	Shimshon Klugman
28	Loan		GSMC	GSMC	Pride Center	Maxine N. Dunitz, as Trustee of the Non-Exempt Marital Trust Under the Maxine & Gerald Dunitz Trust U/T/D June 3, 1982, Lisa Dunitz-Johnson, Barbara Miller and Robin Dunitz
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Deanna Magnon, The Magnon Legacy Gift Trust and The Deanna Rae Magnon Trust
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	Metro Storage LLC
31	Loan		GSMC	GSMC	Village at Oakhurst	Joseph Scott Douglas
32	Loan		GSMC	GSMC	Best Buy Danvers	Richard D. Squires and Dennis J. Wong
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	Thomas R. Homco and Michael J. McFarland

 A-1-48

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Loan Purpose	Loan Amount (sources)	Principal’s New Cash Contribution (7)	Subordinate Debt	Other Sources	Total Sources	Loan Payoff	Purchase Price
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	Recapitalization	232,760,000	0	267,240,000	0	500,000,000	182,113,232	0
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	Acquisition	243,000,000	164,817,677	0	0	407,817,677	0	404,000,000
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	Acquisition	210,000,000	186,684,633	0	0	396,684,633	0	379,500,000
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	Recapitalization	307,640,000	0	0	0	307,640,000	228,343,570	0
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	Acquisition	138,000,000	199,799,934	0	0	337,799,934	0	337,500,000
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	Acquisition	80,000,000	50,789,631	0	0	130,789,631	0	122,000,000
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	Acquisition	124,500,000	124,031,334	0	5,813,695	254,345,029	0	245,000,000
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	Refinance	46,500,000	0	0	0	46,500,000	42,090,355	0
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	Acquisition	103,600,000	44,324,692	0	0	147,924,692	0	147,500,000
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	Refinance	150,000,000	0	0	0	150,000,000	101,727,466	0
11	Loan	12	GSMC	GSMC	The Gramercy	Acquisition	37,000,000	26,288,964	0	0	63,288,964	0	61,750,000
12	Loan		GSMC	GSMC	634 Second Street	Acquisition	30,000,000	10,236,864	0	0	40,236,864	0	40,000,000
13	Loan		GSMC	GSMC	The Plaza	Acquisition	24,500,000	8,045,501	0	0	32,545,501	0	32,000,000

 A-1-49

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Loan Purpose	Loan Amount (sources)	Principal’s New Cash Contribution (7)	Subordinate Debt	Other Sources	Total Sources	Loan Payoff	Purchase Price
14	Loan	27	GSMC	GSMC	River Ranch	Refinance	18,725,000	11,216,110	0	0	29,941,110	28,874,122	0
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	Refinance	17,500,000	0	0	0	17,500,000	15,213,051	0
16	Loan		GSMC	GSMC	Boulevard Center II	Refinance	15,500,000	0	0	0	15,500,000	14,316,506	0
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	Refinance	15,350,000	0	0	0	15,350,000	11,141,257	0
18	Loan		GSMC	GSMC	Lakeview Boulevard	Acquisition	13,000,000	6,607,933	0	0	19,607,933	0	19,250,000
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Refinance	12,895,000	0	0	0	12,895,000	11,152,250	0
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	Acquisition	12,765,000	5,710,584	0	0	18,475,584	0	17,000,000
21	Loan		GSMC	GSMC	Shiloh Crossing	Refinance	12,562,500	429,879	0	0	12,992,379	12,673,214	0
22	Loan		GSMC	GSMC	Mission Gorge Square	Refinance	12,500,000	0	0	0	12,500,000	10,046,000	0
23	Loan		GSMC	GSMC	Camino Vida Roble	Acquisition	12,000,000	8,214,775	0	0	20,214,775	0	20,000,000
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Refinance	12,000,000	0	0	0	12,000,000	10,129,318	0
25	Loan		GSBI	GSMC	Victoria Villa	Refinance	11,250,000	0	0	0	11,250,000	6,462,331	0
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	Refinance	11,000,000	0	0	0	11,000,000	7,412,979	0
27	Loan		GSMC	GSMC	200 Livingston Street	Recapitalization	10,550,000	4,797,334	0	0	15,347,334	0	12,500,000
28	Loan		GSMC	GSMC	Pride Center	Refinance	10,000,000	0	0	0	10,000,000	8,773,136	0
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Refinance	9,500,000	3,376,609	0	0	12,876,609	11,805,903	0
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	Refinance	7,500,000	0	0	0	7,500,000	6,800,554	0
31	Loan		GSMC	GSMC	Village at Oakhurst	Refinance	6,000,000	0	0	0	6,000,000	5,175,833	0
32	Loan		GSMC	GSMC	Best Buy Danvers	Refinance	5,900,000	1,900,868	0	0	7,800,868	7,638,654	0
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	Acquisition	5,687,500	4,184,917	0	0	9,872,417	0	8,700,000

 A-1-50

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Closing Costs	Reserves	Principal Equity Distribution	Other Uses	Total Uses	Lockbox	Cash Management
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	4,754,365	18,780,974	0	294,351,429	500,000,000	Hard	Springing
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	245,227	3,572,450	0	0	407,817,677	Hard	Springing
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	224,909	16,959,724	0	0	396,684,633	Hard	Springing
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	2,924,039	10,076,712	0	66,295,679	307,640,000	Hard	Springing
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	299,934	0	0	0	337,799,934	Hard	Springing
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	844,153	7,945,478	0	0	130,789,631	Hard	In Place
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	4,971,107	4,373,922	0	0	254,345,029	Hard	Springing
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	447,144	1,049,932	2,912,569	0	46,500,000	Hard	Springing
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	424,692	0	0	0	147,924,692	Hard	In Place
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	1,612,097	682,240	45,978,197	0	150,000,000	Hard	Springing
11	Loan	12	GSMC	GSMC	The Gramercy	380,672	1,158,293	0	0	63,288,964	Hard	Springing
12	Loan		GSMC	GSMC	634 Second Street	204,194	32,670	0	0	40,236,864	Hard	In Place
13	Loan		GSMC	GSMC	The Plaza	245,401	300,099	0	0	32,545,501	Springing	Springing

 A-1-51

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Closing Costs	Reserves	Principal Equity Distribution	Other Uses	Total Uses	Lockbox	Cash Management
14	Loan	27	GSMC	GSMC	River Ranch	396,213	670,776	0	0	29,941,110	Springing	Springing
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	270,442	98,800	1,917,707	0	17,500,000	Springing	Springing
16	Loan		GSMC	GSMC	Boulevard Center II	202,849	171,908	808,737	0	15,500,000	Springing	Springing
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	501,379	63,835	3,643,528	0	15,350,000	Hard	Springing
18	Loan		GSMC	GSMC	Lakeview Boulevard	327,863	30,070	0	0	19,607,933	Springing	Springing
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	306,872	70,823	1,365,055	0	12,895,000	Hard	Springing
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	426,320	1,049,264	0	0	18,475,584	Soft Springing	In Place
21	Loan		GSMC	GSMC	Shiloh Crossing	319,165	0	0	0	12,992,379	Springing	Springing
22	Loan		GSMC	GSMC	Mission Gorge Square	306,355	0	2,147,645	0	12,500,000	None	None
23	Loan		GSMC	GSMC	Camino Vida Roble	145,603	69,172	0	0	20,214,775	Hard	Springing
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	270,895	154,880	1,444,907	0	12,000,000	Hard	Springing
25	Loan		GSBI	GSMC	Victoria Villa	320,415	456,897	4,010,357	0	11,250,000	Springing	Springing
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	227,625	32,231	3,327,165	0	11,000,000	Springing	Springing
27	Loan		GSMC	GSMC	200 Livingston Street	565,789	2,281,545	0	0	15,347,334	Hard	In Place
28	Loan		GSMC	GSMC	Pride Center	214,500	17,583	994,781	0	10,000,000	None	None
29	Loan	11, 33	GSMC	GSMC	Spruce Street	129,265	941,440	0	0	12,876,609	Springing	Springing
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	194,724	87,775	416,947	0	7,500,000	None	None
31	Loan		GSMC	GSMC	Village at Oakhurst	238,860	519,941	65,366	0	6,000,000	Springing	Springing
32	Loan		GSMC	GSMC	Best Buy Danvers	162,214	0	0	0	7,800,868	None	In Place
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	570,036	602,381	0	0	9,872,417	Springing	Springing

 A-1-52

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Cash Management Triggers
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.0%, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Mezzanine Loan Event of Default
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.00%, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Government Lease Trigger Period
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 9.50%, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Government Lease Trigger Period
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x
4.01	Property				Hannibal
4.02	Property				Kraco
4.03	Property				New WinCup - Phoenix
4.04	Property				Worlds Finest Chocolates
4.05	Property				SET - MI
4.06	Property				Plaid - Decatur
4.07	Property				Oracle Packaging
4.08	Property				TestAmerica - West SAC
4.09	Property				TestAmerica - Arvada
4.10	Property				Northwest Mailing Service
4.11	Property				Lyons
4.12	Property				Wilbert Plastics
4.13	Property				Angstrom Graphics
4.14	Property				New WinCup - Stone Mountain
4.15	Property				Universal Pool - Armory
4.16	Property				Jade-Sterling - IL
4.17	Property				Plaid - Norcross
4.18	Property				Phillips and Temro
4.19	Property				TestAmerica - Savannah
4.20	Property				Hover-Davis
4.21	Property				Jade-Sterling - OH
4.22	Property				Fitz Aerospace
4.23	Property				MVP Charleston
4.24	Property				Paragon Tech
4.25	Property				Aramsco and Bulls Eye
4.26	Property				Shale-Inland
4.27	Property				M.P. Pumps
4.28	Property				TestAmerica - Pensacola
4.29	Property				Microfinish
4.30	Property				MVP Mayfield
4.31	Property				Builders FirstSource
4.32	Property				Banner
4.33	Property				SET - IN
4.34	Property				Progressive Metal
4.35	Property				Universal Pool - 166th
4.36	Property				SITEL
4.37	Property				TestAmerica - Tallahassee
4.38	Property				Texas Die Casting
4.39	Property				TestAmerica - Corpus Christi
5	Loan	20	GSMC	GSMC	GSK R&D Centre	(i) the occurrence of an Event of Default, (ii) the occurrence of a Specified Tenant Sweep Event, (iii) Debt Yield is less than 9.0%
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Dark Tenant Trigger Event
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.25%, (iii) the occurrence of Specified Tenant Trigger Period
7.01	Property				51 JFK Parkway
7.02	Property				101 JFK Parkway
7.03	Property				103 JFK Parkway
8	Loan	11	GSMC	GSMC	Redlands Town Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event, (v) the earlier to occur of (a) in the event “Tuesday Morning” has terminated or given notice to terminate its Lease prior to taking occupancy at the Property or (b) September 1, 2017, in the event Borrower has not delivered to Lender by such date an Officer’s Certificate and an estoppel from “Tuesday Morning” stating that it has accepted delivery of its demised premises, is in occupancy at the Property and open for business and is paying full unabated rent
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 85% of Closing Date NOI, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of an Ericsson Tenant Trigger Event, (v) the occurrence of a Sponsor Covenant Event
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.35x
11	Loan	12	GSMC	GSMC	The Gramercy	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event, (v) the occurrence of a Guarantor Covenant Event
12	Loan		GSMC	GSMC	634 Second Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event
13	Loan		GSMC	GSMC	The Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event

 A-1-53

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Cash Management Triggers
14	Loan	27	GSMC	GSMC	River Ranch	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Franchise Trigger Event
16	Loan		GSMC	GSMC	Boulevard Center II	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event, (v) failure of IHOP tenant to waive right of termination on the date that is six months prior to the tenth year of the IHOP Lease term
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Franchise Trigger Event, (v) the occurrence of a Guarantor Covenant Event
18	Loan		GSMC	GSMC	Lakeview Boulevard	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.40x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Genmark Automation Trigger Period
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.10%, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Tenant Trigger Event, (v) failure of Sponsor to maintain net worth and liquidity above the respective thresholds
21	Loan		GSMC	GSMC	Shiloh Crossing	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 80% of Closing Date NOI, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event
22	Loan		GSMC	GSMC	Mission Gorge Square	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.00x, (iii) failure to deliver financial statements as required in the Loan Agreement
23	Loan		GSMC	GSMC	Camino Vida Roble	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event
25	Loan		GSBI	GSMC	Victoria Villa	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 85% of Closing Date NOI, (iii) failure to deliver financial statements as required in the Loan Agreement
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	(i) the occurrence of an Event of Default, (ii) failure to deliver financial statements as required in the Loan Agreement, (iii) the occurrence of an Rollover Trigger Event
27	Loan		GSMC	GSMC	200 Livingston Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.125x, (iii) failure to deliver financial statements as required in the Loan Agreement
28	Loan		GSMC	GSMC	Pride Center	NAP
29	Loan	11, 33	GSMC	GSMC	Spruce Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement
31	Loan		GSMC	GSMC	Village at Oakhurst	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 8.25% for two consecutive fiscal quarters, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a 131 Main Trigger Event
32	Loan		GSMC	GSMC	Best Buy Danvers	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Best Buy Trigger Event
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than 80% of Closing Date NOI, (iii) failure to deliver financial statements as required in the Loan Agreement, (iv) the occurrence of a Rollover Trigger Event

 A-1-54

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate	Cut-off Date Mezzanine Debt Balance ($)
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	No			137,260,000	192,240,000	4.08050%	75,000,000
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	No			162,750,000
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	No			130,000,000
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio				234,236,120
4.01	Property				Hannibal	No
4.02	Property				Kraco	No
4.03	Property				New WinCup - Phoenix	No
4.04	Property				Worlds Finest Chocolates	No
4.05	Property				SET - MI	No
4.06	Property				Plaid - Decatur	No
4.07	Property				Oracle Packaging	No
4.08	Property				TestAmerica - West SAC	No
4.09	Property				TestAmerica - Arvada	No
4.10	Property				Northwest Mailing Service	No
4.11	Property				Lyons	No
4.12	Property				Wilbert Plastics	No
4.13	Property				Angstrom Graphics	No
4.14	Property				New WinCup - Stone Mountain	No
4.15	Property				Universal Pool - Armory	No
4.16	Property				Jade-Sterling - IL	No
4.17	Property				Plaid - Norcross	No
4.18	Property				Phillips and Temro	No
4.19	Property				TestAmerica - Savannah	No
4.20	Property				Hover-Davis	No
4.21	Property				Jade-Sterling - OH	No
4.22	Property				Fitz Aerospace	No
4.23	Property				MVP Charleston	No
4.24	Property				Paragon Tech	No
4.25	Property				Aramsco and Bulls Eye	No
4.26	Property				Shale-Inland	No
4.27	Property				M.P. Pumps	No
4.28	Property				TestAmerica - Pensacola	No
4.29	Property				Microfinish	No
4.30	Property				MVP Mayfield	No
4.31	Property				Builders FirstSource	No
4.32	Property				Banner	No
4.33	Property				SET - IN	No
4.34	Property				Progressive Metal	No
4.35	Property				Universal Pool - 166th	No
4.36	Property				SITEL	No
4.37	Property				TestAmerica - Tallahassee	No
4.38	Property				Texas Die Casting	No
4.39	Property				TestAmerica - Corpus Christi	No
5	Loan	20	GSMC	GSMC	GSK R&D Centre	No			72,500,000
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	No			20,000,000
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio				74,700,000
7.01	Property				51 JFK Parkway	No
7.02	Property				101 JFK Parkway	No
7.03	Property				103 JFK Parkway	No
8	Loan	11	GSMC	GSMC	Redlands Town Center	No
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	No			58,000,000
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	No			110,000,000
11	Loan	12	GSMC	GSMC	The Gramercy	No
12	Loan		GSMC	GSMC	634 Second Street	No
13	Loan		GSMC	GSMC	The Plaza	No

 A-1-55

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Ground Lease Y/N	Ground Lease Expiration Date	Annual Ground Lease Payment ($)	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate	Cut-off Date Mezzanine Debt Balance ($)
14	Loan	27	GSMC	GSMC	River Ranch	No
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	No
16	Loan		GSMC	GSMC	Boulevard Center II	No
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	No
18	Loan		GSMC	GSMC	Lakeview Boulevard	No
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	No
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	No
21	Loan		GSMC	GSMC	Shiloh Crossing	No
22	Loan		GSMC	GSMC	Mission Gorge Square	No
23	Loan		GSMC	GSMC	Camino Vida Roble	No
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	No
25	Loan		GSBI	GSMC	Victoria Villa	No
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	No
27	Loan		GSMC	GSMC	200 Livingston Street	No
28	Loan		GSMC	GSMC	Pride Center	No
29	Loan	11, 33	GSMC	GSMC	Spruce Street	No
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	No
31	Loan		GSMC	GSMC	Village at Oakhurst	No
32	Loan		GSMC	GSMC	Best Buy Danvers	No
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	No

 A-1-56

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Terrorism Insurance Required	Control Number
1	Loan	8, 9, 10, 11, 12	GSMC	GSMC	1999 Avenue of the Stars	Yes	1
2	Loan	11, 13, 14	GSMC	GSMC	Lafayette Centre	Yes	2
3	Loan	15	GSMC, MS	GSMC	Pentagon Center	Yes	3
4	Loan	16, 17, 18, 19	GSMC	GSMC	U.S. Industrial Portfolio	Yes	4
4.01	Property				Hannibal	Yes	4.01
4.02	Property				Kraco	Yes	4.02
4.03	Property				New WinCup - Phoenix	Yes	4.03
4.04	Property				Worlds Finest Chocolates	Yes	4.04
4.05	Property				SET - MI	Yes	4.05
4.06	Property				Plaid - Decatur	Yes	4.06
4.07	Property				Oracle Packaging	Yes	4.07
4.08	Property				TestAmerica - West SAC	Yes	4.08
4.09	Property				TestAmerica - Arvada	Yes	4.09
4.10	Property				Northwest Mailing Service	Yes	4.10
4.11	Property				Lyons	Yes	4.11
4.12	Property				Wilbert Plastics	Yes	4.12
4.13	Property				Angstrom Graphics	Yes	4.13
4.14	Property				New WinCup - Stone Mountain	Yes	4.14
4.15	Property				Universal Pool - Armory	Yes	4.15
4.16	Property				Jade-Sterling - IL	Yes	4.16
4.17	Property				Plaid - Norcross	Yes	4.17
4.18	Property				Phillips and Temro	Yes	4.18
4.19	Property				TestAmerica - Savannah	Yes	4.19
4.20	Property				Hover-Davis	Yes	4.20
4.21	Property				Jade-Sterling - OH	Yes	4.21
4.22	Property				Fitz Aerospace	Yes	4.22
4.23	Property				MVP Charleston	Yes	4.23
4.24	Property				Paragon Tech	Yes	4.24
4.25	Property				Aramsco and Bulls Eye	Yes	4.25
4.26	Property				Shale-Inland	Yes	4.26
4.27	Property				M.P. Pumps	Yes	4.27
4.28	Property				TestAmerica - Pensacola	Yes	4.28
4.29	Property				Microfinish	Yes	4.29
4.30	Property				MVP Mayfield	Yes	4.30
4.31	Property				Builders FirstSource	Yes	4.31
4.32	Property				Banner	Yes	4.32
4.33	Property				SET - IN	Yes	4.33
4.34	Property				Progressive Metal	Yes	4.34
4.35	Property				Universal Pool - 166th	Yes	4.35
4.36	Property				SITEL	Yes	4.36
4.37	Property				TestAmerica - Tallahassee	Yes	4.37
4.38	Property				Texas Die Casting	Yes	4.38
4.39	Property				TestAmerica - Corpus Christi	Yes	4.39
5	Loan	20	GSMC	GSMC	GSK R&D Centre	Yes	5
6	Loan	21, 22	GSMC	GSMC	CH2M Global Headquarters	Yes	6
7	Loan	23, 24	GSMC, CGMRC	GSMC	Mack-Cali Short Hills Office Portfolio	Yes	7
7.01	Property				51 JFK Parkway	Yes	7.01
7.02	Property				101 JFK Parkway	Yes	7.02
7.03	Property				103 JFK Parkway	Yes	7.03
8	Loan	11	GSMC	GSMC	Redlands Town Center	Yes	8
9	Loan	25	GSMC	GSMC	Ericsson North American HQ	Yes	9
10	Loan	21, 26	GSMC, WFB	GSMC	One West 34th Street	Yes	10
11	Loan	12	GSMC	GSMC	The Gramercy	Yes	11
12	Loan		GSMC	GSMC	634 Second Street	Yes	12
13	Loan		GSMC	GSMC	The Plaza	Yes	13

 A-1-57

GSMS 2017-GS6 Annex A-1

Control Number	Loan / Property Flag	Footnotes	Originator	Mortgage Loan Seller	Property Name	Terrorism Insurance Required	Control Number
14	Loan	27	GSMC	GSMC	River Ranch	Yes	14
15	Loan	28	GSMC	GSMC	Holiday Inn Charleston	Yes	15
16	Loan		GSMC	GSMC	Boulevard Center II	Yes	16
17	Loan	29, 30	GSMC	GSMC	Courtyard Boise Meridian	Yes	17
18	Loan		GSMC	GSMC	Lakeview Boulevard	Yes	18
19	Loan	31	GSMC	GSMC	Shoppes at Albertville	Yes	19
20	Loan	11, 32	GSMC	GSMC	Northern Trust Plaza	Yes	20
21	Loan		GSMC	GSMC	Shiloh Crossing	Yes	21
22	Loan		GSMC	GSMC	Mission Gorge Square	Yes	22
23	Loan		GSMC	GSMC	Camino Vida Roble	Yes	23
24	Loan	31	GSMC	GSMC	Shoppes at Northgate	Yes	24
25	Loan		GSBI	GSMC	Victoria Villa	Yes	25
26	Loan	11	GSMC	GSMC	2 Corporate Parkway	Yes	26
27	Loan		GSMC	GSMC	200 Livingston Street	Yes	27
28	Loan		GSMC	GSMC	Pride Center	Yes	28
29	Loan	11, 33	GSMC	GSMC	Spruce Street	Yes	29
30	Loan	34	GSMC	GSMC	Metro Self Storage Limerick	Yes	30
31	Loan		GSMC	GSMC	Village at Oakhurst	Yes	31
32	Loan		GSMC	GSMC	Best Buy Danvers	Yes	32
33	Loan		GSMC	GSMC	1076 Pittsburgh Drive	Yes	33

 A-1-58

Footnotes to Annex A-1

1	The Administrative Cost Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

2	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

3	The open period is inclusive of the Maturity Date.

4	Underwritten NCF DSCR is calculated based on amortizing debt service payments (except for interest-only loans).

5	Occupancy reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

6	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

7	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

8	The lockout period will be at least 24 payment dates beginning with and including the first payment date of June 6, 2017. For the purposes of this prospectus, the assumed lockout period of 24 payment dates is based on the expected GSMS 2017-GS6 securitization closing date in May 2017. The actual lockout period may be longer.

9	The Cut-off Date Principal Balance of $95,500,000 represents the non-controlling note A-1 of a $425,000,000 whole loan, evidenced by three non-controlling senior pari passu notes and four pari passu subordinate B-notes. The non-controlling note A-2 and non-controlling note A-3, with a combined Cut-off Date Principal Balance of $137,260,000 are expected to be contributed to one or more future securitization transactions. The notes B-1, B-2, B-3 and B-4, with a combined Cut-off Date Principal Balance of $192,240,000 were sold to a third party investor. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate principal balance of the 1999 Avenue of the Stars Senior Loans of $232,760,000.

10	The subordinate companion loan is comprised of a note B with a principal balance as of the Cut-off Date of $192,240,000 and a note rate of 4.0805%.

11	The Appraised Value presents the “As-Is” Appraised Value of the Mortgaged Property. The Cut-off Date LTV Ratio is calculated on the basis of such “As-Is” Appraised Value. The LTV Ratio at Maturity is calculated on the basis of the “As Stabilized” Appraised Value.

12	For tenants with multiple lease expirations, the expiration date associated with the largest square footage is shown.

13	The lockout period will be at least 27 payment dates beginning with and including the first payment date of March 6, 2017. For the purposes of this prospectus, the assumed lockout period of 27 payment dates is based on the expected GSMS 2017-GS6 securitization closing date in May 2017. The actual lockout period may be longer.

14	The Cut-off Date Principal Balance of $80,250,000 represents the non-controlling note A-2 of a $243,000,000 whole loan evidenced by three pari passu notes. The companion loans are evidenced by the controlling note A-1 with an outstanding principal balance as of the Cut-off Date of $82,500,000, and by the non-controlling note A-3 with an outstanding principal balance as of the Cut-off Date of $80,250,000. The note A-1 was securitized in the GSMS 2017-GS5 securitization transaction, and note A-3 is currently held by Goldman Sachs Mortgage Company and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $243,000,000.

15	The Cut-off Date Principal Balance of $80,000,000 represents the controlling note A-2 of a $210,000,000 whole loan co-originated by Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A. (“Morgan Stanley”) evidenced by six pari passu notes. The non-controlling note A-1 with an outstanding principal balance as of the Cut-off Date of $25,000,000 was contributed to the GSMS 2017-GS5 securitization transaction. The non-controlling note A-3 with an outstanding principal balance as of the Cut-off Date of $50,000,000 was contributed to the MSBAM 2017-C33 securitization transaction. The non-controlling note A-4, non-controlling note A-5, and non-controlling note A-6, with a combined outstanding principal balance as of the Cut-off Date of $55,000,000 were contributed to the BANK 2017-BNK4 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $210,000,000.

16	The U.S. Industrial Portfolio Whole Loan requires monthly debt service payments of (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the Mortgage Loan during the related interest accrual period.

17	The Ongoing TI/LC Reserve, commencing on September 1, 2021 (or earlier if funds on deposit therein are less than $1,500,000) will equal $150,000 up to an amount equal to $4,500,000 until such time as funds on deposit therein are less than $1,500,000, and on each due date thereafter, the borrower will be required to resume monthly deposits in an amount equal to the lesser of (x) $150,000 and (y) the amount necessary to cause the tenant improvements and leasing commissions reserve account to contain funds equal to $1,500,000.

18	The Appraised Value represents the aggregate “as-is” appraised value of the U.S. Industrial Portfolio Property of $422,640,000 plus an 8.0% portfolio premium. The Cut-off Date LTV Ratio for the U.S. Industrial Portfolio Whole Loan calculated on the basis of the aggregate “as-is” appraised value without the portfolio premium is 72.6%.

 A-1-59

19	The Cut-off Date Principal Balance of $72,403,880 represents the non-controlling note A-4 of a $307,640,000 whole loan evidenced by four pari passu notes. The companion loans are evidenced by controlling note A-1, non-controlling note A-2 and non-controlling note A-3 with an aggregate outstanding principal balance as of the Cut-off Date of $234,236,120. The controlling note A-1 was contributed to the GSMS 2016-GS3 securitization transaction. The non-controlling note A-2 was contributed to the GSMS 2016-GS4 securitization transaction. The non-controlling note A-3 was contributed to the GSMS 2017-GS5 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $306,640,000.

20	The Cut-off Date Principal Balance of $65,500,000 represents the non-controlling note A-2 of a $138,000,000 whole loan evidenced by two pari passu notes. The companion loan is evidenced by the controlling note A-1 with an outstanding principal balance as of the Cut-off Date of $72,500,000, which was contributed to the GSMS 2017-GS5 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $138,000,000.

21	The lockout period will be at least 25 payment dates beginning with and including the first payment date in May 2017. For the purposes of this prospectus, the assumed lockout period of 25 payment dates is based on the expected GSMS 2017-GS6 securitization closing date in May 2017. The actual lockout period may be longer.

22	The Cut-off Date Principal Balance of $60,000,000 represents the controlling note A-1 of an $80,000,000 whole loan evidenced by two pari passu notes. The companion loan is evidenced by the non-controlling note A-2 with an outstanding principal balance as of the Cut-off Date of $20,000,000, which is currently held by Goldman Sachs Mortgage Company and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $80,000,000.

23	The Cut-off Date Principal Balance of $49,800,000 represents the non-controlling note A-3 and non-controlling note A-4 of a $124,500,000 whole loan co-originated by Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company evidenced by four pari passu notes. The controlling note A-1 and non-controlling note A-2 with an outstanding principal balance as of the Cut-off Date of $74,700,000 were contributed to the CGCMT 2017-P7 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $124,500,000.

24	The total allocated loan amount for the 101 JFK Parkway Property and 103 JFK Parkway Property is $21,800,000.

25	The Cut-off Date Principal Balance of $45,600,000 represents the non-controlling note A-2 of a $103,600,000 whole loan evidenced by two pari passu notes. The companion loan is evidenced by the controlling note A-1 with an outstanding principal balance as of the Cut-off Date of $58,000,000, which was contributed to the GSMS 2017-GS5 securitization transaction. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $103,600,000.

26	The Cut-off Date Principal Balance of $40,000,000 represents the non-controlling note A-3-1 of a $150,000,000 whole loan co-originated by Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company evidenced by four pari passu notes. The controlling note A-1 with an outstanding principal balance as of the Cut-off Date of $60,000,000 was contributed to the BANK 2017-BNK4 securitization transaction. The non-controlling note A-2 with an outstanding principal balance as of the Cut-off Date of $30,000,000 is currently held by Wells Fargo Bank, National Association and is expected to be contributed to one or more future securitization transactions. The non-controlling note A-3-2, with an outstanding principal balance as of the Cut-off Date of $20,000,000 is currently held by Goldman Sachs Mortgage Company and is expected to be contributed to one or more future securitization transactions. Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI DSCR, Underwritten NCF DSCR, Debt Yield on Underwritten Net Operating Income, Debt Yield on Underwritten Net Cash Flow and Loan Per Unit calculations are based on the aggregate Cut-off Date Balance of $150,000,000.

27	On each Due Date, if and to the extent the amount contained in the TI/LC Reserve Account is less than $250,000, the borrower is required to deposit into the TI/LC Reserve Account an amount equal to $11,725.

28	The Ongoing Replacement Reserve is an FF&E reserve in an amount equal to (i) for the Due Dates occurring in May 2017 through April 2018, $22,535 and (ii) thereafter the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (b) 1/12th of 4% of the operating income of the Mortgaged Property for the previous 12 month period as determined on the anniversary of the last day of the calendar month in April.

29	The Ongoing Replacement Reserve is an FF&E reserve in an amount equal to (i) $17,979 for the Due Dates occurring in May 2017 through April 2018 and (ii) thereafter the greater of (a) the monthly amount required to be reserved pursuant to the franchise agreement for the replacement of FF&E or (b) 1/12th of 4.0% of the operating income of the Mortgaged Property for the previous 12 month period as determined on the anniversary of the last day of the calendar month in March.

30	On each Due Date from May through August of each calendar year, to the extent the balance contained in the Seasonal Reserve Account is less than $160,000, the borrower is required to deposit into the Seasonal Reserve Account an amount equal to $40,000.

31	On each Due Date commencing with the Due Date in June 2024, Borrower is required to deposit into the TI/LC Reserve Account an amount equal to $12,500.

32	On each Due Date, if and to the extent the amount contained in the TI/LC Reserve Account is less than $250,000, the borrower is required to deposit into the TI/LC Reserve Account an amount equal to $10,993.

33	The Cut-off Date LTV Ratio is calculated based on the hypothetical market value “as-is” of $13,000,000 which is the sum of the aggregate “as-is” appraised value of $12,100,000 plus an adjustment of $900,000 due to a reserve funded at origination totaling $926,916 consisting of an Unfunded TI/LC Obligations Reserve of $711,412 and a Free Rent Reserve of $215,505. The Cut-off Date LTV Ratio calculated without adjusting for the funded reserve is 78.5%.

34	The 2014 EGI, 2014 Expenses and 2014 NOI represent actual results for the annualized 7-month period from June 2014 to December 2014.

 A-1-60

ANNEX A-2

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date
Loan Purpose	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity (mos)	LTV	LTV
Acquisition	13	$516,086,442	53.8%	$39,698,957	2.46	x	4.371%	118.1	58.5%	54.7%
Refinance	17	264,591,099	27.6	$15,564,182	1.80	x	4.652%	119.3	62.4%	55.9%
Recapitalization	3	178,453,880	18.6	$59,484,627	3.01	x	4.116%	116.6	45.2%	42.4%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38	x	4.401%	118.2	57.1%	52.7%

Distribution of Amortization Types(1)

					Weighted			Weighted
			Percentage of		Average Debt		Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service		Average	Remaining	Average	Average
	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage		Mortgage	Terms to	Cut-off Date	Maturity Date
Amortization Type	Loans	Balance	Balance	Balance	Ratio		Interest Rate	Maturity (mos)	LTV	LTV
Interest Only	13	$516,000,000	53.8%	$39,692,308	2.98	x	4.262%	118.6	47.9%	46.7%
Interest Only, Then Amortizing(2)	12	276,447,500	28.8	$23,037,292	1.56	x	4.628%	118.8	68.5%	60.4%
Amortizing (30 Years)(3)	7	94,280,041	9.8	$13,468,577	1.71	x	4.826%	119.1	66.4%	54.4%
Amortizing (Other)	1	72,403,880	7.5	$72,403,880	2.14	x	3.974%	112.0	67.2%	64.2%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38	x	4.401%	118.2	57.1%	52.7%

(1)	All of the mortgage loans will have balloon payments at maturity date.
(2)	Original partial interest only periods range from 12 to 60 months.
(3)	The U.S. Industrial Portfolio Whole Loan requires monthly debt service payments of (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the whole loan during the related interest accrual period.

Distribution of Cut-off Date Balances

					Weighted		Weighted
			Percentage of		Average Debt	Weighted	Average	Weighted	Weighted
	Number of		Aggregate	Average	Service	Average	Remaining	Average	Average
Range of Cut-off Date	Mortgage	Cut-off Date	Cut-off Date	Cut-off Date	Coverage	Mortgage	Terms to	Cut-off Date	Maturity Date
Balances ($)	Loans	Balance	Balance	Balance	Ratio	Interest Rate	Maturity (mos)	LTV	LTV
5,687,500 - 10,000,000	6	$44,580,501	4.6%	$7,430,084	2.47x	4.766%	119.1	55.8%	50.3%
10,000,001 - 20,000,000	14	187,497,039	19.5	$13,392,646	1.71x	4.730%	119.2	66.2%	56.5%
20,000,001 - 30,000,000	2	54,500,000	5.7	$27,250,000	1.40x	4.680%	118.9	72.8%	65.5%
30,000,001 - 40,000,000	2	77,000,000	8.0	$38,500,000	1.55x	4.241%	119.5	56.6%	54.0%
40,000,001 - 50,000,000	3	141,900,000	14.8	$47,300,000	2.42x	4.381%	118.4	58.6%	55.6%
50,000,001 - 60,000,000	1	60,000,000	6.3	$60,000,000	1.36x	4.846%	119.0	65.5%	60.2%
60,000,001 - 80,000,000	3	217,903,880	22.7	$72,634,627	3.13x	4.095%	115.4	54.6%	53.6%
80,000,001 - 95,500,000	2	175,750,000	18.3	$87,875,000	3.12x	4.187%	119.1	42.2%	38.8%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	$5,687,500
Max	$95,500,000
Weighted Average	$29,064,589

A-2-1

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1.24 - 1.40	8	$193,957,500	20.2%	$24,244,688	1.31x	4.726%	119.1	66.9%	60.6%
1.41 - 1.50	3	32,815,000	3.4	$10,938,333	1.47x	4.756%	119.0	66.4%	56.9%
1.51 - 1.60	3	56,165,391	5.9	$18,721,797	1.55x	4.664%	119.1	70.1%	59.1%
1.61 - 1.70	3	24,743,001	2.6	$8,247,667	1.61x	4.940%	119.5	67.1%	58.4%
1.71 - 2.00	4	144,431,953	15.1	$36,107,988	1.91x	4.515%	118.6	63.9%	58.4%
2.01 - 2.20	3	90,303,880	9.4	$30,101,293	2.12x	4.146%	113.3	65.2%	62.8%
2.21 - 3.00	4	183,414,695	19.1	$45,853,674	2.47x	4.317%	118.2	58.0%	55.1%
3.01 - 4.97	5	233,300,000	24.3	$46,660,000	4.00x	4.055%	118.6	35.5%	34.2%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	1.24x
Max	4.97x
Weighted Average	2.38x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
3.830 - 4.250	7	$412,953,880	43.1%	$58,993,411	3.12x	4.083%	117.5	48.3%	45.9%
4.251 - 4.500	6	205,787,500	21.5	$34,297,917	2.23x	4.361%	118.1	58.7%	55.4%
4.501 - 4.750	6	115,492,195	12.0	$19,248,699	1.76x	4.641%	119.7	65.6%	58.3%
4.751 - 5.000	11	196,072,891	20.4	$17,824,808	1.45x	4.860%	118.8	68.2%	60.7%
5.001 - 5.257	3	28,824,955	3.0	$9,608,318	1.68x	5.163%	119.0	63.2%	55.2%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	3.830%
Max	5.257%
Weighted Average	4.401%

A-2-2

Distribution of Cut-off Date Loan-to-Value Ratios

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
23.7 - 30.0	2	$105,500,000	11.0%	$52,750,000	3.95x	4.147%	119.9	26.8%	24.0%
30.1 - 40.0	1	65,500,000	6.8	$65,500,000	4.74x	3.945%	116.0	39.9%	39.9%
40.1 - 50.0	2	62,300,000	6.5	$31,150,000	3.30x	4.014%	119.2	45.5%	45.5%
50.1 - 60.0	7	202,927,195	21.2	$28,989,599	2.12x	4.390%	118.7	56.4%	54.4%
60.1 - 65.0	4	149,581,953	15.6	$37,395,488	2.07x	4.512%	118.8	61.3%	58.0%
65.1 - 70.0	8	226,683,323	23.6	$28,335,415	1.79x	4.463%	116.2	67.2%	60.4%
70.1 - 75.0	9	146,638,950	15.3	$16,293,217	1.39x	4.761%	119.2	72.7%	62.5%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	23.7%
Max	75.0%
Weighted Average	57.1%

Distribution of Maturity Date Loan-to-Value Ratios(1)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
23.7 - 30.0	2	$105,500,000	11.0%	$52,750,000	3.95x	4.147%	119.9	26.8%	24.0%
30.1 - 40.0	1	65,500,000	6.8	$65,500,000	4.74x	3.945%	116.0	39.9%	39.9%
40.1 - 50.0	3	79,777,195	8.3	$26,592,398	3.08x	4.133%	119.2	48.3%	45.9%
50.1 - 55.0	6	116,989,955	12.2	$19,498,326	1.59x	4.473%	119.2	58.7%	53.4%
55.1 - 60.0	9	240,902,891	25.1	$26,766,988	2.22x	4.457%	118.3	60.7%	56.5%
60.1 - 65.0	11	320,461,380	33.4	$29,132,853	1.72x	4.529%	117.3	68.0%	62.0%
65.1 - 68.2	1	30,000,000	3.1	$30,000,000	1.27x	4.910%	118.0	74.1%	68.2%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	23.7%
Max	68.2%
Weighted Average	52.7%

(1)	With respect to six mortgage loans, representing approximately 26.6% of the initial pool balance, the respective Maturity Date LTV Ratios were each calculated using the related “as stabilized” appraised value or “prospective as stabilized” appraised value assuming certain reserves were pre-funded instead of the related “as-is” appraised value. The weighted average Maturity Date LTV Ratio for the mortgage pool without making such adjustments is 53.5%. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in the Prospectus for a description of Maturity Date LTV Ratio.

A-2-3

Distribution of Original Terms to Maturity

Original Terms to Maturity (mos)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
120	31	$798,881,421	83.3%	$25,770,368	2.36x	4.424%	118.2	57.0%	52.1%
121	2	160,250,000	16.7	$80,125,000	2.49x	4.286%	118.0	57.7%	55.9%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	120 months
Max	121 months
Weighted Average	120 months

Distribution of Remaining Terms to Maturity

Range of Remaining Terms to Maturity (mos)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
112 - 120	33	959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	112 months
Max	120 months
Weighted Average	118 months

A-2-4

Distribution of Original Amortization Terms(1)

Original Amortization Terms (mos)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	13	$516,000,000	53.8%	$39,692,308	2.98x	4.262%	118.6	47.9%	46.7%
360	19	370,727,541	38.7	$19,511,976	1.60x	4.678%	118.9	68.0%	58.9%
Other(2)	1	72,403,880	7.5	$72,403,880	2.14x	3.974%	112.0	67.2%	64.2%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	360 months
Max	360 months
Weighted Average	360 months

(1)	All of the mortgage loans will have balloon payments at maturity date.
(2)	The U.S. Industrial Portfolio Whole Loan requires monthly debt service payments of (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the whole loan during the related interest accrual period.

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (mos)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	13	$516,000,000	53.8%	$39,692,308	2.98x	4.262%	118.6	47.9%	46.7%
358 - 360	19	370,727,541	38.7	$19,511,976	1.60x	4.678%	118.9	68.0%	58.9%
Other(2)	1	72,403,880	7.5	$72,403,880	2.14x	3.974%	112.0	67.2%	64.2%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	358 months
Max	360 months
Weighted Average	360 months

(1)	All of the mortgage loans will have balloon payments at maturity date.
(2)	The U.S. Industrial Portfolio Whole Loan requires monthly debt service payments of (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the whole loan during the related interest accrual period.

A-2-5

Distribution of Original Partial Interest Only Periods

Original Partial Interest Only Periods (mos)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
12	2	$24,895,000	2.6%	$12,447,500	1.30x	4.782%	120.0	73.7%	61.8%
24	3	$33,265,000	3.5%	$11,088,333	1.40x	4.773%	119.0	70.9%	57.5%
36	4	$91,287,500	9.5%	$22,821,875	1.78x	4.483%	118.0	69.9%	61.2%
60	3	$127,000,000	13.2%	$42,333,333	1.49x	4.663%	119.1	65.9%	60.4%

Distribution of Prepayment Provisions

Prepayment Provisions	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Defeasance	27	$813,043,921	84.8%	$30,112,738	2.53x	4.349%	118.0	55.7%	51.4%
Yield Maintenance	5	116,087,500	12.1	$23,217,500	1.62x	4.638%	119.3	62.9%	58.1%
Yield Maintenance or Defeasance	1	30,000,000	3.1	$30,000,000	1.27x	4.910%	118.0	74.1%	68.2%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

A-2-6

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
5.8 - 8.0	2	$50,550,000	5.3%	$25,275,000	1.29x	4.435%	118.8	54.6%	54.6%
8.1 - 9.0	6	88,895,000	9.3	$14,815,833	1.33x	4.871%	119.0	72.6%	64.3%
9.1 - 10.0	5	156,327,500	16.3	$31,265,500	1.56x	4.692%	119.5	66.5%	60.6%
10.1 - 11.0	9	228,962,273	23.9	$25,440,253	2.03x	4.358%	116.4	64.5%	59.1%
11.1 - 12.0	2	117,000,000	12.2	$58,500,000	2.45x	4.276%	118.6	56.8%	55.0%
12.1 - 13.0	2	60,931,953	6.4	$30,465,977	1.92x	4.624%	116.8	67.1%	58.0%
13.1 - 16.0	4	85,464,695	8.9	$21,366,174	3.03x	4.155%	119.2	49.4%	46.6%
16.1 - 23.3	3	171,000,000	17.8	$57,000,000	4.25x	4.070%	118.4	31.8%	30.1%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	5.8%
Max	23.3%
Weighted Average	11.9%

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
5.4 - 8.0	3	$62,550,000	6.5%	$20,850,000	1.29x	4.491%	119.0	58.2%	55.9%
8.1 - 9.0	8	162,222,500	16.9	$20,277,813	1.35x	4.843%	119.0	69.7%	61.9%
9.1 - 10.0	9	281,969,271	29.4	$31,329,919	1.98x	4.372%	117.1	65.0%	59.9%
10.1 - 11.0	3	54,993,001	5.7	$18,331,000	1.89x	4.422%	119.7	60.6%	55.7%
11.1 - 12.0	3	140,931,953	14.7	$46,977,318	2.38x	4.455%	117.5	60.4%	56.4%
12.1 - 16.0	4	85,464,695	8.9	$21,366,174	3.03x	4.155%	119.2	49.4%	46.6%
16.1 - 21.0	3	171,000,000	17.8	$57,000,000	4.25x	4.070%	118.4	31.8%	30.1%
Total/Avg./Wtd.Avg.	33	$959,131,421	100.0%	$29,064,589	2.38x	4.401%	118.2	57.1%	52.7%

Min	5.4%
Max	21.4%
Weighted Average	11.4%

A-2-7

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance
Hard	17	$765,330,833	79.8%
Springing	11	145,135,587	15.1
None	4	35,900,000	3.7
Soft Springing	1	12,765,000	1.3
Total	33	$959,131,421	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	Percentage of Aggregate Cut-off Date Balance
Real Estate Tax	21	$373,427,541	38.9%
Replacement Reserves(1)	22	$443,081,421	46.2%
TI/LC(2)	16	$364,643,331	40.2%
Insurance	7	$117,965,391	12.3%

(1)	Includes mortgage loans with FF&E reserves.
(2)	Percentage of total retail, office, mixed use and industrial properties only.

A-2-8

Distribution of Property Types

Property Types	Number of Mortgaged Properties	Cut-off Date Balance(1)	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity (mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
Office	11	$463,415,000	48.3%	$42,128,636	2.53x	4.380%	118.5	53.8%	50.0%
General Suburban	7	244,900,000	25.5	$34,985,714	2.32x	4.442%	118.2	59.0%	55.5%
CBD	4	218,515,000	22.8	$54,628,750	2.77x	4.310%	118.9	48.1%	43.7%
Mixed Use	6	$179,174,451	18.7%	$29,862,409	2.75x	4.270%	118.0	52.5%	49.7%
Office/Retail	3	82,993,001	8.7	$27,664,334	1.55x	4.308%	119.4	57.3%	54.1%
Office/R&D	1	65,500,000	6.8	$65,500,000	4.74x	3.945%	116.0	39.9%	39.9%
Retail/Multifamily	1	18,681,450	1.9	$18,681,450	1.52x	4.880%	118.0	70.4%	57.8%
Office/Industrial	1	12,000,000	1.3	$12,000,000	2.07x	4.840%	119.0	60.0%	60.0%
Retail	10	$162,907,500	17.0%	$16,290,750	1.95x	4.583%	119.7	63.2%	57.9%
Anchored	7	130,957,500	13.7	$18,708,214	2.05x	4.532%	119.9	63.1%	57.6%
Shadow Anchored	1	15,500,000	1.6	$15,500,000	1.38x	4.695%	120.0	71.9%	63.2%
Unanchored	1	10,550,000	1.1	$10,550,000	1.50x	4.908%	118.0	58.6%	58.6%
Single Tenant Retail	1	5,900,000	0.6	$5,900,000	2.02x	4.850%	117.0	50.9%	50.9%
Industrial	42	$102,075,322	10.6%	$2,430,365	1.98x	4.218%	114.0	67.7%	62.3%
Flex	14	33,659,546	3.5	$2,404,253	1.92x	4.312%	114.7	67.3%	60.7%
Manufacturing	17	32,464,177	3.4	$1,909,657	2.14x	3.974%	112.0	67.2%	64.2%
Warehouse/Distribution	8	29,538,152	3.1	$3,692,269	1.84x	4.433%	115.8	68.8%	61.4%
Warehouse	3	6,413,446	0.7	$2,137,815	2.14x	3.974%	112.0	67.2%	64.2%
Hospitality	2	$32,809,148	3.4%	$16,404,574	2.05x	4.819%	119.0	59.6%	48.8%
Full Service	1	17,477,195	1.8	$17,477,195	2.32x	4.558%	119.0	58.1%	47.1%
Select Service	1	15,331,953	1.6	$15,331,953	1.75x	5.118%	119.0	61.3%	50.7%
Multifamily Garden	1	$11,250,000	1.2%	$11,250,000	1.62x	4.611%	120.0	69.2%	56.2%
Self Storage	1	$7,500,000	0.8%	$7,500,000	1.61x	5.257%	119.0	64.7%	64.7%
Total/Avg./Wtd.Avg.	73	$959,131,421	100.0%	$13,138,787	2.38x	4.401%	118.2	57.1%	52.7%

(1)	Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-9

Geographic Distribution

Geographic Distribution Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	Percentage of Aggregate Cut-off Date Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity (mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
California	11	$247,907,030	25.8%	$22,537,003	2.77x	4.400%	119.0	48.9%	45.4%
District of Columbia	1	80,250,000	8.4	$80,250,000	2.27x	4.246%	118.0	60.1%	56.5%
Virginia	1	80,000,000	8.3	$80,000,000	2.72x	4.326%	118.0	55.3%	55.3%
Colorado	3	77,562,787	8.1	$25,854,262	1.38x	4.793%	119.0	66.8%	60.9%
Maryland	1	65,500,000	6.8	$65,500,000	4.74x	3.945%	116.0	39.9%	39.9%
Texas	5	58,819,024	6.1	$11,763,805	1.92x	4.471%	116.6	69.1%	59.7%
New York	3	52,033,161	5.4	$17,344,387	1.32x	4.422%	118.6	55.0%	54.9%
New Jersey	4	50,976,300	5.3	$12,744,075	3.25x	4.058%	118.8	45.6%	45.5%
Nevada	1	37,000,000	3.9	$37,000,000	1.88x	4.167%	120.0	59.9%	54.5%
Georgia	5	32,413,655	3.4	$6,482,731	1.69x	4.296%	118.0	70.2%	62.7%
Ohio	5	20,642,596	2.2	$4,128,519	1.71x	4.630%	117.4	69.5%	60.2%
South Carolina	3	20,576,490	2.1	$6,858,830	2.29x	4.470%	117.9	59.5%	49.7%
Louisiana	1	18,681,450	1.9	$18,681,450	1.52x	4.880%	118.0	70.4%	57.8%
Idaho	1	15,331,953	1.6	$15,331,953	1.75x	5.118%	119.0	61.3%	50.7%
Florida	5	15,155,105	1.6	$3,031,021	1.54x	4.500%	117.9	67.8%	55.0%
Indiana	2	13,142,126	1.4	$6,571,063	1.39x	4.739%	119.6	74.7%	61.3%
Alabama	1	12,895,000	1.3	$12,895,000	1.32x	4.830%	120.0	74.1%	62.3%
Tennessee	1	12,000,000	1.3	$12,000,000	1.27x	4.730%	120.0	73.2%	61.3%
Illinois	6	10,254,268	1.1	$1,709,045	2.14x	3.974%	112.0	67.2%	64.2%
North Carolina	2	8,665,248	0.9	$4,332,624	1.77x	4.794%	116.8	66.5%	57.7%
Pennsylvania	1	7,500,000	0.8	$7,500,000	1.61x	5.257%	119.0	64.7%	64.7%
Michigan	4	5,973,558	0.6	$1,493,390	2.14x	3.974%	112.0	67.2%	64.2%
Massachusetts	1	5,900,000	0.6	$5,900,000	2.02x	4.850%	117.0	50.9%	50.9%
Arizona	1	5,063,205	0.5	$5,063,205	2.14x	3.974%	112.0	67.2%	64.2%
Kentucky	2	2,638,151	0.3	$1,319,076	2.14x	3.974%	112.0	67.2%	64.2%
Minnesota	1	1,508,733	0.2	$1,508,733	2.14x	3.974%	112.0	67.2%	64.2%
Missouri	1	741,581	0.1	$741,581	2.14x	3.974%	112.0	67.2%	64.2%
Total/Avg./Wtd.Avg.	73	$959,131,421	100.0%	$13,138,787	2.38x	4.401%	118.2	57.1%	52.7%

(1)	Calculated based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

A-2-10

ANNEX A-3

DESCRIPTION OF THE TOP 15 MORTGAGE LOANS

 A-3-1

1999 AVENUE OF THE STARS

 A-3-2

1999 AVENUE OF THE STARS

 A-3-3

1999 AVENUE OF THE STARS

1999 Avenue of the Stars
1999 Avenue of the Stars
Los Angeles, CA 90067
Los Angeles
Beverly Hills
West Hollywood
Century City
Santa Monica
Culver City
Marina Del Rey
Inglewood
El Segundo
Westside
Silicon Beach
Playa Vista
Venice
Westwood Village
Westwood
Brentwood
Bel Air
Holmby Hills
Beverly Glen
Laurel Canyon
Hollywood Hills
Hollywood
Walk of Fame
Sunset Strip
Melrose Avenue
Santa Monica Blvd
Golden Triangle
Wilshire Blvd
W Olympic Blvd
W Pico Blvd
Mid Wilshire
Mid City
Purple Line Extension
Cedars-Sinai Medical Center
Beverly Connection
Beverly Center
The Grove
Burton Way
UCLA
Bel Air Country Club
Los Angeles Country Club
Westfield Century City
21st Century Fox Studios
VA Medical Center
Will Rogers State Historic Park
Riviera Country Club
Brentwood Country Club
Pico-Robertson
Arts District
Jefferson Park
Expo Line
W Jefferson Blvd
Rodeo Rd
Palms
Downtown Culver City
Culver City Studios
Sony Pictures Studios
Baldwin Hills Scenic Overlook
Baldwin Village
Baldwin Hills Crenshaw Plaza
Kenneth Hahn State Recreation Area
View Park-Windsor Hills
Crenshaw/LAX Transit Corridor (Under Construction)
Mar Vista
3rd Street Promenade
Santa Monica Place
Santa Monica College
Santa Monica Airport
Penmar Golf Course
Main Street
West Los Angeles College
Holy Cross Cemetery
Ladera Heights
Studio Village
Del Rey
Kindred Hospital Los Angeles
Westfield Culver City
W Slauson Ave
Fox Hills
Centinela Ave
Marina Marketplace
Waterside Shopping Center
Runway Shopping Center
Promenade at Howard Hughes
Mariner's Village
Playa Del Ray
Loyola Marymount University
Westchester
W Manchester Ave
Otis College of Arts & Design
Westchester Golf Course
Westchester Village
Inglewood Park Cemetery
The Forum
Future Los Angeles Rams Stadium
Centinela Hospital
W Arbor Vitae St
W Century Blvd
Lennox
Los Angeles International Airport (LAX)
Hawthorne Airport
Santa Monica Bay
Pacific Ocean
San Fernando Valley
Burbank
Pasadena
Glendale
La Canada Flintridge
Calabasas
Arcadia
Alhambra
Monterey Park
Montebello
Vernon
DTLA
South Gate
Downey
Santa Fe Springs
Norwalk
Lynwood
Carson
Lakewood
Cerritos
Torrance
Lomita
Long Beach
Rancho Palos Verdes
Seal Beach
El Segundo
Manhattan Beach
BUR
LAX
LGB
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

 A-3-4

1999 AVENUE OF THE STARS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Los Angeles, California	Cut-off Date Principal Balance(4)		$95,500,000
Property Type	Office	Cut-off Date Principal Balance per SF(2)		$283.38
Size (SF)	821,357	Percentage of Initial Pool Balance		9.96%
Total Occupancy as of 3/31/2017(1)	83.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/31/2017(1)	83.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	1990 / 2014	Mortgage Rate		4.136512631036260%
Appraised Value	$860,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$53,318,136
Underwritten Expenses	$14,921,987	Escrows
Underwritten Net Operating Income (NOI)	$38,396,149		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$37,468,135	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	27.1%	Insurance	$0	$0
Maturity Date LTV Ratio(2)(3)	24.0%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	3.93x / 3.84x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	16.5% / 16.1%	Other(5)	$18,780,974	$0

Sources and Uses(6)

Sources	$	%	Uses	$	%
Senior Loan Amount	$232,760,000	46.6%	Partial Paydown and Purchase of Mezzanine Interests	$294,351,429	58.9%
Subordinate Companion Loan Amount	192,240,000	38.4	Loan Payoff	182,113,232	36.4
Mezzanine Loan Amount	75,000,000	15.0	Reserves	18,780,974	3.8
			Closing Costs	4,754,365	1.0

Total Sources	$500,000,000	100.0%	Total Uses	$500,000,000	100.0%

(1)	Total Occupancy and Owned Occupancy include 3,267 SF of space for which Atar Capital, LLC has executed a lease but has not yet taken occupancy or begun paying rent. Atar Capital, LLC is expected to take occupancy and begin paying rent in June 2017. We cannot assure that this tenant will take occupancy or begin paying rent as expected or at all. Total Occupancy and Owned Occupancy excluding this tenant are both 83.0%. Total Occupancy and Owned Occupancy also include 22,048 SF of space for American General Life Insurance Company (“AGL”), which is dark but paying as of April 2017. The lease for the AGL space is scheduled to expire in December 2018. We cannot assure you that this dark tenant will continue paying rent as expected or at all.

(2)	Calculated based on the aggregate outstanding balance of the 1999 Avenue of the Stars Senior Loans. See “—The Mortgage Loan” below.

(3)	The Maturity Date LTV Ratio is calculated using the “as stabilized” appraised value of $970,000,000. The Maturity Date LTV Ratio calculated based on the “as-is” appraised value of $860,000,000 is 27.1%. See “—Appraisal” below.

(4)	The Cut-off Date Principal Balance represents the non-controlling note A-1 of the $425,000,000 1999 Avenue of the Stars Whole Loan. See “—The Mortgage Loan” below.

(5)	Upfront other reserve represents reserve for unfunded obligations: approximately $10.5 million for leasing capital and approximately $8.3 million for free rent. See “—Escrows” below.

(6)	This transaction is part of a broader recapitalization which included the repayment and purchase of a portion of certain subordinated mezzanine debt obligations and related accrued interest, participation interest, shortfall notes and other interest. The borrower’s indirect owners contributed an additional approximately $109.8 million of new cash equity to the broader recapitalization that is not reflected as part of this transaction. As of the origination of the 1999 Avenue of the Stars Whole Loan, approximately $71.1 million of outstanding mezzanine debt that is subordinate to both the 1999 Avenue of the Stars Whole Loan and the 1999 Avenue of the Stars Mezzanine Loan, was not repaid and remains outstanding subject to a standstill agreement prohibiting the exercise of remedies until the 1999 Avenue of the Stars Whole Loan and the 1999 Avenue of the Stars Mezzanine Loan have been repaid in full. See “—The Mortgage Loan” and “—Mezzanine or Secured Subordinate Indebtedness” below.

■	The Mortgage Loan. The mortgage loan (the “1999 Avenue of the Stars Loan”) is part of a whole loan (the “1999 Avenue of the Stars Whole Loan”) comprised of three senior pari passu notes (note A-1, note A-2 and note A-3) with an outstanding aggregate principal balance of $232,760,000 (the “1999 Avenue of the Stars Senior Loans”) and four subordinate pari passu notes (note B-1, note B-2, note B-3 and note B-4) with an outstanding aggregate principal balance of $192,240,000 (collectively, the “1999 Avenue of the Stars Subordinate Loan”). The 1999 Avenue of the Stars Whole Loan has an aggregate outstanding principal balance of $425,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an office property located in Los Angeles, California (the “1999 Avenue of the Stars Property”). The 1999 Avenue of the Stars Loan (evidenced by note A-1) has an outstanding principal balance as of the Cut-off Date of $95,500,000 and represents approximately 9.96% of the Initial Pool Balance.

The 1999 Avenue of the Stars Whole Loan was originated by Goldman Sachs Mortgage Company on April 10, 2017. The 1999 Avenue of the Stars Loan has an interest rate of 4.136512631036260%, and the 1999 Avenue of the Stars Whole Loan has an initial weighted average interest rate of 4.111176470588240% per annum. The borrower utilized the proceeds of the 1999 Avenue of the Stars Whole Loan to refinance existing debt, fund reserves, pay origination costs and repay and purchase mezzanine debt obligations.

All calculations relating to the 1999 Avenue of the Stars Loan are calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 1999 Avenue of the Stars Senior Loans unless otherwise specified.

 A-3-5

1999 AVENUE OF THE STARS

The 1999 Avenue of the Stars Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The 1999 Avenue of the Stars Loan requires interest only payments on each due date through the scheduled maturity date in May 2027. Voluntary prepayment of the 1999 Avenue of the Stars Loan is not permitted prior to the due date in February 2027. Provided no event of default under the related loan documents has occurred and is continuing, at any time prior to the maturity date and after the earlier to occur of (i) the second anniversary of the closing date of the securitization into which the last piece of the 1999 Avenue of the Stars Whole Loan is deposited and (ii) the third anniversary of the origination of the 1999 Avenue of the Stars Whole Loan, the 1999 Avenue of the Stars Whole Loan may be defeased with certain direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the related loan documents.

See the 1999 Avenue of the Stars total debt capital structure table below. Note A-1 is included in the Issuing Entity. Note A-2 and note A-3 are currently held by GSMC and are expected to be contributed to one or more future securitization transactions. The 1999 Avenue of the Stars Subordinate Loan is held by an unrelated third party, and the holder of the 1999 Avenue of the Stars Subordinate Loan will be the initial controlling noteholder. The 1999 Avenue of the Stars Whole Loan will be serviced under the GSMS 2017-GS6 pooling and servicing agreement. The relationship among the holders of the 1999 Avenue of the Stars Loan and the related companion loans is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–1999 Avenue of the Stars Whole Loan” in the Prospectus.

1999 Avenue of the Stars Total Debt Capital Structure

(1)	Cumulative Cut-off Date LTV Ratio is calculated by dividing the respective Cumulative Cut-off Date Balance by the “as-is” appraised value of the 1999 Avenue of the Stars Property.

(2)	The interest rate to full precision is 4.136512631036260%.

 A-3-6

1999 AVENUE OF THE STARS

■	The Mortgaged Property. The 1999 Avenue of the Stars Property is a 38-story (821,357 SF) LEED Platinum certified and Energy Star labeled office building located in the Century City submarket of Los Angeles, California, at the intersection of Constellation Boulevard and Avenue of the Stars. The 1999 Avenue of the Stars Property offers views of the Pacific Ocean, Hollywood Hills and the Los Angeles skyline.

The 1999 Avenue of the Stars Property has flexible floor plates. No single tenant occupies more than 7.9% of total SF or contributes more than 8.8% of underwritten base rent. The top five tenants (by underwritten base rent) account for 28.3% of SF, 32.8% of underwritten base rent and 59.2% of underwritten base rent is generated from tenants with investment grade ratings or that are ranked as Am Law 100 (ranked by gross revenue) law firms. As of March 31, 2017, Total Occupancy and Owned Occupancy at the 1999 Avenue of the Stars Property were both 83.4%.

Affiliates of JMB Realty Corporation (“JMB”), the borrower sponsor and nonrecourse carveout guarantor, have owned the building since developing the 1999 Avenue of the Stars Property in 1990. Since the beginning of 2016, JMB has executed new and renewal leases totaling approximately 280,000 SF, including approximately 149,000 SF of new leasing. JMB has also invested approximately $7.2 million in capital improvements at the 1999 Avenue of the Stars Property since 2010, including approximately $3.5 million for lobby renovation in 2013 and 2014.

The following table presents certain information relating to the major tenants at the 1999 Avenue of the Stars Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $per SF	Lease Expiration	Renewal / Extension Options
O’Melveny & Myers(2)	NR / NR / NR	65,270	7.9%	$3,836,142	8.8%	$58.77	Various	2, 5-year options
Morgan Stanley & Co.(3)	A / A3 / BBB+	44,947	5.5	3,055,493	7.0	67.98	11/30/2026	1, 5-year option
Akin Gump Strauss Hauer & Feld LLP(4)	NR / NR / NR	48,574	5.9	2,645,930	6.1	54.47	8/31/2027	1, 5-year option
Hogan Lovells US LLP(5)	NR / NR / NR	43,961	5.4	2,627,891	6.0	59.78	1/31/2028	NA
Bain & Company, Inc.	NR / NR / NR	29,621	3.6	2,141,776	4.9	72.31	4/30/2028	2, 5-year options
Wells Fargo Advisors	AA- / A2 / A	31,147	3.8	2,109,341	4.8	67.72	5/31/2022	1, 5-year option
AECOM Technology Corporation(6)	NR / Ba3 / BB	31,559	3.8	2,004,344	4.6	63.51	Various	1, 5-year option
Covington & Burling LLP	NR / NR / NR	22,583	2.7	1,535,196	3.5	67.98	3/31/2028	NA
Klee, Tuchin, Bogdanoff & Stern	NR / NR / NR	21,161	2.6	1,514,704	3.5	71.58	1/31/2021	1, 5-year option
Simpson Thacher & Bartlett LLP(7)	NR / NR / NR	21,458	2.6	1,477,169	3.4	68.84	12/31/2025	1, 5-year option
Ten Largest Tenants		360,281	43.9%	$22,947,987	52.6%	$63.69
Remaining Tenants(8)		324,691	39.5	20,710,393	47.4	63.78
Vacant Spaces		136,385	16.6	0	0.0	0.00
Totals / Wtd. Avg. Tenants		821,357	100.0%	$43,658,380	100.0%	$63.74

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	O’Melveny & Myers has the option to terminate any portion of its space on the seventh or ninth floor on November 30, 2022 with notice no later than March 1, 2022 and payment of a termination fee. O’Melveny & Myers is ranked #47 (by gross revenue) by Am Law 2016. O’Melveny & Myers leases 64,847 SF of office space scheduled to expire on November 30, 2025 and 423 SF of storage space is on a month to month basis.

(3)	Morgan Stanley & Co. has the option to terminate its lease on June 30, 2023 with 12 months’ notice and payment of a termination fee.

(4)	Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) has the option to terminate its lease on October 31, 2024 with 12 months’ notice and payment of a termination fee. Akin Gump is ranked #29 (by gross revenue) by Am Law 2016.

(5)	Hogan Lovells US LLP (“Hogan Lovells”) has option to terminate between 5,000 SF and 7,000 SF on December 31, 2022 with notice no later than April 1, 2022 and payment of a termination fee. Hogan Lovells is Ranked #9 (by gross revenue) by Am Law 2016.

(6)	AECOM Technology Corporation has the option to terminate its lease on June 30, 2019 with 12 months’ notice and payment of a termination fee. AECOM Technology Corporation leases 31,467 SF of office space scheduled to expire on April 30, 2025 and 92 SF of storage space is on a month to month basis.

(7)	Simpson Thacher & Bartlett LLP has the option to terminate its lease on December 31, 2021 with 12-15 months’ notice and payment of a termination fee. Simpson Thacher & Bartlett LLP is ranked #16 (by gross revenue) by Am Law 2016.

(8)	Remaining tenants includes AGL which is dark but paying rent, Atar Capital, LLC which has executed a lease but has not taken occupancy or begun paying rent and storage spaces for several tenants.

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1999 AVENUE OF THE STARS

The following table presents certain information relating to the lease rollover schedule at the 1999 Avenue of the Stars Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	1,400	0.2%	0.2%	$32,104	0.1%	$22.93	4
2017	0	0.0	0.2%	0	0.0	0.00	0
2018(2)	48,802	5.9	6.1%	3,027,795	6.9	62.04	5
2019	15,983	1.9	8.1%	1,052,566	2.4	65.86	4
2020	29,552	3.6	11.7%	1,891,190	4.3	64.00	4
2021	97,899	11.9	23.6%	6,473,985	14.8	66.13	10
2022	48,325	5.9	29.5%	3,279,170	7.5	67.86	4
2023	49,534	6.0	35.5%	3,076,681	7.0	62.11	3
2024(3)	37,619	4.6	40.1%	2,309,976	5.3	61.40	3
2025	117,772	14.3	54.4%	7,305,091	16.7	62.03	3
2026	74,273	9.0	63.5%	5,043,273	11.6	67.90	3
2027	48,574	5.9	69.4%	2,645,930	6.1	54.47	1
2028 & Thereafter	115,239	14.0	83.4%	7,520,620	17.2	65.26	19
Vacant	136,385	16.6	100.0%	0	0.0	0.00	0
Totals / Wtd. Avg. Tenants	821,357	100.0%		$43,658,380	100.0%	$63.74	63

(1)	Calculated based on approximate square footage occupied under each lease.

(2)	Includes AGL which is dark but paying rent as of April 2017 with UW Base Rent of $1,369,842. We cannot assure you that this dark tenant will continue paying rent as expected or at all.

(3)	Includes Atar Capital, LLC, which has executed a lease but has not yet taken occupancy or begun paying rent. We cannot assure you that this tenant will take occupancy or begin paying rent as expected or at all.

The following table presents certain information relating to historical occupancy at the 1999 Avenue of the Stars Property:

Historical Leased %(1)

2014	2015	2016	As of 3/31/2017
70.7%	73.4%	72.4%	83.4%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

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1999 AVENUE OF THE STARS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 1999 Avenue of the Stars Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 2/28/2017	Underwritten(2)(3)	Underwritten $per SF
Base Rental Revenue	$32,403,407	$32,300,134	$33,402,197	$34,387,766	$43,658,380	$53.15
Contractual Rent Steps(4)	0	0	0	0	3,374,410	4.11
Total Reimbursement Revenue	2,068,970	1,518,809	1,168,813	1,039,715	1,089,922	1.33
Market Revenue from Vacant Units	0	0	0	0	8,631,857	10.51
Parking Revenue	3,659,585	4,001,227	4,346,424	4,530,627	5,112,225	6.22
Other Revenue	132,759	263,965	168,656	168,673	83,199	0.10
Gross Revenue	$38,264,721	$38,084,135	$39,086,090	$40,126,781	$61,949,993	$75.42
Vacancy & Credit Loss	(12)	0	(2)	(2)	(8,631,857)	(10.51)
Effective Gross Revenue	$38,264,710	$38,084,135	$39,086,088	$40,126,778	$53,318,136	$64.91

Total Operating Expenses	$15,049,823	$15,182,152	$15,078,913	$15,178,639	$14,921,987	$18.17

Net Operating Income	$23,214,887	$22,901,983	$24,007,175	$24,948,139	$38,396,149	$46.75
TI/LC	0	0	0	0	895,160	1.09
Capital Expenditures	0	0	0	0	32,854	0.04
Net Cash Flow	$23,214,887	$22,901,983	$24,007,175	$24,948,139	$37,468,135	$45.62

(1)	Certain items such as straight line rent, free rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of March 31, 2017 and rent steps through May 31, 2018.

(3)	The increase in underwritten cash flow includes approximately 280,000 SF of new and renewal leasing for leases that commenced in 2016 and 2017, including Morgan Stanley & Co. (44,947 SF, approximately $3.1 million underwritten total rent), Akin Gump (48,574 SF, approximately $2.7 million in underwritten total rent), Bain & Company, Inc. (29,621 SF, approximately $2.1 million underwritten total rent), Wells Fargo Advisors (31,147 SF, approximately $2.1 million underwritten total rent) and Covington & Burling LLP (22,583 SF, approximately $1.5 million underwritten total rent).

(4)	Underwritten contractual rent steps reflects the net present value of future contractual rent steps for tenants that have investment grade ratings or that are ranked as Am Law 100 law firms (ranked by gross revenue), through the end of their respective lease terms (excluding any rent steps already captured in underwritten base rental revenue), using a discount rate of 7.0%.

■	Appraisal. According to the appraisal, the 1999 Avenue of the Stars Property had an “as-is” appraised value of $860,000,000 as of March 15, 2017 and a “prospective market value upon stabilization” of $970,000,000 as of May 1, 2019, which assumes a stabilized vacancy of 5%.

■	Environmental Matters. According to a Phase I environmental report dated March 27, 2017, there are no recognized environmental conditions or recommendations for further action at the 1999 Avenue of the Stars Property.

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1999 AVENUE OF THE STARS

■	Market Overview and Competition. The 1999 Avenue of the Stars Property is located in the Century City submarket of Los Angeles, within a 10 mile radius of Beverly Hills, Westwood and Santa Monica. Over the past 21 years, office space in the Century City submarket has averaged approximately 89.4% occupancy.

The following table presents certain information relating to the primary competition for the 1999 Avenue of the Stars Property:

Competitive Set

						Direct Quoted Annual Rental Rate (per SF)(1)(2)
Property	# of Stories	Building SF	Average Floor Plate (SF)	Year Built/ Renovated	Total Availability (SF)	Min.	Max.	Direct Occupancy	Parking Ratio per 1,000 SF(1)
1999 Avenue of the Stars	38	821,357	21,615	1990 / 2014	136,385	$66.00	$72.00	83.4%	2.10

Competition(1)
2000 Avenue of the Stars	12	816,615	68,051	2006	0	NA	NA	100.0%	2.50
Constellation Place 10250 Constellation Boulevard	35	796,126	22,746	2003	97,910	$60.00	$72.00	88.7%	5.00
Fox Plaza 2121 Avenue of the Stars	34	730,510	21,486	1986	16,472	$66.00	$66.00	97.7%	2.40
Century Plaza Towers - North 2029 Century Park East	44	1,210,730	27,517	1975 / 2008	214,500	$54.00	$54.00	85.8%	2.50
Century Plaza Towers - South 2049 Century Park East	44	1,210,730	27,517	1974 / 2008	142,521	$45.00	$54.00	88.3%	2.50
10100 Santa Monica 10100 Santa Monica Boulevard	26	640,095	24,619	1972 / 1999	38,504	$54.00	$60.00	95.8%	3.00

(1)	Source: Appraisal.

(2)	Direct quoted annual rental rates are full service gross.

■	The Borrower. The borrower is 1999 Stars, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1999 Avenue of the Stars Whole Loan. The non-recourse carveout guarantor under the 1999 Avenue of the Stars Loan is JMB Realty Corporation, an indirect owner of the borrower.

JMB was founded in 1968 and its projects have included regional malls, hotels, planned communities and office complexes. Entities associated with Neil Bluhm and Judd Malkin are the majority and control owners of JMB. Affiliates of JMB developed the 1999 Avenue of the Stars Property in 1990 and have owned the building since that time.

■	Escrows. On the origination date, the borrower funded an unfunded obligations account in the amount of $10.5 million for leasing capital for various tenants (including primarily Morgan Stanley & Co.: $2.3 million, Bain & Company, Inc.: $2.2 million, Covington & Burling LLP: $2.0 million, Wells Fargo Advisors: $1.4 million and Credit Suisse (USA), Inc.: $1.2 million) and approximately $8.3 million for free rent attributable to various tenants (including primarily Bain & Company, Inc.: $2.3 million, Covington & Burling LLP: $1.5 million, Akin Gump $1.4 million and Credit Suisse (USA), Inc.: $1.0 million).

On each due date, during the continuance of a 1999 Avenue of the Stars Trigger Period, the borrower is required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period, unless in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents and there is no continuing event of default, and upon request of the lender, the borrower provides evidence of renewals of such policies and payment of related premiums, (ii) a tenant improvements and leasing commissions reserve in an amount equal to $68,446, capped at $821,352 and (iii) a capital expenditure reserve in an amount equal to $13,689, capped at $164,268.

In addition, on each due date during the continuance of a 1999 Avenue of the Stars Trigger Period, the related loan documents require an excess cash flow reserve as discussed under “—Lockbox and Cash Management” below.

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1999 AVENUE OF THE STARS

A “1999 Avenue of the Stars Trigger Period” means (i) each period that commences when the debt yield, determined as of the last day of each of two consecutive fiscal quarters, is less than 6.0% and concludes when the debt yield, determined as of the last day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 6.0%, (ii) the period commencing upon the borrower’s failure to deliver quarterly or annual financial reports and ending when such reports are delivered and they indicate that no other 1999 Avenue of the Stars Trigger Period is ongoing and (iii) each period after an event of default under the mezzanine loan documents until cured.

■	Lockbox and Cash Management. The 1999 Avenue of the Stars Loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the 1999 Avenue of the Stars Property and all other money received by the borrower or the property manager (including parking income, but only when remitted by the parking manager to borrower or the property manager) with respect to the 1999 Avenue of the Stars Property be deposited into such lockbox account within one business day of receipt. For so long as no 1999 Avenue of the Stars Trigger Period or event of default under the 1999 Avenue of the Stars Loan is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account on a daily basis. During the continuance of a 1999 Avenue of the Stars Trigger Period or event of default under the 1999 Avenue of the Stars Loan, all funds in the lockbox account are required to be swept into a lender-controlled cash management account on a daily basis and all amounts on deposit in the cash management account after payment of debt service, required reserves (if the lender so elects, only with respect to the continuance of an event of default) and operating expenses, are required to be reserved in an excess cash flow reserve account as additional collateral.

■	Property Management. The 1999 Avenue of the Stars Property is managed by JMB Constellation, LLC, which is an indirect owner of the borrower, pursuant to a management agreement. Under the related loan documents, the 1999 Avenue of the Stars Property is required to remain managed by JMB, JMB Constellation, LLC, CBRE, Jones Lang LaSalle, Cushman & Wakefield or one of their affiliates or any other management company approved by the lender and with respect to which a Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager (i) during the continuance of an event of default under the 1999 Avenue of the Stars Loan, (ii) following any foreclosure, transfer in-lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files for or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Mezzanine or Secured Subordinate Indebtedness. Concurrently with the origination of the 1999 Avenue of the Stars Loan, Goldman Sachs Mortgage Company made a $75,000,000 mezzanine loan (the “1999 Avenue of the Stars Mezzanine Loan”) to the direct parent of the borrower (the “Mezzanine Borrower”) secured by a pledge of 100% of the equity interests in the borrower. The 1999 Avenue of the Stars Mezzanine Loan carries an interest rate of 5.0000% per annum and is coterminous with the 1999 Avenue of the Stars Loan. The lenders of the 1999 Avenue of the Stars Whole Loan and the 1999 Avenue of the Stars Mezzanine Loan entered into an intercreditor agreement that provides for customary consent rights, cure rights and the right to purchase defaulted loans. In addition, there is an existing subordinate mezzanine loan (the “Subordinate Mezzanine Loan”) held by certain limited liability companies owned by certain individuals who also own an indirect interest in the borrower with an outstanding principal balance of $71,120,923 made to the direct parent of the Mezzanine Borrower. The lenders of the Subordinate Mezzanine Loan, the 1999 Avenue of the Stars Loan and the 1999 Avenue of the Stars Mezzanine Loan entered into an intercreditor, subordination and standstill agreement that prohibits the enforcement of remedies by the lender of the Subordinate Mezzanine Loan until repayment in full of the 1999 Avenue of the Stars Loan and the 1999 Avenue of the Stars Mezzanine Loan. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

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1999 AVENUE OF THE STARS

■	Terrorism Insurance. So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the 1999 Avenue of the Stars Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering the 12 months following restoration). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the 1999 Avenue of the Stars Loan as described in the preceding sentence, but in that event the borrower is not required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the related loan documents on a standalone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, then the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, terrorism insurance may not have a deductible in excess of $500,000. The required terrorism insurance may be included in a blanket policy so long as the borrower provides evidence satisfactory to the lender that the insurance premiums for the 1999 Avenue of the Stars Property are separately allocated to the 1999 Avenue of the Stars Property and that the policy will provide the same protection as a separate policy. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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 A-3-13

Lafayette Centre

 A-3-14

Lafayette Centre

Lafayette Centre
Building 1

Floor	Suites
10	1000 AT&T Corp 33,272 SF Exp 3/31/2023
9	900 GSA - OSHRC 28,746 SF Exp 4/23/2018; 950 Banyan Global 4,521 SF Exp 12/31/2018
8	800 AT&T Corp 34,805 SF Exp 3/31/2023
7	701 International Food Policy Research 12,988 SF; 707 Vacant 5,408 SF; 707B Vacant 1,000 SF; 704 & 706 GSA - Administrative Conference of the United States 7,744 SF Exp 8/8/2023; 720 International Food Policy Research 7,716 SF
6	600 AON Service Corporation 34,489 SF Exp 2/29/2020
5	500N Int'l Center for Research on Women 15,900 SF Exp 9/30/2027; 501 Vacant 1,616 SF; 520 S InsideNGO 5,941 SF Exp 3/31/2028; 550 S The Philanthropy Roundtable 10,495 SF Exp 6/30/2027
4	400 AT&T Corp 15,291 SF Exp 3/31/2023; 401 Jackson & Campbell 18,376 SF Exp 5/31/2020
3	300 B'nai B'rith International 10,854 SF Exp 6/30/2026; 350 Jackson & Campbell 15,043 SF Exp 5/31/2020
2	200 Vacant 7,740 SF; 201-205 Jackson & Campbell 9,790 SF Exp 5/31/2020; 250 Vacant 4,869 SF
Plaza	Plaza 101 Nosegay Flower Shop 1,880 SF Exp 11/30/2017; Plaza 1-5 Nosegay Flower Shop 149 SF Exp 11/30/2017; Plaza 102 Vacant 4,309 SF; Plaza 105 Lafayette Cleaner 407 SF Exp 8/31/2018; Plaza 107 West Wing Cafe 1,752 SF Exp 9/30/2024; Plaza 113 MedStar Health 20,773 SF Exp 5/31/2031
Plaza	Plaza 100 Management Office 1,152 SF; Plaza 002 Lafayette Barber Shop 450 SF Exp 7/31/2022; Plaza 1508 CFTC 2,936 SF Exp 9/30/2025; Plaza 2-2 Int'l Center for Research on Women 195 SF Exp 9/30/2027; Plaza 1-3 AT&T Corp 353 SF Exp 3/31/2023; Plaza 1-2, 1-4, PH-4 Jackson & Campbell 1,066 SF Exp 5/31/2020; Plaza Storage 2,683 SF; Plaza 1-6 LAZ Parking Mid-Atlantic 46 SF MTM
Mall	Mall 200 Vacant 6,012 SF; Mall 100 & 300 Jackson & Campbell 5,194 SF Exp 5/31/2020; Mall Storage Vacant 175 SF

VACANT | BUILDING | MTM | 2017 - 2018 | 2019 - 2020 | 2021 - 2022 | 2023+

 A-3-15

Lafayette Centre

 A-3-16

Lafayette Centre

 A-3-17

Lafayette Centre

M STREET NW
2030 M STREET
2020 M STREET
2000 M STREET
1990 M STREET
3 BLDG
1 NORTH BLDG
2100 M STREET
1155 21ST STREET
1120 20TH STREET
1133 20TH STREET
HEARING ROOMS
21ST STREET NW
20TH STREET NW
OPEN BELOW 4TH FLOOR
1129 20TH STREET
1133 21ST STREET
1120 20TH STREET
2 BLDG
1 SOUTH BLDG
2101 L STREET
2055 L STREET
2021 L STREET
2001 L STREET
1111 20TH STREET
L STREET NW

 A-3-18

Lafayette Centre

Lafayette Centre
1120 20th Street Northwest and
1133 & 1155 21st Street Northwest
Washington, D.C. 20036
WEST END
CBD
FOGGY BOTTOM
DUPONT CIRCLE
FARRAGUT NORTH
FARRAGUT WEST
FOGGY BOTTOM GWU
GEORGE WASHINGTON UNIVERSITY
Dupont Circle
Washington Circle
Lafayette Square
THE WHITE HOUSE
Rock Creek
CONNECTICUT AVENUE
MASSACHUSETTS AVENUE
NEW HAMPSHIRE AVENUE
PENNSYLVANIA AVENUE
RHODE ISLAND AVENUE
VIRGINIA AVENUE
K STREET
L STREET
M STREET
N STREET
MARYLAND
VIRGINIA
DISTRICT OF COLUMBIA
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

 A-3-19

Lafayette Centre

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Washington, District of Columbia	Cut-off Date Principal Balance(4)		$80,250,000
Property Type	Office	Cut-off Date Principal Balance per SF(2)		$306.22
Size (SF)	793,553	Percentage of Initial Pool Balance		8.4%
Total Occupancy as of 2/1/2017(1)	86.3%	Number of Related Mortgage Loans(5)		2
Owned Occupancy as of 2/1/2017(1)	86.3%	Type of Security		Fee Simple
Year Built / Latest Renovation	1980-1986 / 2016	Mortgage Rate		4.2460%
Appraised Value	$404,000,000	Original Term to Maturity (Months)		121
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		121

Underwritten Revenues	$42,919,381
Underwritten Expenses	$18,370,764	Escrows
Underwritten Net Operating Income (NOI)	$24,548,617		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$23,752,854	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	60.1%	Insurance	$0	$0
Maturity Date LTV Ratio(2)(3)	56.5%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.35x / 2.27x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	10.1% / 9.8%	Other(6)	$3,572,450	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$243,000,000	59.6%	Purchase Price	$404,000,000	99.1%
Principal’s New Cash Contribution	164,817,677	40.4	Reserves	3,572,450	0.9
			Closing Costs	245,227	0.1

Total Sources	$407,817,677	100.0%	Total Uses	$407,817,677	100.0%

(1)	Total Occupancy and Owned Occupancy include one tenant DC Chamber of Commerce: 7,164 SF which has executed a lease but has not taken occupancy or begun paying rent. DC Chamber of Commerce is anticipated to take occupancy in July 2017 and commence paying rent in February 2018. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all. Total Occupancy and Owned Occupancy excluding this tenant are both 85.4%.

(2)	Calculated based on the aggregate outstanding principal balance of the Lafayette Centre Whole Loan. See “—The Mortgage Loan” below.

(3)	The Maturity Date LTV Ratio is calculated using the “as stabilized” appraised value of $430,000,000. The Maturity Date LTV Ratio calculated based on the “as-is” appraised value of $404,000,000 is 60.1%. See “—Appraisal” below.

(4)	The Cut-off Date Principal Balance of $80,250,000 represents the non-controlling note A-2 of a $243,000,000 whole loan evidenced by three pari passu notes.

(5)	The borrower sponsor for the Lafayette Centre Loan is also the borrower sponsor for the Pentagon Center Loan.

(6)	Upfront other reserve represents approximately $2.25 million for tenant improvements and leasing commissions and approximately $1.3 million for free rent. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Lafayette Centre Loan”) is part of a whole loan (the “Lafayette Centre Whole Loan”) comprised of three pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in an office property located in Washington, D.C. (the “Lafayette Centre Property”). The Lafayette Centre Loan (evidenced by note A-2), which represents a non-controlling interest in the Lafayette Centre Whole Loan, has an outstanding principal balance as of the Cut-off Date of $80,250,000 and represents approximately 8.4% of the Initial Pool Balance. The related companion loans (the “Lafayette Centre Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $162,750,000 and are evidenced as of the Cut-off Date by a $82,500,000 controlling note A-1 that was contributed to the GSMS 2017-GS5 transaction and a $80,250,000 non-controlling note A-3, which is currently held by Goldman Sachs Mortgage Company and is expected to be contributed to one or more future securitization transactions or otherwise transferred at any time. The Lafayette Centre Whole Loan was originated by Goldman Sachs Mortgage Company on February 21, 2017. The Lafayette Centre Whole Loan has an outstanding principal balance as of the Cut-off Date of $243,000,000, and each note has an interest rate of 4.2460% per annum. The borrower utilized the proceeds of the Lafayette Centre Whole Loan to acquire the Lafayette Centre Property, fund reserves and pay origination costs.

The Lafayette Centre Loan had an initial term of 121 months and has a remaining term of 118 months as of the Cut-off Date. The Lafayette Centre Loan requires interest only payments on each due date through the scheduled maturity date in March 2027. Voluntary prepayment of the Lafayette Centre Whole Loan is prohibited prior to the due date in November 2026. At any time after the earlier to occur of (a) the third anniversary of the origination date of the Lafayette Centre Whole Loan and (b) the second anniversary of the closing date of the securitization into which the last of the Lafayette Centre Companion Loans are deposited, the Lafayette Centre Whole Loan may be defeased in full (or partially defeased to cause the debt yield to equal 7% to avoid or end a Lafayette Centre Trigger Period as described below under “—Escrows”) with direct, non-callable obligations of the United States of America.

 A-3-20

Lafayette Centre

■	The Mortgaged Property. The Lafayette Centre Property is a three building, Class A office complex consisting of 793,553 SF located on approximately 2.5 acres in the Washington, D.C. central business district (“CBD”). The Lafayette Centre Property was built between 1980 and 1986, was most recently renovated in 2016 and it is LEED Gold certified. The Lafayette Centre Property is accessible from Northern Virginia via I-66, the George Washington Memorial Parkway, and it is approximately eight miles from Bethesda via Massachusetts Avenue.

The Lafayette Centre Property serves as the headquarters for the U.S. Commodity Futures Trading Commission (“CFTC”), an independent federal regulatory agency created by Congress in 1974. CFTC occupies 36.5% of the total SF and contributes 48.1% of the underwritten base rent (47.1% of underwritten total rent) pursuant to a lease that expires in September 2025. Other investment grade tenants at the property include two additional government services administration (“GSA”) tenants, MedStar Health, AT&T Corp, AON Services Corporation and Itochu International. Including CFTC and the GSA tenants, investment grade tenants at the Lafayette Centre Property occupy 70.8% of the total SF and contribute 82.0% of the underwritten base rent (83.1% of underwritten total rent). As of February 1, 2017, Total Occupancy and Owned Occupancy for the Lafayette Centre Property were both 86.3%.

An affiliate of a fund sponsored by Beacon Capital Partners, LLC (“Beacon”) acquired the Lafayette Centre Property in 2007 and has since managed the property and invested approximately $50.9 million in improvements, including common area renovations, new elevator cabs and system modernization, the addition of a tenant-only conference facility, fitness center, bike room, outdoor terrace seating, garage repairs, as well as new signage. The borrower utilized the proceeds of the Lafayette Centre Whole Loan to acquire the Lafayette Centre Property from an affiliate of Beacon. An affiliate of Beacon retained an equity interest in the borrower and is expected to continue to manage the Lafayette Centre Property. See “—The Borrower” below.

The following table presents certain information relating to office and retail tenants at the Lafayette Centre Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
CFTC(2)	AAA / Aaa / AA+	289,295	36.5%	$15,955,622	48.1%	$55.15	9/30/2025	2, 5-year options
AT&T Corp(3)	A- / Baa1 / BBB+	83,721	10.6	4,281,181	12.9	51.14	3/31/2023	NA
MedStar Health(4)	A / A2 / A-	112,363	14.2	3,113,936	9.4	27.71	8/31/2031	3, 5-year options
Jackson & Campbell(5)	NR / NR / NR	49,469	6.2	2,863,204	8.6	57.88	5/31/2020	1, 10-year option
AON Service Corporation	BBB+ / Baa2 / A-	34,489	4.3	1,935,868	5.8	56.13	2/29/2020	NA
GSA – OSHRC(6)	AAA / Aaa / AA+	28,746	3.6	1,239,466	3.7	43.12	4/23/2018	1, 5-year option
Int’l Center for Research on Women(7)	NR / NR / NR	16,194	2.0	790,392	2.4	48.81	9/30/2027	1, 5-year option
The Philanthropy Roundtable	NR / NR / NR	10,495	1.3	516,354	1.6	49.20	6/30/2027	1, 5-year option
B’nai B’rith International	NR / NR / NR	10,854	1.4	508,453	1.5	46.84	6/30/2026	1, 5-year option
GSA – ACUS(8)	AAA / Aaa / AA+	7,744	1.0	385,353	1.2	49.76	8/08/2020	NA
Ten Largest Tenants		643,370	81.1%	$31,589,828	95.2%	$49.10
Remaining Owned Tenants(9)		41,422	5.2	1,593,404	4.8	38.47
Vacant Space		108,761	13.7	0	0.0	0.00
Totals / Wtd. Avg. Tenants		793,553	100.0%	$33,183,232	100.0%	$48.46

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	CFTC is permitted to terminate its lease (with payment of a termination fee equal to the then-unamortized transaction cost) if Congress makes no funds available to the CFTC from which payments for the purposes of leasing space can be made. The lease can also be terminated by CFTC upon 180 days prior written notice for the convenience of the Federal Government if the statutory mission of the CFTC is no longer performed by the CFTC.

(3)	AT&T Corp is permitted to terminate its lease any time after March 2020, if and only if four or more windows on the west side of the building are blocked, or a future development is built within 10 feet of the west side windows on floors 4, 8, and 10.

(4)	MedStar Health has a one-time option to terminate its lease effective September 30, 2026 with 20-months’ notice and payment of an approximately $9.4 million termination fee. MedStar Health pays reimbursements on a triple-net basis with an underwritten base rent of $27.71 per SF and an underwritten total rent of $44.73 per SF.

(5)	Jackson & Campbell sublets 7,325 SF on the 2nd floor to Sanametrix, Inc. and 3,396 SF on the 4th floor to the Association of Farmworker Opportunity Programs.

(6)	GSA – OSHRC is the Occupational Safety and Health Review Commission.

(7)	Int’l Center for Research on Women is permitted to terminate its lease on March 31, 2024 with 15 months’ notice and payment of a termination fee equal to the then-unamortized transaction cost.

(8)	GSA – ACUS is the Administrative Conference of the United States.

(9)	Remaining Owned Tenants includes DC Chamber of Commerce: 7,164 SF which has executed a lease but has not taken occupancy or begun paying rent.

 A-3-21

Lafayette Centre

The following table presents certain information relating to the lease rollover schedule at the Lafayette Centre Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	46	0.0%	0.0%	$0	0.0%	$0.00	1
2017	2,029	0.3	0.3%	56,258	0.2	27.73	1
2018	39,116	4.9	5.2%	1,769,196	5.3	45.23	4
2019(2)	0	0.0	5.2%	8,806	0.0	0.00	1
2020(2)	91,702	11.6	16.7%	5,190,425	15.6	56.60	4
2021	0	0.0	16.7%	0	0.0	0.00	0
2022(2)	450	0.1	16.8%	54,926	0.2	122.06	2
2023	83,974	10.6	27.4%	4,342,962	13.1	51.72	2
2024	1,752	0.2	27.6%	85,446	0.3	48.77	1
2025(3)	296,459	37.4	65.0%	16,227,854	48.9	54.74	2
2026(2)	10,854	1.4	66.3%	517,453	1.6	47.67	2
2027	32,689	4.1	70.5%	1,518,921	4.6	46.47	3
2028 & Thereafter(4)	125,721	15.8	86.3%	3,410,986	10.3	27.13	5
Vacant	108,761	13.7	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	793,553	100.0%		$33,183,232	100.0%	$48.46	28

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Includes one antenna tenant with no SF attributed.

(3)	Includes DC Chamber of Commerce (7,164 SF), which has executed a lease but has not taken occupancy or begun paying rent.

(4)	Includes a Fitness Center (4,568 SF) and Management Office (1,152 SF) with no Underwritten Base Rent attributed.

The following table presents certain information relating to historical occupancy at the Lafayette Centre Property:

Historical Leased %(1)

2014	2015	2016	TTM 3/31/2017
84.7%	80.3%	80.0%	83.4%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Includes DC Chamber of Commerce: 7,164 SF which has executed a lease but has not taken occupancy or begun paying rent.

 A-3-22

Lafayette Centre

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to historical operating performance and the Underwritten Net Cash Flow at the Lafayette Centre Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 3/31/2017	Underwritten(2)(3)	Underwritten $ per SF
Base Rental Revenue	$30,564,052	$30,862,460	$30,258,981	$31,248,898	$33,183,232	$41.82
Contractual Rent Steps(4)	0	0	0	0	2,965,653	3.74
Total Reimbursement Revenue	1,505,665	1,673,627	2,647,736	3,820,002	5,054,488	6.37
Gross Up Vacancy	0	0	0	0	4,713,999	5.94
Parking Revenue	999,520	1,166,200	1,218,312	1,318,341	1,342,791	1.69
Other Revenue	317,781	231,472	365,618	373,217	373,217	0.47
Gross Revenue	$33,387,018	$33,933,759	$34,490,647	$36,760,458	$47,633,380	$60.03
Vacancy Loss	0	0	0	0	(4,713,999)	(5.94)
Effective Gross Revenue	$33,387,018	$33,933,759	$34,490,647	$36,760,458	$42,919,381	$54.09
Real Estate Taxes	5,671,418	6,285,009	6,624,389	7,092,361	8,173,580	10.30
Insurance	148,737	142,311	134,479	133,678	133,678	0.17
Utilities	2,283,815	2,323,481	2,212,530	2,168,962	2,012,148	2.54
Repairs & Maintenance	2,297,825	2,101,774	2,463,281	2,601,999	2,601,999	3.28
Janitorial	1,071,561	1,101,973	1,055,005	1,082,208	1,082,208	1.36
Management Fee	926,918	903,185	891,277	1,053,086	1,000,000	1.26
Payroll (Office, Security, Maintenance)	1,158,630	1,320,310	1,263,577	1,333,594	1,374,914	1.73
Marketing	59,472	88,826	200,677	181,755	140,370	0.18
General and Administrative - Direct	850,132	871,991	906,661	875,611	875,611	1.10
Other Expenses	460,929	594,522	828,271	856,956	976,256	1.23
Total Operating Expenses	$14,929,437	$15,733,382	$16,580,147	$17,380,210	$18,370,764	$23.15

Net Operating Income	$18,457,581	$18,200,377	$17,910,500	$19,380,248	$24,548,617	$30.94
Tenant Improvements	0	0	0	0	508,120	0.64
Leasing Commissions	0	0	0	0	254,060	0.32
Replacement Reserves	0	0	0	0	33,583	0.04
Net Cash Flow	$18,457,581	$18,200,377	$17,910,500	$19,380,248	$23,752,854	$29.93

(1)	Certain items such as free rent, bad debt, prepaid rent, termination fee income, interest income and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The increase in underwritten cash flow from the TTM period is primarily the result of new leasing activity, including a triple-net lease for MedStar Health (112,363 SF) that began in July 2016.

(3)	Underwritten cash flow is based on contractual rents as of February 1, 2017 and contractual rent steps through February 28, 2018.

(4)	Underwritten contractual rent steps reflects the net present value of future contractual rent steps for credit rated tenants through the end of their lease terms (excluding any rent steps already captured in Underwritten Base Rental Revenue), using a discount rate of 7.0%.

■	Appraisal. According to the appraisal, the Lafayette Centre Property had a total “as-is” appraised value of $404,000,000 as of December 14, 2016 and an “as stabilized” appraised value of $430,000,000 as of December 14, 2018, which assumes a stabilized occupancy of 95.0%.

■	Environmental Matters. According to a Phase I environmental report, dated December 28, 2016, there are no recognized environmental conditions or recommendations for further action at the Lafayette Centre Property other than the implementation of an operations and maintenance plan for asbestos containing materials.

■	Market Overview and Competition. The Lafayette Centre Property is located in the Washington, D.C. CBD office submarket. As of the third quarter of 2016, the CBD submarket contained approximately 38.5 million of total office SF and a vacancy rate of 9.5%.

District of Columbia Office Market Statistics(1)

	Capitol Hill	Capitol Riverfront	CBD	East End	Georgetown	NOMA	Southwest	Uptown	West End	Washington, DC Total
No. of Buildings	31	11	232	199	22	42	34	72	18	661
Inventory (SF)	4,683,182	3,713,258	38,486,683	43,033,182	2,619,104	10,883,057	11,853,498	6,417,967	2,841,021	124,530,952
Direct Vacancy Rate	13.4%	15.3%	9.5%	13.4%	7.5%	8.6%	12.1%	17.4%	12.6%	11.8%
3Q 2016 Net Absorption (SF)	(32,237)	(123,375)	161,511	(33,101)	11,523	68,069	(108,354)	10,992	(4,917)	(49,889)
YTD 2016 Net Absorption (SF)	(170,355)	(126,986)	411,630	(144,893)	12,865	117,765	90,577	(38,028)	24,954	177,529
Avg. Asking Rental Rate	$59.71	$46.81	$54.13	$57.01	$44.08	$48.88	$48.42	$41.27	$52.09	$52.68

(1)	Source: Appraisal.

 A-3-23

Lafayette Centre

The following table presents certain information relating to the primary competition for the Lafayette Centre Property:

Competitive Set(1)

	1800 M Street NW	1111 19th Street NW	1050 Connecticut Avenue NW	1150 18th Street NW	1850 M Street, NW	1200 New Hampshire Avenue NW
Class	A	B	A	A	A-	A
Stories	10	12	12	10	12	8
Year Built / Renovated	1975 / 2013	1979 / NAP	1982 / NAP	1990 / NAP	1986 / NAP	1980 / NAP
Net Rentable Area (SF)	535,253	271,251	708,753	166,518	242,375	291,253
Occupancy	90%	81%	96%	99%	100%	100%
Rental Rate per (SF)	$55.00	$54.00 – $59.00	NAV	$53.00	NAV	$38.00
Reimbursements	Full Service	Full Service + Base Year	Full Service + Base Year	Full Service + Base Year	Base Year Stop	Full Service

(1)	Source: Appraisal.

■	The Borrower. The borrower is LCPC Lafayette Property LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Lafayette Centre Whole Loan. Other than the borrower, no person or entity guarantees the non-recourse carveouts with respect to the Lafayette Centre Whole Loan. The borrower sponsor is DC REIT Lafayette LLC, the owner of the borrower.

The borrower is indirectly wholly-owned by a joint venture between and among affiliates of Beacon, affiliates of GIC Private Limited (“GIC”), and Korea Investment Corporation, a corporation organized under the laws of the Republic of Korea (“KIC”). Affiliates of Beacon indirectly own an approximately 2.5% interest in the borrower, affiliates of GIC indirectly own an approximately 48.75% interest in the borrower, and KIC indirectly owns an approximately 48.75% interest in the borrower. GIC is a global investment firm with over $100 billion of assets under management in more than 40 countries worldwide. KIC is a global investment firm with over $100 billion of assets under management in more than 50 countries worldwide.

■	Escrows. On the origination date, the borrower funded an unfunded obligations account in the amount of $3,572,450 in connection with tenant improvement and leasing commission obligations of the borrower and free rent attributable to various tenants. Of the unfunded obligations, approximately $2.0 million was reserved for tenant improvements for Int’l Center for Research on Women, InsideNGO and DC Chamber of Commerce tenants. Approximately $251,000 was reserved for leasing commissions, primarily related to DC Chamber of Commerce, Int’l Center for Research on Women and The Philanthropy Roundtable. In addition, approximately $1.3 million was reserved for free rent primarily for MedStar Health, InsideNGO, The Philanthropy Roundtable and DC Chamber of Commerce.

On each due date during the continuance of a Lafayette Centre Trigger Period, the borrower is required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period, unless in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents and there is no continuing event of default, and upon request of the lender, the borrower provides evidence of renewals of such policies and payment of related premiums, (ii) a capital expenditure reserve in an amount equal to $16,532 and (iii) during a Lafayette Centre Trigger Period pursuant to clause (i) or (ii) of the definition thereof set forth below unless otherwise provided in the related loan documents, a tenant improvements and leasing commissions reserve in an amount equal to $99,194.

In addition, on each due date during the continuance of a Lafayette Centre Trigger Period, the related loan documents require an excess cash flow reserve as discussed under “—Lockbox and Cash Management” below.

 A-3-24

Lafayette Centre

A “Government Lease Trigger Period” means, unless the borrower has entered into qualifying replacement leases and/or a CFTC lease renewal acceptable to the lender of at least 239,000 SF at the Lafayette Centre Property (each, a “Government Re-Leasing Condition”), the period commencing on the date that is 18 months prior to the termination of the CFTC government lease, whether at its scheduled expiration in September 2025 or upon such earlier termination as may be agreed to by the parties to such lease, and ending on the earlier to occur of (i) the date on which the sum of (x) the aggregate amount deposited into the government tenant leasing reserve account without taking into account amounts previously disbursed from such account, plus (y) equity paid by the borrower pursuant to the loan documents, equals the product of (a) $50, times (b) the square footage to be vacated by the tenant under the CFTC government lease, excluding any square footage that has been re-leased by the borrower pursuant to one or more qualifying replacement leases and/or a CFTC lease renewal acceptable to the lender or (ii) the date the Government Re-Leasing Condition has been satisfied.

A “Lafayette Centre Trigger Period” means (i) commencing with the fiscal quarter ending December 2017, any period commencing as of the last day of the second of any two consecutive fiscal quarters during which the debt yield based on net operating income (as calculated under the related loan documents) is less than 7.00%, and ending at the conclusion of the second consecutive fiscal quarter for which the debt yield for each such fiscal quarter is equal to or greater than 7.00%, (ii) commencing 15 business days following the borrower’s receipt of written notice of its failure to deliver monthly, quarterly or annual financial reports and ending when such reports are delivered and they indicate that no other Lafayette Centre Trigger Period is ongoing and (iii) a Government Lease Trigger Period.

■	Lockbox and Cash Management. The Lafayette Centre Whole Loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the Lafayette Centre Property and all other money received by the borrower or the property manager with respect to the Lafayette Centre Property (other than tenant termination fees and tenant security deposits) be deposited into such lockbox account by the end of the second business day following receipt. At the end of each business day, all funds in the lockbox account are required to be swept into (a) if no Lafayette Centre Trigger Period or event of default under the Lafayette Centre Whole Loan is continuing, the borrower’s operating account, or (b) during the continuance of a Lafayette Centre Trigger Period or event of default under the Lafayette Centre Whole Loan, the cash management account. Upon termination of a Lafayette Centre Trigger Period, so long as no event of default is continuing under the Lafayette Centre Whole Loan, all funds in the cash management account (other than any funds required to be held in reserve by the lender) are required to be transferred into a borrower-controlled operating account.

On each due date during the continuance of a Lafayette Centre Trigger Period or, at the lender’s discretion, during an event of default under the Lafayette Centre Whole Loan, the related loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and that all remaining amounts be reserved in (i) an excess cash flow reserve account with respect to a Lafayette Centre Trigger Period other than a Government Lease Trigger Period, and (ii) a government tenant leasing reserve with respect to a Government Lease Trigger Period.

 A-3-25

Lafayette Centre

■	Property Management. The Lafayette Centre Property is managed by LCPC Lafayette Property Manager LLC, which is an affiliate of the borrower and Laz Parking Mid-Atlantic, LLC, which is not an affiliate of the borrower, pursuant to separate management agreements. Under the related loan documents, the Lafayette Centre Property is required to remain managed by LCPC Lafayette Property Manager LLC and Laz Parking Mid-Atlantic, LLC or any other management company specified in the related loan documents or otherwise approved by the lender in accordance with the related loan documents and (in the case of replacement of LCPC Lafayette Property Manager LLC with a management company requiring the lender’s approval) with respect to which a Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager and require the borrower to engage a property manager selected by the borrower and (unless otherwise provided in the related loan documents) reasonably approved by the lender (i) during the continuance of an event of default under the Lafayette Centre Whole Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. So long as TRIPRA or a similar or similar subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or similar or similar subsequent statute) in an amount equal to the full replacement cost of the Lafayette Centre Property (plus 18 months of business interruption coverage). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Lafayette Centre Whole Loan as described in the preceding sentence, but in that event the borrower is not required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the related loan documents (without giving effect to the cost of terrorism, flood and earthquake components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, then the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, terrorism insurance may not have a deductible in excess of $100,000. The required terrorism insurance may be included in a blanket policy so long as the borrower provides evidence satisfactory to the lender that the insurance premiums for the Lafayette Centre Property are separately allocated to the Lafayette Centre Property and that the policy will provide the same protection as a separate policy. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

 A-3-26

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 A-3-27

PENTAGON CENTER

 A-3-28

PENTAGON CENTER

MedStar Georgetown University Hospital
Georgetown University
GEORGETOWN
Georgetown Shops
DISTRICT OF COLUMBIA
GEORGE WASHINGTON PKWY
DUPONT CIRCLE
CENTRAL BUSINESS DISTRICT
SHAW
Washington, D.C
50
Gallaudet University
Verizen Center
NOMA
George Washington University
WEST END
The White House
EAST END
CAPITOL HILL
Newseum
395
MAYWOOD
66
ROSSLYN
Lincoln Memorial
Washington Monument
US Capitol
CLARENDON
BALLSTON
FORT MYER
Thomas Jefferson Memorial
VIRGINIA SQUARE
Arlington National Cemetery
BALLPARK DISTRICT
695
Columbia Gardens Cemetery
ASHTON HEIGHTS
Pentagon
East Potomac Golf Course
Nationals Park
NAVY YARD
ARLINGTON BLVD
FORT LESLEY J MCNAIR
ALCOVA HEIGHTS
Fashion Centre
PENTAGON CITY
COLUMBIA PIKE
BARCROFT
Virginia Highlands Park
Crystal City Shops
Army Navy Country Club
CRYSTAL CITY
BOLLIN AIR FORCE BASE
Arlington
Barcroft Park
Pentagon Center
2521 South Clark Street and 2530 Crystal Drive
Arlington, VA 22202
RONALD REAGAN WASHINGTON NATIONAL AIRPORT
1
400
Potomac River
7
SHIRLINGTON
Village at Shirlington
VIRGINIA
Potomac Yard Retail Center
POTOMAC YARDS
295
Fort Ward Park
Alexandria
W BRADDOCK RD
DEL RAY
Wash. Sailing Marina
420
Inova Alexandria Hospital
Virginia Theological Seminary
KING ST
MT VERNON AVE
236
DUKE ST
S WASHINGTON ST
George Washington Masonic National Memorial
Cameron Run Regional Park
OLD TOWN ALEXANDRIA
Hoffman Town Center
S PATRICK ST
Rose Hill
495
95
611
Loisdale Park
Brookeville
Poolesville
Gaithersburg
Rockville
Laurel
Kensington
Bethesda
Potomac
College Park
Herndon
Reston
Somerset
Washington, D.C.
Vienna
Arlington
District Heights
Fairfax
Alexandria
Morningside
Clifton
Forest Heights

 A-3-29

PENTAGON CENTER

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Arlington, Virginia	Cut-off Date Principal Balance(2)		$80,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(1)		$230.31
Size (SF)	911,818	Percentage of Initial Pool Balance		8.3%
Total Occupancy as of 5/1/2017	100.0%	Number of Related Mortgage Loans(3)		2
Owned Occupancy as of 5/1/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1970, 1971 / 2002	Mortgage Rate		4.3260%
Appraised Value	$379,800,000	Original Term to Maturity (Months)		121
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		121

Underwritten Revenues	$36,292,787
Underwritten Expenses	$11,175,784	Escrows
Underwritten Net Operating Income (NOI)	$25,117,003		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$25,057,919	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	55.3%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	55.3%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.73x / 2.72x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.0% / 11.9%	Other(4)	$16,959,724	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$210,000,000	52.9%	Purchase Price	$379,500,000	95.7%
Principal’s New Cash Contribution	186,684,633	47.1	Reserves	16,959,724	4.3
			Closing Costs	224,909	0.1

Total Sources	$396,684,633	100.0%	Total Uses	$396,684,633	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Pentagon Center Whole Loan. See “—The Mortgage Loan” below.

(2)	The Cut-off Date Principal Balance of $80,000,000 represents the controlling note A-2 of the $210,000,000 Pentagon Center Whole Loan. See “—The Mortgage Loan” below.

(3)	The borrower sponsor for the Pentagon Center Loan is also the borrower sponsor for the Lafayette Centre Loan.

(4)	Upfront other reserve represents approximately $13,409,488 for tenant improvements obligations and approximately $3,550,236 for free rent. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Pentagon Center Loan”) is part of a whole loan (the “Pentagon Center Whole Loan”) comprised of six pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in an office property located in Arlington, Virginia (the “Pentagon Center Property”). The Pentagon Center Loan, which represents a controlling interest in the Pentagon Center Whole Loan, has an outstanding principal balance as of the Cut-off Date of $80,000,000 and represents approximately 8.3% of the Initial Pool Balance. The related companion loans (the “Pentagon Center Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $130,000,000 and are evidenced as of the Cut-off Date by a $25,000,000 non-controlling note A-1, which was contributed to the GSMS 2017-GS5 securitization trust, a $50,000,000 non-controlling note A-3, which was contributed to the MSBAM 2017-C33 securitization trust and a $20,000,000 non-controlling note A-4, a $20,000,000 non-controlling note A-5 and a $15,000,000 non-controlling note A-6, each of which was contributed to the BANK 2017-BNK4 securitization. The Pentagon Center Whole Loan was co-originated by Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A. on February 21, 2017. The Pentagon Center Whole Loan has an outstanding principal balance as of the Cut-off Date of $210,000,000, and each note has an interest rate of 4.3260% per annum. The borrower utilized the proceeds of the Pentagon Center Whole Loan to acquire the Pentagon Center Property, fund reserves and pay origination costs.

The Pentagon Center Loan had an initial term of 121 months and has a remaining term of 118 months as of the Cut-off Date. The Pentagon Center Loan requires interest only payments on each due date through the scheduled maturity date in March 2027. Voluntary prepayment of the Pentagon Center Whole Loan is prohibited prior to the due date in November 2026. At any time after the earlier to occur of (a) the third anniversary of the origination date of the Pentagon Center Whole Loan and (b) the second anniversary of the closing date of the securitization into which the last of the Pentagon Center Companion Loans are deposited, the Pentagon Center Whole Loan may be defeased in full (or partially defeased to cause the debt yield to equal 9.50% to avoid or end a Pentagon Center Trigger Period as described below under “—Escrows”) with direct, non-callable obligations of the United States of America.

 A-3-30

PENTAGON CENTER

■	The Mortgaged Property. The Pentagon Center Property is comprised of two office buildings (the “Polk Building” and the “Taylor Building”) on approximately four acres in the Crystal City sub-market of Arlington, Virginia. The Polk Building was built in 1970 and the Taylor Building was built in 1971, and both buildings were most recently renovated in 2002. The Polk Building is 12 stories tall and is LEED Gold certified. The Taylor Building is 13 stories tall and is LEED Silver certified.

The Pentagon Center Property is 100% leased to the United States Government Services Administration (“GSA”) on behalf of the Department of Defense (“DoD”). The GSA has leased the property since 1993, and the DoD has been the sole occupant since 2003. The Pentagon Center Property is a Level IV secure office facility with a securable underground parking garage and dark fiber access to the Pentagon and DoD network, a key infrastructure requirement that is estimated to cost approximately $200 per SF to replicate. Approximately 5,500 employees working for several DoD agencies are based out of the Pentagon Center Property, and employees are able to move freely between buildings once entering through security at either entrance. The two buildings are connected and share amenities, including a fitness center, an on-site deli, as well as Potomac River views.

The Pentagon Center Property is located approximately one mile south of the Pentagon with a free shuttle option for employees operated by the DoD that runs every 15 minutes during the work day and stops throughout Crystal City. The Pentagon Center Property is three blocks from the Crystal City Metro Station via underground walkway, providing access to downtown Washington, D.C. and suburban Virginia and Maryland via the Blue and Yellow lines, and is four blocks from the Virginia Railway Express (“VRE”), which provides a direct commute for employees traveling from the suburbs. Additionally, the Pentagon Center Property is located directly off of US Route 1 (Jefferson Davis Highway) and adjacent to the Ronald Reagan Washington National Airport.

An affiliate of a fund sponsored by Beacon Capital Partners, LLC (“Beacon”) acquired the Pentagon Center Property in 2007 and has since managed the property. The borrower utilized the proceeds of the Pentagon Center Whole Loan to acquire the Pentagon Center Property from an affiliate of Beacon. An affiliate of Beacon retained an equity interest in the borrower and is expected to continue to manage the Pentagon Center Property. See “—The Borrower” below.

The following table presents certain information relating to the tenants at the Pentagon Center Property:

Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
GSA (DoD) Pentagon II (Taylor)(2)(3)	AAA / Aaa / AA+	558,187	61.2%	$20,740,439	60.5%	$37.16	4/30/2023	1, 5-year option
GSA (DoD) Pentagon I (Polk)(2)	AAA / Aaa / AA+	353,631	38.8	13,526,386	39.5	38.25	9/14/2025	NA
Largest Tenants		911,818	100.0%	$34,266,825	100.0%	$37.58
Vacant Spaces (Owned Space)		0	0.0	0	0.0	0.00
Total / Wtd. Avg. Tenants		911,818	100.0%	$34,266,825	100.0%	$37.58

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	GSA leases the space on behalf of the Department of Defense of the United States (DoD).

(3)	GSA (DoD) Pentagon II (Taylor) has one 5-year renewal option for a term beginning in May 2023 with base rent increasing to $41.66 per SF, which would require approval from Congress.

 A-3-31

PENTAGON CENTER

The following table presents certain information relating to the lease rollover schedule at the Pentagon Center Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	558,187	61.2	61.2%	20,740,439	60.5	37.16	1
2024	0	0.0	61.2%	0	0.0	0.00	0
2025	353,631	38.8	100.0%	13,526,386	39.5	38.25	1
2026	0	0.0	100.0%	0	0.0	0.00	0
2027	0	0.0	100.0%	0	0.0	0.00	0
2028 & Thereafter	0	0.0	100.0%	0	0.0	0.00	0
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	911,818	100.0%		$34,266,825	100.0%	$37.58	2

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at the Pentagon Center Property:

Historical Leased %(1)

2014	2015	2016	TTM 3/31/2017	As of 5/1/2017
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

 A-3-32

PENTAGON CENTER

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Pentagon Center Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 3/31/2017	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue	$31,397,149	$33,528,046	$34,114,993	$34,124,945	$34,266,825	$37.58
Contractual Rent Steps(3)	0	0	0	0	874,264	0.96
Total Reimbursement Revenue	314,589	723,098	564,798	546,428	571,002	0.63
Parking Revenue	1,401,403	1,466,590	1,481,692	1,584,195	1,620,117	1.78
Tenant Service Income	1,046,401	1,012,019	5,436,695	4,704,023	870,726	0.95
Gross Revenue	$34,159,542	$36,729,753	$41,598,178	$40,959,591	$38,202,933	$41.90
Vacancy Loss	0	0	0	0	(1,910,147)	(2.09)
Effective Gross Revenue	$34,159,542	$36,729,753	$41,598,178	$40,959,591	$36,292,787	$39.80
Real Estate Taxes	3,515,367	4,215,424	4,212,030	4,248,542	4,211,479	4.62
Insurance	160,188	158,904	157,775	165,450	165,450	0.18
Utilities	1,381,034	1,244,231	1,414,302	1,740,585	1,740,585	1.91
Repairs & Maintenance	1,042,926	888,169	973,951	885,096	885,096	0.97
Cleaning	720,925	723,142	827,093	837,830	837,830	0.92
Management Fee	1,027,173	1,089,862	1,107,380	1,098,503	544,392	0.60
Security	830,261	824,172	861,417	840,109	840,109	0.92
General and Administrative	570,269	586,087	596,499	576,689	576,689	0.63
Tenant Submetered Utilities	290,138	327,570	233,129	197,664	197,664	0.22
Tenant Service Costs	527,558	862,780	5,353,926	4,415,916	802,877	0.88
Professional Fees	92,034	136,186	177,734	151,451	151,451	0.17
Other Expenses	139,114	155,959	148,116	222,162	222,162	0.24
Total Operating Expenses	$10,296,987	$11,212,486	$16,063,352	$15,379,997	$11,175,784	$12.26

Net Operating Income	$23,862,555	$25,517,267	$25,534,826	$25,579,594	$25,117,003	$27.55
TI/LC	0	0	0	0	0	0.00
Capital Expenditures	0	0	0	0	59,084	0.06
Net Cash Flow	$23,862,555	$25,517,267	$25,534,826	$25,579,594	$25,057,919	$27.48

(1)	Certain items such as interest expense, free rent, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of January 13, 2017.

(3)	Underwritten contractual rent steps reflects the net present value of future contractual rent steps for credit rated tenants through the end of their lease terms (excluding any rent steps already captured in Underwritten Base Rental Revenue), using a discount rate of 7.0%, which includes executed renewal for GSA (DoD) Pentagon II (Taylor) in 2018.

■	Appraisal. According to the appraisal, the Pentagon Center Property had a total “as-is” appraised value of $379,800,000 as of December 22, 2016.

■	Environmental Matters. According to a Phase I environmental report dated December 29, 2016, there are no recognized environmental conditions or recommendations for further action at the Pentagon Center Property other than the continued implementation of an operations and maintenance plan for asbestos containing materials.

■	Market Overview and Competition. The Pentagon Center Property is located in the Crystal City sub-market of Arlington, Virginia, one mile south of the Pentagon. According to a third party report, for the third quarter of 2016, vacancy in the 10.8-million SF Crystal City submarket was 17.5%, up 10 basis points from the quarter prior and down 60 basis from the third quarter of 2015 and average asking rents were $40.24 per SF as of the same period. Since 1997, three office property projects have been delivered in the Crystal City submarket, totaling approximately 1.3 million square feet, and no new projects are planned.

Since 2014, there has been an increase in government spending, including specifically in the District of Columbia region, which has driven job growth in the surrounding Washington, D.C. market. The DoD accounts for $578 billion of the overall 2016 national $1.15 trillion budget, a $24 billion increase from their 2015 budget. Crystal City offers an affordable and Metro-accessible location for government agencies, contractors and nonprofits. Eighteen tenants have signed leases to relocate from Washington, D.C. to Crystal City since 2013.

 A-3-33

PENTAGON CENTER

The following table presents certain information relating to comparable office sales for the Pentagon Center Property. The table presents recent single tenant office transactions in suburbs of D.C. that the appraisal identified as comparable based on quality, tenancy and location:

Comparable Office Sales(1)

Property Name	Location (City, State)	Transaction Date	Year Built / Latest Renovation	SF	Actual Sale Price	Price per SF	Overall Capitalization Rates	Occupancy
Pentagon Center	Arlington, VA	Feb-2017	1970, 1971 / 2002	911,818	$379,500,000	$416.20	6.8%	100.0%
Confidential	Confidential	Oct-2016	1992	605,897	$375,000,000	$618.92	5.5%	100.0%
4001 North Fairfax Drive	Arlington, VA	Aug-2016	1989	182,304	$72,665,000	$398.59	6.1%	95.0%
Tysons Overlook	McLean, VA	Dec-2015	2014	157,021	$92,500,000	$589.09	5.9%	100.0%
Suffolk Building	Falls Church, VA	Mar-2015	1964 / 2003	258,248	$96,712,497	$374.49	6.9%	100.0%
3 White Flint North - NRC HQ	North Bethesda, MD	Feb-2014	2012	358,440	$195,000,000	$544.02	6.3%	100.0%

(1)	Source: Appraisal.

■	The Borrower. The borrower is LCPC Pentagon Property LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Pentagon Center Whole Loan. Other than the borrower, no person or entity guarantees the non-recourse carveouts with respect to the Pentagon Center Whole Loan. The borrower sponsor is DC REIT Pentagon LLC, the owner of the borrower.

The borrower is indirectly wholly-owned by a joint venture between and among affiliates of Beacon, affiliates of GIC Private Limited (“GIC”), and Korea Investment Corporation, a corporation organized under the laws of the Republic of Korea (“KIC”). Affiliates of Beacon indirectly own an approximately 2.5% interest in the borrower, affiliates of GIC indirectly own an approximately 48.75% interest in the borrower, and KIC indirectly owns an approximately 48.75% interest in the borrower. GIC is a global investment firm with over $100 billion of assets under management in more than 40 countries worldwide. KIC is a global investment firm with over $100 billion of assets under management in more than 50 countries worldwide.

■	Escrows. On the origination date, the borrower funded an unfunded obligations account in the amount of $16,959,724 in connection with tenant improvement obligations of $13,409,488 and free rent of $3,550,236 applicable to the Polk Building, granted as incentive for the early extension of the lease for the Taylor Building.

On each due date during the continuance of a Pentagon Center Trigger Period, the borrower is required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period, unless in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents and there is no continuing event of default, and upon request of the lender, the borrower provides evidence of renewals of such policies and payment of related premiums, (ii) a capital expenditure reserve in an amount equal to $18,996 and (iii) a tenant improvements and leasing commissions reserve in an amount equal to $151,970.

In addition, the borrower is required to deposit into the unfunded obligations account $1,800,000 within five business days following the date on which GSA (DoD) Pentagon I (Polk), the tenant under the government 2025 lease, notifies the borrower that it wishes for the borrower to commence with the tenant improvements set forth in the related lease.

In addition, on each due date during the continuance of a Pentagon Center Trigger Period, the related loan documents require an excess cash flow reserve as discussed under “—Lockbox and Cash Management” below.

 A-3-34

PENTAGON CENTER

A “Pentagon Center Trigger Period” means (i) commencing with the fiscal quarter ending December 2017, any period commencing as of the last day of the second of any two consecutive fiscal quarters during which the debt yield based on net operating income (as calculated under the related loan documents) is less than 9.50%, and ending at the conclusion of the second consecutive fiscal quarter for which the debt yield for each such fiscal quarter is equal to or greater than 9.50%, (ii) commencing 15 business days following the borrower’s receipt of written notice of its failure to deliver monthly, quarterly or annual financial reports and ending when such reports are delivered and they indicate that no other Pentagon Center Trigger Period is ongoing, (iii) a Government 2023 Lease Trigger Period and/or a Government 2025 Lease Trigger Period and (iv) commencing on the date the borrower fails to comply with its requirement to deposit into the unfunded obligations account $1,800,000 within five business days following notification from the tenant under the government 2025 lease that it wishes for the borrower to commence with the tenant improvements set forth in the related lease and ending on the earlier to occur of (x) the date on which the amount contained in the excess cash flow reserve account equals $1,800,000 (at which time such amount is to be transferred to the unfunded obligations account) or (y) the date on which the borrower otherwise deposits $1,800,000 into the unfunded obligations account.

A “Government 2023 Lease Trigger Period” means, unless the borrower has entered into qualifying replacement leases and/or a lease renewal acceptable to the lender of at least 458,000 SF at the Pentagon Center Property and escrowed any applicable free rent (if any) under such leases or renewal (each, a “Government 2023 Re-Leasing Condition”), the period commencing on the date that is 30 months prior to the termination of the government 2023 lease, whether at its scheduled expiration in 2023 or upon such earlier termination as may be agreed to by the parties to such lease, and ending on the earlier to occur of (i) the date on which the sum of (x) the aggregate amount deposited into the government 2023 tenant leasing reserve account without taking into account amounts previously disbursed from such account (but excluding (a) all amounts deposited in and disbursed from the free rent subaccount and (b) all amounts deposited into such account that have been disbursed in respect of leases of space covered by the government 2025 lease), plus (y) equity paid by the borrower pursuant to the loan documents, equals $40 million, giving credit for the amount contained in the tenant improvements and leasing commissions reserve account or (ii) the date the Government 2023 Re-Leasing Condition has been satisfied.

A “Government 2025 Lease Trigger Period” means, unless the borrower has entered into qualifying replacement leases and/or a lease renewal acceptable to the lender of at least 303,000 SF at the Pentagon Center Property (each, a “Government 2025 Re-Leasing Condition”), the period commencing on the date that is 18 months prior to the termination of the government 2025 lease, whether at its scheduled expiration in 2025 or upon such earlier termination as may be agreed to by the parties to such lease, and ending on the earlier to occur of (i) the date on which the sum of (x) the aggregate amount deposited into the government 2025 tenant leasing reserve account without taking into account amounts previously disbursed from such account (but excluding all amounts deposited into such account that have been disbursed in respect of leases of space covered by the government 2023 lease), plus (y) equity paid by the borrower pursuant to the loan documents, plus (z) all amounts deposited into the government 2023 tenant leasing reserve account that has been disbursed therefrom in respect of qualifying replacement leases or a lease renewal acceptable to the lender for space covered by the government 2025 lease, equals $17.5 million, giving credit for the amount contained in the tenant improvements and leasing commissions reserve account or (ii) the date the Government 2025 Re-Leasing Condition has been satisfied.

 A-3-35

PENTAGON CENTER

■	Lockbox and Cash Management. The Pentagon Center Whole Loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the Pentagon Center Property and all other money received by the borrower or the property manager with respect to the Pentagon Center Property (other than tenant termination fees and tenant security deposits) be deposited into such lockbox account by the end of the second business day following receipt. At the end of each business day, all funds in the lockbox account are required to be swept into (a) if no Pentagon Center Trigger Period or event of default under the Pentagon Center Whole Loan is continuing, the borrower’s operating account, or (b) during the continuance of a Pentagon Center Trigger Period or event of default under the Pentagon Center Whole Loan, the cash management account. Upon termination of a Pentagon Center Trigger Period, so long as no event of default is continuing under the Pentagon Center Whole Loan, all funds in the cash management account (other than any funds required to be held in reserve by the lender) are required to be transferred into a borrower-controlled operating account.

On each due date during the continuance of a Pentagon Center Trigger Period or, at the lender’s discretion, during an event of default under the Pentagon Center Whole Loan, the related loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and that all remaining amounts be reserved in (i) an excess cash flow reserve account with respect to a Pentagon Center Trigger Period other than a Government 2023 Lease Trigger Period or a Government 2025 Lease Trigger Period, and (ii) a government tenant leasing reserve with respect to a Government 2023 Lease Trigger Period or a Government 2025 Lease Trigger Period.

■	Property Management. The Pentagon Center Property is managed by LCPC Pentagon Property Manager LLC, which is an affiliate of the borrower and Laz Parking Mid-Atlantic, LLC, which is not an affiliate of the borrower, pursuant to separate management agreements. Under the related loan documents, the Pentagon Center Property is required to remain managed by LCPC Pentagon Property Manager LLC and Laz Parking Mid-Atlantic, LLC or any other management company specified in the related loan documents or otherwise approved by the lender in accordance with the related loan documents and (in the case of the replacement of LCPC Pentagon Property Manager LLC with a management company requiring the lender’s approval) with respect to which a Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager and require the borrower to engage a property manager selected by the borrower and (unless otherwise provided in the related loan documents) reasonably approved by the lender (i) during the continuance of an event of default under the Pentagon Center Whole Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

 A-3-36

PENTAGON CENTER

■	Terrorism Insurance. So long as TRIPRA or a similar or similar subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or similar or similar subsequent statute) in an amount equal to the full replacement cost of the Pentagon Center Property (plus 18 months of business interruption coverage). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Pentagon Center Whole Loan as described in the preceding sentence, but in that event the borrower is not required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the related loan documents (without giving effect to the cost of terrorism, flood and earthquake components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, then the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, terrorism insurance may not have a deductible in excess of $100,000. The required terrorism insurance may be included in a blanket policy so long as the borrower provides evidence satisfactory to the lender that the insurance premiums for the Pentagon Center Property are separately allocated to the Pentagon Center Property and that the policy will provide the same protection as a separate policy. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

 A-3-37

U.S. INDUSTRIAL PORTFOLIO

 A-3-38

U.S. INDUSTRIAL PORTFOLIO

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
CANADA
MEXICO
Pacific Ocean
Atlantic Ocean
Gulf of Mexico
Seattle
Missoula
Billings
Bismarck
Fargo
Minneapolis
Rapid City
Boise
Casper
Cheyenne
Salt Lake City
Denver
Reno
Sacramento
San Francisco
Las Vegas
St George
Colorado Springs
Omaha
Des Moines
Milwaukee
Chicago
Detroit
Cleveland
Buffalo
Albany
Boston
New York
Philadelphia
Baltimore
Washington DC
Columbus
Indianapolis
Cincinnati
Lexington
Richmond
Kansas City
Wichita
St Louis
Nashville
Charlotte
Memphis
Tulsa
Oklahoma City
Little Rock
Atlanta
Birmingham
Jackson
Shreveport
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Los Angeles
San Diego
Phoenix
Tucson
Las Cruces
Dallas
Fort Worth
Austin
Houston
San Antonio
New Orleans
Jacksonville
Orlando
Tampa
Miami

U.S. Industrial Portfolio

#	Property Name	Address	City/State	Zip Code
1	Hannibal	3851 and 3855 Santa Fe Avenue and 2226, 2230, 2240, 2250 and 2332 East 38th Street	Vernon, CA	90058
2	Kraco	2411 and 2415 North Santa Fe Avenue, 419, 439, 505, 507, 514, 520, 531 and 537 East Euclid Avenue and 430 East Carlin Avenue	Compton, CA	90222
3	New WinCup - Phoenix	7980 West Buckeye Road	Tolleson, AZ	85353
4	Worlds Finest Chocolates	4825 South Lawndale Avenue	Chicago, IL	60632
5	SET - MI	36211 South Huron Road	Huron Township, MI	48164
6	Plaid - Decatur	2331 Mellon Court	Decatur, GA	30035
7	Oracle Packaging	220 Polo Road	Winston-Salem, NC	27105
8	TestAmerica - West SAC	880 Riverside Parkway	West Sacramento, CA	95605
9	TestAmerica - Arvada	4955 Yarrow Street	Arvada, CO	80002
10	Northwest Mailing Service	5401-5501 West Grand Avenue	Chicago, IL	60639
11	Lyons	11301-11401 Electron Drive	Louisville, KY	40299
12	Wilbert Plastics	2930 Greenville Highway	Easley, SC	29640
13	Angstrom Graphics	4437 East 49th Street	Cuyahoga Heights, OH	44125
14	New WinCup - Stone Mountain	4600-4680 Lewis Road	Stone Mountain, GA	30083
15	Universal Pool - Armory	300 West Armory Drive	South Holland, IL	60473
16	Jade-Sterling - IL	5100 West 73rd Street and 7201 South Leamington Avenue	Bedford Park, IL	60638
17	Plaid - Norcross	3225 Westech Drive	Norcross, GA	30092
18	Phillips and Temro	9700 West 74th Street	Eden Prairie, MN	55344
19	TestAmerica - Savannah	5102 LaRoche Avenue	Savannah, GA	31404
20	Hover-Davis	100 Paragon Drive	Rochester, NY	14624
21	Jade-Sterling - OH	200 Francis D Kenneth Drive and 2300 East Aurora Road	Twinsburg and Aurora, OH	44087 and 44202
22	Fitz Aerospace	6625 Iron Horse Boulevard	North Richland Hills, TX	76180
23	MVP Charleston	1031 LeGrand Boulevard	Charleston, SC	29492
24	Paragon Tech	5775 East Ten Mile Road	Warren, MI	48091
25	Aramsco and Bulls Eye	1480 Grandview Avenue	West Deptford Township, NJ	08066
26	Shale-Inland	9500, 9521, 9545-9555 Ainslie Street and 9550 Kelvin Lane	Schiller Park, IL	60176
27	M.P. Pumps	34800 Bennett Drive	Fraser, MI	48026
28	TestAmerica - Pensacola	3355 McLemore Drive	Pensacola, FL	32514
29	Microfinish	4001 Gratiot Avenue and 3981 Sarpy Avenue	St. Louis, MO	63110
30	MVP Mayfield	112 Industrial Road	Mayfield, KY	42066
31	Builders FirstSource	1602 Industrial Park Drive	Plant City, FL	33566
32	Banner	17382 Foltz Parkway	Strongsville, OH	44149
33	SET - IN	1 Steel Way	North Vernon, IN	47265
34	Progressive Metal	1200, 1300 & 1460 Channing Avenue	Ferndale, MI	48220
35	Universal Pool - 166th	2 West 166th Street	South Holland, IL	60473
36	SITEL	1417 North Magnolia Avenue	Ocala, FL	34475
37	TestAmerica - Tallahassee	2846 Industrial Plaza Drive	Tallahassee, FL	32301
38	Texas Die Casting	600 South Loop 485	Gladewater, TX	75647
39	TestAmerica - Corpus Christi	1733 North Padre Island Drive	Corpus Christi, TX	78408

 A-3-39

U.S. INDUSTRIAL PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	39	Loan Seller		GSMC
Location (City/State)	Various, Various	Cut-off Date Principal Balance(5)		$72,403,880
Property Type	Industrial	Cut-off Date Principal Balance per SF(2)		$48.68
Size (SF)	6,298,728	Percentage of Initial Pool Balance		7.5%
Total Occupancy as of 9/1/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/1/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1927-2000 / 1960-2015	Mortgage Rate		3.9740%
Appraised Value(1)	$456,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)(3)		NAP
		Original Interest Only Period (Months)		NAP

Underwritten Revenues	$38,890,017
Underwritten Expenses	$6,894,339	Escrows
Underwritten Net Operating Income (NOI)	$31,995,677		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$29,582,229	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	67.2%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	64.2%	Replacement Reserve(6)	$1,259,746	$0
DSCR Based on Underwritten NOI / NCF(2)(3)(4)	2.31x / 2.14x	TI/LC(7)	$3,000,000	$0
Debt Yield Based on Underwritten NOI / NCF(2)	10.4% / 9.6%	Other(8)	$5,816,966	$0

Sources and Uses
Sources	$	%	Uses	$	%
Whole Loan Amount	$307,640,000	100.0%	Loan Payoff	$228,343,570	74.2%
			Preferred Equity Redemption(9)	66,295,679	21.5
			Reserves	10,076,712	3.3
			Closing Costs	2,924,039	1.0

Total Sources	$307,640,000	100.0%	Total Uses	$307,640,000	100.0%

(1)	The Appraised Value represents the aggregate “as-is” appraised value of the U.S. Industrial Portfolio Properties of $422,640,000 plus an 8.0% portfolio premium. The Cut-off Date LTV Ratio for the U.S. Industrial Portfolio Whole Loan calculated on the basis of the aggregate “as-is” appraised value without the portfolio premium is 72.6%. See “—Appraisals” below.
(2)	Calculated based on the aggregate outstanding principal balance of the U.S. Industrial Portfolio Whole Loan. See “—The Mortgage Loan” below.
(3)	The U.S. Industrial Portfolio Whole Loan requires monthly debt service payments of (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the mortgage loan during the related interest accrual period.
(4)	The DSCR Based on Underwritten NOI / NCF is calculated using the aggregate debt service for the 12-month period commencing on the due date in June 2017.
(5)	The Cut-off Date Principal Balance of $72,403,880 represents the non-controlling note A-4 of the $307,640,000 whole loan evidenced by four pari passu notes. See “—The Mortgage Loan” below.
(6)	Replacement reserve is capped at $1,259,746. See “—Escrows” below.
(7)	TI/LC reserve is capped at $4,500,000. See “—Escrows” below.
(8)	See “—Escrows” below.
(9)	Preferred Equity Redemption represents a partial redemption of an existing preferred equity position.

■	The Mortgage Loan. The mortgage loan (the “U.S. Industrial Portfolio Loan”) is part of a whole loan (the “U.S. Industrial Portfolio Whole Loan”) comprised of four pari passu notes that are secured by first mortgages encumbering the borrowers’ fee simple interests in 39 industrial properties located in 17 states (the “U.S. Industrial Portfolio Properties”). The U.S. Industrial Portfolio Loan (evidenced by note A-4), which represents a non-controlling interest in the U.S. Industrial Portfolio Whole Loan, has an outstanding principal balance as of the Cut-off Date of $72,403,880 and represents approximately 7.5% of the Initial Pool Balance. The related companion loans (the “U.S. Industrial Portfolio Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $234,236,120 and are evidenced as of the Cut-off Date by a $84,723,703 controlling note A-1 that was contributed to the GSMS 2016-GS3 transaction, a $74,756,209 non-controlling note A-2 that was contributed to the GSMS 2016-GS4 transaction, and a $74,756,209 non-controlling note A-3, that was contributed to the GSMS 2017-GS5 transaction. The U.S. Industrial Portfolio Whole Loan was originated by Goldman Sachs Mortgage Company on September 1, 2016. The U.S. Industrial Portfolio Whole Loan has an outstanding principal balance as of the Cut-off Date of $306,640,000, and each note has an interest rate of 3.9740% per annum. The borrowers utilized the proceeds of the U.S. Industrial Portfolio Whole Loan to refinance existing debt, return equity to the borrower sponsor, fund reserves and pay origination costs.

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U.S. INDUSTRIAL PORTFOLIO

The U.S. Industrial Portfolio Loan had an initial term of 120 months and has a remaining term of 112 months as of the Cut-off Date. The U.S. Industrial Portfolio Loan requires monthly payments (i) $125,000 of principal plus (ii) the amount of interest accrued on the outstanding principal balance of the U.S. Industrial Portfolio Loan during the related interest accrual period. The scheduled maturity date of the U.S. Industrial Portfolio Loan is the due date in September 2026. Voluntary prepayment of the U.S. Industrial Portfolio Loan is prohibited prior to the due date in June 2026. Provided that no event of default under the U.S. Industrial Portfolio Loan is continuing after the second anniversary of the securitization Closing Date, the U.S. Industrial Portfolio Loan may be defeased in full (or partially defeased in connection with the release of one or more buildings comprising the U.S. Industrial Portfolio Properties or to increase the debt service coverage ratio to 1.25x to avoid a U.S. Industrial Portfolio Trigger Period as described below under “—Escrows” or to be entitled to proceeds in connection with a restoration) with direct, non-callable obligations of the United States of America.

■	The Mortgaged Properties. The U.S. Industrial Portfolio Properties are comprised of 39 properties built between 1927 and 2000, located in 17 states. The U.S. Industrial Portfolio consists of 6,298,728 SF and Total and Owned Occupancy are both 100.0%.

The following table presents certain information relating to the U.S. Industrial Portfolio Properties:

Property Name	City	State	% of Allocated Loan Amount	Total GLA	Year Built	As-Is Appraised Value	UW NCF
Hannibal	Vernon	CA	13.1%	429,122	Various	$55,500,000	$4,114,576
Kraco	Compton	CA	9.7	364,440	Various	41,000,000	2,841,945
New WinCup - Phoenix	Tolleson	AZ	7.0	322,070	1989	29,700,000	1,596,979
Worlds Finest Chocolates	Chicago	IL	4.7	434,252	1953	20,000,000	1,309,206
SET - MI	Huron Township	MI	4.6	284,351	1988	19,400,000	1,363,101
Plaid - Decatur	Decatur	GA	4.2	282,514	1983	15,800,000	1,227,133
Oracle Packaging	Winston-Salem	NC	3.7	437,911	1962	15,675,000	964,701
TestAmerica - West SAC	West Sacramento	CA	3.4	66,203	1994	14,500,000	1,060,409
TestAmerica - Arvada	Arvada	CO	2.8	57,966	1984	12,100,000	753,638
Northwest Mailing Service	Chicago	IL	2.7	228,032	1957	11,600,000	932,907
Lyons	Louisville	KY	2.6	172,758	Various	11,150,000	730,517
Wilbert Plastics	Easley	SC	2.6	257,086	1990	10,880,000	701,696
Angstrom Graphics	Cuyahoga Heights	OH	2.5	231,505	Various	10,800,000	695,720
New WinCup - Stone Mountain	Stone Mountain	GA	2.5	220,380	1966	10,750,000	722,727
Universal Pool - Armory	South Holland	IL	2.4	240,255	1971	10,100,000	653,918
Jade-Sterling - IL	Bedford Park	IL	2.1	215,389	1954	9,000,000	834,563
Plaid - Norcross	Norcross	GA	2.1	71,620	2000	9,000,000	677,922
Phillips and Temro	Eden Prairie	MN	2.1	101,680	1974	8,850,000	528,707
TestAmerica - Savannah	Savannah	GA	2.1	54,284	1988	8,800,000	570,146
Hover-Davis	Rochester	NY	2.0	66,100	2000	8,700,000	781,819
Jade-Sterling - OH	Twinsburg and Aurora	OH	2.0	174,511	Various	8,650,000	689,994
Fitz Aerospace	North Richland Hills	TX	1.9	129,000	1976	8,000,000	544,871
MVP Charleston	Charleston	SC	1.7	108,000	2000	7,300,000	567,881
Paragon Tech	Warren	MI	1.7	88,857	1956	7,200,000	630,024
Aramsco and Bulls Eye	West Deptford Township	NJ	1.6	99,783	1970	6,900,000	434,864
Shale-Inland	Schiller Park	IL	1.5	193,789	Various	6,500,000	464,522
M.P. Pumps	Fraser	MI	1.3	81,769	1983	5,370,000	377,772
TestAmerica - Pensacola	Pensacola	FL	1.2	21,911	1995	5,200,000	402,385
Microfinish	St. Louis	MO	1.0	144,786	1976	4,350,000	252,294
MVP Mayfield	Mayfield	KY	1.0	101,244	1994	4,325,000	316,681
Builders FirstSource	Plant City	FL	0.9	116,897	1985	3,940,000	243,400
Banner	Strongsville	OH	0.9	58,450	1989	3,750,000	320,499
SET - IN	North Vernon	IN	0.8	117,376	1955	3,400,000	265,870
Progressive Metal	Ferndale	MI	0.7	58,250	1950	3,070,000	244,716
Universal Pool - 166th	South Holland	IL	0.7	109,814	1969	2,950,000	176,420
SITEL	Ocala	FL	0.6	46,812	1960	2,730,000	192,959
TestAmerica - Tallahassee	Tallahassee	FL	0.5	16,500	1989	2,150,000	165,194
Texas Die Casting	Gladewater	TX	0.5	78,177	Various	2,100,000	139,289
TestAmerica - Corpus Christi	Corpus Christi	TX	0.3	14,884	1986	1,450,000	90,264
Total / Wtd. Avg.			100.0%	6,298,728		$422,640,000	$29,582,229

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U.S. INDUSTRIAL PORTFOLIO

The following table presents certain information relating to the major tenants for the U.S. Industrial Portfolio Properties:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Hannibal Industries, Inc(2)	NR / NR / NR	429,122	6.8%	$4,717,152	13.4%	$10.99	3/31/2028	2, 5-year options
TestAmerica Laboratories, Inc.(3)	NR / NR / NR	231,748	3.7	3,427,496	9.7	14.79	6/30/2027	NA
Kraco Enterprises, LLC(4)	NR / NR / NR	364,440	5.8	3,094,900	8.8	8.49	8/31/2028	4, 5-year options
New WinCup Holdings, Inc.(5)	NR / NR / NR	542,450	8.6	3,067,106	8.7	5.65	12/31/2026	2, 5-year options
Plaid Enterprises, Inc.(6)	NR / NR / NR	354,134	5.6	2,240,402	6.4	6.33	10/31/2024	NA
SET Enterprises, Inc.(7)	NR / NR / NR	401,727	6.4	1,909,448	5.4	4.75	6/30/2031	NA
Jade-Sterling Steel Co., Inc.(8)	NR / NR / NR	389,900	6.2	1,839,624	5.2	4.72	4/30/2023	2, 5-year options
World’s Finest Chocolate, Inc.(9)	NR / NR / NR	434,252	6.9	1,564,450	4.4	3.60	7/31/2027	2, 5-year options
Oracle Flexible Packaging, Inc.	NR / NR / NR	437,911	7.0	1,209,252	3.4	2.76	7/31/2030	NA
MVP Group International, Inc(10)	NR / NR / NR	209,244	3.3	1,094,244	3.1	5.23	4/30/2022	NA
Ten Largest Tenants		3,794,928	60.2%	$24,164,073	68.5%	$6.37
Remaining Tenants		2,503,800	39.8	11,099,535	31.5	4.43
Vacant Spaces (Owned Space)		0	0.0	0	0.0	0.00
Totals / Wtd. Avg. Tenants		6,298,728	100.0%	$35,263,608	100.0%	$5.60

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Hannibal Industries, Inc subleases approximately 36,108 SF of its space to LexWest, LLC.
(3)	TestAmerica Laboratories, Inc. leases space at six properties, which all expire 6/30/2027, comprised of: TestAmerica - Arvada: 57,966 SF; $14.41 underwritten base rent per SF; TestAmerica - Corpus Christi: 14,884 SF; $6.80 underwritten base rent per SF; TestAmerica - Pensacola: 21,911 SF; $20.65 underwritten base rent per SF; TestAmerica - Savannah: 54,284 SF; $12.65 underwritten base rent per SF; TestAmerica - Tallahassee: 16,500 SF; $11.12 underwritten base rent per SF; and TestAmerica - West SAC: 66,203 SF; $17.64 underwritten base rent per SF.
(4)	Kraco Enterprises, LLC subleases approximately 13,430 SF of its space to Compton Steel Co. Inc. and some of its parking lot to Morrell’s Electroplating, Inc.
(5)	New WinCup Holdings, Inc. leases space at two properties, with leases that each expire 12/31/2026, comprised of New WinCup – Phoenix: 322,070 SF; $6.64 underwritten base rent per SF and New WinCup – Stone Mountain: 220,380 SF; $4.21 underwritten base rent per SF.
(6)	Plaid Enterprises, Inc. leases space at two properties, with leases that each expire 10/31/2024, comprised of: Plaid - Decatur: 282,514 SF; $3.77 underwritten base rent per SF and Plaid - Norcross: 71,620 SF; $10.83 underwritten base rent per SF.
(7)	SET Enterprises, Inc. leases space at two properties, with leases that each expire 6/30/2031, comprised of: SET - MI: 284,351 SF; $5.49 underwritten base rent per SF and SET - IN: 117,376 SF; $2.66 underwritten base rent per SF.
(8)	Jade-Sterling Steel Co., Inc. leases space at two properties. The leases both expire 4/30/2023, and are comprised of Jade-Sterling - OH: 174,511 SF; $4.68 underwritten base rent per SF and Jade-Sterling – IL: 215,389 SF; $4.63 underwritten base rent per SF. Jade-Sterling Steel Co., Inc. subleases approximately 6,500 SF of its space to M. Block & Sons, Inc. Jade-Sterling Steel Co. also subleases approximately 22,600 SF to Soft-Lite, LLC, approximately 5,928 SF to Godfrey & Wing and approximately 2,500 SF to Automation Plastics on a month-to-month basis.
(9)	World’s Finest Chocolate, Inc. subleases approximately 64,912 SF of its space to Barry Callebaut U.S.A. LLC.
(10)	MVP Group International, Inc leases space at two properties, which both expire 4/30/2022, comprised of MVP Charleston: 108,000 SF; $6.52 underwritten base rent per SF and MVP Mayfield: 101,244 SF; $3.54 underwritten base rent per SF. MVP Charleston subleases approximately 75,000 SF of its space to CLT Air Freight Carrier, LLC.

The following table presents certain information relating to the lease rollover schedule for the U.S. Industrial Portfolio Properties based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	116,700	1.9	1.9%	659,402	1.9	5.65	2
2021	116,897	1.9	3.7%	337,849	1.0	2.89	1
2022	209,244	3.3	7.0%	1,094,244	3.1	5.23	2
2023	959,590	15.2	22.3%	5,004,623	14.2	5.22	6
2024	644,454	10.2	32.5%	4,078,880	11.6	6.33	5
2025	0	0.0	32.5%	0	0.0	0.00	0
2026	542,450	8.6	41.1%	3,067,106	8.7	5.65	2
2027	1,235,639	19.6	60.7%	7,134,712	20.2	5.77	11
2028 & Thereafter	2,473,754	39.3	100.0%	13,886,792	39.4	5.61	10
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	6,298,728	100.0%		$35,263,608	100.0%	$5.60	39

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

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U.S. INDUSTRIAL PORTFOLIO

The following table presents certain information relating to historical occupancy for the U.S. Industrial Portfolio Properties:

Historical Leased %(1)

2013	2014	2015	2016	As of 9/1/2016
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrowers and reflects average occupancy as of December 31 for the indicated year unless specified otherwise.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow for the U.S. Industrial Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	2016	Underwritten(2)(3)	Underwritten $ per SF
Base Rental Revenue	$31,183,647	$31,857,526	$32,564,740	$33,503,066	$35,263,608	$5.60
Reimbursement Revenue	4,920,332	5,771,348	5,539,855	5,441,857	5,894,557	0.94
Other Revenue	149,701	78,880	0	0	0	0.00
Gross Revenue	$36,253,680	$37,707,754	$38,104,595	$38,944,923	$41,158,164	$6.53
Vacancy Loss	0	0	0	0	(2,268,148)	(0.36)
Effective Gross Revenue	$36,253,680	$37,707,754	$38,104,595	$38,944,923	$38,890,017	$6.17

Expenses	$5,132,150	$6,201,533	$5,737,748	$5,766,528	$6,208,245	$0.99
Management Fee	833,213	833,210	833,210	833,208	686,095	0.11
Total Operating Expenses	$5,965,363	$7,034,743	$6,570,958	$6,599,736	$6,894,339	$1.09

Net Operating Income	$30,288,317	$30,673,011	$31,533,638	$32,345,187	$31,995,677	$5.08
Tenant Improvements	0	0	0	0	1,783,576	0.28
Replacement Reserves	0	0	0	0	629,873	0.10
Net Cash Flow	$30,288,317	$30,673,011	$31,533,638	$32,345,187	$29,582,229	$4.70

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Underwritten cash flow based on contractual rents as of September 1, 2016 and contractual rent steps through May 31, 2018.
(3)	Underwritten cash flow assumes market vacancy for the submarkets in which the properties are located.

■	Appraisals. According to an appraisal, the U.S. Industrial Portfolio Properties had an aggregate “as-is” portfolio appraised value, inclusive of an approximately 8.0% portfolio premium, of $456,000,000 as of December 31, 2015. The aggregate “as-is” value of the U.S. Industrial Portfolio Properties without the portfolio premium is $422,640,000.

■	Environmental Matters. According to Phase I environmental reports, dated between December 2, 2015 and December 8, 2015, there are no recognized environmental conditions or recommendations for further action at the U.S. Industrial Portfolio Properties other than (a) a recommendation for an asbestos operations and maintenance (O&M) plan at 24 properties and (b) the monitoring of the remediation of other historical environmental issues as further described under “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

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U.S. INDUSTRIAL PORTFOLIO

■	Market Overview and Competition. The U.S Industrial Portfolio Properties consist of 39 properties in 17 states. The following highlights the four largest markets by allocated loan amount:

Los Angeles, California (22.7% of Cut-off Date Allocated Loan Amount): The Los Angeles industrial market currently has approximately 935.6 million SF of industrial space, an average rent of $7.26 per SF/year with vacancy of 4.5%.

Chicago, Illinois (14.2% of Cut-off Date Allocated Loan Amount): The Chicago industrial market currently has approximately 1.2 billion SF of industrial space, an average rent of $5.64 per SF/year with vacancy of 10.6%.

Detroit, Michigan (8.3% of Cut-off Date Allocated Loan Amount): The Detroit industrial market currently has approximately 534.2 million SF of industrial space, an average rent of $4.62 per SF/year with vacancy of 9.4%.

Phoenix, Arizona (7.0% of Cut-off Date Allocated Loan Amount): The Phoenix industrial market currently has approximately 291.0 million SF of industrial space, an average rent of $5.35 per SF/year with vacancy of 13.0%.

■	The Borrowers. The U.S. Industrial Portfolio Loan was made to 39, single-purpose, single-asset entities. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the U.S. Industrial Portfolio Whole Loan. The non-recourse carveout guarantors under the U.S. Industrial Portfolio Loan are, collectively, jointly and severally, Michael W. Brennan, Robert G. Vanecko, Scott D. McKibben, Samuel A. Mandarino, Allen Crosswell, Tod Greenwood and Troy MacMane, each an individual.

The borrower sponsors are the seven principals of Brennan Investment Group (“BIG”): Michael W. Brennan, Robert G. Vanecko, Scott D. McKibben, Samuel A. Mandarino, Allen Crosswell, Tod Greenwood and Troy MacMane, each an individual. BIG is a real estate investments firm specializing in investments in industrial properties. Brennan Management LLC (an affiliate of BIG) manages industrial assets. Affiliates of BIG own a portfolio of industrial properties totaling approximately 26 million SF. Michael Brennan, the co-founder and chairman of BIG, was the co-founder of First Industrial Realty Trust in 1994 and served as President, CEO and member of the Board of Directors until 2008.

■	Escrows. On the origination date, the borrowers funded (i) a replacement reserve in the amount of $1,259,746, (ii) a tenant improvement and leasing commissions reserve in the amount of $3,000,000, and (iii) an expansion reserve for the Plaid – Decatur property, in the amount of $6,374,500 (a portion of which, in the amount of $557,534, was disbursed to the borrowers resulting in $5,816,966 remaining in the respective escrow account at origination), to create additional space for manufacturing and storage space pursuant to an expansion and extension of an existing lease. The construction total cost is estimated to be $5,795,000. Construction has begun and is anticipated to be completed in the second half of 2017. We cannot assure you that the construction will be completed when expected or at all.

On each due date, the borrowers are required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period, unless (a) in the case of taxes, a tenant is obligated under its lease to pay the taxes directly to the appropriate taxing authority (or to the borrowers as landlord under a triple-net lease for payment to the appropriate taxing authority) and such amounts are actually paid and (b) in the case of insurance premiums, the borrowers are maintaining a blanket policy in accordance with the related loan documents and there is no continuing event of default, or, if a tenant is obligated to and actually maintains such insurance (ii) the U.S. Industrial TI/LC Amount to a tenant improvements and leasing commissions account, and (iii) beginning on the second anniversary of the origination date, a capital expenditure reserve in an amount equal to $52,489, capped at $1,259,746.

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U.S. INDUSTRIAL PORTFOLIO

“U.S. Industrial TI/LC Amount” means an amount, commencing on September 1, 2021 (or earlier if funds on deposit in the account are less than $1,500,000) equal to $150,000 until funds deposited into such account (which can include the $3 million deposit made at loan origination) equal $4,500,000. No additional reserves are required thereafter until such time as funds on deposit therein are less than $1,500,000, and on each due date thereafter, the borrowers will be required to resume monthly deposits in an amount equal to the lesser of (x) $150,000 and (y) the amount necessary to cause the tenant improvements and leasing commissions reserve account to contain funds equal to $1,500,000.

In addition, on each due date during the continuance of a U.S. Industrial Portfolio Trigger Period, the related loan documents require an excess cash flow reserve as discussed under “—Lockbox and Cash Management” below.

A “U.S. Industrial Portfolio Trigger Period” means (i) any period commencing as of the conclusion of any 12-month period (ending on the last day of any fiscal quarter) during which the debt service coverage ratio (as calculated under the related loan documents) is less than 1.25x, and ending at the conclusion of the second consecutive fiscal quarter for which the debt service coverage ratio for the trailing 12-month period (ending on the last day of any fiscal quarter) is greater than 1.25x, or (ii) following the occurrence and during the continuance of an event of default under the related loan documents.

■	Lockbox and Cash Management. The U.S. Industrial Portfolio Loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrowers to direct tenants to pay rent directly to a lender-controlled lockbox account, and require that all cash revenues relating to the U.S. Industrial Portfolio Properties and all other money received by the borrowers or the property manager with respect to the U.S. Industrial Portfolio Properties be deposited into such lockbox account or a lender-controlled cash management account within three business days following receipt. On each business day that no U.S. Industrial Portfolio Trigger Period or event of default under the loan agreement is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account. On each business day during the continuance of a U.S. Industrial Portfolio Trigger Period or event of default under the loan agreement, all funds in the lockbox account are required to be swept into a lender-controlled cash management account and if a U.S. Industrial Portfolio Trigger Period is continuing (or, at the lender’s discretion, during the continuance of an event of default under the related loan documents), be used to pay debt service, required reserves and operating expenses, with all remaining amounts reserved in an excess cash flow reserve account. During the continuance of an event of default under the U.S. Industrial Portfolio Loan, the lender may apply all funds on deposit in any of the accounts constituting collateral for the U.S. Industrial Portfolio Loan to amounts payable under the related loan documents and/or toward the payment of expenses of the U.S. Industrial Portfolio Properties, in such order of priority as the lender may determine.

■	Property Management. The U.S. Industrial Portfolio Properties are managed by Brennan Management, LLC, an affiliate of the borrowers, pursuant to a management agreement. Under the related loan documents, the U.S. Industrial Portfolio Properties are required to remain managed by Brennan Management, LLC or any other management company approved by the lender and with respect to which Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrowers to replace, the property manager with (a) a property manager with at least 5 years’ experience in the business of managing at least 3,000,000 leasable SF of properties comparable to the U.S. Industrial Portfolio Properties who is not subject to a bankruptcy or similar insolvency or (b) any other property manager reasonably approved by the lender and subject to receipt of Rating Agency Confirmation, and if an affiliate of the borrowers, the receipt of an additional insolvency opinion if (i) the property manager becomes bankrupt or insolvent, (ii) a material default by the property manager occurs under the management agreement and is not cured within any applicable notice and cure period thereunder and the borrowers have the right to terminate the management agreement pursuant to its terms and provisions, or (iii) following an event of default and acceleration of the U.S. Industrial Portfolio Loan.

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U.S. INDUSTRIAL PORTFOLIO

■	Release of Collateral. Provided no event of default under the U.S. Industrial Portfolio Loan has occurred and is continuing, the borrowers have the right after the second anniversary of the securitization Closing Date to obtain release of one or more of the U.S. Industrial Portfolio Properties in conjunction with a transfer of such building to an unaffiliated third party, subject to the satisfaction of certain conditions, including, among others: (i) delivery of defeasance collateral in an amount equal to the lesser of (x) the sum of 115% of the allocated loan amount of the individual U.S. Industrial Portfolio Properties so released and (y) the portion of the outstanding principal balance of the U.S. Industrial Portfolio Whole Loan that has not been defeased as of the date of such release, (ii) after giving effect to such release, the debt service coverage ratio (calculated in accordance with the related loan documents) for the trailing 12-month period, recalculated to include only income and expense attributable to the portion of the U.S. Industrial Portfolio Properties remaining after the contemplated release and to exclude the interest expense on the aggregate amount defeased in connection with such release, is equal to or greater than the greater of (x) 2.20x and (y) the lesser of (i) 2.55x and (ii) debt service coverage ratio immediately prior to such release, and (iii) compliance with REMIC requirements. Subject to the satisfaction of certain conditions, borrowers have the right to obtain releases of vacant, non-income producing parcels for which no material value was assigned under the appraisals obtained by the lender in connection with the origination.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Preferred Equity. Lower Terra JV, LLC, the indirect parent of the related borrowers, has issued preferred equity in the initial amount of $98,386,245.16 with a preferred annual rate of return, compounded monthly, equal to: (i) for the period from and including September 1, 2016 to but excluding September 1, 2017, 12.6%; (ii) for the period from and including September 1, 2017 to but excluding September 1, 2018, 13.1%; (iii) for the period from and including September 1, 2018 to but excluding September 1, 2019, 13.6%; and (iv) thereafter, 14.1%. The final, mandatory redemption date is required to be one year and a day after the last maturity date of any mortgage loan or mezzanine loan directly or indirectly, as applicable, secured by the mortgaged properties. Upon certain bad boy acts and similar defaults under the preferred equity documents, the preferred investor has the right to replace the managing member, increase the preferred rate of return by 3% and in some cases, cause a sale of the assets of the subsidiaries and/or hyper-amortize the preferred equity amount. Additionally, the parents of the borrowers are permitted to issue additional preferred equity in any upper tier parent of the borrowers so long as after giving effect to such issuance of such preferred equity a change of control of the borrowers under the loan documents would not occur as a result of such issuance or upon the exercise of any remedy by the holder of any such preferred equity.

■	Terrorism Insurance. The insurance policies obtained by the borrowers are required under the loan documents to cover perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the individual U.S. Industrial Portfolio Properties (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity until the earlier of 6 months following restoration and the date on which income returns to the same level it was at prior to the loss) at all times during the term of the U.S. Industrial Portfolio Loan, provided, that the borrowers are not be required to spend more than two times the cost of the premiums paid by the borrowers for the property and casualty insurance required to be maintained under the U.S. Industrial Portfolio Loan documents. In either such case, terrorism insurance may not have a deductible in excess of $50,000. The required terrorism insurance may be included in a blanket policy, provided that the borrowers provide evidence satisfactory to the lender that the insurance premiums for the U.S. Industrial Portfolio Properties are separately allocated to the U.S. Industrial Portfolio Properties and that the policy will provide the same protection as a separate policy. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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 A-3-47

GSK R&D CENTRE

 A-3-48

GSK R&D CENTRE

TRAVILAH ROAD
6 STORY
853 STALL
GARAGE
WING A
6 STORIES
292,552 SF
gsk
WING B
4 STORIES
184,010 SF
WING C
4 STORIES
158,496 SF
TRAVILLE GATEWAY DRIVE
SHADY GROVE ROAD
Collateral
Human Genome Sciences, Inc.

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GSK R&D CENTRE

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
GSK R&D Centre
14200 Shady Grove Road
Rockville, MD 20850
Gaithersburg
Rockville
North Bethesda
Bethesda
Potomac
Aspen Hill
Wheaton
Forest Glen
Chevy Chase
Somerset
MARYLAND
DISTRICT OF COLUMBIA
SHADY GROVE
ROCKVILLE
TWINBROOK
WHITE FLINT
GROSVENOR
MEDICAL CENTER
BETHESDA
GLENMONT
WHEATON
METRO RED LINE
Adventist HealthCare Shady Grove Medical Center
Traville Village Center
Montgomery College
Rockville Town Square Plaza
Wintergreen Plaza
Twinbrook Shopping Center
Montrose Crossing
Randolph Hills Shopping Center
White Flint Mall
Stoneymill Square
Westfield Wheaton
Cabin John Mall
Georgetown Square Shopping Center
Westfield Montgomery
Wildwood Shopping Center
National Institutes of Health (NIH)
Walter Reed Army Medical Center
FOREST GLEN ANNEX
Needwood Golf Course
RedGate Golf Course
Lakewood Country Club
Woodmont Country Club
Manor Country Club
Leisure World
Argyle Country Club
Rock Creek Regional Park
Wheaton Regional Park
Falls Road Golf Course
Bethesda Country Club
Burning Tree Club
TPC Potomac at Avenel Farm
Congressional Country Club
Columbia Country Club
Kenwood Golf & Country Club
Chevy Chase Club
Rock Creek Park
ICC
200
270
495
185
MIDCOUNTY HIGHWAY
WOODFIELD ROAD
SHADY GROVE ROAD
MUNCASTER MILL ROAD
SOUTH FREDERICK AVENUE
FREDERICK ROAD
MUDDY BRANCH ROAD
GREAT SENECA HIGHWAY
KEY WEST AVENUE
DARNESTOWN ROAD
WEST GUDE DRIVE
EAST GUDE DRIVE
NORBECK ROAD
BEL PRE ROAD
GEORGIA AVENUE
LAYHILL ROAD
MARYLAND AVENUE
WOOTTON PARKWAY
VEIRS MILL ROAD
CONNECTICUT AVENUE
RANDOLPH ROAD
MONTROSE ROAD
FALLS ROAD
STRATHMORE AVENUE
UNIVERSITY BLVD E
DEMOCRACY BOULEVARD
RIVER ROAD
BRADLEY BOULEVARD
OLD GEORGETOWN ROAD
EAST WEST HIGHWAY
WILSON LANE
Brookeville
Poolesville
Gaithersburg
Rockville
Laurel
Kensington
Bethesda
Herndon
Potomac
College Park
Reston
Somerset
Washington, D.C.
Vienna
Arlington
District Heights
Fairfax
Alexandria
Morningside
Clifton
Forest Heights

 A-3-50

GSK R&D CENTRE

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Rockville, Maryland	Cut-off Date Principal Balance(2)		$65,500,000
Property Type	Mixed Use	Cut-off Date Principal Balance per SF(1)		$217.30
Size (SF)	635,058	Percentage of Initial Pool Balance		6.8%
Total Occupancy as of 5/1/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/1/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2003 / 2016	Mortgage Rate		3.9450%
Appraised Value	$345,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$28,855,012
Underwritten Expenses	$2,256,434	Escrows
Underwritten Net Operating Income (NOI)	$26,598,577		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$26,161,975	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	39.9%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	39.9%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	4.82x / 4.74x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	19.3% / 19.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Sponsor Equity Contribution	$199,799,934	59.1%	Purchase Price	$337,500,000	99.9%
Loan Amount	138,000,000	40.9	Closing Costs	299,934	0.1

Total Sources	$337,799,934	100.0%	Total Uses	$337,799,934	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the GSK R&D Centre Whole Loan. See “—The Mortgage Loan” below.

(2)	The Cut-off Date Principal Balance of $65,500,000 represents the non-controlling note A-2 of a $138,000,000 whole loan evidenced by two pari passu notes. See “—The Mortgage Loan” below.

■	The Mortgage Loan. The mortgage loan (the “GSK R&D Centre Loan”) is part of a whole loan structure (the “GSK R&D Centre Whole Loan”) comprised of two pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in a mixed use property located in Rockville, Maryland (the “GSK R&D Centre Property”). The GSK R&D Centre Loan (evidenced by note A-2), which represents a non-controlling interest in the GSK R&D Centre Whole Loan, has an outstanding principal balance as of the Cut-off Date of $65,500,000 and represents approximately 6.8% of the Initial Pool Balance. The related companion loan (the “GSK R&D Centre Companion Loan”), evidenced by controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $72,500,000 that was contributed to the GSMS 2017-GS5 transaction. The GSK R&D Centre Whole Loan was originated by Goldman Sachs Mortgage Company on December 29, 2016. The GSK R&D Centre Whole Loan has an original principal balance of $138,000,000 and each note has an interest rate of 3.9450% per annum. The borrower utilized the proceeds of the GSK R&D Centre Whole Loan to acquire the GSK R&D Centre Property and pay origination costs.

The GSK R&D Centre Loan had an initial term of 120 months and has a remaining term of 116 months as of the Cut-off Date. The GSK R&D Centre Loan requires interest only payments on each due date through the scheduled maturity date in January 2027. Voluntary prepayment of the GSK R&D Centre Loan is not permitted prior to the due date in June 2026. Provided that no event of default under the GSK R&D Centre Loan is continuing, at any time after the second anniversary of the securitization Closing Date, the GSK R&D Centre Loan may be defeased in full with direct, non-callable obligations of the United States of America.

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GSK R&D CENTRE

■	The Mortgaged Property. The sole tenant of the GSK R&D Centre Property is Human Genome Science, Inc. (“HGS”) under an absolute net lease guaranteed by GlaxoSmithKline plc (“GSK”). GSK acquired HGS in 2012. The GSK R&D Centre Property is a 635,058 SF, three-building, Class A office and lab campus located in Rockville, Maryland. The GSK R&D Centre Property was originally developed by HGS. in 2003. After completing a sale-leaseback with the prior owner in 2006, the asset was 100% net leased on a long-term basis to HGS, now a wholly owned subsidiary of GSK (LSE: GSK; Fitch/MIS/S&P: A/A2/A+). As of May 1, 2017 the GSK R&D Centre Property was 100.0% leased, however the tenant only physically occupies a portion of its space and subleases a portion of its space. GSK intends to convert the GSK R&D Centre Property to a fully dedicated vaccines R&D center, and has plans to invest a total of $50.0 million on various upgrades and renovations over the next two years as it consolidates approximately 400-450 employees to the location. The planned renovations are anticipated to include upgrades to the atrium, fitness center, cafeteria, conference rooms, and new paint and carpet on various floors of each wing, as well as new sinks, showers and additional power connections in select lab areas. We cannot assure you that these renovations will be completed as expected or at all or that GSK will consolidate all employees at the GSK R&D Centre Property as announced.

The GSK R&D Centre Property consists of three, four- to six-story buildings (approximately 62% office and 38% lab/pilot plant) situated on a 28-acre site, accompanied by a six-story parking structure offering 949 parking stalls.

GSK is a healthcare company which develops and manufactures pharmaceutical products and health-related consumer products. As of January 2017, GSK had a market capitalization of approximately $95.3 billion and reported earnings before interest, tax, depreciation and amortization (“EBITDA”) of approximately $11.7 billion for the 12-month period ending December 31, 2016. The HGS lease runs through May 2026 and includes two, 10-year extension options.

The following table presents certain information relating to the sole tenant at the GSK R&D Centre Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Human Genome Sciences, Inc.(2)	A / A2 / A+	635,058	100.0%	$24,556,643	100.0%	$38.67	5/31/2026	2, 10-year options
Largest Tenant		635,058	100.0%	$24,556,643	100.0%	$38.67
Vacant Spaces		0	0.0	0	0.0	0.00
Totals / Wtd. Avg. Tenants		635,058	100.0%	$24,556,643	100.0%	$38.67

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	HGS, a wholly owned subsidiary of GSK, is the lessee under the lease. GSK has guaranteed the obligations under the lease. HGS has the right to sublease its space without landlord consent. WellStat Management Company, LLC currently subleases approximately 112,697 usable SF from HGS and currently pays annual rent of $2,014,642 under sublease that commenced May 12, 2016 and matures February 28, 2026. WellStat Management Company, LLC has the one time right to terminate the sublease with payment of a termination fee on April 30, 2022. We cannot assure you that HGS will not sublease additional space in the future or that any future subtenant will take occupancy or pay rent on schedule or at all.

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GSK R&D CENTRE

The following table presents certain information relating to the lease rollover schedule at the GSK R&D Centre Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	635,058	100.0	100.0%	24,556,643	100.0	38.67	1
2027	0	0.0	100.0%	0	0.0	0.00	0
2028 & Thereafter	0	0.0	100.0%	0	0.0	0.00	0
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	635,058	100.0%		$24,556,643	100.0%	$38.67	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at the GSK R&D Centre Property:

Historical Leased %(1)

2013	2014	2015	2016
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower. Reflects average leased space for the indicated year ended December 31 unless specified otherwise.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the GSK R&D Centre Property:

Cash Flow Analysis(1)

	2013	2014	2015	2016	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue	$22,501,194	$22,951,218	$23,410,243	$23,879,254	$24,556,643	$38.67
Contractual Rent Steps(3)	0	0	0	0	2,723,949	4.29
Total Reimbursement Revenue	1,959,747	1,910,304	1,959,455	2,097,259	2,256,434	3.55
Gross Revenue	$24,460,941	$24,861,522	$25,369,697	$25,976,513	$29,537,026	$46.51
Vacancy Loss	0	0	0	0	(682,015)	(1.07)
Credit Loss	0	0	0	0	0	0.00
Effective Gross Revenue	$24,460,941	$24,861,522	$25,369,697	$25,976,513	$28,855,012	$45.44
Total Operating Expenses	1,959,747	1,910,304	1,959,455	2,103,344	2,256,434	3.55
Net Operating Income	$22,501,195	$22,951,218	$23,410,243	$23,873,169	$26,598,577	$41.88
TI/LC	0	0	0	0	309,591	0.49
Capital Expenditures	0	0	0	0	127,012	0.20
Net Cash Flow	$22,501,195	$22,951,218	$23,410,243	$23,873,169	$26,161,975	$41.20

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow is based on contractual rents as of October 2016 and contractual rent steps through February 2018.

(3)	Underwritten contractual rent steps reflects the net present value of future contractual rent steps for HGS through the end of its lease terms (excluding any rent steps already captured in Underwritten Base Rental Revenue), using a discount rate of 7.0%.

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GSK R&D CENTRE

■	Appraisal. According to the appraisal dated December 1, 2016, the GSK R&D Centre Property had an “as-is” appraised value of $345,500,000 and a dark value of $196,000,000. The Cut-off Date LTV Ratio calculated utilizing the dark value is 70.4%.

■	Environmental Matters. According to a Phase I environmental report dated December 22, 2016, there are no recognized environmental conditions or recommendations for further action at the GSK R&D Centre Property.

■	Market Overview and Competition. The GSK R&D Centre Property is located in Rockville, Maryland, a suburb approximately 20 miles northwest of Washington, D.C. The GSK R&D Centre Property is located near I-270 in a corridor commonly known as “DNA Alley,” named for its concentration of life sciences companies and government organizations. According to a market research report, as of the third quarter of 2016, Class A office inventory in Rockville totaled approximately 4.0 million SF with vacancy of 19.9% and quoted gross rental rates of $33.50 per SF. In addition to office space, approximately 38% of the GSK R&D Centre Property is lab and pilot plant space offering unique features like a vivarium, bulk manufacturing capabilities and a data network.

The following table presents certain information relating to the comparable laboratory and office lease transactions for the GSK R&D Centre Property:

Comparable Laboratory and Office Lease Transactions(1)

Property	Tenant	Lease Date	Lease Term (years)	Area (SF)	Rental Rate per SF	Lease Structure
45-55 Hayden Avenue Lexington, Massachusetts	Shire Pharmaceuticals	Q3 2016	13.0	176,794	$38.50	NNN
320 Bent Street, Cambridge, Massachusetts	Momenta Pharmaceuticals	Q2 2016	10.0	105,000	$68.00	NNN
50 West Watkins Mill Road, Gaithersburg, Maryland	Saint-Gobain Performance Plastics	Q1 2016	7.4	62,000	$19.00	NNN
21 Firstfield Road, Gaithersburg, Maryland	Novavax	Q3 2015	11.0	42,000	$22.00	NNN
Landmark @ Eastview 785 Old Saw Mill River Road Tarrytown, New York	Regeneron	Q3 2015	15.0	297,000	$45.00	NNN
675 West Kendall Street Cambridge, Massachusetts	Alyylam Pharmaceuticals	Q2 2015	15.0	295,000	$67.00	NNN
11 Fan Pier Boulevard, Boston, Massachusetts	Vertex Pharmaceuticals	Q4 2013	15.0	1,132,170	$62.50	NNN
1701/1711 Research Boulevard Rockville, Maryland	Meso Scale Diagnostics	Q2 2013	15.0	105,000	$32.00	NNN
Average			12.7	276,871	$44.25

(1)	Source: Appraisal.

■	The Borrower. The borrower is GI DC Rockville LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the GSK R&D Centre Loan. The non-recourse carveout guarantor under the GSK R&D Centre Loan is DataCore Fund L.P. (“DataCore”), the direct owner of the borrower.

DataCore, a joint venture between GI Partners, L.P. (“GI Partners”) and California State Teachers’ Retirement System (“CalSTRS”), was created in 2012 as a core investment vehicle to invest in technology-focused real estate in the U.S., including data centers, corporate campuses for technology tenants, and life science properties located in primary metropolitan statistical areas. As of December 31, 2016, DataCore reported total assets of $998.3 million, equity of $620.5 million and cash and equivalents of $15.6 million.

GI Partners, founded in 2001, is an alternative investment management firm with an estimated $13 billion in capital commitments. GI Partners’ Real Estate team manages four distinct real estate investment vehicles, encompassing both asset and entity level strategies. CalSTRS, established in 1913, provides retirement, disability and survivor benefits for California’s educators and their families. As of January 31, 2017, CalSTRS reported an investment portfolio valued at $198.8 billion, $25.0 billion (12.6%) of which was invested in real estate.

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GSK R&D CENTRE

■	Escrows. On each due date, the borrower is required to fund (i) during a GSK R&D Centre Cash Sweep Period, a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period unless (a) in the case of taxes, the sole tenant is obligated under its lease to pay the taxes directly to the appropriate taxing authority (or to the borrower as landlord under a triple-net lease for payment to the appropriate taxing authority) and such amounts are actually paid and (b) in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan and the borrower has delivered satisfactory evidence of paid insurance coverage to the lender when and as required, (ii) during the continuance of a Specified Tenant Sweep Period or if the tenant at the GSK R&D Centre Property is not obligated under its related lease to complete all capital expenditures at the GSK R&D Centre Property, a capital expenditure reserve in the amount of $13,230 (iii) during the continuance of a GSK R&D Centre Lease Sweep Period, a leasing reserve in the amount of $79,382, and (iv) during the continuance of a GSK R&D Centre Cash Sweep Period, an amount equal to the aggregate amount of approved operating expenses and approved extraordinary expenses to be incurred by the borrower during the current interest period.

A “GSK R&D Centre Lease Sweep Period” means any of the following: (a) a continuing GSK R&D Centre Cash Sweep Period, (b) any period when Human Genome Sciences, Inc. or any successor tenant vacates, abandons, or ceases operations at, all or substantially all of the space leased under such tenant’s lease or any replacement thereof but (1) continues to pay its rent due under its lease and (2) satisfies the rating requirements set forth in the loan agreement or (3) Human Genome Sciences, Inc. or any successor tenant does not satisfy the rating requirements set forth in the loan agreement but remains in occupancy and operational in substantially all of the space leased under the tenant’s lease or any replacement thereof and continues to pay its rent due under its lease.

A “GSK R&D Centre Cash Sweep Period” means a period commencing upon any of (a) the occurrence and continuance of an event of default under the related loan documents until cured, (b) the continuance of a Specified Tenant Sweep Period, or (c) the debt yield calculated in accordance with the loan documents falls below 9.0% as of the end of any fiscal quarter until the debt yield has equaled or exceeded 9.0% for two consecutive fiscal quarters.

A “Specified Tenant Sweep Period” means a period during which to Human Genome Sciences, Inc. and any other tenant under a lease covering 50% or more of the total rentable square footage of the GSK R&D Centre Property or the gross rents (and any parent company of any of the foregoing, and any guarantor of any such tenant’s lease, as applicable) (individually and collectively, the “Specified Tenant”):

(a)	vacates, abandons, goes dark or ceases operations at, all or substantially all of the space leased under the related lease unless it continues to pay rent and maintains the rating requirements set forth in the loan agreement until it resumes ordinary course business operations at substantially all of the leased space or a GSK RE-Tenanting occurs;

(b)	files for bankruptcy, is adjudged bankrupt, is insolvent, or otherwise makes a general assignment for the benefit of creditors until such Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease or a GSK RE-Tenanting occurs;

(c)	fails to extend or renew its lease for a term of at least five years by the earlier of 12 months prior to the scheduled lease expiration date or the date such Specified Tenant is required to give notice of its exercise of a renewal option under its lease (unless exercised) unless the lender receives evidence of, among other things, that it has extended for a term of at least five years, pursuant to the terms of such Specified Tenants lease or on terms and conditions reasonably acceptable to the lender and it is in occupancy of its respective space, open for business and paying full, unabated rent under such lease or a GSK RE-Tenanting occurs;

(d)	gives notice of termination of its lease until a GSK RE-Tenanting occurs; or

(e)	fails to maintain the rating requirements set forth in the loan agreement and it either stops paying rent or vacates, abandons, or ceases operations at, all or substantially all of the leased space until such Specified Tenant regains the rating requirements set forth in the loan agreement or a GSK RE-Tenanting occurs.

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GSK R&D CENTRE

A “GSK RE-Tenanting” means the lender receives (1) satisfactory evidence that the space has been leased to one or more acceptable replacement tenants reasonably acceptable to the lender pursuant to one or more acceptable leases, which replacement tenants (x) either (I) are in occupancy of their respective space and conducting ordinary course business operations, or (II) meet (or each of their parent companies meet) the rating requirements set forth in the loan agreement, and (y) are paying full, unabated rent under such replacement leases and (2) a tenant estoppel certificate from each such replacement tenant.

■	Lockbox and Cash Management. The GSK R&D Centre Loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the GSK R&D Centre Property and all other money received by the borrower or the property manager with respect to the GSK R&D Centre Property be deposited into such lockbox account within two business days. For so long as no GSK R&D Centre Cash Sweep Period is continuing, all funds in the lockbox account are required to be swept into a borrower-controlled operating account on a daily basis. During the continuance of a GSK R&D Centre Cash Sweep Period, all funds in the lockbox account are required to be swept into a lender-controlled cash management account on a daily basis and all amounts on deposit in the cash management account after payment of debt service, required reserves and operating expenses, are required to be reserved in an excess cash flow reserve account as additional collateral.

■	Property Management. The GSK R&D Centre Property is currently managed by Goldstar Properties LLC. Under the related loan documents, the GSK R&D Centre Property is required to remain managed by Goldstar Properties LLC or any other management company approved by the lender in accordance with the loan documents and with respect to which Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrowers to replace, the property manager: (i) at any time during the continuance of an event of default under the loan documents, (ii) if the property manager is in material default under the management agreement beyond any applicable notice and cure period, (iii) if the property manager becomes insolvent or a debtor in any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof, or any voluntary bankruptcy or insolvency proceeding or (iv) more than 50% of the direct or indirect ownership interests in the property manager has changed or control of the property manager has changed, unless after such changes or either such change property manager continues to be a qualified property manager in accordance with the loan documents.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. If any of the all-risk/special form property, rental loss and/or business interruption, commercial general liability or umbrella policies required under the loan documents include any exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts”, the borrower will be required to obtain and maintain terrorism coverage to cover such exclusion from a carrier which otherwise satisfies the rating criteria specified in the loan documents or, in the event that such terrorism coverage is not available from a qualified carrier, the borrower is required obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage. The borrower is required to obtain and maintain coverage in its property insurance policy against loss or damage by terrorist acts in an amount equal to 100% of the full replacement cost of the GSK R&D Centre Property (plus 18 months of rental loss and/or business income interruption coverage); so long as such coverage is available at a cost which does not exceed two times the amount of the then-current property casualty insurance premium that is payable in respect of the GSK R&D Centre Property and business interruption/rental loss insurance required under the loan documents (the “Terrorism Premium Cap”). In the event that TRIPRA expires or is otherwise no longer in effect for any reason and such coverage with respect to terrorist acts is not included as part of the “all risk” property policy, the borrower is required to obtain coverage for terrorism (as standalone coverage) in an amount equal to 100% of the full replacement cost of the GSK R&D Centre Property (plus 18 months of rental loss and/or business income interruption coverage); so long as such coverage is available at a cost which does not exceed the Terrorism Premium Cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgage Properties” in the Prospectus.

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CH2M GLOBAL HEADQUARTERS

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CH2M GLOBAL HEADQUARTERS

NORTH BUILDING
4 STORIES
107,638 SF
WEST BUILDING
5 STORIES
155,209 SF
SOUTH BUILDING
4 STORIES
107,638 SF
SOUTH JAMAICA STREET
25
PEDESTRIAN BRIDGE CROSSING TO LINCOLN STATION LIGHT RAIL
Collateral
CH2M Hill, Inc.
Not Part of Collateral

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CH2M GLOBAL HEADQUARTERS

CH2M Global Headquarters
9189, 9191 and 9193 South Jamaica Street
Englewood, CO 80112
Tamarac Square
Greenwood Village
Centennial
CENTENNIAL AIRPORT
Lone Tree
Foxfield
DENVER TECH CENTER
MEADOW HILLS
MISSION VIEJO
CARRIAGE PLACE
PHEASANT RUN
PRIDES CROSSING
PARK VILLAS
SHENANDOAH
Cherry Creek Reservoir
Cherry Creek State Park
E QUINCY AVE
E BELLEVIEW AVE
E ORCHARD RD
E ARAPAHOE RD
E DRY CREEK RD
E COUNTY LINE RD
LINCOLN AVE
E HIGHLANDS RANCH PKWY
E WILDCAT RESERVE PKWY
S CHAMBERS RD
S JORDAN RD
S PEORIA ST
S UNIVERSITY BLVD
S HOLLY ST
S QUEBEC ST
N CAMELS PARK RD
The Orchards
Fiddler's Green Amphitheatre
Arapahoe Marketplace Shopping Center
Heritage Place Shopping Center
Arapahoe Village Center Shopping Center
Cherry Knolls Shopping Center
The Streets at SouthGlenn
Cherry Hills Marketplace
Pioneer Hills Shopping Mall
Arapahoe Crossings
Cornerstar Shopping Center
Centennial Promenade
Park Meadows
Festival Shopping Center
Promenade Shopping Center
Piazza Highlands Ranch
Sky Ridge Medical Center
The Crossing at Stonegate
Challenger Regional Park
Meridian Golf Club
Links At Highlands Ranch
South Suburban Golf Course
Dove Valley Regional Park
Cherry Creek Valley Ecological Park
Family Sports Center Golf Course
Valley Country Club
Bluffs Regional Park Trail
The Ridge at Castle Pines North
Boulder
Broomfield
Thornton
Westminster
Arvada
Denver
Golden
Aurora
Lakewood
Englewood
Littleton
Centennial
Highlands Ranch
DENVER INTERNATIONAL AIRPORT
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

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CH2M GLOBAL HEADQUARTERS

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Englewood, Colorado	Cut-off Date Principal Balance(2)		$60,000,000
Property Type	Office	Cut-off Date Principal Balance per SF(1)		$215.93
Size (SF)	370,485	Percentage of Initial Pool Balance		6.3%
Total Occupancy as of 5/1/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/1/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2002 / 2010-2013, 2015-2017	Mortgage Rate		4.8460%
Appraised Value	$122,200,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		60

Underwritten Revenues	$7,517,376
Underwritten Expenses	$225,521	Escrows
Underwritten Net Operating Income (NOI)	$7,291,855		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,865,797	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	65.5%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	60.2%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	1.44x / 1.36x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	9.1% / 8.6%	Other(3)	$7,945,478	$0

Sources and Uses

Sources	$	%	Uses	$	%
Whole Loan Amount	$80,000,000	61.2%	Purchase Price(4)	$122,000,000	93.3%
Principal’s New Cash Contribution	50,789,631	38.8	Reserves	7,945,478	6.1
			Closing Costs	844,153	0.6

Total Sources	$130,789,631	100.0%	Total Uses	$130,789,631	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the CH2M Global Headquarters Whole Loan. See “—The Mortgage Loan” below.

(2)	The Cut-off Date Principal Balance represents the controlling note A-1 of the $80,000,000 CH2M Global Headquarters Whole Loan. See”—The Mortgage Loan” below.

(3)	Other reserve represents reserves for tenant improvements ($6,695,091) and free rent ($1,250,387) which covers a free rent period that commences in October 2017 and ends in November 2017. See “—Escrows” below.

(4)	The CH2M Global Headquarters Loan recapitalized the borrower sponsor’s September 2016 all-cash acquisition of the CH2M Global Headquarters Property for $122.0 million.

■	The Mortgage Loan. The mortgage loan (the “CH2M Global Headquarters Loan”) is part of a whole loan (the “CH2M Global Headquarters Whole Loan”) comprised of two pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in a general suburban office property in Englewood, Colorado (the “CH2M Global Headquarters Property”). The CH2M Global Headquarters Loan (evidenced by note A-1), which represents a controlling interest in the CH2M Global Headquarters Whole Loan, has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 6.3% of the Initial Pool Balance. The related companion loan (the “CH2M Global Headquarters Companion Loan”), evidenced by non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of $20,000,000. The CH2M Global Headquarters Companion Loan is currently held by Goldman Sachs Mortgage Company and is expected to be contributed to one or more future securitization transactions. The CH2M Global Headquarters Whole Loan was originated by Goldman Sachs Mortgage Company on March 16, 2017. The CH2M Global Headquarters Whole Loan has an original principal balance of $80,000,000 and each note has an interest rate of 4.8460% per annum. The borrower utilized the proceeds of the CH2M Global Headquarters Loan to recapitalize the borrower sponsor’s September 2016 all-cash acquisition of the CH2M Global Headquarters Property, fund reserves and pay origination costs.

The CH2M Global Headquarters Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The CH2M Global Headquarters Loan requires interest only payments on each due date through and including the due date in April 2022 and thereafter requires payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule. The scheduled maturity date of the CH2M Global Headquarters Loan is the due date in April 2027. Provided that no event of default under the CH2M Global Headquarters Loan is continuing, at any time after the earlier to occur of (a) the third anniversary of the origination date of the CH2M Global Headquarters Loan and (b) the second anniversary of the closing date of the securitization into which the last CH2M Global Headquarters Companion Loan is deposited, the CH2M Global Headquarters Whole Loan may be prepaid at any time prior to the due date in December 2026, with payment of a prepayment fee equal to the greater of (i) a yield maintenance premium calculated based on the present values of the remaining scheduled principal and interest payments and (ii) 1% of the principal amount being paid for any such prepayments. In addition, the CH2M Global Headquarters Loan is prepayable without penalty on or after the due date in December 2026.

■	The Mortgaged Property. The CH2M Global Headquarters Property is a 370,485 SF general suburban office property located in Englewood, Colorado. The CH2M Global Headquarters Property is a three-building (North, South and West buildings), Class A office campus located within the Meridian International Business Center at

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CH2M GLOBAL HEADQUARTERS

the intersection of Interstate 25 and State Highway 470. The CH2M Global Headquarters Property was built in 2002 and has been occupied by CH2M Hill, Inc. (“CH2M”) since construction. The CH2M Global Headquarters Property serves as the global headquarters for CH2M, who had the building built to suit and subsequently sold the property to Columbia Property Trust in 2007 by way of a triple net sale leaseback. CH2M is the sole tenant with a lease expiration of September 30, 2032 with two, 5 or 10-year renewal options.

Founded in 1946, CH2M is a Fortune 500, employee-owned, global engineering firm headquartered in Englewood, Colorado. CH2M has four operating segments: (i) environmental and nuclear, (ii) energy and industrial, (iii) water and (iv) transportation. Approximately 1,300 employees (14.0% of total domestic employees) are located at the CH2M Global Headquarters Property. Since 2010, CH2M has invested approximately $13.6 million in a floor-by-floor renovation of the CH2M Global Headquarters Property (approximately $36.61 per SF). CH2M has subleased 56,853 SF of its space to the following subtenants: (i) XTO Energy Inc., 53,820 SF that commenced in April 2016 and expires in April 2018 (with two options to renew for one year each) and (ii) First Technology Federal Credit Union, 3,033 SF that commenced in March 2016 and expires in March 2022 (with options to extend for five years each (not to extend beyond the term of the CH2M lease)).

According to CH2M’s 2016 10K, the company reported revenues for the years 2016, 2015 and 2014 of approximately $5.2, $5.4 and $5.4 billion, respectively. CH2M also reported operating income (loss) and net income (loss) for 2016, 2015 and 2014 of approximately ($240.1) and $15.0, $134.8 and $80.4, and ($341.6) and ($181.5) million, respectively. Operating performance was impacted by restructuring efforts and changes in project related estimates. During the third quarter of 2016, CH2M began a process to review the structure and resources within its business segments and formulate a restructuring plan, including a simplified organization structure and streamlined delivery model in an attempt to achieve higher levels of profitable growth. See “Risk Factors—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases-A Tenant Concentration May Result in Increased Losses” in the Prospectus.

The following table presents certain information relating to the sole tenant at the CH2M Global Headquarters Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
CH2M Hill, Inc.(2)	NR / NR / NR	370,485	100.0%	$7,687,506	100.0%	$20.75	9/30/2032	2, 5-year or 10-year options
Totals / Wtd. Avg. Tenant		370,485	100.0%	$7,687,506	100.0%	$20.75

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	CH2M Hill, Inc., has a one-time option to terminate the lease with respect to one of the two 107,638 SF buildings (the North or South building) effective October 1, 2028, with 12-months’ notice and payment of an approximately $2 million termination fee.

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CH2M GLOBAL HEADQUARTERS

The following table presents certain information relating to the lease rollover schedule at the CH2M Global Headquarters Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028 & Thereafter	370,485	100.0	100.0%	7,687,506	100.0	20.75	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total/Wtd. Avg.	370,485	100.0%		$7,687,506	100.0%	$20.75	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at the CH2M Global Headquarters Property:

Historical Leased %(1)(2)

2014	2015	2016	As of 5/1/2017
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	The CH2M Global Headquarters Property was owner occupied from 2002-2007, and has maintained 100% occupancy since.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the CH2M Global Headquarters Property:

Cash Flow Analysis(1)(2)

	Underwritten(3)	Underwritten $ per SF
Base Rental Revenue	$7,687,506	$20.75
Total Reimbursement Revenue	225,521	0.61
Gross Revenue	$7,913,027	$21.36
Vacancy Loss	(395,651)	(1.07)
Effective Gross Revenue	$7,517,376	$20.29
Total Operating Expenses(4)	$225,521	$0.61
Net Operating Income	$7,291,855	$19.68
TI/LCs	351,961	0.95
Replacement Reserves	74,097	0.20
Net Cash Flow	$6,865,797	$18.53

(1)	Certain items such as free rent, bad debt, prepaid rent, termination fee income, interest income and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The CH2M Global Headquarters Property was acquired in 2016 and no historical financials are available.

(3)	Underwritten cash flow based on contractual rents as of January 1, 2017 and contractual rent steps through May 2018.

(4)	Total Operating Expenses is comprised of a management fee based on 3% of effective gross revenue. The tenant pays all other expenses associated with the CH2M Global Headquarters Property.

■	Appraisal. According to the appraisal dated March 2, 2017, the CH2M Global Headquarters Property had an “as-is” appraised value of $122,200,000 and a dark value of $98,100,000. The Cut-off Date LTV Ratio calculated utilizing the dark value is 81.5%

■	Environmental Matters. According to a Phase I environmental report, dated August 19, 2016, there are no recognized environmental conditions or recommendations for further action at the CH2M Global Headquarters Property.

■	Market Overview and Competition. The CH2M Global Headquarters Property is located in the Southeast Denver office submarket within the larger Denver metro market. As of the 2016 fourth quarter, the submarket

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CH2M GLOBAL HEADQUARTERS

included a total of approximately 22.2 million SF of Class A office space, with current vacancy of 10.5%. Net absorption as of the 2016 fourth quarter was 327,633 SF and average gross asking rental rates for the Class A submarket were $26.22 per SF.

The CH2M Global Headquarters Property is located in the Meridian office micro-market. As of the 2016 fourth quarter, the micro-market included a total of approximately 2.4 million SF of Class A office space, with current vacancy of 7.0%. The 2016 average gross asking rental rate for the micro-market was $25.49 per SF. The Meridian micro-market has various corporate campuses such as Level 3 Communications, Nationwide, Charles Schwab, Disk Network and Western Union. The CH2M Global Headquarters Property is located within the southeast quadrant of the intersection between Loop 470 Toll Road and Interstate 25.

The following table presents certain information relating to the primary competition for the CH2M Global Headquarters Property:

Competitive Set(1)

	CH2M Global Headquarters	Legacy Cascades	Crecscent VI	Palazzo Verdi	CoBank Center	Highland Place I	8310 S. Valley Highway
Year Built	2002	1984	1998	2008	2015	1982	2001
NRA (SF)	370,485	336,919	134,113	302,246	274,287	139,142	193,815
Total Occupancy	100%	66%	78%	100%	89%	100%	95%
Lease Structure	NNN	Gross	FSG	Gross	NNN	NNN	Gross
Base Rent	$20.75	$27.50	$28.18	$37.33	$22.00	$22.21	$27.80

(1)	Source: Appraisal.

■	The Borrower. The borrower is AGNL Engineering, L.L.C., a Delaware single-purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the CH2M Global Headquarters Whole Loan. The non-recourse carveout guarantors, who are severally liable under the CH2M Global Headquarters Whole Loan, are AG Net Lease III (SO) Corp. and AG Net Lease III Corp., the indirect owners of the borrower.

AG Net Lease Realty Fund III, the consolidation of AG Net Lease Realty Fund III, L.P. and Net Lease Realty Fund III (SO), L.P., affiliates of Angelo, Gordon & Co., L.P. and direct parents of AG Net Lease III Corp. and AG Net Lease III (SO) Corp., respectively, had 18 investments and capital commitments of approximately $1.0 billion. AG Net Lease III (SO) Corp. and AG Net Lease III Corp. collectively reported a net worth and liquidity of approximately $451 million and $13 million, respectively, as of December 31, 2016.

■	Escrows. On the origination date, the borrower funded an unfunded obligations reserve in an amount equal to $7,945,478 for tenant improvements ($6,695,091) and free rent ($1,250,387).

The borrower is not required to make deposits into reserves on account of taxes, insurance or capital expenditures for so long as no event of default or CH2M Global Headquarters Trigger Period has occurred and is continuing. Further, upon the occurrence and during the continuance of an event of default or CH2M Global Headquarters Trigger Period, the borrower is not required to reserve funds on account of taxes or capital expenditures so long as (i) the CH2M lease is in full force and effect, (ii) the CH2M tenant is current in its payment of taxes and assessments or capital expenditures, as applicable and (iii) the borrower delivers proof of payment of all taxes prior to delinquency (subject to any right of the CH2M tenant to contest taxes under its lease) or the borrower delivers evidence that all capital expenditures have been paid, as applicable. To the extent an event of default or a CH2M Global Headquarters Trigger Period has occurred and is continuing and, with regard to deposits on account of taxes and capital expenditures, the conditions of subsections (i) – (iii) above are not satisfied, on each due date, the borrower is required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period unless in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents and the borrower has delivered satisfactory evidence of paid insurance coverage to the lender when and as required and (ii) a capital expenditure reserve in an amount equal to $6,175, capped at $111,146, provided that such deposits will recommence if the amount in the capital expenditure reserve drops below $55,573. In addition, on each due date during the continuance of a CH2M Global Headquarters Trigger Period or an event of default under the CH2M Global Headquarters Loan, the related loan documents require an excess cash flow reserve as discussed under “—Lockbox and Cash Management” below.

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CH2M GLOBAL HEADQUARTERS

A “CH2M Global Headquarters Trigger Period” means any period (i) commencing as of the end of any fiscal quarter during which the debt service coverage ratio (as calculated under the related loan documents) for the trailing 12-month period is less than 1.25x, and ending at the conclusion of the first fiscal quarter for which the debt service coverage ratio for the trailing 12-month period is greater than 1.25x; (ii) after the borrower’s failure to deliver any monthly, quarterly or annual report and such failure remains uncured for 20 business days after the borrower receives written notice of such failure until such reports are delivered and they indicate that no other CH2M Global Headquarters Trigger Period is ongoing; (iii) from the occurrence of a Bankruptcy Trigger Event until, among other conditions, the related bankruptcy proceeding is dismissed, CH2M has affirmed the lease or CH2M’s lease is cancelled or rejected and all of such space is re-let under one or more approved substitute leases and (iv) from the occurrence of a Vacating Trigger Event until, among other conditions, CH2M has recommenced its business and is paying rent or the space has been relet under one or more approved substitute leases.

A “Bankruptcy Trigger Event” means the date of the filing of a bankruptcy petition by CH2M or any guarantor of CH2M’s lease or 60 days after the filing of an involuntary filing of a bankruptcy petition against CH2M or any guarantor of CH2M’s lease unless dismissed within such 60-day period.

A “Vacating Trigger Event” means the date CH2M terminates, “goes dark”, discontinues its operations or business, vacates or is otherwise not in occupancy in the entirety of one or more individual buildings (other than by reason of casualties, condemnations, renovations or alterations pursuant to the terms of the lease.

■	Lockbox and Cash Management. The CH2M Global Headquarters Loan is structured with a hard lockbox and in-place cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the CH2M Global Headquarters Property and all other money received by the borrower or the property manager with respect to the CH2M Global Headquarters Property (other than tenant security deposits) be deposited into such lockbox account or the cash management account by the end of the first business day following receipt. All funds in the lockbox account are required to be swept into the cash management account at the end of each business day. For so long as no CH2M Global Headquarters Trigger Period or event of default under the CH2M Global Headquarters Loan is continuing, all funds in the cash management account in excess of those required to pay amounts due to the lender on the next due date (including any applicable reserves) are required to be swept into a borrower-controlled operating account on a daily basis. On each due date during the continuance of a CH2M Global Headquarters Trigger Period or, at the lender’s discretion, during an event of default under the CH2M Global Headquarters Loan, the related loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and that all remaining amounts be reserved in an excess cash flow reserve account.

■	Property Management. The CH2M Global Headquarters Property is currently self-managed by CH2M. Under the related loan documents, if the CH2M Global Headquarters Property is no longer managed by CH2M, the CH2M Global Headquarters Property is required to be managed by the borrower or any other entity controlled by Angelo, Gordon & Co., L.P., or any other management company approved by the lender in accordance with the related loan documents and with respect to which a Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager and require the borrower to engage a property manager selected by the borrower and (unless otherwise provided in the related loan documents) reasonably approved by the lender (i) during the continuance of an event of default under the CH2M Global Headquarters Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Mezzanine or Secured Subordinate Indebtedness. The loan documents permit future mezzanine financing, subject to satisfaction of certain conditions, including among others: (i) execution of an intercreditor agreement in form and substance reasonably acceptable to the lender and the Rating Agencies; (ii) the mezzanine loan together with the CH2M Global Headquarters Loan have a combined loan-to-value ratio (as calculated under the loan documents) of no greater than 65%; (iii) the debt service coverage ratio (as calculated under the loan documents and taking into account the mezzanine loan and the CH2M Global Headquarters Loan) is at least 1.45x; (iv) the debt yield (as calculated under the loan documents and taking into account the mezzanine loan and the CH2M Global Headquarters Loan) is at least 9.49% and (v) receipt of a Rating Agency Confirmation.

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CH2M GLOBAL HEADQUARTERS

■	Terrorism Insurance. So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or similar or similar subsequent statute) in an amount equal to the full replacement cost of the CH2M Global Headquarters Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering the 12 months following restoration). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the CH2M Global Headquarters Loan as described in the preceding sentence, but in that event the borrower is not required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the related loan documents (without giving effect to the cost of terrorism, flood and earthquake components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, then the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, terrorism insurance may not have a deductible in excess of $100,000. The required terrorism insurance may be included in a blanket policy so long as the borrower provides evidence satisfactory to the lender that the insurance premiums for the CH2M Global Headquarters Property are separately allocated to the CH2M Global Headquarters Property and that the policy will provide the same protection as a separate policy. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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MACK-CALI SHORT HILLS Office PORTFOLIO

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MACK-CALI SHORT HILLS Office PORTFOLIO

101 JFK Parkway

Floor	Tenant	SF	Expiration
6	The Dun & Bradstreet Corporation	34,636 SF	Exp. 3/2023
5	The Dun & Bradstreet Corporation	34,644 SF	Exp. 3/2023
4	Citibank	15,279 SF	Exp. 7/2019
4	Dentons US LLP	18,950 SF	Exp. 10/2020
3	Franklin Mutual Advisors	30,202 SF	Exp. 9/2020
3	Investors Bank	3,161 SF	Exp. 11/2019
2	Investors Bank	33,725 SF	Exp. 11/2019
1	Investors Bank	19,474 SF	Exp. 11/2019
1	Lobby		

103 JFK Parkway

Floor	Tenant	SF	Expiration
4	The Dun & Bradstreet Corporation	30,751 SF	Exp. 3/2023
3	The Dun & Bradstreet Corporation	30,750 SF	Exp. 3/2023
2	The Dun & Bradstreet Corporation	30,750 SF	Exp. 3/2023
1	The Dun & Bradstreet Corporation	30,750 SF	Exp. 3/2023

BUILDING | 2018 – 2019 | 2020 – 2021 | 2022+

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MACK-CALI SHORT HILLS Office PORTFOLIO

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
287
MORRISTOWN MUNICIPAL AIRPORT
Anchor Golf Land
TROY HILLS RD
TROY RD
WHIPPANY RD
W MT PLEASANT AVE
COLUMBIA RD
COLUMBIA TPKE
24
Morris County Golf Club
College of St Elizabeth
Florham Park
Commonwealth Water Co Reservoir
Livingston Mall
MADISON AVE
RIDGEDALE AVE
Brooklake Country Club
E NORTHFIELD RD
SOUTH ORANGE AVE
W NORTHFIELD RD
S LIVINGSTON AVE
Drew University
Madison
PASSAIC AVE
SPRING VALLEY RD
LOANTAKA WAY
Chatham
East Orange Golf Course
JOHN F KENNEDY PKY
SHUNPIKE RD
Fairmount Country Club
The Mall at Short Hills
OLD SHORT HILLS RD
South Mountain Reservation
FAIRMOUNT AVE
Great Swamp National Wildlife Refuge
Summit
78
SPRINGFIELD AVE
SOUTH ST
New Providence
Baltusrol Golf Club
Wayne
Paramus
Yonkers
Fairfield
Hackensack
Clifton
BRONX
Morristown
West Orange
East Orange
New York
MANHATTAN
Madison
Jersey City
QUEENS
NEWARK LIBERTY INT'L AIRPORT
Newark
Westfield
Linden
BROOKLYN
Elizabeth
STATEN ISLAND
Edison
Atlantic Ocean
Sayreville
Keansburg

Mack-Cali Short Hills Office Portfolio

1	51 JFK Parkway	51 John F. Kennedy Parkway	Short Hills, NJ 07078
2	101 JFK Parkway	101 John F. Kennedy Parkway	Short Hills, NJ 07078
3	103 JFK Parkway	103 John F. Kennedy Parkway	Short Hills, NJ 07078

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MACK-CALI SHORT HILLS Office PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller		GSMC
Location (City/State)	Short Hills, New Jersey	Cut-off Date Principal Balance(2)		$49,800,000
Property Type	Office	Cut-off Date Principal Balance per SF(1)(2)		$217.59
Size (SF)	572,168	Percentage of Initial Pool Balance		5.2%
Total Occupancy as of 10/27/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/27/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1980-1988 / Various	Mortgage Rate		4.0600%
Appraised Value	$276,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$25,918,065
Underwritten Expenses	$7,994,593	Escrows
Underwritten Net Operating Income (NOI)	$17,923,472		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$16,809,470	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	45.1%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	45.1%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	3.50x / 3.28x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	14.4% / 13.5%	Other(3)	$4,373,922	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$124,500,000	48.9%	Purchase Price	$245,000,000	96.3%
Principal’s New Cash Contribution	124,031,334	48.8	Closing Costs	4,971,107	2.0
Other Sources(4)	5,813,695	2.3	Reserves	4,373,922	1.7

Total Sources	$254,345,029	100.0%	Total Uses	$254,345,029	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Mack-Cali Short Hills Office Portfolio Whole Loan. See “—The Mortgage Loan” below.

(2)	The Mack-Cali Short Hills Office Portfolio Loan has an aggregate Cut-off Date Balance of $49,800,000 and represents the non-controlling note A-3 and note A-4 of the Mack-Cali Short Hills Office Portfolio Whole Loan. See “—The Mortgage Loan” below.

(3)	Upfront other reserve represents: (i) $3,520,668 for unfunded obligations for five tenants, (ii) $513,838 related to common area maintenance overcharges to Dun & Bradstreet at the 103 JFK Parkway property that occurred in 2015 and 2016, (iii) $326,011 for capital expenses to repair the parking garage at the 101 JFK Parkway and 103 JFK Parkway properties and (iv) $13,405 for deferred maintenance. See “–Escrows” below.

(4)	Other sources consists primarily of $3,520,668 of seller funds contributed to the outstanding landlord obligations reserve and other miscellaneous seller credits and rent related account transfers.

■	The Mortgage Loan. The mortgage loan (the “Mack-Cali Short Hills Office Portfolio Loan”) is part of a whole loan structure (the “Mack-Cali Short Hills Office Portfolio Whole Loan”) comprised of four pari passu notes that are secured by a first mortgage encumbering the borrowers’ fee simple interest in a portfolio of office properties located in Short Hills, New Jersey (the “Mack-Cali Short Hills Office Portfolio Properties”). The Mack-Cali Short Hills Office Portfolio Loan (evidenced by note A-3 and note A-4), represents a non-controlling interest in the Mack-Cali Short Hills Office Portfolio Whole Loan, has an outstanding principal balance as of the Cut-off Date of $49,800,000 and represents approximately 5.2% of the Initial Pool Balance. The related companion loans (the “Mack-Cali Short Hills Office Portfolio Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $74,700,000 and are evidenced by the controlling note A-1 and note A-2, which were contributed to the CGCMT 2017-P7 securitization.

The Mack-Cali Short Hills Office Portfolio Whole Loan was co-originated by Goldman Sachs Mortgage Company and Citi Real Estate Funding Inc. on March 6, 2017. The Mack-Cali Short Hills Office Portfolio Whole Loan has an original principal balance of $124,500,000 and each note has an interest rate of 4.0600% per annum. The borrowers utilized the proceeds of the Mack-Cali Short Hills Office Portfolio Whole Loan to acquire the Mack-Cali Short Hills Office Portfolio Properties, fund reserves and pay origination costs.

The Mack-Cali Short Hills Office Portfolio Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Mack-Cali Short Hills Office Portfolio Loan requires interest only payments on each due date through the scheduled maturity date in April 2027. Voluntary prepayment of the Mack-Cali Short Hills Office Portfolio Loan is not permitted prior to the due date in January 2027. At any time after the second anniversary of the securitization Closing Date, the Mack-Cali Short Hills Office Portfolio Loan may be defeased in full with direct, non-callable obligations of the United States of America.

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MACK-CALI SHORT HILLS Office PORTFOLIO

■	The Mortgaged Properties. The Mack-Cali Short Hills Office Portfolio Properties are a 572,168 SF portfolio of three office buildings located in Short Hills, New Jersey. The 101 JFK Parkway property and 103 JFK Parkway property were built in 1980 and the 51 JFK Parkway property was built in 1988. One of the Mack-Cali Short Hills Office Portfolio Properties is subject to a condominium regime as discussed under “—Condominium Structure” below. The Mack-Cali Short Hills Office Portfolio Properties are located immediately off of Route 24, on John F. Kennedy Parkway. Each of the Mack-Cali Short Hills Office Portfolio Properties feature on-site management, a glass atrium lobby, conferencing facilities, shuttle services, dry cleaning, a fitness center and a food court.

The Mack-Cali Short Hills Office Portfolio Properties are located approximately 0.3 miles from The Mall at Short Hills, which includes over 150 stores and restaurants, and are adjacent to the Hilton Short Hills hotel, which is not part of the collateral. Additionally, the Mack-Cali Short Hills Office Portfolio Properties are located approximately 25 miles west of midtown Manhattan and within five miles of the Short Hills train station, which has direct access into New York Penn Station.

The largest tenant at the Mack-Cali Short Hills Office Portfolio Properties is Dun & Bradstreet which occupies 192,281 SF of space in the 101 JFK Parkway and 103 JFK Parkway properties on leases running through March 2023. Dun & Bradstreet is a business services company, headquartered at the Mack-Cali Short Hills Office Portfolio Properties that transforms commercial data into insight and analytics for their customers to rely on in order to make business decisions. Dun & Bradstreet initially executed a 10-year lease to occupy 100% of the 103 JFK Parkway property from October 2002 through September 2012. Since executing its initial lease at the 103 JFK Parkway property, Dun & Bradstreet has extended that lease twice through March 2023 and executed an additional lease for 69,280 SF at the 101 JFK Parkway property, also through March 2023.

As of October 27, 2016, Total Occupancy and Owned Occupancy for each of the Mack-Cali Short Hills Office Portfolio Properties were both 100.0%, and from 2006-2016, the Mack-Cali Short Hills Office Portfolio Properties has had a weighted average occupancy rate of approximately 96%.

The following table presents certain information relating to the Mack-Cali Short Hills Office Portfolio Properties:

Property Name	Year Built / Renovated	Total GLA	Occupancy	Floors	Parking Spaces	% of Allocated Loan Amount	“As-Is” Appraised Value	UW NCF
51 JFK Parkway	1988 / NAP	259,096	100.0%	5	995	56.2%	$150,000,000	$8,964,662
101 JFK Parkway	1980 / 2003	190,071	100.0%	6	760	43.8	76,000,000	4,559,847
103 JFK Parkway	1980 / 2003	123,001	100.0%	4	533	(1)	50,000,000	3,284,961
Total		572,168	100.0%		2,288	100.0%	$276,000,000	$16,809,470

(1)	The 101 JFK Parkway property % of Allocated Loan Amount includes the 103 JFK Parkway property.

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MACK-CALI SHORT HILLS Office PORTFOLIO

The following table presents certain information relating to the major tenants at the Mack-Cali Short Hills Office Portfolio Properties:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extensions Options
Dun & Bradstreet(2)	NR / NR / NR	192,281	33.6%	$7,412,320	29.4%	$38.55	3/31/2023	2, 5-year options
KPMG(3)	NR / NR / NR	66,606	11.6	3,243,304	12.9	48.69	3/31/2024	2, 5-year options
Investors Bank	NR / NR / NR	56,360	9.9	1,895,307	7.5	33.63	11/30/2019	2, 5-year options
Merrill Lynch	A / Baa1 / NR	33,363	5.8	1,878,741	7.4	56.31	10/31/2021	2, 5-year options
Wells Fargo Advisors(4)	AA- / A2/ A	32,108	5.6	1,660,701	6.6	51.72	7/31/2024	2, 5-year options
Franklin Mutual Advisors	NR / NR / NR	30,202	5.3	1,238,282	4.9	41.00	9/30/2020	1, 5-year option
RGN Short Hills LLC	NR / NR / NR	20,395	3.6	1,121,725	4.4	55.00	8/31/2026	1, 5-year option
DLA Piper(5)	NR / NR / NR	21,164	3.7	1,058,200	4.2	50.00	8/31/2024	1, 5-year option
Energy Capital	NR / NR / NR	19,791	3.5	1,019,237	4.0	51.50	4/30/2021	1, 5-year option
Dentons US LLP	NR / NR / NR	18,950	3.3	739,050	2.9	39.00	10/31/2020	1, 5-year option
Ten Largest Owned Tenants		491,220	85.9%	$21,266,867	84.3%	$43.29
Remaining Owned Tenants		80,948	14.1	3,962,591	15.7	48.95
Vacant Spaces		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants		572,168	100.0%	$25,229,458	100.0%	$44.09

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Dun & Bradstreet leases space at the 101 JFK Parkway property (69,280 SF, $37.75 underwritten base rent per SF) and the 103 JFK Parkway property (123,001 SF, $39.00 underwritten base rent per SF).

(3)	KPMG has the right to reduce up to 20.0% of their space any time after September 30, 2018 upon 12 months’ notice.

(4)	Wells Fargo Advisors has a one-time right on July 31, 2023 to terminate their lease with payment of a termination fee.

(5)	DLA Piper has a one-time right on October 17, 2020 to terminate their lease with payment of a termination fee.

The following table presents certain information relating to the lease rollover schedule at the Mack-Cali Short Hills Office Portfolio Properties based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	7,942	1.4	1.4%	433,589	1.7	54.59	3
2019	73,230	12.8	14.2%	2,587,535	10.3	35.33	3
2020	63,363	11.1	25.3%	2,704,939	10.7	42.69	4
2021	71,064	12.4	37.7%	3,802,166	15.1	53.50	4
2022	13,934	2.4	40.1%	695,889	2.8	49.94	1
2023	192,281	33.6	73.7%	7,412,320	29.4	38.55	1
2024	129,959	22.7	96.4%	6,471,296	25.6	49.79	4
2025	0	0.0	96.4%	0	0.0	0.00	0
2026	20,395	3.6	100.0%	1,121,725	4.4	55.00	1
2027	0	0.0	100.0%	0	0.0	0.00	0
2028 & Thereafter	0	0.0	100.0%	0	0.0	0.00	0
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	572,168	100.0%		$25,229,458	100.0%	$44.09	21

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at the Mack-Cali Short Hills Office Portfolio Properties:

Historical Leased %(1)

	2013	2014	2015	2016
51 JFK Parkway	97.7%	100.0%	100.0%	100.0%
101 JFK Parkway	100.0%	100.0%	100.0%	100.0%
103 JFK Parkway	100.0%	100.0%	100.0%	100.0%
Weighted Average	99.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrowers and represents occupancy as of December 31 for the indicated year.

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MACK-CALI SHORT HILLS Office PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Mack-Cali Short Hills Office Portfolio Properties:

Cash Flow Analysis(1)

	2013	2014	2015	2016	Underwritten(2)	Underwritten $ per SF(2)
Base Rent(3)	$17,759,035	$19,611,859	$21,031,088	$22,110,079	$24,359,928	$42.57
Credit Rent Steps(4)	0	0	0	0	869,530	1.52
Gross Up Vacancy	0	0	0	0	0	0.00
Reimbursements	931,150	1,190,005	1,068,338	1,192,973	1,052,986	1.84
Other Income	821,456	1,001,738	1,010,542	965,470	915,097	1.60
Gross Revenue	$19,511,641	$21,803,602	$23,109,968	$24,268,522	$27,197,541	$47.53
Vacancy & Credit Loss	(315)	(61,571)	(91,111)	0	(1,279,476)	(2.24)
Effective Gross Income	$19,511,326	$21,742,031	$23,018,857	$24,268,522	$25,918,065	$45.30

Real Estate Taxes	$2,035,750	$2,076,666	$2,158,121	$2,185,167	$2,213,474	$3.87
Insurance	155,934	165,678	167,553	152,109	246,156	0.43
Management Fee	621,482	662,436	750,174	752,117	777,542	1.36
Other Operating Expenses	4,342,007	4,827,305	4,864,277	4,638,448	4,757,421	8.31
Total Operating Expenses	$7,155,173	$7,732,085	$7,940,125	$7,727,841	$7,994,593	$13.97

Net Operating Income	$12,356,153	$14,009,946	$15,078,732	$16,540,681	$17,923,472	$31.33
TI/LC	0	0	0	0	999,568	1.75
Capital Expenditures	0	0	0	0	114,434	0.20
Net Cash Flow	$12,356,153	$14,009,946	$15,078,732	$16,540,681	$16,809,470	$29.38

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of October 27, 2016 and contractual rent steps through November 1, 2017 for 51 JFK Parkway, January 1, 2018 for 101 JFK Parkway and April 1, 2018 for 103 JFK Parkway.

(3)	The increase in underwritten base rent from 2016 is primarily due to (i) $1,093,081 of free rent related to the KPMG lease and RGN Short Hills LLC lease not being included in 2016 collections, (ii) $837,133 of free rent related to Dun & Bradstreet leases not being included in 2016 collections and (iii) various tenants’ annual rent increases taking effect during 2016.

(4)	The credit rent steps line item represents the net present value of rent steps for credit rated tenants, discounted at 8%.

■	Appraisals. According to the appraisals, the Mack-Cali Short Hills Office Portfolio Properties had an aggregate “as-is” appraised value of $276,000,000 as of February 2, 2017.

■	Environmental Matters. According to three separate Phase I environmental reports each dated December 29, 2016, there are no recognized environmental conditions or recommendations for further action at the Mack-Cali Short Hills Office Portfolio Properties other than (i) the continued implementation of an existing asbestos operations and maintenance plan and (ii) prior to the performance of any renovations, remodeling, demolition, or repairs by the in-house maintenance or engineering staff or outside contractors, suspect materials at the Mack-Cali Short Hills Office Portfolio Properties should be sampled and their asbestos content evaluated.

■	Market Overview and Competition. The Mack-Cali Short Hills Office Portfolio Properties are located within the Short Hills community of Millburn Township, Essex County, New Jersey, approximately 25 miles west of midtown Manhattan. The Short Hills community was named the “Richest Town in America” in 2014 by TIME Magazine.

As of 2016, the population within a 1-, 3- and 5-mile radius of the Mack-Cali Short Hills Office Portfolio Properties was 5,223, 73,258 and 192,051, respectively, and the average annual household income within a 1-, 3- and 5-mile radius of the Mack-Cali Short Hills Office Portfolio Properties was $207,696, $186,704 and $172,628, respectively.

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MACK-CALI SHORT HILLS Office PORTFOLIO

The following tables present certain information relating to the primary competition for the Mack-Cali Short Hills Office Portfolio Properties:

51 JFK Parkway Competitive Set(1)

	51 JFK Parkway (Subject Property)	Waterfront Corporate Center II	Waterfront Corporate Center III	1 DeForest Avenue	25 DeForest Avenue	Summit Executive Center
Location	Short Hills, NJ	Hoboken, NJ	Hoboken, NJ	Summit, NJ	Summit, NJ	Summit, NJ
Year Built	1988	2003	2014	2012	1958	2012
SF	259,096	579,341	507,781	65,670	125,000	256,009
% Occupied	100.0%	93.0%	98.0%	100.0%	100.0%	100.0%
Asking Rent	$42.00 – $57.72	$42.00 – $45.00	$45.00 – $50.00	$46.00 – $48.00	$46.00 – $48.00	$46.00 – $48.00

(1)	Source: Appraisal.

101 JFK Parkway and 103 JFK Parkway Competitive Set(1)

	101 JFK Parkway (Subject Property)	103 JFK Parkway (Subject Property)	150 JFK Parkway	7 Giralda Farms	25 DeForest Avenue
Location	Short Hills, NJ	Short Hills, NJ	Short Hills, NJ	Morristown, NJ	Summit, NJ
Year Built	1980	1980	1985	2000	1958
SF	190,071	123,001	247,476	203,000	125,000
% Occupied	100.0%	100.0%	96.9%	53.0%	100.0%
Asking Rent	$35.60 – $43.35	$40.18	$42.00	$34.00 – $38.00	$46.00 – $48.00

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are 51 JFK Unit L.L.C. (the “51 Borrower”) and 101-103 JFK Realty, L.L.C. (the “101-103 Borrower”), each a single-purpose, single-asset entity. The 51 Borrower owns the portion of the Mack-Cali Short Hills Office Portfolio Properties located at 51 JFK Parkway and the 101-103 Borrower owns the portion of the Mack-Cali Short Hills Office Portfolio Properties located at 101 JFK Parkway and 103 JFK Parkway. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Mack-Cali Short Hills Office Portfolio Loan. The non-recourse carveout guarantor under the Mack-Cali Short Hills Office Portfolio Loan is Mack-Cali Realty, L.P., the indirect owner of each borrower.

■	Escrows. On the origination date, the borrowers funded (i) an immediate repairs account in an amount equal to $13,405, (ii) an unfunded obligations reserve in an amount equal to $3,520,668 with respect to outstanding free rent and tenant improvements and leasing commissions related to five tenants (KPMG, Dun & Bradstreet, Wells Fargo, Pharma Link and Investors Bank), (iii) a garage reserve in an amount equal to $326,011 in connection with required repairs to the deteriorated concrete of the garage parking deck, installation of new joint sealant and expansion joints as needed, and the installation of a new traffic bearing membrane at the 101-103 parcel of garage repair work and (iv) a D&B reserve in an amount equal to $513,838 with respect to the D&B tenant’s share of common area maintenance expenses overcharges to Dun & Bradstreet at the 103 JFK Parkway building that occurred in 2015 and 2016.

On each due date, the borrowers are required to fund (i) during a Short Hills Reserve Period, a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period unless in the case of insurance premiums, the borrowers are maintaining a blanket policy in accordance with the related loan and the borrowers have delivered satisfactory evidence of paid insurance coverage to the lender when and as required, (ii) during a Short Hills Reserve Period, a replacement reserve account in the amount of $9,536, (iii) during a Short Hills Reserve Period, a leasing reserve account in the amount of $125,000 and (iv) during the occurrence of a Short Hills Office Portfolio Trigger Period, an amount equal to the aggregate operating expenses and any extraordinary operating expenses to be incurred during the then current interest accrual period.

In addition, upon the adoption of ongoing general assessments against the 51 Borrower, the 51 Borrower will be required to fund a condo assessment account in an amount (as reasonably determined by the lender) anticipated to equal six months of general assessments and maintain such minimum amount, which may be applied, at the lender’s discretion, to pay any delinquent assessments. Pursuant to the related condominium documents, the 51 Borrower has agreed to notify the lender promptly of (i) the adoption of or any changes to the amounts, schedules and instructions for payment of any assessments of which it has or obtains knowledge and authorizes the lender or its agent to obtain the invoices for assessments directly from the appropriate parties and (ii) agrees to notify the lender immediately of any delinquent assessment.

A “Short Hills Reserve Period” means any period (i) where a Short Hills Office Portfolio Trigger Period is then in existence or (ii) commencing when the debt yield (as calculated under the related loan documents) is less than 10.5%.

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MACK-CALI SHORT HILLS Office PORTFOLIO

A “Short Hills Office Portfolio Trigger Period” means a period commencing upon (a) the occurrence and continuance of an event of default under the related loan documents until cured, (b) the debt yield (as calculated in accordance with the related loan documents) falling below 8.25% as of the end of any fiscal quarter until the debt yield has equaled or exceeded 8.50% for two consecutive fiscal quarters or (c) a Specified Tenant Trigger Period until no longer in existence.

A “Specified Tenant Trigger Period” means a period (a) commencing upon the first to occur of (i) Dun & Bradstreet, any future tenant of the premises occupied by Dun & Bradstreet comprising more than 15.0% of the total SF of the Mack-Cali Short Hills Office Portfolio Properties, or any tenant with a lease that contains an option, offer, or right of first refusal to acquire or encumber all or any portion of the Mack-Cali Short Hills Office Portfolio Properties (collectively, a “Specified Tenant”) being in monetary default of the payment of base rent, material monetary default in the payment of any additional rent and/or material non-monetary default under its lease beyond applicable notice and cure periods and ending when the applicable Specified Tenant has cured all defaults under the lease, (ii) unless the Specified Tenant has a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other national statistical rating agencies which rate such tenant, the Specified Tenant failing to be in actual, physical possession of its space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in its space (or applicable portion thereof) and ending when the applicable Specified Tenant is in actual, physical possession of its space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in its space (or applicable portion thereof), (iii) the Specified Tenant giving notice that it is terminating its lease for all or any portion of its space (or applicable portion thereof) and ending when the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to its lease and has re-affirmed its lease as being in full force and effect, (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect and ending when the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed its lease pursuant to final, non-appealable order of a court of competent jurisdiction, (v) any bankruptcy or similar insolvency of the Specified Tenant and (vi) the Specified Tenant failing to extend or renew its lease on or prior the date 12 months prior to the expiration of the then applicable term of the Specified Tenant lease and ending when the Specified Tenant has renewed or extended its lease in accordance with the terms of such lease and the loan documents and ending when the applicable Specified Tenant is open for business, paying full, unabated rent.

In addition, on each due date during the continuance of a Short Hills Office Portfolio Trigger Period, the related loan documents require an excess cash flow reserve as discussed under “—Lockbox and Cash Management” below.

■	Lockbox and Cash Management. The Mack-Cali Short Hills Office Portfolio Loan is structured with two hard lockboxes (each borrower opened a separate lockbox for its respective property) and springing cash management. The related loan documents require the borrowers to direct tenants to pay rent directly to the applicable lender-controlled lockbox account and all cash revenues relating to the Mack-Cali Short Hills Office Portfolio Properties and all other money received by the borrowers or the property manager with respect to the Mack-Cali Short Hills Office Portfolio Properties be deposited into such lockbox account within one business day of receipt. For so long as no Short Hills Office Portfolio Trigger Period is continuing, all funds in the lockbox accounts are to be disbursed pursuant to the borrowers’ instructions. During the continuance of a Short Hills Office Portfolio Trigger Period, all funds in the lockbox account are required to be swept into a lender-controlled cash management account on a daily basis and all amounts on deposit in the cash management account after payment of debt service, required reserves and operating expenses, are required to be reserved in an excess cash flow reserve account as additional collateral.

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MACK-CALI SHORT HILLS Office PORTFOLIO

■	Property Management. The Mack-Cali Short Hills Office Portfolio Properties are managed by Mack-Cali Realty, L.P., which is 89.7% owned by Mack-Cali Realty Corporation (and 10.3% owned by certain limited partners). The lender has the right to, or to direct the borrowers to, terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) a Mack-Cali Short Hills Office Portfolio Trigger Period has occurred and is continuing under the Mack-Cali Short Hills Office Portfolio Loan documents; (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrowers have the right to replace the property manager, provided no event of default is continuing under the Mack-Cali Short Hills Office Portfolio Loan documents, with a property manager approved by the lender in writing (which may be conditioned upon receipt of a Rating Agency Confirmation) upon notice to the lender and provided that the replacement does not cause any termination or purchase option or similar right or material adverse effect under certain property documents to occur.

■	Condominium Structure. The portion of the Mack-Cali Short Hills Office Portfolio property located at 51 JFK Parkway constitutes the office unit of a two-unit condominium property. The 51 Borrower has a 50% percentage interest in the common elements of the condominium. The condominium board consists of four members, of which two members are designated by the 51 Borrower as owner of the office unit. Each board member is entitled to one vote in all matters that require a vote of the entire condominium board. The presence of all the members of the board constitutes a quorum, and all determinations of the board require a majority vote of the board unless a unit owner’s right to vote has been suspending pursuant to the condominium documents.

■	Release of Collateral. Provided no event of default under the Mack-Cali Short Hills Office Portfolio Loan has occurred and is continuing, the borrowers have the right after the second anniversary of the securitization Closing Date to obtain release of one or more of the Mack-Cali Short Hills Office Portfolio Properties subject to the satisfaction of certain conditions, including, among others: (a) the 51 JFK Parkway building cannot be released prior to the renewal of Dun & Bradstreet’s lease for an additional term that expires no less than five years after the Mack-Cali Short Hills Office Portfolio Loan maturity; (b) the 101 JFK Parkway building and the 103 JFK Parkway building are required to be released together; (c) the borrowers defease the loan in an amount equal to 115% of the allocated loan amount the applicable property(s) being released; (d) after giving effect to such release, the debt yield (calculated in accordance with the related loan documents) for portion of the Mack-Cali Short Hills Office Portfolio Properties remaining after the contemplated release is greater than the greater of (x) the debt yield immediately prior to such release and (y) 13.50%; (e) after giving effect to such release, the debt service coverage ratio (calculated in accordance with the related loan documents) for the portion of the Mack-Cali Short Hills Office Portfolio Properties remaining after the contemplated release is equal greater than the greater of (x) the debt service coverage ratio immediately prior to such release and (y) 3.39x; (f) after giving effect to such release, the loan-to-value ratio (calculated in accordance with the related loan documents) for the portion of the Mack-Cali Short Hills Office Portfolio Properties remaining after the contemplated release is no greater than the lesser of (x) 45.1% and (y) the loan-to-value ratio immediately prior to such release; (g) receipt of a Rating Agency Confirmation (vi) delivery of a REMIC opinion; and (h) all legal requirements are satisfied for the remaining Mack-Cali Short Hills Office Portfolio Properties. In addition to the conditions stated above, with respect to any release of the 51 JFK Parkway property, such property may only be released if the Dun & Bradstreet tenant has renewed its lease pursuant to the related loan documents.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

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MACK-CALI SHORT HILLS Office PORTFOLIO

■	Terrorism Insurance. So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Mack-Cali Short Hills Office Portfolio Properties (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering the 12 months following restoration). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Mack-Cali Short Hills Office Portfolio Loan as described in the preceding sentence, but in that event the borrower is not required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the related loan documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, then the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, terrorism insurance may not have a deductible in excess of $100,000. The required terrorism insurance may be included in a blanket policy or pursuant to the insurance policy maintained by the condominium board, so long as the borrower provides evidence satisfactory to the lender that the insurance premiums for the Mack-Cali Short Hills Office Portfolio Properties are separately allocated to the Mack-Cali Short Hills Office Portfolio Properties and that the policy will provide the same protection as a separate policy. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgage Properties” in the Prospectus.

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REDLANDS TOWN CENTER

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REDLANDS TOWN CENTER

JCPenney
Payless
Anchor
Non-Anchor / In-line
Vacant
Signed Not Open
N
WEST LUGONIA AVENUE
ALMOND AVENUE
ALABAMA STREET
Buffet Star
Toys R Us
Babies R Us
GNC
Tuesday Morning

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REDLANDS TOWN CENTER

NORTH NORTON
SAN BERNARDINO INTERNATIONAL AIRPORT
Santa Ana River
San Bernardino
MARIGOLD
E SAN BERNARDINO AVE
Redlands Town Center
9900-10080 Alabama Street
Redlands, CA 92374
Mountain Grove Shopping Center
Citrus Plaza
W SAN BERNARDINO AVE
Redlands
Community Park
Tri-City Shopping Center
REDLANDS BLVD
E COLTON AVE
NORTH CENTRAL
DOWNTOWN REDLANDS
Redlands Mall
University of Redlands
Redlands High School
Veterans Administration Hospital Loma Linda
Loma Linda
Mountain View Plaza
BARTON RD
Prospect Park
Hillside Memorial Park
Los Angeles
Long Beach
Anaheim
Pasadena
Burbank
Santa Monica
Ontario
Rancho Cucamonga
Fontana
San Bernardino
Redlands
Riverside
Corona
Pacific Ocean
MAP © 2018 CARTIFACT

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REDLANDS TOWN CENTER

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Redlands, California	Cut-off Date Principal Balance		$46,500,000
Property Type	Retail	Cut-off Date Principal Balance per SF		$184.80
Size (SF)	251,621	Percentage of Initial Pool Balance		4.8%
Total Occupancy as of 4/17/2017(1)	99.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/17/2017(1)	99.7%	Type of Security		Fee Simple
Year Built / Latest Renovation	2007 / NAP	Mortgage Rate		4.6500%
Appraised Value	$74,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$5,752,794
Underwritten Expenses	$1,392,040	Escrows
Underwritten Net Operating Income (NOI)	$4,360,754		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,213,968	Taxes	$45,333	$22,667
Cut-off Date LTV Ratio	62.8%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	62.0%	Replacement Reserves(3)	$0	$3,452
DSCR Based on Underwritten NOI / NCF	1.99x / 1.92x	TI/LC(4)	$500,000	$20,968
Debt Yield Based on Underwritten NOI / NCF	9.4% / 9.1%	Other(5)	$504,599	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$46,500,000	100.0%	Loan Payoff	$42,090,355	90.5%
			Principal Equity Distribution	2,912,569	6.3
			Reserves	1,049,932	2.3
			Closing Cost	447,144	1.0

Total Sources	$46,500,000	100.0%	Total Uses	$46,500,000	100.0%

(1)	Total Occupancy and Owned Occupancy include Tuesday Morning (13,206 SF) which has executed a lease, but has not taken occupancy or begun paying rent. Tuesday Morning is expected to take occupancy in June 2017 and begin paying rent in July 2017. We cannot assure you that this tenant will open for business or begin paying rent as anticipated or at all. Total Occupancy and Owned Occupancy excluding this tenant are both 94.5%.
(2)	The Maturity Date LTV Ratio is calculated using the “as stabilized” appraised value of $75,000,000. The Maturity Date LTV Ratio calculated based on the “as-is” appraised value of $74,000,000 is 62.8%. See “—Appraisal” below.
(3)	Replacement reserves are capped at $124,272. See “—Escrows” below.
(4)	TI/LC reserves are capped at $750,000. See “—Escrows” below.
(5)	Other reserve represents $446,375 for tenant improvement, leasing commissions and capital expenditures and $58,224 gap rent for Tuesday Morning, assuming Tuesday Morning takes occupancy at the end of June 2017. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Redlands Town Center Loan”) is evidenced by a note in the original principal amount of $46,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in a retail property located in Redlands, California (the “Redlands Town Center Property”). The Redlands Town Center Loan was originated by Goldman Sachs Mortgage Company on April 28, 2017 and represents approximately 4.8% of the Initial Pool Balance. The Redlands Town Center Loan has an outstanding principal balance as of the Cut-off Date of $46,500,000, and an interest rate of 4.6500% per annum. The borrower utilized the proceeds of the Redlands Town Center Loan to refinance existing debt on the Redlands Town Center Property, fund reserves and pay origination costs.

The Redlands Town Center Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Redlands Town Center Loan requires interest only payments on each due date through the scheduled maturity date in May 2027. Voluntary prepayment of the Redlands Town Center Loan is prohibited prior to the due date in February 2027. At any time after the second anniversary of the securitization Closing Date, the Redlands Town Center Loan may be defeased in full with direct, non-callable obligations of the United States of America.

■	The Mortgaged Property. The Redlands Town Center Property is a 251,621 SF anchored retail property located in Redlands, California. The Redlands Town Center Property was built in 2007, and was purchased by the borrower sponsor in September 2008 for $65 million. The Redlands Town Center Property is 99.7% leased as of April 17, 2017 by a mix of national and local tenants, including Babies/Toys “R” Us (64,000 SF), JCPenney (98,840 SF) and Tuesday Morning (13,206 SF). Recent leasing at the Redlands Town Center Property has included nine renewals being signed since January 2015.

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REDLANDS TOWN CENTER

The Redlands Town Center Property is located at the intersection of West Lugonia Ave and Alabama Street, approximately 0.25 miles from the I-10 freeway. The Redlands Town Center Property is located in a regional retail corridor, across the street from Citrus Plaza and Mountain Grove Shopping Center, which are power centers, each with approximately 500,000 SF. Citrus Plaza is an approximately 91% occupied regional power center that was built in 2005, and is anchored by Target and Kohl’s. Mountain Grove at Citrus Plaza is 100% occupied, was built in 2014 and is anchored by Hawkins Theatre, Ross Dress for Less, and 24 Hour Fitness.

The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions) at the Redlands Town Center Property:

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	Total Rent	Total Rent $ per SF	Owned Anchor Tenant Lease Expiration	Tenant Sales $ per SF(2)	Occupancy Cost	Renewal / Extension Options
Anchors
Babies/Toys “R” Us	CC / Caa2 / B-	64,000	25.4%	Yes	$1,724,006	$26.94	1/31/2023	NA	NA	6, 5-year options
JCPenney(3)	NR / NR / B+	98,840	39.3	Yes	$694,683	$7.03	7/31/2026	NA	NA	6, 5-year options
Total Anchors		162,840	64.7%

Jr. Anchor
Tuesday Morning(4)	NR / NR / NR	13,206	5.2%	Yes	$337,330	$25.54	8/31/2027	NA	NA	3, 5-year options
Total Jr. Anchor		13,206	5.2%

Occupied In-line		67,444	26.8%		$3,110,015	$46.11
Occupied Outparcel		7,456	3.0%		$317,638	$42.60
Vacant Spaces		675	0.3%		$0	$0.00

Total Owned SF		251,621	100.0%
Total SF		251,621	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Sales are based on the year end 2016 as provided by the borrower.
(3)	JCPenney is a ground leased tenant. The tenant owns the improvements and the borrower owns the land.
(4)	Tuesday Morning has the right to terminate its lease if the landlord fails to deliver its space by August 2017.

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REDLANDS TOWN CENTER

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Redlands Town Center Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales per SF(2)	Occupancy Cost	Lease Expiration	Renewal / Extension Options
Babies/Toys “R” Us	CC / Caa2 / B-	64,000	25.4%	$1,345,520	27.7%	$21.02	NA	NA	1/31/2023	6, 5-year options
JCPenney(3)	NR / NR / B+	98,840	39.3	460,728	9.5	4.66	NA	NA	7/31/2026	6, 5-year options
Tuesday Morning(4)	NR / NR / NR	13,206	5.2	237,708	4.9	18.00	NA	NA	8/31/2027	3, 5-year options
Sleep Train	NR / NR / NR	5,000	2.0	230,000	4.7	46.00	NA	NA	6/30/2019	2, 5-year options
Wescom Credit Union	NR / NR / NR	5,300	2.1	220,896	4.5	41.68	NA	NA	10/31/2019	2, 5-year options
Aaron Brothers	NR / NR / NR	6,102	2.4	201,366	4.1	33.00	NA	NA	6/30/2018	3, 5-year options
Buffet Star Restaurant	NR / NR / NR	6,000	2.4	182,332	3.8	30.39	$436	9.7%	2/28/2022	2, 5-year options
Men’s Wearhouse	NR / B3 / B	5,211	2.1	177,070	3.6	33.98	NA	NA	7/31/2022	2, 5-year options
Leroy’s Board Shop	NR / NR / NR	5,291	2.1	174,603	3.6	33.00	$125	33.4%	11/30/2017	NA
Massage Envy	NR / NR / NR	4,000	1.6	146,400	3.0	36.60	$272	16.7%	4/30/2024	2, 5-year options
Ten Largest Tenants		212,950	84.6%	$3,376,623	69.5%	$15.86
Remaining Owned Tenants		37,996	15.1	1,479,256	30.5	38.93
Vacant Spaces (Owned Space)		675	0.3	0	0.0	0.00
Totals / Wtd. Avg. Tenants		251,621	100.0%	$4,855,880	100.0%	$19.35

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Sales are based on the year end 2016 as provided by the borrower.
(3)	JCPenney is a ground leased tenant. The tenant owns the improvements and the borrower owns the land.
(4)	Tuesday Morning has the right to terminate its lease if the landlord fails to deliver its space by August 2017.

The following table presents certain information relating to the lease rollover schedule at the Redlands Town Center Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	12,027	4.8	4.8%	474,359	9.8	39.44	6
2018	7,989	3.2	8.0%	287,053	5.9	35.93	3
2019	16,778	6.7	14.6%	727,223	15.0	43.34	5
2020	5,188	2.1	16.7%	227,345	4.7	43.82	3
2021	2,322	0.9	17.6%	78,368	1.6	33.75	1
2022	23,301	9.3	26.9%	748,756	15.4	32.13	5
2023	65,760	26.1	53.0%	1,413,601	29.1	21.50	2
2024	4,000	1.6	54.6%	146,400	3.0	36.60	1
2025	0	0.0	54.6%	0	0.0	0.00	0
2026	100,375	39.9	94.5%	515,067	10.6	5.13	2
2027	13,206	5.2	99.7%	237,708	4.9	18.00	1
2028 & Thereafter	0	0.0	99.7%	0	0.0	0.00	0
Vacant	675	0.3	100.0%	0	0.0	0.00	0
Total / Wtd. Avg. Tenants	251,621	100.0%		$4,855,880	100.0%	$19.35	29

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

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REDLANDS TOWN CENTER

The following table presents certain information relating to historical occupancy at the Redlands Town Center Property:

Historical Leased % & In-line Sales%(1)

	2014	2015	2016
Occupancy(2)	98.7%	99.1%	96.0%
In-Line Tenant (<10,000 SF) Sales per SF(3)	$384	$430	$416

(1)	As provided by the borrower.
(2)	Reflects average occupancy for the indicated year ended December 31 unless specified otherwise.
(3)	For periods 2014, 2015 and 2016, represents sales for in-line tenants with less than 10,000 SF reported by the tenants to the borrower sponsor.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Redlands Town Center Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 2/28/2017	Underwritten(2)	Underwritten $ per SF
Base Rent	$4,500,482	$4,621,164	$4,465,414	$4,411,179	$4,855,880	$19.30
Total Reimbursables	1,148,687	1,175,534	1,228,177	1,221,201	1,169,419	4.65
Other Income	41,879	42,369	32,052	29,528	28,852	0.11
Less Vacancy & Credit Loss	0	0	0	0	(301,357)	(1.20)
Effective Gross Income	$5,691,049	$5,839,067	$5,725,644	$5,661,908	$5,752,794	$22.86

Total Operating Expenses	$1,322,533	$1,372,805	$1,358,290	$1,435,196	$1,392,040	$5.53

Net Operating Income	$4,368,515	$4,466,263	$4,367,354	$4,226,712	$4,360,754	$17.33
TI/LC	0	0	0	0	105,362	0.42
Capital Expenditures	0	0	0	0	41,424	0.16
Net Cash Flow	$4,368,515	$4,466,263	$4,367,354	$4,226,712	$4,213,968	$16.75

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Underwritten cash flow based on contractual rents as of April 17, 2017 and contractual rent steps through May 2018.

■	Appraisal. According to the appraisal, the Redlands Town Center Property had an “as-is” appraised value of $74,000,000 as of March 16, 2017 and a total “as stabilized” value of $75,000,000 as of July 1, 2017, which assumes that the Redlands Town Center Property has a stabilized occupancy of 96% as of July 1, 2017.

■	Environmental Matters. According to a Phase I environmental report, dated April 7, 2017, there are no recognized environmental conditions or recommendations for further action at the Redlands Town Center Property other than the immediate repair of the roof leak over the northern building security office maintenance room and cleanup of all observed mold growth.

■	Market Overview and Competition. The Redlands Town Center Property is located in Redlands, California. As of 2016, within a 3-mile radius of the property there are 26,047 households, with an average household income of $76,995.

According to the appraisal, as of the fourth quarter 2016, within a 3-mile radius of the Redlands Town Center Property there is a total of 5,652,142 SF of retail space, with a current vacancy of approximately 344,780 SF or 6.1%. Average rental rates within the same 3-mile radius were $18.15 per SF as of 4Q 2016.

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REDLANDS TOWN CENTER

The following table presents certain information relating to the primary competition for the Redlands Town Center Property:

Competitive Set(1)

	Redlands Town Center	Citrus Plaza	Mountain Grove at Citrus Plaza	Pavilion at Redlands	Orange Tree Marketplace
Distance from Subject	-	0.3 miles	0.6 miles	1.5 miles	0.1 miles
Property Type	Retail	Power Center	Power Center	Retail	Retail
Year Built	2007	2005	2014	1993	2005
Total GLA	251,621	523,037	460,699	253,508	85,789
Total Occupancy	99.7%	91%	100%	94%	100%
Anchors & Jr. Anchors	Babies/Toys “R” Us, JCPenney, Tuesday Morning	Target, Kohl’s	Hawkins Theatre, Ross Dress for Less, 24 Hour Fitness	NA	Marshalls, Jo-Ann

(1)	Source: Appraisal.

■	The Borrower. The borrower is Redlands Town Center Retail III, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Redlands Town Center Loan. The non-recourse carveout guarantors under the Redlands Town Center Loan are Hugo F. Aviles, Gary C. Otto, the Aviles Family Trust Dated 11/7/2003 and The Otto Family Inter Vivos Trust dated 10/24/2002; each guarantor is an indirect owner of the borrower.

■	Escrows. On the origination date, the borrower funded (i) a tax reserve in the amount of $45,333, (ii) a tenant improvements and leasing commissions reserve in the amount of $500,000 and (iii) an unfunded obligations reserve in the amount of $504,599 in connection with tenant improvement, leasing commission and capital expenditures obligations of the borrower ($446,375) and free rent ($58,244) attributable to the Tuesday Morning tenant.

On each due date during the continuance of a Redlands Town Center Trigger Period, the borrower is required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period, unless (x) in the case of taxes, any applicable lease requires the related tenants to pay all taxes due, such tenants timely pay all related taxes, the borrower provides evidence of such tax payments, there is no continuing event of default and no default exists under the applicable leases and (y) in the case of insurance premiums, the borrower is maintaining a blanket policy in accordance with the related loan documents and there is no continuing event of default, and upon request of the lender, the borrower provides evidence of renewals of such policies and payment of related premiums, (ii) a tenant improvements and leasing commissions reserve in an amount equal to $20,968, capped at $750,000, (iii) a capital expenditure reserve in an amount equal to $3,452, capped at $124,272 and (iv) during the continuation of a Redlands Town Center Trigger Period caused by a Rollover Trigger Event attributable to the Babies/Toys “R” Us tenant, the rollover reserve is capped at $3,000,000.

In addition, on each due date during the continuance of a Redlands Town Center Trigger Period, the related loan documents require an excess cash flow reserve as discussed under “—Lockbox and Cash Management” below.

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REDLANDS TOWN CENTER

A “Redlands Town Center Trigger Period” means any period (i) commencing when the trailing 12-month debt service coverage ratio (as calculated under the related loan documents) is less than 1.25x until the trailing 12-month debt service coverage ratio is greater than 1.25x for two consecutive fiscal quarters; (ii) after the borrower’s failure after 10 business days’ notice to deliver any monthly, quarterly or annual report until such reports are delivered; (iii) from the occurrence of a Non-Renewal Trigger Event until either, among other conditions, the applicable Rollover Tenant renews or extends its lease and is in occupancy of all its space or there is an approved substitute lease for its space; (iv) from the occurrence of a Vacating Trigger Event, until either, among other conditions, the lender is provided with evidence reasonably satisfactory that such Rollover Tenant is in operation of its space and is paying rent or the space has been relet under one or more approved substitute leases; (v) from the occurrence of a Bankruptcy Trigger Event until (1) the case is dismissed within 60 days and the Rollover Tenant is paying normal monthly rent, (2) the Rollover Tenant has affirmed its lease and is paying normal monthly rent, or (3) the lease is terminated and the space relet pursuant to one or more approved substitute leases; or (vi) commencing upon the earlier to occur of (x) Tuesday Morning terminating or giving notice to terminate its lease prior to taking occupancy at the Mortgaged Property or (y) September 1, 2017, if Tuesday Morning is not occupying its space, open for business and paying full unabated rent until either (x) Tuesday Morning is occupying its space, open for business and paying full unabated rent or (y) an amount equal to $446,375 has accumulated in the excess cash flow reserve.

A “Rollover Trigger Event” means the earliest of any of the following: (w) the date that any of Babies/Toys “R” Us, JCPenney, and any successor tenant which takes occupancy of all or a portion of a space pursuant to an approved substitute lease (each a “Rollover Tenant”) gives notice to terminate or vacate all or a material portion of its space, (x) the Rollover Tenant has not given notice to renew its lease as of the date that is the earlier of (a) the date required pursuant to the lease, or (for Babies/Toys “R” Us, nine months prior to expiration and JCPenney, six months prior to expiration (either of clauses (w) or (x), a “Non-Renewal Trigger Event”), (y) the date that any Rollover Tenant goes dark, discontinues its operations or business in all or substantially all of its space, vacates or is otherwise not in occupancy of all or substantially all of its space for a period of 30 consecutive days or more(other than for casualties, condemnations, renovations or alterations in accordance with its lease) (a “Vacating Trigger Event”) or (z) the date of the filing of a bankruptcy petition by or against any Rollover Tenant or its guarantor under the lease under the bankruptcy code (a “Bankruptcy Trigger Event”).

■	Lockbox and Cash Management. The Redlands Town Center Loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the Redlands Town Center Property and all other money received by the borrower or the property manager with respect to the Redlands Town Center Property (other than tenant termination fees and tenant security deposits) be deposited into such lockbox account by the end of the second business day following receipt. At the end of each business day, all funds in the lockbox account are required to be swept into (a) if no Redlands Town Center Trigger Period or event of default under the Redlands Town Center Loan is continuing, the borrower’s operating account, or (b) during the continuance of a Redlands Town Center Trigger Period or event of default under the Redlands Town Center Loan, the cash management account.

On each due date during the continuance of a Redlands Town Center Trigger Period or, at the lender’s discretion, during an event of default under the Redlands Town Center Loan, the related loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and that all remaining amounts be reserved in (i) an excess cash flow reserve account with respect to a Redlands Town Center Trigger Period other than a Redlands Town Center Trigger Period due to a Rollover Trigger Event, and (ii) a rollover reserve with respect to a Rollover Trigger Event.

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REDLANDS TOWN CENTER

■	Property Management. The Redlands Town Center Property is managed by Athena Management, Inc., pursuant to a management agreement. Under the related loan documents, the Redlands Town Center Property is required to remain managed by Athena Management, Inc. or any other management company specified in the related loan documents or otherwise approved by the lender in accordance with the related loan documents and with respect to which a Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager and require the borrower to engage a property manager selected by the borrower and (unless otherwise provided in the related loan documents) reasonably approved by the lender (i) during the continuance of an event of default under the Redlands Town Center Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. So long as TRIPRA or a similar subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or similar subsequent statute) in an amount equal to the full replacement cost of the Redlands Town Center Property (plus 12 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering the 12 months following restoration). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Redlands Town Center Loan as described in the preceding sentence, but in that event the borrower is not required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the related loan documents (without giving effect to the cost of terrorism, flood and earthquake components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, then the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, terrorism insurance may not have a deductible in excess of $50,000. The required terrorism insurance may be included in a blanket policy so long as the borrower provides evidence satisfactory to the lender that the insurance premiums for the Redlands Town Center Property are separately allocated to the Redlands Town Center Property and that the policy will provide the same protection as a separate policy. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

 A-3-89

ERICSSON NORTH AMERICAN HQ

 A-3-90

ERICSSON NORTH AMERICAN HQ

 A-3-91

ERICSSON NORTH AMERICAN HQ

MAP © 2016 CARTIFACT
DATA © OSM CONTRIBUTORS
Ericsson North American HQ
6300 Legacy Drive
Plano, TX 75024
Frisco
Plano
The Colony
Allen
Lewisville
Hebron
Carrollton
Addison
Coppell
Richardson
Garland
Farmers Branch
NORTH DALLAS
LAKE HIGHLANDS
PRESTON HOLLOW
DALLAS/FORT WORTH INTERNATIONAL AIRPORT
DALLAS LOVE FIELD AIRPORT
ADDISON AIRPORT
University Park
Dallas
CBD
Irving
WEST DALLAS
Mesquite
Oak Cliff
Grand Prairie
PRESIDENT GEORGE BUSH TURNPIKE
DALLAS NORTH TOLLWAY
Fort Worth
Arlington

 A-3-92

ERICSSON NORTH AMERICAN HQ

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Plano, Texas	Cut-off Date Principal Balance(2)		$45,600,000
Property Type	Office	Cut-off Date Principal Balance per SF(1)		$210.62
Size (SF)	491,891	Percentage of Initial Pool Balance		4.8%
Total Occupancy as of 5/1/2017	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/1/2017	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2001 / NAP	Mortgage Rate		4.4580%
Appraised Value	$150,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		36

Underwritten Revenues	$13,067,185
Underwritten Expenses	$261,344	Escrows
Underwritten Net Operating Income (NOI)	$12,805,841		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,408,961	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	69.1%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	60.4%	Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.04x / 1.98x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.4% / 12.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$103,600,000	70.0%	Purchase Price	$147,500,000	99.7%
Principal’s New Cash Contribution	44,324,692	30.0	Closing Costs	424,692	0.3

Total Sources	$147,924,692	100.0%	Total Uses	$147,924,692	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Ericsson North American HQ Whole Loan. See “—The Mortgage Loan” below.

(2)	The Cut-off Date Principal Balance of $45,600,000 represents the non-controlling note A-2 of a $103,600,000 whole loan evidenced by two pari passu notes. See “—The Mortgage Loan” below.

■	The Mortgage Loan. The mortgage loan (the “Ericsson North American HQ Loan”) is part of a whole loan structure (the “Ericsson North American HQ Whole Loan”) comprised of two pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in an office property located in Plano, Texas (the “Ericsson North American HQ Property”). The Ericsson North American HQ Loan (evidenced by note A-2), which represents a non-controlling interest in the Ericsson North American HQ Whole Loan, has an outstanding principal balance as of the Cut-off Date of $45,600,000 and represents approximately 4.8% of the Initial Pool Balance. The related companion loan (the “Ericsson North American HQ Companion Loan”) evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of $58,000,000 and was contributed to the GSMS 2017-GS5 transaction. The Ericsson North American HQ Whole Loan was originated by Goldman Sachs Mortgage Company on December 16, 2016. The Ericsson North American HQ Whole Loan has an outstanding principal balance as of the Cut-off Date of $103,600,000 and each note has an interest rate of 4.4580% per annum. The borrower utilized the proceeds of the Ericsson North American HQ Whole Loan to acquire the Ericsson North American HQ Property and pay origination costs.

The Ericsson North American HQ Loan had an initial term of 120 months and has a remaining term of 116 months as of the Cut-off Date. The Ericsson North American HQ Loan requires monthly payments of interest only for the initial 36 months, followed by monthly payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule. The scheduled maturity date of the Ericsson North American HQ Loan is the due date in January 2027. Voluntary prepayment of the Ericsson North American HQ Loan is not permitted prior to the due date in October 2026. Provided that no event of default under the Ericsson North American HQ Loan is continuing, at any time after the second anniversary of the securitization Closing Date the Ericsson North American HQ Loan may be defeased in full with direct, non-callable obligations of the United States of America.

 A-3-93

ERICSSON NORTH AMERICAN HQ

■	The Mortgaged Property. The Ericsson North American HQ Property is a 491,891 SF Class A office building located in Legacy Business Park, a master planned mixed-use community in Plano, Texas. The Ericsson North American HQ Property has served as the North America headquarters for Ericsson, Inc. (the “Ericsson Tenant”) since 2001, and it is 100.0% leased to the Ericsson Tenant. Ericsson, Inc. (Fitch/MIS/S&P: BBB+/Baa3/BBB) is a provider of communication technology, equipment and software to telecom operators, telecommunications companies and businesses in the media sector.

The Ericsson North American HQ Property has office space in the north and south wings that are connected by a building that houses the common area amenities, including a cafeteria, meeting rooms, an auditorium and an experience center for client presentations. The Ericsson North American HQ Property is located within 30 miles of both of Dallas’ major airports and is home to corporations including Frito Lay, EDS, PepsiCo, Cadbury Schweppes, Capital One and Computer Associates.

The following table presents certain information relating to the sole tenant at the Ericsson North American HQ Property:

Largest Tenant Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Ericsson, Inc.	BBB+ / Baa3 / BBB	491,891	100.0%	$9,981,575	100.0%	$20.29	12/31/2031	(2)
Largest Tenant		491,891	100.0%	$9,981,575	100.0%	$20.29
Vacant Spaces		0	0.0	0	0.0	0.00
Totals / Wtd. Avg. Tenant		491,891	100.0%	$9,981,575	100.0%	$20.29

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Ericsson, Inc. has one, 10-year option followed by two, five-year options.

The following table presents certain information relating to the lease rollover schedule at the Ericsson North American HQ Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028 & Thereafter(2)	491,891	100.0	100.0%	9,981,575	100.0	20.29	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	491,891	100.0%		$9,981,575	100.0%	$20.29	1

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

(2)	Ericsson, Inc.’s lease expires on December 31, 2031.

 A-3-94

ERICSSON NORTH AMERICAN HQ

The following table presents certain information relating to historical occupancy at the Ericsson North American HQ Property:

Historical Leased %(1)

2013	2014	2015	As of 5/1/2017
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Ericsson North American HQ Property:

Cash Flow Analysis(1)

	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue	$9,981,575	$20.29
Contractual Rent Steps(3)	2,956,960	6.01
Total Reimbursement Revenue	261,344	0.53
Gross Revenue	$13,199,879	$26.83
Vacancy Loss	(132,694)	(0.27)
Effective Gross Revenue	$13,067,185	$26.57
Management Fee(4)	261,344	0.53
Total Operating Expenses	261,344	0.53
Net Operating Income	$12,805,841	$26.03
Tenant Improvements	136,954	0.28
Leasing Commissions	136,954	0.28
Capital Expenditures	122,973	0.25
Net Cash Flow	$12,408,961	$25.23

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow is based on contractual rents as of January 1, 2017 and contractual rent steps through February 28, 2018.

(3)	Underwritten contractual rent steps reflects the net present value of future contractual rent steps for Ericsson, Inc. through the end of its lease terms (excluding any rent steps already captured in Underwritten Base Rental Revenue), using a discount rate of 7.0%.

(4)	Management fee is based on 2% of effective gross revenue. The tenant pays all other expenses associated with the Ericsson North American HQ Property.

■	Appraisal. According to the appraisal, dated December 2, 2016, the Ericsson North American HQ Property had an “as-is” appraised value of $150,000,000 and a dark value of $100,800,000. The Cut-off Date LTV Ratio calculated utilizing the dark value is 102.8%.

■	Environmental Matters. According to a Phase I environmental report, dated December 5, 2016, there are no recognized environmental conditions or recommendations for further action at the Ericsson North American HQ Property.

■	Market Overview and Competition. The Ericsson North American HQ Property is located in the Legacy/Frisco office submarket. As of the third quarter of 2016, the Legacy/Frisco submarket contained approximately 18.5 million SF of total office space and approximately 12.0 million SF of Class A office space.

Dallas Office Market(1)

	CBD	Suburban	Legacy / Frisco	Dallas Total
Inventory (SF)	26,593,111	167,177,175	18,482,510	193,770,286
Direct Vacancy Rate	24.0%	15.4%	13.5%	16.6%
YTD Leasing Activity (SF)	NAV	NAV	1,824,572	9,800,000
YTD Overall Net Absorption (SF)	(90,149)	3,432,040	853,494	3,341,891
Direct Average Rent All Classes	$27.86	$25.16	$30.89	$25.69
Direct Average Class A Rent	$33.00	$31.29	$34.80	$31.69

(1)	Source: Appraisal.

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ERICSSON NORTH AMERICAN HQ

According to a market research report, there are 22 projects totaling over 7.0 million SF under construction in the Legacy/Frisco submarket. Together, JPMorgan Chase and Liberty Mutual are building approximately 4.6 million SF in two towers on the west side of the tollway at Headquarters Drive. Toyota’s campus at Legacy Drive and S.H. 121 will contain over 2.0 million SF.

The following table presents certain information relating to the primary competition for the Ericsson North American HQ Property:

Competitive Set(1)

	Ericsson North American HQ (Subject)	Liberty Mutual Headquarters	JCPenney Headquarters	Ericsson Village	Campus at Legacy	Verizon Headquarters	CityLine	Tollway Office Center II
Class	A	A	B	A	B	A	A	B
Stories	4	20	4	4	3	4	21	2
Year Built / Renovated	2001 / NAP	2017 / NAP	1992 / NAP	2013 / NAP	1985 / 2012	1991 / NAP	2015 / NAP	1999 / NAP
Size (SF)	491,891	900,000	1,142,557	260,000	714,263	1,238,764	2,262,902	160,000
Rental Rate per SF	$20.29	$26.63	$16.00	$23.36	$17.00	$16.00	$20.66	$21.00

(1)	Source: Appraisal.

■	The Borrower. The borrower is LCN ERC Plano (TX) LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Ericsson North American HQ Loan. The non-recourse carveout guarantor under the Ericsson North American HQ Loan is LCN North American Fund II REIT, the direct owner of the borrower.

LCN North American Fund II REIT, a Maryland real estate investment trust, is controlled by Edward V. LaPuma and Bryan York Colwell, the founders of LCN Capital Partners. LCN Capital Partners is a real estate private equity firm that pursues a strategy of corporate credit-focused, commercial real estate sale-leaseback and build-to-suit investments. LCN Capital Partners manages over $1.0 billion in equity capital as of year-end 2016.

■	Escrows. On each due date, the borrower will be required to fund a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period; provided, however, reserve deposits for insurance premiums and tax deposits are not required with respect to any taxes and insurance premiums paid directly to the taxing authority or insurance company by the Ericsson Tenant or an approved replacement tenant, so long as (i) no event of default under the Ericsson North American HQ Loan has occurred and is continuing, (ii) the borrower either provides proof of payment by the applicable tenant directly to the taxing authority or insurance company, or deposits the applicable amount into the tax and insurance reserve within 10 days prior to the delinquency date for such taxes or the due date for the insurance premiums, as applicable, and (iii) the lease with the applicable tenant remains in effect and not in default.

On each due date during the continuance of an Ericsson North American HQ Trigger Period, the related loan documents require: (i) the borrower to fund a capital expenditure reserve in an amount equal to $10,248, (ii) if resulting solely due to an Ericsson Tenant Trigger Period pursuant to clause (A) thereof, all excess cash flow be swept into the tenant reserve up to an amount equal to the Ericsson Tenant Reserve Threshold Amount and (iii) if resulting solely due to an Ericsson Tenant Trigger Period pursuant to clause (B) thereof, all excess cash flow be swept into the tenant reserve.

Additionally, on each due date during the continuance of an Ericsson Tenant Downgrade Reserve Period, the related loan documents require the borrower to fund a tenant reserve in the amount of $102,477, capped at the Ericsson Tenant Reserve Threshold Amount.

If any amounts are required to be deposited into any of the reserves described above (other than the excess cash flow reserve), the borrower has a continuing option to deposit or cause to be deposited cash or a letter of credit into such reserve within 10 business days of the lender’s request, in an amount equal to the estimated amounts required to be deposited into such reserve for the immediately subsequent 12-month period.

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ERICSSON NORTH AMERICAN HQ

An “Ericsson North American HQ Trigger Period” means any period from (i) the conclusion of any 12-month period ending on the last day of a fiscal quarter during which net operating income (as calculated under the loan documents) is less than the $7,944,040, to (ii) the conclusion of any 12-month period ending on the last day of a fiscal quarter thereafter during which the net operating income is equal to or greater than $7,944,040, (ii) commencing upon the borrower’s failure to deliver quarterly or annual financial reports and ending when such reports are delivered and they indicate that no other Ericsson North American HQ Trigger Period is ongoing, (iii) any period during the continuance of a Ericsson Tenant Trigger Period and the failure to deposit the cash or letter of credit, and (iv) the period during which the borrower sponsor fails to maintain its covenants under the guaranty, until such failure is cured.

An “Ericsson Tenant Trigger Period” means in any period during which (A) the Ericsson Tenant’s long term debt rating becomes less than any of (a) Ba2 by Moody’s, (b) BB by Fitch, or (c) BB by S&P, until such ratings becomes at least (a) Ba2 by Moody’s, (b) BB by Fitch, or (c) BB by S&P or (B) Ericsson, Inc. (1) gives notice of its intention not to extend or renew its lease until the lease is extended or a Re-Tenanting occurs; (2) doesn’t renew its lease until the lease is extended or a Re-Tenanting occurs, (3) defaults under its lease beyond any cure or grace period, which default (in the sole but reasonable discretion of the lender) could result in the termination of the lease until the default is cured or a Re-Tenanting occurs; (4) becomes a debtor in any state or federal bankruptcy, insolvency or similar proceeding until the lease is affirmed and the Ericsson Tenant is actually paying rent or a Re-Tenanting occurs; or (5) does, or gives notice that it intends to, “go dark”, vacate, surrender or cease normal business operations for more than (a) 90 consecutive days, or (a) 150 days in any 12-month period, for any reason (other than certain temporary cessations generally related to repair or renovation of the space in the ordinary course of business or due to casualty or condemnation or required under the Ericsson lease) until the Ericsson Tenant recommences operations, is paying rent and provides an estoppel certificate reasonably satisfactory to the lender or a Re-Tenanting occurs.

“Re-Tenanting” means the space under the Ericsson Tenant’s lease is (1) re-let to a third party tenant(s) reasonably acceptable to the lender or (2) subject to a market level of occupancy pursuant to one or more approved substitute leases with a tenant(s) reasonably acceptable to the lender and (a) with tenant(s) that have a long-term credit rating equal to or better than the Ericsson Tenant as of the origination date, (b) the expiration of each such lease is at least five years after the maturity date of the Ericsson North American HQ Loan and (c) the leases, evaluated as a whole, are on equal or better economic terms as the Ericsson Tenant’s lease.

An “Ericsson Tenant Downgrade Reserve Period” means the period during which the long term debt rating of Telefonaktiebolaget LM Ericsson becomes less than investment grade, as determined by any of S&P, Moody’s or Fitch, until such debt becomes investment grade.

The “Ericsson Tenant Reserve Threshold Amount” means (a) during a continuing Ericsson North American HQ Trigger Period, the amount equal to the base rent payable by the Ericsson Tenant pursuant to its lease for the 12-month period immediately following the commencement of such Ericsson North American HQ Trigger Period, and (b) during a continuing Ericsson Tenant Downgrade Reserve Period (and provided there is no continuing Ericsson North American HQ Trigger Period or event of default under the Ericsson North American HQ Loan), the amount equal to the base rent payable by the Ericsson Tenant pursuant to its lease for the six-month period immediately following the commencement of such Ericsson Tenant Downgrade Reserve Period.

 A-3-97

ERICSSON NORTH AMERICAN HQ

■	Lockbox and Cash Management. The Ericsson North American HQ Loan is structured with a hard lockbox and in-place cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the Ericsson North American HQ Property and all other money received by the borrower or any property manager with respect to the Ericsson North American HQ Property be deposited into such lockbox account or the cash management account on each business day. All funds in the lockbox account are required to be swept into the cash management account at the end of each business day. If at any time after the origination date the lease with Ericsson, Inc. is amended in accordance with the terms of the related loan agreement to provide for quarterly advanced rental payments, once every calendar quarter, an amount equivalent to three months of rent will be required to be deposited into the cash management account. So long as there is no continuing event of default under the Ericsson North American HQ Loan, the lender will be required to retain in the cash management account from such rental amounts the aggregate amount of all scheduled debt service payments plus the lender’s reasonable estimate of required payments to the reserve accounts for the subsequent three due dates. For so long as no Ericsson North American HQ Trigger Period or event of default under the Ericsson North American HQ Loan is continuing, on each due date, the lender will be required to remit to a borrower-controlled operating account all amounts in the cash management account in excess of the amount required to pay monthly reserves and debt service on the next due date. On each due date during the continuance of an Ericsson Tenant Downgrade Reserve Period or Ericsson North American HQ Trigger Period or, at the lender’s discretion, during an event of default under the Ericsson North American HQ Loan, the related loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves budgeted operating expenses and, if approved by the lender, capital expenditures or any obligations due in relation to the lease with Ericsson, Inc., and that all remaining amounts be reserved in an excess cash flow reserve account as and to the extent described above under “Escrows.”

■	Property Management. The Ericsson North American HQ Property is self-managed by the borrower who has net leased the Ericsson North American HQ Property to the Ericsson Tenant. Under the related loan documents, the Ericsson North American HQ Property is required to remain self-managed by the borrower or any management company approved by the lender and with respect to which a Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, any property manager with a property manager selected by the lender (i) during the continuance of an event of default under the Ericsson North American HQ Loan, (ii) following any foreclosure, conveyance in lieu of foreclosure or other similar transaction, (iii) during the continuance of a material default by the property manager under the management agreement (after the expiration of any applicable notice and/or cure periods), (iv) if the property manager files for or is the subject of a petition in bankruptcy or (v) if a trustee or receiver is appointed for the property manager’s assets or the property manager makes an assignment for the benefit of its creditors or is adjudicated insolvent.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. So long as TRIPRA or a similar or subsequent statute is in effect, the borrower is required to maintain terrorism insurance for foreign and domestic acts (as those terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Ericsson North American HQ Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering the 12 months following restoration). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the borrower is required to carry terrorism insurance throughout the term of the Ericsson North American HQ Loan as described in the preceding sentence, but in that event the borrower is not required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the related loan documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, then the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, terrorism insurance may not have a deductible in excess of $150,000. The required terrorism insurance may be included in a blanket policy, provided that the borrower provides evidence satisfactory to the lender that the insurance premiums for the Ericsson North American HQ Property are separately allocated to the Ericsson North American HQ Property and that the policy will provide the same protection as a separate policy. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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 A-3-99

ONE WEST 34TH STREET

 A-3-100

ONE WEST 34TH STREET

 A-3-101

ONE WEST 34TH STREET

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
One West 34th Street
1 West 34th Street
New York, NY 10001
TIMES SQUARE
MIDTOWN
NOMAD
FLATIRON
FASHION DISTRICT
Macy's Herald Square
Empire State Building
Madison Square Garden
Bryant Park
New York Public Library
Grand Central Terminal
Madison Square Park
E 34TH STREET
W 34TH STREET
FIFTH AVENUE
SIXTH AVENUE
MADISON AVENUE
PARK AVENUE
LEXINGTON AVENUE
THIRD AVENUE
SEVENTH AVENUE
BROADWAY
New York
MANHATTAN
Upper West Side
Upper East Side
Central Park
Midtown
Times Square
Madison Square Garden
Hoboken
Jersey City
SoHo
Financial District
Astoria
Long Island City
BROOKLYN

 A-3-102

ONE WEST 34TH STREET

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	New York, New York	Cut-off Date Principal Balance(2)		$40,000,000
Property Type	Mixed Use	Cut-off Date Principal Balance per SF(1)		$713.07
Size (SF)	210,358	Percentage of Initial Pool Balance		4.2%
Total Occupancy as of 5/1/2017	93.9%	Number of Related Mortgage Loans		None
Owned Occupancy as of 5/1/2017	93.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	1906, 1920 / NAP	Mortgage Rate		4.3100%
Appraised Value	$280,000,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		NAP
		Original Interest Only Period (Months)		120

Underwritten Revenues	$16,051,512
Underwritten Expenses	$7,421,269	Escrows
Underwritten Net Operating Income (NOI)	$8,630,243		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$8,111,601	Taxes	$315,500	$315,500
Cut-off Date LTV Ratio(1)	53.6%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	53.6%	Replacement Reserves(3)	$0	$7,390
DSCR Based on Underwritten NOI / NCF(1)	1.32x / 1.24x	TI/LC(4)	$0	$52,785
Debt Yield Based on Underwritten NOI / NCF(1)	5.8% / 5.4%	Other(5)	$366,740	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$150,000,000	100.0%	Loan Payoff(6)	$101,727,466	67.8%
			Principal Equity Distribution	45,978,197	30.7
			Closing Costs	1,612,097	1.1
			Reserves	682,240	0.5

Total Sources	$150,000,000	100.0%	Total Uses	$150,000,000	100.0%

(1)	Calculated based on the aggregate outstanding balance of the One West 34th Street Whole Loan. See “—The Mortgage Loan” below.

(2)	The Cut-off Date Principal Balance represents the non-controlling note A-3-1 of the $150,000,000 One West 34th Street Whole Loan. See “—The Mortgage Loan” below.

(3)	Replacement reserves are capped at $266,036. See “—Escrows” below.

(4)	TI/LC reserves are capped at $1,900,260. See “—Escrows” below.

(5)	Upfront other reserve represents a $366,740 deferred maintenance escrow. See “—Escrows” below.

(6)	Inclusive of principal, unpaid interest and other fees.

■

The Mortgage Loan. The mortgage loan (the “One West 34th Street Loan”) is part of a whole loan structure (the “One West 34th Street Whole Loan”) comprised of four pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in an office and retail property located in New York, New York (the “One West 34th Street Property”). The One West 34th Street Loan (evidenced by note A-3-1), which represents a non-controlling interest in the One West 34th Street Whole Loan, has an outstanding principal balance as of the Cut-off Date of $40,000,000 and represents approximately 4.2% of the Initial Pool Balance. The related companion loans (the “One West 34th Street Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $110,000,000 and are evidenced as of the Cut-off Date by a $60,000,000 controlling note A-1, which was contributed to the BANK 2017-BNK4 transaction, a $30,000,000 non-controlling note A-2, which is currently held by Wells Fargo Bank, National Association and is expected to be contributed to one or more future securitization transactions or otherwise transferred at any time and a $20,000,000 non-controlling note A-3-2, which is currently held by Goldman Sachs Mortgage Company and is expected to be contributed to one or more future securitization transactions or otherwise transferred at any time. The One West 34th Street Whole Loan was co-originated by Goldman Sachs Mortgage Company and Wells Fargo Bank, National Association on March 15, 2017. The One West 34th Street Whole Loan has an original principal balance of $150,000,000 and each note has an interest rate of 4.3100% per annum. The borrower utilized the proceeds of the One West 34th Street Whole Loan to refinance existing debt, return equity to the borrower sponsor, pay origination costs and fund reserves. The One West 34th Street Whole Loan is being serviced under the BANK 2017-BNK4 securitization transaction.

The One West 34th Street Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The One West 34th Street Loan requires interest only payments on each due date through the scheduled maturity date in April 2027. Voluntary prepayment of the One West 34th Street Loan is not permitted prior to the due date in January 2027. At any time after the earlier to occur of (a) the third anniversary of the origination date of the One West 34th Street Loan and (b) the second anniversary of the closing date of the securitization into which the last One West 34th Street Companion Loan is deposited, the One West 34th Street Loan may be defeased in full with direct, non-callable obligations of the United States of America.

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ONE WEST 34TH STREET

■	The Mortgaged Property. The One West 34th Street Property consists of three adjoining Class B office buildings totaling approximately 210,358 SF located in New York, New York. The One West 34th Street Property is situated in Midtown Manhattan at the northwest corner of Fifth Avenue and 34th Street. Constructed in 1906 and 1920, the One West 34th Street Property comprises 189,083 SF of office space (89.9% of net rentable area; 62.4% of underwritten base rent) and 21,275 SF of retail space (10.1% of net rentable area; 37.6% of underwritten base rent) within three buildings ranging from 12 to 15 floors. The One West 34th Street Property is situated on an approximately 0.4-acre site, situated directly across the street from the Empire State Building and has approximately 150 feet of frontage along West 34th Street and 112 feet along Fifth Avenue.

The ground floor of the One West 34th Street Property is occupied by two retail tenants, which account for 37.6% of the underwritten base rent. Bank of America, National Association (“Bank of America”; rated A/Baa1/BBB+ by Fitch, Moody’s and S&P) represents 2.5% of the net rentable area and 24.6% of the underwritten base rent and Duane Reade represents 5.3% of the net rentable area and 13.9% of the underwritten base rent. On April 18, 2017, Bebe Stores filed a form 8-K announcing its plans to close all physical store locations by the end of May 2017. As of May 1, 2017, Bebe Stores is in occupancy at the One West 34th Street Property but excluded from underwritten occupancy and underwritten net cash flow. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” in the Prospectus. The remainder of the rent roll is comprised of office tenants, with no one tenant representing more than 6.3% of net rentable area or 4.2% of underwritten base rent.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the One West 34th Street Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Bank of America, National Association	A / Baa1 / BBB+	5,200	2.5%	$3,457,469	24.6%	$664.90	11/30/2030	3, 5-year options
Duane Reade	NR / NR / NR	11,075	5.3	1,950,000	13.9	176.07	11/30/2021	1, 5-year option
Olivia Miller, Inc.	NR / NR / NR	13,222	6.3	584,718	4.2	44.22	7/31/2024	1, 5-year option
Hop Lun	NR / NR / NR	6,441	3.1	380,083	2.7	59.01	7/31/2018	NA
International Inspirations, Ltd	NR / NR / NR	7,754	3.7	365,000	2.6	47.07	11/30/2026	NA
L M Cohen & Co. LLP	NR / NR / NR	7,104	3.4	351,030	2.5	49.41	1/31/2024	NA
American Essentials, Inc	NR / NR / NR	6,441	3.1	320,440	2.3	49.75	9/30/2020	1, 5-year option
Courtaulds Textiles America, Inc.	NR / NR / NR	6,441	3.1	314,128	2.2	48.77	6/30/2021	1, 5-year option
Facade Maintenance Design Architecture And Engineering, P.C.	NR / NR / NR	4,835	2.3	293,049	2.1	60.61	11/30/2017	1, 5-year option
TMX Group Us, Inc.	NR / NR / NR	5,300	2.5	251,141	1.8	47.39	6/30/2021	NA
Largest Tenants		73,813	35.1%	$8,267,058	58.9%	$112.00
Remaining Owned Tenants		123,734	58.8	5,768,348	41.1	46.62
Vacant Spaces (Owned Space)		12,811	6.1	0	0.0	0.00
Totals / Wtd. Avg. Tenants		210,358	100.0%	$14,035,406	100.0%	$71.05

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

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ONE WEST 34TH STREET

The following table presents certain information relating to the lease rollover schedule at the One West 34th Street Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	3,526	1.7%	1.7%	$143,213	1.0%	$40.62	2
2017	7,180	3.4	5.1%	418,181	3.0	58.24	3
2018	25,556	12.1	17.2%	1,278,295	9.1	50.02	15
2019	27,806	13.2	30.5%	1,282,044	9.1	46.11	11
2020	42,925	20.4	50.9%	2,002,263	14.3	46.65	21
2021	40,771	19.4	70.2%	3,388,111	24.1	83.10	15
2022	884	0.4	70.7%	40,973	0.3	46.35	1
2023	4,716	2.2	72.9%	230,583	1.6	48.89	2
2024	20,326	9.7	82.6%	935,748	6.7	46.04	2
2025	6,230	3.0	85.5%	283,152	2.0	45.45	2
2026	12,127	5.8	91.3%	575,374	4.1	47.45	3
2027	0	0.0	91.3%	0	0.0	0.00	0
2028 & Thereafter	5,500	2.6	93.9%	3,457,469	24.6	628.63	2
Vacant	12,811	6.1	100.0%	0	0.0	0.00	0
Totals /Wtd. Avg. Tenants	210,358	100.0%		$14,035,406	100.0%	$71.05	79

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at the One West 34th Street Property:

Historical Leased %(1)

2013	2014	2015	2016
96.7%	97.1%	95.6%	96.1%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the One West 34th Street Property:

Cash Flow Analysis(1)

	2014	2015	2016	Underwritten In-Place(2)	Underwritten As-Stabilized(3)	Underwritten $ per SF(4)
Base Rental Revenue	$13,514,993	$13,170,627	$16,156,656	$14,035,404	$19,246,704	$66.72
Grossed Up Vacant Space	0	0	0	3,750,350	1,012,984	17.83
Total Reimbursement Revenue	1,635,334	1,738,708	1,835,796	1,943,343	1,943,343	9.24
Other Income	308,414	50,225	72,765	72,765	72,765	0.35
Less Vacancy & Credit Loss	0	0	0	(3,750,350)	(1,012,984)	(17.83)
Effective Gross Income	$15,458,741	$14,959,560	$18,065,217	$16,051,512	$21,262,812	$76.31

Total Operating Expenses(5)	$6,368,441	$7,137,535	$7,217,026	$7,421,269	$7,577,608	$35.28

Net Operating Income	$9,090,300	$7,822,025	$10,848,191	$8,630,243	$13,685,204	$41.03
TI/LC	0	0	0	430,291	430,291	2.05
Capital Expenditures	0	0	0	88,350	88,350	0.42
Net Cash Flow	$9,090,300	$7,822,025	$10,848,191	$8,111,601	$13,166,563	$38.56

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten In-Place cash flow based on contractual rents as of May 2017 and contractual rent steps through March 2018, except that Bebe Stores is assumed to be vacant.

(3)	Underwritten As-Stabilized cash flow based on contractual rent as of May 2017 and contractual rent steps through March 2018, except that the boxes for Bebe Stores and Duane Reade are assumed to be leased up at market rents.

(4)	Underwritten $ per SF is based on the Underwritten In-Place cash flows.

(5)	Total Operating Expenses are comprised of payroll, professional fees, utilities, repairs and maintenance, a management fee based on 3% of effective gross income and other variable expenses.

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ONE WEST 34TH STREET

■	Appraisal. According to the appraisal, the One West 34th Street Property had an “as-is” appraised value of $280,000,000 as of January 5, 2017.

■	Environmental Matters. According to a Phase I environmental report dated December 16, 2016, there are no recognized environmental conditions or recommendations for further action at the One West 34th Street Property other than implementing operations and maintenance programs to address asbestos-containing material.

■	Market Overview and Competition. Per the appraisal, the following set of properties is considered directly competitive to the One West 34th Street Property in terms of building classification, asking rents, rentable office area and current occupancy. The asking rents for the buildings directly competitive with the One West 34th Street Property range from $49.00 to $62.00 per square foot. The average direct occupancy rates for these buildings is 93.6% compared to 93.9% for all the competitive buildings compared with the One West 34th Street Property and 91.9% for Class B space within Midtown as a whole.

The following table presents certain information relating to the primary competition for the One West 34th Street Property:

Competitive Set(1)

Property	Office Area (NRA)	Available SF (Direct)	Available SF (Sublease)	% Occupied (Direct)	% Occupied (Total)	Asking Rent (Low)	Asking Rent (High)
16 East 34th Street	336,500	65,305	0	80.6%	80.6%	$56.00	$62.00
10 West 33rd Street	409,000	3,607	0	99.1	99.1	$49.00	$49.00
19 West 34th Street	150,000	12,600	9,527	91.6	85.3	$59.00	$59.00
320 Fifth Avenue	120,000	4,065	0	96.6	96.6	$56.00	$56.00
330 Fifth Avenue	112,200	0	0	100.0	100.0	NA	NA
347 Fifth Avenue	99,200	3,325	0	96.7	96.7	$58.00	$62.00
385 Fifth Avenue	137,500	0	0	100.0	100.0	NA	NA
389 Fifth Avenue	105,000	5,677	0	94.6	94.6	$53.00	$54.00
Total	1,469,400	94,579	9,527
Average	183,675	11,822	1,191	93.6%	92.9%

(1)	Source: Appraisal

■	The Borrower. The borrower is Jacob’s First, LLC, a single-purpose, single-asset entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the One West 34th Street Loan. The non-recourse carveout guarantors under the One West 34th Street Loan are Lloyd Goldman and Stanley Chera, each an indirect owner of the borrower.

■	Escrows. On the origination date, the borrower funded (i) a tax reserve in an amount equal to $315,500 and (ii) a deferred maintenance reserve in an amount equal to $366,740.

On each due date, the borrower is required to fund (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period unless in the case of insurance premiums, no event of default is continuing under the loan documents, the borrower is maintaining a blanket policy in accordance with the related loan documents and the borrower has delivered satisfactory evidence of paid insurance coverage to the lender when and as required, (ii) a replacement reserve in an amount equal to $7,390, capped at $266,036 and (iii) a leasing reserve in an amount equal to $52,785, capped at $1,900,260.

In addition, on each due date during the continuance of an One West 34th Street Cash Trap Event Period, the related loan documents require an excess cash flow reserve as discussed under “—Lockbox and Cash Management” below.

A “One West 34th Street Cash Trap Event Period” means (i) following the occurrence and during the continuance of an event of default under the related loan documents and ending upon the acceptance by the lender of cure (if applicable) of such event of default under the related loan documents or (ii) any period commencing as of the conclusion of any 12-month period (ending on the last day of any fiscal quarter) during which the debt service coverage ratio (as calculated under the related loan documents) is less than 1.35x, and ending at the conclusion of the second consecutive fiscal quarter for which the debt service coverage ratio for the trailing 12-month period (ending on the last day of any fiscal quarter) is at least 1.35x.

■	Lockbox and Cash Management. The One West 34th Street Loan is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all other money received by the borrower or any property

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ONE WEST 34TH STREET

manager with respect to the One West 34th Street Property be deposited into such lockbox account within two business days of receipt. Provided that no One West 34th Street Cash Trap Event Period is continuing, all funds in the lockbox account will be swept into the borrower’s operating account on a daily basis. Upon the occurrence of a One West 34th Street Cash Trap Event Period, all funds in the lockbox account are required to be swept into a lender-controlled cash management account. On each due date during the continuance of a One West 34th Street Cash Trap Event Period, the related loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves, budgeted operating expenses and other expenses approved by the lender or required to be paid under the related loan documents and that all remaining amounts be reserved in an excess cash flow reserve account as additional collateral.

■	Property Management. The One West 34th Street Property is currently managed by BLDG Management Co., Inc., an affiliate of the borrower. Under the related loan documents, the One West 34th Street Property is required to remain managed by BLDG Management Co., Inc. or any other management company approved by the lender in accordance with the loan documents and with respect to which Rating Agency Confirmation has been received. The lender has the right to replace, or require the borrower to replace, the property manager: (i) at any time during the continuance of an event of default under the loan documents, (ii) if the property manager is in material default under the management agreement beyond any applicable notice and cure period, (iii) if the property manager becomes insolvent or a debtor in any involuntary bankruptcy or insolvency proceeding that is not dismissed within 90 days of the filing thereof, or any voluntary bankruptcy or insolvency proceeding, (iv) control of the property manager has changed, or (v) if the property manager is found to have committed fraud, gross negligence, willful misconduct or misappropriation of funds.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The property, loss of rents/business interruption, general liability and umbrella liability insurance policies required under the loan documents may not exclude acts of terror or similar acts of sabotage (“Terrorism Coverage”); provided, that, for so long as TRIPRA (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA will determine what is deemed to be included within this definition of “Terrorism Coverage.” Such Terrorism Coverage is required to comply with each of the applicable requirements for policies set forth under the loan documents (including, without limitation, those relating to deductibles); in an amount equal to the full replacement cost of the One West 34th Street Property (plus 18 months of rental loss and/or business interruption coverage plus an additional period of indemnity covering the 6 months following restoration); provided that, the lender, at the lender’s option, may reasonably require the borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth under the loan documents. Notwithstanding the foregoing, whether or not TRIPRA or subsequent statute, extension, or reauthorization is in effect, the borrower will be required to carry terrorism insurance throughout the term of the One West 34th Street Loan as required by the preceding sentence; provided, however, if TRIPRA (or such subsequent statute, extension or reauthorization) is not in effect the borrower will not be required to pay annual premiums in excess of two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption/rental loss insurance required under the related loan documents (the “TC Cap”) in order to obtain the Terrorism Coverage (but the borrower will be obligated to purchase the maximum amount of Terrorism Coverage available with funds equal to the TC Cap). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgage Properties” in the Prospectus.

 A-3-107

THE GRAMERCY

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Las Vegas, Nevada	Cut-off Date Principal Balance		$37,000,000
Property Type	Mixed Use	Cut-off Date Principal Balance per SF		$197.85
Size (SF)	187,008	Percentage of Initial Pool Balance		3.9%
Total Occupancy as of 1/31/2017(1)	96.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/31/2017(1)	96.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2008 / 2014	Mortgage Rate		4.1670%
Appraised Value	$61,750,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		60
		Borrower Sponsor(2)		Estein Holdings, Ltd.
Underwritten Revenues	$5,200,521
Underwritten Expenses	$915,716	Escrows
Underwritten Net Operating Income (NOI)	$4,284,805		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,072,250	Taxes	$28,570	$9,523
Cut-off Date LTV Ratio	59.9%	Insurance	$0	$5,296
Maturity Date LTV Ratio	54.5%	Replacement Reserves	$0	$3,136
DSCR Based on Underwritten NOI / NCF	1.98x / 1.88x	TI/LC	$0	$15,584
Debt Yield Based on Underwritten NOI / NCF	11.6% / 11.0%	Other(3)	$1,129,722	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$37,000,000	58.5%	Purchase Price	$61,750,000	97.6%
Principal’s New Cash Contribution	26,288,964	41.5	Reserves	1,158,293	1.8
			Closing Costs	380,672	0.6

Total Sources	$63,288,964	100.0%	Total Uses	$63,288,964	100.0%

(1)	Total Occupancy and Owned Occupancy include two tenants totaling 4,574 SF (FDM4 America, Inc. 2,513 SF (expansion space) and Kitchen Table 2,061 SF) that have executed leases but have not taken occupancy and/or begun paying rent. FDM4 America, Inc. is paying rent and expected to take occupancy in June 2017 and Kitchen Table is expected to take occupancy and begin paying rent in August 2017. We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all. Total Occupancy and Owned Occupancy excluding these tenants are both 93.5%.

(2)	Estein Holdings, Ltd. is the non-recourse carveout guarantor under The Gramercy Loan.

(3)	Upfront other reserve represents approximately $663,538 for tenant improvements and leasing commissions and $466,184 for free rent for five tenants.

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
HMS Holdings Corp(2)(3)	NR / NR / NR	63,593	34.0%	$1,549,761	31.2%	$24.37	9/30/2024	2, 5-year options
B of I Federal Bank(4)	NR / NR / NR	24,178	12.9	698,986	14.1	28.91	5/31/2023	2, 5-year options
CalAtlantic(5)	BB / Ba2 / BB	18,273	9.8	530,831	10.7	29.05	7/31/2022	1, 5-year option
Regus	NR / NR / NR	14,872	8.0	414,036	8.3	27.84	6/30/2026	2, 5-year options
FDM4 America, Inc.(6)	NR / NR / NR	7,766	4.2	233,018	4.7	30.00	7/31/2023	NA
Touchstone Living(7)	NR / NR / NR	7,834	4.2	231,260	4.7	29.52	1/31/2026	NA
Liberty Mutual Insurance Company	NR / NR / A	7,727	4.1	229,183	4.6	29.66	5/31/2022	1, 5-year option
DW Bistro	NR / NR / NR	4,624	2.5	174,787	3.5	37.80	11/30/2024	1, 5-year option
Ten Lifestyle	NR / NR / NR	5,702	3.0	168,950	3.4	29.63	9/30/2021	2, 3-year options
Pinches Tacos	NR / NR / NR	3,554	1.9	154,741	3.1	43.54	3/31/2026	NA
Largest Tenants		158,123	84.6%	$4,385,553	88.2%	$27.74
Remaining Owned Tenants		21,373	11.4	584,195	11.8	27.33
Vacant Spaces (Owned Space)		7,512	4.0	0	0.0	0.00
Totals / Wtd. Avg. Tenants		187,008	100.0%	$4,969,748	100.0%	$27.69

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	HMS Holdings Corp has the option to terminate its lease on either (i) November 30, 2020 or (ii) November 30, 2022 with 9-months’ written notice and payment of a termination fee.

(3)	HMS Holdings Corp subleases approximately 5,842 SF to three tenants (The Hartford 3,384 SF, TNG Models 1,474 SF and SKR Real Estate Services 984 SF).

(4)	B of I Federal Bank and certain of its officers are currently reportedly under investigation by United States Department of Justice and subject litigation with shareholders and a former employee, all relating to an alleged money laundering scheme purported to have been undertaken by Bank of the Internet. We cannot assure that the investigation or lawsuits will not have a material adverse effect on the operation of Bank of the Internet or on its ability to pay rent when due.

(5)	CalAtlantic has a one-time option to terminate its lease effective in November 2019 with 9-months’ written notice and payment of a termination fee.

(6)	FDM4 America, Inc. has a one-time option to terminate both of its leases effective in December 2020 with 12-months’ written notice and payment of a termination fee.

(7)	Touchstone Living has a one-time option to terminate its lease effective in March 2022 with 6-months’ written notice and payment of a termination fee.

 A-3-108

THE GRAMERCY

The following table presents certain information relating to the lease rollover schedule at The Gramercy Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	4,706	2.5	2.5%	36,000	0.7	7.65	1
2020	0	0.0	2.5%	0	0.0	0.00	0
2021	12,950	6.9	9.4%	385,091	7.7	29.74	3
2022	28,285	15.1	24.5%	827,809	16.7	29.27	3
2023	31,944	17.1	41.6%	932,004	18.8	29.18	2
2024	71,766	38.4	80.0%	1,846,950	37.2	25.74	4
2025	0	0.0	80.0%	0	0.0	0.00	0
2026	29,845	16.0	96.0%	941,894	19.0	31.56	5
2027	0	0.0	96.0%	0	0.0	0.00	0
2028 & Thereafter	0	0.0	96.0%	0	0.0	0.00	0
Vacant	7,512	4.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	187,008	100.0%		$4,969,748	100.0%	$27.69	18

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at The Gramercy Property:

Historical Leased %(1)

As of 1/31/2017
96.0%

(1)	The Gramercy Property was developed between 2013-2014 and was leased up during 2014-2016.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Gramercy Property:

Cash Flow Analysis(1)(2)

	Underwritten(3)	Underwritten $ per SF
Base Rent	$4,969,748	$26.58
Contractual Rent Steps	16,012	0.09
Total Reimbursement Revenue	129,877	0.69
Market Revenue from Vacant Units	294,611	1.58
Parking Revenue	46,505	0.25
Other Revenue	38,379	0.21
Gross Revenue	$5,495,132	$29.38
Vacancy Loss	(294,611)	(1.58)
Effective Gross Revenue	$5,200,521	$27.81

Total Operating Expenses(4)	$915,716	$4.90

Net Operating Income	$4,284,805	$22.91
TI/LC	175,154	0.94
Capital Expenditures	37,402	0.20
Net Cash Flow	$4,072,250	$21.78

(1)	The Gramercy Property was developed between 2013-2014 and was leased up during 2014-2016.

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Underwritten cash flow based on contractual rents as of January 31, 2017 and contractual rent steps through May 31, 2018.

(4)	Total Operating Expenses are based on borrower sponsor estimates, including a management fee equal to 3% of effective gross rent.

 A-3-109

634 SECOND STREET

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	San Francisco, California	Cut-off Date Principal Balance		$30,000,000
Property Type	Office	Cut-off Date Principal Balance per SF		$641.68
Size (SF)	46,752	Percentage of Initial Pool Balance		3.1%
Total Occupancy as of 7/1/2016	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 7/1/2016	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1927 / 2008	Mortgage Rate		4.9095%
Appraised Value	$40,500,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		60
		Borrower Sponsor(1)		Joseph J. Sitt
Underwritten Revenues	$3,552,055
Underwritten Expenses	$1,072,817	Escrows
Underwritten Net Operating Income (NOI)	$2,479,238		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,425,473	Taxes	$0	$17,999
Cut-off Date LTV Ratio	74.1%	Insurance	$0	$0
Maturity Date LTV Ratio	68.2%	Replacement Reserves	$0	$779
DSCR Based on Underwritten NOI / NCF	1.30x / 1.27x	TI/LC	$0	$5,844
Debt Yield Based on Underwritten NOI / NCF	8.3% / 8.1%	Other(2)	$32,670	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$30,000,000	74.6%	Purchase Price	$40,000,000	99.4%
Principal’s New Cash Contribution	10,236,864	25.4	Closing Costs	204,194	0.5
			Reserves	32,670	0.1

Total Sources	$40,236,864	100.0%	Total Uses	$40,236,864	100.0%

(1)	Joseph J. Sitt is the non-recourse carveout guarantor under the 634 Second Street Loan.

(2)	Upfront other reserve represents a $32,670 deferred maintenance escrow.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the 634 Second Street Property:

Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Okta	NR / NR / NR	45,032	96.3%	$2,597,446	97.4%	$57.68	9/30/2024	1, 5-year option
Sajj Mediterranean	NR/ NR / NR	1,720	3.7	68,742	2.6	39.97	11/13/2023	NA
Largest Tenants		46,752	100.0%	$2,666,188	100.0%	$57.03
Vacant Spaces (Owned Space)		0	0.0	0	0.0	0.00
Totals / Wtd. Avg. Tenants		46,752	100.0%	$2,666,188	100.0%	$57.03

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

 A-3-110

634 SECOND STREET

The following table presents certain information relating to the lease rollover schedule at the 634 Second Street Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	0	0.0	0.0%	0	0.0	0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	1,720	3.7	3.7%	68,742	2.6	39.97	1
2024	45,032	96.3	100.0%	2,597,446	97.4	57.68	1
2025	0	0.0	100.0%	0	0.0	0.00	0
2026	0	0.0	100.0%	0	0.0	0.00	0
2027	0	0.0	100.0%	0	0.0	0.00	0
2028 & Thereafter	0	0.0	100.0%	0	0.0	0.00	0
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	46,752	100.0%		$2,666,188	100.0%	$57.03	2

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at the 634 Second Street Property:

Historical Leased %(1)

2014	2015	2016	As of 7/1/2016
100.0%	83.3%	100.0%	100.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 634 Second Street Property:

Cash Flow Analysis(1)

	2014	2015	2016	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue	$1,793,724	$1,542,633	$2,614,224	$2,666,188	$57.03
Total Reimbursement Revenue	680,793	582,593	962,601	1,072,817	22.95
Gross Revenue	$2,474,516	$2,125,226	$3,576,824	$3,739,005	$79.98
Vacancy Loss	0	0	0	(186,950)	(4.00)
Rent Abatement	0	(535,542)	(311,601)	0	0.00
Effective Gross Revenue	$2,474,516	$1,589,684	$3,265,224	$3,552,055	$75.98

Total Operating Expenses	$692,434	$693,262	$693,279	$1,072,817	$22.95

Net Operating Income	$1,782,083	$896,423	$2,571,944	$2,479,238	$53.03
TI/LC	0	0	0	44,414	0.95
Capital Expenditures	0	0	0	9,350	0.20
Net Cash Flow	$1,782,083	$896,423	$2,571,944	$2,425,473	$51.88

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of July 1, 2016 and contractual rent steps through January 31, 2017.

 A-3-111

THE PLAZA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Buford, Georgia	Cut-off Date Principal Balance		$24,500,000
Property Type	Retail	Cut-off Date Principal Balance per SF		$252.68
Size (SF)	96,960	Percentage of Initial Pool Balance		2.6%
Total Occupancy as of 2/1/2017(1)	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/1/2017(1)	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2006 / NAP	Mortgage Rate		4.4000%
Appraised Value	$34,400,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		36
		Borrower Sponsor(2)		Ernest W. Livingston, Jr.
Underwritten Revenues	$2,960,303
Underwritten Expenses	$570,317	Escrows
Underwritten Net Operating Income (NOI)	$2,389,986		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,278,482	Taxes	$99,918	$14,274
Cut-off Date LTV Ratio	71.2%	Insurance	$0	$0
Maturity Date LTV Ratio	62.2%	Replacement Reserves	$0	$1,616
DSCR Based on Underwritten NOI / NCF	1.62x / 1.55x	TI/LC	$0	$6,667
Debt Yield Based on Underwritten NOI / NCF	9.8% / 9.3%	Other(3)	$200,181	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$24,500,000	75.3%	Purchase Price	$32,000,000	98.3%
Principal’s New Cash Contribution	8,045,501	24.7	Reserves	300,099	0.9
			Closing Costs	245,401	0.8

Total Sources	$32,545,501	100.0%	Total Uses	$32,545,501	100.0%

(1)	Total Occupancy and Owned Occupancy include two tenants (Sage Dental: 3,000 SF and Amazing Lash: 2,009 SF) which have executed a lease but have not taken occupancy or begun paying rent. Sage Dental is anticipated to take occupancy and begin paying rent in July 2017. Amazing Lash is anticipated to take occupancy and begin paying rent in October 2017. We cannot assure you that these tenants will take occupancy or begin paying rent as anticipated or at all. Total Occupancy and Owned Occupancy excluding these tenant are both 94.8%.

(2)	Ernest W. Livingston, Jr. is the non-recourse carveout guarantor under The Plaza Loan.

(3)	Upfront other reserve represents reserve for unfunded obligations (approximately $152,180 for tenant improvements and approximately $48,001 for gap rent for Sage Dental and Amazing Lash). See “—Escrows” below.

The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions) at The Plaza Property:

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	Total Rent	Total Rent $ per SF	Lease Expiration	Tenant Sales $ per SF	Occupancy Cost	Renewal / Extension Options
Anchors
LA Fitness	NR / NR / NR	45,000	46.4%	Yes	$1,283,568	$28.52	9/1/2022	NA	NA	3, 5-year options
Total Anchors		45,000	46.4%

Occupied In-line		51,960	53.6%	Yes	$1,811,541	$34.86
Vacant Spaces		0	0.0%	NA	$0	$0.00

Total Owned SF		96,960	100.0%
Total SF		96,960	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

 A-3-112

THE PLAZA

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at The Plaza Property:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF(2)	Occupancy Cost	Lease Expiration	Renewal / Extension Options
LA Fitness	NR / NR / NR	45,000	46.4%	$1,062,000	41.0%	$23.60	NA	NA	9/1/2022	3, 5-year options
Provina’s Italian Restaurant	NR / NR / NR	6,894	7.1	225,158	8.7	32.66	$281	13.4%	10/31/2022	1, 5-year option
Shogun Japanese Steakhouse	NR / NR / NR	6,600	6.8	209,088	8.1	31.68	$196	19.3%	9/30/2017	2, 5-year options
Einstein Bros. Bagels	NR / NR / NR	3,200	3.3	124,096	4.8	38.78	NA	NA	11/14/2017	2, 5-year options
Dxl Men’s Apparel	NR / NR / NR	6,600	6.8	123,750	4.8	18.75	NA	NA	12/31/2024	3, 5-year options
Bonefish Grill	NR / NR / BB	5,000	5.2	121,000	4.7	24.20	$538	5.4%	11/30/2017	4, 5-year options
Massage Envy	NR / NR / NR	3,200	3.3	116,128	4.5	36.29	$568	7.5%	7/2/2027	NA
Jos. A Bank	NR / B3 / B	4,151	4.3	112,326	4.3	27.06	$321	10.0%	4/30/2021	2, 5-year options
Panda Express	NR / NR / NR	2,200	2.3	91,960	3.5	41.80	$757	6.2%	11/30/2017	4, 5-year options
Sage Dental(3)	NR / NR / NR	3,000	3.1	81,885	3.2	27.30	NA	NA	2/28/2027	2, 5-year options
Largest Tenants		85,845	88.5%	$2,267,391	87.5%	$26.41
Remaining Owned Tenants(4)		11,115	11.5	323,741	12.5	29.13
Vacant Spaces (Owned Space)		0	0.0	0	0.0	0.00
Totals / Wtd. Avg. Tenants		96,960	100.0%	$2,591,132	100.0%	$26.72

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Tenant sales are as of December 31, 2016.

(3)	Sage Dental has an executed lease but has not taken occupancy or begun paying rent. Sage Dental is anticipated to take occupancy and begin paying rent in July 2017. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all.

(4)	Remaining Owned Tenants includes one tenant Amazing Lash totaling 2,009 SF that has an executed lease but has not taken occupancy or begun paying rent. Amazing Lash is anticipated to take occupancy and begin paying rent in October 2017. We cannot assure you that this tenant will take occupancy or begin paying rent as anticipated or at all.

The following table presents certain information relating to the lease rollover schedule at The Plaza Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2017	17,000	17.5	17.5%	546,144	21.1	32.13	4
2018	1,400	1.4	19.0%	34,666	1.3	24.76	1
2019	3,506	3.6	22.6%	100,687	3.9	28.72	2
2020	1,200	1.2	23.8%	39,849	1.5	33.21	1
2021	5,551	5.7	29.6%	150,126	5.8	27.04	2
2022	55,503	57.2	86.8%	1,397,898	53.9	25.19	4
2023	0	0.0	86.8%	0	0.0	0.00	0
2024	6,600	6.8	93.6%	123,750	4.8	18.75	1
2025	0	0.0	93.6%	0	0.0	0.00	0
2026	0	0.0	93.6%	0	0.0	0.00	0
2027	6,200	6.4	100.0%	198,013	7.6	31.94	2
2028 & Thereafter	0	0.0	100.0%	0	0.0	0.00	0
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	96,960	100.0%		$2,591,132	100.0%	$26.72	17

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at The Plaza Property:

Historical Leased %(1)

2014	2015	2016
100.0%	100.0%	97.9%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

 A-3-113

THE PLAZA

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Plaza Property:

Cash Flow Analysis(1)

	2014	2015	2016	Underwritten(2)	Underwritten $ per SF
Base Rent	$2,268,748	$2,402,990	$2,377,199	$2,591,132	$26.72
Total Reimbursement Revenue	460,952	448,777	474,102	503,977	5.20
Other Revenue	21,000	22,142	21,000	21,000	0.22
Gross Revenue	$2,750,699	$2,873,909	$2,872,300	$3,116,109	$32.14
Vacancy Loss	0	0	0	(155,805)	(1.61)
Effective Gross Income	$2,750,699	$2,873,909	$2,872,300	$2,960,303	$30.53

Total Operating Expenses	$521,274	$520,966	$526,796	$570,317	$5.88

Net Operating Income	$2,229,426	$2,352,943	$2,345,504	$2,389,986	$24.65
TI/LC	0	0	0	92,112	0.95
Capital Expenditures	0	0	0	19,392	0.20
Net Cash Flow	$2,229,426	$2,352,943	$2,345,504	$2,278,482	$23.50

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of February 1, 2017 and contractual rent steps through May 31, 2018.

 A-3-114

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 A-3-115

RIVER RANCH

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City/State)	Lafayette, Louisiana	Cut-off Date Principal Balance		$18,681,450
Property Type	Mixed Use	Cut-off Date Principal Balance per SF		$132.77
Size (SF)	140,701	Percentage of Initial Pool Balance		1.9%
Total Occupancy as of 1/1/2017	93.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/1/2017	93.3%	Type of Security		Fee Simple
Year Built / Latest Renovation	2001-2006 / NAP	Mortgage Rate		4.8800%
Appraised Value	$26,550,000	Original Term to Maturity (Months)		120
		Original Amortization Term (Months)		360
		Original Interest Only Period (Months)		NAP
		Borrower Sponsors(1)	Rodney L. Savoy and Robert Gagnard
Underwritten Revenues	$2,716,636
Underwritten Expenses	$816,806	Escrows
Underwritten Net Operating Income (NOI)	$1,899,830		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$1,807,112	Taxes	$71,272	$17,818
Cut-off Date LTV Ratio	70.4%	Insurance	$77,554	$12,926
Maturity Date LTV Ratio	57.8%	Replacement Reserves	$0	$1,993
DSCR Based on Underwritten NOI / NCF	1.60x / 1.52x	TI/LC	$500,000	$0
Debt Yield Based on Underwritten NOI / NCF	10.2% / 9.7%	Other(2)	$21,950	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$18,725,000	62.5%	Loan Payoff	$28,874,122	96.4%
Principal’s New Cash Contribution	11,216,110	37.5	Reserves	670,776	2.2
			Closing Costs	396,213	1.3

Total Sources	$29,941,110	100.0%	Total Uses	$29,941,110	100.0%

(1)	Rodney L. Savoy and Robert Gagnard are the non-recourse carveout guarantors under the River Ranch Loan.

(2)	Upfront other reserve includes a $21,950 deferred maintenance escrow.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the River Ranch Property:

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	Total Rent	Total Rent $per SF	Owned Anchor Tenant Lease Expiration	Tenant Sales $per SF	Occupancy Cost	Renewal / Extension Options
Anchors
Paul Michael Company	NR / NR / NR	33,130	23.5%	Yes	$369,165	$11.14	9/30/2022	$101	11.0%	3, 5-year options
The Fresh Market	NR / B3 / B	22,100	15.7	Yes	$390,340	$17.66	11/30/2022	$551	3.2%	5, 5-year options
Total Anchors		55,230	39.2%

Occupied In-line		55,635	39.5%	Yes	$1,561,074	$28.06
Occupied Outparcel		11,593	8.2%	Yes	$271,257	$23.40
Occupied Other		8,801	6.3%	Yes	$124,500	$14.15
Vacant Spaces		9,442	6.7%	Yes	$194,064	$20.55

Total Owned SF		140,701	100.0%
Total SF		140,701	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

 A-3-116

RIVER RANCH

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the River Ranch Property based on initial lease expiration dates:

Ten Largest Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $per SF	Tenant Sales $per SF	Occupancy Cost	Lease Expiration	Renewal / Extension Options
Paul Michael Company	NR / NR / NR	33,130	23.5%	$339,250	14.7%	$10.24	$101	11.0%	9/30/2022	3, 5-year options
The Fresh Market	NR / B3 / B	22,100	15.7	298,350	12.9	13.50	$551	3.2%	11/30/2022	5, 5-year options
Ann Taylor	NR / NR / NR	6,000	4.3	168,000	7.3	28.00	NA	NA	1/31/2022	NA
Backpacker	NR / NR / NR	7,304	5.2	165,260	7.2	22.63	NA	NA	10/31/2017	1, 5-year option
Bonefish Grill	NR / NR / NR	5,240	3.7	114,127	5.0	21.78	$625	4.4%	11/30/2020	2, 5-year options
Kiki	NR / NR / NR	4,326	3.1	108,150	4.7	25.00	NA	NA	11/30/2021	NA
Lafayette Health Ventures	NR / NR / NR	3,594	2.6	95,097	4.1	26.46	NA	NA	1/15/2019	1, 5-year option
Jos A. Bank	NR / NR / NR	4,011	2.9	88,242	3.8	22.00	$283	9.7%	2/28/2022	2, 5-year options
Another Broken Egg	NR / NR / NR	4,228	3.0	86,087	3.7	20.36	NA	NA	12/31/2017	1, 5-year option
LeMarche Antiques	NR / NR / NR	3,899	2.8	83,282	3.6	21.36	NA	NA	10/31/2018	1, 5-year option
Ten Largest Tenants		93,832	66.7%	$1,545,845	67.1%	$16.47
Remaining Owned Tenants		37,427	26.6	759,072	32.9	20.28
Vacant Spaces (Owned Space)		9,442	6.7	0	0.0	0.00
Totals / Wtd. Avg. Tenants		140,701	100.0%	$2,304,917	100.0%	$17.56

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the River Ranch Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $per SF	# of Expiring Leases
MTM	3,209	2.3%	2.3%	$53,100	2.3%	$16.55	2
2017	21,378	15.2	17.5%	441,153	19.1	20.64	8
2018	7,397	5.3	22.7%	163,991	7.1	22.17	4
2019	8,570	6.1	28.8%	198,441	8.6	23.16	3
2020	11,596	8.2	37.1%	255,271	11.1	22.01	6
2021	6,904	4.9	42.0%	168,836	7.3	24.45	2
2022	68,105	48.4	90.4%	953,254	41.4	14.00	5
2023	0	0.0	90.4%	0	0.0	0.00	0
2024	0	0.0	90.4%	0	0.0	0.00	0
2025	4,100	2.9	93.3%	70,872	3.1	17.29	1
2026	0	0.0	93.3%	0	0.0	0.00	0
2027	0	0.0	93.3%	0	0.0	0.00	0
2028 & Thereafter	0	0.0	93.3%	0	0.0	0.00	0
Vacant	9,442	6.7	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	140,701	100.0%		$2,304,917	100.0%	$17.56	31

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.

The following table presents certain information relating to historical occupancy at the River Ranch Property:

Historical Leased % (1)

2014	2015	2016
97.0%	98.0%	95.0%

(1)	As provided by the borrower and reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

 A-3-117

RIVER RANCH

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the River Ranch Property:

Cash Flow Analysis(1)

	2014	2015	2016	Underwritten(2)	Underwritten $per SF
Base Rent	$2,368,240	$2,315,097	$2,279,566	$2,304,917	$16.38
Overage / Percentage Rent	0	0	0	29,915	0.21
Total Reimbursement Revenue	292,207	319,843	348,918	381,504	2.71
Market Revenue from Vacant Units	0	0	0	194,064	1.38
Other Revenue	1,881	0	300	300	0.00
Gross Revenue	$2,662,328	$2,634,939	$2,628,784	$2,910,700	$20.69
Vacancy Loss	0	0	0	(194,064)	(1.38)
Credit Loss	0	0	0	0	0.00
Effective Gross Income	$2,662,328	$2,634,939	$2,628,784	$2,716,636	$19.31

Total Operating Expenses	$768,539	$778,933	$785,865	$816,806	$5.81

Net Operating Income	$1,893,789	$1,856,007	$1,842,919	$1,899,830	$13.50
TI/LC	0	0		68,799	0.49
Capital Expenditures	0	0		23,919	0.17
Net Cash Flow	$1,893,789	$1,856,007	$1,842,919	$1,807,112	$12.84

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow based on contractual rents as of January 1, 2017 and contractual rent steps through May 31, 2018.

 A-3-118

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 A-3-119

HOLIDAY INN CHARLESTON

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GSMC
Location (City/State)	Charleston, South Carolina	Cut-off Date Principal Balance	$17,477,195
Property Type	Hospitality	Cut-off Date Principal Balance per Room	$145,643.29
Size (Rooms)	120	Percentage of Initial Pool Balance	1.8%
Total TTM Occupancy as of 2/28/2017	80.1%	Number of Related Mortgage Loans	None
Owned TTM Occupancy as of 2/28/2017	80.1%	Type of Security	Fee Simple
Year Built / Latest Renovation	2013 / NAP	Mortgage Rate	4.5575%
Appraised Value	$30,100,000	Original Term to Maturity (Months)	120
Original Amortization Term (Months)	360
Original Interest Only Period (Months)	NAP
Borrower Sponsor(1)	Various
Underwritten Revenues	$6,760,423
Underwritten Expenses	$4,003,421	Escrows
Underwritten Net Operating Income (NOI)	$2,757,002	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,486,585	Taxes	$98,800	$24,700
Cut-off Date LTV Ratio	58.1%	Insurance	$0	$0
Maturity Date LTV Ratio	47.1%	Replacement Reserves	$0	$22,535
DSCR Based on Underwritten NOI / NCF	2.57x / 2.32x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	15.8% / 14.2%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$17,500,000	100.0%	Loan Payoff	$15,213,051	86.9%
Principal Equity Distribution	1,917,707	11.0
Closing Costs	270,442	1.5
Reserves	98,800	0.6

Total Sources	$17,500,000	100.0%	Total Uses	$17,500,000	100.0%

(1)	Pratapkumar B. Patel, Yogendrakumar H. Patel, Jayshree Patel, Rashmi Patel, Urvashi H. Patel, Urvashi H. Patel, as Trustee of The Hasmukh Patel Revocable Living Trust Dated September 24, 2015, Yogendrakumar H. Patel, as Trustee of The Yogendrakumar Patel Revocable Living Trust Dated December 16, 2015, Jayshree Patel, as Trustee of The Jayshree Patel Revocable Living Trust Dated December 16, 2015, Pratapkumar Patel, as Trustee of The Pratapkumar Patel Revocable Living Trust Dated December 21, 2015, Rashmi Patel, as Trustee of The Rashmi Patel Revocable Living Trust Dated December 21, 2015 and Urvashi H. Patel, as Trustee of The Urvashi Patel Revocable Living Trust Dated October 8, 2015 are the non-recourse carveout guarantors under the Holiday Inn Charleston Loan.

2016 Accommodated Room Night Demand(1)

Property	Meeting and Group	Leisure	Commercial	Extended-Stay
Holiday Inn Charleston	19%	39%	36%	6%

(1)	Source: Appraisal.

The following table presents certain information relating to the penetration rates relating to the Holiday Inn Charleston Property and various market segments, as provided in the February 2017 travel research report:

Penetration Rates(1)

	Occupancy	ADR	RevPAR
TTM February 2015	93.9%	90.2%	84.7%
TTM February 2016	98.4%	90.5%	89.0%
TTM February 2017	98.6%	89.9%	88.6%

(1)	Source: February 2017 travel research report.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Holiday Inn Charleston Property:

Holiday Inn Charleston(1)

	2014	2015	2016	TTM 2/28/2017
Occupancy	79.8%	78.6%	78.3%	80.1%
ADR	$163.64	$172.66	$169.12	$168.18
RevPAR	$130.57	$135.70	$132.45	$134.76

(1)	As provided by the borrower and represents averages for the indicated periods.

 A-3-120

HOLIDAY INN CHARLESTON

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Holiday Inn Charleston Property:

Cash Flow Analysis(1)

	2014	2015	2016(2)	TTM 2/28/2017	Underwritten	Underwritten $ per Room
Rooms Revenue	$5,718,812	$5,943,459	$5,817,281	$5,918,714	$5,902,542	$49,188
Food & Beverage Revenue	475,390	455,900	425,499	462,129	460,866	3,841
Other Operating Departments Revenue(3)	364,867	369,913	403,872	398,102	397,014	3,308
Total Revenue	$6,559,069	$6,769,272	$6,646,652	$6,778,944	$6,760,423	$56,337

Room Expense	$886,360	$815,022	$762,706	$778,818	$776,690	$6,472
Food & Beverage Expense	670,235	615,696	596,161	608,981	607,317	5,061
Other Operating Departments Expense	228,655	212,162	236,970	240,358	239,702	1,998
Total Departmental Expense	$1,785,250	$1,642,881	$1,595,837	$1,628,158	$1,623,709	$13,531
Total Undistributed Expense	1,983,043	2,052,375	2,050,214	2,049,658	2,043,917	17,033
Total Fixed Expense	310,499	333,513	353,731	356,853	335,795	2,798
Total Operating Expenses	$4,078,793	$4,028,769	$3,999,782	$4,034,669	$4,003,421	$33,362

Net Operating Income	$2,480,276	$2,740,504	$2,646,871	$2,744,275	$2,757,002	$22,975
FF&E	262,363	270,771	271,158	271,158	270,417	2,253
Net Cash Flow	$2,217,913	$2,469,733	$2,375,713	$2,473,118	$2,486,585	$20,722

(1)	Certain items such as straight line rent, interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	In 2016, performance at the property was disrupted by Hurricane Matthew which made landfall in October. The borrower sponsors estimates the hurricane disruption resulted in the loss of $80,000 of revenue.

(3)	Other Operating Departments Revenue includes revenue primarily from valet parking, meeting room, market sales, sundry services, baggage handling and dry cleaning.

 A-3-121

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Distribution Detail	2
Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset
Representations Reviewer
GS Mortgage Securities Corporation II	Midland Loan Services, a Division of PNC Bank,	Midland Loan Services, a Division of PNC Bank,	Pentalpha Surveillance LLC
	National Association	National Association
200 West Street	10851 Mastin Street, Suite 300	10851 Mastin Street, Suite 300	375 North French Road
New York, NY 10282	Overland Park, KS 66210	Overland Park, KS 66210	Suite 100
Amherst, NY 14228

Contact: Leah Nivison	Contact: Heather Wagner	Contact: Heather Wagner	Contact: Don Simon
Phone Number: (212) 902-1000	Phone Number: (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Distribution Detail

Class/Interest	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Retained Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Factor Detail

Class/Interest	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-AB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Retained Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class/Interest	Accrual Dates	Accrual Days	Accrued Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Interest	Distributable Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-AB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Retained Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Other Required Information

Certificate Available Funds (1)	0.00

Retained Interest Available Funds (1)	0.00

		Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
Controlling Class Information			Reduction	ASER	App. Reduction
Controlling Class:			Effected	Amount	Date
Effective as of: mm/dd/yyyy

		Total
(1) The Certificate Available Funds and the Retained Interest Available Funds include any Prepayment Premiums.

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Net Prepayment Interest Shortfall	0.00		Surveillance LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.
Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code							(2) Resolution Strategy Code								(3) Modification Code
MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total
(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code
1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	GS Mortgage Securities Trust 2017-GS6 Commercial Mortgage Pass-Through Certificates Series 2017-GS6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	6/12/17
8480 Stagecoach Circle		Record Date:	5/31/17
Frederick, MD 21701-4747		Determination Date:	6/6/17

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com, specifically under the “Risk Retention Compliance” tab for the GSMS 2017-GS6 transaction, certain Information provided to the Certificate Administrator regarding compliance with the Credit Risk Retention Rules. Investors should refer to the Certificate Administrator’s website for all such information.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of [____] (the “Pooling and Servicing Agreement”), among [_______].
Transaction: GS Mortgage Securities Trust 2017-GS6, Commercial Mortgage Pass-Through Certificates, Series 2017-GS6
Operating Advisor: [____]
Special Servicer as of December 31, [__]: [_______]
Directing Holder: [_______]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

2.	Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Holder to the Operating Advisor concurrently with delivery to the Directing Holder.

3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

a.	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

 ________

 ________

 ________

 ________

b.	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

 ________

 ________

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis

[1]	This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “platform-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

●	[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.	Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

The mortgage loan seller will make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex D-1. Prior to the execution of the related final mortgage loan purchase agreement (the “MLPA”), there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus.

The MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Sponsor), participation or pledge, and the Sponsor had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment, or similar agreement, any Other PSA with respect to a Non-Serviced Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid

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as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Sponsor in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Sponsor’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Sponsor’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such

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property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan constitutes a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group; and (g) if the related Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Sponsor thereunder and no claims have been paid thereunder. Neither the Sponsor, nor to the Sponsor’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement, the Sponsor has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Sponsor has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications,

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each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Sponsor or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than thirteen months prior to the Cut-off Date. To the Sponsor’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Sponsor’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Sponsor’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each Mortgage Loan are in the possession, or under the control, of the Sponsor or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Sponsor to Depositor or its servicer.

(15)	No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged

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Property, the Mortgagor or other considerations determined by the Sponsor to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by the Mortgage Loan Seller for comparable mortgage loans intended for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage

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Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Sponsor.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Sponsor’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Sponsor.

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the

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adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Sponsor’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)	Local Law Compliance. To the Sponsor’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Sponsor’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Sponsor for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or

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persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or related Whole Loan)outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or related Whole Loan).

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No Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The Mortgage Loan documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Sponsor’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity

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units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth on Annex D-2, or (vii) as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as set forth on an exhibit to the applicable Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with

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defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Sponsor, its successors and assigns, the Sponsor represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii)  is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)       The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)       The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Sponsor’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would

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result in a material default under the terms of such Ground Lease and to the Sponsor’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)       The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)       Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Sponsor with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Sponsor (or the related originator if the Sponsor was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Sponsor’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged

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Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Sponsor in this Annex D-1 (including, but not limited to, the prior sentence). No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Sponsor’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another Mortgage Loan.

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Sponsor’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Sponsor’s knowledge, had no interest, direct or indirect, in the Mortgaged

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Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained in the Mortgage Loan Schedule.

(43)	Cross-Collateralization. Except with respect to a Mortgage Loan that is part of a Whole Loan no Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex D-2.

(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by the Sponsor to the related Mortgagor other than in accordance with the Loan Documents, and, to the Sponsor’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Sponsor nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Lien; Valid Assignment	GSK R&D Centre (Loan No. 5)	Tenant doing business as “GSK” has a right of first offer, to lease any available space at the adjacent property and at the Mortgaged Property. In conjunction with the acquisition of the Mortgaged Property, the Mortgagor and adjacent property owner granted reciprocal lien rights if there is a violation of the right of first offer.

(5) Lien; Valid Assignment	Ericsson North American HQ (Loan No. 9)	Tenant doing business as “Ericsson” has a right of first offer related to the sale of its leased premises. The related right does not apply in the context of a foreclosure, deed-in-lieu or other exercise of remedies under the Mortgage Loan documents.

(6) Permitted Liens; Title Insurance	GSK R&D Centre (Loan No. 5)	See exceptions to Representations and Warranties #5 above.

(6) Permitted Liens; Title Insurance	Ericsson North American HQ (Loan No. 9)	See exceptions to Representations and Warranties #5 above.

(10) Condition of Property	U.S. Industrial Portfolio (Loan No. 4)	The related engineering reports are each dated between December 3 and December 14, 2015, which is more than 16 months prior to the Cut-off Date.

(16) Insurance

All Mortgage Loans except for:

1999 Avenue of the Stars
(Loan No. 1)

U.S. Industrial Portfolio
(Loan No. 4)

GSK R&D Centre
(Loan No. 5)

CH2M Global Headquarters (Loan No. 6)

Mack-Cali Short Hills Office Portfolio
(Loan No. 7)

One West 34th Street
(Loan No. 10)

The threshold used in the Mortgage Loan documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is 5% of the original principal balance of the Mortgage Loan, instead of the then outstanding principal amount of the Mortgage Loan.

(16) Insurance	1999 Avenue of the Stars (Loan No. 1)	The threshold used in the Mortgage Loan documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is a fixed amount, instead of the then outstanding principal amount of the Mortgage Loan.

 D-2-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(16) Insurance	Lafayette Centre (Loan No. 2) Pentagon Center (Loan No. 3) Redlands Town Center (Loan No. 8) The Gramercy (Loan No. 11) The Plaza (Loan No. 13)	All policies may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best).

(16) Insurance	CH2M Global Headquarters (Loan No. 6) Lafayette Centre (Loan No. 2) Pentagon Center (Loan No. 3)	The Mortgagor is permitted to maintain a portion of the property coverage with Starr Surplus Lines Insurance Company in its current participation amount and position within the syndicate, provided that (x) the A.M. Best rating of Starr is not withdrawn or downgraded below the rating in effect with as of the Mortgage Loan and (y) at renewal of the current policy term, the Mortgagor replaces Starr with an insurance company meeting the rating requirements set forth above.
(16) Insurance	U.S. Industrial Portfolio (Loan No. 4)	All policies are required to be issued by one or more insurers having a rating of at least “A-” by S&P, or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings, and all such carriers have claims-paying ability ratings of not less than “BBB+” by S&P and “A: X” by A.M. Best.

(16) Insurance	GSK R&D Centre (Loan No. 5) CH2M Global Headquarters (Loan No. 6) Ericsson North American HQ (Loan No. 9) Best Buy Danvers (Loan No. 32)	The Mortgagor is entitled to rely on certain insurance coverages provided by the sole tenant at the Mortgaged Property, provided certain conditions set forth in the Mortgage Loan documents are satisfied.

(16) Insurance	CH2M Global Headquarters (Loan No. 6)	All policies of insurance are required to be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A-” by S&P, and all such insurers are required to have ratings of not less than “BBB+” by S&P).

(16) Insurance	Mack-Cali Short Hills Office Portfolio (Loan No. 7)	The Mortgagor’s interest in a specific parcel of the Mortgaged Property is the “Office Unit” in a two-unit condominium. The other unit is referred to as the “Hotel Unit” and the Hotel Unit is currently being operated as a Hilton brand hotel and is not part of the collateral. Pursuant to the condominium documents, in the event a casualty or condemnation occurs that affects both a unit and the general common elements, all proceeds are required to be deposited with an insurance trustee appointed by the condominium association and the proceeds will be pooled and paid: (i) first, to repair the general common elements and (ii) second, to repair the applicable unit. If a casualty or condemnation occurs which affects both units and the general common elements (and the total proceeds are insufficient to achieve a full restoration), the proceeds are required to be pooled and distributed as follows: (i) first, to restore the general common elements and (ii) second, to each owner on a pari passu basis based on the cost of restoration of each unit.

 D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(16) Insurance	Ericsson North American HQ (Loan No. 9)

All policies are required to be issued by one or more insurers having a rating of at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best), or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings, and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by A.M. Best).

Under the terms of the Ericsson North America HQ loan agreement, if the lender has the right or option thereunder to apply loss proceeds to pay down the outstanding principal or other amounts owed pursuant to the Mortgage Loan documents, but any controlling provision in the Ericsson lease or any approved substitute lease requires application thereof to the restoration of the Mortgaged Property or any portion thereof or use of such loss proceeds in another manner, then the lender is required to disburse such loss proceeds to the extent required to enable the Mortgagor to satisfy its obligations under the Ericsson lease or any approved substitute lease for the entirety of the leased premises demised under such lease.

(16) Insurance	634 Second Street (Loan No. 12)	All policies of insurance may be issued by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layer of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s, if Moody’s rates such insurer and is rating the Certificates, and all such insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s, if Moody’s rates such insurer and is rating the Certificates).

(16) Insurance	Lakeview Boulevard (Loan No. 18)	The Mortgagor may rely on the insurance provided by Genmark Automation, a California corporation, so long as such insurance satisfies the requirements set forth in the Mortgage Loan documents.

(16) Insurance	200 Livingston Street (Loan No. 27)	The Mortgagors may rely on the insurance provided by the condominium board of managers in lieu of providing separate insurance that covers the Mortgaged Property so long as such insurance meets the requirements set forth in the Mortgage Loan documents.

Under the condominium documents, insurance proceeds are payable to the condominium board of managers (if $1,000,000 or less) or to the insurance trustee (if greater than $1,000,000).

(17) Access; Utilities; Separate Tax Lots	U.S. Industrial Portfolio (Loan No. 4)	One Mortgagor previously owned a vacant, non-income producing outparcel adjacent to the Mortgaged Property. The outparcel is not a separate tax lot however, (i) the Mortgagor is required to cause a separate tax lot to be established prior to any applicable deadline for accomplishing the same prior to the 2017 tax year, and (ii) the Mortgagor has reserved with the lender the amount of taxes payable with respect to such parcel over the ensuing 12 months following origination. The lender may require that the Mortgagor replenish such escrow (in an amount reasonably estimated by the lender) on each subsequent anniversary of the origination date, until such evidence of separate tax parcel is delivered to the lender.

(17) Access; Utilities; Separate Tax Lots	Northern Trust Plaza (Loan No. 20)	The Mortgaged Property is currently part of larger tax parcels. The Mortgagor is responsible for paying the taxes for all of the tax parcels, including the adjacent parcels owned by affiliates, until the Mortgaged Property is separately assessed. The Mortgagor is obligated to make an application after the origination date to create separate tax parcels.

 D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(25) Licenses and Permits	One West 34th Street (Loan No. 10)	Tenant doing business as “Duane Reade” occupies a total of 11,075 sf at one of constituent buildings (358 Fifth Avenue) comprising the Mortgaged Property, including 7,596 sf of lower level space and 3,479 sf of mezzanine level space, at a total annual rent of $1,950,000. While the lower level space is fully permitted, the tenant has not obtained permanent certificates of occupancy for the mezzanine space despite having filed plans, completing the related work, and subsequently occupying the space in 2002. The mezzanine space represents approximately 1.7% of the gross leasable area, and the related appraiser-estimated market rent represents approximately 1.2% of the underwritten revenue for the Mortgaged Property. The appraisal likewise indicates that the tenant’s current rent is below-market. Actual occupancy is 95.9%, and the underwritten occupancy is 95.0%. The building architect has advised that the remaining requirements to obtain a temporary certificate of occupancy (TCO) would include reinstatement of the related application to permit the applicable use, and final inspection and approval from the New York City Department of Buildings (DOB) upon completion of any additional work required by the permit. The architect estimated approximately $30,000 (for payment to an expeditor) and up to 9 months to obtain a TCO, and then up to 6 additional months after obtaining the TCO to obtain a permanent certificate of occupancy (PCO). It is the tenant’s obligation to obtain the TCO and PCO pursuant to the terms of its lease, and its failing to obtain such approvals does not give rise to any tenant remedies. While there has been no enforcement action by the DOB to date, it does have the authority to issue administrative fines until the necessary approvals are obtained. The Mortgage Loan documents include a borrower covenant to use commercially reasonable efforts to obtain and thereafter maintain a TCO and PCO, including enforcing the terms of the lease with Duane Reade, and further provide that the SPE borrower-only is personally liable for losses related to the property’s failure to have a valid and unexpired TCO or PCO.

(26) Recourse Obligations	U.S. Industrial Portfolio (Loan No. 4)	Recourse carveouts do not include misappropriation of condemnation proceeds.

(26) Recourse Obligations	Mack-Cali Short Hills Office Portfolio (Loan No. 7)	The liability of the guarantor of the Mortgage Loan is limited to the following: (i) execution of an environmental indemnity and (ii) until such time as the Mortgagor delivers an agreement addressing the distribution of insurance proceeds in the event a casualty or condemnation affecting both a specific parcel of the Mortgaged Property and a general common element is delivered (see exceptions to Representations and Warranties #16 above), any losses incurred by the lender in the event any portion of the casualty or condemnation proceeds applicable to the Mortgagor’s interest in such parcel of the Mortgaged Property are applied for any purpose other than payment of the Mortgage Loan or restoration of the Mortgagor’s interest in the Mortgaged Property.

(26) Recourse Obligations	One West 34th Street (Loan No. 10)	With respect to clause (iii): (1) the failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers do not trigger full recourse (but would only be an event of default as set forth in article 10 of the loan agreement) and (2) a prohibited transfer which occurs solely on account of a change of control of the Mortgagor or any SPE component entity resulting from the death of a natural person will not trigger full recourse provided a qualified replacement control party replaces such deceased natural person within thirty (30) days of the occurrence of such death, and thereafter controls the Mortgagor.

 D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(31) Single-Purpose Entity	U.S. Industrial Portfolio (Loan No. 4)	One Mortgagor previously owned a vacant, non-income producing outparcel adjacent to the Mortgaged Property. The outparcel is not a separate tax lot however, (i) the Mortgagor is required to cause a separate tax lot to be established prior to any applicable deadline for accomplishing the same prior to the 2017 tax year, and (ii) the Mortgagor has reserved with the lender the amount of taxes payable with respect to such parcel over the ensuing 12 months following origination. The lender may require that the Mortgagor replenish such escrow (in an amount reasonably estimated by the lender) on each subsequent anniversary of the origination date, until such evidence of separate tax parcel is delivered to the lender.

(31) Single-Purpose Entity	Best Buy Danvers (Loan No. 32)	The Mortgagor previously owned certain real property prior to the origination date which is not collateral for the Mortgage Loan and does not comprise the Mortgaged Property.

(31) Single-Purpose Entity	The Gramercy (Loan No. 11) The Plaza (Loan No. 13)	The Mortgagor was not required to deliver a non-consolidation opinion as of the origination of the Mortgage Loan.

(39) Organization of Mortgagor	Lafayette Centre (Loan No. 2) Pentagon Center (Loan No. 3)	The Mortgagors under each of the related Mortgage Loans are affiliates of each other.

(39) Organization of Mortgagor	Shoppes at Albertville (Loan No. 19) Shoppes at Northgate (Loan No. 24)	The Mortgagors under each of the related Mortgage Loans are affiliates of each other.

(40) Environmental Conditions	Holiday Inn Charleston (Loan No. 15)	There is a recognized environmental condition on the Mortgaged Property related to the prior existence of underground storage tanks that were removed in 1993 and 2010 prior to the development of the Mortgaged Property as a hotel. The applicable governmental authority has identified the responsible party (i.e., Everready Cap Company) which previously operated at the Mortgaged Property. The governmental authority, through the State Underground Petroleum Environmental Response Bank Account, has agreed to cover the ongoing assessment and rehabilitation activities at the Mortgaged Property up to an amount not to exceed $1,000,000.

(41) Appraisal	U.S. Industrial Portfolio (Loan No. 4)	The related appraisals are each dated December 15, 2015, which is more than 6 months prior to the Mortgage Loan origination date.

 D-2-5

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ANNEX E

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance ($)
Closing Date	29,390,000.00
6/10/2017	29,390,000.00
7/10/2017	29,390,000.00
8/10/2017	29,390,000.00
9/10/2017	29,390,000.00
10/10/2017	29,390,000.00
11/10/2017	29,390,000.00
12/10/2017	29,390,000.00
1/10/2018	29,390,000.00
2/10/2018	29,390,000.00
3/10/2018	29,390,000.00
4/10/2018	29,390,000.00
5/10/2018	29,390,000.00
6/10/2018	29,390,000.00
7/10/2018	29,390,000.00
8/10/2018	29,390,000.00
9/10/2018	29,390,000.00
10/10/2018	29,390,000.00
11/10/2018	29,390,000.00
12/10/2018	29,390,000.00
1/10/2019	29,390,000.00
2/10/2019	29,390,000.00
3/10/2019	29,390,000.00
4/10/2019	29,390,000.00
5/10/2019	29,390,000.00
6/10/2019	29,390,000.00
7/10/2019	29,390,000.00
8/10/2019	29,390,000.00
9/10/2019	29,390,000.00
10/10/2019	29,390,000.00
11/10/2019	29,390,000.00
12/10/2019	29,390,000.00
1/10/2020	29,390,000.00
2/10/2020	29,390,000.00
3/10/2020	29,390,000.00
4/10/2020	29,390,000.00
5/10/2020	29,390,000.00
6/10/2020	29,390,000.00
7/10/2020	29,390,000.00
8/10/2020	29,390,000.00
9/10/2020	29,390,000.00
10/10/2020	29,390,000.00
11/10/2020	29,390,000.00
12/10/2020	29,390,000.00
1/10/2021	29,390,000.00
2/10/2021	29,390,000.00
3/10/2021	29,390,000.00
4/10/2021	29,390,000.00
5/10/2021	29,390,000.00
6/10/2021	29,390,000.00
7/10/2021	29,390,000.00
8/10/2021	29,390,000.00
9/10/2021	29,390,000.00
10/10/2021	29,390,000.00
11/10/2021	29,390,000.00
12/10/2021	29,390,000.00
1/10/2022	29,390,000.00
Distribution Date	Balance ($)
2/10/2022	29,390,000.00
3/10/2022	29,390,000.00
4/10/2022	29,390,000.00
5/10/2022	29,389,650.71
6/10/2022	28,890,315.75
7/10/2022	28,343,989.42
8/10/2022	27,840,677.87
9/10/2022	27,335,456.88
10/10/2022	26,783,411.40
11/10/2022	26,274,166.99
12/10/2022	25,718,212.16
1/10/2023	25,204,912.30
2/10/2023	24,689,662.67
3/10/2023	24,038,707.85
4/10/2023	23,518,994.86
5/10/2023	22,952,868.25
6/10/2023	22,429,016.48
7/10/2023	21,858,868.43
8/10/2023	21,330,844.94
9/10/2023	20,800,812.24
10/10/2023	20,224,658.50
11/10/2023	19,690,404.89
12/10/2023	19,110,149.90
1/10/2024	18,571,641.77
2/10/2024	18,031,082.10
3/10/2024	17,400,937.07
4/10/2024	16,855,895.94
5/10/2024	16,265,159.26
6/10/2024	15,715,777.74
7/10/2024	15,120,823.72
8/10/2024	14,567,067.25
9/10/2024	14,011,197.67
10/10/2024	13,409,939.55
11/10/2024	12,849,643.38
12/10/2024	12,244,084.16
1/10/2025	11,679,326.15
2/10/2025	11,112,410.61
3/10/2025	10,414,601.39
4/10/2025	9,842,824.71
5/10/2025	9,226,110.44
6/10/2025	8,649,780.51
7/10/2025	8,028,642.09
8/10/2025	7,447,722.66
9/10/2025	6,864,580.44
10/10/2025	6,236,822.85
11/10/2025	5,649,036.89
12/10/2025	5,016,767.22
1/10/2026	4,424,300.54
2/10/2026	3,829,564.44
3/10/2026	3,106,525.50
4/10/2026	2,506,714.01
5/10/2026	1,862,759.73
6/10/2026	1,258,171.77
7/10/2026	609,576.42
8/10/2026	173.95
9/10/2026 and thereafter	0.00

 E-1

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates and Retained Interest	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	21
Risk Factors	51
Description of the Mortgage Pool	125
Transaction Parties	214
Credit Risk Retention	236
Description of the Certificates	241
Description of the Mortgage Loan Purchase Agreement	275
Pooling and Servicing Agreement	284
Certain Legal Aspects of Mortgage Loans	392
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	407
Pending Legal Proceedings Involving Transaction Parties	408
Use of Proceeds	408
Yield, Prepayment and Maturity Considerations	408
Material Federal Income Tax Considerations	420
Certain State and Local Tax Considerations	432
Method of Distribution (Underwriter)	432
Incorporation of Certain Information by Reference	433
Where You Can Find More Information	434
Financial Information	434
Certain ERISA Considerations	435
Legal Investment	438
Legal Matters	439
Ratings	439
Index of Defined Terms	442

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$826,272,000
(Approximate)

GS Mortgage Securities
Corporation II
Depositor

GS Mortgage Securities Trust
2017-GS6
(Central Index Key Number 0001704459)
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2017-GS6

Class A-1	$15,431,000
Class A-2	$250,000,000
Class A-3	$359,651,000
Class A-AB	$29,390,000
Class X-A	$738,619,000
Class X-B	$87,653,000
Class A-S	$84,147,000
Class B	$45,579,000
Class C	$42,074,000

PROSPECTUS

Goldman Sachs & Co. LLC
Lead Manager and Sole Bookrunner

Academy Securities

Drexel Hamilton
Co-Managers

May 22, 2017